Exhibit F
     This communication does not constitute an offer to purchase or exchange or the solicitation of an offer to sell or exchange any securities of Gemalto N.V. (“Gemalto”) or an offer to sell or exchange or the solicitation of an offer to buy or exchange any securities of Gemplus International S.A. (“Gemplus”).
     Any solicitation of offers to buy any Gemplus shares in the exchange offer will only be made pursuant to a prospectus/offer to exchange and related offer materials that Gemalto expects to make available to holders of Gemplus securities. Investors and security holders are strongly advised to read, when they become available, the prospectus/offer to exchange and related exchange offer materials, as well as any amendments and supplements to those documents because they will contain important information.
     The Gemalto securities referred to herein that will be issued in connection with the exchange offer have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption. The Gemalto securities are intended to be made available within the United States in connection with the exchange offer pursuant to an exemption from the registration requirements of the Securities Act.
     The exchange offer will relate to the securities of a non-U.S. company and will be subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in this document will be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.
     It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Gemalto and Gemplus have their corporate headquarters outside of the United States, and some or all of their officers and directors may be residents of foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

GEMALTO N.V.
(formerly Axalto Holding N.V.)
(a public company with limited liability incorporated under the laws of the Netherlands, with its corporate seat in
Amsterdam and address at Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam,
the Netherlands)
ADMISSION TO TRADING ON EUROLIST BY EURONEXT PARIS OF 21,985,104
ORDINARY SHARES WITH A NOMINAL VALUE OF €1.00 PER SHARE
This prospectus is published in connection with the admission to trading (the “Admission to Trading”), at the request of Gemalto N.V., previously named Axalto Holding N.V. (“Gemalto” or the “Issuer”), of 21,985,104 newly issued ordinary shares (the “New Shares”) on Eurolist by Euronext Paris.
This prospectus does not constitute an offering of shares by or on behalf of Gemalto.
The New Shares have been issued in connection with the combination of the Issuer and Gemplus International S.A. For more information on this combination, see Part I — “The Combination” beginning on page 12 of this prospectus.
As of the date of this prospectus, 40,578,435 ordinary shares of the Issuer (the “Existing Shares”) are admitted to trading on Eurolist by Euronext Paris under the trading symbol “GTO”. The Issuer expects that the Admission to Trading of the New Shares will occur promptly upon the provision by the AFM of a notification of the approval of this prospectus, together with a copy of the approved prospectus, to the French Autorité des marchés financiers (the “French AMF”).
INVESTING IN GEMALTO’S SHARES INVOLVES RISKS.
SEE ‘‘RISK FACTORS’’ BEGINNING ON PAGE 1 OF THIS PROSPECTUS
TO READ ABOUT THESE RISKS.
This document constitutes a prospectus for the purposes of Article 3 of the European ‘Prospectus” Directive (2003/71/EC) and has been prepared in accordance with Article 3 of the Dutch Securities Act 1995 (Wet Toezicht Effectenverkeer 1995) and the rules promulgated thereunder. This prospectus has been filed with and approved by the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten, the “AFM”) on June 30, 2006.
FINANCIAL ADVISOR TO THE ISSUER IN CONNECTION WITH
THE COMBINATION OF GEMALTO AND GEMPLUS
DEUTSCHE BANK AG
Prospectus dated June 30, 2006
This prospectus is available from the website of the Issuer (www.gemalto.com) as well as free of charge upon request to the Issuer at the following address: Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands

Important Notice
Deutsche Bank AG has acted as the Issuer’s financial advisor in connection with the Combination (as defined below), and Deutsche Bank AG, Paris branch (collectively with Deutsche Bank AG, “Deutsche Bank”) is acting as presenting bank (établissement présentateur) of the Offer (as defined below). Deutsche Bank shall not be responsible for any and all information contained in this prospectus relating to the Issuer, its business, assets, operations, financial condition, capitalization and prospects. Other than the information set forth in Part I — “The Combination” of this prospectus, Deutsche Bank has not separately verified the information contained herein and no representation, warranty or undertaking, express or implied, is made and no liability accepted by Deutsche Bank as to the accuracy or completeness of such information. Each person reviewing this prospectus acknowledges that such person has not relied on Deutsche Bank or any of its affiliates in connection with its investigations of the information contained herein (other than the information contained in Part I — “The Combination” of this prospectus).

Table of Contents

				Page
SUMMARY				1
RISK FACTORS				1
1.		RISKS RELATING TO THE ISSUER’S BUSINESS		1
	1.1.		Risks relating to growth of the mobile communication and financial services applications	1
	1.2.		Uncertainties relating to certain applications still in an early stage of development	1
	1.3.		Risks relating to the rapid development of microprocessor card technology	2
	1.4.		Risks relating to the availability of chips, the key component of microprocessor cards	2
	1.5.		Risks relating to the optimization of chip card production capacity	2
	1.6.		Risks relating to the failure to satisfy the standards and criteria of industry organizations to which the Issuer’s customers belong	3
	1.7.		Risks relating to the protection of confidential information and prepaid cards	3
	1.8.		Risks relating to manufacturing defects in the Issuer’s products	3
	1.9.		Risks relating to the protection of intellectual property rights	4
	1.10.		Risks relating to the development of third-party technologies and increases in licensing costs	4
	1.11.		Risks relating to the seasonal nature of sales in the mobile communication segment	4
	1.12.		Market risks	5
		1.12.1.	Currency risks	5
		1.12.2.	Liquidity risks	5
	1.13.		Risks relating to the Issuer’s international activities	5
	1.14.		Risks relating to acquisitions and joint ventures	6
	1.15.		Risks relating to environmental, health and safety regulations	6
2.		RISKS RELATING TO THE ISSUER’S INDUSTRY		6
	2.1.		Risks relating to competition	6
	2.2.		Risks relating to technological developments	7
	2.3.		Risks relating to the decoding of encryption programs	7
3.		RISKS RELATING TO THE REORGANIZATION OF THE ISSUER AND ITS OPERATING AS AN INDEPENDENT ENTITY		7
	3.1.		Risks relating to the Separation Agreement with Schlumberger	7
	3.2.		Risks relating to Gemalto’s financing	8
	3.3.		Dependence on the core management team and key personnel	8
4.		RISKS RELATING TO THE NEW SHARES AND THE COMBINATION		8
	4.1.		Market fluctuations may reduce the market value of the New Shares as the Combination’s exchange ratio is fixed	8
	4.2.		The integration of Gemalto and Gemplus may be difficult and expensive and may not result in the benefits currently expected	9
	4.3.		Regulatory authorities have imposed additional conditions that could reduce the expected benefits of the Combination and may affect the price of the Shares	9
	4.4.		Change of control provisions in Gemplus’ agreements may result in adverse consequences for Gemalto	9
	4.5.		Results of Gemalto’s operations may differ significantly from the unaudited pro forma condensed combined financial information relating to the Combination included in this prospectus	10

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	4.6.		If the Offer is not successfully consummated for any reason, Gemalto will remain the holder of 43.44% of Gemplus’ share capital and 43.49% of Gemplus’ voting rights, which could impede Gemalto’s ability to realize the full benefits of the Combination	10
	4.7.		The market value of Gemalto shares could decline upon the increase in its shares available for sale or if one of its significant shareholders sold a substantial number of Gemalto shares	11
PART I. THE COMBINATION				12
PART II. INFORMATION REGARDING THE ISSUER				17
1.		PERSONS RESPONSIBLE		17
	1.1.		Persons responsible for the information given in the prospectus	17
	1.2.		Declaration by those responsible for the prospectus	17
2.		AUDITORS		17
	2.1.		Names and addresses of the auditors	17
		2.1.1.	Statutory Auditors of the financial statements of Gemalto N.V.	17
		2.1.2.	Auditors of the consolidated financial statements of Gemalto N.V. prepared
			in accordance with IFRS as adopted by the European Union	17
3.		SELECTED FINANCIAL INFORMATION		17
4.		RISK FACTORS		19
5.		INFORMATION ABOUT THE ISSUER		19
	5.1.		History and development of the Issuer	19
		5.1.1.	Legal and commercial name of the Issuer	19
		5.1.2.	Place of registration of the Issuer and its registration number	19
		5.1.3.	Date of incorporation and length of life of the Issuer	19
		5.1.4.	Domicile, legal form and applicable legislation	19
		5.1.5.	Important events in the development of the Issuer’s business	21
	5.2.		Investments	22
6.		BUSINESS OVERVIEW		23
	6.1.		Principal activities	26
		6.1.1.	Description of the nature of the Issuer’s operations and its principal activities	26
		6.1.1.1.	Overview of Gemalto’s technology	26
		6.1.1.2.	Production	31
		6.1.2.	Significant new products and/or services	33
	6.2.		Principal markets	33
		6.2.1.	Presentation of the market for cards and point-of-sale terminals	33
		6.2.1.1.	Cards	34
		6.2.1.2.	Emerging applications	41
		6.2.1.3.	Point-of-sale terminals	41
		6.2.2.	Description of Gemalto’s business lines	42
		6.2.2.1.	Cards	43
		6.2.2.2.	Point-of-sale terminals and hardware	50
		6.2.3.	Geographical presence	50
	6.3.		No exceptional factors	50
	6.4.		Intellectual property	51
	6.5.		Statements relating to competitive position	51
	6.6.		Quality, security and standards	53
	6.7.		Internal controls	55
	6.8.		Applicable regulations: export controls, environmental matters	55
	6.9.		Suppliers	56
	6.10.		Customers	57
	6.11.		Sales and marketing	58
	6.12.		Insurance and risk coverage	58
		6.12.1.	Insurance and risk prevention policy	58
		6.12.2.	Organization	58
		6.12.3.	Main insurance policies	59

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		6.12.4.	Global budget and risk retention	60
7.		ORGANIZATIONAL STRUCTURE		60
	7.1.		Description of the group and the Issuer’s position within it	60
	7.2.		List of the Issuer’s significant subsidiaries	60
8.		PROPERTY, PLANTS AND EQUIPMENT		62
	8.1.		Material tangible fixed assets, including leased properties, and any major encumbrances thereon	62
	8.2.		Environmental issues that may affect the Issuer’s utilization of the tangible fixed assets	62
9.		OPERATING AND FINANCIAL REVIEW		62
	9.1.		Introduction	62
	9.2.		Principal factors affecting revenue	63
	9.3.		Principal factors affecting gross profit	67
	9.4.		Other factors affecting results of operations	69
	9.5.		First-time adoption of IFRS	71
	9.6.		Results of operations for the three years ended December 31, 2003, 2004 and 2005	72
		9.6.1.	Year ended December 31, 2004 compared with year ended December 31, 2005	74
		9.6.2.	Year ended December 31, 2003 compared with year ended December 31, 2004	78
	9.7.		Off-balance sheet commitments	82
	9.8.		Market risks	82
	9.9.		Critical accounting policies and estimates	84
	9.10.		Recent accounting pronouncements	85
	9.11.		changes or effects on the issuer’s financial condition and operating results	85
10.		CAPITAL RESOURCES		86
	10.1.		Short and long term capital resources	86
	10.2.		Sources and amounts of the Issuer’s cash flows	86
	10.3.		Borrowing requirements and funding structure of the Issuer	88
	10.4.		Restrictions on the use of capital resources	88
	10.5.		Anticipated sources of funds needed to fulfill commitments involving future investments and material tangible fixed assets	89
11.		RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES		89
12.		TREND INFORMATION		89
	12.1.		Significant recent trends in production, sales and inventory, and costs and selling prices	89
	12.2.		Known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Issuer’s prospects for at least the current financial year	90
13.		PROFIT FORECASTS OR ESTIMATES		90
14.		ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT		91
	14.1.		Identification of Administrative, Management, and Supervisory Bodies and Senior Management	91
		14.1.1.	Executive Chairman and Chief Executive Officer	91
		14.1.2.	Board of Directors	92
		14.1.3.	Senior management	96
		14.1.4.	Family relationships	101
		14.1.5.	Legal information	101
	14.2.		Conflicts of interests	101
15.		REMUNERATION AND BENEFITS		102
	15.1.		Amount of remuneration paid and benefits granted to members of the Administrative, Management, and Supervisory Bodies and Senior Management	102
		15.1.1.	Remuneration of the members of the Board of Directors and the senior management	102
		15.1.2.	Stock options granted to and exercised by each executive director	104
		15.1.3.	Stock options exercised by executive directors in 2005	105

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		15.1.4.	Information on agreements with members of the Board of Directors and/or
			senior management	105
		15.1.5.	Shares and stock options held by members of the Board of Directors and
			senior management	105
		15.1.6.	Loans and guarantees granted to members of the Issuer’s Board of Directors
			or senior management	105
	15.2.		Pension, retirement or similar benefits	105
16.		BOARD PRACTICES		105
	16.1.		Board of Directors: appointment, role of members, functioning and organization	106
	16.2.		Current terms of office	110
	16.3.		Members of the administrative, management or supervisory bodies’ service contracts with the Issuer or any of its subsidiaries providing for benefits upon termination of employment	110
	16.4.		The committees	111
		16.4.1.	Audit Committee	111
		16.4.2.	Compensation Committee	112
		16.4.3.	Nomination and Governance Committee	114
		16.4.4.	Strategy and M&A Committee	115
		16.4.5.	Corporate governance	115
		16.4.6.	Internal control	118
		16.4.6.1.	Preparation, organization and work done by the Board of Directors	119
		16.4.6.2.	Internal control within the Gemalto group	119
17.		EMPLOYEES		122
	17.1.		Number of Employees	122
	17.2.		Shareholdings and stock options	123
	17.3.		Arrangements for involving the employees in the capital of the Issuer	123
		17.3.1.	Employee profit-sharing and incentive plans	123
		17.3.2.	Issues of stock to employees	124
		17.3.3.	Employee stock option plans	124
		17.3.4.	Stock options granted to the top ten senior management (excluding
			directors) and stock options exercised by the top ten senior management
			(excluding directors)	125
		17.3.5.	Historical data on stock options granted to employees (excluding the top
			ten senior management and excluding directors) and stock options exercised by
			employees (excluding the top ten senior management and directors)	126
18.		MAJOR SHAREHOLDERS		126
	18.1.		Identification of Shareholders	126
		18.1.1.	Current breakdown of share capital	126
		18.1.2.	Breakdown of share capital after completion of the Offer	127
	18.2.		Whether the Issuer’s major shareholders have different voting rights, or an appropriate negative statement	127
	18.3.		Control of the Issuer	127
	18.4.		Arrangements which may result in a change in control of the Issuer	127
19.		RELATED PARTY TRANSACTIONS		127
20.		FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES		128
	20.1.		Audited consolidated financial statements for the period ended December 31, 2005	130
		20.1.1.	Consolidated balance sheets for the period ended December 31, 2005	130
		20.1.2.	Consolidated income statements for the period ended December 31, 2005	131
		20.1.3.	Consolidated statements of changes in shareholders’ equity for the period ended December 31, 2005	132
		20.1.4.	Consolidated statements of cash flows for the period ended December 31, 2005	133
		20.1.5.	Notes to the consolidated financial statements for the period ended December 31, 2005	133
		20.1.6.	Independent auditors’ report on the consolidated financial statements	172

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21.		ADDITIONAL INFORMATION		295
	21.1.		Share capital	295
		21.1.1.	Amount of issued share capital	295
		21.1.1.1.	Authorized and issued share capital	295
		21.1.2.	Number and main characteristics of any shares not representing capital	296
		21.1.3.	Number, book value and face value of shares in the Issuer held by or on behalf of the Issuer itself or by subsidiaries of the Issuer	296
		21.1.4.	Convertible securities, exchangeable securities or securities with warrants	296
		21.1.5.	Any acquisition rights and or obligations over authorized but unissued capital or an undertaking to increase the capital	296
		21.1.6.	Capital of any member of the group which is under option or agreed conditionally or unconditionally to be put under option	296
		21.1.7.	History of the share capital	297
	21.2.		Memorandum and Articles of Association	299
		21.2.1.	The Issuer’s objects and purposes	299
		21.2.2.	Summary of any provisions of the Issuer’s Articles of Association, statutes, charter or bylaws with respect to the members of the administrative, management and supervisory bodies	299
		21.2.3.	Rights, preferences and restrictions attaching to each class of the Existing Shares	299
		21.2.4.	Action necessary to change the rights of holders of the Shares	300
		21.2.5.	Annual general meetings and extraordinary general meetings of shareholders	300
		21.2.6.	Provisions of the Issuer’s Articles of Association, statutes, charter or bylaws that would have an effect of delaying, deferring or preventing a change in control of the Issuer	302
		21.2.7.	Ownership threshold above which shareholder ownership must be disclosed	303
		21.2.8.	Conditions governing changes in the capital	304
22.		MATERIAL CONTRACTS		304
23.		THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTEREST		308
24.		DOCUMENTS ON DISPLAY		308
25.		INFORMATION ON HOLDINGS		309
PART III. INFORMATION REGARDING THE NEW SHARES				310
1.		PERSONS RESPONSIBLE		310
2.		RISK FACTORS		310
3.		KEY INFORMATION		310
	3.1.		Working capital Statement	310
	3.2.		Capitalization and indebtedness	310
		3.2.1.	Capitalization and Indebtedness	310
		3.2.2.	Net liquidity/(indebtedness)	310
	3.3.		Interest of natural and legal persons involved in the issue	311
	3.4.		Reasons for the Admission to Trading	311
4.		INFORMATION CONCERNING THE NEW SHARES TO BE ADMITTED TO TRADING		311
	4.1.		Description of the type and the class of the New Shares being Admitted to Trading — isin	311
	4.2.		Legislation under which the New Shares have been created	312
	4.3.		Indication of whether the New Shares are in registered form or bearer form and whether the New Shares are in certificated form or book-entry form	312
	4.4.		Currency of the New Shares	312
	4.5.		Description of the rights attached to the New Shares, including any limitations of those rights, and procedure for the exercise of those rights	312
	4.6.		Statement of the resolutions, authorizations and approvals by virtue of which the New Shares have been issued	317
	4.7.		issue date of the New Shares and expected date of admission to trading	317
	4.8.		Restrictions on the free transferability of the New Shares	317

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	4.9.	Mandatory takeover bids and/or squeeze-out and sellout rules in relation to the New Shares	318
	4.10.	An indication of public takeover bids by third parties in respect of the Issuer’s equity, which have occurred during the last financial year and the current financial year.	320
	4.11.	Information concerning withholding taxes	320
5.		PLAN OF DISTRIBUTION OF THE NEW SHARES AND THE EXCHANGE RATIO FOR THE NEW SHARES	320
	5.1.	Plan of distribution and allotment	320
	5.2.	exchange ratio for the New Shares	321
6.		ADMISSION TO TRADING AND DEALING ARRANGEMENTS	321
	6.1.	Statement regarding the application for admission to trading on a regulated market	321
	6.2.	Regulated markets on which securities of the same class as the New Shares are already admitted to trading	321
	6.3.	Information concerning any simultaneous operations	321
	6.4.	Entities which have a firm commitment to act as intermediaries in secondary trading	321
	6.5.	Stabilization	321
7.		SELLING SECURITIES HOLDERS	321
8.		EXPENSE OF THE ISSUE	322
	8.1.	estimate of the total expenses of the issue	322
9.		DILUTION	322
10.		ADDITIONAL INFORMATION	323
	10.1.	Statement regarding the Issuer’s Financial Advisor	323
	10.2.	Auditors’ Report	323
	10.3.	Confirmation of Information Reproduced in the Securities Note	323
	10.4.	Third Party Sources	324

SUMMARY

This summary must be read as an introduction to this prospectus. Any decision to invest in any shares issued by the Issuer should be based on a consideration of this prospectus as a whole, including the documents incorporated by reference and the risks of investing in these shares set out in “Risk Factors”. This summary is not complete and does not contain all the information that you should consider in connection with any decision relating to the shares issued by the Issuer.
No civil liability will attach to us in respect of this summary, including the summary consolidated financial data included herein, or any translation thereof, unless it is misleading, inaccurate or inconsistent when read together with the other parts of this prospectus. Where a claim relating to information contained in this prospectus is brought before a court in a state within the European Economic Area, the plaintiff may, under the national legislation of the state where the claim is brought, be required to bear the costs of translating this prospectus before the legal proceedings are initiated.

1.	THE ISSUER
Gemalto is a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands. It is registered with the trade register of the Amsterdam Chamber of Commerce and Industry under number 27255026, and has its corporate seat in Amsterdam. Gemalto’s business address is Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands.
Gemalto was formerly known as “Axalto Holding N.V.” It changed its corporate name on June 2, 2006 upon completion of the Contribution in Kind (as defined below) in connection with the Combination (as defined below), according to a decision of its General Meeting of shareholders held on January 31, 2006.
Gemalto’s securities are not listed on a regulated market in the Netherlands. Its Existing Shares are listed on Eurolist by Euronext Paris. In this respect, certain French legislative and regulatory provisions also apply to the Issuer.
For a more detailed description of the Issuer and legislation and regulations applying to it, see Part II — Section 5 “Information about the Issuer” of this prospectus.

2.	THE NEW SHARES
Gemalto is applying for Admission to Trading on Eurolist by Euronext Paris of 21,985,104 New Shares representing approximately 35.14% of the share capital and 35.29% of the voting rights of Gemalto. The New Shares and the Existing Shares (the “Shares”) are all of the same class and are identical to each other.

2.1	Share Trading Information
Listing market:
The Issuer’s Existing Shares are admitted to trading on Eurolist by Euronext Paris.
Since September 1, 2005, the Issuer has been part of the SBF 120 index.
Share name, business sector, codes:

Share name:	Gemalto
ISIN code:	NL 0000400653
Symbol:	GTO
Euroclear/Clearstream common code:	019223973

I

Share registry services:
The Issuer’s shareholder register is kept by: Netherlands Management Company B.V. Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, the Netherlands.

2.2	authorized and issued share capital
The Issuer’s authorized share capital amounts to €150,000,000 and is divided into 150,000,000 shares, with a nominal value of €1 per share. As of the date of this prospectus, and following the issuance of the New Shares in the context of the Contribution in Kind (as defined below), the Issuer’s issued and paid-up share capital amounts to €62,563,539 consisting of 62,563,539 Shares.

3.	THE COMBINATION
The New Shares have been issued in connection with the completion of the first step of the combination (the “Combination”) of Gemalto, previously named Axalto Holding N.V., and Gemplus International S.A. (“Gemplus”), as described below.
On December 6, 2005 in Amsterdam, Gemalto and Gemplus entered into a Combination Agreement (the “Combination Agreement”) governed by French law pursuant to which the two companies agreed to a merger of equals.
The Boards of Directors of each company unanimously approved this merger of equals. The shareholders of Gemalto have also approved the Combination at a general meeting held on January 31, 2006. In addition, the two largest shareholders of Gemplus, the US investment firm Texas Pacific Group (“TPG”) and certain Quandt family entities (the “Quandt Family”), each approved the Combination and have also entered into the Combination Agreement.
The Combination is being completed in two distinct, successive steps:
•	an increase in the share capital of Gemalto through the Contribution in Kind (as defined below) to Gemalto of the entirety of the Gemplus shares held by TPG and the Quandt Entities (approximately 43.44% of the share capital and 43.49% of the voting rights of Gemplus), such Contribution in Kind having been completed on June 2, 2006 upon satisfaction of all conditions precedent thereto; and
•	upon completion of the Contribution in Kind, a voluntary public exchange offer (the “Offer”) filed with the French AMF on June 1, 2006 by the Issuer for the balance of the Gemplus shares that Gemalto does not already hold (approximately 56.44% of the share capital and 56.51% of the voting rights of Gemplus). Although the Offer has not yet commenced pending approval from the French AMF on the Offer document (note d’information), the French AMF has already declared the Offer acceptable (recevable) on June 13, 2006 pursuant to decision No. 206C1148.
As part of the first step of this Combination, TPG and the Quandt Family each respectively signed with Gemalto a Contribution Agreement (the “Contribution Agreements”) under the terms of which they irrevocably agreed to contribute to Gemalto, upon the satisfaction of certain conditions precedent, all Gemplus shares that they held, namely 159,305,600 shares representing approximately 25.18% of the share capital and 25.21% of the voting rights of Gemplus and 115,508,200 shares representing approximately 18.26% of the share capital and 18.28% of the voting rights of Gemplus respectively (the “Contribution in Kind”). The Contribution in Kind was in exchange for the New Shares issued through an increase in the share capital of Gemalto reserved to TPG and the Quandt Family which was carried out at the exchange ratio of 2 Gemalto New Shares for 25 contributed Gemplus shares, i.e. an aggregate of 21,985,104 New Shares representing approximately 35.14% of the share capital and 35.29% of the voting rights of Gemalto respectively allocated to TPG and the Quandt Family as follows: 12,744,448 New Shares representing approximately 20.37% of the share capital and 20.46% of the voting rights of Gemalto issued to TPG and 9,240,656 New Shares representing approximately 14.77% of the share capital and 14.83% of the voting rights of Gemalto issued to the Quandt Family.

II

See Part I — “The Combination” of this prospectus for a more detailed description of this operation.

4.	SELECTED FINANCIAL DATA
The tables below show the Issuer’s key annual financial data for the years ended December 31, 2004 and 2005, drawn from the financial statements shown in Part II — Sections 20.1.1 “Consolidated balance sheets ended December 31, 2005”, 20.1.2 “Consolidated income statements ended December 31, 2005” and 20.1.4 “Consolidated statements of cash flows ended December 31, 2005” of this prospectus. The financial data shown below should be read in connection with the financial statements mentioned above and with Part II — Sections 5.2 “Investments”, 9 “Operating and financial review” and 10 “Capital resources” of this prospectus.
Consolidated income statement data:

	Year ended December 31,
In thousands of US$	2004	2005
Revenue	960,427	992,332

Cost of sales	(644,635)	(671,537)

Gross profit	315,792	320,795
Operating expenses
Research and engineering	(64,108)	(67,340)
Sales and marketing	(110,823)	(114,226)
General and administrative	(56,257)	(59,000)
Other income, net	4,035	(224)

Operating income	88,639	80,005

Finance income (expenses), net	(6,044)	1,360
Share of profit (loss) of associates	262	1,145

Profit before income tax	82,857	82,510
Income tax expense	(25,878)	(23,243)

Profit for the period	56,979	59,267

Attributable to Equity holders of the company	56,291	57,072
Minority interest	688	2,195

Basic earnings per share (in US dollars)	1.40	1.41
Diluted earnings per share (in US dollars)	1.38	1.38
In thousands Average number of shares outstanding	40,295	40,423

Average number of shares outstanding assuming dilution	40,697	41,365
Consolidated balance sheets data:

	Year ended December 31,
In thousands of US$	2004	2005
Cash and cash equivalents	223,820	259,284
Trade and other receivables	250,409	230,959
Inventories	122,492	93,331

III

	Year ended December 31,
In thousands of US$	2004	2005
Goodwill	311,310	276,252
Intangible assets	26,557	21,732

Total assets	1,113,998	1,043,995

Borrowings (current portion)	8,592	1,835
Borrowings (non-current portion)	30,249	6,908

Minority interest	7,059	2,869
Capital & reserves attributable to company’s equity holders	702,220	698,759
Consolidated statements of cash flows ended December 31, 2004 and 2005:

	Year ended December 31,
In thousands of US$	2004	2005
Net cash provided by operating activities	170,378	106,153
Net cash used in investing activities	(36,734)	(33,391)
Net cash provided by (used in) financing activities	36,174	(34,360)

5.	SUMMARY OF ESSENTIAL RISK FACTORS
Gemalto’s investors and shareholders are urged to pay careful attention to the main risk factors highlighted below and described in “Risk Factors” beginning on page 1 of this prospectus.
Risks relating to the Issuer’s business
•	risks relating to growth of the mobile communication and financial services applications;
•	uncertainties relating to certain applications still in an early stage of development;
•	risks relating to the rapid development of microprocessor card technology;
•	risks relating to the availability of chips, the key component of microprocessor cards;
•	risks relating to the optimization of chip card production capacity;
•	risks relating to the failure to satisfy the standards and criteria of industry organizations to which the Issuer’s customers belong;
•	risks relating to the protection of confidential information and prepaid cards;
•	risks relating to manufacturing defects in the Issuer’s products;
•	risks relating to the protection of intellectual property rights;
•	risks relating to the development of third-party technologies and increases in licensing costs;
•	risks relating to the seasonal nature of sales in the mobile communication segment;
•	market risks;
•	risks relating to the Issuer’s international activities;
•	risks relating to acquisitions and joint ventures; and
•	risks relating to environmental, health and safety regulations.
Risks relating to the Issuer’s industry
•	risks relating to competition;
•	risks relating to technological developments; and
•	risks relating to the decoding of encryption programs.
Risks relating to the reorganization of the Issuer and its operating as an independent entity

IV

Risks relating to the New Shares and the Combination of Gemalto and Gemplus
•	market fluctuations may reduce the market value of the New Shares as the Combination’s exchange ratio is fixed;
•	the integration of Gemalto and Gemplus may be difficult and expensive and may not result in the benefits currently expected;
•	regulatory authorities have imposed additional conditions that could reduce the expected benefits of the Combination and may affect the price of the New Shares;
•	change of control provisions in Gemplus’ agreements may result in adverse consequences for Gemalto;
•	results of Gemalto’s operations may differ significantly from the unaudited pro forma condensed combined financial information relating to the Combination included in this prospectus;
•	if the Offer is not successfully consummated for any reason, Gemalto will remain the holder of 43.44% of Gemplus’ share capital and 43.49% of Gemplus’ voting rights, which could impede Gemalto’s ability to realize the full benefits of the Combination; and
•	the market value of Gemalto shares could decline upon the increase in its shares available for sale or if one of its significant shareholders sold a substantial number of Gemalto shares.
Any of these risks could adversely affect Gemalto’s business activity, its financial condition or the price of its Shares.
Other risks and uncertainties of which Gemalto is currently unaware or that it deems not to be significant, as of the date of this prospectus, could also adversely affect its business activities, financial condition and the price of its Shares. Notably, see Part II — Section 12 “Trend Information” of this prospectus.

6.	GEMALTO’S BUSINESS

6.1	Overview
Gemalto participates in the secure plastic card market on a worldwide basis, and in the point of sales terminals, computer software, security services and several other markets on a regional and local basis. The Issuer is the world leader of microprocessor card shipments, with a global presence and expertise in all major areas of microprocessor card applications. In 2004, it had a market share of 22.6%, compared with 20.4% for its nearest competitor. Thanks to its strong presence in countries with large populations and experiencing rapid growth, Gemalto is also the second-largest supplier of chip cards, which include both microprocessor and memory cards, providing 20.4% of the global volume of sales of chip card in 2004 (source: Gartner 2005).
In 2005, Gemalto generated revenue of $992 million and net income of $59 million.
Gemalto has two main business lines:
•	Cards, which includes chip card products, software and services sold for the following applications: Mobile Communication, Financial Services, Public Sector, Network Access, Prepaid phone communications and others; and
•	Point-of-sale terminals, which includes payment terminals, software, services and solutions sold to banks for their retail market.

6.2	Competitive strengths
Gemalto believes that its main competitive strengths are:
•	its ability to identify, assess and pursue market opportunities for new chip card products and services;
•	its balanced portfolio of products, including a strong presence in the mobile communication, financial services, public sector and network access businesses;
•	its presence in all of the world’s major areas of economic activity, allowing it to balance growth risks and seize opportunities as soon as they present themselves;

V

•	its ability to provide high quality, individually customized products in high volumes and at reduced prices;
•	its ability to produce and deliver rapidly on a local level thanks to its global presence, ‘virtual factory’ production concept and production and logistics expertise;
•	its ongoing commitment to research and development of secure microprocessor card applications, which is reflected by its long track record of successful innovation;
•	its significant intellectual property portfolio, which is actively managed in order to encourage market growth and the use of microprocessor cards, which are developed continually;
•	its experienced management team, which has ensured the growth of the business and developed defined, uniformly applied policies and processes to manage and develop its people. Gemalto encourages internal promotion, international experience, gender and cultural diversity and anticipates market trends and developments through targeted recruiting; and
•	its culture of excellence, customer service, innovation, time to market and profitability, as well as its creed of conducting business according to high ethical standards.

6.3	Strategy
The strategy of the new Gemalto entity resulting from the Combination will be based on the following principles:
•	the development and commercialization of high-end products (multimedia cards, mobile television, control of the use of digital components etc.);
•	the acceleration of SIM, USIM and RUIM based solutions as well as banking chip cards;
•	the implementation of partnerships and client-specific solutions;
•	the strengthening of client-dedicated research and development to achieve innovation and customized solutions for clients ;
•	the development of new markets in areas such as identity in the digital world, aimed at private clients and governmental agencies, depending on growth opportunities and with the combined research and development and sales and marketing efforts;
•	the improvement of industrial proceedings ;
•	a stronger efficiency in relations with suppliers ;
•	the constant search for efficiency and technological, industrial, commercial and financial synergies inside the new group.
Gemalto expects to be able to extend its product offering’s quality to its clients and to redefine what the industry and itself can offer in terms of products and secured platforms, to accelerate the development and promotion of new norms for new applications of its technologies and, more generally, to release new products and develop its manufacturing capacities.

7.	BOARD OF DIRECTORS AND SENIOR MANAGEMENT
Gemalto is managed by a Board of Directors (Bestuur), presided over by a Chairman (Bestuursvoorzitter), to be appointed by the Board of Directors from among its members. Pursuant to the Combination Agreement and according to a decision of Gemalto’s General Meeting of shareholders held on January 31, 2006 Gemalto’s Articles of Association have been modified to contain a transitional provision in connection with the Combination, pursuant to which the Issuer now has a director with the title of “Executive Chairman” (Executive Bestuursvoorzitter) who fulfills tasks that would otherwise be fulfilled by the Chairman of the Board. The Executive Chairman is appointed by the General Meeting of shareholders upon a proposal put forth by the Board of Directors. The function of Executive Bestuursvoorzitter exists for a period of 18 months starting on the date the appointment of an Executive Chairman has become effective (i.e. June 2, 2006) and ending 18 months later.
The effective date of appointment of the new directors by the General Meeting of shareholders held on January 31, 2006 was June 2, 2006. The effective date of appointment of Alex Mandl as Executive Chairman was June 2, 2006, for a period of 18 months, beginning on June 2, 2006 and ending on December 2, 2007.
The General Meeting of shareholders appoints the Chief Executive Officer, based on the proposal put forward by the Board of Directors. The Chief Executive Officer handles the day-to-day management of the Issuer and represents the Issuer with respect to third parties solely or together with all directors acting jointly.

VI

The Board of Directors
As at the date of completion of the Contribution in Kind, i.e. June 2, 2006, the composition of the Board of Directors was as follows:

	Current		Initially	Term	Principal functions and other offices
Name (Age)	Position	Independent	Appointed	Expires	held outside Gemalto
Alex Mandl (62)	Executive Chairman	No	2006	2008	Director of Gemplus

Olivier Piou (47)	Chief Executive Officer	No	2004	2008	Director of Gemplus

Kent Atkinson (60)	Director	Yes	2005	2009	Senior independent director and chairman of the audit committees of Coca-Cola HBC and telent plc, non-executive director and Chairman of the audit committees of Standard Life Assurance Company and of Standard Life’s Life and Pensions board and member of Standard Life’s investment committee

David Bonderman (63)	Director	No	2006	2009	Principal and General Partner, Texas Pacific Group

John de Wit (59)	Director	Yes	2004	2008	Board of Advice, Nextrategy, Boer & Croon B.V.

Geoffrey Fink (36)	Director	No	2006	2008	Partner, Texas Pacific Group

Johannes Fritz (51)	Director	No	2006	2009	Head of the Quandt family office

John Ormerod (57)	Director	Yes	2006	2009	Senior independent director and chairman of the audit committee of Misys, a UK listed software company, member of the Board and chairman of the audit committee of Transport for London, and member of the group audit committee of HBOS, a UK listed bank.

Michel Soublin (60)	Director	Yes	2004	2007	Member of the Supervisory Board of Atos Origin, Director of Gemplus

Arthur van der Poel (57)	Director	Yes	2004	2008	Chairman of the Board of Directors of MEDEA plus and member of the Supervisory Boards of ASML DHV and PSV Eindhoven
An eleventh member of the Board of Directors will be appointed at a future General Meeting of shareholders.

VII

The Senior Executive Officers
As of the date of this prospectus, Gemalto’s Senior Executive Officers are as follows:

Name	Age	Function
Alex Mandl	62	Executive Chairman
Olivier Piou	47	Chief Executive Officer
Charles Desmartis	48	Chief Financial Officer
Frans Spaargaren	50	Chief Administrative Officer
Jean-François Schreiber	33	Strategy and Ventures
Christophe Pagezy	47	Mergers and Acquisitions
Philippe Cabanettes	50	Human Resources
Jean-Pierre Charlet	52	General Counsel and Company Secretary
Ernest Berger	51	North America
Eric Claudel	40	Latin America
Teck Lee Tan	47	North Asia
Martin McCourt	44	South Asia
Jacques Seneca	46	Europe
Xavier Chanay	43	CIS, Middle East and Africa

8.	HOW TO OBTAIN ADDITIONAL INFORMATION
The Issuer’s Articles of Association are available for inspection in Dutch, English (unofficial translation) and French (unofficial translation) at the Issuer’s address at Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands and on the Issuer’s website (www.gemalto.com).
Minutes of the Issuer’s General Meetings of shareholders, the annual accounts and the annual report are available for inspection at the above address and on the Issuer’s website.

VIII

RISK FACTORS

1.	RISKS RELATING TO THE ISSUER’S BUSINESS

1.1.	Risks relating to growth of the mobile communication and financial services applications
Mobile communication products are characterized by declining sales prices over the life of these products, particularly as Gemalto and its competitors bring new, more advanced products. For this reason and in order to foster its future growth and profitability, the Issuer is targeting new opportunities in the mobile communication business that require high-end microprocessor cards. The Issuer intends to take advantage of the development of new value-added services, such as email access, internet browsing, mobile commerce, information services and video conferencing, which are now accessible thanks to new mobile communication standards, to provide increasingly sophisticated microprocessor cards and related software and services. The deployment of these new standards has been delayed, however, by the slowdown in the telecommunication industry since 2001, which has affected the Issuer’s revenues and profits in this sector over the past few years. The decline in prices attributable to product lifecycles has been exacerbated in recent years due to a number of factors, including general economic conditions, increased competition from local manufacturers, particularly in China, decreased demand from telecommunication companies, mobile communication operators stepping up their cost-cutting measures and overproduction of microprocessor cards. Despite signs that the slowdown in the global telecommunications industry has come to an end, this trend could continue as mobile communication operators increasingly focus on reducing their supply costs, including the cost of microprocessor cards. Delays in the deployment of new mobile communication standards or the development of new value-added services, consolidation between operators or slower than expected growth in the telecommunications industry may lead the Issuer to record lower revenue and profits in its mobile communications business than projected.
Regarding financial services, the Issuer hopes to achieve substantial growth in both its financial cards and its point-of-sale (“POS”) terminals businesses from the migration from existing magnetic card-based payment systems around the world to systems which rely on microprocessor card technology. An important driver of this change to microprocessor card-based systems will be migration to the Europay, MasterCard and Visa (“EMV”) standard. However, in markets in which magnetic stripe cards are widely used, there is a reluctance to switch to the EMV standard in view of the associated costs. Migration to the EMV standard has been delayed in several countries, while in other countries, such as the United States, there is currently no timetable for migration. Further delays or failure to migrate to EMV-compliant systems in these countries could result in lower than anticipated revenue and profits in this field of business. In addition, the migration to EMV-compliant systems has been accompanied in certain countries by severe pricing pressure due to the intense competition surrounding the migration, as most global and regional chip card manufacturers compete for large initial card orders from financial institutions at the time of migration. It has also led to the use of low-end cards rather than high-end cards, which generally generate higher margins. These trends could impact the Issuer’s revenues and profits in the financial cards applications.

1.2.	Uncertainties relating to certain applications still in an early stage of development
The use of microprocessor card technology is still uncertain in a number of applications that the Issuer considers to offer strong growth potential, particularly the public sector and access fields of business. Because these applications are in the early stages of development, currently there are no standard-setting bodies or market-wide standards or specifications that recommend or require the use of microprocessor card technology, as is the case in other more established applications such as mobile communication and financial cards. As a result, there are a number of competing technologies for a wide range of applications in these fields of business, including for identity, security, access and privacy applications, some of which could be given preference over microprocessor cards. In addition, the adoption of microprocessor card-based systems in the public sector market requires significant investment in infrastructure, including for the nationwide deployment of specialized terminals, servers and software for identity and healthcare applications and, to a lesser extent, for the implementation of contactless technology in the transportation sector. The decision to develop such systems is generally subject to lengthy governmental processes relating to budgeting, planning approvals and competitive bidding that can make microprocessor card technology less competitive than other technologies and hinder the widespread acceptance of the Issuer’s products. Given the scale of projects in this sector and the fact that chip cards are just one component of the system, Gemalto also forms partnerships with system integrators in bidding for certain contracts and its choice of systems integrators can affect its chances of being awarded a contract and consequently increasing its revenues and enhancing its profitability in the sector. Moreover, if the Issuer succeeds in winning contracts, it may be required to commit significant time and resources during the initial stages of each project without any expectation of revenue until future periods, which may make its profits more variable from period to period and adversely affect its share price. Finally, as Gemalto’s products are often tailored for particular projects and because the activity is still emerging, clear trends in pricing have yet to emerge. The Issuer may experience lower than anticipated prices due to intense competition in the bidding process or an overall decline in prices following the introduction of new products or technologies.

1.3.	Risks relating to the rapid development of microprocessor card technology
Gemalto’s principal fields of business are characterized by rapid technological change, continuous improvements in microprocessor chip technology, new applications, new standards, short product cycles and rapid changes in demand. While some of these developments relate to the card body, they more often affect the core secure software and chip technology that adds the most value to the Issuer’s products, such as new chip design concepts, the memory capacity and processing power of microprocessor cards and the software loaded on the chips. The rapid pace of technological change requires the Issuer to commit significant financial and managerial resources to research and engineering in order to introduce new products and improve its existing products as quickly as possible in order to remain competitive. If the Issuer were to fall behind its competitors, fail to keep up with technological developments due to a lack of sufficient or effective investment or make strategic errors, its products and services may become obsolete and it may not be able to maintain or expand its customer base.

1.4.	Risks relating to the availability of chips, the key component of microprocessor cards
Microprocessor card technology is based principally on microprocessor chips, which are manufactured by chip producers that also supply chips for a large number of other applications, such as personal computers, mobile phones, personal digital assistants and automobiles. Fluctuations in demand for chips have led in the past to shortages in chip supply, which in turn have led to increases in the price for chips and caused chip producers to allocate available chips more selectively among their customers. For example, during recent shortages, chip manufacturers have allocated products to clients in other industries, such as the automobile industry, rather than to chip card manufacturers. Certain chip producers that have started or may start in the future to manufacture microprocessor cards may decide in times of shortage to prioritize satisfying the supply needs of their own microprocessor card operations, which may further reduce supply sources. In addition, although the Issuer has made substantial efforts to diversify its chip suppliers with significant global production capacity, its largest chip supplier provides approximately one-third of its total chip requirements. Moreover, there are typically fewer suppliers of new, more advanced chips in the initial stages of commercial development of these new chips. For example, there are currently only six suppliers of chips with 128KB of erasable memory capacity and just three suppliers of the newest generation of chips with 256KB of erasable memory capacity that are available for use in commercial products. For these reasons, in times of shortage the Issuer may not be able to secure adequate supplies of chips at commercially acceptable prices. Certain suppliers may also fail to meet the required quality or delivery criteria, which could cause difficulties in fulfilling orders and responding to shifts in demand, which might cause the Issuer to record lower sales and to lose customers, and could impede it from improving its profitability by shifting the mix of products to include higher-value products that use high-end microprocessor chips. In addition, when a shortage or price increase relates to the chips used to produce higher-margin, value-added products, the Issuer’s operating margins may be adversely affected.

1.5.	Risks relating to the optimization of chip card production capacity
Because its activities are based on orders varying in size and requiring different delivery schedules, the Issuer needs to anticipate demand accurately and allocate its production capacity to such demand in order to meet delivery requirements, best recuperate its fixed costs and maximize its operating margins. In particular, it must make judgments about when and how to allocate production capacity so as to generate the highest margins and optimize the use of its facilities. Any failure to forecast demand accurately or to allocate or organize its production capacity optimally might adversely affect revenue and profitability. In addition, the Issuer must accurately forecast its own need for chips. If it overestimates its requirements, it might be left with high chip inventories that it may not be able to use or may need to use to produce products that could have been produced with less powerful and costly chips, which might lead it to record lower profits on these products.
Finally, recent contracts with customers can include clauses under which the Issuer will be responsible for indirect damages resulting from a breach of contract including, without limitation, penalties for failure to meet delivery schedules. If these clauses are invoked against the Issuer, it would likely need to defend against claims in court, which could be time consuming and expensive, and it might be found to be liable under such clauses.

1.6.	Risks relating to the failure to satisfy the standards and criteria of industry organizations to which the Issuer’s customers belong
Most of Gemalto’s customers, particularly in the financial services business, belong to industry organizations. Many of these organizations have issued their own set of standards and criteria relating to chip card manufacturers’ facilities and products, which must be satisfied in order to be eligible to supply products and services to these customers (see Part II — Section 6.6 “Quality, security and standards” of this prospectus). The Issuer must make significant investments in order to meet these standards and criteria, which tend to change over time. If it fails to meet these standards and criteria, the Issuer may become ineligible to provide products and services that have constituted in the past an important part of its revenue and profits.

1.7.	Risks relating to the protection of confidential information and prepaid cards
In connection with its personalization services, the Issuer routinely handles confidential information relating to its end customers. In the financial services business, for example, the Issuer receives information relating to the card user, including bank account numbers and credit or debit parameters, and generates the personal identification numbers that activate and allow use of the card. Although its personalization activities have been accredited the principal security certifications available from industry organizations and bodies, the Issuer cannot guarantee that it will be able to prevent every attempt, internal or external, to breach its security systems and misappropriate and fraudulently use confidential data. If this were to occur, the Issuer may be forced to defend itself against claims that it is liable for failure to protect confidential information adequately, which might be time consuming and expensive, even if its activities meet all of the security standards and criteria adopted by the industry. In addition, the Issuer also loads value onto prepaid cards, particularly prepaid phone cards, which it must protect from theft while they are in its custody. If these cards are stolen while in its custody, Gemalto’s customers may seek to hold it liable for the aggregate value amounts loaded onto the stolen cards. Finally, a breach of security systems could also adversely affect the Issuer’s reputation, particularly in the financial cards business and the public sector, which it has targeted as important drivers of its future growth.

1.8.	Risks relating to manufacturing defects in the Issuer’s products
Gemalto’s products and services, particularly new products and new versions of existing products, may contain manufacturing defects. As these products and services represent substantial investment and changes in business operations for its customers, serious defects or errors could harm the Issuer’s reputation and extend the time-to-market, while also requiring it to carry out expensive and time-consuming repairs.
Such manufacturing or functional defects could also cause losses to customers, in which case customers could attempt to seek compensation from the Issuer. These claims could be time-consuming and costly to defend and generate unfavorable publicity, causing the Issuer to lose customers. Although its sales and services agreements typically contain provisions designed to limit its exposure to product liability claims, certain laws or unfavorable judicial decisions could limit the effectiveness of these limitation of liability provisions. The Issuer also has product liability insurance that it believes is consistent with industry practice but it cannot guarantee that its present insurance coverage is sufficient to meet any product liability claim against the Issuer or that it will be able to obtain or maintain insurance on acceptable terms or at appropriate levels in the future.

1.9.	Risks relating to the protection of intellectual property rights
The Issuer’s success depends, in part, upon its proprietary technology and other intellectual property rights. If it is not able to defend its intellectual property rights successfully, the Issuer might lose positions and may no longer be able to license out use of these rights to its competitors. The Issuer may also be required to pay significant license fees to third parties to be able to use their technology.
To date, the Issuer has relied primarily on a combination of patent, trade secret and copyright laws, as well as nondisclosure and other contractual restrictions on copying, reverse engineering and distribution, to protect its intellectual property. It cannot guarantee, however, that in future these measures will be sufficient to protect its intellectual property rights or that it will be able to obtain all of the patents for which it applies. Furthermore, the Issuer’s patents may not cover the scope originally sought or offer meaningful protection. Litigation to enforce the Issuer’s intellectual property rights could result in substantial costs and may not be successful. In addition, the laws of certain countries may not protect its products and intellectual property rights to the same extent as the laws of the European Union or the United States. Any inability to protect its intellectual property rights could seriously harm the Issuer’s business, operating performance and financial situation.
Similarly, if third parties claim that the Issuer is infringing their intellectual property rights, the Issuer might be required to incur significant costs and devote substantial resources to defending such claims and ultimately might not be successful. If the Issuer is not successful in defending such claims, it may be forced to obtain licenses under terms that are not necessarily favorable and/or incur substantial liabilities, including indirect damages which are increasingly provided for in contracts with its customers. The Issuer may also be forced to suspend the sale of products or the use of production processes requiring such technologies.

1.10.	Risks relating to the development of third-party technologies and increases in licensing costs
The Issuer benefits from certain licenses, in particular for:
•	trademarks;
•	security and cryptography technology for card operating systems;
•	dual interface technology;
•	public key infrastructure (PKI) technology.
Technology providers often change their existing products by withdrawing old versions of existing products. The Issuer may not be able to adapt its products and services in a timely manner to accommodate such changes and might have to discontinue or change certain products and services. Changes in technology may also be accompanied by significant price increases, which would increase the Issuer’s costs and adversely affect its profitability.

1.11.	Risks relating to the seasonal nature of sales in the mobile communication segment
Gemalto generally earns most of its revenue in the mobile communication segment in the fourth quarter of each year. This is due to major promotions typically conducted by European and American mobile communication operators during the year end holiday season, resulting in higher sales of SIM card products. As a result of this seasonality, revenue, gross profit and operating result of Gemalto is usually significantly lower in the first semester than in the second. Also, negative developments in the fourth quarter of any year would be likely to have a disproportionate impact on operating income for the year, with very limited notice (see “Seasonality” under Part II — Section 9.4 “Other factors affecting results of operations” of this prospectus).

1.12.	Market risks

1.12.1.	Currency risks
Gemalto publishes its audited consolidated financial statements in US dollars. A significant proportion of its revenue, however, is generated in currencies other than US dollars or US dollar-linked currencies, in particular the euro and pounds sterling, the Brazilian real and the Mexican peso. In addition, a significant part of the cost of sale and expenses is generated in currencies other than US dollars. As a result, revenue and gross profit can be highly sensitive to exchange rate fluctuations, principally between the US dollar and the euro. The Issuer may have difficulty managing currency risks and such fluctuations could affect operating income from one year to the next and impact the Issuer’s share price (see “Impact of foreign currency exchange rates” under Part II — Section 9.4 “Other factors affecting results of operations”, “Management of exposure to exchange rate fluctuations” under Part II -Section 9.8 “Market risks” and notes 2 “Summary of significant accounting policies” and 18 “Derivative financial instruments” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus).

1.12.2.	Liquidity risks
In the past, the Issuer has financed its growth partly using liquidity generated by its operations and partly through financing from Schlumberger or external borrowing. Under the terms of Schlumberger’s commitments within the framework of the Separation Agreement (see Part II — Section 22 “Material contracts” of this prospectus), at the time of the IPO the Issuer had a net cash position of $45 million. The Issuer generated net cash flow from operating and investing activities of $133 million in 2004 and $73 million in 2005. At the end of 2005 the Issuer’s net cash position was $251 million. However, it cannot guarantee that the level of net cash will be enough to cover all of the Issuer’s future cash requirements under any circumstances (see Part II — Section 10.2 “Summary and amounts of the Issuer’s cash flows” and notes 2 “Summary of significant accounting policies” and 18 “Derivative financial instruments” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005”, respectively of this prospectus).

1.13.	Risks relating to the Issuer’s international activities
Given the international nature of its business, Gemalto is subject to a number of political, regulatory and trade risks, including:
•	restrictions on the repatriation of capital, in particular regulations relating to transfer pricing and withholding taxes on payments made by subsidiaries and joint ventures;
•	unexpected regulatory reforms;
•	customs duties, export controls and other trade barriers;
•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable in certain countries;
•	limited legal protection of intellectual property rights in certain countries;
•	social and political instability (in particular strikes and work stoppages).
The Issuer cannot guarantee that it will be able to manage these risks, many of which are outside its control, or that it will be able to ensure compliance with all applicable regulations without incurring additional costs.
In particular, the Issuer conducts a significant portion of its business in the People’s Republic of China, Russia and the CIS, South Asia, Africa and Latin America. Conducting business in some countries is subject to particular risks which may not arise in other parts of the world, particularly with regard to the regulation of certain prices, uncertainties regarding the application of laws to the industry, as well as the interpretation and enforcement of these laws, currency fluctuations and restrictions on conversion or repatriation of profits.

1.14.	Risks relating to acquisitions and joint ventures
Gemalto has in the past made acquisitions and entered into joint ventures. It may enter into acquisitions, joint ventures or strategic alliances in the future, which may require it to make potentially dilutive issuances of shares and incur debt. The allocation of the price paid to acquire a business usually leads to the revaluation of its existing assets, as well as the identification and recognition of new intangible assets, which results in additional amortization expenses that will reduce the income of the following periods. Transactions of this nature may also result, upon their completion or in the subsequent years, in charges related to the impairment of redundant or overvalued assets, such as, for example, the $25 million expense recorded in 2001 for in-process research and development following the acquisition of Bull-CP8 and the $93 million impairment charge recorded in the fourth quarter of 2002 relating to Bull-CP8’s patent portfolio and core and existing technologies. Furthermore, acquisitions and joint-ventures may also result in costly and disruptive restructurings. These events have had, and similar events in the future may have, an adverse effect on the Issuer’s operating performance, financial situation and share price. Acquisitions involve numerous other risks relating to integration, including the failure to achieve the expected benefits and synergies, the diversion of management’s attention from other business concerns and the loss of key employees. Joint ventures present the risk of conflicts of interest or strategy. Gemalto’s joint venture partners may also be unable to fulfill their obligations under the joint venture agreement or experience financial or other difficulties. If the Issuer is unable to manage all of these risks efficiently, it may be forced to incur extraordinary expenses or charges which may have an adverse effect on its financial situation.

1.15.	Risks relating to environmental, health and safety regulations
Gemalto’s production and personalization operations are subject to environmental, health and safety regulations including local, national and international laws and regulations relating to the handling, transportation, disposal and emission of hazardous wastes and materials such as ink. The Issuer generally does not maintain reserves for environmental remediation. Although it has adopted systems for identifying and managing potential environmental, health and safety liabilities, there can be no assurance that it has identified and is adequately addressing all potential sources of environmental, health and safety risks. As a result, the Issuer cannot guarantee that it will not incur environmental, health or safety losses or that any losses incurred will not have an adverse effect on its operating performance or its financial situation. In addition, potential changes in environmental, health and safety laws or regulations may have an adverse effect on its operating performance or its financial situation.

2.	RISKS RELATING TO THE ISSUER’S INDUSTRY

2.1.	Risks relating to competition
The secure plastic cards market is highly competitive. The Issuer expects competition to increase as existing segments mature and new segments are created. For example, in the mobile communication application, which is one of the largest fields of business for microprocessor cards, competition has become increasingly fierce for low-end microprocessor cards in all regions. This has led the Issuer and some of its competitors to seek to strengthen their positions by offering higher-end products for mobile communication and other applications that require a higher degree of sophistication and expertise. If the Issuer is not able to continue to compete successfully against current or future competitors, it will lose customers, which would affect its operating performance and financial situation.
Gemalto’s current main competitors include chip card producers such as Oberthur Card Systems and Giesecke & Devrient. In the SIM card and financial card fields of business, the Issuer also has to compete with regional manufacturers such as XponCard, MicroElectronica and AustriaCard, as well as local manufacturers, particularly in China such as Datang, Eastcom and Watchdata, which are seeking to leverage their positions in the Chinese market and expand internationally. In addition, as the number of applications for chip card products and services increases, the Issuer may experience competition from companies that are currently its suppliers and strategic partners. For example, chip manufacturers that currently supply it with the microprocessor chips used in Gemalto’s products, such as Infineon Technologies, Samsung and STMicroelectronics, could decide to start to manufacture chip cards through acquisitions or joint ventures, as evidenced most recently by STMicroelectronics’ acquisition of Incard, one of the Issuer’s competitors. Other potential competitors include:

•	operating system developers, such as Sun Microsystems and Microsoft;
•	electronic security product and service providers, such as Entrust, RSA Security and Verisign;
•	wireless device manufacturers such as Nokia, Ericsson and Motorola;
•	systems integrators such as IBM and EDS;
•	wireless infrastructure software providers, such as Amdocs, SmarTrust and Aether Systems.
Some of the Issuer’s current and potential competitors have greater financial and other resources, larger workforces (including research and engineering staff) and customer bases and greater name recognition. These competitors may be able to develop more attractive products and services which are priced more competitively. For example, some of its competitors have greater capabilities in the area of security printing and biometrics, which enables them to offer a broader range of products in these areas and which may serve as a better platform to develop further products. In addition, Gemalto’s competitors may be able to negotiate strategic partnerships on more favorable terms. Many of its competitors have also established relationships with the Issuer’s existing and prospective customers. Increased competition may result in reduced profitability, loss of sales or customers, which in turn could harm the Issuer’s business, operating performance and financial situation.

2.2.	Risks relating to technological developments
Gemalto spends considerable time and resources promoting the use of microprocessor cards, including through the development of new applications and by participating actively in the creation of industry-wide standards and specifications that include microprocessor card technology. There are, however, a number of alternatives to microprocessor card technology, including wireless devices that do not require microprocessor cards, software-based solutions, magnetic stripe cards, MMC/SD cards and USB tokens and products. If these alternative systems develop and become the industry standard, microprocessor card producers would suffer loss of sales and growth opportunities, and may need to invest in new areas of business. In particular, the use of microprocessor cards in the mobile communication applications, which has been one of the main growth drivers in the global microprocessor card industry in the past decade, may be challenged if mobile phone manufacturers decide to incorporate the functions that are currently performed by microprocessor cards directly into the handset. Given the size of the these types of applications, a decision of this kind would have a substantial negative effect on the Issuer’s business and its financial situation.

2.3.	Risks relating to the decoding of encryption programs
Microprocessor cards are equipped with keys that encrypt and decode messages in order to secure transactions and maintain the confidentiality of data. The security afforded by this technology depends on the integrity of the key and the complexity of the algorithms used to encrypt and decode information. Any significant advance in techniques for attacking cryptographic systems could result in a decline in the security of Gemalto’s technology, which in turn could significantly affect the acceptance of or demand for microprocessor card-based products, slow down growth and impact the Issuer’s revenue and anticipated profits.

3.	RISKS RELATING TO THE REORGANIZATION OF THE ISSUER AND ITS OPERATING AS AN INDEPENDENT ENTITY

3.1.	Risks relating to the Separation Agreement with Schlumberger
After the IPO, Gemalto continues to have relationships with Schlumberger under the Separation Agreement (see Part II — Section 22 “Material contracts”). Under the Separation Agreement, Schlumberger has agreed to indemnify Gemalto for all direct losses and associated costs Gemalto or one of its subsidiaries suffers as a result of the Reorganization and not to compete with Gemalto for a period of three years from May 21, 2004 (the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO). The Separation Agreement provides for certain conditions, exceptions and limitations on these obligations. In addition, in the event of a change of control of

Gemalto, Schlumberger’s indemnity obligations to Gemalto will terminate. The Issuer’s business or financial situation may be adversely affected if it incurs losses or has to pay costs that are not related to its activities and are not covered by Schlumberger under the Separation Agreement.
Also, under the Separation Agreement, Gemalto has agreed:
•	to indemnify Schlumberger for direct losses and associated costs relating to Gemalto’s activities (the Issuer will continue to be bound by this obligation even if Schlumberger’s indemnification obligation to the Issuer ceases as indicated above);
•	not to compete with Schlumberger’s businesses at the date of the IPO during a three-year period from May 21, 2004 (the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO).
These arrangements could adversely affect Gemalto’s financial situation and profits. In addition, legal disputes over the implementation of these arrangements, or the termination of these arrangements other than in accordance with their terms, may also adversely affect the Issuer’s financial situation and profits.

3.2.	Risks relating to Gemalto’s financing
In the past, Gemalto’s capital requirements have been satisfied by Schlumberger. However, since the IPO, this is no longer the case. The Issuer’s future capital requirements will depend on many factors, including the rate of revenue growth, the timing and extent of spending to support product development efforts, the expansion of sales and marketing activities, the timing of introductions of new products and enhancements to existing products and the market acceptance of its products. The Issuer may need to raise additional funds through a rights issue with or without public equity or debt financing. It may not be able to obtain financing with interest rates as favorable as those that Schlumberger could obtain. If it cannot raise funds on acceptable terms, if and when needed, the Issuer may not be able to develop its business further, invest in new products and services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements, which could seriously harm its business.

3.3.	Dependence on the core management team and key personnel
Gemalto’s future success depends in part on the loyalty of its existing core senior management team, which has managed its business for a substantial period of time and has significant experience in the industry, as well as on other key personnel, particularly in the areas of research and engineering, product development, marketing, production, supply chain management, financial management and human resources management, as well as field personnel trained in card deployment and management services. The Issuer’s core senior managers and key employees are not obligated to remain with the Issuer for a specified period of time and may choose to leave the Issuer at any time. If it loses the services of one or more of its core senior managers or key employees, or if one or more of them decide to join a competitor or otherwise compete directly or indirectly with Gemalto, the Issuer may not be able to manage its business as efficiently as in the past, which could prevent it from growing as quickly or as profitably as it hopes.

4.	RISKS RELATING TO THE NEW SHARES AND THE COMBINATION

4.1.	Market fluctuations may reduce the market value of the New Shares as the Combination’s exchange ratio is fixed
As a specific number of New Shares, with no guaranteed market value, have been offered to TPG and the Quandt Family as consideration for the Contribution in Kind, the market value of the New Shares may fluctuate as soon as they are admitted to trading on Eurolist by Euronext Paris.

4.2.	The integration of Gemalto and Gemplus may be difficult and expensive and may not result in the benefits currently expected
The Combination involves the integration of two large and complex businesses that currently operate independently. The achievement of expected synergies from the Combination will require the integration of various aspects of Gemplus’ business and Gemalto’s business.
Gemplus’ and Gemalto’s goal in integrating their operations is to increase the revenues and earnings of the combined businesses through cost savings, including announced restructuring, planning and operational benefits and, as a combined group, to increase their ability to satisfy the demands of their customers. In so doing, Gemalto may encounter substantial difficulties in integrating its operations with those of Gemplus and fail to achieve the increased revenues, earnings, cost savings and operational benefits that are expected to result from the combination, and it could even incur substantial costs as a result of, among other things:
•	loss of key employees,
•	inconsistencies in standards, controls, procedures and policies, business cultures and compensation structures between Gemalto and Gemplus and the need to implement, integrate and harmonize various business-specific operating procedures and systems, as well as the financial, accounting, information and other systems of Gemalto and Gemplus, and
•	diversion of management’s attention from its other responsibilities as a result of the need to deal with integration issues.
The diversion of management attention and any difficulties encountered from integrating the respective businesses of Gemalto and Gemplus could increase Gemalto’s costs or reduce its revenues, earnings and operating results following completion of Combination. For these reasons, Gemalto and Gemplus may fail to complete successfully the necessary integration or realize any of the expected benefits and synergies. If they are achieved, actual cost savings and operational benefits may be lower than currently expected and may take a longer time to achieve than currently expected.

4.3.	Regulatory authorities have imposed additional conditions that could reduce the expected benefits of the Combination and may affect the price of the Shares
In order to secure the approval of the Combination by the European Commission on May 19, 2006, Gemalto and Gemplus agreed to make a number of concessions in respect of their operations. While Gemalto does not believe that such concessions will have a material adverse effect on its operations, the financial impact on the Issuer, and any impact on the price of its securities, is difficult to predict with certainty.
In addition, antitrust enforcement agencies outside of the European Union frequently review transactions such as the Combination. Any antitrust enforcement agency in a jurisdiction where Gemalto and Gemplus have not filed a notification could at any time take whatever action under the applicable law of the jurisdiction as it deems necessary or desirable in the public interest. Private parties may also bring legal action under the antitrust laws under some circumstances. Although Gemalto believes that the risk is not significant, antitrust, other regulatory agencies or private parties in a jurisdiction where Gemalto and Gemplus have not requested clearance could take action under applicable law to restrict Gemalto’s operations.

4.4.	Change of control provisions in Gemplus’ agreements may result in adverse consequences for Gemalto
Change of control provisions in Gemplus’ agreements may be triggered upon Gemalto’s combination with it and may lead to adverse consequences for Gemalto, including the loss of significant contractual rights and benefits, the termination of joint venture and/or licensing agreements or the need to renegotiate financing agreements.

Gemplus may be a party to joint ventures, licenses and other agreements and instruments that contain change of control provisions that may be triggered upon the completion of the Combination. Gemplus has not provided Gemalto with copies of any of the agreements to which it is party and these types of agreement are not generally publicly available. Agreements with change of control provisions typically provide for, or permit the termination of, the agreement upon the occurrence of a change of control of one of the parties or, in the case of debt instruments, require repayment of all outstanding indebtedness. These provisions, if any, may be waived with the consent of the other party and Gemalto will consider whether it will seek these waivers. In the absence of these waivers, the operation of the change of control provisions, if any, could result in the loss of significant contractual rights and benefits, the termination of joint venture agreements and licensing agreements or require the renegotiation of financing agreements.
In addition, employment agreements with members of the Gemplus senior management and other Gemplus employees may contain change of control clauses providing for compensation to be paid in the event the employment of these employees is terminated, either by Gemplus or by those employees, following the consummation of the Combination. These payments, if triggered, could be substantial and could adversely affect Gemalto’s results of operations in the period they become payable.
Any of these risks could adversely affect Gemalto’s business activity, its financial condition or the price of its Shares.
Other risks and uncertainties of which Gemalto is currently unaware or that it deems not to be significant, as of the date of this prospectus, could also adversely affect its business activities, financial condition and the price of its Shares.

4.5.	Results of Gemalto’s operations may differ significantly from the unaudited pro forma condensed combined financial information relating to the Combination included in this prospectus
This prospectus includes unaudited pro forma condensed combined financial information as of and for fiscal year ended on December 31, 2005 including (i) an unaudited condensed combined balance sheet as of December 31, 2005, assuming that the Combination was consummated as of that date, and (ii) an unaudited condensed combined statement of income for the fiscal year ended December 31, 2005 giving effect to the Combination as if it had been consummated on January 1, 2005. This pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the results of operations or the combined financial position that would have resulted had the Combination been completed at the beginning of the period presented, nor is it indicative of the results of operations in future periods or the future financial position of Gemalto following the Combination. The unaudited pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the Combination. In addition, the financial effects of any business rationalization or synergies are not reflected in the unaudited pro forma condensed combined financial information. Because Gemalto has access only to publicly available financial information about Gemplus’ accounting policies, there can be no assurance that the accounting policies of Gemplus conform to those of Gemalto. Accordingly, Gemalto’s results and financial condition may differ significantly from those portrayed by the unaudited pro forma condensed combined financial information included in this prospectus.

4.6.	If the Offer is not successfully consummated for any reason, Gemalto will remain the holder of 43.44% of Gemplus’ share capital and 43.49% of Gemplus’ voting rights, which could impede Gemalto’s ability to realize the full benefits of the Combination
Subsequent to the Contribution in Kind, Gemalto currently holds 274,813,800 shares of Gemplus, constituting 43.44% of the share capital and 43.49% of the voting rights of Gemplus. If for any reason the Offer is not successfully consummated, Gemalto will continue to hold this large stake plus any further shares it may obtain as a result of the Offer. If Gemalto does not acquire a substantial portion of the remaining outstanding shares of Gemplus in the Offer, its inability to integrate Gemplus with itself could impede its ability to realize the full benefits of the intended Combination.

4.7.	The market value of Gemalto shares could decline upon the increase in its shares available for sale or if one of its significant shareholders sold a substantial number of Gemalto shares
The number of Gemalto shares available for sale or trading in the public markets will increase as a result of the Offer as, assuming acceptance in full of the Offer, additional shares of Gemalto representing approximately 35.53% of its share capital and 35.63% of its voting rights will be issued to former holders of Gemplus shares.
The increase in the number of Gemalto shares eligible for sale or trading, or the perception that sales may occur, could adversely affect the market or the market price of its shares. In addition, Gemalto may in the future issue equity or equity-linked securities to finance its operations. This could adversely affect the market for, or the market price of, its shares.
After completion of the Offer, following the Contribution in Kind by TPG and the Quandt Family pursuant to the Combination Agreement (see Part I — “The Combination” of this prospectus), and assuming that all of the remaining Gemplus shares are tendered, TPG and the Quandt Family will hold respectively 13.99% and 10.14% of the share capital and 14.03% and 10.17% of the voting rights of Gemalto on a non diluted basis, and 13.39% and 9.71% of the share capital and 13.42% and 9.73% of the voting rights of Gemalto on a fully diluted basis, taking into account the number of Gemplus outstanding shares as at May 31, 2006, i.e., 631,867,665 Gemplus shares (excluding the 760,506 Gemplus treasury shares held, as at June 6, 2006, that will not be tendered to the Offer). A sale of these shares could cause the market value of Gemalto shares to decline.

PART I. THE COMBINATION
The Combination Agreement
On December 6, 2005, Gemalto (then Axalto Holding N.V.) and Gemplus entered into the Combination Agreement in Amsterdam, the Netherlands, providing for a merger of equals. The Boards of Directors of each company unanimously approved this merger of equals. The combined entity is named Gemalto N.V. and is a world leader in the digital security market. The shareholders of Gemalto have also approved the Combination at a general meeting held on January 31, 2006. In addition, the two largest shareholders of Gemplus, TPG and the Quandt Family, each approved the Combination and have also entered into the Combination Agreement.
Description of Gemalto
Gemalto is a public company with limited liability (naamloze vennoostschap) incorporated in the Netherlands with headquarters in Amsterdam. Its Existing Shares are listed on Eurolist by Euronext Paris.
Gemalto is a leading provider of microprocessor cards and a major supplier of point-of-sale terminals for use in a variety of applications in the telecommunications, finance, retail, transport, entertainment, healthcare, personal identification, information technology and public sector markets.
Description of Gemplus
Gemplus is a joint stock corporation (société anonyme) incorporated in Luxembourg with headquarters in Luxembourg. Gemplus’ shares are listed on Eurolist by Euronext Paris as well as on NASDAQ, represented by American depositary shares.
Gemplus is a leading player in the smart card industry and delivers a wide range of portable, personalized solutions in areas including identity, mobile telecommunications, public telephony, banking, retail, transport, healthcare, WLAN, pay-TV, e-government and access control.
Summary terms of the Combination
Gemalto’s and Gemplus’ Combination is being executed in two steps, described below. TPG and the Quandt Family have agreed to contribute in kind their Gemplus shares to Gemalto. In connection with the Contribution in Kind, which was completed on June 2, 2006, Gemalto filed the Offer with the French AMF on June 1, 2006 for the remaining Gemplus shares it does not already hold (approximately 56.44% of the share capital and 56.51% of the voting rights of Gemplus). Although the Offer has not yet commenced pending approval from the French AMF on the Offer document (note d’information), the French AMF has already declared the Offer acceptable (recevable) on June 13, 2006 pursuant to decision No. 206C1148.
1. Contributions by TPG and the Quandt Family to Gemalto of their Gemplus shares
TPG and the Quandt Family have each entered into separate Contribution in Kind Agreements with Gemalto on December 6, 2005 pursuant to which each of TPG and the Quandt Family became irrevocably bound to contribute in kind to Gemalto all of the Gemplus shares that each held, in consideration for which each of TPG and the Quandt Family became entitled to receive Gemalto shares to be issued pursuant to a share capital increase reserved to them. Immediately prior to the Contribution in Kind, Gemplus distributed €0.26 per share from its distributable reserves to all its shareholders including TPG and the Quandt Family.
The exchange ratio for the Contribution in Kind was the one provided in the Combination Agreement, i.e. 2 Gemalto New Shares for every 25 Gemplus shares. TPG and the Quandt Family held respectively 159,305,600 Gemplus shares representing approximately 25.18% of the share capital and 25.21% of the voting rights of Gemplus and 115,508,200 Gemplus shares representing approximately 18.26% of the share capital and 18.28% of the voting rights of Gemplus and as a result have been issued respectively 12,744,448 New Shares representing approximately 20.37% of the share capital and 20.46% of the voting rights of Gemalto and 9,240,656 New Shares representing approximately 14.77% of the share capital and 14.83% of the voting rights of Gemalto upon completion of the share capital increase. TPG and the Quandt Family have undertaken not to act in concert in respect of Gemalto. In addition, each of TPG and the Quandt Family have agreed to a 90 day lock-up period on their Gemalto Shares from the completion of the Contribution in Kind, i.e. until August 31, 2006 inclusive.
TPG’s and the Quandt Family’s contributions to Gemalto and Gemalto’s subsequent share capital increase were effected on June 2, 2006, i.e. the day after Gemalto filed the Offer with the French AMF.
2. Voluntary public exchange offer by Gemalto for the remaining Gemplus shares
Under the terms of the Combination Agreement, Gemalto undertook to file with the French AMF a voluntary public exchange offer for Gemplus’ shares which shall not have been contributed in kind by TPG and the Quandt Family (the Offer).
The exchange ratio for the Offer is 2 Gemalto new shares for every 25 Gemplus shares and is the same as that for the TPG and Quandt Family Contribution in Kind.
Gemplus shareholders who are US persons and holders of Gemplus American depositary shares may participate in the Offer on the basis of an English translation of the Offer document (note d’information) which will receive the French AMF visa, and Gemalto shall have no obligation to register its Shares with the US Securities and Exchange Commission or to list its Shares on a stock exchange in the United States.
Conditions precedent to the Combination
The Combination was subject to the satisfaction of certain customary conditions precedent by no later than October 31, 2006, including in particular:
•	approval by Gemalto’s General Meeting of shareholders. Such General Meeting was held on January 31, 2006 and approved the Combination and the transactions related thereto (including amending Gemalto’s Articles of Association in order that they provide for the Issuer’s new name, Gemalto N.V., as well as the appointment of the Executive Chairman and the appointment of additional members of the Board of Directors), with over 99.9% of the votes cast;
•	approval by Gemplus’ General Meeting of shareholders of a distribution of available reserves in an amount of €0.26 per Gemplus share. Such General Meeting of shareholders was held on February 28, 2006 and decided this distribution;
•	clearance of the Combination by the antitrust authorities which have been notified thereof, including the US Federal Trade Commission and Department of Justice and the EC Directorate General for Competition. Such clearance was obtained on March 8, 2006 and May 19, 2006 respectively;
•	the non occurrence, on the date of completion of the Contribution in Kind, i.e. June 2, 2006, of any event, fact or action which could have a material adverse effect on either Gemalto or Gemplus.
Information relating to the Offer filed by Gemalto
The Offer falls within the scope of the French AMF’s jurisdiction. Consequently, Gemalto has submitted its Offer and the Offer document (note d’information) to the French AMF. Once the French AMF is satisfied with the disclosure set forth in the Offer document, it will grant its visa thereon and the Offer document will be made public.
Once the Offer document is published, the Offer will be opened for a 25 trading day period during which all Gemplus security holders will have the opportunity to tender their Gemplus securities to the Offer, according to and pursuant to the terms and conditions specified in the Offer document. Pursuant to applicable French regulations, if the Gemplus shares tendered in the context of the Offer, together with the Gemplus shares already held by Gemalto, constitute two-thirds of the share capital and voting rights of Gemplus, Gemalto will reopen the Offer, upon publication of the definitive results of the Offer, for a period of at least 10 trading days. In the event the Offer is reopened, the terms will be identical to those applying during the initial Offer period.

The Offer is not subject to any minimum tender condition pursuant to which the Issuer would withdraw the Offer if a certain number of Gemplus shares or voting rights were not tendered to the Offer. Pursuant to the Offer, Gemalto irrevocably agrees to purchase, by exchanging 2 new Gemalto shares for 25 Gemplus shares tendered, the following:
-	all Gemplus shares issued to date but not already held by Gemalto (based on a Gemplus share capital composed of 632,628,171 shares and 631,867,665 voting rights), except for 760,506 Gemplus treasury shares that will not be tendered to the Offer, i.e. a total of 357,053,865 representing approximately 56.44% of the share capital and 56.51% of the voting rights of Gemplus;

-	a maximum number of 8,614,900 new Gemplus shares which may be issued in exchange for shares of Gemplus S.A., a French subsidiary of Gemplus, pursuant to the terms of an agreement in effect between Gemplus S.A. shareholders and option holders (this agreement allows such shareholders and option holders to present their Gemplus S.A. shares, including those received as the result of exercising their Gemplus S.A. options, to Gemplus based upon an exchange ratio of 1 Gemplus S.A. share for 50 Gemplus shares); and

-	a maximum number of 62,855,696 new Gemplus shares which may be issued as the result, during the Offer period, of Gemplus’ existing option holders exercising their options to acquire Gemplus shares.
The Offer also extends to the warrant issued by Gemplus on January 7, 2005, or if the warrant is exercised during the Offer period, a maximum of 2,561,973 Gemplus shares that may be issued as a result of the exercise of the warrant. Gemalto is offering the warrant holder to exchange its Gemplus warrant for a Gemalto warrant which would present the same financial characteristics, and grant such warrant holder the right to subscribe to the number of Gemalto shares corresponding to the number of Gemplus shares its Gemplus warrant grants the right to obtain, divided by the exchange ratio of the Offer, as described above. The Gemplus warrant is not admitted to trading on any securities exchange.
The Issuer expects that the admission to trading of the 34,486,914 new Gemalto shares to be issued as consideration for the Gemplus shares tendered to the Offer (the number of Gemalto shares to be issued depending upon the number of Gemplus shares tendered in the Offer) will occur on the settlement date of the Offer, which should occur on the third business day following the announcement by the French AMF of the definitive results of the Offer, which is expected on the ninth business day following the last date of the Offer period. A listing prospectus or an equivalent document relating to the admission to trading of the Gemalto shares to be issued as consideration for the Gemplus shares tendered in the Offer will be submitted for approval by the AFM.
Clearance of the Combination by antitrust authorities
The Combination is subject to the merger control rules of the European Union, the United States, and other countries, namely Brazil, Colombia, Mexico and Turkey.
1. The European Union
On March 24, 2006, Gemalto duly notified the Combination pursuant to the EU Merger Regulation (Council Regulation (EC) No 139/2004 of 20 January 2004 on the control of concentrations between undertakings). On May 19, 2006, the European Commission approved the Combination subject to conditions.
2. The United States
Gemalto and Gemplus filed notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 on February 6, 2006. The waiting period under Act expired on March 8, 2006 without any objections from the US competition authorities.

3. Other Countries
To comply with applicable merger control rules, Gemalto and Gemplus also have made antitrust filings in Brazil, Colombia, Mexico and Turkey.
In Turkey, Gemalto and Gemplus filed the required notification on March 17, 2006. On May 15, 2006, the Turkish antitrust authority approved the Combination without conditions.
Gemalto and Gemplus made the filing required under Colombian merger control rules on March 27, 2006. The Colombian authority requested additional information, extending the review period until July 4, 2006. If Colombian approval has not been obtained, the Combination will not be consummated in Colombia unless and until such approval has been obtained.
In Brazil and Mexico, where the Combination can be consummated before approval of the relevant competition authorities, Gemalto and Gemplus made the required filings on December 26, 2005 and May 11, 2006, respectively. Gemalto and Gemplus expect that the review period in these jurisdictions will be completed by July 2006 in Mexico and by October 2006 in Brazil.
Operational and structural reorganization of Gemalto pursuant to the Combination
The Board of Directors of Gemalto
Upon completion of the Contribution in Kind, the composition of Gemalto’s Board of Directors was modified to reflect the Combination and to implement the terms of the Combination Agreement. These modifications took effect on June 2, 2006, i.e. upon the satisfaction of the conditions precedent to the Combination.
According to the Issuer’s Articles of Association, the General Meeting of shareholders determines the number of directors (statutaire bestuurders) of Gemalto’s Board of Directors. While the number of directors was previously fixed at seven, the number of directors was increased to eleven on June 2, 2006, i.e. upon completion of the Contribution in Kind, according to a decision of Gemalto’s General Meeting of shareholders held on January 31, 2006. However, until the Board of Directors submits a proposal for the appointment of an eleventh director to a future General Meeting of shareholders for its approval, the Board of Directors will be constituted of ten members.
The effective date of appointment of the new directors by the General Meeting of shareholders held on January 31, 2006 was June 2, 2006. The effective date of appointment of Alex Mandl as Executive Chairman was June 2, 2006, for a period of 18 months, beginning on June 2, 2006 and ending on December 2, 2007.
See Part II — Sections 14.1.1 “Executive Chairman and Chief Executive Officer”, 14.1.2 “Board of Directors” and 16 “Board Practices” of this prospectus for information concerning the members of the Board of Directors and a description of the powers of the Board of Directors, the Executive Chairman and the Chief Executive Officer.
Gemalto Management
A new management structure has been implemented at Gemalto, upon completion of the Contribution in Kind, in order to implement the terms of the Combination Agreement and to ensure a true merger of equals between Gemalto and Gemplus.
Through the rapid integration of existing teams, this new structure aims to allow Gemalto to effectively respond to the growing diversity of its clients’ needs.
See Part II — Section 14.1.3 “Senior Management” of this prospectus for a description of Gemalto’s management and information concerning its members.

Board of Directors of Gemplus
The Board of Directors of Gemplus met upon the completion of the Contribution in Kind, i.e. on June 2, 2006, in accordance with the conditions set forth in the Combination Agreement.
As of the date of this prospectus, Gemplus’ Board of Directors is composed as follows, each director having a term that will end at the General Meeting of Gemplus shareholders approving the annual accounts for the financial year ending December 31, 2008:

Name	Position within Gemplus	Position within Gemalto
Alex Mandl	Director	Executive Chairman
Olivier Piou	Director	Chief Executive Officer
Daniel Le Gal	Chairman	—
Werner Koepf	Director	—
Michel Soublin	Director	Director
Frans Spaargaren, Chief Administrative Officer of Gemalto since June 2, 2006, currently serves as Chief Executive Officer of Gemplus since such date.
All decisions of Gemplus’ Board of Directors must be approved by an absolute majority of the directors present or otherwise represented and entitled to vote. Each director has the right to cast one vote.

PART II. INFORMATION REGARDING THE ISSUER

1.	PERSONS RESPONSIBLE

1.1.	Persons responsible for the information given in the prospectus
Gemalto N.V.

1.2.	Declaration by those responsible for the prospectus
The Issuer accepts responsibility for the information contained in this prospectus. To the best of the Issuer’s knowledge and belief, having taken all reasonable care to ensure that such is the case, the information contained in this prospectus is in accordance with the facts and contains no omission likely to affect its import. Potential investors should not assume that the information in this prospectus is accurate as of any other date than the date of this prospectus.
Gemalto N.V.

2.	AUDITORS

2.1.	Names and addresses of the auditors

2.1.1.	Statutory Auditors of the financial statements of Gemalto N.V.
PricewaterhouseCoopers Accountants N.V.
Thomas R. Malthusstraat 5
1066 JR Amsterdam
the Netherlands
PricewaterhouseCoopers Accountants N.V. were initially appointed on January 19, 2004 and reappointed by the annual General Meeting of shareholders held on May 19, 2006. PricewaterhouseCoopers Accountants N.V. are members of the Royal Dutch Institute of Registered Accountants (Koninklijk Nederlands Instituut van Registeraccountants).

2.1.2.	Auditors of the consolidated financial statements of Gemalto N.V. prepared in accordance with IFRS as adopted by the European Union
PricewaterhouseCoopers Audit
63 rue de Villiers
92208 Neuilly sur Seine Cedex
France

3.	SELECTED FINANCIAL INFORMATION
The tables below show the Issuer’s key annual financial data for the years ended December 31, 2004 and 2005, drawn from the financial statements shown in Part II Sections 20.1.1 “Consolidated balance sheets ended December 31, 2005”, 20.1.2 “Consolidated income statements ended December 31, 2005” and 20.1.4 “Consolidated statements of cash flows ended December 31, 2005” of this prospectus. The financial data shown below should be read in connection with the financial statements mentioned above and with Part II — Sections 5.2 “Investments”, 9 “Operating and financial review” and 10 “Capital resources” of this prospectus.

Consolidated income statement data:

	Year ended December 31,
In thousands of US$	2004	2005
Revenue	960,427	992,332

Cost of sales	(644,635)	(671,537)

Gross profit	315,792	320,795
Operating expenses
Research and engineering	(64,108)	(67,340)
Sales and marketing	(110,823)	(114,226)
General and administrative	(56,257)	(59,000)
Other income, net	4,035	(224)

Operating income	88,639	80,005

Finance income (expenses), net	(6,044)	1,360
Share of profit (loss) of associates	262	1,145

Profit before income tax	82,857	82,510
Income tax expense	(25,878)	(23,243)

Profit for the period	56,979	59,267

Attributable to Equity holders of the company	56,291	57,072
Minority interest	688	2,195

Basic earnings per share (in US dollars)	1.40	1.41
Diluted earnings per share (in US dollars)	1.38	1.38
In thousands Average number of shares outstanding	40,295	40,423

Average number of shares outstanding assuming dilution	40,697	41,365
Consolidated balance sheets data:

	Year ended December 31,
In thousands of US $	2004	2005
Cash and cash equivalents	223,820	259,284
Trade and other receivables	250,409	230,959
Inventories	122,492	93,331

Goodwill	311,310	276,252
Intangible assets	26,557	21,732

Total assets	1,113,998	1,043,995
Borrowings (current portion)	8,592	1,835
Borrowings (non-current portion)	30,249	6,908

Minority interest	7,059	2,869
Capital & reserves attributable to company’s equity holders	702,220	698,759

Consolidated statements of cash flows ended December 31, 2004 and 2005:

In thousands of US$	Year ended December 31,
	2004	2005
Net cash provided by operating activities	170,378	106,153
Net cash used in investing activities	(36,734)	(33,391)
Net cash provided by (used in) financing activities	36,174	(34,360)

4.	RISK FACTORS
See “Risk Factors” above beginning on page 1 of this prospectus.

5.	INFORMATION ABOUT THE ISSUER

5.1.	History and development of the Issuer

5.1.1.	Legal and commercial name of the Issuer
The Issuer’s corporate name is Gemalto N.V.
Gemalto was formerly known as “Axalto Holding N.V.” It changed its corporate name on June 2, 2006 upon completion of the Contribution in Kind in connection with the Combination, according to a decision of its General Meeting of shareholders held on January 31, 2006 (see Part I — “The Combination” of this prospectus).

5.1.2.	Place of registration of the Issuer and its registration number
The Issuer is registered in the Netherlands with the trade register of the Amsterdam Chamber of Commerce and Industry under number 27255026.
It is identified by the Dutch Ministry of Justice under number NV1224482.

5.1.3.	Date of incorporation and length of life of the Issuer
The Issuer was incorporated for an indefinite period on December 10, 2002 as a B.V. (besloten vennootschap met beperkte aansprakelijkheid). It was converted into a public company with limited liability (naamloze vennootschap) on February 17, 2004.

5.1.4.	Domicile, legal form and applicable legislation
The Issuer is domiciled at:
Koningsgracht Gebouw 1
Joop Geesinkweg 541-542
1096 AX Amsterdam
Amsterdam
the Netherlands
Telephone: +31 20 562 06 80
The Issuer is a public company with limited liability (naamloze vennootschap or N.V.) incorporated under the laws of the Netherlands.
The Issuer is governed by the laws of the Netherlands, in particular by Book 2 of the Dutch Civil Code and by its articles of association (the “Articles of Association”). The Issuer’s securities are not listed on a regulated market in the Netherlands. The Issuer’s shares are listed on Eurolist by Euronext Paris. In this respect, certain French legislative and regulatory provisions also apply to the Issuer.

Dutch law
The Issuer is also subject to various legal provisions of the Dutch 1995 Act on the Supervision of the Securities Trade (Wet Toezicht Effectenverkeer 1995) (the “Securities Act”), inter alia: (i) the prohibition (unless an exemption applies) to offer securities without prior publication of a prospectus in accordance with Dutch law, (ii) the prohibition (unless an exemption applies) to make use of inside information by executing transactions in securities issued by the Issuer that have been admitted to trading on a stock exchange or for which a request for admission to trading has been made or other securities whose value is partly determined by the value of the securities referred to above and (iii) rules in connection with the prohibition to disseminate information or perform transactions that constitute market manipulation.
The provisions of Dutch law relating to notification obligations by holders of shares in or other securities of the Issuer are described in Part II — Section 21.2.7 “Ownership threshold above which shareholder ownership must be disclosed” of this prospectus.
French law
As the Issuer’s shares are admitted to trading on Eurolist by Euronext Paris, certain provisions of French stock exchange law apply to the Issuer.
The Issuer is subject to provisions concerning foreign issuers pursuant to (i) articles 222-1 to 222-11 and 632-1 of the General Regulations of the French AMF concerning the obligation to provide information to the public, (ii) articles 631-1 to 631-10 of the General Regulations of the French AMF relating to market manipulation, (iii) articles 222-16 to 222-20 and 621-1 to 622-2 of the General Regulations of the French AMF relating to insider trading, (iv) articles 241-1 to 241-6 of the General Regulations of the French AMF relating to programs to repurchase shares admitted to trading on a regulated market and the declaration of transactions and (v) articles 212-1 to 212-37 and 212-40 to 212-43 of the General Regulations of the French AMF relating to information to be provided prior to a public offering. The organization and operational principles of Euronext Paris are generally applicable to the Issuer.
Regarding the regulation of public offerings, articles 231-1 et seq. of the General Regulations of the French AMF relating to takeover bids are applicable to the Issuer, with the exception of the provisions concerning the standing market offer, the mandatory bid and squeeze-out.
Other provisions of French stock exchange law are not applicable to the Issuer.
Under French law, a foreign issuer is required to make the necessary provisions to allow shareholders to ensure management of their investments and to exercise their rights. As the Issuer’s shares are admitted to trading on Eurolist by Euronext Paris and in accordance with articles 212-37, 216-1, 221-1-2, 221-6 and 222-1 et seq. of the General Regulations of the French AMF and the aforementioned organization and operational principles of Euronext Paris:
•	the Issuer is required to inform its shareholders of: (a) all forthcoming General Meetings of shareholders and the various ways for them to exercise their voting rights at least 15 days before the date of the General Meeting of shareholders, (b) payments of dividends, (c) the issuance of new shares, subscriptions, allocations, renunciations and, if applicable, conversions;
•	the Issuer is also required: (a) to inform the public and the French AMF of any changes in its shareholding structure compared with previously published data, (b) to publish the Issuer’s annual accounts and the annual report (including the non-executive directors’ report) within six months of the end of the financial year and to translate into French this annual report or significant extracts of the report, (c) to provide, via the French financial press, information relating to its activities and results for the first half of each financial year within four months of the end of the first half of the financial year, (d) to publish, via the French financial press, its consolidated quarterly revenues as soon as possible after the end of each quarter of the financial year, (e) to inform the public of any changes in the rights attached to the various share categories, (f) to publish, as soon as possible, any information concerning new developments that may have a significant impact on the share price and to keep the French AMF informed, (g) to notify the French AMF of the Issuer’s annual and interim financial statements, (h) to inform the French public of decisions to change the Issuer’s activities or members of the Board of Directors, (i) to inform the French AMF of any declarations of passing thresholds received in accordance with the legal requirements described in Part II — Section 21.2.7 “Ownership threshold above which shareholder ownership must be disclosed”, (j) to update the name and contact details of the person responsible for Issuer information in France, and (k) to disclose the fees paid to each of the statutory auditors and (l) to provide the French AMF with any information requested within the framework of its authority and laws and regulations applicable to the Issuer;

•	the Issuer is required to inform the French AMF and Euronext Paris of any proposed changes to its Articles of Association;
•	the Issuer is required to inform the French AMF of any resolutions by the General Meeting of shareholders authorizing the Issuer to trade in its own shares on the stock market and to send the French AMF periodic statements of purchases or sales of shares carried out by the Issuer pursuant to this authorization;
•	the Issuer must ensure that identical information is provided in France, at the same time, to that provided in other countries, particularly in the Netherlands;
•	all publications and public information mentioned in this chapter shall be effected by any means and, in particular, by the publication of a notice or press release in a national financial daily newspaper distributed in France.
The Issuer intends to pursue an active policy towards all of its shareholders, including those who hold their shares through Euroclear France, by endeavoring to allow them to participate in capital increases open to the public carried out on the international markets, or any other operations open to the public concerning its share capital.

5.1.5.	Important events in the development of the Issuer’s business
Gemalto was created by Schlumberger in order to consolidate into one company all of its card and POS terminal activities, which until then had been managed by several subsidiaries and joint ventures of the Schlumberger group. To create the company, Schlumberger had to reorganize the Cards and POS divisions’ activities so that they could be transferred to the parent company of the Gemalto group and its subsidiaries prior to the admission of the Issuer’s shares to trading on Eurolist by Euronext Paris. Subsequently Gemalto was successfully listed on the Euronext Paris market on May 18, 2004.
Gemalto developed the first telephone chip cards for France Telecom and the Swedish telecommunications operator Telia in the early 1980s. As the pioneer in the development of chip card technology for telephone cards, the Issuer has been able to develop long-standing and close ties with telecommunications operators around the world and, as a result, has always been at the forefront of the development of microprocessor card technology for mobile communication. Gemalto has played a key role in industry-wide efforts to develop new digital mobile communication standards, particularly the GSM transmission standard (Global System for Mobile Communication), and promoted the use of microprocessor card technology as the leading access and security solution for such standards. It designed its first SIM (Subscriber Identity Module) card in the early 1990s for the launch of GSM in Europe. Gemalto currently serves over 300 wireless network operators around the world and has sold over 1.3 billion SIM cards since the early 1990s.
In the early 1980s, the French banking sector decided to migrate from the magnetic stripe card-based payment system to a more modern and secure microprocessor card-based system. Gemalto received its first contract in June 1981 to provide GIE Cartes Bancaires, the French credit/debit card issuers’ association, with 5,000 microprocessor cards and 200 associated POS terminals. The microprocessor card payment system subsequently became standard in France in less than 10 years and has reduced financial card payment fraud in France to the lowest level in the world. Gemalto is currently a key participant in the global EMV initiative, set up by Europay, MasterCard and Visa to deploy highly secure microprocessor financial cards worldwide, principally by assisting the finance industry in developing the necessary technology, industry standards and local applications for EMV migration.

The high degree of flexibility provided by microprocessor cards, which were a key element of the success of GSM technology, has led to increasing use of microprocessor card technology in a broad range of industries and applications that require highly secure platforms and systems. Gemalto has developed expertise in security and encryption, acquired mainly through the development of microprocessor chip cards in the French banking and Proton electronic purse systems, and has been and continues to be at the forefront of the development of enhanced security features for microprocessor cards.
Gemalto has experienced strong internal growth since the launch of its chip card operations in the early 1980s, both in terms of revenue and product portfolio, as the markets for its products have expanded. During the 1980s, it grew significantly as the use of chip cards became more widespread in public telephone infrastructure. It continued to experience substantial growth in the 1990s with the rapid expansion of GSM-based mobile telecommunications. Since 2000, growth has been driven mainly by demand for increasingly sophisticated SIM and USIM cards (as part of the third-generation mobile communication network rollout) to provide value-added services through mobile communication networks, as well as the deployment of financial microprocessor cards outside France. In addition, the development of new applications, including identity, network access and security, has become increasingly important to the Issuer’s business.
Gemalto has also grown in selected key fields of business as a result of strategic acquisitions and alliances. This acquisition strategy has been driven by the need to enter or expand in a particular area, to obtain intellectual property rights or research and engineering capabilities, or to broaden its product offering. Since 1994, Gemalto has acquired significant positions in key areas through the acquisitions of Cowells (United Kingdom), Malco (United States), Printer (Mexico) and Cardtech (Brazil). The acquisition of Solaic in 1996 allowed the Issuer to strengthen its presence in the banking services in France and China. The acquisition of Bull-CP8 from Bull in 2001 substantially increased its presence in the worldwide financial services business through, among other things, Bull-CP8’s participation in Proton, the e-purse system used widely in Belgium, Malaysia, Mexico, the Netherlands, Sweden and Switzerland. Bull-CP8 also held a significant portfolio of intellectual property rights, which has been extensively licensed by Gemalto in order to encourage market growth and growth in new microprocessor card applications, and had advanced research and engineering capabilities with a particular focus on network security. Gemalto has also created a number of joint ventures in China with local partners to establish its presence in the Chinese market since 1995. In 2005, in order to address the growing demand in chip cards in the Middle East and Africa, the Issuer has established two joint ventures in Egypt and the Republic of South Africa. Gemalto has played a leading role in all of the major industry groups and in the development of industry standards designed to facilitate the acceptance, expansion and standardization of new chip card applications. For example, the Issuer is involved in the European Telecommunications Standards Institute (“ETSI”) project relating to microprocessor card platforms and founded or co-founded the JavaCard Forum, the WLAN Smart Card Consortium and SIMalliance. In 2005, Olivier Piou, Gemalto’s Chief Executive Officer, is also the Chairman of Eurosmart which is the principal European and global industry organization to promote and standardize microprocessor card systems and related secure transaction solutions (see Part II — Section 6.6 “Quality, security and standards” of this prospectus).
The continued success of Gemalto following its separation from Schlumberger paved the way for the execution on December 6, 2005, of the Combination Agreement entered into between Gemalto, then Axalto Holding N.V., and Gemplus, providing for a merger of equals. The combined entity, named Gemalto N.V., will be a world leader in the digital security market (see Part I — “The Combination” of this prospectus).

5.2.	Investments
Gemalto’s capital expenditure for the years ended December 31, 2005, 2004 and 2003 was $32 million, $37 million and $19 million, respectively. In 2005, capital expenditure mainly concerned purchases of production equipment for $26 million, and improvements to existing buildings for $6 million. Expenditure on personalization equipment amounted to $8 million, representing 30% of the total. In 2004, capital expenditure consisted mainly of manufacturing equipment ($31 million, including $14 million on personalization equipment) and building improvements ($4 million). In 2003, capital expenditure consisted mainly of manufacturing equipment ($9 million, including $4 million on personalization equipment) and building improvements ($4 million). In addition, we incurred capital expenditure of $1 million relating to the separation of our intranet (including servers, cables and routers) from that of Schlumberger.

We anticipate that our capital expenditure for the years 2006, 2007 and 2008 will be approximately 2.5% to 4% of revenue. The actual amount of such expenditure may differ and will depend on a number of factors, such as market conditions and the availability of financing. We expect to continue to finance our activities through cash flow from operating activities and short-term and long-term borrowings. We believe that our liquidity position is sufficient to meet our foreseeable capital expenditure needs.

6.	BUSINESS OVERVIEW
Gemalto participates in the secure plastic card market on a worldwide basis, and in the point of sales terminals, computer software, security services and several other markets on a regional and local basis. The Issuer is the world leader of microprocessor card shipments, with a global presence and expertise in all major areas of microprocessor card applications: In 2004, it had a market share of 22.6%, compared with 20.4% for its nearest competitor. Thanks to its strong presence in countries with large populations and experiencing rapid growth, Gemalto is also the second-largest supplier of chip cards, which include both microprocessor and memory cards, providing 20.4% of the global volume of sales of chip card in 2004 (source: Gartner 2005).
In 2005, Gemalto generated revenue of $992 million and net income of $59 million.
Gemalto has sold over 1.7 billion microprocessor cards as of December 31, 2005 and is the leader of the development of new microprocessor card products and applications. The Issuer believes that the combination of its expertise in high-quality, high-volume, low-cost production, security, adaptability and product personalization, as well as its vast portfolio of products and patented technologies distributed under licenses, is unrivalled in the industry. Its technological and manufacturing expertise covers the entire chip card value chain up to the highest value-added applications. Through strategic partnerships, acquisitions and alliances, Gemalto has anticipated market trends and accelerated the acceptance of industry standards to facilitate new microprocessor card applications. Gemalto also sells other types of secure plastic cards, in particular scratch cards, magnetic stripe cards and memory chip cards (including contactless cards). However, its main focus is on microprocessor cards (including contactless cards), which offer greater value-added and stronger growth potential. New outlets such as identity cards should help in the medium term to increase the proportion of microprocessor cards among all forms of secure plastic cards.
Gemalto has two main business lines:
•	Cards, which includes chip card products, software and services sold for the following applications: Mobile Communication, Financial Services, Public Sector, Network Access, Prepaid phone communications and others, and;
•	Point-of-sale terminals, which includes payment terminals, software, services and solutions sold to banks for their retail market.
Gemalto is a leader in technology development and, over the past 25 years, has been at the forefront of most significant development in microprocessor card technology. The Issuer developed the first Java microprocessor card in 1996, which has now become the industry standard, and has sold more than 700 million Java Cards to date. Other major technological developments include the introduction of the first public key cryptographic card in 1996, the first chip-based operating systems with memory capacity of 32KB in 2000 (which was capable of being expanded to 512KB within 24 months) and the first microprocessor card with a built-in USB interface in 2001. In 2002, Gemalto launched the first multi-application card compatible with Microsoft’s .NET technology, which enables the creation of XML-based applications and processes. As of December 31, 2005, Gemalto held approximately 2,500 patent rights (which include both patents granted and patent applications). The Issuer is also continuing to pursue the development of the new generation of microprocessor cards across existing and emerging applications, especially in what it considers to be future growth areas.
Gemalto has a global presence with 12 production facilities (four in Asia, five in Europe and three in the Americas), nine technology centers and approximately 50 sales facilities around the world as of December 31, 2005. By standardizing its production processes globally around a ‘virtual factory’ concept, the Issuer is able to allocate its production across its facilities to optimize capacity utilization and reduce time to market for its customers. The

Issuer has operations in 35 countries, and its workforce of 5,142 employees as of December 31, 2005 is drawn from approximately 65 nationalities. In 2005, approximately 90% of its revenues were generated outside of France.
Competitive strengths
Gemalto believes that its main competitive strengths are:
•	its ability to identify, assess and pursue market opportunities for new chip card products and services;
•	its balanced portfolio of products, including a strong presence in the mobile communication, financial services, public sector and network access businesses;
•	its presence in all of the world’s major areas of economic activity, allowing it to balance growth risks and seize opportunities as soon as they present themselves;
•	its ability to provide high quality, individually customized products in high volumes and at reduced prices;
•	its ability to produce and deliver rapidly on a local level thanks to its global presence, ‘virtual factory’ production concept and production and logistics expertise;
•	its ongoing commitment to research and development of secure microprocessor card applications, which is reflected by its long track record of successful innovation;
•	its significant intellectual property portfolio, which is actively managed in order to encourage market growth and the use of microprocessor cards, which are developed continually;
•	its experienced management team, which has ensured the growth of the business and developed defined, uniformly applied policies and processes to manage and develop its people. Gemalto encourages internal promotion, international experience, gender and cultural diversity and anticipates market trends and developments through targeted recruiting;
•	its culture of excellence, customer service, innovation, time to market and profitability, as well as its creed of conducting business according to high ethical standards.
Strategy
Gemalto intends to leverage its leading position and its portfolio of cutting-edge products and services to strengthen and develop its presence in all major microprocessor card solutions, as well as to develop and exploit new applications.
In order to achieve these objectives, Gemalto intends to focus its efforts on the following:
•	Fully exploiting the potential of microprocessor card solutions for mobile communication and digital networks. Gemalto intends to strengthen its leading position further in microprocessor card solutions by providing cards to operators that permit them to better serve their subscribers and increase revenues per user. Gemalto intends to capitalize on its global presence to benefit from the expansion of the mobile communication market in high growth areas such as Eastern Europe, Africa and the Americas, as well as seizing opportunities provided by the increased penetration of new mobile standards, such as UMTS (WCDMA), HSPDA, WLAN and WiMAX, requiring card-based subscriber identification, to extend the card’s areas of application.
•	Capitalizing on its leading position in financial services. Gemalto offers its financial services clients solutions encompassing microprocessor cards and POS terminals for card-based transactions. The Issuer intends to leverage this product offering as well as its security expertise, interoperability skills, multi-application capabilities and extensive existing customer network to play a key role in EMV migration, which represents a major growth opportunity in Europe, Asia and Latin America. Gemalto also intends to continue to promote actively the migration from magnetic stripe cards to microprocessor cards in the United States. The Issuer has successfully used its technology in the past to better meet customers’ demand and hence gain new clients. Gemalto intends to continue doing so in the future.

•	Developing microprocessor card-based applications in the emerging public sector, access and transportation fields of business. The expanding use of digital networks in public services relating to efforts to improve efficiency in administrative services and growing concerns about the security and reliability of online services forebodes that these applications represent significant potential growth in terms of volumes of cards sold. The events of September 11, 2001 have resulted in heightened security concerns, prompting governments around the world to explore new methods for the identification and authentication of people and to protect their computer networks and buildings. The microprocessor card is well suited for these applications as it provides simultaneously human-readable and machine-readable identity document and requires a voluntary act for identification and authentication. The Issuer intends to promote and develop microprocessor card-based applications that provide higher security for identity documents, particularly passports, and facilitate the use of online government services, such as healthcare, while protecting the privacy of citizens. For large corporations, Gemalto will use its expertise in security, public key cryptography and infrastructure deployment, as well as contactless technology to develop corporate access and private network security solutions. As municipalities and mass transit authorities renew and upgrade their transportation infrastructures, Gemalto also offers contactless microprocessor cards for ticketing in urban and local transport services.
•	Focusing on higher value-added products and services. Based on its leading technologies, Gemalto intends to pursue actively the sales and marketing of value-added products and solutions. For example, the Issuer looks to offer cards with enhanced capabilities, open platform systems supporting multiple applications, contactless technology, as well as related software solutions. The Issuer will also capitalize on its close relationship with its customers to develop new services that complement its current product offering and allow its customers to anticipate and respond to the needs of their own clients. It will continue to focus on reallocating resources, including capital expenditure, personnel, research and engineering and manufacturing resources, from low-end to higher margin solutions. As standardization is essential to accelerate the adoption of new technologies and broaden microprocessor card applications, Gemalto will continue to participate actively in the development of new standards for technologies and solutions that could use microprocessor cards, as well as to license its intellectual property, with the aim of increasing the market penetration of these products.
•	Focusing on operating performance. Efficiently managing its operations is a core component of Gemalto’s corporate culture. The Issuer intends to maximize opportunities for revenue while closely monitoring expenses and pursuing its targets in terms of profitability.
•	Leveraging its worldwide presence. Through its global business network, Gemalto intends to benefit fully from the growth of local markets by identifying and assessing new opportunities and needs, leveraging its size and experience across different areas, offering customized proposals, optimizing time to market and logistics, and continuously deploying state-of-the-art products and services.
The foregoing reflects the strategy of Gemalto since its inception. Such strategy will be revised and adapted to reflect the Combination. The strategy of the new Gemalto entity resulting from the Combination will be based on the following principles:
•	the development and commercialization of high-end products (multimedia cards, mobile television, control of the use of digital components etc.);
•	the acceleration of SIM, USIM and RUIM based solutions as well as banking chip cards;
•	the implementation of partnerships and client-specific solutions;
•	the strengthening of client-dedicated research and development to achieve innovation and customized solutions for clients ;

•	the development of new markets in areas such as identity in the digital world, aimed at private clients and governmental agencies, depending on growth opportunities and with the combined research and development and sales and marketing efforts;
•	the improvement of industrial proceedings ;
•	a stronger efficiency in relations with suppliers ;
•	the constant search for efficiency and technological, industrial, commercial and financial synergies inside the new group.
Gemalto expects to be able to extend its product offering’s quality to its clients and to redefine what the industry and itself can offer in terms of products and secured platforms, to accelerate the development and promotion of new norms for new applications of its technologies and, more generally, to release new products and develop its manufacturing capacities.

6.1.	Principal activities

6.1.1.	Description of the nature of the Issuer’s operations and its principal activities

6.1.1.1.	Overview of Gemalto’s technology
Secure plastic cards are used around the world daily in a wide range of applications and transactions, including mobile communication, payment transactions, loyalty programs, security badges and passes, network access, prepaid telephone calls, identity cards, health care, pay TV, authentication and access to information networks and mass transit, among others. There are two main types of cards used for secure applications: magnetic stripe cards and chip cards. Chip cards contain electronic components that store larger amounts of data than magnetic stripes and, unlike magnetic stripe technology, are able to process data like miniature computers. The increasing demand for security and flexibility has led to the growing use of chip cards in areas where magnetic stripe card systems were predominant, such as payment transactions, as well as in other more recent applications, including identity and health cards and authentication of users of computer networks and public services.
Chip card technology and applications have developed significantly since the late 1970s when chip cards were first introduced in France. Gemalto began its chip card activities in February 1979, when it licensed and marketed certain chip card technologies developed and patented by Roland Moreno, who is generally acknowledged as the inventor of the chip card. Since then, Gemalto has played and continues to play an important role in the evolution of chip cards, related devices and applications and POS terminals (see Part II — Section 5.1.5 “Important events in the development of the Issuer’s business”).
Chip cards
Chip cards are used to store securely the card user’s profile and other personal information that is relevant to the service for which the card is being used. In addition, certain types of chip cards have embedded software that enables complex transaction processing. Data residing in the chip can be protected against attempts at unwanted external inspection or alteration through physical and software protection systems.
There are two major types of chip cards:
•	Memory cards, which securely store data that can be modified at a special reading terminal. Memory cards are generally used for single applications that do not require data processing functions. Prepaid phone cards, loyalty cards and e-tickets for transportation are generally memory cards.
•	Microprocessor cards, which store and process data and transfer processed data to a network reader. Each microprocessor card has an embedded operating system that manages the various core functions of the card, such as memory, security features, communication interfaces and crypto-engines, and which enables software programs to run on the card. The exchange of data between the card reader and the microprocessor card is controlled by the microprocessor chip operating system, which enhances the security of the system. For example, SIM cards used in mobile communication are microprocessor cards able to carry out complex cryptographic operations.
Most chip cards are used by placing the chip card in a reader integrated into a device such as a wireless handset, POS terminal, personal computer or payphone. The chip card has a set of electrical contacts embedded in the surface of the plastic that connect to the electrical contacts in the card reader. Through the reader and using a security process between the card and the reader, the network operator or card issuer can authenticate the card user by verifying the legitimacy of the card and by identifying the end user before authorizing a transaction. Once the card user has been authenticated, the reader can access and modify the data stored on the card and, in the case of microprocessor cards, transfer information from and to the card and allow miniature software programs or ‘applets’ stored on the card to interact with software applications that run on the network operator’s server.
The most important features that make chip cards highly attractive to network operators, financial institutions and end users are:
•	Security. Chip cards can store complex algorithms and keys that can be used to encrypt information exchanged between a card and a network and to identify a user, a card or a network. A chip card user needs both a card and an access code, such as a personal identification number (“PIN”), to use a card. Security is therefore ensured as long as the card and the PIN do not fall into the possession of a third party. As a result, chip cards may significantly reduce the incidence of fraud, including for mobile communication networks and payment transactions. Microprocessor chips also contain sophisticated technology that prevents unauthorized parties from tampering with the card and from accessing and manipulating the user’s personal information stored on the card. This feature is particularly important in segments where privacy is a key concern, such as in health care, identity and other public sector applications.
•	Portability. As the card chip contains all of the data, the cardholder can use his personal data by simply transferring the card from one device to another. For example, a user can purchase a new wireless handset without changing his subscription, as his personal information and service subscription are kept in the operator’s SIM card, which is easier for the user and reduces customer churn for operators. Chip cards can also be designed to work in different types of devices, enabling users to rely on a single card for a number of applications. For example, an employee may use a single chip card as a corporate identity badge to enter the workplace, and as a network access card to access the corporate network from any computer equipped with a chip card reader, potentially even remotely.
•	Privacy. As information is stored on the card itself rather than on a remote database, chip cards provide greater protection of the personal data they contain. Safeguarding privacy is becoming particularly important as the number of card applications expands, particularly in areas that rely on the secure communication and use of sensitive information such as health care and public records.
•	Flexibility. Chip cards are capable of running multiple software programs or applets that enable card issuers and mobile communication operators to offer a range of services through a single card. In addition, these software programs can be downloaded and updated remotely, which allows card issuers to add services and tailor cards to changes in customer demands without having to issue new cards or replace the existing cards.
Key developments in chip card technology
The most important developments in chip card technology are:
•	The development of open-platform operating systems for microprocessor cards, which contain an application programming interface and an interpreter to execute applets. This allows software programmers to create applications based on a standard protocol that can run on any microprocessor card, irrespective of the card manufacturer. Because software programmers are no longer required to customize or adapt each application to the specifications of each card manufacturer’s proprietary operating systems, card issuers and network operators are able to offer new services to their customers in a relatively short space of time, based on off-the-shelf applications or by developing new applications using the standard protocol. Gemalto developed the first microprocessor card using Java technology in 1996, which is now the most widely used open standard and was recently included in the specifications for the GSM and UMTS (Universal Mobile Telecommunications System) standards.

•	The continuous increase in the memory capacity of microprocessor chips, which permits card issuers to offer new services thanks to the growing memory capacity of cards, load a higher number of applets and conduct increasingly sophisticated operations. Since their introduction in the early 1980s, the memory capacity of microprocessor chips has evolved significantly from less than one kilobyte (“KB”) of data storage to 8-16KB in the mid-1990s and 16-32KB in the late 1990s. The current generation of microprocessor chips is capable of storing and processing up to 256KB of user data. Chip manufacturers recently developed new silicon-based ‘flash’ technology that enables microprocessor chips to store even more data than the current generation of chips and will give card manufacturers increased flexibility to modify the chip operating system and reprogram the chip for other functionalities more quickly. Gemalto launched the first microprocessor cards with 512KB of data storage capacity using flash technology in February 2003. In 2005, the majority of SIM cards sold had storage capacity of 32 KB. Despite the high sales volume of SIM cards with 32KB of storage capacity, the proportion of cards with higher storage capacity of 64KB, 128KB or 256KB is rising continually. Furthermore, to better support mobile operators in the deployment of multimedia services such as online music and mobile TV, Gemalto launched in November 2005 its U2SIM, a revolutionary product with 128 megabytes (“MB”) of Memory and with a high speed USB communication interface up to 20 megabits per second (“Mbps”). This product offers 1000 times larger memory and 100 times faster communication interface than traditional SIM cards — performances which will be required for storing and securely managing multimedia information such as pictures, songs, video clips and movies.
•	The development of microprocessor architecture that allows for increased processing power and faster data transmission. A standard ISO interface transmits data at speeds of 9.6 kilobits per second (“Kbps”). In certain circumstances, this can be improved to up to 110 Kbps. The use of USB technology has further increased data transmission speeds from 1.5 Mbps to up to 12 Mbps. The increased processing power and data transmission speed has been enabled by the integration of increasingly complex functions on single chips.
•	The development of microprocessor cards using the most sophisticated security technologies, such as public key infrastructure “PKI” systems. PKI technology enables secure access, communications and transactions over internal or open networks using digital certificates to identify users and keys or algorithms to encrypt information transmitted over the network. Microprocessor cards enable card issuers to enhance the security and flexibility of PKI-based systems by storing the digital certificates and keys on the cards, with the possibility of revoking certificates and changing authorization levels remotely without issuing new cards. Cards using PKI technology are offered to customers requiring the highest level of security, such as public authorities and corporations implementing online network access services, wireless network operators and financial institutions implementing e-commerce systems, and are capable of enabling new types of secure transactions using digital signatures. Microprocessor cards have obtained the highest levels of certification relating to analysis of the card’s ability to handle attacks and prevent covert channels.
•	The development of sophisticated card management software that enables customers to manage their cards remotely, in particular through an Over-the-Air wireless transmission platform (“OTA”) that uses radio-frequency channels. OTA allows card issuers to provide remote card management, such as subscription activation, user preference updates and network management, and to download and install new information or applets as they become available without replacing the card. These new capabilities have also led to a demand for system design, integration and management services.
•	The development of microprocessor cards with built-in USB ports, which can also be used in personal computer peripherals through a USB protocol without requiring the user to install a special card reader. Until recently, the need to connect a specific reader to a PC in order to use a chip card constituted a major obstacle to the widespread use of microprocessor cards in PC-based applications, particularly for secure e-business and home banking transactions. Most PC operating systems manufactured today contain embedded software which allows for interaction with microprocessor cards through a USB port.

•	The development of contactless chip technology, which allows the chip card to receive and transmit data and interact remotely with the reader from a specified distance through an embedded antenna using a radio frequency, without being physically inserted in the reader. Chip cards can also combine contact and contactless functionalities on a single card which are compatible with existing card infrastructures in order to increase the card’s versatility and increase the number of areas in which the chip card can be used.
Chip card production
The chip card production cycle consists of four main stages: chip design, micromodule manufacturing, embedding and personalization.
Chip design
The most important features of a chip relate to its memory and data processing capacity, as well as its performance. Chips are designed and manufactured by semiconductor makers such as Philips, Samsung, Infineon, STMicroelectronics and Renesas, on the basis of the needs of the various card manufacturers. As a result, most of the card manufacturers dedicate a large part of their research efforts to the specification of new chip designs, including chip speed, circuit and architecture, as well as to the development of new chip operating systems, in order to optimize the chip’s performance, maximize security and meet customers’ requirements. The chip’s security and performance depend on the chip itself and the specifications of the chip operating system, which is indeed supplied by the card manufacturer. As part of this effort, card manufacturers generally have teams of software programmers dedicated to the development of new operating systems and new applications that are loaded onto the chip to enhance the functionalities of each specific type of chip card.
Micromodule manufacturing
The chips used in chip cards are supplied by silicon chip manufacturers in the form of wafers that contain a large number of chips. To be used in chip cards, the wafers need to be cut and the chips need to be separated from the wafers and assembled into ‘micromodules’, which consist of a chip connected to a printed circuit board, using microelectronic technologies. Because this process requires a high level of expertise and technology, many small to mid-sized card manufacturers do not have the in-house capabilities to produce micromodules and supply themselves from silicon chip suppliers or larger card manufacturers, such as Gemalto.
The micromodule manufacturing stage is conducted in a ‘clean room’ which benefits from a tightly controlled environment in terms of air filtering, temperature and humidity. Chips are delivered by silicon chip manufacturers in wafer form with approximately 1,000 to 10,000 chips per wafer, depending on their memory capacity, size and technology. The following diagram illustrates the main stages of micromodule manufacturing:
Micromodule manufacturing
The wafers are sawed into individual chips, which are then ‘picked’ from the wafer one by one and ‘placed’ on flexible printed circuit boards using a specialized adhesive. The chip is then connected to the printed circuit board using wire which is generally gold. A thin layer of resin is then applied to cover and protect the assembled chip and circuit board.

Embedding
The embedding stage consists of the production and preparation of the card body and the placing of the micromodule in the card body. Because chip cards can be lost, stolen, damaged or even subject to heat, cold, pressure and other types of physical stress, the card body and the micromodule must be highly resistant to physical damage and repeated use.
The following diagram illustrates the principal stages of card body manufacturing and micromodule embedding:
Card body manufacturing and micromodule embedding
The manufacture of card bodies includes printing, collation and lamination, card punching, hologram and signature panel hot stamping.
During the printing process, using offset printing and/or silkscreen printing presses, between one and twelve coats of ink are applied to blank sheets of white plastic. The printed plastic sheets are then covered with transparent plastic overlays that may include magnetic stripes (particularly for financial cards). The printed and laminated plastic sheets are then punched into individual cards and, if necessary, hot stamped with holograms and signature panels. Because the card issuers’ brand image is linked to the quality of its card presentation, card issuers demand that card manufacturers have a high standard of expertise in printing processes to ensure that the final card product meets their customers’ quality expectations. The security features of the printed card body are also important in certain segments, such as national identity cards. In these cases, card issuers require card manufacturers to have expertise similar to that required of currency printing companies in order to include anti-counterfeiting and tamper-proof features on the card body, using special inks.
The micromodule is embedded into the card body in an environment where temperature, dust and humidity are controlled. Before this can take place, the card body needs to be prepared by milling a cavity on the card body corresponding to the size and shape of the micromodule. The micromodule is then attached to the card body using high performance gluing techniques.
The production and preparation of contactless chip cards require different techniques depending on whether the card is purely contactless or dual interface. In a pure contactless card, the chip is contained in the card and is not visible to the eye. The manufacture of this card starts from the inside out, as the card body is built up around a thin plastic sheet that contains an antenna embedded in its perimeter, a thin conductive module and a contactless chip. The contactless chip is bonded to the module which is connected to the antenna. This center layer is placed between layers of plastic, which are in turn assembled with the printed card exteriors. The card then undergoes the same remaining stages of the manufacturing process, including lamination and card punching. A dual interface card, which has both contact and contactless functionalities, is first of all manufactured in the same manner as a contactless card, but, instead of containing the contactless chip in its center layer, a micromodule is embedded onto the card surface and conductive glue connects the chip to the antenna.
Testing
During each stage of production, Gemalto’s fully automated and robotized production lines monitor and record the main product parameters. Most machines are equipped with on-line vision systems and permanent statistic process control tools to optimize production conditions. Automated tests are completed according to specific sampling procedures to verify that each production batch complies with the customer’s specifications.

Personalization
Card personalization, which is particularly important in financial cards, consists of electrical and graphic processes. The method used varies depending on specific needs of each customer. The different stages of personalization can include data processing (such as PIN code or digital key generation), chip loading (personal data and applets), card body embossing, magnetic stripe encoding, laser or inkjet printing and packaging. At the personalization stage, it is imperative to take extremely rigorous security measures in order to ensure the confidentiality of the information transmitted by the customer. Manufacturers’ facilities must meet stringent security requirements and are routinely subject to inspections and certification by industry organizations and customers.
Point-of-sale terminals
A point-of-sale terminal is a complex computerized device that securely receives and processes electronic payments made through magnetic stripe or microprocessor cards. These terminals are widely used, mainly in retail stores, restaurants, cinemas, gas stations, public transit systems and museums. The point-of-sale terminal system can process credit and debit card payments, connect securely to a network and run specific additional applications, such as loyalty schemes.
A point-of-sale terminal has its own embedded microprocessor, which allows it to run specific applications for the particular environment in which it will serve. The terminal is programmed to read the data on the magnetic stripe or microprocessor card used for payment and to allow for specific transaction data to be entered using a keyboard or touch-based screen. It then transmits the data electronically over the telecommunications network to a payment center and receives and displays the center’s response or, in the case of microprocessor cards, it authorizes the transaction off-line. The card is first authenticated and then transmits a transaction limit to the terminal, without requiring authorization from an authorization center. Point-of-sale terminals meet the various standards set by the main financial industry organizations, notably Europay-MasterCard-Visa (EMV), and have to be adapted to customer- or country-specific requirements for local card payments.
Point-of-sale terminals come in five basic forms: desktop, portable, semi-portable, mobile and multilane. Desktop terminals are used primarily at retail sales counters and cannot be moved. They may be used outside, for example at gas pumps or car park pay points. Portable terminals are used to process payments at a limited range from the sales counter (such as in restaurants). Semi-portable terminals are comprised of a moveable handset which is placed on a base station to transmit and verify transaction data and print a receipt. Mobile terminals use wireless technology and can either be connected to a network or off-line. They can be used to transmit payment data from mobile or remote locations (such as taxis, delivery trucks or motorcycles). Multilane terminals are used in networks of cash registers and other payment points, for example in supermarkets.

6.1.1.2.	Production
The ability to develop, optimize and upgrade its production facilities to improve productivity constitutes a major competitive advantage for Gemalto.
Its production operations are organized on a global basis with a view to achieving quality and cost-efficient production and minimizing time to market for customers. The same production practices and similar machinery are used in all production centers, which makes it possible to move orders and equipment from one center to another, reduce production time and adapt capacity at minimal cost. This set of practices, also called the ‘virtual factory’ concept, allows Gemalto to allocate production capacity on a global basis as necessary to meet surges in demand for particular products in particular regions, without having to install maximum production capacity in every region and for each product type. The same equipment can also be used for different product lines which allows managing regional growth from one product type to another in order to optimize delivery of a more profitable product line. This also provides the possibility of temporarily dedicating production lines for microprocessor cards to handle memory cards and vice-versa. Global production needs are evaluated on a monthly basis.

Gemalto is able to process small- and medium-sized orders of 1,000 to 50,000 cards on a ‘fast line’ basis with an average delivery time of less than two weeks as well as large orders of 100,000 to 500,000 cards with an average delivery time of four to six weeks.
Gemalto’s expertise extends to all aspects of chip card production and services, including:
•	Design of microprocessor operating systems. Gemalto has approximately 200 engineers and software developers dedicated to the design and specification of secure operating systems (“OS”) for chips. Because the OS is engraved in a silicon read-only memory at the time of production and hence cannot be modified at a later time, it is essential that it be free of defects. The OS manages the various elements of a chip such as memory, communication interfaces and crypto-engines, and provides a standard interface to applications. OSs were initially developed in native programming languages that were specific to an application, which had the effect of restricting software development to those who possessed the programming codes and ultimately limited the number of applications that could be brought to market. Gemalto revolutionized chip OS design by introducing a Java-based virtual machine that separates core OS functions from applications and enables the development of new applications using a standard programming language, which increases the number of applications and the speed with which they can be brought to market, and enhances the interoperability of microprocessor cards, which allows a single device to interact with cards made by different manufacturers.
•	Chip design. Gemalto works with its main suppliers to design chips that meet market requirements, including chip geometry, speed and circuit and architecture design. It has dedicated a part of its research and engineering activities to the specification of chip designs which can add value to its products.
•	Personalization. Gemalto provides personalization services that consist of a graphical aspect (the appearance of the card) and an electronic aspect (the data and software — including end user information — stored on the chip) at its personalization centers located close to its customers around the world. Data and application parameters are transferred to the card in encrypted files in a highly secure environment. Gemalto’s graphical personalization techniques include embossing, laser engraving and inkjet printing of identification numbers and user information such as photos, names and barcodes on the card body as well as anti-counterfeiting and tamper-proof features such as hidden holograms and special ink marks.
Gemalto is also one of the few chip card companies with the necessary expertise in microelectronics technologies to manufacture the micromodules (from silicon chips) that are embedded in the card body to form a chip card.
Gemalto is seeking to protect its ideas and expertise through the appropriate use of its intellectual property rights. It licenses out a large part of its expertise in order to encourage development of the use of chip cards, which generally compete with alternative technologies such as secure papers, magnetic tickets and software solutions in the main markets.
As of December 31, 2005, Gemalto operated 12 card production centers with a global annual production capacity of over 750 million cards, located in France, Spain, the United Kingdom, Russia, the United States, Mexico, Brazil, Hong Kong and China. All of these centers have microprocessor card production and card personalization capabilities.
In the second quarter of 2003, Gemalto sold and outsourced its POS terminal manufacturing operations in order to keep its POS activities concentrated on the design, marketing and sale of POS products (see Part II — Section 6.9 “Suppliers — Point-of-sale terminals”).

Main production, personalization and research centers
During the first semester of 2006, Gemalto has relocated its Montrouge, France site activities to a new Gemalto site in Meudon near Paris, France (see note 30 — “Commitments and contingencies” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005”).

6.1.2.	Significant new products and/or services
Information on significant new products and services that have been introduced is provided under the relevant activity or market description in Part II — Sections 6.1.1 “Description of the nature of the Issuer’s operations and its principal activities”, 6.2.1 “Presentation of the market for cards and point-of-sale terminals” and 6.2.2 “Description of Gemalto’s business line”.

6.2.	Principal markets

6.2.1.	Presentation of the market for cards and point-of-sale terminals
Secure plastic cards are used on a daily basis for a wide range of purposes such as to make payments, to identify people and grant them access to places or services and to store information. As a result, the market for card products and services encompasses a large number of sectors and applications where cards are used mainly for data storage, data retrieval and secure data transmission within secure and flexible systems or platforms. Although the cards used in different sectors and applications vary greatly in terms of sophistication and capabilities, a card typically consists of a standard-sized plastic body that is ‘personalized’ or customized for each function or user through various techniques, such as embossing, ink markings or laser engravings. In most cases, the data stored on the body of the card is limited to visual identification information that is used to access centrally stored databases. However, cards that contain magnetic stripes, memory chips or microprocessor chips are able to store additional data, such as bank account or telephone subscription details, and provide higher levels of security to protect the data stored in the card. Despite their advantages, in each sector these cards are in competition with a number of alternative technologies, such as hardware-based authentication solutions for access to wireless networks, magnetic tickets for public transportation, identity papers or software-based solutions for access to computer networks or encrypted media broadcast content.

Within the global market for card products and services, demand for chip cards, which include microprocessor and memory cards, has grown steadily and rapidly, both geographically and by sectors of activity, since the development of the first chip card over 25 years ago. Chip cards are used extensively in Europe and Asia, where they have several hundred million users. Their use is growing worldwide, particularly in China and the Americas. According to Frost & Sullivan, 2.4 billion chip cards were shipped worldwide in 2004 and worldwide chip shipment could reach 4.16 billion cards in 2008. Gartner estimates that Gemalto is the world’s second-largest chip card supplier, supplying 20.4% of units shipped globally in 2004.
The use of microprocessor cards has substantially developed since the first card appeared in 1983, with global annual shipments rising from 466 million cards in 2001 to 1,467 million cards in 2004, according to Frost & Sullivan. Frost & Sullivan further estimates that, in 2004, 699 million microprocessor cards were shipped in Europe, the Middle East and Africa (EMEA), 579 million in the Asia Pacific region (APAC) and 184 million in the Americas (‘North America’ and ‘Latin America’ combined), while these regional shipments are expected to see a 2004-2010 compound annual growth rate (“CAGR”) of 14.8% in EMEA, 26.8% in APAC and 34.2% in the Americas. One of the key drivers of this growth has been significant demand for SIM cards, which were included in the specifications of the GSM standard in the late 1980s. GSM is the dominant mobile communication standard in Europe and the most widely used in the world. Demand for microprocessor cards should continue to grow in the near future with the development of operators working in countries with very large populations. Mobile communication operators are also expanding their related services offerings using increasingly sophisticated cards that provide new features and better capabilities. Growth is also sustained by the worldwide rollout of new “third generation” (3G or UMTS) mobile communication networks using microprocessor cards. Gemalto also believes that other applications of secure plastic cards offer significant potential. The migration of financial card systems to the EMV standard, which is microprocessor card-based, is expected to create significant demand for financial microprocessor cards in countries that currently rely on magnetic stripe card payment systems. The new EMV standard is the first truly international standard that requires interoperability between the cards and point-of-sale terminals. Previously, there was only a variety of local standards, each based on different specifications. The migration to chip card-based payment systems should also have a positive impact on the market for POS terminals as it is one of the factors favoring the replacement of previous generations of equipment and should also help expanding in new areas. Furthermore, the increasing need for security and the expansion of on-line government services are likely to make the network security and the government, health and identity applications grow significantly. Frost & Sullivan expects global microprocessor card sales to grow to 2.4 billion units in 2008.

6.2.1.1.	Cards
Mobile communication
Mobile communication has long constituted the largest portion of microprocessor cards shipments. In Frost & Sullivan’s October 2005 study on the mobile communication business, it is estimated that 1,067 million SIM cards were shipped worldwide in 2004 and expects shipments to increase to 2,190 million cards in 2008. This represents over 70% of the 1,467 million microprocessor cards shipped worldwide in 2004, as estimated by Frost & Sullivan.
Microprocessor cards have been a key component of mobile communication systems that use the GSM standard since their launch in 1990. SIM cards are placed inside the wireless handset and are used by mobile communication operators for user authentication to give access to the network without compromising the security of the network. The authentication software loaded on SIM cards has also enabled operators to manage network subscription, including type of subscription and network access, billing and roaming preferences. SIM also allow subscribers to store their telephone numbers and personal information, such as a personal phonebook, on a removable card that could be inserted in any GSM mobile phone, enabling subscribers to change handsets without changing subscription or losing personal information.
Historically, the key driver of SIM card sales has been subscriber growth in parallel with the construction and rollout of digital wireless networks, particularly in Europe. More recently, as mobile communication penetration rates have increased and subscriber growth has slowed down in Europe, sales of microprocessor card products used for this type of application have benefited from subscriber turnover or ‘churn’, handset upgrades, new value-added services and international roaming between different mobile communication networks. Finally, the migration to new mobile communication standards that require sophisticated microprocessor cards, in particular third-generation networks, should also have a positive impact on the SIM cards business.

Subscriber growth
Growth in SIM shipments was historically driven by the increasing widespread use of mobile phones. This continues to be the case in countries and regions that still have relatively low mobile phone penetration rates, such as India, Indonesia, Russia, Africa and Latin America. In these areas, SIM cards are sold to network operators as they build up their primary networks and add new subscribers. However, in these high-population countries, currently where the largest volumes of SIM cards are shipped in the world, the mobile communication business is also characterized by intense competition between operators for subscribers. Consequently, operators are divided between the use of basic SIM cards that perform subscriber identification and win customers at a lower cost, and the need to retain these customers by offering them a growing range of services, principally through high-end SIM cards with greater memory capacity and processing power.
Subscriber churn
Growth in Europe has recently slowed as, among other things, the market for voice transmission services matures. In this mature market, intense competition between operators has resulted in a very high level of customer turnover or ‘churn’. The availability of number portability coupled with the desire to upgrade handset, has lead to significant increase in churn rates. A customer can easily switch operators without being forced to switch his/her existing phone number. The churn rates in countries such as China, India and Russia are also particularly pronounced due to the high number of prepay users, who generally have little attachment to their supplier and have no qualms about changing operator when their contract expires. The growing proportion of prepay subscribers has resulted in more and more users switching networks. Customer churn leads to greater demand for SIM cards and, in many instances, for more sophisticated SIM cards in order to attract subscribers with innovative services.
Value-added services
Meanwhile, because of the slowdown in the voice transmission services market, operators have seen a sharp decline in average revenues per user and are seeking to enhance their offering of value-added services by increasingly using the new possibilities offered by mobile communication in terms of data transmission capabilities. Growing demand for new services, including information-on-demand, email access, and multimedia services such as mobile music or TV has led mobile operators to use more sophisticated SIM cards. Growth opportunities in the mobile data transmission market have also led mobile communication operators to invest in new technologies and networks and to upgrade existing infrastructures. In order to be able to offer these advanced services, operators have been upgrading to multi-application SIM cards with much more powerful processing capabilities, memory capacity and security features, which creates new market opportunities.
There are a number of other emerging applications such as contactless technology and the protection of copyrighted digital media. There are a number of projects underway either to incorporate a contactless microprocessor chip into a mobile telephone or to create a contactless SIM card, thereby enabling a phone to act as a payment device or a public transportation ticket. Digital rights management using SIM cards is also currently being tested. One approach would involve selling digital copyrighted information in encrypted form, for example to download news, digital music or video clips, with a unique microprocessor-based key for decrypting it, which could be used in a mobile device, an MP3 player or a stereo system.
Multi-standard interoperability
In addition to GSM, the two other main mobile communication standards used around the world are Code Division Multiple Access (“CDMA”), used primarily in the United States, South Korea and China, and Time Division Multiple Access (“TDMA”), used mostly in North, Latin America. These standards do not provide for the systematic use of removable identification modules such as SIM cards as part of their mandatory technical specifications. However, numerous wireless networks based on CDMA and TDMA standards have recently been implementing chip cards in their infrastructure to facilitate interoperability between networks that use different standards. SIM cards and removable universal identity module (“R-UIM”) cards (the CDMA equivalent of the SIM card) with a roaming feature allow mobile phones to use the infrastructure of other mobile transmission standards. This technology is well-suited to the North American and Chinese markets, which have fragmented networks providing uneven coverage using various standards, including CDMA and GSM. In 2001, for example, China Unicom commenced a significant rollout of R-UIM cards (partly supplied by Gemalto) for its CDMA subscribers, and, in the United States, AT&T Wireless and Cingular Wireless rolled out cards incorporating the GSM/ANSI-136 Interoperable Team, or GAIT, standard (including GAIT cards supplied by Gemalto) which enable interoperability between TDMA and GSM coverage areas. In 2004, Tatateleservices has been embarked into a migration of its CDMA to accept R-UIM cards in order to simplify logistic and allow roaming.
Migration from standards that require microprocessor cards
In certain regions, the migration to standards that use microprocessor cards has also contributed to the growth in demand. This is notably the case in the United States and South America — where operators are moving from the TDMA standard towards the GSM standard; in Japan — where operators are moving from the second generation PDC standard (Personal Digital Cellular) to WCDMA standard; and in Korea — where operators are moving from the CDMA standard towards the WCDMA standard.
New wireless standards
The mobile communication industry has started deploying new wireless standards that are expected to provide greater data transmission capacity to allow operators to continuously provide new services to their customers. The new standards, which are commonly referred to as third-generation standards because they represent the third generation of technology used for mobile communication, are collectively known as Universal Mobile Telecommunications Systems (“UMTS”) standards. All of the third generation standards include identification module technology similar to SIM cards, but with significantly greater memory and processing capacity and enhanced security features. The mobile communication industry has adopted the technical specifications for these standards and is currently deploying two new versions of UMTS standards, WCDMA, which is expected to be predominant in Europe and Asia, and CDMA2000, which is expected to be used mainly in the United States and some parts of Asia.
The WCDMA standard, like the GSM standard, incorporates an identification module in a removable card, which is referred to as a Universal SIM, or USIM, card. In the CDMA2000 standard, the identification module technology can be incorporated in either a removable card, which is referred to as a Universal Identification Module, or UIM, card, or in the telephone handset.
Because it will take several years for mobile operators to deploy fully and take advantage of new third generation networks, the mobile communication industry has developed interim standards that support higher transmission capacity based on existing second generation technology. The main interim standards, which are known as 2.5G standards, are General Packet Radio Service (“GPRS”) and Enhanced Data rates for GSM Evolution (“EDGE”), both of which use GSM technology, and CDMA-One, which uses CDMA technology. All of these standards incorporate identification module technology, which can be included in a removable card or, in the case of CDMA-One, in the telephone handset. The 2.5G standard adopted in Europe and China uses removable card identification module technology, while in the United States the decision is made by each individual operator.
Competition / Recent developments
Mobile communication operators generally award one-year SIM card supply contracts to one or more card manufacturers through annual public tenders in which many card manufacturers participate, which results in a high level of competition for SIM card orders. Moreover, because there are approximately 30 SIM card suppliers worldwide, of which approximately 10 have a global presence, there is intense competition among global, regional and local players for each contract. For example, the importance of demand in China as well as it potential growth in the future have recently given rise to local SIM card manufacturers which compete for card orders from Chinese mobile operators. These producers are expected to continue to build on their domestic market share and make the most of both their low production costs and large domestic market to expand internationally and gradually compete with global players in the region. Despite this intense competition, operators tend to develop long-term relationships with three or four manufacturers based on product quality, services offered and the common development of dedicated software and other applications, although these relationships may not necessarily lead to contract awards or orders each year.

In 2001 and 2002, this business experienced an overall decline, which has led to a fall in the average sales price of SIM cards, particularly low-end SIM cards, due to increased competition between local suppliers. This decline was exacerbated by the slowdown in the mobile communication industry that led operators to cut costs, particularly SIM card supply costs. Between 2003 and 2005, however, Gemalto experienced a fast volume growth characterizing the overall return to growing market demand for SIM, and mainly driven by growing demand in countries such as India, Russia as well as in Africa and Latin America. During the same period, the product mix also improved due to the demand for more advanced services driven by 3G migration and multimedia services launched in more mature areas. However, pressure on average sales prices on this type of products is likely to continue due to the growing demand and the resulting increase in competition.
Financial services
According to Frost & Sullivan, approximately 311 million chip cards were sold in the financial services industry in 2004, and it estimates that 812 million chip cards will be sold in 2008.
There are currently three main applications for microprocessor cards used for financial services:
•	the credit and/or debit card, which allows users to make cash withdrawals and purchase goods and services using their bank accounts or credit lines without requiring on-line authorization from the card issuer for each transaction. France was the first country to implement these card systems in a widespread fashion, resulting in an estimated 45.7 million cards in circulation in 2003 according to Datamonitor. Today, microprocessor credit and/or debit cards are widely used for payments in France, Germany, the UK, Belgium, the Netherlands and Malaysia, while Italy, Spain, Mexico and Japan are currently in various stages of migration from magnetic stripe cards to microprocessor cards. Financial institutions in other countries, such as Switzerland, Canada, Brazil, Taiwan and several Eastern European countries have also begun migrating to microprocessor card technology.
•	PayPass, introduced by MasterCard, is a contactless credit/debit payment card aiming at making small-amount transactions faster and more secure than traditional magnetic stripe cards. In North America, several financial institutions, including Chase and Bank of America, have started rolling out cards to their customers which can be used in retail outlets;
•	the ‘e-purse’ or ‘electronic purse’, which allows users to download cash in electronic form and debit an appropriate amount at each transaction. E-purse systems, such as the Moneo, GeldKarte and Proton systems, are currently used in Germany, Belgium, the Netherlands, Luxembourg, Mexico and Malaysia;
•	multi-application cards based on open-platform technology, which permit card issuers to deploy a number of applications, such as credit and debit payments, e-purse, loyalty programs and other value-added services, on a single card and to update and add other services after cards have been issued in order to tailor services offerings to customer demand.
In countries that have adopted chip card-based payment systems, financial institutions, banks and retailers that offer consumer credit periodically award contracts that generally last one year to card manufacturers for the initial issuance or replacement issuances of cards intended for targeted groups of customers. To obtain these contracts, card manufacturers must meet stringent quality and security criteria both in respect of the cards as well as the production process (see Part II - Sections 6.1.1.1 “Overview of Gemalto’s technology” — “Chip cards” — “Chip card production”, and 6.1.1.2 “Production”). The main feature of these types of products is the regular need to replace cards in circulation. Financial cards are issued to cardholders for a pre-determined period of time, which typically ranges from two to three years. When the card expires, the cardholder requests and generally receives a new card for another similar period. Card issuers are also required to issue new cards to their customers at short notice when they enroll new card users or when the original cards are lost, stolen or damaged. As a result, card manufacturers that are selected for a financial card project must have the capability to respond at any time to orders for new cards in large or small batches to replace those that expire or are lost, stolen or damaged. Personalization capabilities are a key element of a card manufacturer’s ability to respond quickly to large or small orders for replacement cards, as each card requires a high level of personalization, including graphical personalization such as images of the cardholder’s photograph, and electrical personalization with respect to the downloading of data, whether or not confidential, into the microprocessor. This personalization service can also include the secure separate mailing of the card and the PIN.
In countries that continue to rely on magnetic stripe card-based payment systems, the migration to microprocessor card-based systems is being driven mainly by the desire to reduce the levels of fraud associated with magnetic stripe cards. Financial cards with microprocessor chips store a specific cardholder profile, as well as security software that allows the POS terminals to carry out a transaction without on-line authorization. The cardholder enters his/her PIN code into the POS terminal instead of signing a printed card receipt, which reduces fraud. Microprocessor chips also contain sophisticated cryptographic algorithms that prevent access to and duplication of data stored in the microprocessor card. Furthermore, microprocessor cards enable financial institutions to offer multiple applications through a single card platform, such as the combination of credit and debit applications with loyalty programs, as well as to run sophisticated customer relationship management programs.
Most large financial card networks have standardized their payment systems in order to enhance interoperability and security. Europay, MasterCard and Visa have adopted a common specification for credit and debit cards, known as the EMV standard, which is based on microprocessor cards. MasterCard and Visa originally announced that they will no longer guarantee repayments in the event of fraudulent card use in Europe after January 1, 2005, unless the fraud takes place within EMV-certified microprocessor card-based payment systems. They have also set EMV migration deadlines for shift of responsibility worldwide, including Africa and the Middle East (January 2006), Asia (January 2006), Latin America (January 2008) and Canada (January 2008). However Visa and MasterCard have showed some degree of flexibility for financial institutions to comply with the deadline as the migration is a major undertaking. No deadline has been set with respect to migration in the United States, however, and magnetic stripe-based credit cards continue to be widely used in the US market. The United Kingdom, France, Belgium, Turkey, Sweden, Italy and Brazil have already implemented EMV platforms while other countries are currently running pilot migration programs.
E-purse schemes are typically implemented by financial institutions and banks, according to national specificities. These include Visa Cash (Visa), Mondex (MasterCard), the Common Electric Purse Standard (CEPS), Proton (through the Proton World International card operators association), Visa Sermepa (the Spanish Visa Cash operator), Chip Knip (the Dutch card), GeldKarte (the German card) and Moneo (the French card). Loyalty card programs are implemented by businesses and retailers, particularly supermarkets and hypermarkets, and when in a multi-application setting, these cards are often implemented in collaboration with financial institutions.
In terms of geographic regions, Europe (including Eastern Europe and Russia) and Latin America are experiencing significant growth in the demand for microprocessor financial cards. According to Frost & Sullivan, shipments for the two regions were 231 million and 10 million units respectively in 2004. In Asia, according to Frost & Sullivan over 63 million smart cards were shipped in 2004 with the demand being driven by Japan and Korea.
Public Sector, Network Access and Others
The security, portability, privacy and privacy features of chip cards make them well suited to respond to customer and consumer demands in a diverse range of applications such as government, healthcare, transportation and national identity cards, passports, network security and access cards, or pay-TV access cards.
Public sector
Government, healthcare and identity
Chip cards are generally intended to replace paper documents that are currently used by public institutions and to provide a broad range of services to citizens, such as identity cards, passports, drivers’ licenses, health cards and social security cards. Frost & Sullivan estimates that approximately 26.9 million of these types of chip cards were sold globally in 2004 and believes that global sales will reach 557 million cards in 2008. The adoption of chip cards in this area should be driven principally by the need to improve efficiency in government services, the need to reduce fraud and forgery and growing security and privacy concerns, particularly in the area of identity and healthcare. Chip cards provide a higher level of security than other technologies in this domain, particularly due to the cryptographic and tamper-resistant nature of the chip card as well as the ability to include other security features such as holograms, optical variable imaging, microprinting and biometrics (for example, retina scans, digital fingerprinting or voice verification). Chip cards present additional advantages over other security alternatives as they provide both physical security (physical presentation of the card on demand, difficulty of reproducing the card, the chip and the data at the same time) and network access security (confidential code, verification of the legitimate holder’s biometric data, cryptographic authentication of remote systems, etc.). Furthermore, chip cards address consumer privacy concerns by allowing card users to control access to sensitive information by storing it in their cards, which they keep with them and which are only presented when necessary.
For these reasons, numerous governments and public authorities have commenced implementing chip card-based systems in a wide range of areas. Since the events of September 11, 2001, security concerns have increased interest in proper and secure identification and consequently in secure identity applications. Governments, particularly the United States, have taken initiatives to analyze the implementation of microprocessor card-based systems for secure identification, including the use of biometrics, notably in passports and other national identity documents. Because microprocessor cards are capable of storing the physical traits used for biometric identification, such as fingerprints, hand geometry and retina scans, the use of these cards enhances the security of biometrics-based access networks by requiring each user to present both the card and the relevant physical trait at designated access points. In 2001, the US Department of Defense awarded a contract to a consortium including Gemalto to develop and install the Common Access Card project (CAC), a microprocessor card-based security network for all current and retired military personnel and their families. In 2004, Gemalto was further awarded a contract by the US General Printing Office for developing and testing the electronic passport technology.
In Europe, Belgium has been the first country to roll out a National ID card with more than 2 million cards issued in 2005 and a full deployment plan (11 million cards) expected within the next three years. In Asia, Hong Kong completed the rollout of a multi-application identity microprocessor card with digital fingerprinting. Other significant projects proposed or underway include the adoption of a microprocessor card-based system for drivers’ licenses in India and ID cards in Taiwan.
The International Civil Aviation Organization (ICAO) has specified the incorporation of contactless chip card technology to be used in the new generation of passports as well as recommending the usage of biometrics information. This electronic passport maintains the booklet form factor, but incorporates a contactless microprocessor chip which stores all the information regarding its holder as well as a high-definition ID photograph and biometric information. The United States has been the key driving country for the deployment of such electronic passports and announced its intention to commence issuing them in 2006, and has required the 27 countries with visa-waver program with the United States to comply by October 2006. This has triggered the majority of those countries, plus few others, to begin piloting such technology and preparing for the rollout in due course.
In healthcare applications, France, Germany, Belgium and Italy have already developed chip card-based systems to improve service to patients and the information available to medical professionals, as well as to cut costs. France has issued more than 75 million health cards since 1998 as part of the Sesame Vitale and CPS projects. Germany, which has been using memory cards for many years to simplify the administrative duties of healthcare professionals, also recently launched a targeted initiative for the deployment of microprocessor-based health cards.
Contracts for the implementation of projects for government administration products and services are typically long term and are offered through public tender and procurement procedures. These tender procedures often set out tailored specifications based on highly specific requirements. Because chip cards are usually only one of several components of a project, chip card manufacturers compete in these tenders in association with major system integrators and local partners to provide the cards and services required for these systems. Although a number of systems have been implemented and pilot programs launched around the world, the demand for government, healthcare and identity chip card products and services is still in its development stage and the widespread deployment of chip cards in this area will depend primarily on governmental bodies taking the requisite political decisions and supporting the rollout of the required infrastructure.

Transportation
Chip cards used in mass transportation mainly consist of contactless cards, which provide an easy-to-use and cost-effective basis for high speed transactions. There is a small but growing demand in this industry for high-end contactless microprocessor cards. Frost & Sullivan estimates that 115.8 million chip cards used for transportation were shipped globally in 2004 and believes that global sales will reach 270 million units in 2008. The transportation business is highly fragmented, generally with one project per city, but growth in recent years has been high, due largely to the standardization and cost-effectiveness of contactless technology solutions and the increased focus on upgrading existing transportation infrastructures. In addition, contactless card solutions have lower maintenance requirements than paper-based ticketing systems in mass transportation. Recent opportunities for this application have included projects using contactless card technology such as the Oyster card in London, the Navigo card in Paris and the Octopus card in Hong Kong, as well as similar projects in other major Chinese cities, Japan, Brazil and Mexico. The deployment of chip card solutions depends primarily on the full implementation of a new contactless ticketing system and related infrastructure and, as a result, the period between project decision and rollout is approximately two to five years on average. Once such systems are developed and thanks to their multi-application features, microprocessor cards may also allow for other contactless card applications in close proximity to the transportation centers, such as payment functions for retail purchases in train stations.
Network Access
Microprocessor card technology also allows users to access corporate and external networks, in order to identify themselves, send confidential encrypted messages and digitally sign transactions and documents. The principal drivers in the development of this application are heightened awareness of the risks relating to computer network integrity, as well as the need to protect information against theft or corruption, the need for an increasingly mobile workforce to transmit and consult data remotely and securely, the growing interconnection between computing systems and the need to safeguard against fraud. Frost & Sullivan estimates that 36.8 million of this type of chip cards were sold globally in 2004 and believes that global sales will reach 105.4 million cards in 2008.
The latest generation of microprocessor cards has been designed to work with the most sophisticated security technologies, such as PKI systems, which are used to facilitate secure data transmissions and transactions. Microprocessor cards can store digital certificates that identify the different parties to secure transactions, as well as keys or complex algorithms that are used to encrypt information transmitted over the internet or network and to authenticate transactions. The need to be able physically to present a microprocessor card and to activate it with a confidential access code, as well as the tamper-resistant nature of microprocessor cards, enhances the security of microprocessor card-based systems compared to other software or key-based systems. In addition, because the digital certificate is stored on the microprocessor card and not on the computer, access to the network and certification or authentication does not require the user to be physically located at a particular computer terminal. Large corporations such as Merck and Schlumberger and governmental agencies such as the US Department of Defense and the French Ministry of Finance currently use microprocessor cards for network security and access purposes.
The need for secure access through public networks has been heightened due to increasing risks from identity theft crimes. In particular, consumers are faced with a multitude of online threats, such as phishing and ‘Trojan’ attacks, which require better protection than traditional username/password authentication mechanism. In fact, Gartner estimates that direct losses due to phishing alone were $1.2 billion in 2003. This has resulted in increasing demand for two-factor authentication solutions to access online services. Two-factor authentication mechanism is based on something only the user knows (e.g. PIN code) and something that the user has (e.g. a token or smart card). With those two elements being required simultaneously, a user can then be authenticated much more securely than username/password mechanism. A number of government agencies, including the FDIC in the United States and the HKMA in Hong Kong, have issued recommendations for the implementation of two-factor authentication for online services.
Pay-TV

Microprocessor cards are used for pay-TV as an essential security tool to control subscribers’ access to pay-TV services, which are accessible only through set-top boxes or decoders. The microprocessor card enables the set-top box to perform several critical functions, such as decryption and the recording of subscriber information received from the head-end of a satellite, cable, digital terrestrial or other broadband-based network. Additionally, the microprocessor cards record information about pay-per-view movies and events that the viewer has decided to purchase. At predetermined points, the information about these purchases is transmitted through a return path such as a cable or phone line to the broadcast database to allow for billing. Frost & Sullivan estimates that 34.6 million of this type of chip cards were shipped globally in 2004 and believes that global sales will reach 63.8 million cards in 2008.
The growth of encrypted television channels, satellite and cable packages, pay-per-view television, interactive television and television over the Internet is likely to increase demand for microprocessor cards in this field. In addition to subscriber growth, card renewal frequency is a significant factor in the growth of microprocessor cards in this domain. Operators tend to enforce card renewals on average every two to three years to minimize the risk of card fraud.
Prepaid phone cards
The phone card application is the oldest of the chip card based applications and continues to be the largest one in terms of volumes. Phone cards, which reduce fraud and vandalism and the costs of supply and maintenance of public telephony equipment, are mainly used in Eastern Europe, Africa, Latin America and China.
Despite the large volumes of phone cards shipped every year, the relative lack of sophistication of these cards results in lower unit prices compared with microprocessor cards. In addition, demand for this type of cards has declined significantly from more than one billion units in 2001 to 940 million units in 2004 and 895 million units in 2005, as consumers rely increasingly on mobile phones and calling cards to place calls when they are on the move.

6.2.1.2.	Emerging applications
There are currently a number of emerging applications for microprocessor cards. One of these is in the area of contactless technology. There are a number of projects underway either to incorporate a contactless microprocessor chip into a mobile phone to create a contactless SIM card, thereby enabling a phone to act as payment device or a public transportation ticket.
Another area of emerging applications is DRM (“Digital Rights Management”). DRM is a technology used to protect high value digital content. The digital content is tagged with a secure information (for example encryption and signature) which prevents illegal users to access to the content and grant rights to authorized users. For example, a song track could be stored in a mobile phone with its associated DRM information in the SIM card, therefore authorizing the subscriber only to play the song and prevent illegal copies.

6.2.1.3.	Point-of-sale terminals
The market for POS terminals is large and growing, as virtually every card-based payment system, including magnetic stripe cards and chip cards, requires specialized readers to interact with the cards at points of sale. As a result, the POS market has traditionally benefited from the increasing use of cards to purchase goods and services and make payments around the world, particularly in countries such as the United States where a single person typically has more than one payment card. According to Frost & Sullivan, approximately 5.7 million POS Terminals were sold in 2004. In addition, the POS market is expected to grow as existing magnetic stripe card payment systems migrate to EMV-compliant systems. This migration will require the deployment of EMV-compliant POS terminals to replace the existing base of non-compliant POS terminals, particularly in countries with high magnetic-stripe card penetration and in countries with legacy non-EMV payment systems such as Italy or Spain. However, the large product orders resulting from this migration are likely to put significant pressure on prices as international suppliers will compete to win contracts from large financial institutions.

This growth should occur as POS terminals become more sophisticated. Most POS terminals are already equipped with microprocessors that can perform electronic payment, inventory management, fraud prevention and marketing applications. Increasingly, POS terminals are used for client relationship management, or CRM, acting as gateways to client behavior, including purchasing behavior. Frost & Sullivan anticipates that POS terminal shipments will increase to approximately 8.7 million in 2008.

6.2.2.	Description of Gemalto’s business lines
According to Gartner, Gemalto was the leading provider of microprocessor cards in the world in terms of units sold in 2004 with 354 million cards. Its business lines and expertise cover the main areas in which chip cards are used.
Gemalto has two main business lines:
•	Cards, which includes chip cards, magnetic stripe cards, scratch cards, software and associated services for mobile communication, finance, public sector, network access and other (which includes revenue from the licensing and intellectual property) and prepaid phone cards;
•	Point-of-sale terminals, which includes payment terminals, software, services and solutions sold to banks for their retail market.
The following table presents the breakdown of Gemalto’s revenue by business line in 2003, 2004 and 2005.

	31 December
	2003		2004		2005
	(millions of	(% of total	(millions of	(% of total	(millions of	(% of total
Business line	US dollars)	revenue)	US dollars)	revenue)	US dollars)	revenue)
Mobile communication	444	58%	549	57%	598	60%
Financial cards	160	21%	196	20%	200	20%
Public sector, network access and other (1)	63	8%	98	10%	80	8%
Prepaid phone cards	50	6%	40	4%	39	4%
Total Cards	717	93%	883	92%	917	92%
POS terminals	51	7%	77	8%	75	8%
Total revenue	768	100%	960	100%	992	100%

(1)	Includes revenue from the licensing of intellectual property.
The following table presents the breakdown of Gemalto’s revenue by region in 2003, 2004 and 2005.

	31 December
	2003		2004		2005
	(millions of	(% of total	(millions of	(% of total	(millions of	(% of total
Region	US dollars)	revenue)	US dollars)	revenue)	US dollars)	revenue)
Europe, Middle East and Africa	403	52%	536	56%	542	55%
Asia	220	29%	237	25%	207	21%
North, Central and South America	145	19%	187	19%	243	24%
Total	768	100%	960	100%	992	100%

6.2.2.1.	Cards
Mobile communication
According to Frost & Sullivan, Gemalto is the largest provider of SIM cards for mobile communication operators in terms of the number of units sold in 2004 with a global market share of 24%. In 2005, Gemalto shipped 340 million SIM cards worldwide. The Issuer offers a complete range of products, including SIM cards, software and servers, as well as associated services including consulting, training and systems design and installation. Mobile communication operators use SIM technology to provide secure voice and data communications over mobile communication networks to their subscribers. Gemalto also sells complete platforms integrating its microprocessor cards, software and servers.
To maintain its leading position in this business, Gemalto constantly upgrades the capabilities of its SIM products and continuously develops new more sophisticated and powerful SIM products that enable mobile communication operators to enhance their value-added service offerings to their customers. In particular, Gemalto’s newest SIM cards provide greater memory and processing capacity that permits more complex applications, security programs that can be downloaded and other additional features.
Gemalto’s main SIM products incorporate the Java Card operating system, which is the most widely accepted open platform to run SIM-based services and has become the industry standard. Java’s open technology model offers many advantages to its customers, including interoperability and flexibility in working with application service providers permitting decreased time to market for new applications. Gemalto has sold over 600 million Java-based SIM cards to date and has developed over 450 Java applications. According to Frost & Sullivan, Gemalto is the leader in terms of volumes of Java SIM cards shipped.
Since the adoption of GSM in 1990, Gemalto has provided increasingly sophisticated SIM cards for secure voice transmission to mobile communication operators around the world. The Issuer offers Over The Air Customizable (“OTAC”) SIM cards to mobile operators looking to provide secure basic wireless voice services to their customers. Its OTAC cards are based on an OTA platform, which allows operators to install and manage applications on SIM cards remotely through a server. OTAC SIM cards connect with Gemalto’s Simergy server range or similar OTAC servers installed by the operators. They provide 16-64KB of storage capacity and allow operators to authenticate network users and to offer prepaid services, dual subscription and remote management and customization of the SIM card, including subscription activation, phonebook backup, churn and network management, user parameter assistance and verification.
As the market for mobile voice transmission services matures, mobile communication operators are increasingly seeking to enhance their service offerings with new premium value-added services. These include, for example, messaging and multimedia services, which allow users to send text and image messages through mobile phones, email access , information on demand such as weather reports and stock quotes, as well as mobile access to video and audio services. Gemalto’s current main SIM products, the Simera line of Java-based SIM cards, enable mobile communication operators to respond to growing demand for these mobile data services and has been designed to include the SIM ToolKit standard, which facilitates the development and installation of new Java-based applications on SIM cards and allows the card to send orders to the telephone, for example to send a message or display a menu.

The main Simera product, the Simera Classic, which integrates remote management functions using an OTA platform and can also be connected to the Simergy Manager server, provides 16-256KB of data storage capacity intended primarily to safeguard the user’s personal data, such as the address book. This solution can also be used for value-added applications, remote card and applet management, managing user subscription parameters and downloading and installing applets on the SIM card for access to new premium services.
Within the Simera card range, Gemalto also offers several SIM cards with a high level of data storage capacity and processing power that enable mobile communication operators to take full advantage of the increased capabilities of 2.5G networks, the precursor to UMTS or 3G networks. For example, its Simera N@vigate incorporates browsing capabilities using S@T technology to enable access from a mobile phone or other mobile device to a wide range of internet content. Furthermore its Simgo product enables dynamic provisioning of on-demand services, allowing operators to quickly deploy customized services.
Gemalto has also developed SIM-based solutions to address the difficulties encountered by mobile communication operators in allowing users to roam between networks with different technologies and minimize their operating costs by using a single platform that is independent of the network technology. The Simera Airflex solution, which consists of a high-end Java-based R-UIM and SIM card, enables users to roam between GSM and CDMA networks, while the Simera GAIT solution, which is a high-end Java-based GAIT and SIM card, allows TDMA networks users to roam between GSM and TDMA networks. In 2001, Gemalto was awarded an Advanced Card Award for Best Communications Implementation by a panel of experts at the Smart Card London international chip card fair for its Simera Airflex solution produced for Korea Telecom Freetel, making it the first mobile operator able to offer its subscribers interoperability between CDMA and GSM networks.
Leveraging on the rollout of third-generation networks around the world, Gemalto has developed a new line of cards with enhanced memory capacity and processing power for a broad range of rich-content applications. The Usimera line of cards includes UIM cards for use in CDMA2000 networks and USIM cards for use in WCDMA networks. Gemalto launched its first Usimera USIM card in 2000, which has been used in the majority of UMTS pilot programs. Gemalto is currently supplying Usimera USIM cards to several major mobile communication operators that have launched third-generation networks, including Hutchinson 3, Vodafone, TMO, Japan’s KDDI and NTTDoCoMo. Gemalto is also shipping significant volumes of its Usimera cards to operators anticipating to third generation networks.
Gemalto also provides a range of software tools to support operators and service providers in delivering state-of-the-art voice and data transmission services. Gemalto’s leading position in Java technology allows it to offer full compliance with the latest standards for over-the-air downloading, source code development and interoperable applet loading and processing. Gemalto’s main software development product for customers wishing to create SIM card applications is the Visual Integrated Environment for Wireless Smart cards (“VIEWS”), which is a PC-based suite of tools that provides a range of development and testing capabilities. The VIEWS software is designed to work with SIM, USIM and UIM cards, as well as with roaming cards from any manufacturer and gives operators the flexibility to choose between individual components or a pre-integrated set of tools.
Gemalto’s customer software development department of approximately 200 engineers is dedicated to developing specific applications. These developers work principally in the mobile communication business but may also design applications for other business lines. They are located, as much as possible, near customers in order to simplify interactions and shorten time to market. Gemalto is also developing a Usimera Hybrid card, which incorporates USIM technology in a contactless radio frequency chip (which will work without a battery) giving users the ability to benefit from a single, highly secure card providing access to remote services including e-payment, public transport and office access.
Gemalto’s other mobile communication products are scratch cards, which are sold to mobile communication operators that desire a single supplier for their entire card needs. Scratch cards are laminated plastic cards with a scratch-off panel that covers numbers or codes necessary to activate a wireless subscription or to top up a prepaid subscription. To use the card to make a phone call, the user would scratch off the panel, dial a toll-free number indicated on the card and type in the code revealed to increase the value of the prepaid account. Gemalto does not consider scratch cards to be a strategic area of its business but offers them as part of a global solution to mobile operators.

Financial cards
According to Frost & Sullivan, Gemalto is the world’s leading provider of financial chip cards in terms of the number of units sold with a global market share of 23.0% in 2004. It further strengthened its leadership with the acquisition in 2001 of Bull subsidiary Bull-CP8, a forerunner in the area of financial chip cards.
Gemalto’s products are designed to comply with the principal industry standards for financial cards, such as the EMV standard for credit and debit cards. In addition, the Issuer’s microprocessor cards have been certified by major financial institutions and industry organizations, including APACS (United Kingdom), Banksys (Belgium), GIE Cartes Bancaires (France), Malaysian Electronic Payment System (MEPS) (Malaysia), MasterCard, People’s Bank of China (China) and Visa. Its contactless payment cards have been certified by MasterCard (PayPass), and its e-purse cards have been certified by BMS (France), MasterCard-Mondex, Proton and Visa. One of Gemalto’s main competitive advantages for this domain is that a substantial proportion of its products comply with the various standards used by previous generations of payment systems, which are known as legacy standards, as well as EMV. This flexibility enables its customers to issue more versatile cards that can be used in a broad range of different payment systems around the world, as well as to ensure a smooth transition to the new EMV standard.
Gemalto’s offering to financial institutions includes cards that incorporate an open platform system, such as Java Card or Multos (whose specifications are determined by Maosco, an industry-wide financial consortium). This platform allows the card issuer principally to load new applications onto the card after it has been issued, which enables issuers to offer new services or features to their clients rapidly and without having to incur the cost of supplying replacement cards.
Gemalto’s product offering of financial cards is divided into three main categories:
•	credit and debit cards;
•	e-purse cards;
•	multi-application cards.
Services offered by Gemalto include card personalization, which is important for establishing close relations with financial card customers, and other ancillary services, such as consulting and professional services related to financial card systems, including migration to EMV.
Credit and debit cards
Gemalto’s broad range of credit and debit cards are both EMV-certified and designed to accommodate national payment systems. Its principal state-of-the-art EMV-certified product is the e-Galleon range of cards. These cards can implement the two most widely-used EMV applications, VIS from Visa and M/chip from MasterCard, and have been adapted to a number of national payment systems, a feature which is particularly important during the various transition periods that accompany EMV migration. Gemalto markets its e-Galleon products principally in the United Kingdom, Italy and Eastern Europe, Brazil and Mexico as well as Japan.
The Multima line of financial cards is designed for the French banking market. These cards are EMV-compliant, are certified by GIE Cartes Bancaires and have received the Common Criteria EAL4+ security certification, which is currently a high security rating based on an international security measurement system used in Europe, Canada, Japan and the United States. Multima cards also integrate the Moneo e-purse application used in France.
In Japan, Gemalto launched its Shinflex-J range of payment cards with JCB, the largest issuer and acquirer. The Shinflex-J is a DDA-enabled card compliant with the EMV International standards, allowing JCB to deploy advanced and more secure payment applications. During the course of 2005 Gemalto also began recording volume shipments of PayPass contactless payment cards in the United States. This is a significant milestone for the penetration of smart cards in financial services for the North American area, as United States consumers begin to enjoy the benefits of faster and more secure payments.

Gemalto also sells magnetic stripe cards, principally in North and South America, as a complement to its microprocessor financial cards. Gemalto decided several years ago to prioritize its microprocessor card products in the financial services market and has redeployed part of its capacity for magnetic stripe cards towards the production and sale of microprocessor cards to improve the margins typically generated in this business.
E-purse systems
Gemalto is developing and marketing a full range of e-purse cards that store cash values and can be used for payments. Its main range of cards, the Prismera line of cards, complies with the Proton standard and provides a flexible platform for the entire spectrum of e-payment applications, including withdrawal, credit and e-purse applications, as well as PKI-based authentication functions, for example, for secure payments made over the internet. The Issuer has also developed an e-purse product called CashCard which is fully compliant with NETS standards, the most commonly accepted cashless payment method in Singapore, and an e-purse product with payment, identity and loyalty functions called Payflex, which is used principally as a loyalty card by large retailers and as an e-purse card at casinos.
Multi-application cards
The Palmera range of multi-application cards is based on the Java open platform and can be used for a range of functions, including credit and debit, e-purse, loyalty schemes, personal data storage and PKI-based applications for remote banking. The Palmera open platform architecture allows customers to add, upgrade or delete applications through a simple, secure downloading process without needing to reissue the card. Gemalto is currently providing multi-application financial cards for the Yoido financial district of Seoul, South Korea, as part of a Visa program to migrate from magnetic stripe to smart card technology. Six Visa card members, that account for 90% of Korea’s domestic financial card business, are participating in the pilot program. Depending on the issuer, the cards will feature options such as credit/debit, loyalty applications and chip card-based e-commerce.
During 2005, Gemalto was also awarded the first EMV card issuance project in China, by the Industrial and Commercial Bank of China (ICBC). The Palmera card selected for this project is able to support both Visa and Chinese EMV requirements. Tailored to the requirements of the Chinese financial sector, Gemalto’s Palmera range will provide the comprehensive security features and multi-application capabilities that support the EMV migration while offering better protection.
Personalization and other services
Gemalto provides card personalization services to its customers in the world’s major financial centers, including France, the United Kingdom, Spain, Hong Kong, the United States, Mexico and Brazil. Gemalto also opened a new personalization center in Burlington, Canada, to support the EMV migration in the Canadian market. Gemalto has the capacity to process large (regular replacement cards) or small (new and lost cards) orders in secure personalization centers located close to its customers in order to diminish delivery time. Through these personalization centers, the Issuer provides customers with a wide range of electrical and graphical personalization services, including embossing, secure laser printing, signature panels and photos, secure key generation, data loading and magnetic stripe encoding. Gemalto also provides a secure PIN mailing service. Finally, it sells personalization software and equipment to financial card issuers that wish to perform their own card personalization.
In addition, Gemalto provides a wide range of consulting services, including design of technical specifications for cards, personalization solutions, project management and application development. It also provides consulting services in connection with customers’ migration to EMV standards.
New financial applications
The Issuer dedicates a proportion of its research and engineering resources to developing new applications for financial cards. Gemalto combines its expertise in financial cards and mobile communication (to enable, for example, mobile banking and commerce) as well as security and access. One of the applications includes the use of e-gate technology, which enables financial cards to interact with personal computers through a built-in USB interface for home banking and e-commerce with a higher level of security (see Public Sector, Network Access and Other).

Public sector, network access and other
Gemalto designs and develops identity, security, access and privacy solutions based on chip card technology for a wide range of governmental, public sector and corporate applications, including controlled access to facilities, networks and public services and the secure exchange of information. Its products have been certified by a number of major bodies and industry organizations, which allows it to meet the most stringent criteria imposed by governments, public authorities and corporations in selecting suppliers (see Part II — Section 6.6 “Quality, security and standards”).
Public sector
Government, healthcare and identity
Gemalto designs and develops microprocessor card systems for a wide range of governmental and public sector applications, including national identity cards and passports, as well as public healthcare and social security cards. The public sector is a promising field of business for microprocessor card applications as governments seek to implement an ever widening range of online services requiring a highly secure platform that protects their citizens’ privacy and as governments find chip cards a simpler way of streamlining the administrative process of and costs involved in, for example, the distribution of social security benefits. Applications being developed for the on-line government applications include electronic identity cards, social security cards, drivers’ licenses, passports, visas, certified digital signatures, entitlement cards for public service beneficiaries and microprocessor cards for public service employees.
The ICitizen card, which is a highly secure and easy-to-use identification card that provides access to e-government applications, consists of a customized microprocessor card that combines a secure card body with a range of security features (including PKI-based authentication), a large memory capacity, and an interoperable open Java operating system that enables the deployment of additional applications, whether or not developed by Gemalto, after the card is issued.
It also provides a variety of access mechanism options, ranging from a PIN code to sophisticated biometric systems such as digital fingerprints or retina scans. The Malaysian government recently selected Gemalto to supply the operating system for its multi-application citizen card, which includes identification applications, such as drivers’ licenses, passports and health information, a PKI-based digital signature application and an e-purse. To date, more than 2 million cards have been sold under this project. Gemalto also provided the operating system for the Belgian national identification card (“Bel PIC”), the first major European rollout of personal identification microprocessor cards. In 2004 the Issuer has also been selected to supply microprocessor cards in the initial stage of deployment of microprocessor card-based driver’s licenses in India. In addition, Gemalto also designed the operating system for the European digital tachograph project that will replace existing paper-based driving time and speed records with microprocessor cards.
According to Frost & Sullivan, 7.2 million units of healthcare microprocessor cards were sold worldwide in 2004, and this volume will increase to 70.6 million units in 2008. These cards allow healthcare and health insurance providers to securely access and manage medical and insurance information, while at the same time ensuring the security and confidentiality of medical records. Health cards also help governments to understand and control healthcare expenses through better information management and reduced paperwork. The security features of these cards also help healthcare providers reduce medical fraud. Gemalto was chosen to supply microprocessor cards for the French health system in 1988, which was the first tender for a microprocessor card-based nationwide health management system in the world. Since 1988, it has been a key player in the development of the microprocessor card-based French health system, including the creation of the GIE Sesame Vitale card (patient card) and GIP CPS card (health professional card) in 1998, which permits patients and doctors to submit insurance claims and related healthcare administrative documents securely online. By the end of 2005, Gemalto had delivered close to 1 million cards to the Puerto Rico Department of Health’s new healthcare microprocessor card (“Tarjeta Inteligente De Salud”) program. The project covers the entire Commonwealth of Puerto Rico and is the largest rollout of healthcare smart cards in North America to date.

Gemalto is also involved in the design and realization of security systems using biometrics and has developed an entire range of microprocessor cards integrating biometric technology. It is also involved in setting future standards for biometrics, working closely with the key players in this field.
Regarding the electronic passport, Gemalto was selected by the United States Government Printing Office (GPO) to provide its technology — Axseal, for testing and piloting electronic passports. In September 2005, Gemalto also began supplying Axseal to Groznak, the Russian national printing agency, for the pilot program of the electronic passport project for the Russian Federation.
Axseal technology includes certified operating software compliant with the ICAO standards, with biometric capabilities that meet the highest security requirements, running in a large capacity contactless electronic chip embedded in a module that is highly resistant to damage, which is integrated in the passport cover.
Transportation
Gemalto has been a pioneer in the use of contactless chip cards and related technologies in mass transportation since 1997. The Issuer currently offers a range of products from contactless cards to dual-interface (contact and contactless) multi-application cards.
The Easyflow line of contactless memory cards addresses the mass transportation applications, which is characterized by high customer volumes and the need for high transaction speed. Gemalto is currently supplying Easyflow cards for London Transport’s Prestige project, which is one of the largest projects currently underway in Europe. It has sold approximately 7 million cards for this project to date.
Gemalto participated in the development of the first dual-interface microprocessor card in 1997, which was subsequently deployed worldwide as the Easyflex product line. The Issuer is currently one of the providers of contactless microprocessor cards to the RATP, which operates the Paris region metro and bus network, and the SNCF, the French national rail company, and its Easyflex products have been deployed in a number of public transportation projects around the world, such as in Kuala Lumpur (Malaysia), Aberdeen (United Kingdom), Curitiba (Brazil) and Matkahuolto (Finland). The Easyflex line of cards also includes multi-application cards that allow transport operators to provide a range of additional services to passengers, such as parking and municipal services (for example, library or swimming pool access), and to remotely update the information and applets on the card. Gemalto intends to focus increasingly on the small but growing demand for high-end contactless microprocessor cards, which are of greater interest in terms of features and value than memory cards in this application.
Gemalto also produces a line of contact memory cards for pay parking applications called Primeflex. These cards are mainly sold to operators of parking facilities, including municipalities.
Network Access
Gemalto produces a range of microprocessor cards, readers and development tools incorporating PKI technologies to provide authentication and network and information security functions as well as physical access on a single card platform. The need for online security and the growing use of computer networks, both internal and external, by corporations around the world makes network security a growth area that Gemalto is well positioned to address thanks to its product portfolio and technology.
Major corporations use the Cryptoflex line of microprocessor cards and access badge solutions providing security features for intranet applications, including secure access, authentication and data transmission through encryption technology as well as physical access and other company management applications. Cryptoflex cards integrate the highly secure Cryptoflex operating system and Gemalto has also developed various Cryptoflex products that are capable of working in Java and Windows environments. The Cryptoflex card for Windows 2000, for example, was the first ‘plug & play’ ready microprocessor card to provide the built-in security functions of Microsoft Windows 2000, which allows the card to provide secure log-on, email encryption, digital signature and secure Virtual Private Network (“VPN”) functions in the Windows environment without requiring the installation of additional software. Cryptoflex products are currently used by Gemalto’s large corporate clients including Texaco, Nissan, Procter & Gamble and Shell.
The Cyberflex range of Java-based microprocessor cards enable multi-application and comprehensive network security applications, and have been certified for digital signature applications, complying with EU directives for digital signature. Gemalto is a member of the consortium that won a major contract for the design and development of a security system for the US Department of Defense in 2001 and has supplied several million Cyberflex Access 32K microprocessor cards under this contract since then. These cards are used as employee access badges that, using advanced cryptographic technology, control physical and computer network access by the Department’s employees. Because of the well-known stringent security requirements of the US government, this project represents a significant milestone in the introduction of microprocessor card technology in the US market and a convincing precedent for other governments and large corporations.
To facilitate the deployment of Cryptoflex and Cyberflex products in corporate and other networks, the vast majority of which are PC-based, Gemalto pioneered the development of the first USB-enabled microprocessor card in the industry in 2001. Gemalto’s e-gate technology consists of a microprocessor chip that integrates all the necessary USB interface electronics onto the chip to enable cards to connect to and interact with PCs through a simple connector without requiring the insertion of the card in a special and expensive card reader. The e-gate technology also takes full advantage of the fast communication speeds offered by USB, an increasingly important feature for applications such as internet services for which a card needs to hold or process extensive amounts of data in an encrypted form. This technology is compatible with all microprocessor card operating systems, including Java, Cryptoflex and Windows, and may be used in a number of applications beyond network security, such as financial card applications for remote banking and e-commerce.
In September 2005, Gemalto launched its new Protiva range of products. Protiva is Gemalto’s range of two-factor authentication and one-time password “OTP” solution for companies of all sizes to protect their network users’ identities against attacks such as phishing and pharming, by leveraging the advanced security features enabled through smart card technology. Its features include highly secure credential management, multiple form factors for user convenience and interoperability thanks to its open standards compliance. It is also fully compliant with current regulatory requirements, such as US Federal Information Processing Standards (FIPS), Sarbanes Oxley (SOX), and the Health Insurance Portability and Accountability Act (HIPAA) and, as well as guidance from the Federal Deposit Insurance Corporation (FDIC) and Federal Financial Institutions Examination Council (FFIEC).
Pay-TV
Gemalto sells its microprocessor pay-TV cards to conditional access providers (“CAPs”), which include the cards in their security and access solutions that enable cable and satellite television companies to regulate and control access to broadcast content and complementary services, such as video-on-demand, provided over cable and satellite television networks. For the most part, chip specifications are designed and standardized by the CAPs. Gemalto is currently looking into developing new value-added products and services for the pay-TV application.
Prepaid phone cards
Gemalto has sold close to three billion phonecards since entering the phone card market in 1981.
Gemalto offers a complete range of phone cards from the highest-specification security cards to simple memory cards. It also offers off-line card authentication security solutions for public telephones utilizing its SAM (“Security Access Module”) product. The Issuer also provides scratch cards for prepaid fixed-line public telephone services, principally in Latin America.
The phone card business is reaching maturity and has entered into a period of decline. Although it does not constitute a strategic priority, the Issuer intends to maintain its ability to process high volume orders of phonecards, with a production capacity that may be re-assigned to process microprocessor card orders (see Part II — Section 6.1.1.2 “Production”).

6.2.2.2. Point-of-sale terminals and hardware
Gemalto offers a complete range of point-of-sale terminals, systems and software and related services, such as consulting and customization, primarily to financial institutions and payment clearance processors. With over 20 years of experience in this market, Gemalto markets and sells its POS terminals and hardware through established commercial links including direct sales to banks, indirect distribution through its sales team or through leasing to retailers. Gemalto sold approximately 212,000 terminals in 2005 and, according to Frost & Sullivan, its global market share in this segment in 2004 was 3.5% in terms of number of units sold and it was ranked sixth in the world.
Gemalto’s product offering includes the MagIC line of multi-application terminals and MagIC Evolution software and servers. These terminals offer a range of integrated security, memory, battery, communication and printing features to suit various market applications. The MagIC product line has been designed to meet the various mobility needs of a wide range of customers, including fully mobile terminals for delivery, taxi and health services and portable, semi-portable and desktop terminals for restaurants, retailers, hotels and other commercial businesses around the world. In April 2004, capitalizing on its mobile terminals expertise, Gemalto introduced a new range of CDMA enabled wireless POS terminals. The MagIC X1000 CDMA is a long-range wireless terminal aimed at businesses that want to offer their customers flexible and secure capabilities for card payment. Enabling both off and on-line card payments to be transacted anywhere, the MagIC X1000 CDMA also ensures complete mobility, ideal for home delivery or taxi services.
The MagIC range also includes terminals that enable larger retailers and supermarkets to integrate a large number of terminals into a single, PC-based network of cash registers and payment points. The MagIC line of terminals is EMV compliant, which will offer users a smooth and cost-effective transition to EMV-compliant systems and will position Gemalto to take advantage of the opportunities provided by the worldwide EMV migration. In 2004 Gemalto was the first supplier of terminals to pass evaluation under Common Criteria to level EAL4 per the Protection Profile defined by APACS, the UK payment association. Common Criteria EAL4 security requirements evaluate the security of PED products along their entire life-cycle, covering design, development, manufacturing, evolutions and utilization. The UK is a pioneer in EMV migration and, as such, APACS has implemented one of the strictest PED security regulations in the world.
MagIC terminals incorporate the MagIC Evolution multi-application platform, which allows multiple payment and other value-added applications to run independently on the same terminal. Gemalto also sells the MagIC Software Development Kit, which helps users to develop specific software applications that can be used by any Gemalto terminal, the MagIC Management System for the management of large installed bases of terminals, and the MagIC EMV Pack, which aids customers in building EMV-compliant applications. In addition, Gemalto offers consulting, training and assistance for all of its MagIC products.
6.2.3. Geographical presence
Gemalto is a global company with operations and facilities throughout Europe, the Middle East, Africa, the Americas and Asia. Its global operations are organized into six geographic regions: Europe; the Middle East, CIS and Africa; North America; Latin America; North Asia; and South Asia.
As of December 31, 2005, Gemalto had 12 production facilities, 9 technology centers and approximately 50 sales and service centers in 35 countries.
6.3. No exceptional factors
The information given pursuant to Part II — Sections 6.1 “Principal Activities” and 6.2 “Principal Markets” above have not been influenced by exceptional factors. Furthermore, the Issuer’s business or profitability is not materially dependent on financial contracts or new manufacturing processes.

6.4. Intellectual property
As of December 31, 2005, Gemalto held approximately 2,500 patent rights (which include both patents granted and patent applications) which is one of the largest portfolios in the microprocessor card industry. This portfolio includes 1,100 patent rights that were acquired as part of the acquisition of Bull-CP8 and over 150 patents in the United States and Europe.
Gemalto seeks to take all necessary and appropriate measures to protect its technology. It regularly identifies patentable or potentially patentable inventions and systematically seeks to acquire patent rights on such technologies. It currently files approximately 65 initial patent applications each year.
Gemalto develops and patents technology mainly in the fields of security, cryptology, printing, manufacturing processes, contactless cards, microprocessor chip design, mobile communication and financial applications. Security is an important domain, representing approximately one-quarter of the total number of patents filed. Gemalto also holds patents on Java technology for microprocessor cards and on USB-compatible microprocessor cards.
Gemalto’s patent filing strategy is focused on geographical coverage and the scope of protection. In order to focus its investments on key inventions, proposed patent applications are first subject to an internal evaluation process. The Issuer then files patent applications in countries with significant current or prospective microprocessor card markets such as the United States, Japan and China.
Gemalto has obtained non-exclusive licenses for certain intellectual property rights and trademarks. The Issuer’s success depends, in part, upon protecting its proprietary technology and other intellectual property rights (see Risk Factors — Section 1.9 “Risks relating to the protection of intellectual property rights” of this prospectus). The Issuer may be forced to pay higher costs or change its product offering if the technologies it licenses change or if the price of such technologies or licenses increases. Gemalto has also licensed out some of its patented technologies to third parties, in particular to other chip card manufacturers, mobile handset manufacturers and other security technology-related producers. The aim of this strategy is primarily to accelerate growth and deployment of the technology in order to increase utilization and expand the chip card markets, which require multiple sources of compatible products, while also rewarding the risks and the Issuer’s investment in innovation.
Gemalto has developed numerous software applications for which it has copyright protection. It has also granted software licenses to third parties under which it receives royalties.
Gemalto has also registered trademarks for certain families of microprocessor cards and for certain technologies and software. These trademarks are usually protected in countries with significant current or future microprocessor card markets.
6.5. Statements relating to competitive position
Cards
The chip card business is highly competitive. Gemalto faces competition from chip card manufacturers, software developers, security product and service providers and chip manufacturers. Because chip card activities were initially developed in Europe, Gemalto’s key competitors are European secure plastic card manufacturers, most of which have operations in more than one region around the world. Regional competitors exist also in Asia, more frequently with respect to lower-end products such as payphone cards and basic SIM cards. Gemalto believes that the size of the Asian market, in particular the Chinese market, will lead to the emergence of one or more large international competitors from the region.
The table below sets forth Gemalto’s and its main competitors’ respective percentages of the worldwide volume of sales of microprocessor cards in 2004:

% of the worldwide volume of sales
Gemalto	22.7%
Gemplus	20.4%
Giesecke & Devrient	12.8%
Oberthur Card Systems	9.3%
Orga	5.2%
Incard	2.8%
Other	26.8%
Total	100%
Source: Gartner
According to Gartner, Gemalto is also the second-largest provider of chip cards in the world in terms of units sold (or volume of sales) with 20.4% of the global volume of chip cards sold in 2004 (comprised of microprocessor cards and memory cards). The other major chip card manufacturers are Gemplus, accounting for 27.1% of the global volume of sales, and Giesecke & Devrient representing 13.8% of the global volume of sales, as well as Oberthur Card Systems (6.2%), Orga (3.7%) and Incard (3.7%). However, due to the diversity of these competitors’ regional coverage and the volatility of the results of tender offers from customers, there are major disparities between and strong volatility in national and regional volumes of chip cards sold.
Gemalto’s customers and the companies with which it has strategic relationships may become competitors in the future. For example, STMicroelectronics acquired Incard in May 2003 with the intention of participating in the entire chip card value chain and offering a complete range of products and services from chip to card. While the long-term effects of this acquisition are uncertain, it seems that this acquisition will not change the competitive landscape significantly in the short term, as Incard will continue to be a major competitor and will not win additional market share purely as a result of this acquisition.
Mobile communication
The business for mobile communication products and services is characterized by intense competition and rapidly changing technology. Because competition among SIM card manufacturers for sales of basic or lower-capacity SIM cards is based mainly on prices, these earlier generations of SIM cards have become commoditized products. Although it is not Gemalto’s strategy to increase its presence in terms of sales of low-end SIM cards, it is determined to defend its position principally by leveraging its market experience and efficient global production process. As the average selling prices of earlier generations of SIM cards decline due to the effects of intense competition, SIM card manufacturers, including Gemalto, are continuously looking to develop and market new generations of microprocessor cards with greater capabilities to mobile communication operators willing to pay higher prices for the additional features and functionalities. Gemalto also leverages its market experience and track record in innovation, investing heavily in research and engineering. Other microprocessor card manufacturers, however, regularly bring competing products to customers a short time after Gemalto launches its new products and these new product generations gradually become subject to intense price competition as similar products become widely available (see Part II — Section 9.2 “Principal factors affecting revenue” — “Cards segment”, for a discussion of the impact of this competitive cycle on Gemalto’s revenue).
According to Frost & Sullivan, Gemalto is the leader in this business with 24.0% of the global volume of SIM cards sold in 2004, followed by Gemplus with 23.9% and Giesecke & Devrient with 15.6%. In 2005, Gemalto sold 340 million SIM cards over the full year. Its other main competitors in this business include Orga, Oberthur Card Systems and Incard, as well as a number of local or regional manufacturers such as AustriaCard, XponCard and Microelectronica in Europe or Datang, Eastcom and Watchdata in China.

Financial cards
The financial cards business, which includes chip cards and a variety of magnetic-stripe cards, is fragmented and characterized by intense competition. The financial chip card business is currently concentrated mainly in Europe, where competition is based primarily on price, card features and the ability to provide loyalty and CRM support services locally, as well as the quality and specificity of personalization services. According to Frost & Sullivan, Gemalto is the leader in the financial chip card business with 23% of the global volume of units sold in 2004, followed by Oberthur Card Systems (22.9%), Gemplus (17.6%) and Giesecke & Devrient (15%). However, Gemalto is a significantly smaller player in terms of volume in the financial cards market as a whole (including magnetic stripe cards for financial institutions sold worldwide), in which there are also a number of non-European, international, regional and local competitors such as Colorado Plastic, Dai Nippon Printing and Plastag.
Public sector, transport, network access and other
The public sector, transport, network access and other cards business is currently in its development stage. It is characterized by competition with a wide range of alternative technologies. There are a number of nationwide contracts for identification and security chip card-based systems that are currently being offered through public tender procedures. Gemalto and its competitors take part in these tenders as members of bidding consortia in association with major system integrators to provide the chip card products used in large-scale projects. Competition is principally based on the quality of the technology provided, the composition of the bidding consortium and price. In this field, apart from the numerous suppliers of alternative chip card technologies and chip manufacturers who promote their products to government agencies and tend to win contracts directly, Gemalto’s main competitors on a global basis are IBM, Infineon, Philips, RSA Technologies, Giesecke & Devrient, Oberthur Card Systems and OTI.
Prepaid phone cards
The phone card business is mature and highly competitive. According to the Nilson Report, Gemplus was the market leader in 2004, with 35% of the global volume of prepaid phone cards sold, followed by Gemalto and then Giesecke & Devrient and Oberthur Card Systems. Gemalto competes with local producers in the market for prepaid phone cards, particularly in China, where local competitors include Eastcom, Datang and Watchdata.
However, the phone card business is not one of Gemalto’s key priorities and its revenue in this product line is continually declining sharply, in terms of both the number of cards sold and the percentage of total revenue, due to the Issuer’s decision to re-allocate a proportion of its production capabilities and marketing resources to more sophisticated microprocessor cards rather than pursue volume targets.
Point-of-sale terminals
The point-of-sale terminals market is currently fast growing and highly competitive and fragmented. The principal POS terminal providers with which Gemalto competes on a global basis include Hypercom, Ingenico, Lipman and Verifone, and it also competes in certain countries with strong local competitors such as CyberNet, Sagem Monétel and Thales. Competition is based primarily on price, security, transaction processing and verification speed, multi-application capabilities, the range of features provided and quality of customer support. According to Frost & Sullivan, Gemalto has a 3.5% market share, ranking it sixth worldwide. The top three POS terminal providers, Hypercom, Ingenico and Verifone, together represent 64% of the global market in terms of units sold, according to Frost & Sullivan.
6.6. Quality, security and standards
The implementation and monitoring of quality and security standards is conducted by the Quality and Security department, which reports directly to the president of the Cards division. As of December 31, 2005, there were approximately 105 people in the Quality and Security department. In addition to having all its R&E and 11 production sites ISO 9001 certified, the site in Barcelona, Spain has been certified as Recognized for Excellence as part of the European Foundation for Quality Management’s (EFQM) levels of excellence scheme. Gemalto further achieved the BS7799 certification, the most widely recognized information security standard in the world. This prestigious multiple-site award covers smart card production and personalization centers of Tours in France, Fareham in the United Kingdom, and Austin in the United States.

Gemalto’s facilities and activities must also satisfy a range of criteria and conditions set by various industry bodies and organizations, particularly in the financial services market, in order to become eligible for contracts to supply chip card products and services to members of those bodies and organizations. For example, each of the major payment card organizations, including Visa and MasterCard, have separately defined minimum criteria to be met by card manufacturers in order to be able to supply certain card products and services to members of these organizations. These criteria vary for different products and for the different levels of quality and security required for each product line. In addition, national organizations and standard setting bodies, such as GIE Cartes Bancaires in France or the SAS for GSM operators, typically set their own criteria for manufacturers supplying cards to their members.
Gemalto has obtained most of the global certifications issued in its main markets, including the mobile communication, financial cards and security and access markets, as well as a number of local certifications. These certifications are one of its competitive advantages, as they enable it both to compete for a larger number of contracts and projects on a global basis than some of its competitors and to compete against local competitors in a number of key local markets. Since its creation, Gemalto received ISO 9001/2000 accreditation for its activities and for each of its production plants. In addition, its production plants are certified by industry organizations with their own specific certification criteria, such as American Express, APACS, Banksys, Diners Club, MasterCard, Visa, Europay, GIE Cartes Bancaires and GIE Sesame Vitale. In the mobile communication market, two of Gemalto’s production plants are certified compliant with the latest Security Accreditation Scheme established by the GSM Association for microprocessor card manufacturers. Four other plants are also compliant and could, should Gemalto wish, obtain certification, a unique situation in the microprocessor card industry. The Issuer’s products also benefit from several security accreditations. Gemalto successfully acquired a landmark FIPS 140-2 Level 3 validation, a US government security standard issued by the National Institute of Standards and Technology for federal computer systems, for the Cyberflex Access 64 K microprocessor card, which is the next generation of corporate badge cards to be supplied to the US Department of Defense. The Cyberflex Crystal Java card was awarded the international Common Criteria EAL4+ standard. The International Common Criteria for Information Technology Security Evaluation has enumerated an internationally agreed-upon language for specifying security functionality as well as an evaluation methodology to assess the strength of security applications. These criteria have been adopted by the International Organization for Standardization (ISO) and most companies and government entities are seeking Common Criteria certification. There are eight levels of certification which correspond to the various levels of security used by private corporations and public organizations (EAL 0 through EAL 7).
Standards
Gemalto has played a major role in the principal industry groups in the development of market standards designed to facilitate the acceptance, expansion and standardization of microprocessor card technology for a broad range of applications.
Gemalto is currently a member of the following industry groups, consumer associations and standard-setting bodies:
•	CDMA Development Group, a consortium of CDMA service providers and equipment manufacturers which promotes the adoption and evolution of open CDMA wireless systems by determining standards for CDMA.
•	European Telecommunications Standards Institute Project Smart Card Platform (ETSI — EP SCP), a telecommunications industry working group that aims at developing and maintaining a common integrated circuit (IC) card platform for all mobile communication systems.
•	Eurosmart, the principal industry organization in Europe that promotes and standardizes microprocessor card systems and aims at creating and developing a dialogue among members of the organization that are involved in the development of secure transaction systems. Olivier Piou, Gemalto’s Chief Executive Officer, is the Chairman of Eurosmart in 2005.

•	GlobalPlatform, an industry organization that defines specifications and infrastructure for multi-application open-platform memory cards and aims to establish and maintain standards for an open-platform microprocessor card infrastructure enabling service providers to deploy and manage multiple applications.
•	JavaCard Forum, an association founded by Sun Microsystems, Gemalto and Gemplus to promote Java as the preferred programming language for multi-application open-platform microprocessor cards.
•	PKI Forum, which was founded by the major security technology developers to promote the use of PKI products and services.
•	SIMalliance, a non-profit organization founded together with three other large SIM card manufacturers to promote the benefits of SIM cards and SIM-based services for mobile operators.
•	Third Generation Partnership Project, which validates the technical specifications for 3G wireless transmission standards. In addition to chip card manufacturers, members include regional telecommunications standards institutes, wireless network operators and mobile handset manufacturers.
•	3GPP2, a collaborative effort between five officially recognized standards development organizations, including the Association of Radio Industries and Businesses (Japan), the China Communications Standards Association (China), the Telecommunications Industry Association (North America), the Telecommunications Technology Association (Korea) and the Telecommunications Technology Committee (Japan).
•	WLAN Smart Card Consortium, which promotes security and chip-card related services for Wi-Fi technology to mobile communication operators and ISPs. Co-founded by Gemalto in 2002, it defines and promotes microprocessor card-related standards this kind of local wireless network across all market segments, including corporate, public and home networks. This working group brings together 23 companies. The consortium published the EAP-SIM V1.0 specification.
6.7. Internal controls
Gemalto’s management regards internal control as a series of procedures implemented with the intention of providing a reasonable level of assurance as regards management’s targets concerning the performance of the Issuer’s activities, the reliability of its financial and management information and compliance with current laws and regulations.
In addition to the Issuer’s internal audit procedures, the internal audit department works closely with the legal department in the area of compliance with the corporate governance principles. The Issuer has implemented various management tools for this purpose, as well as employee training and confirmation of employees’ compliance with corporate governance requirements.
The organization of Gemalto’s internal controls is centralized. Its subsidiaries in the various countries in which the Issuer operates are responsible for applying the policies, standards, guidelines and procedures defined by Gemalto.
For more information about the Issuer’s internal controls, see Part II — Section 16.5.2 “Internal control” of this prospectus.
6.8. Applicable regulations: export controls, environmental matters
Export controls
While Gemalto’s chip card products and services are in general not heavily regulated, the Issuer is subject to export control laws and regulations as a result of its global activities, its ‘virtual factory’ production concept and its contractual commitments to certain customers and suppliers. The development, use, transfer and export of encryption technology, including hardware, software, modules and cards, are subject to an increasing number of national and international controls. As a result, Gemalto’s security technology is subject in many countries to strict controls and licensing requirements. The Issuer undertakes regular audits at its plants in order to confirm compliance with all applicable laws and regulations and has organized this activity under a Trade Compliance Management group.

Environmental matters
Gemalto’s production and personalization activities are subject to environmental and occupational health and safety laws and regulations.
Gemalto invests considerable financial and human resources in complying with applicable environmental, health and safety laws and regulations in the countries in which it operates. The Issuer has adopted a comprehensive Quality, Health, Safety and Environment (“QHSE”) Policy to ensure and promote health, operational safety, environmental protection, quality enhancement and community goodwill. Gemalto proactively integrates QHSE objectives into its management system at all levels through a reward program that recognizes the performance of its employees and contractors.
In accordance with this strategy and despite the negative economic environment for its industry at the time, Gemalto launched in 2002 a certification program for its main production plants in accordance with the ISO 14001 environmental standard. By end of December 2005, 9 out of 12 production plants were certified ISO 14001 compliant. and two additional sites were preparing for certification in H106.
Additionally, all production and personalization sites in France, UK and Spain have been certified OHSAS 18001, the leading certification standard for HSE management systems.
Gemalto has developed with Eco Emballage, the French national association that promotes recycling of domestic waste, a plastic card body made of 100% recycled PET material from plastic bottles which can be further recycled. Furthermore, in the course of 2005 Gemalto has developed new chlorine free environmentally friendly card bodies, using combinations of PET and PETG for the Japanese market.
Finally, all cards production materials are compliant with the RoHS (Reduction of Hazardous Substances) European Directive.
Based on the nature of its business, the Issuer considers that it is not subject to a significant environmental risk.
Gemalto is not involved in any legal proceedings relating to environment, health and safety matters and is not aware of any claims or potential liability in this regard that could have a material impact on its business, financial situation or operating performance.
6.9. Suppliers
Gemalto obtains the materials and components necessary for the production of its products, including silicon chips, the plastic bodies for the cards and any other necessary production materials from a number of suppliers. In 2005, its 5 main suppliers (Atmel, Infineon Technologies, Renesas Technology, Samsung and STMicroelectronics) and its 10 main suppliers provided 72% and 82% respectively of production materials.
Cards
The three primary elements of a microprocessor card are the plastic body, the chip and the printed circuit, each of which Gemalto procures from third-party suppliers. The Issuer’s major suppliers are as follows:
•	For chips: sourcing is extremely critical and is dependent on a combination of market leadership, technology and volume. Gemalto obtains chips from the major silicon vendors with microprocessor card expertise such as Atmel, Infineon Technologies, Philips, Renesas Technology (formerly Hitachi Semiconductor), Samsung and STMicroelectronics. No supplier provides more than one-third of the Issuer’s global annual microprocessor needs. In order to minimize the risk of shortage and to secure better prices, as well as to provide natural hedging of a proportion of currency risks by paying suppliers in the same currency as is used for invoicing end customers, Gemalto has implemented a multi-sourcing policy for its main products. In addition to building a strong supplier base to enable it to meet its chip needs from a variety of sources, the Issuer has developed a flexible software base that allows development teams to adapt quickly to different types of microprocessor while maintaining a level of functionality, quality and optimal security. This versatile platform helps Gemalto to minimize the risk of chip shortage by allowing it to adapt to fluctuations in market supply trends.
•	For the plastic body: Gemalto obtains plastic from BASF, Dow Chemical, EVC, General Electric, Klockner and Lucchesi. These companies are long-term partners and have demonstrated their ability to comply with strict criteria in terms of mechanical characteristics and chemical purity for materials required for the card body.
•	For printed circuits: Gemalto’s main suppliers are FCI, IBIDEN and Tyco Electronics. The printed circuit is an essential component for the life of the card and must possess a high resistance to corrosion.
Gemalto has a dedicated and experienced team handling its logistics and supply chain management. This team contributes to the Issuer’s product strategy, supplier and component selection, risk evaluation, pricing and overall supply chain management.
Point-of-sale terminals
In August 2003, Schlumberger sold its production facilities for a variety of products, including POS terminals, to Flextronics, a leading provider of outsourced electronic manufacturing services headquartered in Singapore. As a result of this transaction, Schlumberger entered into a supply agreement with Flextronics pursuant to which Schlumberger is obligated to purchase, on behalf of its various businesses (including Gemalto) from Flextronics a specified overall amount of products and services each year (including POS terminals) for a period of six years from 2003 to 2008 and/or to pay Flextronics an indemnity corresponding to the amount of products and services that have not been bought according to the terms of the agreement. Gemalto has fulfilled all of its obligations vis-à-vis Flextronics.
6.10. Customers
Gemalto has a wide range of customers in over 100 countries. Its customers consist mainly of mobile operators, financial institutions, corporations and public sector bodies and agencies, including public transport operators. Its principal customers in each of its major business lines are:
Cards
•	Mobile communication: China Mobile, Cingular, Hutchison, Telcel Mexico, Mobile TeleSystem, NTTDoCoMo, Telefonica, TIM, VimpelCom and Vodafone;
•	Financial cards: Barclays, CCB (Commercial Bank of China), CEDICAM (Crédit Agricole), ICBC (Industrial and Commercial Bank of China), JP Morgan Chase (USA), La Poste, Lloyds TSB Bank and Royal Bank of Scotland;
•	Prepaid phone cards: China Netcom, Etisalat, Khazaktelcom, Nile Telecom, Telmex and Ghana Telecom;
•	Public sector, network access and other: GIE Sesam Vitale, London Transport, RATP, SNCF, Translink, US Department of Defense, United States Government Printing Office, Microsoft and Zetes.
Point-of-sale terminals
ABSA, Banca di Roma, National Bank of Greece, BNP Paribas, Citibank, Desjardins, HSBC, HDFC, India Oil, FNB, Paysis, POSNet, Royal Bank of Scotland, Société Générale and Crédit Agricole.

In 2005, Gemalto’s main customer represented approximately 8% of total revenue and its top five and top 10 customers represented approximately 21% and 30% respectively of total revenue. Most of them are mobile communication operators but they also include customers from the financial services and public sector and access markets.
6.11. Sales and marketing
Gemalto’s sales and marketing team consisted of 729 people as of December 31, 2005. Its regionally based sales team is responsible for field sales and marketing efforts directly with customers and for managing the Issuer’s participation in tenders, as well as preparing sales forecasts on a monthly basis and other market information submitted to the central product marketing organization. The regional sales teams also provide on-site technical support to customers. The central product marketing organization is responsible for determining pricing strategy, cost analysis, product launches, product lifecycles and overall marketing strategy.
The objective of Gemalto’s marketing and communications efforts is to promote and strengthen, globally and across all of its markets, its position as a partner of choice in the chip card and point-of-sale terminals businesses. In addition to direct customer contacts through the sales force, Gemalto’s strategy is to reach out to customers through marketing initiatives targeted at particular geographic regions, customers or markets, including through direct mailings (about, for example, innovative products and new applications) and specific customer events. Gemalto also participates routinely in major industry trade shows, including, most importantly, the Cartes Show held annually in Paris, the CardTech/SecurTech (“CT/ST”) trade show in the United States, Card Asia in Asia and the GSM World Congress held each year in southern Europe.
6.12. Insurance and risk coverage
6.12.1. Insurance and risk prevention policy
The global policy of risk management implemented by Gemalto aims at:
•	Identifying and evaluating the risks;
•	Securing the human and capital assets by a proper protection and prevention policy allowing to reduce the likelihood of accidents and disasters, and to limit their impact;
•	Anticipating the methods of transfer of risks to the insurance market.
With respect to insurance, the Issuer keeps on optimizing the insurance contracts subscribed by Gemalto or its subsidiaries, not only to cover itself from possible losses, but also to make sure this coverage remains at a level of cost which preserves the competitiveness of the Issuer.
6.12.2. Organization
The negotiation, the subscription of the worldwide programs of insurance and their follow-up are performed centrally by the risk management department that reports to the General Counsel and the Chief Financial Officer.
The Issuer contracted the services of a broker of first rank having an integrated international network represented in the various countries of establishment of Gemalto. This collaboration facilitates the worldwide coordination of the program with the entities of the Issuer.
The Issuer pays a detailed attention to the choice of the insurers, their solvency and their degree of expertise in the field of insurance concerned. Gemalto aims at developing with its insurers a partnership spirit and expects from them their contribution to the deployment of the insurance and risk management policy.
The subsidiaries are covered directly from the Gemalto group master policies issued in France or through local reinsured policies. The subsidiaries can also be held to subscribe insurance coverage for their residual exposures in compliance with their country’s specific requirements. They then subscribe them directly through the local broker under the supervision of risk management department. In addition, the subsidiaries benefit from a difference in conditions and/or limits cover via the master policies of the Issuer.

6.12.3. Main insurance policies
The insurance policies subscribed by Gemalto are on ‘all risks’ basis, subject to the usual exemptions and exclusions imposed by the market. They are subscribed for limits varying according to the nature of the contract and the scope of cover.
These policies are chosen taking into consideration the history of losses sustained by the Issuer, statistics available on the market and the capacities of the insurance market.
Gemalto believes that the type and relative amounts of insurance it holds are in accordance with what is customary in the industry and the countries in which it operates.
Property damage & Business interruption
The property damage insurance covers Gemalto’s properties whatever their localization in the world on the replacement value basis.
The business interruption insurance covers the financial loss resulting from business interruption following damage to property.
The combined limit of cover for the property damage & business interruption corresponds to the maximum loss should the most important production site of the goods be totally destroyed.
Each site reports on a yearly basis the values to insure related to the buildings, equipments, stocks of raw materials, semi-finished products, finished products and the estimated gross profit.
In addition, Gemalto runs business continuity plans. The prevention policy of the industrial risks is part of the health-safety-environment policy of Gemalto. It aims at bringing the sites to an optimal level as regards fire protection. The prevention policy relies on a complete plan including audits, upstream integration of safety in projects, training and increasing employees’ awareness and sharing the information via an intranet information system. Each site is audited at least once every two years by insurers specialized in this sphere of activity. Each site is then given a grade depending upon its prevention and fire protection measures (including detection, RIA, sprinklers). The industrial sites develop a continuous improvement plan based on the recommendations of the insurers.
General Comprehensive Liability
This program provides compensation for the financial consequences of the Gemalto legal liability incurred because of damages to third parties within the context of its business or by its manufactured products. It include premises and operations liability insurance, products liability - following delivery (including products recall costs), professional liability / errors and omissions.
In order to answer local specificities of its activities while preserving a full control of the risks being able to have an impact on its results or to compromise the satisfaction of its customers, the Gemalto group has common group procedures and tools, but allowing the consideration of regional characteristics (business local standards, local organization and expertise). The accountability of the subsidiaries and local management teams in the offers and contract approval process is carried out within the framework of clearly defined authority limits.

Environmental impairment liability
This policy grants coverage for damages caused by a sudden, accidental or gradual pollution from the sites of Gemalto.
Goods in Transit
This program covers the damages and losses of goods and/or equipment during transportation, whatever means of conveyance (inland, sea, air), from any place or port in the world to any place in the world, at all risks conditions.
Directors & Officers
The purpose of this program is to guarantee the directors and officers who would see their personal civil liability engaged for a professional misconduct made within the framework of their management, supervision or administrative duties.
Crime
This insurance covers the direct or indirect financial losses sustained by Gemalto or a third party due to the theft, breach of trust, fraudulent acts related to values, data and or goods owned by Gemalto or a third party.
Social benefits and medical assistance & repatriation
In accordance with the legislation in force and the Issuer agreements, programs covering the risks related to the industrial accidents, medical expenses medical care are set up in each country.
Gemalto also subscribed to a ‘Medical assistance and repatriation’ insurance covering its employees while on professional assignments.
6.12.4. Global budget and risk retention
Through the common deductibles stated in the insurance policies, the Issuer accepts to retain a certain level of risk. Gemalto does not have any captive or reinsurance.
The deductibles applicable to these programs are adapted in order to optimize the total cost for the Issuer, taking into account on the one hand the likelihood that damage could occur and on the other hand the reductions in premiums, which it is possible to obtain from the insurers by increasing the deductible amount. The levels of deductibles accepted by Gemalto do not impact the solvency of the Issuer.
Over 2005, the total amount of the premiums relating to the insurances (except people insurance) is less than 0.4% of the total consolidated revenue.
As of December 31, 2005, no major loss occurred that is likely to jeopardize the future conditions of cover, the limits granted by the insurers or to increase the insurance premiums.
7. ORGANIZATIONAL STRUCTURE
7.1. Description of the group and the Issuer’s position within it
Gemalto is the holding company of the Gemalto group and is not a controlled company.
7.2. List of the Issuer’s significant subsidiaries
The Issuer’s main subsidiaries and participating interests, as of the date of this prospectus, are as follows:

			Percentage of
		Direct or	Gemalto
		indirect	Group voting
Country of incorporation	Company name	ownership	rights
Australia	Axalto Pty Ltd.	Direct	100%
Brazil	Axalto do Brazil Cartoes e Terminais Ltda.	Direct	100%
British Virgin Islands	Axalto Cards & Terminals Ltd.	Indirect	100%
British Virgin Islands	Axalto Technology Ltd.	Indirect	100%
Canada	Axalto Canada Ltd.	Direct	100%
China	Axalto (Beijing) Smart Cards Technology Co Ltd.	Indirect	100%
China	Hunan Telecommunications Equipment Co Ltd.	Indirect	100%
China	Shanghai Axalto IC Cards Technology Co Ltd.	Indirect	51%
China	Shanghai Solaic Smart Card Co Ltd.	Indirect	31%
Czech Republic	Axalto SRO	Direct	100%
Egypt	Makxalto Advanced Card Technology	Direct	34%
France	CP8 Technologies S.A.	Indirect	100%
France	Electronics Transactions Integration Services S.A.	Indirect	100%
France	Axalto S.A.	Direct	100%
France	Axalto International S.A.S.	Direct	100%
France	Axalto Participations S.A.S.	Indirect	100%
France	Trusted Logic S.A.	Indirect	37%
France	Xiring S.A.	Indirect	23%
Germany	Axalto GmbH	Direct	100%
Hong Kong	CP8 Hong Kong Ltd.	Indirect	100%
Hong Kong	Axalto Technologies Asia Ltd.	Direct	100%
Hungary	Axalto Hungary Commercial and Services Ltd.	Direct	100%
India	Axalto Cards & Terminals India Ltd.	Direct	100%
India	Axalto Terminals India Private Ltd.	Direct	100%
Indonesia	PT Axalto Indonesia	Indirect	100%
Italy	Axalto SPA	Direct	100%
Japan	Axalto KK	Direct	100%
Japan	SPOM Japan KK	Indirect	100%
Luxembourg	Gemplus International S.A.	Direct	43%
Malaysia	Axalto International Ltd.	Indirect	100%
Malaysia	Axalto (M) Sdn Bhd	Direct	100%
Mexico	CP8 Mexico SA de CV	Indirect	100%
Mexico	Distribucion S.A. de CV	Direct	100%
Mexico	Axalto Cards Mexico S.A. de CV	Indirect	100%
Netherlands	Axalto B.V.	Direct	100%
Netherlands Antilles	Cards & Terminals N.V.	Direct	100%

			Percentage of
		Direct or	Gemalto
		indirect	Group voting
Country of incorporation	Company name	ownership	rights
Panama	Axalto Eastern Holdings Inc.	Indirect	100%
Philippines	Axalto Philippines Inc.	Indirect	100%
Singapore	Axalto Singapore Pte Ltd.	Direct	100%
South Africa	Axalto RSA (Pty) Ltd.	Direct	100%
South Africa	Axalto Southern Africa (Pty) Ltd.	Direct	70%
Spain	Axalto SP S.A.	Indirect	100%
Sweden	Axalto AB	Indirect	100%
Thailand	Boolanakarn Holdings (Thailand) Ltd.	Indirect	100%
Thailand	Axalto Industries (Thailand) Ltd.	Indirect	100%
Turkey	Axalto Cards & Terminals Ltd Sirketi	Indirect	100%
United Kingdom	Axalto Terminals Ltd.	Indirect	100%
United Kingdom	Axalto UK Ltd.	Direct	100%
United Kingdom	Axalto Cards Ltd	Indirect	100%
United States	Axalto CP8 Inc.	Indirect	100%
United States	Axalto Inc.	Direct	100%
Other than Gemplus International S.A., the shares of which are traded on Eurolist by Euronext Paris and on the NASDAQ via an American depositary shares facility, none of the companies listed above is listed on a regulated market in France or abroad.
8. PROPERTY, PLANTS AND EQUIPMENT
8.1.	Material tangible fixed assets, including leased properties, and any major encumbrances thereon
As of December 31, 2005, the Issuer’s production sites were located in Europe, Asia and the Americas, and are described in the table below:

Location	Number of production sites	Status	Total Surface (in m2)
Europe	3	owned	16,300
Europe	2	leased	14,300
Asia	3	leased	7,036
Americas	4	leased	22,100
See note 7 — “Property, plant and equipment” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” for financial information relating to the Issuer’s property, plants and equipment.
8.2.	Environmental issues that may affect the Issuer’s utilization of the tangible fixed assets
None
9. OPERATING AND FINANCIAL REVIEW
9.1. Introduction
Gemalto is the world’s leading provider of microprocessor cards, with a global presence and expertise in all major areas of microprocessor card applications. Gemalto is also present in a second segment, POS Terminals.

Our Cards segment, which includes our Mobile Communication, Financial Cards, Public Sector, Network Access and Other and Prepaid Phonecards businesses, has generated more than 91% of our total revenue and over 93% of our gross profit each year since 2003, with the remainder reflecting the contribution of our POS Terminals segment. Within the Cards segment, our Mobile Communication business has been the largest contributor to revenue and gross profit during each of these periods.
Our global business operates in three geographic regions: EMEA (Europe, the Middle East and Africa), Asia and NSA (North America, Central America and South America). EMEA has historically represented the largest portion of total revenue and gross profit for our Cards and POS Terminals segments.
9.2. Principal factors affecting revenue
Our Cards segment sells cards (including embedded software and related servers) and intellectual property rights licenses, while our POS Terminals segment sells POS terminals (including embedded software and related servers) and related technical support services. We typically sell our products through purchase orders under contracts that include fixed or determinable prices and that generally do not include a right of return or similar provisions or other significant post-delivery obligations. We are also increasingly providing a range of services to our customers in both of our segments. While a relatively small portion of services are sold separately, services are primarily bundled with our card and POS terminals product offerings. Revenue derived from our services, however, has constituted a small portion of our total revenue during the periods under review.
Cards segment
Revenue from sales of our card products varies according to sales volumes, the prices of our products and the mix of products sold. Revenue from these products generally varies significantly depending on the technology used. Our card products cover a wide range of technologies, including plastic cards (with little or no technological content), magnetic stripe cards, memory cards and microprocessor cards. In addition, we sometimes sell modules to other card manufacturers when the prices obtained are attractive. Although we intend to continue to sell modules in this manner, we do not currently consider this to be a major component of our business. Generally, the more sophisticated the technology used in our products, the higher the price we can obtain for these products. As a result, revenue in our Cards segment tends to rise when sales volumes of more technologically advanced products increase.
Mobile Communication
Generally, we sell our Mobile Communication products to mobile operators pursuant to contracts granted through competitive public tender processes. Contracts are usually for a defined volume or a defined period — typically one year, but may be shorter particularly those involving large volumes. Upon expiration of such contracts, we are required to participate in new public tenders alongside a large number of card companies to obtain new contracts to provide products for the next period. This results in a very high level of competition. As a result, the portion of our revenue attributable to a particular mobile operator will vary significantly from year to year, though our worldwide operations and investments in new technology provide opportunities for new contracts and increased revenue under existing or renewed contracts with other mobile operators.
Sales volumes of Mobile Communication products are also directly affected by developments in the overall wireless market, including wireless penetration and subscriber growth rates in new or emerging digital wireless markets, increased competition for existing subscribers in mature wireless markets through the introduction of new value-added services by wireless operators and the deployment of new wireless standards that use microprocessor cards.
The rapid growth in North and South America observed since the second half of 2003 is an indication of a ‘GSM effect’ due to the adoption of GSM standards by existing mobile networks and a simultaneous increase in subscriber numbers on these networks. The trend has accelerated since the fourth quarter of 2004, with the mass adoption of high-end SIM cards by all operators. Similarly, the first roll-outs of third-generation technology (3G or UMTS) require cards offering specific functions at the very top end of the market. These roll-outs are therefore leading to the replacement of previous generations of microprocessor cards.

Our Mobile Communication products range from low-end products with basic security and other features to high-end products with enhanced capabilities and features that allow operators to benefit from additional functionalities and to offer more advanced applications — which may be downloaded remotely — to their clients. Operators in countries that are starting to deploy digital wireless networks generally purchase low-end and mid-range products, even if some operators opt for much more advanced microprocessor cards to enhance network performance and achieve marketing differentiation. However, as penetration rates increase and the market matures, demand generally shifts away from these products to higher-end products as operators seek to improve their competitiveness and increase average revenue per subscriber. This trend has been particularly pronounced in Western Europe and certain Asian countries in recent years, and is now spreading to all regions, particularly North and South America. The introduction of new high-end products, in turn, typically leads to the gradual phase-out of low-end and mid-range products.
The selling prices of our different Mobile Communication products mainly depend on the sophistication, embedded software and memory capacity of these products, as well as the availability of competing products. We attempt to achieve revenue growth in our Mobile Communication business by regularly launching new and more sophisticated products to complement and eventually replace prior product generations. However, sooner or later our new higher-value products find themselves sharing the market with competing products and, as competition among these new products intensifies, prices come under strong downward pressure. As a result, we also seek to maximize our revenue by anticipating and promoting demand by entering markets for new, high-end products in advance of our competitors and leveraging the efficiency of our engineering teams and our flexible global production processes to speed the development of new products and bring them to the market more quickly. To the extent that we are able to do this faster and more effectively than our competitors, we increase the opportunity to earn higher revenue before competing products are introduced and put downward pressure on prices.
Developments in the wireless industry can also have a significant impact on prices for our Mobile Communication products. The 1990s were characterized by the rapid expansion of Mobile Communication, which caused operators to focus primarily on growing their subscriber bases. As the wireless industry has matured in Western Europe, operators in this region have been increasingly focusing on profitability and particularly on the management of their costs. This focus has had a significant effect on operators’ relationships with chip card manufacturers as these operators seek to reduce costs of supplies, including chip cards, and improve supply management by entering into global purchasing arrangements with increasingly standard terms and conditions. The trend, which has affected the global wireless industry since the beginning of 2001, exacerbated the downtrend in prices observed throughout 2001, 2002 and the first half of 2003. In the second half of 2003 and in 2004, the decline in our average selling prices slowed due to increased demand for more sophisticated products. In 2005, however, prices came under renewed competitive pressure, against a backdrop of very high volume growth.
The extent of the resulting price declines varied significantly between regions, reflecting differing rates of change in product mix. This shows that while some of our customers are focusing on providing a higher value-added range of products and services to their subscribers, others are giving priority to cutting costs. The choice between these two strategies generally depends on the wireless penetration rate and the level of competition in their local market.
The factors noted above led to a general decline in average selling prices for our Mobile Communication products during the periods under review. This decline is likely to continue in the future. However, average selling prices should benefit from the continuous launching of new products. These launches address the growing demand among mobile operators for SIM cards that enable advanced applications, as operators seek to increase revenue per subscriber and reduce the complexity and cost of managing their networks. Future growth in demand is likely to be strongest in China and Southern Asia, where changes in product mix were less favorable in 2004 and 2005.
We also record revenue from sales of our plastic scratch card products in our Mobile Communication business. We sell scratch cards to mobile operators in connection with their prepaid offerings. Although volumes in this business are high, unit prices are very low. Revenue from sales of scratch cards, however, represents less than 5% of our Mobile Communication revenue for the periods under review. We do not consider scratch cards to be a strategic area of our business.

Financial Cards
We supply financial cards to financial institutions. The contract term is generally one year. Financial cards expire on average within two to three years of their issuance, after which they are automatically replaced. As a result, annual contracts are awarded largely for the supply of replacement cards. In some cases, however, contracts are awarded for the initial deployment of a financial card base, particularly in markets adopting EMV standards, which require the issuance of new microprocessor cards complying with their individual specifications. This initial deployment may last for several years, as was the case in the UK, which started its EMV migration in 2003. Demand in the UK grew strongly in 2004, which marked the peak of the EMV deployment, then significantly declined in 2005, in the wait for the first replacement cycle that will start in 2006 and be in full gear in 2007.
Although we offer a full range of financial card products, including standardized plastic magnetic stripe cards, we concentrate on designing, manufacturing and marketing microprocessor cards ranging from cards that enable basic banking applications to sophisticated multi-application cards. We sell magnetic stripe cards in Latin America, the USA and some European countries. Our magnetic stripe cards activities constitute a conventional volume business, which means that, because these cards are generally sold at low prices, revenue from sales of these cards varies mainly as a function of volumes sold. Although revenue attributable to magnetic stripe cards has represented a material portion of our Financial Cards revenue during the periods under review, our revenue from these products at historical exchange rates decreased to 7% of total Financial Cards revenue in 2005 from 10% in 2004 and 11% in 2003. Meanwhile, the percentage attributable to financial microprocessor cards increased to 75% in 2005 from 73% in 2004 and 68% in 2003. Revenue from card personalization services and sales of modules to other card manufacturers accounted for the remainder of our Financial Cards revenue.
We have typically recorded most of our revenue from sales of financial microprocessor cards in Western Europe (which was our main market for these cards during the periods under review), particularly in France, and more recently, the UK. However, financial institutions around the world are increasingly demanding the enhanced security offered by microprocessor cards in terms of authenticating holders and authorizing transactions, which helps to reduce fraud. This shift from magnetic stripe cards to microprocessor cards accelerated in 2004 as financial institutions sought to comply with the required migration to EMV standards in Europe, particularly in the UK. The trend continued in 2005, as other European countries, as well as certain countries in Asia and Latin America started to migrate to EMV standards. We believe that these factors, as well as the replacement of the first EMV cards in the UK and then in the other countries that are more recent EMV migrants, will lead to higher volumes of financial microprocessor card sales in future periods.
In general, each financial card issuer chooses the specifications for its financial microprocessor cards as part of national consortia, and imposes these specifications on its clients. As a result, our Financial Cards business is characterized by a lower degree of product differentiation within a given country than our Mobile Communication business. This increases price competition among card manufacturers and reduces its ability to increase functionality or prices by innovating or introducing higher-end products. To date, our financial institution customers have generally chosen to issue microprocessor cards for basic banking applications in connection with EMV migration, rather than high-end open platform microprocessor cards that enable additional value-added services or applications. Accordingly, these more basic microprocessor card products represented a substantial part of our sales of financial microprocessor cards during the periods under review. However, once the EMV migration is complete, card replacement may provide financial institutions with an opportunity to differentiate their positions by offering multi-application cards, for which purchase price is a less crucial factor.
We also record revenue from sales of our Proton e-purse products which, since our acquisition of CP8 in April 2001, has contributed significantly to our Financial Cards revenue during the periods under review.
2005 saw the first very large-scale deployment of contactless microprocessor payment cards in the United States. These cards, which also have a magnetic stripe, have been issued by two leading US banks under the PayPass brand. They can be used not only for traditional bank card transactions, but also to pay for small purchases at points of sale. PayPass avoids users having to fish for coins and wait for their change, making the transaction process simpler and quicker not only for the customer but also for the merchant. It significantly speeds up the customer flow at the cash register point. The solution does not require any investment in transaction input, transmission and processing infrastructure. The contactless card reader, which is connected directly to the cash register, is cheap and easy to install. If the initial rollout is a success, sales of this new generation of microprocessor payment cards may grow rapidly in the coming years.

Public Sector, Network Access and Other
The Public Sector, Network Access and Other business combines several growing market segments in which it appears that microprocessor card technology has clear advantages over alternative technologies, due to its versatility, portability and the guarantees it provides in terms of respecting individual freedoms. At historical exchange rates, revenue from the Public Sector, Network Access and Other business represented 9% of the overall Cards segment revenue in 2005 compared with 11% in 2004 and 9% in 2003. As described below, the volatility of revenues in this business is mainly due to:
•	The size and the currently limited number of projects. Decision-making procedures are long and complex, particularly in the public sector.
•	The wide diversity of products supplied. Selling prices can vary significantly depending on how sophisticated they are.
•	The non-recurrent nature of a large portion of revenues resulting from intellectual property licensing.
Contracts for Public Sector, Network Access and Other projects, which often require significant investment and lead times, are typically offered through public tender and procurement procedures. Because these projects typically involve significant consulting and infrastructure elements, we generally compete in these tenders in association with local partners and the world’s leading systems integrators to provide chip card products and related services required by the projects. Contracts generally specify delivery of significant volumes of cards over long periods of time. We also typically tailor our products on a project-by-project basis. There is significant volatility in our revenue from such tenders in view of the limited number of large projects currently underway, particularly for identification and public safety applications (ID cards and passports), their size and the fact that we may or may not be part of the winning consortia. As our products are often tailored to particular projects and because the market is still in a build-up phase, clear trends in pricing have yet to emerge. Our product offering in this market, however, generally consists of sophisticated microprocessor card products, particularly for applications in the public sector such as identity, healthcare and security.
We also record revenue from sales of products in more established markets, such as transportation, healthcare (in France) and pay-TV. Our products for the transportation sector consist mainly of lower-end contactless cards. However, there is also a small but growing market in this sector for high-end combined contactless and microprocessor cards. We intend to focus increasingly on this market for high-end products, which have accounted for a growing portion of our revenue during the periods under review, as we seek to maximize our revenue and profitability in this business. Our sales in the pay-TV industry have been made principally under contracts with three customers. As a result, our revenue in this field of business varies on a yearly basis depending on the orders placed by these customers.
Revenue attributable to the licensing of intellectual property rights is also included in our Public Sector, Network Access and Other business. This revenue includes non-recurrent licensing revenue, which usually results from efforts to assert our intellectual property rights. It varies substantially from one period to the next depending on the level of revenues and the date on which they are recognized in our books.
Prepaid Phonecards
Historically, we have earned significant revenue from sales of our prepaid phonecard products. Because these products are generally sold at significantly lower prices than our microprocessor card products due to their relative lack of technological sophistication, revenue in our Prepaid Phonecards business is driven mainly by our ability to obtain large card orders. The volume of products sold in this market has been declining in recent periods as users are increasingly relying on other means of communication, including mobile phones and scratch card-based calling, instead of public payphones. We have decided not to continue to compete for prepaid phonecard orders at prices that we do not believe are commercially reasonable, and do not intend to continuously expand our business in this market. Instead, we intend to allocate our resources to higher-value products in our other businesses.

POS Terminals segment
The volume of products we sell in our POS Terminals segment depends on our ability to supply products that meet a broad range of local standards and to deliver products on a timely basis in different geographic markets, as well as on changes in technical specifications that require our customers to purchase new compliant terminals. Our POS terminals products have come under growing pricing pressure since 2003, due to the increased competition that has developed as our long-standing markets have matured. As a result, in the first quarter of 2004, we refocused our activities on geographical zones and applications in which we can make the most of our competitive advantages. These advantages consist of the security, mobility and versatility of our products, our leading skills in the complex EMV migration process and our strong organization in terms of after-sales service, which we provide both directly and through experienced specialists. Following the adoption of this strategy and due to the acceleration in growth in 2004, particularly in Europe - due to British and French financial institutions switching to the new EMV standard — the POS terminals business posted strong growth. It now has a number of core customers that are leaders in their markets and want to build a close relationship for the supply and support of POS Terminals. These customers consist mainly of major financial institutions and approved international resellers.
We expect that the migration of card-based payment systems to EMV standards that began in 2004 will continue and will have a positive impact on the POS terminal market. However, the impact of this migration on its sales may vary depending on the particular circumstances of each market. Gemalto has strong positions in certain countries outside Europe, particularly India, based on the same competitive advantages.
9.3. Principal factors affecting gross profit
We define gross profit as revenue less cost of revenue and gross margin as the percentage of revenue represented by gross profit. Cost of revenue includes, principally, the cost of silicon chips, printed circuits (usually gold-looking) and plastic needed to produce cards, depreciation of tangible assets, amortization of intangible assets and, when applicable, impairment charges of goodwill and intangible assets, royalties paid to third parties in respect of technology used in our products, supply chain management costs, quality and security management costs, delivery costs and personnel costs attributable to our production and personalization processes. Cost of revenue for our POS Terminals segment also includes, through the period ended August 2003, the cost of electronic and plastic-molded components to produce POS terminals, and, following the sale of our POS terminals manufacturing operations to Flextronics in August 2003, payments made under our outsourcing contract with Flextronics. Charges related to restructuring measures are also accounted as cost of revenue in cases where the costs associated with the function or position made redundant or the assets being impaired or written-down are normally recorded as cost of revenue.
Cost of revenue does not include operating expenses, including research and engineering, sales and marketing and general and administrative expenses.
Cards segment
The main factors affecting gross profit and gross margin are microprocessor card sales volumes, the product mix in each product line, revenues from the patent portfolio, silicon chip purchasing prices, productivity and control over fixed manufacturing costs.
•	Microprocessor card sales volumes are the main factor affecting gross profit. Rising sales volumes lead to rising gross profit and gross margin in all product areas and geographical regions in which Gemalto operates. Sales volumes have a major impact on the purchase price of the main components, particularly silicon chips, and on capacity utilization rates and therefore absorption of fixed production costs.
•	The second significant factor is the product mix, meaning the ratio of sales volumes of more sophisticated and hence higher-priced products to sales volumes of prior generations of products that are less sophisticated and subject to intense price competition. Our product mix is a key factor for profitability across all of our geographic regions and businesses. In particular, because we typically generate a significant part of our revenue from our Mobile Communication business, the mix of our wireless products sold around the world has been a key element of our gross profit over the past three years. Our financial cards business is characterized by a significant difference in gross margin between microprocessor cards and magnetic stripe cards, since our microprocessor cards typically generate higher gross margins than our magnetic stripe cards. As a result, overall gross profit in the financial cards business is affected by the relative percentage of microprocessor card and magnetic stripe card sales volumes. Within the microprocessor card range, those offering advanced functions, combining traditional credit- and debit-card features with electronic purse functions or loyalty card functions relating to one or more brands, generate substantially wider margins. On the other hand, since products in our Public Sector, Network Access and Other business are often tailored to particular projects and because the market is still emerging, clear trends in gross margins in this business have not yet emerged and gross margins fluctuate widely.
•	The third main factor for gross profit and gross margin is the level of sales from intellectual property licensing. The cost of revenues in this business consists of amortization charges on the patent portfolio, and costs incurred to maintain the validity of existing patents, file new patents and assert our rights with respect to users. These costs are mainly fixed. As a result, due to the low variable costs associated with our licensing activities, gross profit trends in these activities are aligned with revenue trends, except in the event that we determine that an impairment of our patent portfolio is necessary.
•	The fourth key factor for gross profit is the cost of revenue for microprocessor cards, particularly silicon chip purchasing costs. Due to our diversified procurement policy and our large purchasing volumes, we have in the past been able to negotiate price reductions when buying silicon chips. This has enabled us to increase gross profit or, in periods of weaker growth, to limit the decline in gross profit when the price of cards was falling. However, the decrease in chip prices may sometimes lag behind the drop in the selling prices of our products by several months, which can have a negative effect on gross profit.
•	The final factor affecting gross profit consists of productivity and control over fixed manufacturing costs. We strive constantly to reduce our production costs, particularly in low-end and mid-range products. We do this by adjusting our production and procurement processes, and increasing the flexibility of our production system, which is based on the ‘virtual factory’ concept (see Part II — Section 6.1.1.2 “Production” of this prospectus).
POS Terminals segment
Gemalto seeks to optimize gross profit in the POS Terminals segment by giving its products unique features that meet its customers’ requirements as closely as possible, and by providing long-term technical support services. To reduce production costs, Gemalto designs products around a common platform and hence reduces the number of component parts. The sale of our POS terminal manufacturing operations (our facility in St. Etienne, France) to Flextronics in August 2003 and the resulting outsourcing of POS terminal manufacturing in the three regions of the world have had a gradual positive impact on gross profit in the POS Terminals segment.
Exceptional, restructuring and impairment charges
Gross profit in both our Cards and POS Terminals segments has also been affected by a certain number of exceptional charges and restructuring and impairment charges.
Gross profit in our POS Terminals segment in 2003 included a $1.3 million write-down of inventory not purchased by Flextronics as part of its acquisition of our POS terminal manufacturing operations in St. Etienne in August 2003.
In 2004, Gemalto’s cost of revenue included the following restructuring and impairment charges: $2.8 million of impairment on certain technologies acquired from Bull in 2001, $0.7 million relating to the continuous performance improvement plan and $2.8 million of impairment on a production site.

These charges were booked mainly in the second half of the year. The impact on gross profit across the various product areas broke down as follows: $2.1 million in Mobile Communication, $3.7 million in Financial Cards, $0.3 million in Public Sector, Network Access and Other and $0.2 million in Prepaid Phonecards.
No exceptional charges were recorded in 2005.
9.4. Other factors affecting results of operations
Acquisitions
In the past, acquisitions have affected our results of operations, not only by increasing the size or scope of our operations, but also due to related reorganizations, integration and accounting implications. Gemalto made no acquisitions in 2003, 2004 or 2005.
Impact of foreign currency exchange rates
We prepare our combined and consolidated financial statements in US dollars. We have chosen the US dollar as the reporting currency of our financial statements because we conduct a significant and increasing portion of our business in US dollars or currencies which are pegged to the US dollar. However, we record revenue, expenses, assets and liabilities in a number of different currencies other than US dollars, principally the euro.
Assets and liabilities denominated in local currencies are translated into US dollars at exchange rates prevailing at the balance sheet date. The resulting adjustments are recorded in total invested equity on the combined balance sheet. Revenue and expenses are translated at weighted-average exchange rates over the relevant period. We include realized and unrealized foreign currency transaction gains (losses) in net income (loss) in the period in which they occur. In addition, in determining the cash flow provided or used through the changes in the amounts of assets and liabilities in our combined and consolidated statements of cash flows, we deduct from the year-end balances of those assets and liabilities the amount corresponding to the variations in the functional currencies of group companies against the US dollar over the period.
Historically, although a significant portion of Gemalto’s revenue has been in US dollars or currencies linked to the US dollar (such as the Chinese renminbi), we incurred a higher portion of our costs of revenue in euros since several of our suppliers of chips were located in Europe and charged us in euros. Because our revenue and our cost of revenue were recorded to a significant extent in different currencies, the Issuer’s gross profit could be significantly affected by fluctuations in exchange rates, principally between the US dollar and the euro. For several years, Gemalto has been seeking to reduce this exposure to euro/dollar exchange rate risk by trying to establish natural hedging through increasing the proportion of its costs denominated in US dollars. As a result, Gemalto has increased production capacity locally and in markets showing the strongest growth potential, and has taken into account billing currency when selecting chip suppliers. Furthermore, the Issuer has used currency hedging instruments for its remaining exposure (see Part II — Section 9.8 “Market risks” of this prospectus).
As a result of these efforts, Gemalto has significantly reduced its gross profit’s exposure to fluctuations in the euro/dollar and pounds sterling/dollar exchange rates. On the other hand, the rally in the euro against the US dollar had a negative impact on operating income in 2003, 2004 and 2005, due to the large portion of operating expenses denominated in euro and pounds sterling.
For information purposes, and based on the breakdown of revenue and expenses affecting operating margin by currency in 2004, the Issuer has estimated that the conversion effect of a 1% fall in the US dollar against the euro and pounds sterling is as follows:
•	a 0.5% increase in revenue;
•	no significant change in gross profit, due to the aforementioned natural hedging that Gemalto has gradually created; however, gross margin would fall due to the increase in revenue;

•	a 0.7% increase in operating expenses, with a negative impact on operating income.
Since 2003 we have used currency options and forward contracts to attenuate the year-on-year effect of exchange rate fluctuations on gross profit and operating income. These instruments, their impact on the income statement and their year-end balance sheet value are described in notes 2.4, 5.1, 5.2 and 18 under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus.
In order to isolate the effects of fluctuations in foreign currency exchange rates on revenue and gross profit during the periods under review, the discussion below includes revenue and gross profit figures at constant exchange rates. To calculate these figures at constant exchange rates, we applied the monthly exchange rates used in a given month of the period under review to the amount of revenue recorded in euro and British pounds (which, together, cover approximately 80% of our revenue not denominated in US dollars or in currencies pegged to the US dollar) recorded in the same month in the previous year. We then add the adjusted monthly figures for the previous year to derive annual figures for this year at constant exchange rates. The discussion below of our results of operations and of year-on-year changes is, unless otherwise indicated, based on our results of operations and related changes at constant exchange rates.
The table below sets forth the US dollar/euro exchange rates for the periods indicated used in the preparation of our combined and consolidated financial statements.

	US dollars per euro
		Average
	Year-end(1)	rate(2)	Low(3)	High(3)
Year ended December 31, 2003	1.25	1.12	1.04	1.19

Year ended December 31, 2004	1.36	1.24	1.18	1.33

Year ended December 31, 2005	1.18	1.25	1.18	1.36

(1)	Represents the exchange rate on the last business day of the applicable period. The US dollar/euro exchange rates on the last business days of January, February and March 2006 were 1.22, 1.18 and 1.21 to the euro respectively.

(2)	Represents the average of the exchange rates used to convert income statement items in each month during the relevant period. The US dollar/euro exchange rates used to convert income statement items in January, February and March 2006 were US$1.18, US$1.22 and US$1.18 to the euro respectively.

(3)	Based on the average of the exchange rates used to convert income statement items in each month during the relevant period.
Seasonality
The majority of Gemalto’s revenue and gross profit traditionally comes in the second half of each year. This is due to the following factors:
•	The Mobile Communication business makes a stronger contribution to total Cards segment revenue during the second half. This business generates a higher gross margin than the other Cards businesses.
•	Card sales volumes increase significantly in the second half, mainly due to the previous factor, resulting in better absorption of fixed production costs and a reduction in component prices through volume discounts previously negotiated with suppliers.
•	The full positive impact of productivity gains achieved during the year is seen towards the end of the year.

Our revenue and gross profit are generally at their lowest in the first half of each year, despite the positive impact on our Mobile Communication business of sales of mobile phones in Asia during the Chinese New Year season, effect which is diminishing each year. This first-half dip is mainly the result of:
•	The introduction of new selling prices at the start of the year, negotiated as part of annual contracts with mobile operators, which are generally lower on a constant product mix basis.
•	The fact that the positive impact of the introduction at the start of the year of new component purchasing prices negotiated with suppliers — usually lower for any given component type — does not translate into any gross margin improvement until the inventory carried at the end of the previous year has been fully consumed.
Trends in the industry may, however, affect the seasonal pattern of revenue and gross profit, and therefore of operating margin. Seasonality has a less material impact on the POS Terminals segment.
Seasonal fluctuations in revenue and gross profit have been a standard feature of recent years, except for 2005 which saw very strong growth in Mobile Communication revenue in the first half, driven by sustained demand in the Americas region leading to higher volumes and increased sales of high-end products. This raised the contribution of Mobile Communication to total Cards revenue to 64% in first-half 2005 from 60% for the same period of 2004. In addition, revenue and gross profit from the Public Sector, Network Access and Other business were boosted by revenue from a major new intellectual property license signed in the first quarter of 2005, whereas no contracts of an equivalent size were signed in the second half. These factors explain the higher level of revenue, gross profit and operating income in the first half of 2005 compared with the second half.
We expect seasonal patterns to return to normal in 2006, with significantly lower revenue and profits in the first half than in the second part of the year.
9.5. First-time adoption of IFRS
The combined and consolidated financial statements of the Gemalto group for the years ended December 31, 2003 and 2004, respectively, were prepared in accordance with the accounting principles generally accepted in the United States of America (US GAAP). In accordance with the regulations applicable to companies listed on the Paris stock exchange, we have adopted the International Financial Reporting Standards (IFRS) as our primary basis of accounting effective from January 1, 2005. The consolidated financial statements for the year ended December 31, 2005 are therefore our first annual financial statements prepared in accordance with IFRS. The IFRS transition date is January 1, 2004 and an opening IFRS balance sheet has been prepared at that date.
On July 28, 2005, we published detailed information about the effect of first-time adoption of IFRS on our 2004 financial statements, including a description of the optional exemptions from full retrospective application of IFRS applied by the Gemalto group, and reconciliations between the US GAAP and IFRS financial statements. This information is also provided in note 3 under Part II - Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus.
The transition to IFRS had no impact on the 2004 revenue of the Gemalto group, of each of the two segments or each of the four product lines in the Cards business compared with the previously reported US GAAP amounts.
2004 gross profit under IFRS is $0.4 million higher than under US GAAP, representing a non-material increase of 0.1%.
Research and engineering, sales and marketing and general and administrative expenses for 2004 are $0.1 million (0.2%), $1 million (0.9%) and $1 million (1.9%) higher, respectively, under IFRS compared with the US GAAP amounts.
Finance expenses, net for 2004, are $0.6 million lower under IFRS compared with US GAAP, representing an 11.4% difference.

Income tax expense for 2004, is $0.4 million higher under IFRS compared with US GAAP, representing a 1.6% difference.
In the following discussion of the results of operations for the last three years:
•	Comparisons between 2003 and 2004 are based on the US GAAP amounts.
•	Comparisons between 2004 and 2005 are based on the IFRS amounts.
9.6. Results of operations for the three years ended December 31, 2003, 2004 and 2005
Revenue by segment
The following table sets forth the breakdown of our revenue between the two segments at historical exchange rates for the periods indicated in millions of US dollars and as a percentage of total revenue:

	Year ended December 31,
Segment	2003		2004		2005
	(millions of		(millions of		(millions of
	US dollars)	(% of total)	US dollars)	(% of total)	US dollars)	(% of total)
Cards
Mobile Communication	444	58	549	57	598	60
Financial Cards	160	21	196	20	200	20
Public Sector, Network Access and Other (1)	63	8	98	10	80	8
Prepaid Phonecards	50	6	40	4	39	4

Total Cards	717	93	883	92	917	92

POS Terminals	51	7	77	8	75	8

Total	768	100	960	100	992	100

(1)	Includes revenue from the licensing of intellectual property.
Gross profit by segment
The following table sets forth the breakdown of our gross profit between the two segments at historical exchange rates for the periods indicated in millions of US dollars and as a percentage of total gross profit:

	Year ended December 31,
Segment	2003(2)		2004(2)		2005
	(millions of		(millions of		(millions of
	US dollars)	(% of total)	US dollars)	(% of total)	US dollars)	(% of total)
Cards
Mobile Communication	161	67	214	68	212	66
Financial Cards	27	11	42	13	49	15
Public Sector, Network Access and Other (1)	30	13	38	12	36	11
Prepaid Phonecards	9	4	3	1	5	2

Total Cards	227	95	297	94	301	94

POS Terminals	11	5	18	6	19	6

Total	238	100	315	100	321	100

(1)	Includes gross profit from the licensing of intellectual property.

(2)	The 2003 and 2004 financial statements have been prepared in accordance with US GAAP. Gross profit for 2003 therefore corresponds to the US GAAP amount.

(3)	2004 gross profit presented in this column corresponds to the IFRS amount, determined by adjusting the previously-reported US GAAP amount. IFRS adjustments had the effect of increasing 2004 gross profit by $0.4 million, including $0.1 million for Mobile Communication, $0.2 million for Financial Cards and $0.1 million for Public Sector, Network Access and Other.
Revenue by geographic region
The following table sets forth our revenue for our Cards and POS Terminals segments at historical exchange rates by geographic region for the periods indicated in millions of US dollars and as a percentage of total revenue:

	Year ended December 31
Sales by region	2003		2004		2005
	(millions of		(millions of		(millions of
	US dollars)	(% of total)	US dollars)	(% of total)	US dollars)	(% of total)
EMEA(1)
Cards	364	47	472	49	482	49
POS Terminals	39	5	64	7	60	6
Total EMEA	403	52	536	56	542	55
Asia
Cards	212	28	228	24	194	20
POS Terminals	8	1	9	1	13	1
Total Asia	220	29	237	25	207	21
NSA (2)
Cards	141	18	183	19	241	24
POS Terminals	4	1	4	0	3	0
Total NSA	145	19	187	19	244	25

Total	768	100	960	100	992	100

(1)	Europe, the Middle East and Africa.

(2)	North America, Central America and South America.

9.6.1. Year ended December 31, 2004 compared with year ended December 31, 2005
Revenue and gross profit
At both historical and constant exchange rates, our revenue increased by 3% to $992 million in 2005 from $960 million in 2004. Gross profit rose 2% to $321 million in 2005 from $316 million at historical exchange rates and $314 million at constant exchange rates in 2004.
The following discussion of our results of operations is, unless otherwise indicated, based on our results of operations at constant exchange rates.
Revenue and gross profit by segment
Cards segment
At historical exchange rates, revenue in the Cards segment increased by 4% to $917 million in 2005 from $883 million in 2004. At constant exchange rates, revenue rose by 3% to $917 million in 2005 from $887 million in 2004. This increase in revenue in the Cards segment was driven by the Mobile Communication product line and, to a lesser extent, the Financial Cards product line. The Public Sector, Network Access and Other business experienced a sharp decline in revenue, and revenue from Prepaid Phonecards was also down slightly on the previous year.
At historical exchange rates, gross profit in our Cards business increased by 1% to $301 million in 2005 from $298 million in 2004. At constant exchange rates, gross profit grew by 2% to $301 million in 2005 from $296 million in 2004. This increase was due to higher gross profit in the Financial Cards and Public Sector, Network Access and Other product lines.
Mobile Communication
At historical exchange rates, revenue in the Mobile Communication product line rose by 9% to $598 million in 2005 from $549 million in 2004 or $550 million at constant exchange rates. Growth was strong in the NSA and EMEA regions, while revenue in Asia declined year-on-year. Revenue and gross profit were boosted by sharply higher volumes and a favorable change in product mix in NSA in the first half of the year and in EMEA in the second half, which saw very strong volume growth. Selling prices remained under strong pressure, particularly in EMEA, while in NSA the unfavorable effects of declining prices were partly offset by a more significant improvement in product mix. As a result, NSA growth was double that of EMEA. The revenue decline in Asia was due to lower volumes in some countries and slower volume growth in others, as well as to heavy pricing pressure, the effects of which were not offset by any significant improvement in the product mix. Revenue contracted in China, where demand was adversely affected by the current reorganization of the mobile communication sector. The reorganization was initiated by the Chinese government in preparation for the opening up of the domestic market to foreign competitors in 2007, in line with the undertakings given when China joined the WTO. Falling Chinese demand not only led to reduced volumes, it also triggered strong pricing pressure which spread to certain other major South Asian markets where volumes increased at a slower rate than in 2004.
Despite these marked geographic contrasts, SIM card sales volumes increased in all three regions in 2005, to a total of 340 million units. The resulting positive impact on 2005 revenue at constant exchange rates, product mix and selling prices represented some $166 million. EMEA experienced the fastest volume growth, driven by increased penetration of GSM mobile telephones in Eastern and Central Europe and Africa, along with the roll-out of new service offerings across Europe and the initial roll-out of third generation (3G) mobile phone technology. Volume growth was also strong in NSA, particularly Latin America, reflecting growth in the subscriber base of existing GSM mobile operators, promotion of new service offerings requiring the SIM cards to be replaced by high-end products, and completion of the migration to the GSM standard by major North American and Latin American operators that still had TDMA networks. In Asia, volume growth was more subdued, for the reasons outlined in the previous paragraph.

Improvements in the product mix also boosted revenue in this product line, contributing an estimated $75 million at constant exchange rates, volumes and selling prices. In 2005, in addition to strong volume growth, the proportion of high-end products delivered rose to 37%, from 27% in 2004. This rise came at the expense of low-end products (down from 24% of volumes in 2004 to 13% in 2005). The product mix improved significantly in NSA, particularly in the first half of 2005, and to a lesser extent in EMEA. By contrast in Asia, the product mix remained largely unchanged, with the reorganization of Chinese operators and slower growth in other countries of the region representing a deterrent to the launch of new services. We nevertheless leveraged the opportunities created by the large-scale deployment of 3G technology in Northern Asia, where living standards are higher and demand for advanced services is strong.
The positive effect on revenue of higher volumes and an improved product mix was partly offset by the erosion of SIM card selling prices in all regions, continuing a trend that is the norm for this type of product. The overall average SIM card selling price, factoring in changes in the product mix, fell by 19% at constant exchange rates in 2005 compared with 2004. The decline was more significant in EMEA, where volume growth was driven primarily by strong demand for low-end and mid-range products in markets in the early phase of mobile communication penetration, and in Asia where the product mix remained largely unchanged.
Scratch card revenue increased to $22 million in 2005 from $15 million in 2004 at both historical and constant exchange rates, due mainly to higher sales volumes in Latin America. Revenue from software applications and services rose by $3 million, with all three regions contributing equally to the increase.
At historical exchange rates, gross profit in the Mobile Communication product line declined 1% to $212 million in 2005 from $214 million in 2004 ($213 million at constant exchange rates). Gross margin stood at 35% in 2005 compared with 39% in 2004. The decrease was mainly due to ongoing pricing pressure, which could not be fully offset due to slower volume growth in the second half and the slow take-off in Asian demand for high-end products which generate higher margins, as explained in Part II — section 9.3 “Principal factors affecting gross profit” of this prospectus.
Financial cards
At historical exchange rates, revenue from our Financial Cards business rose by 2% to $200 million in 2005 from $196 million in 2004. At constant exchange rates, revenue was 1% higher at $200 million in 2005 versus $198 million in 2004. Following the strong growth in demand in the United Kingdom in 2004, due to migration to the EMV standard, the momentum continued in 2005 with the initial EMV migrations starting in other countries in EMEA, Asia and Central America and, in the second half, deliveries of PayPass contactless microprocessor cards in the United States. The increase in revenue in the Financial Cards product line reflects the combined effects of sharply higher microprocessor sales volumes, which had an estimated $13 million positive impact at constant selling prices, and an improved product mix, resulting from a more favorable geographic breakdown of sales, with lower deliveries in the United Kingdom, which added an estimated $6 million to revenue. These positive effects were partly offset by a slight decline in selling prices, which trimmed an estimated $14 million from revenue.
At historical exchange rates, gross profit rose to $49 million in 2005 from $42 million in 2004. At constant exchange rates, gross profit came to $49 million in 2005 versus $43 million in 2004. Gross margin increased to 25% in 2005 from 22% in 2004 at historical exchange rates and 21% at constant exchange rates. The improvement was mainly due to a significant fall in production costs, attributable to higher production volumes and lower components costs. It also reflects productivity gains achieved in manufacturing, logistics and personalization work specific to this product line.
Public Sector, Network Access and Other
At both historical and constant exchange rates, revenue in our Public Sector, Network Access and Other business contracted by 19% to $80 million in 2005 from $98 million in 2004.
Excluding the impact of our intellectual property licensing activities, which contributed $21 million in revenue in 2005 compared with $28 million in 2004, revenue in our Public Sector, Network Access and Other business was down by 17% at historical exchange rates and 16% at constant exchange rates, to $58 million in 2005 from $70 million in 2004. The decline stemmed mainly from the sharp drop in pay-TV microprocessor card sales, due to the decision not to renew certain contracts or to bid for unattractively-priced contracts, which trimmed $10 million from revenue. Revenue from network access, public sector and transport applications was unchanged overall, reflecting limited, contrasting changes in the various regions. Overall, this line of products failed to achieve its growth targets in 2005, due to further delays in many national projects for the introduction of electronic passports and ID cards.
Gross profit in our Public Sector, Network Access and Other business came to $36 million in 2005 compared with $38 million in 2004, representing a 6% decline at both historical and constant exchange rates. The decrease stemmed from lower revenue from our intellectual property licensing activities in 2005. Gross margin nevertheless improved to 45% in 2005 from 38% in 2004, driven by a favorable change in sales mix for public sector, transport and network access applications. The improvement also reflected a sharp drop in deliveries in the Pay-TV microprocessor cards market, where prices and margins have remained low in recent years.
Prepaid Phonecards
At historical exchange rates, revenue in our Prepaid Phonecards business contracted by 2% to $39 million in 2005 from $40 million in 2004. At constant exchange rates, the decline was 3%. Lower average selling prices trimmed an estimated $6 million from revenue, but the impact was almost entirely offset by higher volumes, which added $5 million. Delivered volumes contracted sharply in Asia, where demand continued to fall, but they increased in Latin America and, to a lesser extent, in EMEA where we are still making deliveries to certain strategic customers in line with our selective approach to this market.
At historical exchange rates, gross profit in the Prepaid Phonecards product line increased by 63% (74% at constant exchange rates) to $5 million in 2005 from $3 million in 2004. Gross margin improved to 13% in 2005 from 8% in 2004, reflecting the impact of measures to cut production costs for these cards.
POS Terminals segment
At historical exchange rates, revenue in our POS Terminals business came to $75 million in 2005 versus $77 million in 2004, representing a decline of 3% at historical exchange rates and 2% at constant exchange rates. This modest decline came on the back of exceptional growth in 2004, due mainly to major contracts to supply UK and French banks with equipment to support their migration to EMV standards. It testifies to the success of our action to redeploy marketing and selling activities taken at the end of 2004. The POS Terminals segment not only expanded its customer base in Europe and Asia, particularly India, it also focused on markets and applications where its differentiated product and service offering is particularly well suited to customer needs.
At historical exchange rates, POS Terminals gross profit rose by 7% to $19 million in 2005 million from $18 million in 2004. At constant exchange rates, gross profit came to $19 million in 2005 versus $18 million in 2004, an increase of 9%. Gross margin improved to 26% in 2005 from 23% in 2004, reflecting the success of cost-cutting initiatives, particularly the outsourcing of terminal assembly which is performed locally in our main markets.
Operating expenses
At constant exchange rates, operating expenses before “other income (expense), net” rose by 4% to $241 million in 2005 from $231 million in 2004. At constant exchange rates, operating expenses were 3% higher, at $241 million in 2005 versus $234 million in 2004. The increase was in line with revenue growth, attesting to our strict control over costs, particularly administrative expenses, in a year when the Issuer recorded the first full year of costs arising from our status as an independent listed company.
Research and engineering expenses
At historical exchange rates, research and engineering expenses increased by 5% to $67 million in 2005 from $64 million in 2004. At constant exchange rates, they were 4% higher, at $67 million in 2005 versus $65 million in 2004. The 2005 amount takes into account research tax credits received in France for approximately $2 million, which are recorded as a deduction from the related expenses. Gross research and engineering spend amounted to $69 million, an increase of $4 million or 6% compared with 2004 at historical exchange rates. The additional spend concerned all microprocessor card applications, particularly the Mobile Communication product line and the Public Sector, Network Access and Other business. We increased our investment in response to strong customer demand for new applications, as well as to new market opportunities identified by our marketing teams and research centers. In accordance with IFRS, certain development costs for 3G mobile phone applications and network access have been capitalized. The amount capitalized in 2005 was unchanged from 2004 at $2 million.
Sales and marketing expenses
At historical exchange rates, sales and marketing expenses rose by 3% to $114 million in 2005 from $111 million in 2004. At constant exchange rates, they were just 1% higher, at $114 million in 2005 versus $113 million in 2004. This was despite the additional costs incurred to strengthen sales, marketing and customer support teams in the fast-growing markets of Eastern Europe, Africa, the Middle East and Latin America, as well as the stepped-up marketing drive in the identification and public safety markets. The very low increase in 2005 therefore reflects the tight control exercised at headquarters and in the regions over the operating costs of existing structures.
General and administrative expenses
At historical exchange rates, general and administrative expenses increased by 5% to $59 million in 2005 from $56 million in 2004. At constant exchange rates, they were 3% higher, at $59 million in 2005 versus $57 million in 2004, reflecting the full-year impact of the additional general and administrative expenses incurred since Gemalto became an independent, listed company on May 18, 2004. When it was a division of Schlumberger, Gemalto benefited from a shared services base, since some services — legal, tax, accounting, internal audit, employee savings and pension plans, real estate management, insurance, IT, treasury and some other administrative tasks — were carried out centrally and on a larger scale by Schlumberger.
Other income (expense), net
At historical exchange rates, we incurred net other expense of $0.2 million in 2005 as opposed to net other income of $4 million in 2004. The 2004 figure corresponded mainly to the final settlement of litigation with Groupe Bull over the acquisition of its smartcard business, CP8, in 2001.
Finance income (expenses), net
In 2005, we recorded net finance income of $1.4 million as opposed to net finance expense of $6 million in 2004. The favorable swing reflects the sharp rise in net cash and cash equivalents, leading to interest income in excess of the interest expense paid on credit lines maintained for the benefit of certain Gemalto group entities. It also attests to our disciplined management of currency risks. Net interest income came to $3.9 million in 2005, compared with net interest expense of $0.3 million in 2004. Net exchange losses and costs related to currency hedges decrease to $2.6 million in 2005 from $5.7 million in 2004.
Share of profit (loss) of associates
Gemalto’s share of the profit of associates amounted to $1.1 million in 2005 compared with $0.3 million in 2004.
Tax benefit (expense)
Tax expense of $23 million was recorded in 2005, compared with $26 million in 2004. Although the regions’ respective contributions to pre-tax profit were less favorable, the effective tax rate fell to 28.2% in 2005 from 31.2% in 2004. The improvement was attributable to changes in the various reconciliation items explaining the difference between the statutory and effective tax rates. Details of these items are provided in Note 27 under Part II — Section 20.5 “Notes to the consolidated financial statements for the period ended December 31, 2004 and 2005”.

Minority interests
Minority interests increased to $2.2 million in 2005 from $0.7 million in 2004, due mainly to an exceptional item related to the May 2005 buyout of our partners’ 49% interest in one of our Chinese joint ventures.
9.6.2. Year ended December 31, 2003 compared with year ended December 31, 2004
Revenue and gross profit
At historical exchange rates, our revenue increased by 25% to $960 million in 2004 from $768 million in 2003. At constant exchange rates, revenue increased by 19% to $960 million in 2004 from $807 million in 2003. At historical and constant exchange rates, gross profit increased by 32% to $315 million in 2004 from $238 million in 2003.
The following discussion of our results of operations is, unless otherwise indicated, based on our results of operations at constant exchange rates.
Revenue and gross profit by segment
Cards segment
At historical exchange rates, revenue in the Cards segment increased by 23% to $883 million in 2004 from $717 million in 2003. At constant exchange rates, revenue rose by 17% to $883 million in 2004 from $752 million in 2003. This increase in revenue in the Cards segment was driven by all product lines except Prepaid Phonecards.
At historical exchange rates, gross profit in our Cards business increased by 31% to $297 million in 2004 from $227 million in 2003. At constant exchange rates, gross profit increased by 32% to $297 million in 2004 from $226 million in 2003. This increase was due to higher gross profit in all product lines except Prepaid Phonecards.
Mobile Communication
At historical exchange rates, revenue in the Mobile Communication product line rose by 24% to $549 million in 2004 from $444 million in 2003. At constant exchange rates, revenue increased by 19% to $549 million in 2004 from $460 million in 2003. Growth was strong in all regions, coming in at 32% in NSA, 17% in Asia and 15% in EMEA. The increase in revenue was due to an increase in volumes and an improvement in the product mix. These factors were partially offset by the impact of decreases in average selling prices for our wireless SIM products.
We recorded a significant increase in SIM card sales volumes in all of its geographic regions in 2004. This increase in SIM card volumes, which reached 257 million units in 2004, resulted in an additional $167 million in revenue in 2004. In volume terms, growth was strongest in NSA, particularly Latin America, reflecting the acceleration of the migration to the GSM standard by major North American and Latin American operators, as well as growth in the subscriber base of existing GSM mobile operators. Volume growth was also strong in Asia, particularly India and Southeast Asia, due to the increasing penetration of GSM mobile phone networks and the move by some operators to replace scratch cards with SIM-based microprocessor cards. EMEA also experienced rapid volume growth driven by increased penetration of GSM mobile telephones in Eastern and Central Europe and Africa, along with the roll-out of new service offerings across Europe and the initial roll-out of third generation (3G) mobile phone technology.
Improvements in the product mix also boosted revenue in this product line, contributing $92 million. In 2004, in addition to strong volume growth, the proportion of high-end products sold increased to 27%, from 14% in 2003. This rise came at the expense of mid-range products (down from 57% of volumes in 2003 to 49% in 2004) and, to a lesser extent, low-end products, (24% of volumes versus 29% in 2003). The smaller reduction in the portion of sales volumes coming from low-end products was due to a sharp increase in deliveries in Asia. This was in order to meet demand resulting from the expansion of mobile telephony in the region, particularly Southeast Asia and India, and from operators committed to replacing scratch cards with microprocessor cards. All regions contributed to the improvement in the product mix. The improvement was particularly pronounced in NSA in the fourth quarter.

The positive volume and product mix effects on our revenue was partially attenuated by decreases in selling prices for SIM products of the same type in all regions, which is usual for this type of product. Asia’s share of total sales volumes increased year-on-year in the second half of 2004, due to higher quantities of low-end cards being delivered, as mentioned above. Selling prices are lower in Asia than elsewhere, due to the size of contracts and lower production costs. As a result, Asia’s greater proportion of total volumes in 2004 automatically dragged down average selling prices relative to 2003.
The overall average SIM card selling price, factoring in changes in the product mix, fell by 13% at constant exchange rates in 2004. The decline was most pronounced in Asia and EMEA. Although the improvement in the Asian sales mix accelerated in the fourth quarter throughout the region, it was slower over the year as a whole, particularly in China. As a result, the improvement only partly offset the price impact of stiffer competition. The product mix improvement was more pronounced in EMEA, where moves by operators to adopt more sophisticated cards limited the impact of price cuts on the average selling price. The improvement was strongest in NSA, due to efforts to encourage customers to adopt our high-end cards en masse, which they did in the second half. As a result, the average selling price fell least in this region.
Revenue from scratch cards fell to $15 million in 2004, from $21 million in 2003 at historical exchange rates ($22 million at constant exchange rates), mainly due to lower volumes. In addition, revenue from software applications and services, which include services sold separately from cards, rose by $6 million, with the three regions contributing equally to the increase.
At historical exchange rates, gross profit in the Mobile Communication product line rose by 33% to $214 million in 2004 from $161 million in 2003. At constant exchange rates, gross profit increased by 34% to $214 million in 2004 from $160 million in 2003. Gross margin was 39% in 2004 compared with 36% in 2003. This rise was mainly due to the better product mix and the fall in unit production costs, the effects of which more than offset the negative impact of lower selling prices, including in low-end products. The fall in unit production costs resulted mainly from lower silicon chip purchasing prices, due to the Issuer’s diversified procurement policy and the sharp increase in purchasing volumes. Other factors included specific efforts to support the profitability of low-end products, and improved absorption of fixed costs resulting from higher production volumes and capacity utilization rates.
Financial Cards
At historical exchange rates, revenue in our Financial Cards business increased by 22% to $196 million in 2004 from $160 million in 2003. At constant exchange rates, revenue increased by 13% to $196 million in 2004 from $174 million in 2003. Strong sales growth in EMEA accounted for most of this increase. Growth in NSA was more modest, while Asia saw a substantial fall in the first half, partly offset by a strong recovery in the second. Revenue growth in the Financial Cards product line was due to the combination of a strong increase in microprocessor card sales volumes ($31 million) and higher average selling prices ($2 million), partly offset by a less favorable product mix ($7 million). The rise in microprocessor card sales volumes resulted from the faster migration to the EMV standard in the UK, which led to strong demand from UK financial institutions. The less favorable product mix reflects the sharp increase in UK EMV card sales relative to total sales. The average price of UK EMV cards is lower than those of other microprocessor cards delivered, since they require fewer functions, and because competition is stiff in this high-volume market.
At historical exchange rates and constant exchange rates, gross profit increased to $42 million in 2004 from $27 million in 2003. Gross margin rose to 21% in 2004, up from 17% in 2003 at historical exchange rates and 16% in 2003 at constant exchange rates. This improvement was mainly due to the rapid rise in microprocessor card volumes, particularly in the UK. This led to better coverage of fixed production costs and a fall in component procurement costs. Higher gross profit also reflects productivity gains achieved in manufacturing, logistics and personalization work specific to this product line. Impairment charges booked in the second half (see Part II — Section 9.3 “Principal factors affecting gross profit” — “Exceptional, restructuring and impairment charges” of this prospectus) reduced the positive impact of the fall in production overheads expenses allocated to this product line relative to 2003.

Public Sector, Network Access and Other
At historical exchange rates, revenue in our Public Sector, Network Access and Other business increased by 57% to $98 million in 2004 from $63 million in 2003. At constant exchange rates, revenue rose by 49% to $98 million in 2004 from $66 million in 2003.
Excluding the impact of our intellectual property licensing activities — which was $28 million in 2004 versus $10 million in 2003 — and at historical exchange rates — revenue in our Public Sector, Network Access and Other business rose by 33% to $70 million in 2004, from $53 million in 2003. At constant exchange rates, non-licensing revenue increased by 26% to $70 million in 2004 from $56 million in 2003. $8 million of the increase was due to the sharp rise in pay-TV microprocessor card sales in EMEA, while $6 million came from higher deliveries of microprocessor cards, card readers and related services for digital network access in NSA and EMEA. Revenue growth in network access applications reflects strong demand from the US Department of Defense and other government departments, along with demand for access badges, card readers and related services from large corporations in NSA and EMEA. Revenue from public sector and transport applications remained stable. A $4 million decline in EMEA, due in particular to lower revenue from the French healthcare administration, was offset by growth in NSA and Asia. Deliveries to the Puerto Rico healthcare agency accounted for the growth seen in NSA, while sales of modules for the transport system in Seoul, South Korea was the main factor behind sales growth in Asia.
At historical exchange rates, gross profit in the Public Sector, Network Access and Other business was $38 million in 2004, compared with $30 million in 2003, an increase of 26%. At constant exchange rates, gross profit rose by 29% to $38 million in 2004 from $29 million in 2003. Gross margin was 38% in 2004, compared with 45% in 2003. The fall in gross margin in 2004 was mainly due to a weaker product mix in pay-TV and digital network access applications, particularly relative to the very strong product mix in 2003. It also resulted from a fall in average selling prices in some high volume, reduced-function products for the public sector.
Prepaid Phonecards
At historical exchange rates, revenue in our Prepaid Phonecards business decreased by 20% to $40 million in 2004 from $50 million in 2003. At constant exchange rates, revenue fell by 24% to $40 million in 2004 from $52 million in 2003. This decline was mainly caused by lower average selling prices ($8 million) and lower volumes ($3 million), due to the ongoing fall in global demand for these products, particularly in Asia and EMEA. Delivery volumes dropped sharply in Asia and, to a lesser extent, in EMEA, although selling prices fell more in EMEA. However, volumes rose in NSA, due to a less severe reduction in demand in some Latin American countries and the Issuer’s selective approach to this market.
At historical exchange rates, gross profit in our Prepaid Phonecards business decreased by 67% to $3 million in 2004 from $9 million in 2003. At constant exchange rates, gross profit fell by 66% to $3 million in 2004 from $9 million in 2003. Gross margin decreased to 8% in 2004 from 17% in 2003. The fall in gross profit was attributable mainly to lower average selling prices.
POS Terminals segment
At historical exchange rates, revenue in the POS Terminals segment increased by 52% to $77 million in 2004 from $51 million in 2003. At constant exchange rates, revenue rose by 41% to $77 million in 2004 from $55 million in 2003. This improvement was mainly due to the success of Gemalto’s products and services with EMEA financial institutions involved in EMV migration, particularly in France and the UK. Revenue also advanced in Asia, albeit at a slower rate, due in particular to Gemalto’s efforts to set up appropriate service and technical support structures.
At historical exchange rates, gross profit in our POS Terminals segment rose by 58% to $18 million in 2004 from $11 million in 2003. At constant exchange rates, gross profit increased by 47% to $18 million in 2004 from $12 million in 2003. Gross margin in 2004 came in at 23% versus 22% in 2003. Gross margin increased sharply in the final nine months after Gemalto refocused its activities on regions in which its products and services are particularly well suited to customer needs.

Operating expenses
At historical exchange rates, operating expenses rose by 20% to $229 million in 2004 from $190 million in 2003. At constant exchange rates, operating expenses increased by 13% to $229 million in 2004 from $203 million in 2003. This increase compares with revenue growth of 25% at historical exchange rates and 19% at constant exchange rates. It was caused mainly by higher R&D spending, increased spending on sales, marketing and technical support resources in order to support business growth and geographical expansion, and additional administrative costs resulting from Gemalto’s new status as an independent, listed company.
Research and engineering expenses
At historical exchange rates, research and engineering expenses increased by 30% to $64 million in 2004 from $49 million in 2003. At constant exchange rates, research and engineering expenses rose by 20% to $64 million in 2004 from $53 million in 2003. The main factor behind this rise was additional investment in response to strong demand for innovative new applications, both expressed by our customers and identified by our marketing teams and research centers. This investment is beneficial to all microprocessor card applications, particularly those in the Mobile Communication and Public Sector, Network Access and Other product lines. $2 million of product development costs relating to third generation Mobile Communication applications were capitalized in compliance with US GAAP in 2004, the same amount as in 2003.
Sales and marketing expenses
At historical exchange rates, sales and marketing expenses increased by 19% to $110 million in 2004 from $92 million in 2003. At constant exchange rates, sales and marketing expenses rose by 12% to $110 million in 2004 from $98 million in 2003. A large proportion of this increase in spending went on technical support teams working in the field, to ensure the rapid roll-out of applications supported by high-end Mobile Communication cards at operators which were receptive to Gemalto’s marketing support for these products.
General and administrative expenses
At historical exchange rates, general and administrative expenses rose by 12% to $55 million in 2004 from $49 million in 2003. At constant exchange rates, general and administrative expenses increased by 6% to $55 million in 2004 from $52 million in 2003. This rise reflects the additional general and administrative expenses incurred by Gemalto since it became an independent, listed company on May 18, 2004. When it was a division of Schlumberger, Gemalto benefited from a shared services base, since some services — legal, tax, accounting, internal audit, employee savings and pension plans, real estate management, insurance, IT, treasury and some other administrative tasks - were carried out centrally and on a larger scale by Schlumberger. The pro forma 2003 income statement — published in paragraph 5.1.2.2. (Pro Forma Condensed Financial Information) of the prospectus registered by the AMF on March 22, 2004 under reference number I. 04-037 — included an estimate made by Gemalto regarding the additional general and administrative expenses that the Issuer would have had to bear if it had been a separate, independent and listed company throughout 2003. This estimate was $5 million, based on the level of revenue and average exchange rates seen in 2003.
The increase in administrative expenses in 2004, at constant exchange rates, is in line with the estimate provided in the 2003 pro forma income statement.
Interest expense, net
Gemalto recorded net interest income of $0.3 million in 2004, as opposed to a net expense of $5.3 million in 2003. Interest income in 2004 resulted from the net cash position in place since the start of the year, in preparation for the IPO, in line with Schlumberger’s commitment to ensure that Gemalto would have net cash of $45 million at the time of the IPO. This cash position grew constantly during the year, and was invested in short-term instruments. As a result, interest income exceeded interest expenses on the credit facilities that Gemalto had opened or maintained for the benefit of some group entities.

Other income, net
At historical exchange rates, other income increased to $4.3 million in 2004 from $1.7 million in 2003. The increase in 2004 resulted from the final settlement of litigation with Groupe Bull over the acquisition of its CP8 smartcard business in 2001.
Tax benefit (expense)
A tax expense of $25 million was recorded in 2004, up from $7 million in 2003. This increase was generally the result of higher profitability. The effective tax rate rose from 20.1% in 2003 to 29.9%, due to stronger business growth in EMEA and NSA, where nominal tax rates are higher, and slower relative growth in Asia, where tax rates are generally lower.
Minority interests
At historical exchange rates, minority interests in income fell to $0.7 million from $2.4 million in 2003, due to lower net income from joint ventures in China.
9.7. Off-balance sheet commitments
Our off-balance sheet commitments consist of commitments under non-cancelable operating leases primarily in respect of real estate and equipment relating to premises occupied by Gemalto. Aggregate lease commitments in 2006 and beyond amount to $135 million. Rental expense under our operating leases was $16 million in 2005, $13 million in 2004 and $10 million in 2003.
As of December 31, 2005, bank guarantees, mainly performance and bid bonds, amounted to $21 million. These guarantees are issued as part of Gemalto’s normal operations in order to secure the Issuer’s performance under contracts or tenders for business. These guarantees become payable based upon the non-performance of the Issuer.
Under the terms of our contracts with microprocessor suppliers, we are committed to purchasing the entire safety stock held by these suppliers within one year of their becoming available. As of December 31, 2005, the corresponding commitment – measured at the estimated average purchase price – amounted to $19 million (see note 30 under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005”).
We have no other material off-balance sheet arrangements.
9.8. Market risks
General market risks and management
Our risk management policies formed part of Schlumberger’s global policy until the IPO. These policies included centralized treasury management, covering the management of exposure to foreign exchange risk, currency risk and credit risk. As a result, it was not possible in 2003 to identify separate risk management transactions corresponding to our business for the periods under review, except for our contract review process which set forth management approval procedures before contractual commitments were made. However, when preparing its IPO, Gemalto took direct responsibility for managing its exchange rate risks as of the start of 2004, and set up its own hedging operations.
Similarly, Gemalto set up in 2004 its own centralized cash management department. This enabled it to manage its own cash position as of the IPO. As part of this process, we have policies relating to financial risks, including limits as to what risks we are prepared to accept and how risks should be identified and managed. The principal risks to which our business is exposed consist of foreign exchange risks and customer credit risks.

Management of exposure to exchange rate fluctuations
We operate production and research and engineering facilities in 9 countries and sell our products and services in more than 100 countries. Our functional currencies are primarily local currencies, which means that our sales are generally made in the local currency of the place of delivery or in certain cases in one of the major trading currencies such as the US dollar or the euro, while our production costs are incurred in the local currencies of our production sites. We purchase our raw materials, notably electronic chips, in US dollars and euros. Although we attempt to match the currencies of our revenue and expenses in order to naturally hedge our exposure to foreign currency fluctuations, its results of operations may be affected by such fluctuations. We also records our assets and liabilities in local currencies, which are translated into US dollars at the exchange rate on the balance sheet date. A decline in the US dollar against other currencies increases our reported assets and liabilities, revenues and expenses recorded in other currencies, while a rise in the US dollar against other currencies decreases these items.
The euro, the pound sterling, the Chinese renminbi, the Mexican peso and the Brazilian real are the main functional currencies other than the US dollar in which Gemalto’s entities operate. To date, Gemalto has not hedged the risks linked to the fluctuations between the Chinese renminbi and the US dollar, because the Chinese renminbi was pegged to the US dollar until July 2005, and has been pegged since to a basket of foreign currencies dominated by four currencies including the US dollar, thus fluctuating within a very narrow range against the US dollar.
Gemalto systematically hedges, on a monthly basis, the conversion risk of the assets and liabilities of a significant amount recorded in currencies other than the functional currencies of Gemalto’s entities. A financial procedure organizes the collection and consolidation of the group’s currencies exposure. Hedging instruments, forward contracts mainly, are arranged to compensate the effects of foreign exchange rate fluctuations of such currencies on the group’s net exposures.
In 2005, the Issuer’s main net exposure as established at the end of each month on its net liabilities was recorded in euros for €25 million ($30 million) on average. The Issuer thus arranged for hedging by acquiring at each month end euros to be exchanged for US dollars at the end of each month.
The Issuer’s other main exposures to the exchange rate fluctuation risk relate mainly to the assets and liabilities recorded in the following currencies: Japanese yen, Great British pounds, Indian rupee, Russian rouble and Malaysian ringgit. The average aggregate amount during the year of the exposure to those five currencies represented a total amount of $18 million.
Furthermore, in 2005, Gemalto was exposed on its assets recorded in Chinese renminbi for 186 million ($16 million) on average, which it has decided not to hedge, for the reason explained above.
Foreign currency effects have in the past had, and may in the future have, a significant effect on our reported assets, liabilities, income and losses, and on the comparability of our results of operations between financial periods. The exposure of Gemalto’s earnings and cash flows to exchange rate fluctuations and its efforts to reduce their effect are described in Part II — Section 9.4 “Other factors affecting results of operations” — “Impact of foreign currency exchange rates”, and in notes 2.4, 5.1, 5.2 and 18 under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus.
Gemalto arranges hedging contracts to mitigate, in part or in full, the negative impact of exchange rate movements on certain items on the balance sheet, as well as on income and cash flow. We cannot guarantee that our hedging strategies will be effective or that currency transaction losses can be minimized or forecast accurately. We do not intend to enter into such contracts for speculative purposes.
Concentration of credit risk
Financial instruments which potentially subject us to concentration of credit risk consist primarily of accounts receivable. We maintain an allowance for uncollectible accounts receivable based on expected collectibility. We assess the expected collectibility of our accounts receivable periodically or when events lead it to believe that collectibility is uncertain. Additionally, we perform ongoing credit evaluations of our customers’ financial condition.

9.9. Critical accounting policies and estimates
The preparation of financial statements in conformity with IFRS requires us to make estimates and assumptions that affect the amounts reported in the combined and consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate any significant estimates used in preparing our financial statements, including those related to revenue recognition, doubtful accounts, valuation of inventories and investments, valuation of goodwill and intangible assets, income tax provision and recoverability of deferred taxes, contingencies and litigation and actuarial assumptions for employee benefit plans. We base our estimates on historical experience and various other assumptions that we believe to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual amounts or values will differ from these estimates. The following are critical judgments, assumptions, and estimates used in the preparation of the combined and consolidated financial statements.
Revenue recognition
Revenue from product sales is generally recognized at the time the product is shipped, provided that persuasive evidence of an arrangement exists, that title and risk of loss has transferred to the customer, that the selling price is fixed or determinable and that collection of the related receivable is reasonably assured. For sales, a binding purchase order, signed license agreement or a written contract is used as evidence of an arrangement. For transactions where legal title does not transfer at shipment, revenue is recognized when legal title passes to the customer based on receipt of proof of delivery. A provision for the estimated cost of warranty is recorded when revenue is recognized. Whether the fee is fixed and determinable is assessed based on the payment terms associated with the transaction. Collection is assessed based on a number of factors, including past transaction history and the creditworthiness of the customer. We do not request collateral from our customers. If we determine that collection is not reasonably assured, we defer revenue until receipt of cash. For services contracts, revenue is recognized when services are rendered and collectibility is reasonably assured. Revenue for royalties is recognized when income is earned and collectibility is reasonably assured.
Revenue from contracts with multiple elements is recognized as each criteria for each element is met as described above. Revenue of each element is based on the relative fair value of each element and when there are no undelivered elements that are essential to the use of the delivered elements.
Revenue for certain services is recognized on a percentage of completion basis as the services are provided. These services include the development of specific software platforms. We follow this method when reasonably dependable estimates of the revenue and costs applicable to various stages of a project can be made. Recognized revenue and profit are subject to revisions as the project progresses to completion. Revisions in profit estimates are charged or credited to income in the period in which the facts that give rise to the revision become known. Losses on long-term contracts are provided for when such losses become probable and can be reasonably estimated.
Losses on long-term contracts are provided for when such losses become probable and can be reasonably estimated.
The amount and timing of our revenue for any period may have differed materially had it made different judgments and estimates.
Income taxes
Our operating results were historically included in Schlumberger’s consolidated US income tax returns until April 30, 2004 and in the tax returns of some of Schlumberger’s other foreign subsidiaries until December 31, 2003.
The provision for income taxes reflected in our combined financial statements for 2003 was determined on a separate return basis, which meant that we were required to estimate our taxes in each of the jurisdictions in which we operate.

For 2004 and 2005, the provision for income taxes reflected in our consolidated financial statements was calculated on the basis of tax returns from each Gemalto group company.
The effective tax amount is estimated taking into account permanent and temporary differences resulting from differences in the accounting and tax treatment of some items. Gemalto regularly assesses the likelihood that deferred tax assets will be recoverable against future taxable income. Depending on the earnings outlook in each country, impairment provisions are booked and existing provisions may be reversed.
Inventories
We value our inventory at the lower of its actual cost or its current estimated market value. We periodically assess the value of our inventory and periodically write down its value for estimated excess and obsolete inventory based on management’s assumptions about future demand and market conditions.
On a quarterly basis, we review inventory quantities on hand and on order, under non-cancelable purchase commitments, in comparison with our estimated forecast of product demand. Demand for our products can fluctuate significantly and if actual demand is lower than its forecasted demand, we could be required to record additional inventory write-downs, which could have a negative effect on our gross profit.
Long-lived assets and goodwill
We assess the impairment of identifiable intangibles, long-lived assets and goodwill at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be adequate. Factors that could trigger an impairment review include:
•	significant underperformance relative to initially projected operating results;
•	significant changes in the manner in which we use the acquired assets or the strategy for our overall business; and
•	significant negative industry or economic trends.
When we determine that the carrying value of goodwill, an intangible asset or a long-lived asset is not adequate based on the existence of one or more indicators of impairment, including those listed above, such carrying value is impaired based on the present value of projected net cash flows expected to result from that asset, including the potential proceeds of a disposition.
9.10. Recent accounting pronouncements
Note 2 under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus describes recent changes in the accounting principles and practices that we consider most significant with respect to our business.
9.11. changes or effects on the issuer’s financial condition and operating results
Changes in the Issuer’s net sales or revenues during the past three financial years are presented and discussed in Part II — Section 9.6 “Results of operations for the three years ended December 31, 2003, 2004 and 2005” of this prospectus.
In addition, see Part II — Section 20.8 “Recent Evolution: First Quarter 2006 Revenue and Selected Financial Information” of this prospectus, in which the revenue, operating results and the main changes in the financial condition of the Issuer during the first quarter of 2006 are discussed.
Additionally, there are no governmental, economic, fiscal, monetary or political policies or factors that have materially affected or could materially affect, directly or indirectly, the Issuer’s operations.

10. CAPITAL RESOURCES
10.1. Short and long term capital resources
Our bank overdrafts and short-term loans as of December 31, 2005, 2004 and 2003 amounted to $2 million, $9 million and $22 million, respectively. As of the same dates, our long-term debt totaled $7 million, $30 million and $2 million, respectively, taking into account the 2004 reclassification under “other long-term liabilities” of financing resulting from the sale with recourse of some POS terminal rental contracts to a French financial institution.
Our overdrafts and short-term loans as of December 31, 2003 consisted mainly of the $19 million loan granted by a UK bank to finance the cost of restructuring the Felixstowe operations in the UK. The remaining $3 million in bank overdrafts and short-term loans outstanding as of December 31, 2003, consisted mainly of bank overdrafts incurred in the ordinary course of our operations around the world, and the short-term portion of our finance leases.
Our long-term debt of $30 million as of December 31, 2004 and $7 million as of December 31, 2005 related to drawings on the syndicated loan arranged in 2004 and refinanced in 2005, as well as to the use of bank credit facilities negotiated on behalf of certain entities not covered by the syndicated loan.
10.2. Sources and amounts of the Issuer’s cash flows
Our main sources of liquidity in 2005 consisted of cash provided by operating activities after capital expenditure, loan repayments and dividends paid to the minority shareholders of subsidiaries.
A $250 million syndicated loan was signed on August 24, 2005, to replace the $150 million syndicated loan set up on June 2, 2004. This five-year revolving facility with a two-year extension option is available to Gemalto and six of its direct or indirect subsidiaries located in Europe. It is guaranteed by Gemalto. A commitment fee is payable on the undrawn amount. Interest on drawdowns is based on the Libor or Euribor, depending on the borrowing currency, plus a margin. The loan agreement includes a negative covenant providing for a default trigger if Gemalto’s net indebtedness exceeds double the amount of consolidated EBITDA.
Two of the entities with access to the syndicated loan also have bank credit facilities (lease financing, short term facilities, bank overdrafts and guarantees) for a total amount of $34.5 million, including an unconfirmed tranche of $33.2 million. Gemalto entities that do not have access to the syndicated loan have several other unconfirmed bank lines of credit representing a total of $64.1 million, which are used to cover their short-term operating needs (short-term facilities, bank overdrafts and guarantees). Two of the lending banks have been given a $60 million guarantee by Gemalto. The loan agreements do not include any covenants.
We therefore had credit facilities for a total amount of $348.6 million on December 31, 2005, $7.5 million of which were drawn at that date ($0.6 million recorded as bank overdrafts and short-term debt and $6.9 million recorded as long term debt (see Part II — Section 10.1 “Short and Long Term Capital Resources” of this prospectus).
Our main sources of liquidity in 2004 consisted of cash provided by our operating activities after capital expenditure, recapitalizations and cash contributions made by Schlumberger in preparation for Gemalto’s IPO, along with drawings on the syndicated loan arranged in 2004 and the use of bank credit facilities negotiated for certain entities not covered by the syndicated loan.
Our main sources of liquidity in 2003 consisted of cash provided by our operating activities, short-term bank borrowings and cash advances from Schlumberger, notably through cash pooling arrangements and intra-group loans.
Cash flows
The following table sets forth the cash flows from operating, investing and financing activities for each of the fiscal years ended December 31, 2003, 2004 and 2005.

	Year ended December 31,
	2003		2004	2004	2005
(in millions of US dollars)	US GAAP		US GAAP	IFRS	IFRS
Net cash provided by (used in) operating activities	84	(*)	167	170	106

Net cash provided by (used in) investing activities	(16)		(39)	(37)	(33)

Net cash provided by (used in) financing activities	(47	)(*)	42	36	(34)

(*)	In the prospectus registered by the AMF on March 22, 2004 under reference number I. 04-037, the “long-term debt” caption on the balance sheet included financing resulting from the sale with recourse of some POS terminal rental contracts to a French financial institution, in an amount of $14.7 million in 2003. Due to the non-financial nature of this liability, the decision was made in 2004 to reclassify these amounts from “long-term debt” to “other long-term liabilities” on the balance sheets for the three years presented.
In the following discussion of the cash flows from operating, investing and financing activities:
Comparisons between 2003 and 2004 are based on the US GAAP amounts;
Comparisons between 2004 and 2005 are based on the IFRS amounts.
Cash flows from operating activities
Net cash provided by operating activities was $106 million in 2005, compared with $170 million in 2004. Net income for the year, adjusted for non-cash items included in it and items reclassified under cash flows from investing activities, less tax payments for the year, provided net cash of $84 million in 2005 compared with $122 million in 2004. Changes in current assets and liabilities added $22 million to net cash provided by operating activities in 2005, compared with $48 million in 2004, after neutralizing currency translation effects as described in Part II — Section 9.4 “Other factors affecting results of operations” — “Impact of foreign currency exchange rates” of this prospectus.
This further improvement in the Gemalto group’s cash position, thanks to favorable changes in current assets and liabilities, confirms the success of Gemalto’s efforts over the last two years to reduce working capital requirement.
In 2005, these efforts led to: (i) a $21 million reduction in inventories, as opposed to an $11 million increase in 2004 and (ii) a $5 million increase in payables compared with a $54 million increase in 2004. Receivables were slightly higher, however, reducing net cash provided by operating activities by $4 million, whereas in 2004, they were lower, leading to a $4 million increase.
Cash flows from investing activities
Under IFRS, net cash used in investing activities was $33 million in 2005, compared with $37 million in 2004. The decline was primarily attributable to a $4 million increase in finance income.
Purchases of property, plant and equipment amounted to $32 million in 2005 compared with $37 million in 2004. Expenditure in 2005 mainly concerned equipment acquired to increase production capacity at our plants, raise productivity and product quality and boost our manufacturing flexibility.
Purchases of intangible assets rose to $5 million in 2005 from $3 million in 2004. They correspond mainly to purchases of rights and licenses for certain software sold to our customers as components of complete solutions or used by the Issuer for internal needs. The total also includes $2 million in capitalized research and engineering costs, as explained in note 8 under section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus.
Under US GAAP, net cash used by investing activities amounted to $39 million in 2004 compared with $16 million in 2003. The increase was mainly due to an $18 million rise in expenditure on fixed assets.
Cash flows from financing activities
Under IFRS, financing activities used net cash of $34 million in 2005 and provided net cash of $36 million in 2004.
In 2005, repayments of short and long-term debt amounted to $30 million, compared with $15 million in 2004. Dividends paid to minority shareholders of subsidiaries totaled $10 million in 2005, whereas in 2004 no dividends were paid. The 2005 figure includes $9 million in dividends paid to minority shareholders of one of our joint ventures in China, covering the years 2001 to 2003. These dividends were paid in conjunction with the buyout of the shareholders’ interest in the joint venture. They were refunded in full by Schlumberger, in accordance with the undertaking given in the Master Separation Agreement (see Part II — Section 22 “Material Contracts” of this prospectus). The refund is reported in the 2005 consolidated statement of cash flows under “Invested equity”.
The 2005 share issue to employees who subscribed to the employee stock purchase plan generated a cash inflow of $2 million. This compares with the $7 million received from the share issue carried out at the time of the IPO in 2004.
During the year 2005, Gemalto shares were bought back on the market in order to cover the rights of employees under the 2004 stock option grant, and in execution of a market liquidity provision contract signed with a recognized financial institution. Net cash used for share buybacks in 2005 amounted to $4 million. No share buybacks were carried out in 2004.
Under US GAAP, net cash from financing activities amounted to $42 million in 2004, compared with net cash used in financing activities of $47 million in 2003. $31 million of the positive cash flow from financing activities in 2004 was due to recapitalizations and cash contributions made by Schlumberger in the first months of the year, in accordance with the commitment made in the Separation Agreement (see Part II — Section 22 “Material contracts of this prospectus”) to provide Gemalto with net cash of $45 million at the time of its IPO. The remaining $11 million relate to residual reductions in overdrafts and short-term debt, mainly following the recapitalizations carried out in the first months of the year, along with drawings on the syndicated loan arranged in 2004 and the use of bank credit facilities negotiated on behalf of certain entities not covered by the syndicated loan.
10.3. Borrowing requirements and funding structure of the Issuer
See Part II — Sections 10.1 “Short and long term capital resources” and 10.2 “Sources and amounts of the Issuer’s cash flows” and “note 14 — “Borrowings” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus.
10.4. Restrictions on the use of capital resources
Subject to the stipulations of the syndicated bank loan signed on August 24, 2005 referred to in Part II — Section 10.3 “Borrowing requirements and funding structure of the Issuer” and described in note 14 — “Borrowings” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus, there are no restrictions on the use of capital resources that may significantly influence the Issuer’s operations.
See note 14 — “Borrowings” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005” for further financial information on the syndicated bank loan.

10.5.	Anticipated sources of funds needed to fulfill commitments involving future investments and material tangible fixed assets
The anticipated sources of funds needed to fulfill commitments involving future investments and material tangible fixed assets are the cash and cash equivalents available within the Issuer and/or amounts drawn out of syndicated loans and other banking facilities available to the Issuer as described in Part II — Section 10.2 “Sources and amounts of the Issuer’s cash flows”. Furthermore, as described in Part II — Section 5.2 “Investments” of this prospectus, the Issuer anticipates that its capital expenditure for the years 2006, 2007 and 2008 will be approximately 2.5% to 4% of revenue.
11. RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES
Gemalto’s research and engineering initiatives are designed to strengthen its leadership in the innovation of new chip card products and software. The Issuer has implemented a project management system to select research and engineering projects and to manage them from inception to commercialization. As part of this project management system, Gemalto analyzes its customers’ requirements such as cost and time-to-market needs, evaluates the profitability of the product over time and analyzes the risks. This system is managed by a committee consisting of representatives from marketing, intellectual property, research and engineering, product development and manufacturing. The committee meets on a monthly basis to manage the current development pipeline and to analyze new concepts and ideas from employees and clients. In addition, Gemalto reviews and revises its technology development priorities every year on the basis of extensive analysis of market trends, technological developments and short-, mid- and long-term customer needs.
Gemalto’s main research and engineering centers are located in France, the United States and China. It also has research and development facilities in India. In France, Gemalto focuses principally on SIM and OTA product development, global personalization solutions, security and healthcare and financial applications, and conducts research concerning high-security certifications in partnership with established scientific institutions such as INRIA (Institut National de Recherche en Informatique et en Automatique), the French National Institute for Research in Computer Science and Control. In the United States, Gemalto’s teams focus on Java Card technology, product development for network security and research in partnership with major universities. In Asia, it focuses on product development for mobile communication cards and some financial cards, as well as software tools. As of December 31, 2005, the Issuer had 749 people working in its research and engineering centers around the world. Each of its research and engineering centers is ISO 9001 certified.
Total expenditure allocated for research and engineering projects was $49 million in 2003, $64 million in 2004 and $67 million in 2005, representing 6.4%, 6.7% and 6.8% respectively of total revenue in each of these periods.
12. TREND INFORMATION
12.1.	Significant recent trends in production, sales and inventory, and costs and selling prices
Gemalto expects that the seasonal patterns of the activity described in Part II — Section 9.4 “Other factors affecting results of operations” of this prospectus will return to normal in 2006, with significantly lower revenue, gross profit and operating income in the first half of the year than in the second.
Gemalto’s performance in 2006 will also be subject to various uncertainties and risks, and may vary significantly if certain market assumptions and expected evolutions do not materialize. In particular:
•	the adoption of higher end products for mobile communication by operators in several high population countries, which has not started yet in the first quarter of the year, will be subject to the evolution of the technology, of the regulatory environment and of the competitive landscape in their markets;

•	the improvement of the product mix in China expected from the launch of the third generation mobile communication technology (3G) is subject to the long awaited grant of licenses to operate 3G networks to the local operators by the Chinese government;
•	growth in the Public Sector, Access and Other product line will depend on the pace of deployment of electronic passports in the United States, Russia and several countries of Europe engaged in large new issuance or replacement programs. It will also depend on the successful conclusion of various negotiations recently initiated for the licensing of our patent portfolio;
•	microprocessors are a critical component of Gemalto’s products and represent a large portion of the production cost. The ability of the large silicon manufacturers to satisfy worldwide demand with their current manufacturing capacity is key to the stability of supply, both in volume and price. In the current context of strong global economic growth, recent history shows that imbalance between demand for and supply of silicon may occur suddenly and result in oversupply and steep price decreases for our products, or in shortages and steep price increases for our supplies, which are very difficult to properly anticipate.
As a result of the Combination, which was announced on December 7, 2005 and the first step of which was completed on June 2, 2006, certain customers have started, or may start in the near future, to reallocate their supply sources in anticipation of the Combination, which may have an adverse effect, temporarily or more long-term, on the Issuer’s business.
The strong average selling price decrease for SIM cards reported by Gemalto, Gemplus and another smart card manufacturer for the first quarter 2006, as well as certain significant changes in the allocation of their supplies by large customers, in particular mobile communication operators, in the same period, reflect that the announcement of our combination with Gemplus has indeed started to produce these expected unfavorable effects on our business.
If the evolutions favorable to our activity described above were to not materialize or occur later than anticipated, certain resources planned to be carried temporarily in overcapacity after the Combination in anticipation of sustained strong growth may have to be released, thus increasing the scope and cost of the integration measures to be implemented to ensure realization of the synergies
Finally, as published in the notes to the interim financial statements for the period ended June 30, 2005, following the expiration of the lease for its Montrouge site near Paris, Gemalto signed a twelve year lease for 20,000 m2 of office space located in Meudon that will allow to regroup the employees of the Paris region sites in one single location. The transfers into the new location are scheduled between March and December 2006. Significant one-off costs related to the termination of the expiring leases, to the execution of the new lease and the set up of the Meudon site were booked in 2005 and will be booked as incurred in 2006. The project will also require capital expenditure in building improvements and equipment.
12.2.	Known trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on the Issuer’s prospects for at least the current financial year
None.
13. PROFIT FORECASTS OR ESTIMATES
Not applicable.

14. ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT
14.1. Identification of Administrative, Management, and Supervisory Bodies and Senior Management
Gemalto is managed by a Board of Directors (Bestuur). The Board of Directors is presided over by a Chairman (Bestuursvoorzitter), to be appointed by the Board of Directors from among its members. A Chief Executive Officer handles the day-to-day business of the Issuer.
14.1.1. Executive Chairman and Chief Executive Officer
In accordance with Gemalto’s Articles of Association, the Chief Executive Officer conducts the day-to-day business of Gemalto and represents the Issuer with respect to third parties, solely or together with all directors acting jointly. Except in the case of a conflict of interests, decisions made by the Chief Executive Officer in respect of any day-to-day matter do not require the approval or consent of the Board of Directors.
Pursuant to the Combination Agreement and according to a decision of Gemalto’s General Meeting of shareholders held on January 31, 2006 Gemalto’s Articles of Association have been modified to contain a transitional provision in connection with the Combination, pursuant to which transitional provision the Issuer will have a director with the title of “Executive Chairman” (Executive Bestuursvoorzitter). The Executive Chairman is appointed by the General Meeting of shareholders upon a proposal put forth by the Board of Directors. The function of Executive Bestuursvoorzitter exists for a period of 18 months starting on the date the appointment of an Executive Chairman has become effective (i.e. June 2, 2006) and ending 18 months later (the “Executive Period”). For the duration of the Executive Period, the Executive Chairman fulfills tasks that would otherwise be fulfilled by the Chairman of the Board.
The Executive Chairman and the Chief Executive Officer together prepare all matters which require a resolution of the Board of Directors and are furthermore entrusted with such additional powers and duties as the Board of Directors may from time to time determine, subject always to the overall responsibility of the Board of Directors.
An Office of the Chairman has been established by the Executive Chairman and the Chief Executive Officer for a period of 18 months, beginning on June 2, 2006, i.e. the date of appointment of the Executive Chairman and ending on December 2, 2007, to operate according to the following principles:
•	Shared responsibility concerning:
1.	Top 30 people;

2.	Strategy;

3.	Mergers and acquisitions;

4.	Budget;

5.	Integration;

6.	Representation and relationships with investors, key customers, governments, agencies and partners; and

7.	Process to decide on the first line management (reporting to the Chief Executive Officer):
–	the Executive Chairman and the Chief Executive Officer will choose jointly who is best for a position;

–	interview process and joint decision for people unknown to the Executive Chairman or Chief Executive Officer.
•	The Office of the Chairman meetings shall also be attended by the Chief Financial Officer and the Heads of Human Resources, Strategy, Mergers and Acquisitions and Integration, and they shall meet every four to six weeks to address and decide on all the matters listed above under items 1 through 7.
•	The Executive Chairman is not entrusted with the management of the Issuer and does not make day-to-day operating decisions.

14.1.2. Board of Directors
According to the Issuer’s Articles of Association, the General Meeting of shareholders determines the number of directors (statutaire bestuurders) of Gemalto’s Board of Directors. While the number of directors was previously fixed at seven, the number of directors was increased to eleven on June 2, 2006, i.e. upon completion of the Contribution in Kind (see Part I — “The Combination” of this prospectus). However, until the Board of Directors submits a proposal for the appointment of an eleventh director to a future General Meeting of shareholders for its approval, the Board of Directors will be constituted of ten members. The General Meeting of shareholders may appoint, suspend or dismiss members of the Board of Directors at any time. In accordance with best practice provision II.1.1. of the Dutch corporate governance code, directors are appointed for a maximum term of four years, subject to re-appointment. Directors other than the Chief Executive Officer may not be re-appointed for more than two additional terms, each with a maximum length of four years. In accordance with best practice provision III.3.6. of the Dutch corporate governance code, to avoid as far as possible a situation in which non-executive directors retire at the same time, the Board of Directors in its April 2, 2004 meeting drew up a retirement schedule for its non-executive directors, which has been published on the Issuer’s website. This retirement schedule was revised and renewed by the Board of Directors at the meeting held on June 2, 2006 to take into account the new members joining the Board of Directors upon completion of the Contribution in Kind, in accordance with the Combination Agreement. The revised retirement schedule is available on the Issuer’s website.
As at the date of completion of the Contribution in Kind, i.e. June 2, 2006, the composition of the Board of Directors was as follows:

	Current		Initially	Term	Principal functions and other offices
Name (Age)	Position	Independent	Appointed	Expires	held outside Gemalto
Alex Mandl (62)	Executive Chairman	No	2006	2008	Director of Gemplus

Olivier Piou (47)	Chief Executive Officer	No	2004	2008	Director of Gemplus

Kent Atkinson (60)	Director	Yes	2005	2009	Senior independent director and chairman of the audit committees of Coca-Cola HBC and telent plc, a non-executive director and Chairman of the audit committees of Standard Life Assurance Company and of Standard Life’s Life and Pensions board and member of Standard Life’s investment committee

David Bonderman (63)	Director	No	2006	2009	Principal and General Partner, Texas Pacific Group

John de Wit (59)	Director	Yes	2004	2008	Board of Advice, Nextrategy, Boer & Croon B.V.

Geoffrey Fink (36)	Director	No	2006	2008	Partner, Texas Pacific Group

Johannes Fritz (51)	Director	No	2006	2009	Head of the Quandt family office

John Ormerod (57)	Director	Yes	2006	2009	Senior independent director and chairman of the audit committee of Misys, a UK listed software company, member of the Board and chairman of the audit committee of Transport for London, and member of the group audit committee of HBOS, a UK listed bank.

Michel Soublin (60)	Director	Yes	2004	2007	Member of the Supervisory Board of Atos Origin, Director of Gemplus

Arthur van der Poel (57)	Director	Yes	2004	2008	Chairman of the Board of Directors of MEDEA plus and member of the Supervisory Boards of ASML DHV and PSV Eindhoven

The eleventh member of the Board of Directors will be appointed at a future General Meeting of shareholders.
On January 31, 2006 the General Meeting of shareholders acknowledged the resignations of Messrs Maarten Scholten and Willem Stolwijk as members of the Board of Directors and appointed Messrs David Bonderman, Geoffrey Fink, Johannes Fritz and John Ormerod, then members of the Board of Directors of Gemplus, as non-executive members of the Board of Directors of Gemalto, as per the date of completion of the Contribution in Kind as required under the Combination Agreement. Furthermore, the General Meeting of shareholders (i) appointed the Executive Chairman of Gemalto, which shall be Mr. Alex Mandl, then Chief Executive Officer of Gemplus, as per the date of completion of the Contribution in Kind, as required under the Combination Agreement, for a term beginning on the date of completion of the Contribution in Kind, as required under the Combination Agreement, and expiring eighteen (18) months after the effective date of his appointment, and (ii) decided that the Board of Directors shall eventually be composed of eleven members. However, until the Board of Directors submits a proposal for the appointment of an eleventh director to a future General Meeting of shareholders for its approval, the Board of Directors will be limited to ten members (see Part I — “The Combination” of this prospectus).
The business address of the Members of the Board of Directors is Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands.
The following is a brief biography of each of the members of the Board of Directors:
Alex Mandl has been Executive Chairman of Gemalto since June 2, 2006. Prior to that, he was President and CEO of Gemplus (of which he still is a director) since September 2002. From April 2001 through August 2002, Mr. Mandl was a principal in ASM Investments focusing on technology investments. Previously, Mr. Mandl served as Chairman and CEO of Teligent, a company he started in 1996, offering the business markets an alternative to the local Bell Companies for telecommunications/internet services. From 1991 to 1996, Mr. Mandl was with AT&T where he served as President and Chief Operating Officer with responsibility for long distance, wireless, local communications and internet services. Prior to his President/COO position he was AT&T’s Chief Financial Officer. Between 1987 and 1991, Mr. Mandl was Chairman and CEO of Sea-Land Services, Inc., the worlds’ leading provider of ocean transport services. In 1980, he joined Seaboard Coastline Industries, a diversified transportation company, as Senior Vice-President and Chief Financial Officer. Mr. Mandl began his career in 1969, when he joined Boise Cascade Corp., as a merger and acquisition analyst, and he held various financial positions during the next eleven years. Mr. Mandl currently serves on the boards of Gemplus, Dell Computer Corporation, the Haas School of Business at the University of California (Berkeley), Willamette University and AEI. Mr. Mandl holds an M.B.A. from the University of California at Berkeley and a B.A. in economics from Willamette University in Salem, Oregon.
Olivier Piou has been a director and the Chief Executive Officer of Gemalto since February 2004. Mr. Piou is also a director of Gemplus since June 2, 2006. He conducted the Issuer’s initial public offering in May 2004. After graduating from the Ecole Centrale de Lyon, he began his career with Schlumberger in 1981 and held different management positions in the technology, marketing and operations divisions of Schlumberger in France and in the United States. From 1994 to 1997, he was Vice-President of Marketing and Technology of the Electronic Transactions business, and from 1998 to 2000 was President of the Smart Cards business. From 2001 to 2004, he was President of Volume Products and Global Markets Segments businesses. From April 2003 until April 2006 he was the Chairman of Eurosmart, the international non-profit association based in Brussels, which represents the chip card industry globally. He is a member of the board of INRIA (‘Institut National de Recherche en Informatique et en Automatique’), the French national institute for research in computer science and control.

Kent Atkinson has been a non-executive director of Gemalto since May 2005. He joined the Bank of London and South America (later acquired by Lloyds Bank) in 1964 and held a number of senior managerial positions in Latin America and the Middle East before returning to the UK in 1989. He was the Regional Executive Director for Lloyds TSB’s South East Region until he joined the main board as Group Finance Director in 1994, a position he held for eight years until his retirement as an executive in 2002. He remained on the Lloyds TSB board for a further year as a non-executive director. He is the senior independent director and Chairman of the audit committee of Coca-Cola HBC, and the senior independent director, Chairman of the audit committee and a member of the remuneration and nominations committees of telent plc. He is a non-executive director and Chairman of the audit committee of Standard Life Assurance Company, a non-executive director and Chairman of the audit committee of Standard Life’s Life and Pensions board, and a member of Standard Life’s investment committee. Until April 2005 he was the senior independent director and Chairman of the audit committee of Cookson Group.
David Bonderman has been a non-executive director of Gemalto since June 2, 2006. Prior to that, Mr. Bonderman was Vice-Chairman of the Board of Directors of Gemplus. Mr. Bonderman is a founder of TPG and serves as a principal and general partner of the firm. Prior to forming TPG in 1993, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone, Inc.) in Forth Worth, Texas. Prior to joining RMBG in 1983, Mr. Bonderman was a partner in the law firm of Arnold & Porter in Washington, D.C., where he specialized in corporate, securities, bankruptcy and antitrust litigation. From 1969 to 1970, Mr. Bonderman was a Fellow in Foreign and Comparative Law in conjunction with Harvard University and from 1698 to 1969, he was Special Assistant to the US Attorney General in the Civil Rights Division. From 1967 to 1968, Mr. Bonderman was Assistant Professor at Tulane University School of Law in New Orleans. Mr. Bonderman serves on the Boards of the following public companies: CoStar Group, Inc., Ducati Motor Holding, S.p.A.; ProQuest Company; Ryanair Holdings, plc; and Seagate Technology. He also serves on the Boards of The Wilderness Society, the Grand Canyon Trust, the World Wildlife Fund, and the American Himalayan Foundation. Mr. Bonderman graduated Magna Cum Laude from Harvard Law School in 1966. He was a member of the Harvard Law Review and a Sheldon Fellow. He is a 1963 graduate of the University of Washington in Seattle.
John de Wit has been a non-executive director of Gemalto since February 2004 and served as Chairman of the Board of Directors until June 2, 2006. He is a graduate of NOIB Business School in the Netherlands. He has held a variety of posts in the technology and information sector with Burroughs, Royal Philips Electronics in the Netherlands, Mexico and Spain, Motorola Systems, where he was Vice-President in Brussels, and Tandem Computers Europe. In 1995, he assisted in the creation of Libertel, the second largest mobile telephone operator in the Netherlands, which is now part of the Vodafone group. In 1999, he was Chief Executive Officer when Libertel N.V. was listed in Amsterdam. From 2001 until his departure in 2003, he was Chief Executive Officer of Airtel S.A., which later became Vodafone Spain S.A., the Spanish subsidiary of Vodafone. In June 2003, he was appointed member of the Board of Advice of Nextrategy, Boer en Croon B.V.
Geoffrey D. Fink has been a non-executive director of Gemalto since June 2, 2006. Mr. Fink is a London-based Partner of Texas Pacific Group Europe LLP, and has been with TPG since December 2000. From May 1998 to December 2000, Mr. Fink was a Vice-President and subsequently Senior Vice-President with Security Capital Group. Between August 1999 and December 2000, Mr. Fink was also Chief Operating Officer, head of the Management Committee, and board member of Access Space. In 1993 and from 1995 to 1998, Mr. Fink was a Consultant and then Engagement Manager with McKinsey & Company in London and he was one of the founders of McKinsey’s asset management practice. Prior to joining McKinsey, Mr. Fink worked in the M&A departments of both Goldman Sachs in London and PaineWebber in New York. Mr. Fink received a Bachelor of Arts degree summa cum laude from Yale University, a Juris Doctoris degree magna cum laude from Harvard University and a Master’s degree focused on international business from the Fletcher School of Law and Diplomacy. Mr. Fink was previously a director of Gemplus.
Dr. Johannes Fritz has been a non-executive director of Gemalto since June 2, 2006. He studied at Mannheim University (MBA) and New York University (post-graduate). Dr. Fritz then spent two years with Bertelsmann (assistant to CEO) and subsequently five years at KPMG covering financial institutions and industrial companies (CPA). In 1989 he joined the Quandt Family office. From 1990 to June 2000 he was responsible for all financial questions and running the day-to-day-business (managing director). Since June 2000, he has been the head of the Quandt Family office. Dr. Fritz was previously a director of Gemplus.

John Ormerod has been a non-executive director of Gemalto since June 2, 2006. He is a UK chartered accountant and since 2004 has been a director of a number of private and public companies. He retired as a partner in the UK firm of Deloitte & Touche LLP in 2004 where he was Practice Senior Partner London and a member of the firm’s Executive and Board. After graduating from Oxford University with a degree in Physics in 1970, Mr. Ormerod joined the London office of Arthur Andersen as a trainee chartered accountant, qualifying in 1973. Apart from a period in 1978/9 when he was seconded to the UK National Audit office, Mr. Ormerod was with Arthur Andersen until he joined Deloitte in 2002. In terms of client specialization, Mr. Ormerod spent the 1980s focused on the emerging venture capital sector. He worked on transaction due diligence assignments as well as the audit of venture backed companies, including several in the software and technology sectors. In the 1990s Mr. Ormerod led a number of major audit client relationships including companies with securities listed in London and New York. He also carried out related reporting accountant/advisory work. Later his focus turned increasingly towards the telecoms, media and technology (TMT) sector. Clients during this period included several fixed line and mobile telecommunications operators. He carried out work in connection with telecoms privatizations in Greece, Poland and Croatia. He also conducted advisory and consulting work including for the European Commission as part of a study on interconnection cost accounting. During his career with Andersen, Ormerod performed a range of management and leadership roles. He was admitted to the partnership in 1981, and between 1984 and 1998 he had operating responsibility for a number of different groups of Andersen’s London audit practice. Mr. Ormerod’s international management experience includes having served for two years on Andersen’s Worldwide Chief Executive’s Advisory Council, as well as leading the development of a European capability as European TMT industry leader and member of the Global TMT Industry team executive. Mr. Ormerod was an elected member of Andersen’s UK Partnership Council, as well as serving as its Chairman in 1999/2000. He was elected Andersen’s UK managing partner for 2001-2002. He also served as member of the West European Operating Committee responsible for practices in the UK and Ireland. As leader of the UK practice, in 2002 Mr. Ormerod was responsible for negotiating the agreement to transfer some 3000 partners and staff to Deloitte as the UK firm felt the consequences of the Enron related problems facing the Andersen practice in the USA. Mr. Ormerod is senior independent director and chairman of the audit committee of Misys, a UK listed software Company; a member of the board and chairman of the audit committee of Transport for London; and a member of the group audit committee of HBOS, a UK listed bank. He is a trustee of the Roundhouse Trust and is a member of the UK Regional Advisory Board of London Business School. Mr. Ormerod was previously a director of Gemplus.
Michel Soublin has been a non-executive director of Gemalto since February 2004. He is also a director of Gemplus. He is a graduate of the Institute of Political Studies in Paris and of the Faculty of Law and Economics. He is currently Financial Adviser, Schlumberger Limited. He joined Schlumberger in 1973 and has held several positions in the financial sector in Paris, New York and Moscow, most recently, financial director of Oilfield Services from 1996 to 1998, seconded as Finance Director to OAO NK Yukos from 1999 to 2001 and Schlumberger Group Treasurer from 2001 to February 2005. From 1983 to 1990, he was the Chief Executive Officer of Schlumberger’s e-Transactions subsidiary (Smart cards, POS terminals, service station equipment and parking divisions). He is a member of the supervisory board of Atos Origin. He is a founding member of the Association Française des Trésoriers d’Entreprises and Chairman of the Comité de la Charte, a French non-profit organization.
Arthur van der Poel has been a non-executive director of Gemalto since May 2004. He is a graduate of the Eindhoven Technical University. Upon graduation, he worked for the research and development group of Dutch PTT and then went on to work for the International Telecommunication Union in Indonesia. In 1984, he began working at Philips Semiconductors where he held different marketing and management positions and became Chairman and Chief Executive Officer in March 1996. In May 1998, he was appointed to be a board member of the management board of Royal Philips Electronics. He remained a member of Philips’ Group Management Committee until he retired from Philips on April 1, 2004. He is the Chairman of the European Research and Development consortium, MEDEA plus. He is member of the supervisory board of semiconductor equipment maker ASML, engineering company DHV and soccer club PSV Eindhoven.
The Issuer currently has five directors who are independent within the meaning of best practice provision III.2.2 of the Dutch corporate governance code: John de Wit, Kent Atkinson, Arthur van der Poel, Michel Soublin and John Ormerod.

Best practice provision III.8.4. of the Dutch corporate governance code, which requires that the majority of the members of the Board of Directors must be independent and non-executive, is not complied with, as only 5 out of 10 members of the Board of Directors (i.e. those mentioned in the preceding paragraph) are independent non-executive directors. Also, best practice provision III.2.1 of the Dutch corporate governance code, which requires that all but one of the non-executive members of the Board of Directors are independent is not complied with. Three members of the Board of Directors are also a member of the management board or supervisory board — or are a representative in some other way — of a legal entity which holds at least ten percent of the shares in the Issuer, which entity is not a member of the same group as the Issuer. See Part II — Section 16.5.1 “Corporate Governance” of this prospectus for compliance with the Dutch corporate governance code.
See Part I — “The Combination” of this prospectus for more information concerning the Combination and the resulting reorganization of the Issuer’s Board of Directors.
14.1.3. Senior management
The following departments provide support to the Board of Directors and its Chief Executive Officer in managing Gemalto:
•	a financial services department, including consolidation, internal audit, cash management, tax, investor relations and the regional controller functions;
•	a human resources department, including recruiting strategy, performance and career management, and integrating the regional staff management and structures;
•	a legal department, including Company Secretary functions, administrative management of group companies, commercial and contractual affairs risk management, benefits plans and insurance.
Gemalto’s six geographical departments — North America; Latin America; North Asia; South Asia; Europe; and CIS, Middle East and Africa — and its Worldwide Product Development, Delivery and Coordination Group give it direct contact with its markets and customers.
Senior managers identified in this section are collectively considered Senior Executive Officers of Gemalto. Nonetheless, senior managers who are relevant to establishing that the Issuer has the appropriate expertise and experience for the management of the Issuer’s business, within the meaning of Section 14.1, item d) of first subparagraph of Annex I of Commission Regulation (EC) No. 809/2004 of April 29, 2004 implementing the European ‘Prospectus’ Directive (2003/71/EC) are Alex Mandl and Olivier Piou.

Integration and Business Support Team
The Executive Chairman and the Chief Executive Officer have established an Integration and Business Support Team and are charged with supervising such team, which is composed as follows:

Name	Age	Function
Alex Mandl	62	Executive Chairman
Olivier Piou	47	Chief Executive Officer
Charles Desmartis	48	Chief Financial Officer
Frans Spaargaren	50	Chief Administrative Officer
Jean-François Schreiber	33	Strategy and Ventures
Christophe Pagezy	47	Mergers and Acquisitions
Philippe Cabanettes	50	Human Resources
Jean-Pierre Charlet	52	General Counsel and Company Secretary
Alex Mandl - see Part II — Section 14.1.2 “Board of Directors” above.
Olivier Piou - see Part II — Section 14.1.2 “Board of Directors” above.
Charles Desmartis is Chief Financial Officer. Between 1992 and 2001, he worked as financial controller within various Schlumberger entities in several European countries. From 2001 to 2002, he was the Director of Internal Audit for Schlumberger Limited. In January 2003, he became Vice-President Finance for Schlumberger’s Volume Products business. He is a graduate of the Ecole des Hautes Etudes Commerciales (HEC) and of Stanford University where he obtained a Masters of Science in Management.
Frans Spaargaren is Chief Administrative Officer. Formerly, he served as Chief Financial Officer and Executive Vice-President of Gemplus beginning in June 2004. He currently serves as Chief Executive Officer of Gemplus since June 2, 2006. Prior to that, he was Executive Vice-President of Philips International, with responsibility for Philips’ joint venture operations with LG Electronics. From May 1998 until November 2001 he was Chief Financial Officer and Executive Vice-President of Philips Components. Prior to that he held various positions in general and financial management at Varta Batteries, latest as a Member of the Divisional Board of Varta Portable Batteries. Mr. Spaargaren has a Bachelor’s degree in Economics and Accounting from Utrecht University, a post-graduate Diploma in Financial Management, and a Master in Business Administration from Henley Management College, United Kingdom.
Jean-François Schreiber is Executive Vice-President of Strategy and Ventures. Prior to this appointment, he headed the Strategy department of Gemplus, covering strategic planning, Mergers and Acquisitions, GemVentures as well as the market intelligence cell. He joined Gemplus in 1998 and has held various Management positions in R&D, Marketing and Strategy or more recently as a principal of GemVentures, Gemplus’ Venture Capital arm. Mr. Schreiber is an engineer and graduated from Ecole Centrale (Lyon, France). He also holds a MBA from Essec (Paris, France).
Christophe Pagezy is Vice-President Strategy development, in charge of Mergers and Acquisitions and of the POS Terminal division. Having joined Schlumberger in 1983 as a project engineer, he held various operational, technical and business positions in France and Italy within that company until 2001. Between 2001 and 2002, he was business development manager for Schlumberger’s Volume Products and Global Market Segments business. In June 2002, he became Vice-President of Schlumberger’s Terminals division. He is a graduate of the Ecole Supérieure d’Electricité (Supelec) and of the Massachusetts Institute of Technology (MIT). He is also a director of Axalto SA.
Philippe Cabanettes is Vice-President Human Resources. He worked with Schlumberger for 23 years and has held different posts of worldwide responsibility for human resources in the petroleum, industrial and services sectors in France, Italy and the USA. From 1997 to 2001, he was Director of Personnel of the Resources Management Services division of Schlumberger. In May 2001, he became the Director of Personnel of Schlumberger’s Volume Products business. He is a graduate of Institut d’Etudes Politiques in Paris (Sciences-Po) and holds a Masters in Economics from Université de Paris X.

Jean-Pierre Charlet is General Counsel and Company Secretary of Gemalto. He was admitted to the Bar in Paris where he began his career in law firms in 1974. From 1981 to 1996, he held positions within the Legal Departments of Société Métallurgique Le Nickel-SLN, Schlumberger group, Pinault Printemps Redoute group and CarnaudMetalbox. He subsequently served as General Counsel of Synthélabo, Deputy General Counsel of Sanofi-Synthélabo and General Counsel of Rexel. He joined Gemalto in June 2005. Jean-Pierre Charlet holds a Maîtrise in Law from Université de Paris X and a Master of Comparative Law from Georgetown University in Washington D.C. He is also Chairman of Axalto S.A.
Worldwide Product Development, Delivery and Coordination Group
The Worldwide Product Development, Delivery and Coordination Group is organized and managed by the following Executive Vice-Presidents:

Name	Age	Function
Philippe Vallée	41	Telecommunications Product line
Philippe Cambriel	47	Banking and Corporate Security Product line
Tommi Nordberg	43	Identity Product Line
Emmanuel Unguran	41	Production Coordination
Claude Dahan	58	Sales
Michel Canitrot	50	Very Large Accounts
Paul Beverly	43	Marketing and Communication
Philippe Vallée is Executive Vice-President of the Telecommunications Product line. As such, he oversees new product introductions for all business segments as well as the innovation process. Prior to this appointment, he served as Gemplus’ Executive Vice-President, Telecom Business Unit. He also served as Vice-President Marketing of Gemplus’ Telecom Business Unit from May 2001 to February 2002. He was previously based in Singapore as Executive Vice-President of Gemplus Technologies Asia, and headed the marketing and development activities and professional services operations of Gemplus Asia Pacific. Mr. Vallée has 12 years of experience in the chip card industry and has served in various marketing, product management and sales capacities within Gemplus. Prior to joining Gemplus, Mr. Vallée served as product manager on the first generation of GSM mobile phones for Matra Communications (now Lagardère Group) in France. Mr. Vallée has a Bachelor’s degree in Electronics and Telecommunications Engineering and a Master of Science in Marketing Management from ESSEC.
Philippe Cambriel is Executive Vice-President of the Banking and Corporate Security Product line. He began his career at Aerospatiale in 1983. From 1989 to 1996, he held various sales and marketing posts at Compaq in France and in Germany. From 1996 to 1998, he was General Manager for IPC in France before managing the PC and Intel server unit of Bull. In 1998 he was appointed Chief Officer, sales and marketing at Bull CP8. From 2001 to 2003, he was Vice-President of Schlumberger’s e-Transaction Cards business. In April 2003, he was appointed Vice-President of Schlumberger’s Smart Cards business for Europe, the Middle East and Africa. He is a graduate of Ecole Nationale Supérieure de l’Aéronautique et de l’Espace (Sup’Aéro) and has an MBA from INSEAD. He is also a director of Axalto SP SA and Axalto RSA PTY.
Tommi Nordberg is Executive Vice-President of the Identity Product line. He is also the CEO of Setec Oy in Finland. He joined Setec Oy in 1998 and has held several key management positions in the company, including responsibility for two business lines, Security Printing and Government & Corporate. He has also been Senior Vice President of the Group Sales and Marketing. He joined Gemplus Group in the acquisition of Setec in 2005 and most recently he was Vice President of Gemplus’ global Government ID Marketing.

Emmanuel Unguran is Executive Vice-President Production Coordination. He is responsible for the development and implementation of Gemalto’s manufacturing strategy. Mr. Unguran joined Gemplus in 1997 where he held managerial positions in the Industrial Coordination group, specializing in Personalization, and in the Gémenos Memory Card plant (France). From 1999 to 2003, he was relocated to Cuernavaca, Mexico where he began as plant Manager and then became the Regional Manufacturing Manager for the Americas. From 2003 to 2005, he was in charge of the worldwide industrialization coordination and then took on responsibility for the European manufacturing operations. Prior to joining Gemplus, Mr. Unguran worked from 1990 to 1997 for Labinal and its Purflux automobile branch as Methods & Industrialization Manager. He began his career in 1987 in the USA with the Vallourec group working on the startup of a new US manufacturing plant. Emmanuel Unguran graduated from ENSAM with a degree in metallurgy.
Claude Dahan is Executive Vice-President Sales. He began his career with Office National d’Etudes et de Recherches Aérospatiales (ONERA) in 1977, and served as Vice-President of a research center until 1982. Between 1982 and 2001, he held various management posts in Schlumberger’s many different businesses, including research and engineering, marketing and production in both France and the USA. From 2001 to 2002, he was the Vice-President in charge of marketing and product development for Schlumberger. In January 2003, he became Vice-President of Schlumberger’s Smart Cards business. He is a graduate of the Ecole des Mines de Paris, has a PhD in physics and fluid mechanics, and holds an advanced management degree from INSEAD. He is currently President of Axalto SP SA and is a director of Axalto SA.
Michel Canitrot is Executive Vice-President Very Large Accounts. He joined Gemplus in September 1998 as Vice-President of Multi Application Products. He was subsequently appointed Vice-President corporate marketing division of Gemplus’ Telecommunication & Public Telephony Department in November 1999. From September 2001 to the beginning of 2003, Mr. Canitrot served as Senior Vice-President in charge of Sales and Services. He most recently held the position of Senior Vice-President of Gemplus with particular responsibilities for Latin America, EMEA and key accounts. Prior to joining Gemplus, Mr. Canitrot had a long career within the cellular business of Matra, and five years with Nortel. Michel Canitrot previously served as President of Gemplus Latin America, beginning in October 2004,.
Paul Beverly is Executive Vice-President Marketing and Communication. He began his career as a Marketing Manager within the Schlumberger group. Over the course of his 19 years within the Schlumberger, he held various management positions in operations, marketing and sales in North America and in France. From 1999 to 2003, he was Vice-President in Test & Transactions for Schlumberger in North America. He became Area President of the entire Americas in April 2003. He holds Business and Economics degrees from Auburn University and the Advanced Management Program at Harvard University. He was Chairman of The Smart Card Alliance from 1999-2003 and presently serves on the Board of Directors.
Area Presidents
The Area Presidents report directly to Olivier Piou, Chief Executive Officer, and indirectly to Claude Dahan, Executive Vice-President Sales.

Name	Age	Function
Ernest Berger	51	North America
Eric Claudel	40	Latin America
Teck Lee Tan	47	North Asia
Martin McCourt	44	South Asia
Jacques Seneca	46	Europe
Xavier Chanay	43	CIS, Middle East and Africa
Ernest Berger is in charge of Gemalto’s North America operations, having previously served as President of Gemplus North America, beginning in January 2004. He has 15 years of experience in the financial services sector with American Express from 1990 to 1995, and with First USA from 1995 to 1999, where he held senior management positions. More recently, Mr. Berger was a member of the executive team at the New York office of Walker Digital, and then managed his own consulting firm. He holds a Bachelor of Science in Mechanical Engineering from Columbia University in New York, and a Master of Business Administration from the Wharton School, University of Pennsylvania, in Philadelphia.
Eric Claudel is in charge of Gemalto’s operations in Latin America. He studied at Ecole Supérieure de Commerce de Paris, specializing in finance. Since March 2003, he has been managing Gemalto’s operations for Latin America, based in São Paulo (Brazil). He started his career in 1991 at Schlumberger in Paris as controller of the Smart Card activity. From 1991 to 1996, he held a number of responsibilities in finance at Schlumberger, always in the Smart Cards and Terminals activity, and was involved in acquisitions for the growth of the Smart Card business as the controller of the Smart Card activity. In September 1996, he became director of Smart Card and Terminal activities for Schlumberger for Mexico & Central America, based in Mexico. He was also during that period managing director of the Mexican joint venture Schlumberger-Printer. From May 2000 to March 2003, he held the management of the Mobile Communication business for Schlumberger’s Europe, the Middle East and Africa (EMEA) division, based in Paris.
Teck Lee Tan is in charge of Gemalto’s operations in North Asia. He started his career as a software engineer for Singapore Electronic & Engineering (Pte) Ltd. He joined Schlumberger in 1986 and between then and 2002 held a variety of marketing, technology and general management posts in different Schlumberger group entities in several countries in Asia. From 2001 to 2002, he was Vice-President of Schlumberger’s Mobile Communication Cards business for Asia. In September 2002, he became Vice-President of Schlumberger’s Volume Products business for Asia. He has a Bachelor of Engineering degree from the National University of Singapore. He is also Chairman of Axalto Eastern Holding Inc, Commissioner of PT Axalto Indonesia, Chairman of Axalto Beijing Smart Cards Technology Co. Ltd, director of Axalto KK, director of Shanghai Axalto IC Cards Technology Co. Ltd and Chief Representative of Axalto Technologies Asia Ltd – Beijing, Shanghai and Guangzhou Representative Offices.
Martin McCourt is in charge of Gemalto’s South Asia operations, having previously served as President of Gemplus Asia. In this capacity, he was responsible for the whole of Asia, including the Asia Pacific, Greater China, Japan and Korea. He has 20 years of experience in the Telecom sector, including several years focused on Asian markets. He has held leadership roles in R&D, Sales and Marketing, Operations, Strategy and M&A and was most recently Vice President of Corning Cable system’s Project Services business. Mr. McCourt has a Master of Business Administration from INSEAD, a Ph.D in Integrated Optics from the Institut National Polytechnique in Grenoble and a Bachelor of Electronic Engineering from University College Dublin.
Jacques Seneca is in charge of Gemalto’s Europe operations. He previously served as Gemplus’ Executive Vice President, Business Development Unit, and as head of the ID & Security Business Unit. Prior to these appointments, he served as General Manager of Gemplus’ GemVentures Services Unit. Mr. Seneca joined Gemplus in 1989 as Project Manager. He has held several management positions such as Products Department Manager, General Manager for Sales and Manufacturing Operations in Germany, General Manager for the Telecom Business Division, and as Executive Vice President for Gemplus Marketing & Technology. Mr. Seneca was also a member of the Gemplus Executive Committee. Prior to joining Gemplus, he worked with STMicroelectronics where he held various positions in the fields of manufacturing, marketing and business development. Mr. Seneca holds a Degree in Engineering from ENSAM (Ecole Nationale Supérieure d’Arts et Métiers) and a Business Administration degree from IAE of Aix-en-Provence in France.
Xavier Chanay is in charge of Gemalto’s operations in the CIS, Middle East and Africa. He was previously Gemalto’s Vice-President Product Marketing and Development. He began his career as a Quality Engineer in Schlumberger’s Smart Cards & Terminals division in 1987. From 1989 to 1996, he held various technical and operational management positions in France and in the United States. From 1996 to 1998, he served as General Manager Banking & Retail, based in the USA. Back in France in 1998, he was Research & Engineering Manager and in 2000, he was appointed Mobile Communications Manager worldwide. Xavier Chanay graduated from the Ecole Centrale de Paris and he has always worked for the Smart Cards & Terminals division since he joined Schlumberger in 1987.

14.1.4. Family relationships
As of the date of this prospectus and to the best of the Issuer’s knowledge, there are no family relationships between members of the Board of Directors and/or the senior management mentioned in Part II — Sections 14.1.1 “Executive Chairman and Chief Executive Officer”, 14.1.2 “Board of Directors” and 14.1.3 “Senior management” above.
14.1.5. Legal information
As of the date of this prospectus and to the best of the Issuer’s knowledge, no member of the Board of Directors and/or the senior management mentioned in Part II — Sections 14.1.1 “Executive Chairman and Chief Executive Officer”, 14.1.2 — “Board of Directors” and 14.1.3 “Senior management” above has been, during the past five years:
•	convicted of fraud;
•	implicated in a bankruptcy, receivership or liquidation;
•	charged with any offence or any official public sanction taken against them by statutory or regulatory authorities or disqualified by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer.
14.2. Conflicts of interests
To the best of the Issuer’s knowledge, there are no potential conflicts of interest between any duties to the Issuer of the members of the Board of Directors and/or the senior management mentioned in Part II — Sections 14.1.1 “Executive Chairman and Chief Executive Officer”, 14.1.2 “Board of Directors” and 14.1.3 “Senior management” of this prospectus above and their private interests or other duties.
The following is presented simply for information purposes and in no way implies or indicates potential conflicts of interest between any duties to the Issuer of the members of the Board of Directors and/or the senior management mentioned in Part II — Sections 14.1.1 “Executive Chairman and Chief Executive Officer”, 14.1.2 “Board of Directors” and 14.1.3 “Senior management” of this prospectus above and their private interests or other duties.
Remuneration of Chief Executive Officer and Executive Chairman
In accordance with the Articles of Association, the remuneration (i.e. salary, bonus, if any, and other terms and conditions of employment) of the Chief Executive Officer and the Executive Chairman is decided upon, with due observance of the provisions of the remuneration policy adopted by the General Meeting of shareholders, by the Board of Directors, of which the Chief Executive Officer and the Executive Chairman are both a member. A conflict of interest is prevented by section 17.7 of the Articles of Association, which, in accordance with section 3.3 of the Dutch corporate governance code, provides that a director shall not take part in any discussion or decision making by the Board of Directors that involves a subject or transaction in relation to which that director has a conflict of interest with the Issuer.
Designation of new members of Board of Directors pursuant to Combination Agreement
For the purpose of completeness, it is reminded that pursuant to the Combination Agreement, Messrs. David Bonderman, Geoffrey Fink, Johannes Fritz and John Ormerod, former members of the Board of Directors of Gemplus, were appointed as non-executive members of the Board of Directors of Gemalto by the General Meeting of shareholders held on January 31, 2006, with effect as per June, 2, 2006, the date of completion of the Contribution in Kind. Mr. David Bonderman is a founder of TPG and serves as principal and general partner of the firm. Mr. Geoffrey Fink is a London-based Partner of Texas Pacific Group Europe LLP, and has been with TPG since December 2000. Mr. Johannes Fritz joined the Quandt family office in 1989 and is head of the Quandt family office since June 2000. See Part I — “The Combination” of this prospectus.

In addition, Gemalto implemented a new management structure upon completion of the Contribution in Kind in order to effectively implement the terms of the Combination Agreement. As such, certain members of Gemplus’ management became members of Gemalto’s senior management upon completion of the Contribution in Kind on June, 2, 2006, namely: Frans Spaargaren, Jean-François Schreiber, Philippe Vallée, Tommi Nordberg, Emmanuel Unguran, Michel Canitrot, Ernest Berger, Martin McCourt and Jacques Seneca.
15.	REMUNERATION AND BENEFITS

15.1.	Amount of remuneration paid and benefits granted to members of the Administrative, Management, and Supervisory Bodies and Senior Management

15.1.1.	Remuneration of the members of the Board of Directors and the senior management
The General Meeting of shareholders determines the remuneration of members of the Board of Directors, other than the Executive Chairman and the Chief Executive Officer. In view of the substantial additional work in 2005 and 2006 related to the Combination, the General Meeting of shareholders, held on May 19, 2006, granted a one-time additional remuneration of €15,000 to Gemalto’s (then) non-executive Board members (Messrs. Kent Atkinson, Arthur van der Poel, Maarten Scholten, Michel Soublin, Willem Stolwijk), and a similar payment of €25,000 to Mr. John de Wit in his quality as former Chairman of Gemalto and to Mr. John Ormerod in his quality as the new Chairman of the Audit Committee of Gemalto. Such payment was made upon completion of the Contribution in Kind, as required under the Combination Agreement, on June 2, 2006.
The remuneration policy for the Chief Executive Officer will also apply, in principle, for determining the remuneration of the Executive Chairman. The remuneration policy of the Chief Executive Officer was modified by a General Meeting of shareholders held on January 31, 2006, prior to the Contribution in Kind. The Chief Executive Officer’s remuneration is set by the Board of Directors within the limits of the remuneration policy as adopted by the General Meeting of shareholders. Any substantial alteration to the remuneration policy must be adopted by the General Meeting of shareholders. The Remuneration Committee makes proposals regarding remuneration.
Upon proposal by the Board of Directors, the General Meeting of shareholders shall approve the remuneration of the Chief Executive Officer in the form of shares or rights to acquire shares, as well as major changes thereto.
The gross remuneration paid by the Issuer or by companies of the Gemalto group to members of the Board of Directors for the 2005 financial year was as follows:

		Global remuneration
		paid by the Issuer or			including in-
		companies of the	including base	including	kind
Name	Function	Gemalto group(1)	remuneration	variable	benefits
John de Wit	Chairman of the Board of Directors	55,000	0	0	0
Olivier Piou(2)	Chief Executive Officer	856,847	550,000	315,180	0
Maarten Scholten(3)	Director	45,000	0	0	0
Kent Atkinson	Director	49,329	0	0	0
Michel Soublin	Director	43,219	0	0	0
Willem Stolwijk(3)	Director	44,110	0	0	0
Arthur van der Poel	Director	45,000	0	0	0

Total		1,138,505	550,000	315,180	0

(1)	No attendance fees are paid to directors with respect to their actual presence to meetings of the Board of Directors. €5,000 are due to each director for his activity within Board Committees, with the exception of the Audit Committee for which €10,000 are due to each member other than the Chairman, to whom €12,500 is due. The Issuer also paid the travel expenses of members of the Board of Directors in 2005.

(2)	The Chief Executive Officer received €35,000 in retribution for his position as member of the Board of Directors of Gemalto.

The Chief Executive Officer also has an employment contract governed by French law with Axalto International SAS, an Gemalto subsidiary. In this respect and following a decision by the Board of Directors on February 25, 2005, his annual gross base salary was increased to €515,000 as of March 1, 2005, in addition to his remuneration as member of the Board of Gemalto, bringing his total reference compensation for 2005 to €550,000. The pro rata gross amount paid in 2005 by Axalto International SAS was €506,667.

In addition to this amount, the Chief Executive Officer receives variable compensation equal to 0 up to a maximum of 75% of his total reference compensation. Part of this variable compensation, typically half, is related to the Issuer’s financial results, and the remainder depends on his success in achieving a certain amount (generally 4 to 6) of specific strategic, tactical or individual objectives. The proportion related to financial results may be increased, and may be as much as doubled, if exceptional financial results are achieved. As a result, total variable remuneration may equal up to 112.5% of total reference compensation.

Based on the Issuer’s financial results for 2005, reported on March 9, 2006, along with his success in fulfilling specific objectives in 2005, the Chief Executive Officer received gross variable remuneration of €265,180 for the 2005 financial year.

The Board of Directors decided in its March 1st, 2006 meeting to grant the Chief Executive Officer, in view of the hard work and achievements related to the Combination of Gemalto and Gemplus (see Part I — “The Combination” of this prospectus), an exceptional bonus of €100,000 payable in two parts: €50,000 payable in March 2006 and €50,000 payable on the date of completion of the Contribution in Kind.

The General Meeting of shareholders dated January 31, 2006 decided to amend the Issuer’s remuneration policy of the Chief Executive Officer as per the completion of the Contribution in Kind (see Part I — “The Combination” of this prospectus) as follows.

- Long term or deferred incentive: unless the employment with Axalto International SAS or the Issuer is terminated for willful misconduct (“faute lourde” within the meaning established by the French Supreme Court case law), any option rights will vest automatically upon decision of termination of the Chief Executive Officer and will remain exercisable for the full term of the option, notwithstanding any early termination provided in the GEIP and the relevant sub-plan, and all other eventual equity-based schemes will continue to vest even after the date of termination.

- Severance payment: the Chief Executive Officer will be entitled to a severance payment equal to one year of reference salary. Such severance payment will not be due if the employment with Axalto International SAS or the Issuer is terminated for willful misconduct (“faute lourde” as described above). The severance payment will be paid in addition to the indemnities and benefits that would be provided by French laws and regulations and the collective bargaining agreement for the engineers and management level employees in the metallurgical industry (Convention collective nationale de la métallurgie — ingénieurs et cadres), taking into account the Chief Executive Officer’s seniority since 1981, in the event of termination by Axalto International SAS, including in particular the six-month notice period indemnity provided in the employment agreement, as well as the dismissal and paid vacation indemnities. The Chief Executive Officer will not be entitled to a severance payment upon voluntary resignation.

(3)	Maarten Scholten and Willem Stolwijk resigned as members of the Board of Directors upon completion of the Contribution in Kind on June 2, 2006.
David Bonderman, Geoffrey Fink, Johannes Fritz, Alex Mandl and John Ormerod became members of the Board of Directors of Gemalto upon completion of the Contribution in Kind, and Alex Mandl became Executive Chairman of the Board of Directors of Gemalto, as futher described above in Sections 14.1.1 “Executive Chairman and Chief Executive Officer” and 14.1.2 “Board of Directors”. Gross remuneration (including fixed salary, variable remuneration and any benefits in kind) due on an annualized basis from the Issuer to the members of the Board of Directors in their respective capacity as directors and members of the Board of Directors’ committees is as follows (no in-kind-benefits are owed):

•	Alex Mandl:	€45,000
•	David Bonderman:	€40,000
•	John Ormerod:	€52,500

•	Johannes Fritz: €50,000
•	Geoffrey Fink: €45,000
Actual remuneration paid to the foregoing members of the Board of Directors will be paid on a pro rata basis, for a period beginning upon completion of the Contribution in Kind, i.e. June 2, 2006, until December 31, 2006.
The total gross remuneration (including fixed salary and variable remuneration) paid by the Issuer or its subsidiaries to members of the Issuer’s Board of Directors that have an employment contract and to senior executives of the Issuer for 2005 was around €3.2 million. Part of the variable compensation of senior executives, typically half, is related to the Issuer’s financial results, and the remainder depends on their success in achieving a certain amount (generally 4 to 6) of specific strategic, tactical or individual objectives.
Since the Gemalto group was created, the only members of the Board of Directors that have an employment contract with a company of the Gemalto group are the Executive Chairman (employment contract with a US subsidiary of Gemplus, Gemplus Corp.) and the Chief Executive Officer (employment contract with a French subsidiary of Gemalto, Axalto International SAS).
The General Meeting of shareholders dated May 11, 2005, upon a proposal of the Board of Directors, set the annual remuneration of Audit Committee members at €10,000 and the annual remuneration of the Chairman of the Audit Committee at €12,500.
15.1.2.	Stock options granted to and exercised by each executive director
Stock options granted to executive directors

	GEIP 2004	GEIP 2005	GEIP 2006
Total number of options granted to each executive director:

• Alex Mandl (1)(2)	—	—	200,000

• Olivier Piou (1)	600,000	150,000	200,000

Date of the Board of Directors	April 2, 2004	September 2, 2005	June 2, 2006

Grant date	May 17, 2004	September 8, 2005	June 2, 2006

As concerning the
options granted to
Alex Mandl: as of
the date of the end
	At least four years	At least four years	of his term as
Starting date for exercise of the	after the grant	after the grant	Executive Chairman,
options	date	date	i.e. Dec. 2, 2007

As concerning the
options granted to
Olivier Piou: at
least four years
after the grant
date

Strike price (€)	14.80	30.65	23.10

As concerning the
options granted to
	Nine years and six	Nine years and six	Alex Mandl: ten
Expiry	months after the	months after the	years after the
	grant date	grant date	grant date

As concerning the
options granted to
Olivier Piou: nine
years and six
months after the
grant date

(1)	Each option granted gives access to one share only.

(2)	In addition, Alex Mandl was granted, while a director of Gemplus (now a subsidiary of the Issuer), options granting access to 12 million shares of Gemplus. Pursuant to the Combination Agreement, a mechanism has been set up pursuant to which Gemalto will guarantee, to the extent that such guarantee will not entail any negative legal, tax or labor law consequences to

Gemalto or Gemplus, to all Gemplus option holders (including Alex Mandl) who will not have exercised their options by the last day of the Offer, the right to either (i) exchange their future Gemplus shares for Gemalto shares on the basis of the exchange ratio of the Offer adjusted to take into account any changes to the share capital of either Gemalto or Gemplus or (ii) exchange their Gemplus options for Gemalto options.
In the event the Issuer decides to issue new shares upon exercise by the Chief Executive Officer of the options which have been granted to him under the GEIP 2005, the earning per share dilution would be equal to around $0.006 per share or 0.43%. Such dilution is based on the Treasury Stock method (see note 28 under Part II — Section 20.1.2 “Notes to the consolidated financial statements for the period ended December 31, 2005” of this prospectus).
15.1.3.	Stock options exercised by executive directors in 2005
None.
15.1.4.	Information on agreements with members of the Board of Directors and/or senior management
No agreements were entered into between the Issuer or any of its subsidiaries and any member of its Board of Directors or senior management, other than an employment contract governed by French law entered into between Olivier Piou and Axalto International SAS, a Gemalto Subsidiary and an employment contract entered into between Alex Mandl and Gemplus Corp., a US subsidiary of Gemplus, itself a subsidiary of Gemalto (see Part II — Section 15.1.1 “Remuneration of the members of the Board of Directors and senior management” of this prospectus).
15.1.5.	Shares and stock options held by members of the Board of Directors and senior management
As of the date of this prospectus, members of the Board of Directors hold 120,000 shares in the Issuer, representing around 0.19% of the Issuer’s issued share capital, which they acquired individually on the Paris stock market since Gemalto’s IPO in May 2004.
As of the same date, the number of Gemalto shares bought directly and held by members of the Board of Directors is as follows: Olivier Piou holds 118,500 shares and Michel Soublin holds 1,500 shares. Eligible senior management and members of the Board of Directors who have employment contracts were able to take part in the stock issue reserved for employees as part of the IPO.
No member of the Board of Directors or senior management holds options over Gemalto shares, except as described in Part II — Sections 15.1.2 “Stock options granted to and exercised by each executive director” of this prospectus.
The foregoing declaration is limited to Shares or options to acquire Shares held by members of the Board of Directors and senior management.
15.1.6.	Loans and guarantees granted to members of the Issuer’s Board of Directors or senior management
None
15.2.	Pension, retirement or similar benefits
The Issuer and its subsidiaries have not set aside or accrued any amount to provide pension, retirement or similar benefits granted to members of the Board of Directors and senior executives.
16.	BOARD PRACTICES
Gemalto is managed by a Board of Directors (Bestuur), presided over by a Chairman (Bestuursvoorzitter), to be appointed by the Board of Directors from among its members. Pursuant to the Combination Agreement and according to a decision of Gemalto’s General Meeting of shareholders held on January 31, 2006 Gemalto’s Articles of Association have been modified to contain a transitional provision in connection with the Combination, pursuant to which the Issuer now has a director with the title of “Executive Chairman” (Executive Bestuursvoorzitter) who fulfills tasks that would otherwise be fulfilled by the Chairman of the Board.
16.1.	Board of Directors: appointment, role of members, functioning and organization
Gemalto’s Articles of Association provide for a director with the title of “Executive Chairman”, appointed by the General Meeting of shareholders, upon the proposal of the Board of Directors, for a period of 18 months from the date of completion of the Contribution in Kind, i.e. beginning on June 2, 2006 and ending on December 2, 2007. For the duration of this period, the word “Chairman” as used in the Articles of Association shall be interpreted to mean “Executive Chairman.” The remuneration policy for the Chief Executive Officer will also apply, in principle, for determining the remuneration of the Executive Chairman. The remuneration policy of the Chief Executive Officer was modified by a General Meeting of shareholders held on January 31, 2006, prior to the Contribution in Kind.
Appointments
According to the Issuer’s Articles of Association, the General Meeting of shareholders determines the number of directors on the Board of Directors, based on the proposal of the Board of Directors. While the number of directors was previously fixed at seven, the number of directors was increased to eleven on June 2, 2006, i.e. upon completion of the Contribution in Kind (see Part I — “The Combination” of this prospectus). However, until the Board of Directors submits a proposal for the appointment of an eleventh director to a future General Meeting of shareholders for its approval, the Board of Directors will be constituted of ten members. The General Meeting of shareholders may appoint, suspend or dismiss members of the Board of Directors at any time.
When a director is appointed, the Board of Directors may make a binding proposal, which proposal must include the names of at least two candidates recommended by the Nomination and Governance Committee (see Part II — Section 16.4.3 “Nomination and Governance Committee” of this prospectus). Under the Board of Directors’ charter governing its internal proceedings, the following criteria are applied in the selection of candidates for nomination by the Nomination and Governance Committee, apart from the selection criteria as set forth in the Nomination and Governance Committee charter:
•	Independence: at least a majority of the non-executive directors should consist of persons who the Board of Directors has determined do not have any material relationships, directly or indirectly with the Issuer and/or its group and who meet the independence criteria set out in the Dutch corporate governance code (“Tabaksblat”) and the Bouton report entitled “Pour un meilleur gouvernement des entreprises cotées” (“Towards a better governance of listed companies”).
•	Retirement policy: pursuant to Board Charter, the Chief Executive Officer must normally retire at the age of 65. Directors other than the Chief Executive Officer may be appointed to the Board of Directors for a maximum of three four-year terms. The Board of Directors in its April 2, 2004 meeting drew up a retirement schedule for the non-executive directors, which has been published on the Issuer’s website.
•	Changes in principal occupation: candidates for the position of director should agree to submit their resignation from the Board of Directors to the Nomination and Governance Committee in the event of any change in their main functions that creates a conflict of interest with the obligations of the Issuer’s directors or that makes them unable to carry out their functions in accordance with the law and the Issuer’s charters governing internal proceedings. The Nomination and Governance Committee gives its opinion on whether or not this resignation should be accepted by the Board of Directors.
•	Director availability and commitment: directors should regularly attend meetings of the Board of Directors and meetings of any Committees of which they are members. They must also carry out all tasks given to them by the Board of Directors following recommendations by the Nomination and Governance Committee. Any exceptional circumstance that would prevent a director from attending at least 75% of the meetings of the Board of Directors should be discussed with the (Executive) Chairman of the Board of Directors and the chairman of the Nomination and Governance Committee. Directors should review documents given to them before meetings of the Board of Directors and allocate sufficient time to prepare for these meetings. The (Executive) Chairman of the Board of Directors and the Company Secretary must be able to contact directors quickly, and directors must make themselves available for extraordinary meetings of the Board of Directors when necessary.
The proposal of the Board of Directors to appoint a director has mandatory force for the General Meeting of shareholders, although the General Meeting of shareholders can reject the binding nature of the proposal by adopting a resolution to this effect, passed with an absolute majority of votes cast representing at least one-third of the Issuer’s issued capital. If, in the absence of such a quorum, the absolute majority of votes cast is cast in favor of a resolution to reject the proposal of the Board of Directors, a second General Meeting of shareholders must be convened. In that second General Meeting of shareholders, resolutions will be passed based on an absolute majority of votes cast, with no quorum needed.
If no binding proposal has been made, or if a binding proposal has been made too late or has been rejected by the General Meeting of shareholders, the General Meeting of shareholders may elect the director of its choice.
The appointment of a director proposed by the Board of Directors other than by binding nomination is made through a resolution passed on the basis of an absolute majority of votes cast, with no quorum needed. The appointment of a director not proposed by the Board of Directors is made through a resolution passed on the basis of an absolute majority of votes cast representing at least one-third of the Issuer’s issued capital.
A candidate obtaining an absolute majority of votes in the first round of voting will be elected. If no candidate gains this absolute majority, a second round is organized between the two candidates that obtained the largest number of votes in the first round of voting, possibly following an intermediate round of voting if more than two candidates obtained the largest number of votes, or if the second largest number of votes is equally divided between two or more persons. If, in the event of a second round of voting, both candidates obtain the same number of votes, the elected candidate will be chosen by drawing lots.
The General Meeting of shareholders may suspend or dismiss directors, including the (Executive) Chairman and the Chief Executive Officer, at the proposal of the Board of Directors on the basis of an absolute majority of votes without any special quorum requirements other than the quorum requirement of at least twenty-five percent of Gemalto’s issued capital which applies to all resolutions to be taken by the General Meeting of shareholders except if otherwise provided by law or the Articles of Association.
Directors are appointed for a maximum term of four years. A director’s term ends, at the latest, at the first annual General Meeting of shareholders taking place after the fourth anniversary of the day the director was appointed. Directors, other than the Chief Executive Officer, may be re-appointed for two additional terms, each with a maximum length of four years.
The General Meeting of shareholders designates Gemalto’s Chief Executive Officer on the proposal of the Board of Directors. The Board of Directors appoints one of its independent members as its Chairman. The Board of Directors may dismiss the Chairman at will. The Executive Chairman, however, is not independent and is appointed by the General Meeting of Shareholders at the proposal of the Board of Directors for a fixed period of 18 months and may not be dismissed by the Board of Directors. The same person may not be Gemalto’s Chief Executive Officer and (Executive) Chairman.
The Articles of Association state that the Issuer shall, to the extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action, suit or proceeding by or in right of the Issuer) by reason of the fact that he/she is or was a member of the Board of Directors, officer, employee or agent of the Issuer or of another entity at the Issuer’s request, if he/she acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Issuer and, with respect to any criminal action or proceeding, had no reasonable cause to believe his/her conduct was unlawful.

Powers of the Board of Directors, the Chief Executive Officer and the (Executive) Chairman
The Issuer is managed by a Board of Directors. The Board of Directors is responsible for the management of the Issuer which responsibility includes amongst others making decisions in the following areas:
•	in so far as and as long as the Board of Directors has been designated by the General Meeting of shareholders as authorized to resolve upon the issue of shares and to limit or exclude pre-emptive rights, issuing shares in the Issuer as well as granting rights to subscribe for shares, limiting or excluding pre-emptive rights with respect to an issue of shares, acquiring shares by the Issuer in its own share capital as well as disposing of such shares;
•	issuing bonds or other debt instruments as well as entering into medium- and long-term indebtedness;
•	applying for listing or for withdrawal of the listing of the aforementioned securities in the price list of any stock exchange;
•	concluding or canceling any long-lasting cooperation by the Issuer or a subsidiary of the Issuer (dochtermaatschappij) with any other legal person or company or as a fully liable general partner of a limited partnership or a general partnership provided that such cooperation or the cancellation thereof is of essential importance to the Issuer;
•	making any investment or disposing of any assets involving an expenditure equal to at least €10 million;
•	filing a request for bankruptcy (faillissement) or a request for suspension of payment of debts (surséance van betaling);
•	acquiring or disposing of any participating interest by the Issuer or a subsidiary of the Issuer in the capital of a company;
•	making capital contributions of any kind, whether in the form of cash, personal property or real property, to a corporation or other business entity (including newly formed entities);
•	adopting and approving capital expenditure budgets, the Issuer’s annual budget, any annual business plan and any multi-year strategic plan;
•	entering into leases which are capitalized on the books of the Issuer;
•	extending guarantees or indemnities to third parties other than those relating to the obligations of subsidiaries (dochtermaatschappijen) and group companies (groepsmaatschappijen) of the Issuer;
•	entering into any contract for the purchase or sale of real property for a material amount (i.e., equal to more than 2% of the Issuer’s annual revenues) or entering into a lease, as lessor or lessee, with a value of at least €10 million or with a term of five years or more;
•	entering into any shareholders agreements or joint venture agreements;
•	entering into a contract for the supply of goods or services for a material amount (i.e. equal to more than 5% of the Issuer’s annual revenues) or with a term of more than five years;
•	transferring the enterprise of the Issuer or almost the entire enterprise of the Issuer to a third party;
•	making any proposal to the General Meeting of shareholders.

In addition, the Board of Directors’ charter governing internal proceedings state that the Board of Directors carries out the following functions:
•	reviewing and approving the Issuer’s strategies, long-term plans and major corporate actions, as well as monitoring their progress;
•	reviewing, with the assistance of the Audit Committee, the financial, legal and ethical controls of the Issuer and ensuring that appropriate compliance processes are in place;
•	reviewing the Chief Executive Officer’s objectives and performance evaluation as prepared by the Remuneration Committee;
•	reviewing major allocations of capital and approving significant business acquisitions and divestitures;
•	nominating candidates for election by the General Meeting of shareholders to membership on the Board of Directors based upon the recommendations of the Nomination and Governance Committee;
•	resolving upon the remuneration of the Chief Executive Officer, based upon the recommendations of the Remuneration Committee and with due observance of the Issuer’s remuneration policy for the Chief Executive Officer as adopted by the General Meeting of shareholders.
With respect to third parties, the Issuer is represented either by its directors acting jointly or by the Chief Executive Officer. The Board of Directors may also delegate its role as regards representing the Issuer to persons within or outside the Issuer, subject to determining the extent of their powers and the titles of such persons.
The Chief Executive Officer is responsible for the Issuer’s day-to-day management. He/she has the task of preparing all matters, which require a resolution of the Board of Directors.
The Chairman (whose function is replaced for the duration of the Executive Period by the Executive Chairman) of the Board of Directors acting alone does not have any power to represent the Issuer to third parties. His/her powers and duties are to (i) convene meetings of the Board of Directors on his own initiative or at the request of the Chief Executive Officer or of one-fifth of the directors in office, (ii) chair meetings of the Board of Directors and General Meetings of shareholders and (iii) co-ordinate the activities of Committees set up by the Board of Directors. The additional duties of the Chairman are described in Part II — Section 14.1 “Executive Chairman and Chief Executive Officer”.
The Company Secretary, who does not need to be a member of the Board of Directors, administers, attends and drafts minutes of meetings of the Board of Directors, Committee meetings and General Meetings of shareholders.
Functions of the Board of Directors
The Board of Directors meets when the Chief Executive Officer, the (Executive) Chairman or one-fifth of the directors in office so request. In addition, the Board of Director’s charter governing internal proceedings states that non-executive directors must meet at least once a year in the absence of any Gemalto employee. The resolutions of the Board of Directors are only valid if an absolute majority of directors is present or represented by another director in the meeting. Decisions are taken on the basis of an absolute majority of directors present or represented by another director. Each director has one vote. In the event of a tied vote, no casting vote is granted to either the (Executive) Chairman or the Chief Executive Officer. The Board of Directors meets in the Netherlands, unless an absolute majority of directors authorized to vote decides otherwise. Directors may participate in the meetings of the Board of Directors by using telephone, video or other audio-conferencing facilities, provided all participating can simultaneously hear one another. Without holding meetings, the Board of Directors may validly make decisions, provided that the proposal is adopted in writing by each director and that each director has expressed himself/herself in favor of the proposal concerned. Decisions taken accordingly are recorded in the minute book of the Board of Directors. Documents evidencing the decisions taken are kept together with the minute book.

A director may not take part in discussions or exercise his/her voting rights in the event of a (potential) conflict of interest with the Issuer.
The Board of Directors’ charter governing internal proceedings states that the agenda of each meeting is determined by the (Executive) Chairman in cooperation with the Company Secretary and in consultation with the Chief Executive Officer. Directors shall propose to the Chairman the inclusion of all matters they deem necessary or useful in the agenda of the meetings of the Board of Directors.
The agenda of the meetings of the Board of Directors includes regular reviews of the key opportunities affecting the Issuer overall and various Issuer businesses and functions. Presentations made by the various business units and functions will address key issues facing the business units and functions, and decisions and strategies required to address them.
The Board of Directors’ charter governing internal proceedings also states that, during meetings of the Board of Directors, directors must have the appropriate time needed to ask questions and make suggestions.
At least once a year, the Board of Directors meets without the Chief Executive Officer in order to examine his/her performance and to examine the succession plan. This succession plan details the policies and principles governing the selection and performance review of the Chief Executive Officer, as well as succession policies in the event of an emergency or the Chief Executive Officer’s retirement. The Board of Directors’ evaluation of the Chief Executive Officer’s performance is shared with the Chief Executive Officer.
Documents and information where important to the Board of Directors’ understanding or to facilitate discussion are in general provided to the members of the Board Directors a week in advance of the Board of Directors’ meetings.
In 2005, the Board of Directors met eleven times, of which two meetings were held by telephone conference. The average rate of being present or being represented in these meetings was 97%. There was no frequent absence of any of the members of the Board of Directors.
Since Robert Singer resigned from the Board of Directors on December 13, 2004, the Board of Directors consisted of six directors, having one vacancy. On May 11, 2005, upon proposal by the Board of Directors, the General Meeting of shareholders appointed Kent Atkinson as non-executive director for a term of four years, ending at the end of the Issuer’s Annual General Meeting of shareholders to be held in 2009.
In addition, and while the number of directors was previously fixed at seven, the number of directors was increased to eleven on June 2, 2006, i.e. upon completion of the Contribution in Kind, according to a decision of Gemalto’s General Meeting of shareholders held on January 31, 2006. However, until the Board of Directors submits a proposal for the appointment of an eleventh director to a future General Meeting of shareholders for its approval, the Board of Directors will be constituted of ten members.
16.2.	Current terms of office
See Part II — Section 14.1 “Identification of administrative, management and supervisory bodies and senior management” of this prospectus.
16.3.	Members of the administrative, management or supervisory bodies’ service contracts with the Issuer or any of its subsidiaries providing for benefits upon termination of employment
See Part II — Section 15.1.1 “Remuneration of the Members of the Board of Directors” of this prospectus.

16.4.	The committees
In accordance with the Articles of Association, the Board of Directors has set up committees made up exclusively of non-executive members of the Board of Directors, and has defined their powers, functions and charters governing their internal proceedings (the “Committees”).
Upon completion of the Contribution in Kind on June 2, 2006, the constitution of the Committees was renewed. The Committees reflect the composition of the Board of Directors of Gemalto. Each of the members of the Committees was chosen among the members of the Board of Directors.
An Audit Committee, a Compensation Committee (previously named the Remuneration Committee), a Nomination and Governance Committee (previously named the Selection and Appointment Committee) and a newly created committee, the Strategy and M&A Committee have been set up. The charters governing internal proceedings for each of these Committees, other than the newly created Strategy and M&A Committee were adopted by the Board of Directors. The rules and regulations for the Strategy and M&A Committee will be submitted for approval at a future meeting of the Board of Directors.
The task of each Committee is to prepare the resolutions of and to make proposals to the Board of Directors, subject always to the overall responsibility of the Board of Directors. No Committee has any executive power.
The Audit Committee, Remuneration Committee, Nomination and Governance Committee and Strategy and M&A Committee are all authorized to retain the services of legal, accounting or other advisors at the Issuer’s expense.
16.4.1.	Audit Committee
The Audit Committee comprises at least three non-executive directors. The Audit Committee’s members are appointed by the Board of Directors. The majority of its members must consist of persons who the Board of Directors has determined do not have any material relationships, directly or indirectly with the Issuer and/or its group and who meet the independence criteria set out in the Dutch corporate governance code and the Bouton report. At least one member of the Audit Committee must be a financial expert with knowledge or experience in financial management or accounting within a listed company or large corporation.
The Audit Committee may not be chaired by the (Executive) Chairman or by a former executive member of the Board of Directors.
At the meeting of the Board of Directors held on June 2, 2006, the following persons were appointed to the Audit Committee:
•	John Ormerod (a non-executive and independent director), Chairman;
•	Kent Atkinson (a non-executive and independent director);
•	Johannes Fritz (a non-executive and non-independent director); and
•	Michel Soublin (a non-executive and independent director).
In accordance with the Audit Committee’s charter governing internal proceedings, the Committee meets at least three times per year. The Company Secretary is the Secretary of the Audit Committee, unless it is decided otherwise. The Chief Financial Officer, the Internal Audit Director and a representative of the external auditors are invited to attend Audit Committee meetings. The Audit Committee must also meet with the internal auditors and the external auditors, either together or with each separately, at least once per year in the absence of the Chief Executive Officer or any members of the management. Any member of the Audit Committee or the Company Secretary may request that an Audit Committee meeting be held. The Audit Committee regularly reports its activities to the Board of Directors.

The Audit Committee can only validly adopt decisions in a meeting at which at least an absolute majority of its members is present or represented. The Audit Committee may also adopt decisions outside a meeting, if an absolute majority of the members has voted in favor of the decision. In the event that a vote is tied, the Chairman has the casting vote.
Due to the resignation of Mr. Robert Singer as director and Chairman of the Audit Committee on December 13, 2004, the Audit Committee consisted of two directors until May 11, 2005. Mr. Willem Stolwijk served as the substitute Chairman of the Audit Committee in the absence of Mr. Robert Singer, as well as after his resignation until May 11, 2005.
The Audit Committee held nine meetings in 2005: five meetings were held in person and four meetings were held by telephone conference. The average attendance rate of these meetings was 83%, with no absence of any specific member of the Audit Committee. Six out of nine meetings were attended by the Chief Executive Officer, eight were attended by the Chief Financial Officer and all meetings were attended by the Director of Internal Audit and External Auditors. The Company Secretary attended the meetings as the secretary of the Audit Committee. The Audit Committee also held an executive meeting with the Director of Internal Audit and the External Auditors.
Under the charter governing internal proceedings, the Audit Committee has the following duties:
•	considering the appointment, re-appointment, dismissal and resignation of the external auditors used by the Issuer and any group company, and making recommendations to the Board of Directors in this respect;
•	monitoring and reviewing the Issuer’s relationship with the external auditors in order to define among others the scope and the terms of their audit;
•	reviewing at least once a year, the financial reporting procedures and the effectiveness of the Issuer’s and group’s system of internal controls;
•	supervising the Issuer’s compliance with all legal and regulatory requirements applicable to the Issuer;
•	supervising the Issuer’s financial information, the choice of accounting policies and the application and assessment of the effects of new accounting standards;
•	supervising the Internal Audit department;
•	supervising the implementation of an adequate tax policy;
•	supervising the implementation of the Issuer’s financing policies;
•	supervising the Issuer’s implementation of recommendations and observations made by the internal auditors and the external auditors;
•	delegating specific responsibilities to one or more individual Audit Committee members to the extent permitted by Dutch law, regulations, the French AMF’s General Regulation and the Issuer’s Articles of Association;
•	supervising the Issuer’s application of information and communication technology.
16.4.2.	Compensation Committee
The Compensation Committee comprises at least three non-executive directors. The Compensation Committee’s members are appointed by the Board of Directors. The majority of its members must consist of persons who the Board of Directors has determined do not have any material relationships, directly or indirectly with the Issuer and/or its group and who meet the independence criteria set out in the Dutch corporate governance code and the

Bouton report. The Chairman of the Compensation Committee may not be the (Executive) Chairman of the Board of Directors or a former executive member of the Board of Directors, and is appointed by the Board of Directors.
At the meeting of the Board of Directors held on June 2, 2006, the following persons were appointed to the Compensation Committee:
•	Arthur van der Poel (a non-executive and independent director), (Chairman);
•	Geoffrey Fink (a non-executive and non-independent director);
•	John Ormerod (a non-executive and independent director); and
•	John de Wit (a non-executive and independent director).
In accordance with the Compensation Committee’s charter governing internal proceedings, the Committee meets at least three times per year, and more frequently if necessary. The Vice-President Human Resources is the secretary of the Compensation Committee, unless it is decided otherwise. The Compensation Committee regularly reports its activities to the Board of Directors.
The Compensation Committee can only validly adopt decisions in a meeting at which at least an absolute majority of its members is present or represented. The Compensation Committee may also adopt decisions outside a meeting, provided that the proposal has been submitted to all members, none of them has objected to this form of decision-taking, and each of them participated in the voting. Its decisions are adopted if an absolute majority of the members has voted in favor of the decision. In the event that a vote is tied, the Chairman has the casting vote.
The Compensation Committee met six times in 2005. The average attendance rate by the Directors at these meetings was 94%. There was no frequent absence of any of the members of the Compensation Committee. The Chairman attended all meetings and several meetings were attended partly by the Chief Executive Officer.
In accordance with its charter governing internal proceedings, the Compensation Committee’s duties include the following:
•	supervising the Issuer’s general remuneration policy;
•	preparing proposals for the Board of Directors concerning the remuneration policy for the Chief Executive Officer, to be adopted by the General Meeting of shareholders;
•	preparing proposals relating to the remuneration of the Chief Executive Officer, which will include in any event (i) the remuneration structure and (ii) the amount of fixed and variable remuneration, shares and/or options, pension benefits, severance packages and other forms of remuneration to be granted, as well as the performance criteria and their application;
•	reviewing of the objectives and evaluating the performance of the Chief Executive Officer;
•	reviewing the remuneration policy for senior management;
•	reviewing and proposing to the Board of Directors the compensation of the non-executive directors;
•	preparing the Board of Directors’ remuneration report on the remuneration policy for the Chief Executive Officer and the members of the senior management. The remuneration report comprises statements on the manner in which the remuneration policy for the Chief Executive Officer and the members of the senior management has been implemented in the last financial year, and an outline of the remuneration policy that will be implemented in the next financial year;

•	reviewing and proposing to the Board of Directors employee profit-sharing and incentive plans (including the Global Employee Incentive Plan (GEIP)) and the grants under such plans to the employees, as well as plans for share issues to Gemalto employees (including the Global Employee Share Purchase Plan (GESPP)) and the number of shares reserved for employees in a share issue, and any changes to existing (sub-)plans;
•	preparing the annual report on its discussions and conclusions to the Board of Directors.
In accordance with the Board of Directors’ charter governing internal proceedings, the Compensation Committee reviews the director’s remuneration annually, and makes recommendations to the Board of Directors. The Compensation Committee takes into account that (i) directors should be fairly compensated for the work involved in supervising the management of a company of the Issuer’s scale and activity and (ii) remuneration offered should be competitive with that offered by other European companies of similar scale and activity.
16.4.3.	Nomination and Governance Committee
The Nomination and Governance Committee comprises at least three non-executive directors. The Nomination and Governance Committee’s members are appointed by the Board of Directors. The majority of its members must consist of persons who the Board of Directors has determined do not have any material relationships, directly or indirectly with the Issuer and/or its group and who meet the independence criteria set out in the Dutch corporate governance code and the Bouton report. The Nomination and Governance Committee’s Chairman is appointed by the Board of Directors.
At the meeting of the Board of Directors held on June 2, 2006, the following persons were appointed to the Nomination and Governance Committee:
•	John de Wit (a non-executive and independent director), (Chairman);
•	David Bonderman (a non-executive and non-independent director) ; and
•	Arthur van der Poel (a non-executive and independent director) (until the appointment of the eleventh non-executive independent director).
In accordance with the Nomination and Governance Committee’s charter governing internal proceedings, the Committee meets at least three times per year, and more frequently if necessary. The Vice-President Human Resources is the secretary of the Nomination and Governance Committee, unless it is decided otherwise. The Nomination and Governance Committee regularly reports its activities to the Board of Directors.
The Nomination and Governance Committee can only validly adopt decisions in a meeting at which at least an absolute majority of its members is present or represented. The Nomination and Governance Committee may also adopt decisions outside a meeting, provided that the proposal has been submitted to all members, none of them has objected to this form of decision-taking, and each of them participated in the voting. Its decisions are adopted if an absolute majority of the members has voted in favor of the decision. In the event that a vote is tied, the Chairman has the casting vote.
The Nomination and Governance Committee met five times in 2005. The average attendance rate at these meetings was 93%. There was no frequent absence of any of the members of the Nomination and Governance Committee. The Chairman attended all meetings and several meetings were attended partly by the Chief Executive Officer.
As regards its charter governing internal proceedings, the Nomination and Governance Committee has the following duties:
•	preparing selection criteria and appointing procedures for members of the Board of Directors. This involves pre-selecting candidates and in particular assessing their skills and integrity;

•	evaluating periodically and at least annually the size and composition of the Board of Directors and advising the Board of Directors in relation thereto;
•	evaluating periodically and at least annually the functioning of the Board of Directors and its members and the results thereof to the Board of Directors;
•	supervising the retirement schedule of the directors;
•	considering the resignation of a director who has changed his/her principal occupation and informing the Board of Directors as to whether or not the Nomination and Governance Committee recommends that such director resigns;
•	recommending to the Board of Directors the number and names of proposed nominees for election as director at the Annual General Meeting of shareholders;
•	reviewing the direct or indirect relationships of members of the Board of Directors with the Issuer or its management and assisting the Board of Directors with its determination of the independence of directors;
•	supervising the management development program for the Chief Executive Officer and senior management;
•	advising the Board of Directors in relation to Nomination and Governance criteria for senior management;
•	preparing an annual report on its discussions and conclusions for the Board of Directors.
16.4.4.	Strategy and M&A Committee
The Strategy and M&A Committee was created by the Board of Directors at a meeting held on June 2, 2006. The rules and regulations for the Strategy and M&A Committee will be submitted for approval at a future meeting of the Board of Directors. At the same June 2, 2006, the following persons were appointed to the Strategy and M&A Committee:
•	Johannes Fritz (a non-executive and non-independent director) (Chairman);
•	Kent Atkinson (a non-executive and independent director);
•	Geoffrey Fink (a non-executive and non-independent director); and
•	Michel Soublin (a non-executive and independent director).
16.4.5.	Corporate governance
When setting up its corporate bodies, the Issuer took into account a very large number of recommendations contained in the Bouton report entitled “Pour un meilleur gouvernement des entreprises cotées” (“Towards a better governance of listed companies”) and the proposals made in the Dutch corporate governance code. The Issuer carefully monitors changes in these recommendations, in order to take these changes into account, such as the recommendations made by the Monitoring Committee Corporate Governance Code in their 2005 report, and strives to ensure the transparency and the coordinated functioning of its corporate bodies.
In accordance with the Dutch corporate governance code, the Issuer intends to comply with the “apply or explain” principle with respect to any past or future divergences from the Dutch corporate governance code.
As of the date of this prospectus, the Issuer notes the following divergences:

•	In accordance with best practice provision II.1.6 of the Dutch corporate governance code, the Issuer has implemented a Whistleblower Code, which has been published on its web site. The Issuer has not appointed yet a Confidential Adviser to whom employees may report suspected irregularities in full confidence and with no fear of reprisals, if employees consider reporting internally to the manager inappropriate. The Issuer plans to appoint a Confidential Adviser in 2006.
•	Best practice provision II.2.2 of the Dutch corporate governance code indicates that if a company grants unconditional options to Board members, it shall apply performance criteria when doing so and the options should in any event not be exercised in the first three years after they have been granted. This best practice provision is not complied with, as the Issuer has granted unconditional options without applying performance criteria to the Executive Chairman, which options are vested and may be exercised in full upon expiration of its Executive Chairman mandate on December 2, 2007, further to the completion of the Combination Agreement.
•	Best practice provision II.2.5 of the Dutch corporate governance code is not complied with, as certain conditions regarding the options granted to the Chief Executive Officer have been modified during the term of the options. On January 31, 2006 the General Meeting of shareholders decided to amend the Issuer’s remuneration policy of the Chief Executive Officer as per the completion of the Contribution in Kind. With respect to long term or deferred incentive, the remuneration policy has been amended as follows: Unless the employment with Axalto International SAS or the Issuer is terminated for willful misconduct (“faute lourde” within the meaning established by the French Supreme Court case law), any option rights will vest automatically upon decision of termination of the Chief Executive Officer and will remain exercisable for the full term of the option, notwithstanding any early termination provided in the GEIP and the relevant sub-plan, and all other eventual equity-based schemes will continue to vest even after the date of termination.
•	Best practice provision III.8.1 of the Dutch corporate governance code is not complied with, as the Executive Chairman of the Board is an executive director. On January 31, 2006 the General Meeting of shareholders appointed the Executive Chairman as per the date of completion of the Contribution in Kind, as required under the Combination Agreement, for a term of eighteen months beginning on the date of completion of the Contribution in Kind, as required under the Combination Agreement.
•	Best practice provision III.8.4. of the Dutch corporate governance code is not complied with, as only five out of ten members of the Board of Directors are independent non-executive directors. Also in accordance with best practice provision III.2.1 of the Dutch corporate governance code, all but one of the non-executive members of a one-tier board must be independent within the meaning of best practice provision III.2.2. Three of the Issuer’s eight non-executive members of the Board of Directors are not independent, as each of these three members are also a member of the management board or supervisory board — or are a representative in some other way — of a legal entity which holds at least ten percent of the shares in the Issuer, which entity is not a member of the same group as the Issuer.
•	In accordance with best practice provision IV.3.6 of the Dutch corporate governance code, the Issuer is required to place the information, which it is required to publish pursuant to the provisions of company law and securities law on its website. The Issuer did not comply entirely with this best practice provision in 2005. This situation will be rectified in 2006.
The Board of Directors has adopted a Code of Practice, which includes corporate governance principles. In addition, the Issuer has introduced charters governing internal proceedings of the Board of Directors and its Committees.
Gemalto’s corporate governance principles and charters are described in detail and placed on the Issuer’s website (www.gemalto.com), on which they can be obtained free of charge.
For information about the Articles of Association with respect to public offers, see Part II - Section 21.2.6 “Provisions of the Issuer’s articles of association, statutes, charter or bylaws that would have an effect of delaying, deferring or preventing a change in control of the Issuer”.

Charters governing internal proceedings of the Board of Directors
The Charter governing internal proceedings of the Board of Directors were adopted by the Board of Directors.
The Board of Directors’ charter states that a director should not hold more than five memberships of a board of directors, executive board or supervisory board of any companies other than the Issuer or its subsidiaries, unless the Board of Directors has approved such memberships. The Chief Executive Officer may not be a member of any executive board or supervisory board of any companies other than the Issuer or its subsidiaries, unless otherwise approved by the Board of Directors. Directors may not hold any office within a board of directors, executive board or supervisory board of a company that is, or is liable to be, a significant competitor or customer of the Gemalto group. The( Executive) Chairman of the Board of Directors may only be chairman of one other listed company.
A director may, however, continue to hold such positions with other companies that he/she holds at the time of his/her appointment.
Non-executive directors must inform the Nomination and Governance Committee and/or the Board of Directors if they are nominated for election to the board of directors, executive board or supervisory board of another company, and if there is any change to their status as director of any other board.
The Chief Executive Officer will consult the Board of Directors before any senior manager of the Issuer accepts the appointment to the board of directors, executive board or supervisory board of a company that is, or is liable to be, a major supplier, contractor or consultant of the Issuer, and will inform the Board of Directors of any outside board memberships accepted by a senior manager of the Issuer.
The Board of Directors and each of its Committees will carry out an annual self-assessment. At least once a year, the Board of Directors meets without the Chief Executive Officer to assess the performance of non-executive directors as a group and individually.
In accordance with the Board of Directors’ charter governing internal proceedings, the directors and members of each Committee may meet with the Issuer’s group’s management and employees at any time. In order to prepare the agenda for meetings of the Board of Directors and Committee meetings, the (Executive) Chairman of the Board of Directors and the chairmen of the Committees seek suggestions from directors in order that senior executives or others may make appropriate presentations in these meetings. The Board of Directors may, at the Issuer’s expense, make use of external advisors, particularly lawyers, auditors and other consultants, when it deems this necessary to the fulfillment of its duties. The functioning of the Board of Directors and its members is evaluated annually by the Nomination and Governance Committee as described in section 16.4.3 “Nomination and Governance Committee”.
The Board of Directors provides the General Meeting of shareholders with all information requested, provided that this is not contrary to an overriding interest of the Issuer. If the Board of Directors invokes an overriding interest, it must give reasons therefore.
Confidentiality and insider trading policy
In accordance with Dutch legislation with respect to insider trading (Wet toezicht effectenverkeer 1995), the Issuer has a confidentiality and insider trading policy.
In accordance with Dutch legislation and the rules set forth in this policy, the directors must, within two weeks of their appointment, notify the AFM of the number of securities of Gemalto and its affiliated companies that they hold. Directors must also promptly notify the AFM of any change in the number of these securities that they hold.
Directors are required to report to the French AMF, by way of electronic mail, any transactions relating to Gemalto common stock entered into by them within five trading days from the time these transactions are entered into. They must also transmit to the French AMF the trade confirmations of these transactions and provide Gemalto with a copy of the report made to the French AMF. This information is communicated on the French AMF website.

This obligation to report information to the Issuer also applies to persons closely related to directors, in accordance with the definition of close relations in the Decree Market Abuse as entered into force on October 1, 2005.
Furthermore, Gemalto is required to draw up, update and transmit to the French AMF a list of the persons, either insiders or third parties, having access to material non-public information related to Gemalto.
The Issuer’s confidentiality and insider trading policy also states that directors are prohibited from participating in transactions concerning Gemalto securities for a period of two months prior to the date on which annual or consolidated financial statements are made public, and for a period of three weeks prior to the date on which quarterly and half-year figures are made public. Directors may not participate in transactions concerning Gemalto securities if they hold inside information that has not yet been made public.
The Issuer has implemented in its organization the new regulations resulting from the implementation of the European ‘Market Abuse’ Directive (2003/6/EC) and will amend its confidentiality and insider trading policy accordingly.
Code of Ethics
The Board of Directors adopted a document entitled “Corporate values and principles”, which has subsequently been developed into a Code of Ethics. The Board of Directors expects the directors to act in accordance with ethical principles at all times, and to state their acceptance of the principles described in the Code of Ethics. The Issuer will not tolerate any infringement of ethical principles by its directors. In the event of a conflict of interest, even potential, the director concerned must inform the (Executive) Chairman of the Board of Directors and the other directors as quickly as possible. If the conflict of interest has occurred or cannot be resolved, the director must temporarily cease attending meetings of the Board of Directors or resign.
This Code of Ethics has been communicated to all Gemalto employees through various means, i.e. through individual training, collective training, via the intranet and through its inclusion in rules governing internal proceedings.
16.4.6.	Internal control
In accordance with the requirements of Article L. 621-18-3 of the French monetary and financial code and Article L. 225-37 of the French commercial code, and in accordance with the Dutch corporate governance code, the Board of Directors reports on the way in which the Board of Directors’ activities are prepared and organized, and on the Issuer’s group’s internal control procedures during 2005.
The Issuer has based its corporate governance on international best practice, and took into account French and Dutch recommendations when setting up its corporate bodies. The Issuer took the same approach when setting up and deploying its internal control procedures. In this respect, the Issuer intends to remain at the forefront of developments as regards corporate governance and internal control practices, and will take all measures it deems necessary to comply with new recommendations or regulatory requirements such as the recommendations made by the Monitoring Committee Corporate Governance Code in their 2005 report. The Issuer is not currently planning to make any significant changes that would adversely change its internal control procedures.
The strategy and risks of the Issuer’s business and the Board of Directors’ assessment of the structure and operation of the internal risk management and control procedures implemented within the Issuer’s group during 2005 were discussed with the Audit Committee and the external auditors.
The Board of Directors, to the best of their knowledge and belief, is of the opinion that the Issuer’s internal control system provides a reasonable level of assurance and that they are adequate and have operated effectively in the year 2005.
To guarantee the quality and reliability of the financial information produced, the Issuer has adopted a permanent process to ensure constant improvements in internal controls.

16.4.6.1.	Preparation, organization and work done by the Board of Directors
Preparation and organization of work done by the Board of Directors
Details on the members of the Board of Directors, their organization and duties are provided in section 16.1 “Board of Directors”.
Duties and operation of the Board of Directors’ Committees
In accordance with the Articles of Association, the Board of Directors has set up three Committees: an Audit Committee, a Compensation Committee, and a Nomination and Governance Committee. Details on the members of the Committees, their duties and operations are provided in Part II — Section 16.4 “The Committees”.
16.4.6.2.	Internal control within the Gemalto group
Internal control environment
Gemalto’s management regards internal control as a responsibility that is shared by all managers and that is met by implementing within the Issuer a set of processes and procedures intended to provide reasonable assurance that the Board of Directors objectives will be attained. These objectives concern:
•	the conduct of business in compliance with internal policies and rules, and operational effectiveness;
•	the reliability of financial information, both published and used internally to assess performance and allocate resources;
•	compliance with laws and regulations in force in the countries in which the Issuer operates;
The Issuer has defined corporate governance rules with which it intends to comply.
It has also defined internal control principles and procedures applicable to its main transaction cycles and to its central functions. These principles and rules are codified in financial procedures, and include:
•	ethical rules that apply to the conduct of business;
•	authorizations to bind the Issuer (contracts, purchases, various commitments);
•	controls and authorizations required in procedures relating to sales, purchases, cash inflows and outflows, payroll and so forth;
•	the accounting policies defined by the Issuer;
•	the rules applicable to the production of financial reports;
•	cash management and exchange rate risk management;
•	the arrangement of external and internal financing for subsidiaries;
•	the creation and liquidation of legal entities within the Gemalto group;
•	acquisitions of assets or shares in companies;
•	capital expenditure.

Internal control is based on granting extended responsibilities and powers to the managers of subsidiaries, to management entities and to their functional teams (operational audit, legal, HR), which are in charge of applying the policies, standards, guidelines and procedures defined by the Gemalto group’s management, which are regularly reviewed by the Board of Directors through its Committees.
The Issuer’s internal control system cannot provide absolute assurance, but aims at a reasonable level of assurance, that realization of objectives is monitored, that financial reporting is reliable and, where relevant, that compliance with applicable laws and regulations is achieved.
Corporate Governance
When setting up its corporate bodies, the Issuer took into account the French financial security act (Loi sur la sécurité financière) along with a large number of recommendations contained in the Bouton report entitled “Pour un meilleur gouvernement des entreprises cotées” (“Towards a better governance of listed companies”) and in the Dutch corporate governance code “Tabaksblat”). The Issuer intends to ensure the transparency and the co-coordinated functioning of its corporate bodies, and pays close attention to changes in these recommendations and proposals.
As a result, the Board of Directors has adopted a Code of Practice, in order to apply the most effective corporate governance principles to the entire Gemalto group. In addition, Gemalto has introduced rules governing internal proceedings within the Board of Directors and its Committees.
Gemalto’s corporate governance principles are described in detail in an information document for its shareholders. A copy of this document may be obtained free of charge on Gemalto’s internet site (www.gemalto.com).
Internal Audit
Gemalto’s Internal Audit department was composed of three persons in 2005 and drew on additional resources from various operational teams when larger audits were conducted.
Internal Audit’s main duty is to audit Gemalto group entities with the aim of:
•	assessing and evaluating the effective implementation of policies and rules drawn up by the Gemalto group’s management regarding the conduct of business and the protection of Gemalto’s assets;
•	ensuring compliance with laws and regulations in force in the countries in which the Gemalto group entities operate;
•	ensuring the reliability and integrity of financial information produced;
•	ensuring that the Gemalto group’s values are understood and complied with at all the various organizational levels.
This work is co-coordinated with the work done by the external auditors. Internal Audit’s other duties consist of:
•	providing advice in various areas to Gemalto’s operational subsidiaries and central functions, with the aim of increasing the efficiency of operations;
•	recruiting young professionals who show a high level of potential and have the ability to become senior executives within the Gemalto group.
The Internal Audit department has direct and unlimited access to the Audit Committee, and to Gemalto group’s operations, documents and employees.

The head of Internal Audit’s hierarchical superior is Gemalto’s Chief Financial Officer and he/she is directly accountable to the chairman of the Audit Committee.
Internal Audit conducted several systematic and ad hoc audits. The audit findings were discussed with the management of the related reporting units. The main audit findings were reported regularly to the Audit Committee.
Self-assessment of internal control
The implementation of internal controls within Gemalto is based on annual self-assessment carried out by each subsidiary and management entity. The aim of self-assessment is to identify any weaknesses in the implementation of the Gemalto group’s policies and procedures, and to rectify them as quickly as possible.
The main self-assessment tool is the internal control questionnaire, which was drawn up and is regularly updated by Gemalto’s Internal Audit department. This Internal Control Questionnaire covers the key aspects of the control environment and the management of entities’ operational and financial risks.
The results of this self-assessment are systematically reviewed by Gemalto’s Internal Audit and management, which also ensure that any required corrective action is carried out.
Gemalto’s main entities applied internal control self-assessment procedures under the supervision of Internal Audit in the first quarter of 2005. Results of the internal control questionnaire were reported to the Audit Committee and Internal Audit evaluated the self-assessment during the compliance reviews performed during 2005.
Control of financial information
The production and control of financial information are organized so as to be consistent with Gemalto’s operational organization. To ensure the quality and exhaustiveness of the financial data produced and reported, the Gemalto group has set up a system for co-coordinating and controlling results and activity.
Budget and permanent forecast updating process
The budget process covers all operational entities and central departments, including the Treasury. The main phases of the process are as follows:
•	in November, each segment and functional department draws up a budget for the following year; these budgets are combined into an annual plan for the Gemalto group and presented to the Board of Directors in December;
•	whenever changes in activity justify it, current-quarter and current-year forecasts for the two segments are reviewed and updated.
Monthly report
The monthly report is a major component of Gemalto’s system for producing and controlling financial information that is used internally and published. It is the main tool used by the Gemalto group’s senior executives for controlling and co-coordinating activity.
It is made up of several documents prepared by the managers of operational entities and central departments on the basis of statements and key financial indicators (revenue, standard margin and gross profit, operating expenses, net financial items, net cash position, inventory levels, accounts receivable etc.). As well as figures, it includes comparisons with forecasts and previous-year results, along with explanatory comments and updated forecasts if necessary.
Monthly and quarterly results are reviewed and discussed in meetings held in the first few days of the following month by Gemalto’s Chief Executive Officer, in which the Chief Financial Officer of the Gemalto group participates. These meetings are attended by the heads of the Cards and POS Terminals segments and their operational auditors, the head of accounting and the head of Internal Audit, along with regional and product line managers.
This rigorous and systematic process involves the combined review and analysis of results, activity and forecasts at the end of every month and quarter, covering all main levels of the Gemalto group’s operational organization. It is fundamental to the quality and reliability of the financial information produced.
A specific report for the Board of Directors is prepared every month by the Chief Financial Officer. It covers the activity of the month, the updated income statement forecast for the current quarter and year for the two activity segments and the group, a review of the net cash and debt positions and of the evolution of the receivable collection performance and of the level of the inventory relative to the activity forecast.
Business reviews
The main aim of business reviews is to ensure that actions undertaken are appropriate to the Gemalto group’s ambitions. They form a key part of the activity co-ordination and monitoring system. These reviews are carried out every quarter by regional, segment and product line managers.
A review of the activity of the last months and of the expected evolution is presented by the Chief Executive Officer and the Chief Financial Officer at each meeting of the Board of Directors.
Common group accounting standards and policies
All Gemalto entities draw up the financial statements used to produce consolidated group financial statements using IFRS accounting standards since January 1, 2005. The content and form of these financial statements and the accounting policies used to produce them are subject to periodic review, as above.
The standardized financial statements drawn up by all operational entities according to these procedures are processed using a single system for consolidating and analyzing data, specific to the Gemalto group.
17.	EMPLOYEES
17.1.	Number of Employees
As of December 31, 2005, Gemalto had 5,142 employees worldwide, of whom 83% held permanent posts and 17% were temporary staff, broken down as follows: 3,304 production employees, 729 in sales and marketing, 749 in research and engineering and 355 in general administration.
The breakdown of employees by business line as of December 31, 2003, 2004 and 2005 was as follows:

	Number of employees as of December 31
Division	2003	2004	2005
Cards	4,297	4,666	4,970
POS terminals	159	131	142
Central services	17	26	30

Total	4,473	4,823	5,142
The breakdown of employees by operating region as of December 31, , 2003 ,2004 and 2005 was as follows:

	Number of employees as of December 31
Region	2003	2004	2005
Europe, Middle East and Africa	2,557	2,590	2,608
Americas	1,179	1,271	1,449
Asia	737	962	1,085

Total	4,473	4,823	5,142
Gemalto believes that its personnel, in particular their motivation and dedication to customer service worldwide, is one of its major assets.
Gemalto generally recruits its employees from candidates who have less than two years’ employment experience with a view to training and promoting future managers from within the business. It encourages its employees to take responsibility early in their careers and rotates them through different areas of the business every few years. This strategy is called a “career without borders” and the Issuer believes it improves employees’ training and creates strong relations between employees and with the Issuer, while also offering opportunities for advancement within the business. Gemalto also seeks to transfer its employees among different geographic regions and among mature and emerging markets as part of their development. Gemalto maintains diversity in its workforce, currently drawing its employees from nearly 65 different nationalities and its policy is to hire individuals who are local and could potentially become Gemalto’s future managers in their country of origin. The Issuer conducts performance reviews on an annual basis and has a system for identifying personnel with high potential and key contributors. Gemalto believes that its high employee retention rate is due to these policies and their consistent application over time and around the world.
The number of employees belonging to trade unions varies from country to country and Gemalto has entered into several collective bargaining agreements. The Issuer renews or replaces its various labor arrangements when they expire. There are no material labor agreements or other arrangements whose expiration is pending and which the Issuer does not expect to be satisfactorily renewed or replaced in a timely manner.
Gemalto has not in the past experienced any major strikes or work stoppages. It believes that relations between management and employees are generally good.
17.2.	Shareholdings and stock options
See Part II — Section 15.1 “Amount of remuneration paid and benefits granted to members of the Administrative, Management and Supervisory Bodies and Senior Management”.
17.3.	Arrangements for involving the employees in the capital of the Issuer
17.3.1.	Employee profit-sharing and incentive plans
In certain countries, the policy for remunerating employees is dependent on hitting targets.
Many Gemalto employees receive remuneration under a plan for sharing in the Issuer’s results. These plans, in accordance with local legislation, offer either a share of the Issuer’s profits or the matching of voluntary contributions paid into a Issuer savings plan.
Gemalto has also set up a Group Savings Plan, enabling employees of its French subsidiaries to invest in various mutual funds, of which one invests exclusively in Gemalto shares.
In the United States, employees can pay voluntary contributions into a savings plan, which are matched by the Issuer. Depending on the Issuer’s results, an additional payment can be served.

17.3.2.	Issues of stock to employees
In 2005, under the GESPP 2005, the Issuer offered eligible employees the opportunity to buy shares in the Issuer as part of a capital increase reserved for employees.
In accordance with the shareholders resolutions adopted on March 18 and April 21, 2004, the Board of Directors resolved on February 25, 2005 that the Issuer would issue a maximum number of 535,000 shares under the GESPP 2005.
The GESPP 2005 has been implemented in eleven countries (Brazil, United Arab Emirates, Spain, USA, France, Turkey, Hong Kong, India, Mexico, UK and Singapore). In some countries, it includes specific arrangements intended to enable employees to benefit from preferential tax treatment. It is available to expatriate employees.
In France, subscription to the new shares has been open to those employees to whom this capital increase is reserved, through the FCPE Axalto Actions Relais (the “FCPE”). Participation in the FCPE does not give rise to direct ownership of shares or the right to acquire shares in the Issuer.
The price of these shares, offering dividend rights as of January 1, 2005, and reserved for employees of the Issuer was set on July 1, 2005 at €20.98, representing a discount of 15% of the lowest of (i) the closing share price of the Gemalto share on the Eurolist of Euronext Paris the first day of the subscription period (June 20, 2005) and (ii) the closing share price of the Gemalto share on the Eurolist of Euronext Paris the last day of the subscription period (July 1, 2005 ).
The offer reserved for employees led to the creation of 87,767 new shares, representing around 0,21% of the Issuer’s capital.
17.3.3.	Employee stock option plans
In accordance with shareholders resolutions adopted on March 18 and April 21, 2004, the creation of a Global Equity Incentive Plan (GEIP) was approved for Gemalto group employees.
The GEIP, which will end on April 21, 2014, allows different types of arrangements depending on the country concerned and the type of options offered, including:
•	Stock options
•	restricted share units, intended for certain employees, which give employees the right to acquire shares at the end of a given period of time and under certain conditions. Restricted share units do not give holders any of the rights conferred by common stock.
•	share appreciation rights, intended for certain employees, which enable employees to receive, in either cash or shares, the difference between the share price on the share appreciation right exercise date and the strike price of the share appreciation right determined on the grant date.
The total number of options that may be granted under the GEIP will potentially enable employees to acquire up to 7 million new or existing Issuer shares during the life of the GEIP.
In its September 2, 2005 meeting the Board of Directors resolved that the 2005 GEIP would apply to employees in the following twenty one countries: Brazil, Canada, China, Czech Republic, France, Germany, Hong Kong, Hungary, India, Italy, Japan, Malaysia, Mexico, Netherlands, Singapore, Spain, Taiwan and Turkey, United Arab Emirates, United Kingdom, United States.
The number of options granted under the 2005 GEIP will potentially enable employees to buy around 700,000 new or existing shares, i.e. approximately 1.7% of the Issuer’s fully paid-up share capital.

17.3.4.	Stock options granted to the top ten senior management (excluding directors) and stock options exercised by the top ten senior management (excluding directors)
Stock options granted to the top ten senior management (excluding directors) and stock options exercised by the top ten senior management (excluding directors) as of December 31, 2005

	GEIP 2004	GEIP 2005
Total number of options granted to the top 10 senior management (excluding directors) (1)	880,000	200,000

For 15,000 Options June 1st and for
Date of the Board of Directors	April 2, 2004	185,000 Options September 2, 2005

For 15,000 options June 1st and for
Grant date	May 17, 2004	185,000 Options September 8, 2005

Starting date for exercise of the options

- France	At least four years after the grant date	At least four years after the grant date

- United Kingdom	At least three years after the grant date	At least three years after the grant date

	Successive 25% exercise period each year	Successive 25% exercise period each year
	upon	upon
- other countries	one-year of grant	one-year of grant

Strike price (€)	14.80	(15,000 at 22.41) and 185,000 at 30.65

	Tenth anniversary of the grant date,	Tenth anniversary of the grant date,
	except	except
Expiry	in France (1)	in France (2)

(1)	No other options were granted to the top 10 senior management (excluding directors) during the financial years 2004 and 2005. Each option gives right to one share.

(2)	Nine years and six months for employees of the Gemalto group’s French companies.
In the event the Issuer decides to issue new shares upon exercise by the top ten recipients of stock options (excluding directors) of the options which have been granted to them under the GEIP 2005, the earning per share dilution would be equal to around $0.009 per share or 0.64% Such dilution is based on the Treasury Stock method (see note 28 under Part II — Section 20.1.5 “Notes to the audited combined and consolidated financial statements).
Stock options exercised by top ten senior management (excluding directors)
9,282.

17.3.5.	Historical data on stock options granted to employees (excluding the top ten senior management and excluding directors) and stock options exercised by employees (excluding the top ten senior management and directors)
Stock options granted to employees (excluding the top ten senior management and excluding directors)

	GEIP 2004	GEIP 2005
Total number of options granted to employees (excluding the top ten senior management and excluding directors)	1,718,000	350,000

Date of the Board of Directors	April 2, 2004	September 2, 2005

Grant date	May 17, 2004	September 8, 2005

Starting date for exercise of the options

- France	At least four years	At least four years
	after the grant date	after the grant date

- United Kingdom	At least three years	At least three years
	after the grant date	after the grant date

	Successive 25% exercise	Successive 25% exercise
	period each year upon	period each year upon
- other countries	one-year of grant	one-year of grant

Strike price (€)	14.80	30.65

	Tenth anniversary of	Tenth anniversary of
	the grant date, except	the grant date, except
Expiry	in France (1)	in France (1)

(1)	No other options were granted to employees (excluding the top senior management and excluding directors). Each option gives right to one share.

(2)	Nine years and six months for employees of the Gemalto group’s French companies.
Stock options exercised by employees (excluding the top ten senior management and excluding directors)
70,060.
18.	MAJOR SHAREHOLDERS

18.1.	Identification of Shareholders

18.1.1.	Current breakdown of share capital
Taking into account the Gemalto share capital increase that occurred upon the completion of the Contribution in Kind, for an aggregate nominal amount of €21,985,104, by the issuance of the New Shares (see Part I — “The Combination” of this prospectus), the breakdown of Gemalto’s share capital is, as of the date of this prospectus, as follows:

	Number of Shares	% of share capital	% of voting rights

Directors	120,000	0.19	0.19

Employees	285,022	0.46	0.46

TPG	12,744,448	20.37	20.46

Quandt Family	9,240,656	14.77	14.83

Fidelity Funds — SICAV(1)	1,882,839	3.01	3.02

Public	38,027,518	60.78	61.04

Treasury shares(2)	263,056	0.42	0

Total	62,563,539	100	100

Total ex treasury shares	62,300,483	—	—

(1)	Pursuant to the “Disclosure of Major Holdings in Listed Companies Act 1996” on November 21, 2005, Fidelity Funds SICAV notified the AFM that it held 5.26% of the share capital of the Issuer at such date. On February 13, 2006, Fidelity Funds SICAV notified both the AFM and the Issuer that its percentage holding in the share capital of the Issuer decreased to 4.64%.

(2)	On May 31, 2006, Gemalto held 263,056 of its own shares acquired pursuant to the liquidity program and the share buy-back program for vested stock options (see Part II — Section 21.1.3 “Number, book value and face value of shares in the Issuer held by or on behalf of the Issuer itself or by subsidiaries of the Issuer” of this prospectus).
18.1.2. Breakdown of share capital after completion of the Offer
After completion of the Offer, following the Contribution in Kind by TPG and the Quandt Family pursuant to the Combination Agreement (see Part I — “The Combination” of this prospectus), and assuming that all of the remaining Gemplus shares are tendered, TPG and the Quandt Family will hold respectively 13.99% and 10.14% of the share capital and 14.03% and 10.17% of the voting rights of Gemalto on a non diluted basis, and 13.39% and 9.71% of the share capital and 13.42% and 9.73% of the voting rights of Gemalto on a fully diluted basis, taking into account the number of Gemplus outstanding shares as at May 31, 2006, i.e., 631,867,665 Gemplus shares (excluding the 760,506 Gemplus Treasury shares held, as at June 6, 2006, that will not be tendered to the Offer).
Further details on the breakdown of the share capital after the Offer will be provided in the note d’information, which will be published in connection thereto.
18.2.	Whether the Issuer’s major shareholders have different voting rights, or an appropriate negative statement
There are no differences in the voting rights of the Issuer’s major shareholders, such voting rights being attributed on the basis of one vote per share.
18.3. Control of the Issuer
As of the date of this prospectus, the Issuer is not a controlled company. Furthermore, to the Issuer’s best knowledge, there is no shareholders agreement relating to Gemalto.
18.4. Arrangements which may result in a change in control of the Issuer
To the Issuer’s best knowledge, there are no arrangements the operation of which may at a subsequent date result in a change in control of the Issuer.
19. RELATED PARTY TRANSACTIONS
Other than the Separation Agreement with Schlumberger B.V., the Combination Agreement with Gemplus, TPG and the Quandt Family and the Contribution in Kind Agreements with TPG and the Quandt Family, all described in

Part II — Section 22 “Material contracts” of this prospectus, the Issuer has not entered into any related party transactions (as set out in the Standards adopted according to the Regulation (EC) No 1606/2002), as of January 1, 2003 until the date of this prospectus.
20.	FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES
The Issuer presents in this Part II — Section 20 of this prospectus audited historical financial information covering the latest 3 financial years, in compliance with Section 20.1 of Annex I of Commission regulation (EC) No. 809/2004 of April 29, 2004 implementing directive No. 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements:
•	with respect to fiscal year ended on December 31, 2003: audited statutory financial statements prepared in accordance with Dutch GAAP and expressed in euros (see Part II — Section 20.2.1 “Audited statutory financial statements for the period ended December 31, 2003” of this prospectus).

•	Such audited statutory financial statements include audited company-only financial statements and explanatory notes. The Issuer did not prepare consolidated financial statements for that period as it benefited from the exemptions ex article 408 Part 9, Book 2 of the Netherlands civil Code as the Issuer then belonged to Schlumberger B.V.

•	with respect to fiscal year ended on December 31, 2004: audited statutory financial statements prepared in accordance with Dutch GAAP and expressed in US dollars since the Issuer had then requested from the Dutch tax authorities (Belastingdienst) and obtained with effect as of January 1, 2004, the permission to report its financial statements as expressed in US dollars (see Part II — Section 20.2.2 “Audited statutory financial statements for the period ended December 31, 2004” of this prospectus).

•	Such audited statutory financial statements include (i) audited consolidated financial statements and (ii) company-only financial statements, each with explanatory notes. The 2003 audited combined financial statements presented for comparative purposes have been prepared in accordance with US GAAP and are expressed in US dollars. Such 2003 audited combined financial statements are presented as they were presented in the Issuer’s document de base prospectus established in connection with its initial public offering in 2004 (see French AMF registration No. I. 04-0037 dated March 22, 2004).

•	with respect to fiscal year ended on December 31, 2005: audited statutory financial statements expressed in US dollars (see Part II — Section 20.2.3 “Audited statutory financial statements for the period ended December 31, 2005” of this prospectus).

•	Such audited statutory financial statements include (i) audited consolidated financial statements prepared in accordance with IFRS and (ii) company-only financial statements prepared in accordance with Dutch GAAP with IFRS measurement, each with explanatory notes. Such audited consolidated financial statements include a note 3.2 describing the reconciliation to IFRS of the 2004 audited consolidated financial statements initially established in accordance with Dutch GAAP.

•	The Issuer also presents in this Part II — Section 20 of this prospectus the group’s audited consolidated financial statements with respect to fiscal year ended on December 31, 2005 prepared in accordance with IFRS and expressed in US dollars, along with explanatory notes, as they are presented in the Issuer’s 2005 annual report available on the Issuer’s website since May 2, 2006 (see Part II — Section 20.1 “Audited consolidated financial statements for the period ended December 31, 2005” of this prospectus). Such audited consolidated financial statements include a note 3.2 describing the reconciliation to IFRS of the group’s 2004 audited consolidated financial statements initially established in accordance with US GAAP.

•	Furthermore, the Issuer presents in this Part II — Section 20 of this prospectus unaudited pro forma condensed combined financial information as of and for fiscal year ended on December 31, 2005 prepared in accordance with IFRS and expressed in US dollars, along with explanatory notes, including (i) an unaudited condensed combined balance sheet as of December 31, 2005, assuming that the Combination was consummated as of that date, and (ii) an unaudited condensed combined statement of income for fiscal year ended December 31, 2005 giving effect to the Combination as if it had been consummated on January 1, 2005, in compliance with Section 20.2 of Annex I and according to Annex II of Commission regulation (EC) No. 809/2004 of April 29, 2004 implementing directive No. 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the format, incorporation by reference and publication of such prospectuses and dissemination of advertisements (see Part II — Section 20.7 “Pro Forma Financial Information” of this prospectus).

20.1. Audited consolidated financial statements for the period ended December 31, 2005
20.1.1. Consolidated balance sheets for the period ended December 31, 2005

		Year ended December 31,
	Notes	2004	2005
		In thousands of US$
ASSETS
Non-current assets
Property, plant and equipment	7	110,516	102,468
Goodwill	8	311,310	276,252
Intangible assets	8	26,557	21,732
Investments in associates	9	5,220	6,963
Deferred income tax assets	27	53,814	49,256
Available for sale financial assets	10	1,553	628
Other non-current assets		1,202	3,122

Total non-current assets		510,172	460,421

Current assets
Inventories	11	122,492	93,331
Trade and other receivables	12	250,409	230,959
Derivative financial instruments	18	7,105	—
Cash and cash equivalents	13	223,820	259,284

Total current assets		603,826	583,574

Total assets		1,113,998	1,043,995

EQUITY
Capital and reserves attributable to the company’s equity holders
Share capital		50,604	50,710
Share premium		551,526	562,746
Treasury shares		—	(4,275)
Fair value and other reserves		6,858	(4,110)
Cumulative translation adjustment		40,490	(16,932)
Retained earnings		52,742	110,620

		702,220	698,759
Minority interest		7,059	2,869

Total equity		709,279	701,628

LIABILITIES
Non-current liabilities
Borrowings	14	30,249	6,908
Deferred income tax liabilities	27	7,038	5,755
Retirement benefit obligation	15	17,369	16,225
Provisions and other liabilities	16	16,224	10,128

Total non-current liabilities		70,880	39,016

Current liabilities
Trade and other payables	17	295,026	270,001
Current income tax liabilities		20,548	15,936
Borrowings	14	8,592	1,835
Derivative financial instruments	18	—	9,151
Provisions and other liabilities	19	9,673	6,428

Total current liabilities		333,839	303,351

Total liabilities		404,719	342,367

Total equity and liabilities		1,113,998	1,043,995

20.1.2. Consolidated income statements for the period ended December 31, 2005

	Notes	Year ended December 31,
		2004	2005
		In thousands of US$
Revenue	20	960,427	992,332
Cost of sales		(644,635)	(671,537)

Gross profit		315,792	320,795
Operating expenses
Research and engineering		(64,108)	(67,340)
Sales and marketing		(110,823)	(114,226)
General and administrative		(56,257)	(59,000)
Other income, net	24	4,035	(224)

Operating income		88,639	80,005

Finance income (expenses), net	25	(6,044)	1,360
Share of profit (loss) of associates		262	1,145

Profit before income tax		82,857	82,510
Income tax expense	27	(25,878)	(23,243)

Profit for the period		56,979	59,267

Attributable to
Equity holders of the company		56,291	57,072
Minority interest		688	2,195

Basic earnings per share	28	1.40	1.41
(in US dollars)
Diluted earnings per share	28	1.38	1.38
(in US dollars)

In thousands
Average number of shares outstanding	28	40,295	40,423
Average number of shares outstanding assuming dilution	28	40,697	41,365

20.1.3. Consolidated statements of changes in shareholders’ equity for the period ended December 31, 2005

In thousands of US$				Attributable to equity holders of the company					Minority	Total equity
									interest
	Number of	Share	Share	Treasury	Shareholders’	Fair value and	Cumulative	Retained
	shares	capital	premium	shares	invested equity	other reserves	translation adj.	earnings

Stockholders’ equity as of January 1, 2004	18,000	23	1,610	—	412,020	129,193	—	(3,345)	9,876	549,377
Movements in fair value and other reserves
- Currency translation adjustments							40,490	(204)		40,286
- Fair value gains (losses), net of tax:
- financial assets available for sale						(1,476)				(1,476)
- cash flow hedges						5,998				5,998

Net income/(expense) recognized directly in equity		—	—	—	—	4,522	40,490	(204)	—	44,808
Profit for the period								56,291	688	56,979

Total recognized income for 2004		—	—	—	—	4,522	40,490	56,087	688	101,787
Employee share option scheme						2,336				2,336
Contribution from Schlumberger					51,191					51,191
Recapitalization and issuance of Share capital, net capital contribution by Schlumberger	40,027,000	50,034	542,370		(463,211)	(129,193)				—
Capital increase reserved to employees	445,668	547	7,546							8,093
Equity of the Phones business of the HSTE JV (*)									1,784	1,784
Dividend									(5,289)	(5,289)

Balance as of December 31, 2004	40,490,668	50,604	551,526	—	—	6,858	40,490	52,742	7,059	709,279

Movements in fair value & other reserves
- Currency translation adjustments							(57,422)		61	(57,361)
- Gain/(losses) on treasury shares						(14)				(14)
- Fair value gains (losses), net of tax:
• financial assets available for sale						(851)				(851)
• cash flow hedges						(13,647)				(13,647)
• machinery and equipment further to HSTE acquisition of minority interest								806	(201)	605

Net income/(expense) recognized directly in equity		—	—	—	—	(14,512)	(57,422)	806	(140)	(71,268)
Profit for the period								57,072	2,195	59,267

Total recognized income for 2005		—	—	—	—	(14,512)	(57,422)	57,878	2,054	(12,002)
Employee share option scheme						3,544				3,544
Contribution from Schlumberger further to dividend payment to HSTE JV minority interest			8,718							8,718
Purchase of Treasury shares, net (135,409 shares)				(4,275)						(4,275)
Capital increase reserved to employees	87,767	106	2,502							2,608
Equity of the Phones business of the HSTE JV (*)									(73)	(73)
Dividend									(6,171)	(6,171)

Balance as of December 31, 2005	40,578,435	50,710	562,746	(4,275)	—	(4,110)	(16,932)	110,620	2,869	701,628

(*) On March 11, 2005, Axalto purchased the 49% minority interests in H.S.T.E., a company located in China of which Axalto had owned 51% until then. A portion of H.S.T.E.’s business includes Schlumberger’s public phones equipment business in China, which is not in the scope of Axalto’s operations. Pursuant to the Separation Agreement signed on March 19, 2004 between Schlumberger and Axalto, Schlumberger has agreed to assume all the risks and rewards of past and future operations of the public phone equipment business in H.S.T.E. As a result, it was not considered appropriate to include the results of operations of the public phones equipment business in the income statement of Axalto.

20.1.4. Consolidated statements of cash flows for the period ended December 31, 2005

		Year ended December 31,
	Notes	2004	2005
		In thousands of US$
Cash flows from operating activities
Cash generated from operations	29	182,671	135,099
Interest paid		(1,910)	(2,493)
Income tax paid		(10,383)	(26,453)

Net cash provided by operating activities		170,378	106,153

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	7	(36,783)	(31,744)
Proceeds from sale of property, plant and equipment		408	558
Purchase of intangible assets	8	(2,547)	(5,130)
Purchase of non-current assets		(173)	(38)
Purchase of investments in other companies		—	(3,717)
Interest received		2,202	6,451
Dividends received		159	229

Net cash used in investing activities		(36,734)	(33,391)

Cash flows from (used in) financing activities
Invested equity		18,335	8,718
Proceeds from issuance of ordinary shares		6,879	2,219
Purchase of shares held in Treasury (net)		—	(4,275)
Gains/(losses) on stock options and treasury stocks transactions		—	(836)
Proceeds from borrowings		26,340	—
Repayments of borrowings		(15,380)	(30,058)
Dividends paid to minority interests		—	(10,128)

Net cash provided by (used in) financing activities		36,174	(34,360)

Net increase in cash and bank overdrafts		169,818	38,402
Cash and bank overdrafts, beginning of period		50,154	223,820
Exchange gains (losses) on cash and bank overdrafts		3,848	(2,938)

Cash and bank overdrafts, end of period	13	223,820	259,284

20.1.5. Notes to the consolidated financial statements for the period ended December 31, 2005
The notes here below are an integral part of the consolidated financial statements. The Issuer is referred to by its former name, Axalto Holding N.V.
All amounts are stated in thousands of US dollars unless otherwise stated.
Note 1 General information
Axalto Holding N.V. (the “Company”) and its subsidiaries (together “Axalto” or the “Group”) manufacture and sell Smart Cards (“Cards”) and Point of Sale Terminals (“POS Terminals”). Cards includes microprocessor, magnetic stripe, memory and other cards and related services for mobile communication, financial, public sector and access applications including licensing of intellectual property rights, and prepaid phone cards. POS Terminals include point of sales terminals, systems and related services. The Group has manufacturing plants and sells around the world.
The Company is a limited liability company incorporated and domiciled in the Netherlands. The address of its registered office is Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands.
The Company was first listed on Euronext Paris on May 18, 2004.

These consolidated financial statements for the year ended December 31, 2005 have been authorized for issue by the Board of Directors of the Company on March 1st, 2006 and are subject to adoption at the annual General Meeting of shareholders on May 19, 2006.
Note 2 Summary of significant accounting policies
2.1 Basis of preparation
The consolidated financial statements of Axalto have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. They include comparative information restated in accordance with the same standards in respect of financial year 2004, except for IAS 32 and IAS 39, which have been applied as from January 1, 2005. In addition, Axalto elected for early application as of January 1, 2005 of the amendment to IAS 39 endorsed by the European Union in 2005. This amendment relates to the application of hedge accounting to future inter-company transactions.
As the Group’s consolidated financial statements were prepared in accordance with the accounting principles generally accepted in the United States of America (US GAAP) until December 31, 2004, the Group applied the specific rules and principles related to first time adoption as defined in IFRS 1. Reconciliations and the description of the effect of the transition from US GAAP to IFRS on the Group’s equity, net income and cash flows are provided in Note 3. As there is no difference for Axalto between previously applied US GAAP and IFRS regarding financial instruments (IAS 39), no reconciliation between previously applied US GAAP and IFRS is presented as of January 1, 2005.
Standards, interpretations and amendments to published standards that are not yet effective
Certain new standards, amendments and interpretations to existing standards have been published that are mandatory for the Group’s accounting periods beginning on or after January 1, 2006 or later periods but which the Group has not early adopted. Management is currently assessing the potential impact of the following standards on the Group operations or disclosures:
•	IAS 19 (Amendment), Employee Benefits (effective from January 1, 2006). This amendment introduces the option of an alternative recognition approach for actuarial gains and losses. It may impose additional recognition requirements for multi-employer plans where insufficient information is available to apply defined benefit accounting. It also adds new disclosure requirements.

•	IAS 39 (Amendment), The Fair Value Option (effective from January 1, 2006). This amendment changes the definition of financial instruments classified at fair value through profit or loss and restricts the ability to designate financial instruments as part of this category.

•	IFRS 7, Financial Instruments: Disclosures, and a complementary amendment to IAS 1, Presentation of Financial Statements – Capital Disclosures (effective from January 1, 2007). IFRS 7 introduces new disclosures to improve the information about financial instruments. It requires the disclosure of qualitative and quantitative information about exposure to risks arising from financial instruments, including specified minimum disclosures about credit risk, liquidity risk and market risk, including sensitivity analysis to market risk. The amendment to IAS 1 introduces disclosures about the level of an entity’s capital and how it manages capital.

•	IFRIC 4, Determining whether an Arrangement contains a Lease (effective from January 1, 2006). IFRIC 4 requires the determination of whether an arrangement is or contains a lease to be based on the substance of the arrangement. It requires an assessment of whether: (a) fulfillment of the arrangement is dependent on the use of a specific asset or assets (the asset); and (b) the arrangement conveys a right to use the asset.

•	IFRIC 6, Liabilities arising from participating in a specific market – Waste Electrical and Electronic equipment (effective from December 1, 2005). Management is currently assessing the impact of IFRIC 6 and believes that it should not have a significant impact on the Group’s operations.

The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of available-for-sale financial assets, and financial assets and financial liabilities (derivative instruments) at fair value through profit and loss.
The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates as explained in note 2.21. It also requires management to exercise its judgment in the process of applying Axalto’s accounting policies.
2.2 Consolidation
(a) Subsidiaries
Subsidiaries are all entities (including special purpose entities) over which Axalto has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether Axalto controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to Axalto.
Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Subsidiary’s accounting policies have been changed where necessary to ensure consistency with the policies adopted by Axalto.
(b) Associates
Associates are all entities over which Axalto has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for by the equity method of accounting and are initially recognized at cost. Axalto’s investment in associates includes goodwill (net of any accumulated impairment loss) identified on acquisition. Axalto’s share of its associates’ post-acquisition profits or losses is recognized in the income statement, and its share of post-acquisition movements in retained earnings is recognized in retained earnings. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When Axalto’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, Axalto does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate. Unrealized gains on transactions between Axalto and its associates are eliminated to the extent of Axalto’s interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.
(c) Transactions and minority interests
The Group applies a policy of treating transactions with minority interests as transactions with parties external to the Group. Disposals to minority interests result in gains and losses for the Group that are recorded in the income statement. Purchases from minority interests result in goodwill, being the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary.
2.3 Segment reporting
A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and returns that are different from those of segments operating in other economic environments.

2.4 Foreign currency translation
(a) Functional and reporting currency
Items included in the financial statements of each of Axalto’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in US dollars, which is the Company’s reporting currency.
(b) Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, except when deferred in equity as qualifying cash flow hedges. Translation differences on non-monetary items, such as equities classified as available-for-sale financial assets, are included in the fair value reserve in equity.
(c) Group companies
The results and financial position of all the Group entities that have a functional currency different from the reporting currency are translated into the reporting currency as follows:
(i)	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;

(ii)	income and expenses for each income statement are translated at average exchange rates; and

(iii)	all resulting exchange differences are recognized as a separate component of equity.
On consolidation, exchange differences arising from the translation of the net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is sold, such exchange differences are recognized in the income statement as part of the gain or loss on sale.
Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.
2.5 Property, plant and equipment
Property, plant and equipment is stated at historical cost, excluding interest expense, less depreciation and, if any, impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to Axalto and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.
Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives, as follows:

Buildings	20-30 years
Leasehold improvement	5-10 years
Machinery and equipment	3-10 years
Leasehold improvements are amortized on a straight-line basis over their estimated useful lives, which cannot exceed the lease term.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.
Gains and losses on disposals are determined by comparing proceeds with the carrying amount and are reflected in operations.
Leases of property, plant and equipment where Axalto has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of interest on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset or the lease term.
2.6 Goodwill and intangible assets
(a) Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary/associate at the date of acquisition. Goodwill on acquisition of subsidiaries is presented separately in the balance sheet. Goodwill on acquisitions of associates is included in ‘investments in associates’. Separately recognized goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose.
Almost all of the net book value of goodwill relates to the acquisition in 2001 of the Card division of the Bull Group, named Bull CP8, and is denominated in euros. The remaining balance of the net book value of goodwill relates to older, smaller acquisitions belonging to the Cards business. As a consequence, the whole goodwill of Axalto is allocated to the Cards segment, considered as the relevant cash-generating unit for that purpose.
(b) Other intangible assets
Other intangible assets are shown at historical cost. Other intangible assets have a definite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of other intangible assets over their estimated useful lives as follows:

Software	3-5 years
Patents and technologies	5-10 years
Other	1-15 years
2.7 Impairment of non-financial assets
Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.8 Investments
Axalto classifies its investments in the following categories: financial assets held through profit or loss, loans and receivables, and available-for-sale financial assets. The classification depends on the purpose for which the investments were acquired. Management determines the classification of its investments at initial recognition and re-evaluates this designation at every reporting date.
(a) Financial assets at fair value through profit and loss
This category has two sub-categories: “financial assets held for trading” and those designated at fair value through profit or loss at inception. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term or if so designated by management. Derivatives are also categorized as “held for trading” unless they are designated as hedges. Assets in this category are classified as current assets.
(b) Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when Axalto provides money, goods or services directly to a debtor with no intention of trading the receivable. They are included in current assets in trade and other receivables in the balance sheet, except for maturities greater than twelve months after the balance sheet date, which are classified as other non-current assets in the balance sheet. Loans and receivables are initially recognized at fair value and subsequently recorded at amortized cost using the effective interest method.
(c) Available-for-sale financial assets
Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets, as management does not intend to dispose of the investment within 12 months of the balance sheet date.
Investments representing less than 20% of the equity of the investee are classified as available for sale financial assets. Available-for-sale financial assets are carried at fair value. Unrealized gains and losses arising from changes in the fair value of available-for-sale financial assets are recognized in equity.
In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered in determining whether the securities are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the income statement. Impairment losses recognized in the income statement on equity instruments are not reversed through the income statement.
2.9 Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first in / first out method. The cost of finished goods and work in progress comprises design costs, raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). It excludes borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Axalto also provides inventory allowances for excess and obsolete inventories. Gains / losses on qualifying cash flow hedges relating to purchases of raw material are kept in equity until the related inventories affect the income statement. At that time, Axalto reclassifies these gains / losses to the income statement.
2.10 Trade receivables
Trade receivables are recognized initially at fair value and subsequently measured at amortized costs using the effective interest method, less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that Axalto will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is recognized in the income statement within general and administrative expenses.
2.11 Cash and cash equivalents
Cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.
2.12 Share capital
Ordinary shares are classified as equity.
Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.
Where any Axalto company purchases the Company’s equity share capital (Treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled, reissued or disposed of. Where such shares are subsequently sold or reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.
2.13 Borrowings
Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless Axalto has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.
2.14 Taxes on income
The provision for income taxes presented in these consolidated financial statements was computed in accordance with the tax rules and regulations of the taxing authorities where the income is earned. All tax assets and liabilities belonging to Axalto entities are shown in the consolidated balance sheets for the periods presented.
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. The deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted at the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.
Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.
Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the Group controls the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.

2.15 Research tax credit
Research tax credits are provided by various governments to give incentives for companies to perform technical and scientific research. Companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid. Therefore these research tax credits are presented as a reduction of research and development expenses in the income statement and included in “Other non-current assets” in the balance sheet. The Company records the benefit of this grant only when all qualifying research has been performed and the Company has obtained sufficient evidence from the relevant government authority that the credit will be granted.
2.16 Research and development cost
Research and development costs mainly comprise software development. Axalto capitalizes eligible software development costs upon achievement of commercial and technological feasibility, reliability of measurement costs and subject to net realizable value considerations. Based on Axalto’s development process, technological feasibility is generally established upon completion of a working model. Research and development costs prior to a determination of technological feasibility are expensed as incurred. Amortization of capitalized software development costs begins when the products are available for general release over their estimated useful life on a straight-line basis, which usually varies between 3 and 6 years. Unamortized capitalized software development costs determined to be in excess of the net realizable value of the product are expensed immediately.
2.17 Employee benefits
(a) Pension and similar obligations
US employee benefit plans
Since May 18, 2004, Axalto employees in the United States benefit from an individual savings plan commonly named ‘‘401k’’ in the United States. According to this plan, the employer matches dollar for dollar the contribution of the employee up to a certain percentage of the eligible compensation. Funds are managed by Fidelity. As this plan qualifies as a defined contribution plan, no liability in the balance sheet was recognized as of December 31, 2004 and 2005.
In 2002, 2003 and until its first listing, Axalto employees were covered by several defined benefit pension plans in the name of Schlumberger Technology Corporation, a wholly owned subsidiary of Schlumberger. Schlumberger Technology Corporation also provides certain health care benefits to former employees who have retired under the US pension plans. Upon the separation from Schlumberger, Schlumberger retained the obligations and liabilities associated with US defined benefits plans.
Non US employee benefit plan
Outside the US, Axalto has sponsored since its first listing several defined contribution plans that cover substantially all employees who are not covered by statutory plans.
In the United Kingdom, in 2004, the employees of Axalto remained under the defined benefit or defined contribution plans managed by Schlumberger at UK level. Schlumberger retained the obligations and liabilities related to the UK defined benefits plans at the date when employees of Axalto in the UK joined the Axalto UK defined contribution plan.
In France, in addition to state social security and other compulsory plans, Axalto provides the following benefits to its employees:
•	Pursuant to applicable French law and labor agreements in force in the industry, a lump sum payment is made to employees upon retirement. The amount of the payment is based on the length of service of the employees and is conditional upon the employee still being employed by Axalto when retiring.

•	Jubilees: after 20, 30 and 40 years of service, active employees receive a lump sum.
The characteristics of these benefits are summarized in note 15.
(b) Share-based compensation
Axalto operates an equity-settled, share-based compensation plan. The fair value of the employee services received in exchange for the grant of the options is recognized as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets). Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. At each balance sheet date, the entity revises its estimates of the number of options that are expected to become exercisable. It recognizes the impact of the revision of original estimates, if any, in the income statement, and a corresponding adjustment to equity over the remaining vesting period.
The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.
(c) Termination benefits
Termination benefits are payable when employment is terminated before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. Axalto recognizes termination benefits when it is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal, or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance sheet date are discounted to present value.
(d) Profit-sharing and bonus plans
Axalto recognizes liabilities and expenses for bonuses and profit sharing. The Group recognizes a provision where contractually obliged or where there is a past practice that has created a constructive obligation.
2.18 Provisions
Provisions for environmental restoration, restructuring costs, legal claims and warranty are recognized when the Group has a present legal or constructive obligation as a result of past events and it is more likely than not that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Provisions are not recognized for future operating losses.
Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.
2.19 Revenue recognition
Revenue comprises the fair value for the sale of goods and services, net of value-added tax, rebates and discounts and after eliminating sales within Axalto. Revenue is recognized as follows:
(a) Products and services revenue
Axalto’s products and services are generally sold based upon contracts or purchase orders with the customer that include fixed and determinable prices and that do not include right of return, other similar provisions or other significant post delivery obligations but for customary warranty terms. Revenue is recognized for products upon delivery when title and risk pass, the price is fixed and determinable and collectibility is reasonably assured. Revenue for services is recognized over the period when services are rendered and collectibility is reasonably assured. Revenue for royalties is recognized when income is earned and collectibility is reasonably assured.

Certain revenues are recognized using the percentage of completion method as services are provided. These services include the development of specific software platforms. Under the percentage of completion method, the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Losses on contracts are recognized during the period in which the loss first becomes probable and can be reasonably estimated.
(b) Multiple element arrangements
Revenue from contracts with multiple elements, such as those including services, is recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements.
(c) Collectibility
As part of the revenue recognition process, Axalto determines whether trade receivables and notes receivable are reasonably assured of collection based on various factors, including the ability to sell those receivables and whether there has been deterioration in the credit quality of customers that could result in the inability to sell those receivables. Axalto defers revenue and related costs when it is uncertain as to whether receivables will be collectable. Axalto defers revenue but recognizes related costs when it determines that the collection of receivables is unlikely.
(d) Deferred and unbilled revenue
Deferred revenue includes amounts that have been billed per contractual terms but have not been recognized as income.
2.20 Leases
Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.
2.21 Use of estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, Axalto evaluates its estimates, including those related to doubtful accounts, valuation of inventories and investments, warranty obligations, recoverability of goodwill, intangible assets and property, plant and equipment, income tax provision and recoverability of deferred taxes, contingencies and litigation and actuarial assumptions for employee benefit plans. Axalto bases its estimates on historical experience and on various other assumptions that, in management’s opinion, are reasonable under the circumstances. These results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Note 3 First time adoption of IFRS
3.1 Basis of transition to IFRS
3.1.1 Application of IFRS 1
The Group has prepared its consolidated financial statements for the years ended December 31, 2001, 2002, 2003 and 2004 in accordance with the accounting principles generally accepted in the United States (US GAAP).

As indicated in Note 2 above, the Group’s consolidated financial statements for the year ended December 31, 2005 are the first annual financial statements established in accordance with IFRS.
Axalto’s date of transition to IFRS is January 1, 2004. The Group prepared its opening IFRS balance sheet as of that date.
The Group’s IFRS adoption date is January 1, 2005.
The Group applied IFRS 1 (First-time adoption of International Financial Reporting Standards) for the preparation of these consolidated financial statements.
In accordance with IFRS 1, the Group has applied certain of the optional exemptions from full retrospective application of IFRS.
3.1.2 Exemptions from full retrospective application elected by the Group
Axalto has elected to apply the following optional exemptions from full retrospective application.
(a) Business combination
Axalto has applied the business combination exemption in IFRS 1. It has not restated business combinations that took place prior to the January 1, 2004 transition date.
(b) Fair value as deemed cost
Axalto has elected to generally maintain property, plant and equipment at their historical net book value as of January 1, 2004.
(c) Employee benefits
Axalto has elected to recognize against equity all cumulative actuarial gains and losses as of January 1, 2004.
(d) Restatement of comparatives for IAS 32 and IAS 39.
The Group has elected to apply this exemption. It applied previous US GAAP rules to derivatives, financial assets and financial liabilities and to hedging relationships for the 2004 comparative information.
As there is no difference for Axalto between previously applied US GAAP and IFRS (IAS 39) regarding financial instruments, no reconciliation between previously applied US GAAP and IFRS is presented as of January 1, 2005.
(e) Share-based payment transaction
The Group has elected to apply the share-based payment exemption: it has therefore applied IFRS 2 from January 1, 2004 to stock option and employee stock purchase plans (SOP and ESPP, respectively) that were issued after November 7, 2002.

3.2 Reconciliations between US GAAP and IFRS
3.2.1 Summary of equity

	January 1,	December 31,	Note in 3.2.6
	2004	2004	below
Total Stockholders’ equity – US GAAP	541,213	705,027
Restatement of “Land and Building” to take into account the component approach and residual value	636	1,617	(a	)
Recognition of actuarial gains and losses on post-employment benefits	(3,625)	(3,600)	(b	)
Impact on deferred taxes of transition to IAS 12	(131)	(254)	(c) & (d2)
Deferred tax on IFRS adjustments	(225)	(570)	(d1)

Capital and reserves attributable to the company’s equity holders – IFRS	537,868	702,220
Minority interest	9,876	7,059

Total Equity — IFRS	547,744	709,279

3.2.2 Reconciliation of balance sheet as of January 1, 2004

				Effect of
	Note in 3.2.6			transition to
	below		US GAAP	IFRS	IFRS

ASSETS
Non-current assets
Property, plant and equipment	(a	)	105,410	636	106,046
Goodwill			287,621		287,621
Intangible assets	(b	)	33,197	(977)	32,220
Investments in associates			4,910		4,910
Deferred income tax assets	(c	)	21,350	(93)	21,257
Available for sale financial assets			1,886		1,886
Other non-current assets (*)			1,029		1,029

Total non-current assets			455,403	(434)	454,969

Current assets
Inventories			103,827		103,827
Trade and other receivables (*)			234,542		234,542
Derivative financial instruments			2,456		2,456
Cash and cash equivalents			50,154		50,154

Total current assets			390,979		390,979

Total assets			846,382	(434)	845,948

EQUITY
Capital and reserves attributable to the company’s equity holders
Share capital
Share premium
Treasury shares
Fair value and other reserves
Cumulative translation adjustment
Retained earnings

			541,213	(3,345)	537,868
Minority interest			9,876		9,876

Total equity			551,089	(3,345)	547,744

LIABILITIES
Non-current liabilities
Borrowings			2,287		2,287
Deferred income tax liabilities	(d	)	5,047	263	5,310
Retirement benefit obligation	(b	)	11,175	2,648	13,823
Provision and other liabilities			22,807		22,807

Total non-current liabilities			41,316	2,911	44,227

Current liabilities
Trade and other payables			218,690		218,690
Current income tax liabilities			11,036		11,036
Borrowings			21,615		21,615
Provisions and other liabilities			2,636		2,636

Total current liabilities			253,977		253,977

Total liabilities			295,293	2,911	298,204

Total equity and liabilities			846,382	(434)	845,948

(*)	Compared with the IFRS consolidated balance sheet as of January 1, 2004 published in the interim consolidated financial statements as of June 30, 2005, $1,029 Long-term deposits were reclassified from “Trade and other receivables” to “Other non-current assets”.

3.2.3 Reconciliation of balance sheet as of December 31, 2004

	Note in			Effect of
	3.2.6			transition to
	below		US GAAP	IFRS	IFRS

ASSETS
Non-current assets
Property, plant and equipment	(a	)	108,899	1,617	110,516
Goodwill			311,310		311,310
Intangible assets	(b	)	27,801	(1,244)	26,557
Investments in associates			5,220		5,220
Deferred income tax assets	(c	)	54,027	(213)	53,814
Available for sale financial assets			1,553		1,553
Other non-current assets (*)			1,202		1,202

Total non-current assets			510,012	160	510,172

Current assets
Inventories			122,492		122,492
Trade and other receivables (*)			250,409		250,409
Derivative financial instruments			7,105		7,105
Cash and cash equivalents			223,820		223,820

Total current assets			603,826		603,826

Total assets			1,113,838	160	1,113,998

EQUITY
Capital and reserves attributable to the company’s equity holder
Share capital			50,604		50,604
Share premium	(f	)	550,312	1,214	551,526
Treasury shares			—		—
Fair value and other reserves	(e	)	4,522	2,336	6,858
Cumulative translation adjustment			40,490		40,490
Retained earnings			59,099	(6,357)	52,742

			705,027	(2,807)	702,220
Minority interest			7,059		7,059

Total equity			712,086	(2,807)	709,279

LIABILITIES
Non-current liabilities
Borrowings			30,249		30,249
Deferred income tax liabilities	(d	)	6,427	611	7,038
Retirement benefit obligation	(b	)	15,013	2,356	17,369
Provision and other liabilities			16,224		16,224

Total non-current liabilities			67,913	2,967	70,880

Current liabilities
Trade and other payables			295,026		295,026
Current income tax liabilities			20,548		20,548
Borrowings			8,592		8,592
Provisions and other liabilities			9,673		9,673

Total current liabilities			333,839		333,839

Total liabilities			401,752	2,967	404,719

Total equity and liabilities			1,113,838	160	1,113,998

(*)	Compared with the IFRS consolidated balance sheet for the year ended December 31, 2004 published in the interim consolidated financial statements as of June 30, 2005, $1,202 Long-term deposits were reclassified from “Trade and other receivables” to “Other non-current assets”.

3.2.4 Reconciliation of net income for the year ended December 31, 2004

	Note in 3.2.6			Effect of transition
	below		US GAAP	to IFRS	IFRS

Revenue			960,427		960,427
Cost of sales	(a),(b),(e),	(f)	(645,027)	392	(644,635)

Gross profit			315,400	392	315,792

Operating expenses
Research and engineering	(b),(e), (f	)	(63,962)	(146)	(64,108)
Sales and marketing	(b),(e), (f	)	(109,842)	(981)	(110,823)
General and administrative	(b),(e), (f	)	(55,216)	(1,041)	(56,257)
Other income (loss), net	(g)			4,035	4,035

Operating income			86,380	2,259	88,639

Finance costs, net	(b)		(5,424)	(620)	(6,044)
Share of profit of associates	(g)		262		262
Other income (loss), net	(g)		4,035	(4,035)	—

Income (loss) before taxes			85,253	(2,396)	82,857
Tax benefit (expense)	(c), (d)		(25,466)	(412)	(25,878)

Income for the period			59,787	(2,808)	56,979

Attributable to Equity holders of the company			59,099	(2,808)	56,291
Minority interest			688		688

3.2.5 Reconciliation of cash flow for the year ended December 31, 2004

	Note in		Effect of
	3.2.6		transition to
	below	US GAAP	IFRS	IFRS

Cash flows from operating activities
Cash generated from operations (see 3.2.7 below) (*)		182,498	173	182,671
Interest paid		(1,910)		(1,910)
Interest received		2,202	(2,202)
Income tax paid		(10,383)		(10,383)

Net cash (used in) provided by operating activities		172,407	(2,029)	170,378

Cash flows from (used in) investing activities
Purchase of property, plant and equipment		(36,783)		(36,783)
Proceeds from sale of property, plant and equipment		408		408
Purchase of intangible assets		(2,547)		(2,547)
Purchase of non-current assets (*)			(173)	(173)
Interest received			2,202	2,202
Dividends received		159		159

Net cash (used in) provided by investing activities		(38,763)	2,029	(36,734)

Cash flows from (used in) financing activities
Invested equity	(e), (f)	18,335		18,335
Proceeds from issuance of ordinary shares		6,879		6,879
Proceeds from borrowings		26,340		26,340
Repayments of borrowings		(15,380)		(15,380)

Net cash provided by (used in) financing activities		36,174		36,174

Net increase (decrease) in cash and bank overdrafts		169,818		169,818
Cash and bank overdrafts, beginning of period		50,154		50,154
Exchange gains (losses) on cash and bank overdrafts		3,848		3,848

Cash and bank overdrafts, end of period		223,820		223,820

Reclassifications have been made to the 2004 US GAAP cash flow presentation. In particular, $5,997 related to “Derivative financial instruments” were shown as a decrease to the cash generated from operating activities in the initial presentation and the counterpart in “Fair value and other reserves” as an increase in cash from financing activities. Both effects have been neutralized in the current presentation.
(*) Compared with the IFRS consolidated statement of cash flow for the year ended December 31, 2004 published in the interim consolidated financial statements as of June 30, 2005:
–	$3,550 representing the non-cash stock compensation charge recorded in 2004 were reclassified from “Invested equity” to “Cash generated from operations”

–	$173 representing the variation of long term deposits in 2004 were reclassified from “Cash generated from operations” to “Purchase of non-current assets”.
3.2.6 Description of the effects of the transition to IFRS
The following notes describe the adjustments to the 2004 opening and closing consolidated balance sheets, the 2004 consolidated income statement and consolidated statement of cash flow, originally established in accordance with US GAAP, necessary to give effect to the adoption of IFRS.
The sign convention in the tables below is (+) for debit adjustments and (-) for credit adjustments to the opening and closing balance sheets items and consequently (+) for credit adjustments and (-) for debit adjustments to the income statement.

(a) Property, plant and equipment (IAS 16)

	Impact on the	Impact on the	Impact on the
	Jan. 1, 2004	2004 Income	Dec. 31, 2004
	Balance Sheet	Statement	Balance Sheet

Application of a component approach to buildings	(1,431)	13	(1,418)
Consideration of a residual value to determine the depreciable value of buildings	2,067	194	2,261
Partial reversal of the write-down of one of Axalto’s industrial sites recognized in 2004 (see Note 7 to the consolidated financial statements in the 2004 “Document de Référence”)		623	623
Translation adjustment			151
Total	636	830	1,617

The value of each component has been determined on the basis of information provided by a real estate expert, and corresponding to industry averages for the type of buildings under review.
The residual values are the values of the buildings at the end of their useful life, and were determined by an independent real estate expert.
In the Group’s 2004 US GAAP consolidated income statement, the depreciation charge included a $2.8 million write-down expense related to an industrial site located in an area subject to development restrictions likely to affect the realizable value of the asset. As a result of the application of a component approach and the consideration of a residual value under IFRS, the net book value of this asset in the 2004 consolidated opening balance sheet under IFRS was decreased. A portion of the write-down expense booked in 2004 was therefore reversed so that the net book value of this asset as of December 31, 2004 under IFRS is equal to the realizable value reported under previously applied US GAAP.
(b) Retirement benefit obligation (IAS 19)

	Impact on the	Impact on the	Other Impact on the	Impact on the
	Jan. 1, 2004	2004 Income	Dec. 31, 2004	Dec. 31, 2004
	Balance Sheet	Statement	Balance Sheet	Balance Sheet

Intangible assets
Write-off of an intangible asset recognized in relation with the recognition of a minimum retirement benefit liability under US GAAP	(977)		(175)	(1,152)
Translation adjustment				(92)
Total	(977)		(175)	(1,244)

Retirement benefit obligation
Recognition of actuarial gains and losses at the date of transition	(2,648)	325	175	(2,148)
Translation adjustment				(208)
Total	(2,648)	325	175	(2,356)

Grand total	(3,625)			(3,600)

Axalto has elected to apply the employee benefit exemption to the liabilities representing the lump sum payments made to French employees upon retirement, as described in Note 15 below. These lump sum payments are regarded as defined-benefits under IAS 19. Therefore, as authorized by IFRS1, the Group has decided to recognize in equity all cumulative actuarial gains and losses at the date of transition to IFRS and applied the corridor method to subsequent actuarial gains and losses. All actuarial gains and losses not previously recognized pursuant to the corridor method in the income statement in US GAAP consolidated financial statements have been recognized in equity at the date of transition. Therefore, in the 2004 IFRS income statement, the actuarial gains and losses previously recognized in the US GAAP income statement had to be reversed: $117 in cost of sales, $78 in research and engineering expenses, $104 in sales and marketing expenses and $26 in general and administrative expenses.
Also, the interest cost component of the pension expense was reclassified from an element of operating income to a finance cost in the 2004 IFRS income statement, for the sake of better comparability going forward.
(c) Deferred income tax asset (IAS 12)

	Jan. 1, 2004	2004 P&L	Dec. 31, 2004

Impact of change of method in recognizing deferred tax on elimination of profit in intra-group inventory	(93)	(120)	(213)
Total	(93)	(120)	(213)

Under previously applied US GAAP, deferred income tax on the elimination of intra-group profit on inventory sales was recognized at seller’s rate while IAS 12 requires that deferred income tax must be computed at buyer’s rate.
(d) Deferred income tax liabilities (IAS 12)

		Jan 1, 2004	2004 P&L	Dec 31, 2004

(d1)	Deferred tax on IFRS adjustments	(225)	(292)	(517)
(d2)	Deferred tax in connection with the treatment of undistributed profits in certain subsidiaries	(38)		(38)
	Translation adjustment			(56)
	Total	(263)	(292)	(611)

(d1)	A deferred tax charge was computed on the IFRS adjustment related to plant, property and equipment (see (a) above).

(d2)	In the subsidiaries where Axalto does not control the dividend distribution process, which has been considered to be the case in all entities where Axalto is not a majority shareholder, a deferred tax liability corresponding to the income tax charge to be recognized upon distribution of this profit is recognized under IAS 12 on all undistributed profit, unlike under previously applied US GAAP.
(e) Recognition of a compensation charge on stock based payments (IFRS 2)
A compensation charge was recognized in the 2004 IFRS income statement in relation to the stock options granted to Axalto employees on May 18, 2004. The compensation charge was computed as being the fair value of the option at the time of the grant under the Black and Scholes model, amortized over the expected lifetime of the options. The compensation charge has been recorded on the appropriate line of the income statement, depending on the position held by the employees who received options. In the 2004 IFRS income statement, a compensation expense of $2,336, corresponding to the amortization of the fair value of the option for the period between the grant date and the end of the year, was recorded for $361 in cost of sales, $142 in research and engineering expenses, $888 in sales and marketing expenses and $945 in general and administrative expenses.
Had Axalto not elected to apply the share-based payment exemption (see 1.2. e. above), an additional expense of $1.3 million would have been recorded in the income statement of the periods ended June 30, 2004 and December 31, 2004.
(f) Recognition of a compensation charge on employee stock purchase plans (IFRS 2)
In the period from May 4, 2004 to May 14, 2004, Axalto employees were offered the opportunity to buy Axalto shares at a price 15% below the future initial listing price of the company. 445,668 ordinary shares of Axalto were subscribed by employees at €12.58 per share. The $1,214 discount thus granted to employees under that program was recorded in US GAAP as a debit to equity in the share premium account.

Under IFRS 2, this discount must be recognized as a compensation expense on the appropriate line of the income statement, depending on the position held by the employees who elected to participate in the plan. Accordingly, $417 were recorded in cost of sales, $231 in research and engineering expenses, $395 in sales and marketing expenses and $171 in general and administrative expenses.
(g) Reclassification of the “Other income, net” line of the income statement
Under IFRS, the share of profit in associates was reclassified from the “Other income, net” line of the income statement, where it is recorded under US GAAP, to a dedicated line named “share of profit in associates”.
All other items reported under the US GAAP “Other income, net” line of the income statement are now reported on a line with the same name, part of the operating income under IFRS.
3.2.7 Cash generated from operations

				Effect of
				transition to
			US GAAP	IFRS	IFRS

Income for the period before minority interest			59,787	(2,808)	56,979
Adjustments for:
- tax			25,466	412	25,878
- depreciation			35,311	(830)	34,481
- amortization			9,604		9,604
- stock option compensation charge	(*	)	—	2,336	2,336
- ESPP discount	(*	)	—	1,214	1,214
- gains and losses on sale of fixed assets and write offs			3,988		3,988
- net movement in provisions for liabilities and charges			(1,921)		(1,921)
- interest income			(2,202)		(2,202)
- interest expense			1,910	620	2,530
- share of loss (profit) from associates			(262)		(262)
- inventories			(10,750)		(10,750)
- trade and other receivables	(*	)	3,831	173	4,004
- retirement benefit obligations			1,735		1,735
- derivative financial instruments			1,348		1,348
- trade and other payables			54,653	(944)	53,709

Cash generated from operations	3.2.5		182,498	173	182,671

(*)	Compared with the IFRS consolidated statement of cash flow for the year ended December 31, 2004 published in the interim consolidated financial statements as of June 30, 2005:
–	$3,550 representing the non-cash stock compensation charge recorded in 2004 were reclassified from “Invested equity” to “Cash generated from operations”

–	$173 representing the variation of long term deposits in 2004 were reclassified from “Cash generated from operations” to “Purchase of non-current assets”.

Note 4 Consolidated entities
The consolidated financial statements as of December 31, 2005 include the accounts of Axalto Holding N.V. and the following entities:

		Direct or	Percentage of
Country of		indirect	Axalto group
incorporation	Company name	ownership	voting rights
Australia	Axalto Pty Ltd	Direct	100%
Brazil	Axalto do Brazil Cartoes e Terminais Ltda	Direct	100%
British Virgin Islands	Axalto Cards & Terminals Ltd	Indirect	100%
British Virgin Islands	Axalto Technology Ltd	Indirect	100%
Canada	Axalto Canada Ltd	Direct	100%
China	Axalto (Beijing) Smart Cards Technology Co Ltd	Indirect	100%
China	Hunan Telecommunications Equipment Co Ltd	Indirect	100%
China	Shanghai Axalto IC Cards Technology Co Ltd	Indirect	51%
China	Shanghai Solaic Smart Card Co Ltd	Indirect	31%
Czech Republic	Axalto SRO	Direct	100%
Egypt	Makxalto Advanced Card Technology	Direct	34%
France	CP8 Technologies S.A.	Indirect	100%
France	Electronics Transactions Integration Services S.A.	Indirect	100%
France	Axalto S.A.	Direct	100%
France	Axalto International S.A.S.	Direct	100%
France	Axalto Participations S.A.S.	Indirect	100%
France	Trusted Logic S.A.	Indirect	37%
France	Xiring S.A.	Indirect	23%
Germany	Axalto GmbH	Direct	100%
Hong Kong	CP8 Hong Kong Ltd	Indirect	100%
Hong Kong	Axalto Technologies Asia Ltd	Direct	100%
Hungary	Axalto Hungary Commercial and Services Ltd	Direct	100%
India	Axalto Cards & Terminals India Ltd	Direct	100%
India	Axalto Terminals India Private Ltd	Direct	100%
Indonesia	PT Axalto Indonesia	Indirect	100%
Italy	Axalto SPA	Direct	100%
Japan	Axalto KK	Direct	100%
Japan	SPOM Japan KK	Indirect	100%
Malaysia	Axalto International Ltd	Indirect	100%
Malaysia	Axalto (M) Sdn Bhd	Direct	100%
Mexico	CP8 Mexico S.A. de CV	Indirect	100%
Mexico	Distribucion S.A. de CV	Direct	100%
Mexico	Axalto Cards Mexico S.A. de CV	Indirect	100%
Netherlands	Axalto BV	Direct	100%
Netherlands Antilles	Cards & Terminals N.V.	Direct	100%
Panama	Axalto Eastern Holdings Inc	Indirect	100%
Philippines	Axalto Philippines Inc	Indirect	100%
Singapore	Axalto Singapore Pte Ltd	Direct	100%
South Africa	Axalto RSA Pty Ltd	Direct	100%
Spain	Axalto SP S.A.	Indirect	100%
Sweden	Axalto AB	Indirect	100%
Thailand	Boolanakarn Holdings (Thailand) Ltd	Indirect	100%
Thailand	Axalto Industries (Thailand) Ltd	Indirect	100%
Turkey	Axalto Cards & Terminals Ltd Sirketi	Indirect	100%
United Kingdom	Axalto Terminals Ltd	Indirect	100%
United Kingdom	Axalto UK Ltd	Direct	100%
United Kingdom	Axalto Cards Ltd	Indirect	100%
United States	Axalto CP8 Inc	Indirect	100%
United States	Axalto Inc	Direct	100%
For all companies listed above, the percentage of ownership is the same as the percentage of voting right except for Boolanakam Holdings (Thailand) Ltd that is held at 49%.

Note 5 Financial risk management
5.1 Financial risk factors
(a) Foreign exchange risk
Cash flow hedges
Axalto publishes its audited consolidated financial statements in US dollars. A significant proportion of its revenue, however, is generated in currencies other than US dollars or US dollar-linked currencies, in particular the euro and pounds sterling. In addition, a significant part of the cost of sale and expenses is generated in currencies other than US dollars. As a result, revenue and gross profit vary in accordance with exchange rate fluctuations, principally between the US dollar and the euro.
In order to mitigate the effect of exchange rate fluctuations from one period to another, Axalto hedges the effect of foreign currency fluctuations on a portion of the forecast earnings and cash flows through forward and option contracts.
Axalto formally documents all relationships between these hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.
Axalto characterizes the financial instruments as hedges of forecasted transactions. When the forecasted transactions being hedged are no longer expected to occur, Axalto recognizes the gain or loss on the designated hedging financial instruments in the consolidated income statement.
Forward and option contracts are recorded in the balance sheet at their fair market value as “Derivative financial instruments”. Unrealized gains and losses on hedging contracts are recorded in the Shareholders’ Equity under “Fair value and other reserves”. Realized gains and losses from hedging instruments are recognized in the consolidated income statement consistently with the underlying transactions being hedged (see note 18).
Fair value hedges
Also, Axalto enters into foreign currency exchange contracts as a hedge against the risk attached to the future settlement of assets and liabilities denominated in a currency other than the functional currency of each of Axalto entities (see note 18).
(b) Counterparty and credit risk
Axalto’s risk management contracts are only entered into with a limited group of approved first rate/high quality banks in order to minimize the risk of failure. Moreover Axalto limits its exposure to each counterparty. Axalto’s trade receivables and investments do not represent a significant concentration of credit risk as of December 31, 2005 due to the wide variety of customers and markets into which Axalto’s products are sold, their distribution across many geographic areas, and the diversification of Axalto’s portfolio among instruments and issuers.
(c) Liquidity risk
Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, Group Treasury aims to maintain flexibility in funding by keeping committed credit lines available including a syndicated loan.
(d) Interest rate risk
The credit facilities arranged in favor of Axalto are at fluctuating rates based on the LIBOR and the EURIBOR. The Company is thus exposed to the fluctuations of those reference rates. The Company however considers that the interest rates risk may not have a significant impact on its financial situation in the short term since the Company’s credit facilities have a short and medium term maturity and the amounts borrowed as of December 31, 2005 were small relative to the Company’s net equity. Cash and cash equivalents, which are invested with original maturity of three months or less, are subject to the evolution of the interest rates.
5.2 Accounting for cash flow hedge
The effective portions of changes in the fair value of foreign exchange forward and option contracts that are designated and qualify as cash flow hedges are recognized in equity. The gains or losses relating to the ineffective portion are recognized immediately in the income statement.
Realized gains and losses on hedging contracts are recognized in the income statement consistently with the underlying transactions being hedged.
When a hedging instrument expires or is sold, or when a hedge no longer qualifies for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the income statement. When a forecast transaction is no longer expected to occur the cumulative gain or loss on the related hedging instrument that was reported in equity is immediately recognized in the income statement.
Foreign exchange forward and option contracts are recorded in the balance sheet as current assets or liabilities at their fair value determined on the basis of quoted market prices (see note 18).
Note 6 Segment information
Primary reporting format – Business segment
Axalto’s operations are organized into two business segments: Cards and Point of Sales Terminals (POS Terminals). The Cards segment is organized into four product lines: Mobile Communication, Financial Cards, Public Sector, Access and Other and Prepaid Phone Cards. The two segments are organized in accordance with how Axalto’s management reviews business performance and allocates resources. To manage the four Cards product lines, management relies on an internal financial management reporting system, which provides revenue and gross profit for each of the product lines. The following tables present Axalto’s revenue, gross profit, operating expenses and finance costs by segment:

	Year ended December 31,
	2004			2005
		POS			POS
	Cards	Terminals	Axalto	Cards	Terminals	Axalto

Revenue	883,082	77,345	960,427	916,979	75,353	992,332
Gross profit	297,689	18,103	315,792	301,347	19,448	320,795

Operating expenses excl.	(214,790)	(16,398)	(231,188)	(223,806)	(16,760)	(240,566)
Other Income, net
Other Income, net	4,037	(2)	4,035	(1,189)	965	(224)

Operating income	86,936	1,703	88,639	76,352	3,653	80,005

Finance costs	(4,761)	(1,283)	(6,044)	2,182	(822)	1,360
Share of profit/(loss) of associates	262	—	262	1,145	—	1,145

Profit before income tax	82,437	420	82,857	79,679	2,831	82,510

Income tax expense			(25,878)			(23,243)

Profit for the period			56,979			59,267

As complementary information, Axalto provides revenue and gross profit for the year ended December 31, 2004 and December 31, 2005 for the Card segment product lines:

	Year ended December 31,
	2004					2005
			Public					Public
	Mobile		Sector,	Prepaid		Mobile		Sector,	Prepaid
	Communi-	Financial	Access	Phone	Cards	Communi-	Financial	Access	Phone
	cation	Cards	and Other	cards	Total	cation	Cards	and Other	cards	Cards Total

Revenue	548,799	196,195	98,425	39,663	883,082	597,963	200,198	79,750	39,068	916,979
Gross profit	214,461	42,279	37,850	3,099	297,689	211,510	49,104	35,680	5,053	301,347
Axalto’s income statement includes the following expenses:

	Year ended December 31,
	2004			2005
		POS			POS
	Cards	Terminals	Axalto	Cards	Terminals	Axalto

Depreciation	32,528	1,953	34,481	29,186	1,543	30,729
Amortization	8,136	14	8,150	6,450	1	6,451
Impairment of intangible assets	2,758	—	2,758	—	—	—
Reversal of unused inventory impairment	(2,498)	(6,225)	(8,723)	(3,201)	(2,649)	(5,850)
Net impairment costs of trade receivables	251	821	1,072	(1,830)	(276)	(2,106)
Stock based compensation	3,483	67	3,550	3,991	74	4,065
Restructuring costs	3,555	(14)	3,541	3,703	46	3,749
The assets, liabilities and capital expenditure of the two segments as of December 31, 2004 and December 31, 2005 and for the years then ended are as follows:

	Year ended December 31,
	2004			2005
		POS			POS
	Cards	Terminals	Axalto	Cards	Terminals	Axalto

Assets	1,066,836	41,942	1,108,778	1,006,436	30,596	1,037,032
Associates	5,220	—	5,220	6,963	—	6,963

Total assets	1,072,056	41,942	1,113,998	1,013,399	30,596	1,043,995

Liabilities	311,276	93,443	404,719	266,520	75,847	342,367

Capital expenditure (Intangibles)	4,280	1	4,281	5,091	39	5,130
Capital expenditure (PPE) (*)	36,522	261	36,783	33,149	461	33,610

(*)	Includes fixed assets revaluation resulting from the purchase of minority interest in HSTE amounting to $1,866 in 2005.
Secondary reporting format – Geographical segments
The table below shows revenue attributed to geographic areas, on the basis of the location of the customer:

	Year ended December 31,
	2004	2005
North and South America	187,238	243,601
Europe, Middle East and Africa	535,885	541,981
Asia	237,304	206,750

Total revenues	960,427	992,332

The table below shows the total assets allocated based on where the assets are located:

	Year ended December 31,
	2004	2005
Assets
North and South America	132,062	164,027
Europe, Middle East and Africa	784,751	709,622
Asia	191,965	163,383

	1,108,778	1,037,032
Associates	5,220	6,963

Total assets	1,113,998	1,043,995

Note 7 Property, plant and equipment
Property, plant and equipment (net) consist of the following:

				Total property,
		Buildings and	Machinery and	plant and
	Land	improvements	equipment	equipment

Gross book value as of January 1, 2004	2,483	69,746	206,354	278,583
Additions	—	2,483	34,300	36,783
Disposals	(684)	(211)	(4,643)	(5,538)
Currency translation adjustment	138	4,924	11,191	16,253

Gross book value as of December 31, 2004	1,937	76,942	247,202	326,081

Accumulated depreciation as of January 1, 2004	—	(27,972)	(144,567)	(172,539)
Additions	—	(277)	(34,204)	(34,481)
Disposals	—	(13,471)	15,694	2,223
Currency translation adjustment	—	(3,055)	(7,713)	(10,768)

Accumulated depreciation as of December 31, 2004	—	(44,775)	(170,790)	(215,565)

Net book value as of December 31, 2004	1,937	32,167	76,412	110,516

				Total property,
		Buildings and	Machinery and	plant and
	Land	improvements	equipment	equipment

Gross book value as of January 1, 2005	1,937	76,942	247,202	326,081
Additions (*)	—	7,107	26,503	33,610
Disposals	—	(1,264)	(19,056)	(20,320)
Currency translation adjustment	(251)	(8,359)	(17,359)	(25,969)

Gross book value as of December 31, 2005	1,686	74,426	237,290	313,402

Accumulated depreciation as of January 1, 2005	—	(44,775)	(170,790)	(215,565)
Additions	—	(5,190)	(25,539)	(30,729)
Disposals	—	561	17,831	18,392
Transfer (**)	—	(15)	(160)	(175)
Currency translation adjustment	—	4,779	12,364	17,143

Accumulated depreciation as of December 31, 2005	—	(44,640)	(166,294)	(210,934)

Net book value as of December 31, 2005	1,686	29,786	70,996	102,468

(*)	Includes fixed assets revaluation resulting from the purchase of minority interest in HSTE amounting to $1,866.

(**)	Includes transfer of fixed assets from company accounted for by equity method.
For the year ended December 31, 2004, depreciation expense of $31,268 was recorded in cost of sales, $1,345 in research and engineering expenses, $690 in sales and marketing expenses and $1,178 in general and administrative expenses.

For the year ended December 31, 2005, depreciation expense of $27,951 was recorded in cost of sales, $884 in research and engineering expenses, $497 in sales and marketing expenses and $1,397 in general and administrative expenses.
Capitalized leases included in Property, Plant and Equipment above are as follows:

	Year ended December 31,
	2004	2005
Gross book value	18,941	16,475
Accumulated depreciation	(13,792)	(13,535)

Net book value	5,149	2,940

Capitalized leases consist of a lease of a production facility and of a lease of POS terminals in relation with the sale on a recourse basis to a French financial institution of Axalto’s POS terminals.
Note 8 Goodwill and intangible assets
Goodwill and intangible assets consist of the following:

		Patents
		and
	Goodwill	technology	Other	Total

Gross book value as of January 1, 2004	303,158	191,973	11,238	506,369
Additions	—	—	4,281	4,281
Disposals	—	—	(1,018)	(1,018)
Currency translation adjustment	25,124	18,687	468	44,279

Gross book value as of December 31, 2004	328,282	210,660	14,969	553,911

Accumulated amortization as of January 1, 2004	(15,537)	(164,768)	(6,223)	(186,528)
Additions	—	(5,556)	(2,594)	(8,150)
Disposals	—	—	255	255
Impairment charge	—	(2,758)	—	(2,758)
Currency translation adjustment	(1,435)	(16,082)	(1,346)	(18,863)

Accumulated amortization as of December 31, 2004	(16,972)	(189,164)	(9,908)	(216,044)

Net book value as of December 31, 2004	311,310	21,496	5,061	337,867

		Patents
		and
	Goodwill	technology	Other	Total

Gross book value as of January 1, 2005	328,282	210,660	14,969	553,911
Additions	1,700	—	5,130	6,830
Disposals	—	—	(152)	(152)
Currency translation adjustment	(37,631)	(27,387)	(2,220)	(67,238)

Gross book value as of December 31, 2005	292,351	183,273	17,727	493,351

Accumulated amortization as of January 1, 2005	(16,972)	(189,164)	(9,908)	(216,044)
Additions	—	(3,535)	(2,917)	(6,452)
Disposals	—	—	12	12
Currency translation adjustment	873	24,790	1,454	27,117

Accumulated amortization as of December 31, 2005	(16,099)	(167,909)	(11,359)	(195,367)

Net book value as of December 31, 2005	276,252	15,364	6,368	297,984

The company carries out goodwill impairment reviews at least on an annual basis, as required by IAS36. These reviews are based on projected cash flows, using the weighted average cost of capital used by the Company, estimated when the reviews were carried out at 10.5% in 2004 and 11.0% in 2005. No impairment charge was recognized in 2004 and 2005.

For the year ended December 31, 2004, amortization expense of $9,324 was charged to cost of goods sold, $1,413 in research and engineering expenses and $171 in general and administrative expenses.
For the year ended December 31, 2005, amortization expense of $5,930 related to was charged to cost of goods sold, $312 in research and engineering expenses and $210 in general and administrative expenses.
In 2004, capitalized software development costs amounted to $4.2 million, of which $1.4 million were amortized as of December 31, 2004. In 2005, additional capitalized software development costs were incurred for $1.7 million, bringing the total balance at year end to $5.4 million of which $1.9 million were amortized as of December 31, 2005.
Note 9 Investments in associates
Investments in associates consist of the following:

	2004	2005
Investments as of beginning of period	4,910	5,220
Acquisition	—	1,048
Share of profit/(loss)	(378)	1,145
Dilution impact	640	(40)
Currency translation adjustment	207	(348)
Other movements	(159)	(62)

Investments as of end of period	5,220	6,963

Axalto’s interest in its principal associates were as follows:
2004

		Associate’s Total
	Country of					% interest
Entity	incorporation	Assets	Liabilities	Revenue	Profit/loss	held

SSJV	China	12,456	6,499	7,002	(247)	31%
Trusted Logic	France	7,750	2,092	6,470	847	38%
Xiring	France	11,211	5,834	4,171	(2,747)	23%
2005

		Associate’s Total
	Country of					% interest
Entity	incorporation	Assets	Liabilities	Revenue	Profit/loss	held

SSJV	China	11,869	1,768	6,566	3,299	31%
Trusted Logic	France	7,350	2,134	5,689	874	37%
Xiring	France	11,464	6,703	12,174	(35)	23%
Makxalto (*)	Egypt	—	—	—	(588)	34%

(*)	Since no financial statements for the period ended December 31, 2005 were prepared by Makxalto, $588 total loss was estimated since incorporation.
Note 10 Available-for-sale financial assets
Available-for-sales financial assets consist of the following:

	2004	2005
Available-for-sale financial assets as of beginning of period	1,887	1,553
Additions	—	—
Revaluations surplus transfer to equity	(334)	(925)

Available-for-sale financial assets as of end of period	1,553	628

There were no disposals or impairment provisions on available-for-sale financial assets in 2004 and in 2005.
Note 11 Inventories
Inventories consist of the following:

	Year ended December 31,
	2004	2005
Gross book value
Raw materials and spares	83,755	71,193
Work in progress	26,762	15,245
Finished goods	30,545	20,525

Total	141,062	106,963

Obsolescence reserve
Raw materials and spares	(11,959)	(6,992)
Work in progress	(3,937)	(3,188)
Finished goods	(2,674)	(3,452)

Total	(18,570)	(13,632)

Net book value	122,492	93,331

Note 12 Trade and other receivables
Trade and other receivables consist of the following:

	Year ended December 31,
	2004	2005
Trade receivables	222,051	198,405
Provision for impairment of receivables	(17,996)	(9,136)

Trade receivables, net	204,055	189,269
Prepaid expenses	5,496	8,386
VAT recoverable and tax receivable	13,260	17,777
Advances to suppliers	5,886	4,273
Unbilled revenue	10,739	4,233
Other	10,973	7,021

Total	250,409	230,959

There is no concentration of credit risk with respect to trade receivables, as the group has a large number of customers, internationally dispersed.
Axalto has recognized a net profit of $2,106 due to the reversal of impaired receivables during the year ended December 31, 2005. For the year ended December 31, 2004, a charge amounting to $1,072 had been recognized. The profit and the charge were recorded in “General and administrative expenses” in the income statement.
Note 13 Cash and cash equivalents
Cash and cash equivalents consist of the following:

	Year ended December 31,
	2004	2005
Cash at bank and in hand	17,157	33,533
Short-term bank deposits and investment funds	206,663	225,751

Total	223,820	259,284

The average effective interest rate on short-term deposits was 3.12% in 2005. These deposits have a maturity of less than 3 months. These deposits are invested in the form of overnight and fixed term deposit or in money market funds.

Cash and bank overdrafts include the following for the purpose of cash flow statement:

	Year ended December 31,
	2004	2005
Cash and cash equivalents	223,820	259,284
Bank overdrafts	(83)	—

Total	223,737	259,284

Note 14 Borrowings
Borrowings consist of the following:

	Year ended December 31,
	2004	2005
Non-current
Syndicated bank loan	28,888	6,908
Finance lease liabilities	1,361	—

	30,249	6,908

Current
Short term loans	1,921	569
Bank overdraft	83	—
Syndicated bank loan	5,758	—
Finance lease liabilities	830	1,266

	8,592	1,835

Total	38,841	8,743

The syndicated bank loan, which amounts to $250 million, has a maturity date on August 24, 2010. At December 31, 2005, the undrawn portion of the syndicated loan amounts to $243,092 ($121,106 in 2004). The $6,908 amount outstanding as of December 31, 2005 consists of a revolving facility, with short-term maturity, drawn under the syndicated bank loan.
The nominal interest rates as of the end of 2004 and 2005 were the following:

	2004				2005
	USD	EURO	GBP	RMB	USD	EURO	GBP	RMB

Short-term loans	2.61%	—	—	4.62%	—	—	—	—
Syndicated bank loan	—	2.55%	5.28%	—	—	—	4.89%	—
Finance lease liabilities	—	3.89%	—	—	—	3.37%	—	—
The carrying amount of Axalto’s borrowings are denominated in the following currencies:

	Year ended December 31,
	2004	2005
USD	1,183	552
EURO	25,322	1,266
GBP	11,516	6,908
RMB	820	—
BRL	—	17

Total	38,841	8,743

Finance lease liabilities are as follows:

	Year ended December 31,
	2004	2005
Finance lease liabilities – minimum lease payments
Not later than 1 year	830	1,266
Later than 1 year and not later than 5 years	1,361	—

	2,191	1,266
Future finance charges on finance leases	159	77

Present value of finance lease liabilities	2,350	1,343

The present value of finance leases liabilities is a follows:

	Year ended December 31,
	2004	2005
Not later than 1 year	901	1,343
Later than 1 year and not later than 5 years	1,449	—

	2,350	1,343

Note 15 Pension and other benefit plans
Retirement benefit obligation liability:

	Year ended December 31,
	2004	2005
Pension (Germany)	397	339
Retirement indemnity (France)	13,414	12,519
Jubilee premium (France)	3,558	3,367

	17,369	16,225

Income statement charge:

	Year ended December 31,
	2004	2005
Pension (Germany)	56	64
Retirement indemnity (France)	1,303	1,135
Jubilee premium (France)	620	411

	1,979	1,610

The amounts recorded in the balance sheet are determined as follows:

	Year ended December 31,
	2004			2005
	France	Germany	Total	France	Germany	Total

Present value of unfunded obligations	16,057	449	16,506	16,381	489	16,870
Unrecognized actuarial losses	915	(52)	863	(495)	(150)	(645)

Retirement benefit obligation	16,972	397	17,369	15,886	339	16,225

The amounts recognized in the income statement are the following:

	Year ended December 31,
	2004	2005
Service costs	1,160	968
Interest costs	620	598
Net actuarial losses recognized during the year	199	44

Total pension costs	1,979	1,610

	Year ended December 31,
	2004	2005
Cost of sales	414	293
Research and engineering	301	213
Sales and marketing	413	316
General and administrative	231	190
Finance expense	620	598

Total pension costs	1,979	1,610

The changes in liabilities recognized in the balance sheet are as follows:

	2004	2005
Beginning of period	13,758	17,369
Total pension costs charged to the income statement	1,979	1,610
Contributions paid	—	(212)
Currency translation adjustment	1,632	(2,542)

End of period	17,369	16,225

The main actuarial assumptions used were the following:

	2004	2005
France:
Discount rate	4.75%	4.20%
Future salary increase	2.75%-3.00%	3.00%
Inflation rate	2.00%	2.00%
INSEE Mortality tables	TV/TD 1998	TV/TD 2002
Germany:
Discount rate	5.50%	4.75%
Future salary increase	3.00%	3.00%
Inflation rate	2.00%	2.00%
Dr Klaus Heubeck Mortality table	Richttafeln 1998	Richttafeln 1998
Note 16 Non-current provisions and other liabilities
Non-current provisions and other liabilities consist of the following for 2005:

	Warranty		Def comp	Other Non-
	Non-		and empl	current
	current	Litigation	benefits	liabilities	Other	Total

Beginning of period	1,799	2,121	223	6,040	6,041	16,224
Charged to income statement:
Additional provisions	—	1,206	128	—	9,750	11,084
Unused amount reversed	(164)	(1,105)	(10)	(993)	(8,390)	(10,662)
Used during the year	(177)	(589)	—	(2,745)	(1,229)	(4,740)
Currency translation adjustment	(500)	(99)	(40)	(497)	(642)	(1,778)

End of period	958	1,534	301	1,805	5,530	10,128

Note 17 Trade and other payables
Trade and other payables consist of the following:

	Year ended December 31,
	2004	2005
Trade payables	126,791	126,559
Employee related payables	70,405	62,156
Accrued expenses	45,279	32,946
Accrued VAT	11,112	11,689
Deferred revenue	33,812	31,309
Other	7,627	5,342

Total	295,026	270,001

A $6.0 million currency translation adjustment accounts for most of the decrease in Employee related payables. The decrease in accrued expenses reflects in particular lower accruals for freight on goods sold and commissions to agents and distributors ($5.2 million in total), as well as lower advances from customers ($2.7 million).
Note 18 Derivative Financial instruments
As exposed in note 5 Financial risk management above, Axalto enters into foreign exchange contracts as cash flow and fair value hedges. These derivative financial instruments consist of the following:

	Year ended December 31,
	2004		2005
	Assets	Liabilities	Assets	Liabilities
Forward foreign exchange contracts – cash flow hedge	222	—	—	8,544
Forward foreign exchange contracts – fair value hedge	—	—	—	70
Forward foreign exchange contracts not qualifying as hedging instruments	—	—	—	537

Forward exchange option contracts – cash flow hedge	6,883	—	—	—

Total	7,105	—	—	9,151

Axalto transacts business globally and is subject to the effects of fluctuations in foreign exchange rates. Axalto’s objective is to reduce earnings and cash flow fluctuations caused by foreign exchange rate fluctuations.
Axalto enters into various option and forward contracts to protect the value of a certain percentage of its forecasted, but not firmly committed, foreign currency costs for periods generally not exceeding eighteen months. The gains and losses on these contracts offset currency gains or losses on the related forecasted transactions. These hedges mainly relate to euro denominated costs and US$ denominated revenue.
Gains and losses on these contracts are initially recorded under “Fair value and other reserves” in stockholders’ equity, and reclassified to current earnings under cost of sales when related cost of sales (for sales to third parties) are recognized, offsetting changes in the value of the foreign currency costs.
As of December 31, 2005, Axalto had net unrecognized losses of $5.9 million recorded under “Fair value and other reserves”, which the company would, at constant market conditions, reclassify as a debit to the cost of sales and credit to income tax over the next 12 months.
The result of cash flow hedging activities on the income statement for the year ended December 31, 2005, was a net gain of $2.1 million (in 2004: $2.9 million), booked as a credit to cost of sales, and a charge of $2.7 million (in 2004: $4.1 million), booked as a debit to finance costs.

Note 19 Provisions and other liabilities – Current
Provisions and other liabilities – Current consist of the following:

	Year ended December 31,
	2004	2005
POS Terminals operating lease	5,420	2,627
Warranty — Current	3,180	3,309
Provision for loss on contracts	1,073	492

	9,673	6,428

Note 20 Revenue
Revenue by category are analyzed as follows:

	Year ended December 31,
	2004	2005
Sales of goods	897,947	937,787
Revenue from services	18,730	18,722
Other (*)	43,750	35,823

Total revenue	960,427	992,332

(*)	“Other” include mainly the postage and freight on goods sold recharged to customers and the revenue derived from Axalto patents and technologies.
Note 21 Operating expenses by nature
The operating expenses by nature are as follows:

	Year ended December 31,
	2004	2005
Depreciation, amortization and impairment charges	51,214	34,829
Employee compensation and benefit expense (see Note 22)	252,565	264,181
Change in inventories (finished goods and work in progress)	(13,366)	16,093
Raw materials used and consumables	387,853	375,413
Freight and transportation costs	28,042	29,280
Travel costs	22,938	24,881
Buildings and office leases	37,536	38,054
Royalties, legal and professional fees	39,635	43,687
Subcontracting and temporary workforce	29,768	44,276
Other	35,603	41,633

Total expenses	871,788	912,327

Note 22 Employee compensation and benefit expense

	Year ended December 31,
	2004	2005
Wages and salaries	143,311	152,648
Bonuses and performance incentives	23,805	21,394
Social security	44,635	48,041
Vacation accruals	2,038	2,217
Pension – Defined benefit plans (*)	1,376	999
Pension – Defined contribution plans	12,785	14,350
Profit sharing	4,070	5,044
Stock options	5,377	4,870
Other	15,168	14,618

Employee benefit expense	252,565	264,181

(*)	Includes mainly IFC (“Indemnités de fin de carrière”), which are lump sum payments made to French employees upon their retirement.

Note 23 Stock compensation plan
Axalto has established a Global Equity Incentive Plan (“GEIP”) for its employees, approved by the General Meetings of shareholders held on March 18, 2004 and April 21, 2004.
Stock option plans
The GEIP authorizes the company to grant to employees over the duration of the plan (ending on April 21, 2014) the right to acquire total of 7 million ordinary shares of Axalto Holding N.V. The Board of Directors of Axalto Holding N.V., in its meeting of April 2, 2004, approved the main terms and conditions of the 2004 option grant under the GEIP and authorized to grant options to buy or subscribe for 3,300,000 ordinary shares with an exercise price equal to the initial listing price, i.e. €14.80 per share. 3,196,000 stock options were granted in May 2004. 5,000 stock options were granted in December 2004 at stock price, i.e. €18.21 per share. The vesting schedule differs, depending of the country of employment of the optionee, and varies from a 25% vesting per year over 4 years to a cliff vesting at the end of the 4 year period.
The fair value of each grant is estimated on the date of grant using the multiple option Black & Scholes option-pricing model. For the stock options granted in May 2004, the following assumptions were used: no dividend, expected volatility of 25%, risk-free interest rate of 3%, and expected option life of 4.13 years. For the stock options granted in December 2004, the assumptions were: no dividend, expected volatility of 25%, risk-free interest rate of 3%, and expected option life of 3 years.
In the income statement for the period ended December 31, 2004, a compensation expense of $2,336 corresponding to the amortization of the fair value of the options granted between the grant date (May 18, 2004) and December 31, 2004, was recorded for $361 in cost of sales, $142 in research and engineering expenses, $888 in sales and marketing expenses and $945 in general and administrative expenses.
In 2005, the Board of Directors of Axalto Holding N.V. approved the main terms and conditions of two grants. 15,000 shares were granted at market price in June 2005 at stock price, i.e. €22.41 and 685,000 shares were granted in September 2005 at market price, i.e. €30.65. The vesting schedule differs, depending of the country of employment of the optionee, and varies from a 25% vesting per year over 4 years to a cliff vesting at the end of the 4 year period.
For the stock options granted in June 2005, the following assumptions were used: no dividend, expected volatility of 27%, risk-free interest rate of 3%, and expected option life of 4.5 years. For the stock options granted in September 2005, the assumptions were: no dividend, expected volatility of 28%, risk-free interest rate of 2.8%, and expected option life of 4.12 years.
In the income statement for the period ended December 31, 2005, a compensation expense of $3,674 corresponding to the amortization of the fair value for the full year, was recorded for $474 in cost of sales, $243 in research and engineering expenses, $928 in sales and marketing expenses and $2,029 in general and administrative expenses
Movements in the number of share options outstanding and their related weighted average exercise price are as follows:

	2004		2005
	Average exercise price	Options	Average exercise price	Options

Beginning of period	—	—	14.81	3,201,000
Granted	14.81	3,201,000	30.47	700,000
Forfeited	—	—	14.80	(99,750)
Exercised	—	—	14.80	(79,342)

End of period	14.81	3,201,000	17.75	3,721,908

Share options outstanding at the end of the period have the following expiry date and exercise prices:

		Year ended December 31,
Expiry Date	Exercise price	2004	2005

2014	14.81	3,201,000	3,021,908
2015	30.47	—	700,000

		3,201,000	3,721,908

Employee Stock Purchase plan
In the period from May 4, 2004 to May 14, 2004, Axalto employees were offered the opportunity to buy Axalto shares at a price 15% below the initial listing price, up to a limit of €20,000 per employee. 445,668 ordinary shares were subscribed by the employees at €12.58 per share. The amount of $1,214 equal to the total discount granted to employees under that program was recorded as a compensation expense in the 2004 IFRS income statement: $417 were recorded in cost of sales, $231 in research and engineering expenses, $395 in sales and marketing expenses and $171 in general and administrative expenses.
In the period from June 20, 2005 to July 1, 2005, Axalto employees were offered the opportunity to buy Axalto shares at a price 15% below the lowest of the closing price for the Axalto stock on June 20, 2005 or July 1, 2005. 87,767 ordinary shares were subscribed by the employees at €20.98 per share. The compensation expense corresponding to the discount granted to employees under that program of $391 was recorded as a compensation expense in the 2005 income statement: $81 were recorded in cost of sales, $110 in research and engineering expenses, $125 in sales and marketing expenses and $75 in general and administrative expenses.
Note 24 Other income

	Year ended December 31,
	2004	2005
Fixed asset sales gains / losses and write-offs	(6)	(1,336)
Subsidies and grants	421	1,251
Montrouge and Louveciennes relocation costs	—	(974)
Bull litigation favorable resolution	3,238	—
Other	382	835

Other income, net	4,035	(224)

Note 25 Financial income (expenses)
Financial income (expense) include the following:

	Year ended December 31,
	2004	2005
Interests:
Interest cost related to the French IFC obligation (*)	(620)	(598)
Interest expense	(1,904)	(1,662)
Interest income	2,195	6,216
Foreign exchange transaction gains (losses):
Foreign exchange gains (losses), net of fair value hedges	(1,609)	107
Cash flow hedges	(4,106)	(2,663)
Gain (loss) on sales of investments:
Loss resulting from dilution in an Associate	—	(40)

Finance income (expenses), net	(6,044)	1,360

(*)	IFC (“Indemnités de fin de carrière”) are lump sum payments made to French employees upon their retirement.

Note 26 Net foreign exchange gains (losses)
The exchange differences (charged)/credited to the income statement are as follows (see note 18):

	Year ended December 31,
	2004	2005
Cost of sales	2,878	2,122
Finance income (expenses), net	(5,715)	(2,556)

Net foreign exchange gains (losses)	(2,837)	(434)

Note 27 Taxes
Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same tax authority. Net amounts are as follows:

	Year ended December 31,
	2004	2005
Deferred tax assets:
• Deferred tax assets to be recovered after more than 12 months	42,739	35,858
• Deferred tax assets to be recovered within 12 months	11,075	13,398

	53,814	49,256

Deferred tax liabilities:
• Deferred tax liabilities to be recovered after more than 12 months	(6,918)	(5,747)
• Deferred tax liabilities to be recovered within 12 months	(120)	(8)

	(7,038)	(5,755)

Net deferred tax assets	46,776	43,501

The changes in the net deferred income tax assets are as follows:

	2004	2005
Beginning of period	15,902	46,776
Charge to income statement	(6,440)	(772)
Tax credit recognized in equity	32,686	3,046
Currency translation adjustment	4,628	(5,549)

End of period	46,776	43,501

The changes in deferred tax assets and liabilities during the years ended December 31, 2004 and 2005 are as follows:

	Net	Depreciation	Employee and	Warranty,
	operating	and	retirement	reserves and
Deferred tax assets:	losses	amortization	benefits	accruals	Other	Total
As of January 1st, 2004	7,617	4,777	2,577	2,961	3,325	21,257
• Charged (credited) to income statement	(11,231)	1,387	1,060	1,294	3,125	(4,365)
• Charged (credited) to equity	34,067	(152)	2,042	(1,107)	(2,645)	32,205
• Currency translation adjustment	3,560	418	325	164	250	4,717

As of December 31, 2004	34,013	6,430	6,004	3,312	4,055	53,814

• Charged (credited) to income statement	(3,874)	100	(1,013)	(1,143)	3,823	(2,107)
• Charged (credited) to equity	—	—	—	—	3,090	3,090
• Currency translation adjustment	(4,533)	(11)	(570)	(83)	(344)	(5,541)

As of December 31, 2005	25,606	6,519	4,421	2,086	10,624	49,256

	Depreciation and
Deferred tax liabilities:	amortization	Other	Total
As of January 1st, 2004	(5,272)	(83)	(5,355)
• (Charged) credited to income statement	(2,059)	(16)	(2,075)
• (Charged) credited to equity	481	—	481
• Currency translation adjustment	(88)	(1)	(89)

As of December 31, 2004	(6,938)	(100)	(7,038)

• (Charged) credited to income statement	920	414	1,334
• (Charged) credited to equity	(280)	236	(44)
• Currency translation adjustment	—	(7)	(7)

As of December 31, 2005	(6,298)	543	(5,755)

The total deferred income tax charged to equity for fair value adjustments in 2005 amounted to $2,480 of which a charge of $2,760 relating to fair value losses on cash flow hedge and a profit of $280 relating to fair value gains on machinery and equipment.
The income tax expense is as follows:

	Year ended December 31,
	2004	2005
Current tax	(19,438)	(22,471)
Deferred tax	(6,440)	(772)

Income tax expense	(25,878)	(23,243)

The reconciliation between the income tax expense on Axalto’s profit before income tax and the amount that would arise using the weighted average tax rate applicable to profits of the consolidated entities is follows:

	Year ended December 31,
	2004		2005
	$	%	$	%
Profit before income tax	82,857	100.0	82,510	100.0

Tax calculated at domestic rate applicable to profits of the consolidated entities	24,669	29.8	31,318	38.0
Effect of utilization of tax assets not recognized in earlier years	(11,003)		(7,249)
Effect of unrecognized deferred tax assets	2,500		1,142
Other permanent differences	9,712		(1,968)

Income tax expense	25,878	31.2	23,243	28.2

Deferred income tax assets are recognized for tax loss carry forwards and other future deductions to the extent that the realization of the related tax benefit through the future taxable profits is probable. As of December 31, 2005 and 2004, Axalto did not recognize tax assets amounting to $22.4 million and $31.4 million relating to tax losses and other future tax deductions.
Tax losses that can be carried forward against future taxable income amount to $91 million (in 2004: $118 million).
No deferred income tax liabilities have been recognized for withholding tax and other tax payable on the unremitted earnings of the subsidiaries either because the remittance of earnings does not trigger such taxes or because Axalto intends to permanently reinvest its earnings. However deferred taxes are accrued on unremitted earnings of associates when Axalto does not control the dividend distribution process.

Note 28 Earnings per share

	Year ended December 31,
	2004	2005
Basic
Profit attributable to equity holders of the company	56,291	57,072

Weighted average number of ordinary shares outstanding (in thousands)	40,295	40,423

Basic earnings per share	$1.40	$1.41

	Year ended
	December 31,
	2004	2005
Diluted

Profit attributable to equity holders of the company	56,291	57,072

Weighted average number of ordinary shares outstanding (in thousands)	40,295	40,423
Adjustment for share options (in thousands)	402	942
Weighted average number of ordinary shares for diluted earnings per share (in thousands)	40,697	41,365

Diluted earnings per share	$1.38	$1.38

The company presents both basic and diluted earnings per share (EPS) amounts. Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated according to the Treasury Stock method by dividing net income by the average number of common shares outstanding assuming dilution. Dilution is determined assuming that all stock options, which are in the money, are exercised at the beginning of the period and the proceeds used, by the Company, to purchase shares at the average market price for the period.
Note 29 Cash generated from operations

		Year ended December 31,
	Notes	2004	2005
Income for the period before minority interest		56,979	59,267
Adjustment for:
Tax	27	25,878	23,243
Research tax credit		—	(1,891)
Depreciation	7	34,481	30,729
Amortization	8	9,604	6,451
Stock option compensation charge	23	2,336	3,674
ESPP discount	23	1,214	391
Gains and losses on sales of fixed assets and write-offs		3,988	1,425
Net movement in provisions for liabilities and charges		(1,921)	(6,612)
Retirement benefit obligation	15	1,735	1,610
Interest income		(2,202)	(6,451)
Interest expense		2,530	2,493
Share of profit (loss) from associates	9	(262)	(1,145)

Changes in current assets and liabilities (excluding the effects of acquisitions and exchange differences in consolidation)
Inventories		(10,750)	20,862
Trade and other receivables		4,004	(3,935)
Retirement benefit obligation	15	—	(212)
Derivative financial instruments		1,348	(136)
Trade and other payables		53,709	5,336

Cash generated from operations		182,671	135,099

(*)	Compared with the IFRS consolidated statement of cash flow for the year ended December 31, 2004 published in the interim consolidated financial statements as of June 30, 2005:

-	$3,550 representing the non-cash stock compensation charge recorded in 2004 were reclassified from “Invested equity” to “Cash generated from operations”

-	$173 representing the variation of long term deposits in 2004 were reclassified from “Cash generated from operations” to “Purchase of non-current assets”.
Note 30 Commitments and contingencies
Schlumberger residuals
Pursuant to the terms of the Separation Agreement signed on March 19, 2004, Schlumberger and Axalto have agreed to carry out the complete transfer of the Schlumberger Group’s Cards and POS businesses to Axalto or one of its subsidiaries.
These undertakings remain in effect so long as there are contracts, assets or liabilities falling within the scope of Axalto’s business that have not been transferred at the time of the Separation. This also applies to contracts, assets or liabilities falling within the scope of Schlumberger’s business that have not been transferred at that same time.
Until the date of transfer of the such contracts, assets or liabilities to Axalto or to Schlumberger, as the case may be, or in the event that they could not be transferred or shall not be transferred as agreed by the parties, Schlumberger and Axalto have agreed to cooperate and execute the contracts or manage the assets and liabilities in the name of and for the account of the other party, pursuant to the instructions of such party, who will receive all profits and bear all losses (including all taxes normally due, other than those due as a result of a tax reassessment, and which are covered by tax indemnification provisions) resulting from these contracts, assets and liabilities.
Therefore, the activities, assets and liabilities pertaining to Schlumberger activities falling under the provisions of the Separation Agreement are not disclosed in the accompanying consolidated financial statements of Axalto nor is the associated payable from Axalto to Schlumberger or the associated receivable by Axalto from Schlumberger.
As of December 31, 2005, the balance of the assets and liabilities belonging to Schlumberger was a net asset of $12.7 million.
Lease commitments
Minimum rental lease commitments under non-cancelable operating leases, primarily real estate and office facilities in effect as of December 31, 2005, are as follows:

2006	20,561
2007	14,995
2008	12,189
2009	10,568
2010	10,015
2011 and after	66,320
Operating lease rental expense aggregated: $13,274 in 2004 and $16,087 in 2005.
Bank guarantees
As of December 31, 2005, bank guarantees, mainly performance and bid bonds, amounted to $21,073. These guarantees are issued as part of the Company’s normal operations in order to secure the Company’s performance under contracts or tenders for business. These guarantees become payable based upon the non-performance of the Company.

Microprocessor chips purchase commitments
Axalto is committed by contract towards its suppliers of chips to purchase the whole quantity of products in safety stocks within a period of time of one year from the availability date of the safety stocks. At December 31, 2005, the commitments to purchase these safety stocks valued at the average purchase price amounts to $18,590.
Montrouge and Louveciennes relocation
On July 29, 2005, Axalto signed a twelve-year lease for 20,000 m2 of office space located in Meudon near Paris (France) that will allow Axalto to regroup the employees of its Montrouge and Louveciennes sites in one single location. The transfers into the new location are scheduled between March and December 2006. One-off costs related to the Montrouge and Louveciennes lease terminations, to the new lease and set up of the Meudon site are booked as incurred over 2005 and 2006. The project will also require capital expenditure in building improvements and equipment.
Axalto Holding NV guarantees
During 2005, Axalto Holding N.V. has issued guarantees to secure several banking facilities against the risk of default of payment of its borrowing subsidiaries. These guarantees are continuing securities and will be valid until final payment in full of all amounts owed. The aggregate amount recoverable from Axalto Holding N.V. shall not exceed $310 million. This includes the $250 million syndicated facility referred to in Note 14.
SAIT Commitment
Axalto holds a 51% interest in SAIT, a Chinese joint venture. This joint venture has been fully consolidated within Axalto. In 2005, Axalto and the joint venture partner amended its articles of association and agreed the following:
-	Axalto guarantees the profit of the joint venture will not be less than Chinese renminbi 29 million (approximately $3.6 million) for 2005, Chinese renminbi 32 million (approximately $4.0 million) for 2006, Chinese renminbi 28 million (approximately $3.5 million) for 2007 and Chinese renminbi 25 million (approximately $3.1 million) for each fiscal year thereafter until 2009 (inclusive).

-	In exchange, Axalto is granted and shall exercise control of the joint venture until December 31, 2009.
This commitment has been fair valued, and the liability will be re-valued at the end of each reporting date. To date, management estimated that the fair value of the guarantee is not material.
Legal proceedings
In August 2002, a €12.5 million (approximately $14.8 million) claim was brought against Axalto by a distributor for damages suffered and costs incurred resulting from the Company’s alleged failure to deliver POS terminal software on time and to provide agreed specifications. The court ordered an evaluation of damages by an expert, which is still ongoing. In documents submitted by the plaintiff in the context of this evaluation, the plaintiff estimates its damages at €8.3 million (approximately $9.8 million). Axalto believes that it has good arguments to strongly contest this case and is awaiting a hearing.
In December 2005, a lawsuit was brought against Axalto for alleged infringement of two patents related to JavaCard and self-diagnosis. The plaintiff estimates its damages at €605 thousand (approximately $716). Axalto believes that it has good arguments to strongly contest this case and is awaiting a hearing.
Although the outcome of these lawsuits is unknown at the date of publication of its 2005 annual report, Axalto does not believe that they will have a significant unfavorable impact on its financial situation, profits or cash flow.

Note 31 Contemplated business combination with Gemplus
On December 6, 2005, Axalto and Gemplus entered into a combination agreement governed by French law under the terms of which the two companies agreed to a merger of equals.
The Board of Directors of each company unanimously approved this transaction. The two largest shareholders of Gemplus also approved this combination and have also entered into the combination agreement.
The combination will be completed in two distinct, successive steps:
-	an increase in the share capital of Axalto through the contributions in kind of the entirety of the Gemplus shares held by the two largest shareholders of Gemplus (approximately 43.7% of the share capital of Gemplus);

-	followed by a voluntary public offer launched by Axalto for the balance of the Gemplus shares that Axalto (which will have then changed its name to Gemalto) will not already hold (approximately 56.3% of the share capital of Gemplus).
The contributions in kind and the voluntary public exchange offer will be at the same exchange ratio of 2 Axalto shares for every 25 Gemplus shares.
Immediately prior to the contributions in kind, Gemplus will distribute €0.26 to all its shareholders. The contributions in kind and distribution are subject to anti-trust and other regulatory approvals, the approval of the Gemplus shareholders and certain other customary contractual conditions.
The Axalto General Meeting of shareholders, which occurred on January 31, 2006, approved the combination.
The Gemplus General Meeting of shareholders, which occurred on February 28, 2006, approved the resolutions related to the combination.
Approval by the anti-trust authorities of the relevant jurisdictions is expected to take place late in the second quarter or in the third quarter.
The press release announcing the combination and the description of its main terms are available on the Axalto and Gemalto websites (www.axalto.com; www.gemalto.com).
As of December 31, 2005, Axalto has deferred $2.1 million of costs incurred in the second half of 2005 for the preparation, execution and announcement of the Combination Agreement. These costs consist mainly of lawyers and public relations firms fees. Axalto also committed to pay certain expenses in connection with the contemplated Combination, amounting to $2.0 million as of December 31, 2005 and agreed to reimburse to Gemplus the external costs Gemplus has and will incur in relation with the combination, upon completion of the combination. The costs incurred by Gemplus in relation to the combination are estimated at $3.9 million as of December 31, 2005.
Note 32 Post-closing events
To management’s knowledge, there is no significant event that occurred since December 31, 2005, which would materially impact the consolidated financial statements, as presented in this document.
20.1.6. Independent auditors’ report on the consolidated financial statements
To the Shareholders of Axalto Holding N.V.
We have audited the accompanying consolidated balance sheet of Axalto Holding N.V. and its subsidiaries as of December 31, 2005 and the related consolidated statements of income, cash flows and changes in shareholders’ equity for the year then ended. These consolidated financial statements have been prepared for the first time in accordance with IFRSs as adopted by the European Union and include comparative information restated in accordance with the same standards in respect of financial year 2004. These consolidated financial statements are the responsibility of Axalto Holding N.V.’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with International Standards on Auditing. Those Standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Axalto Holding N.V. and its subsidiaries as of December 31, 2005, and the results of their operations and their cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union.
PricewaterhouseCoopers Audit
Paris, France
April 28, 2006
20.2.	Audited statutory financial statements for the periods ended December 31, 2003, 2004 and 2005

20.2.1.	Audited statutory financial statements for the period ended December 31, 2003

20.2.1.1.	Balance sheet and profit and loss account for the period ended December 31, 2003
Financial report 2003
Axalto Holding B.V.
The Hague
(Previously named Schlumberger Systems B.V.)
Directors’ report
In accordance with the strategic plan of Schlumberger Limited, announced in 2002 concerning certain of its activities, Schlumberger decided to carve out and consolidate under the same holding structure its smart card and point of sales activities (the “Axalto Business”).
That process that started in 2002 with the creation on 10 December 2002 of Axalto Holding B.V.; formerly Schlumberger Systems B.V., has continued in 2003 with the acquisition of a number of additional Axalto legal entities. In the first quarter of 2004 Schlumberger plans to contribute the capital of or sell to Axalto Holding B.V. all the remaining companies of the Axalto Business. Following this and after the conversion of the company in a N.V., the Axalto Business will be ready potentially for an IPO or another form of divestiture.
During 2003, Axalto Holding B.V. was an intermediate holding company. and as such was fully consolidated in Schlumberger Limited’s financial statements.
The main items impacting Axalto’s results-of operations in 2003 are the interest due on the loan that was contracted to finance acquisitions through share purchases and an impairment charge of a participation acquired in 2002.
In December 2003 Schlumberger B.V. made a payment of a share premium of €10 million in cash to Axalto Holding B.V. to cover the 2003 losses and reduce the debt.
The Hague, 11 February 2004

Board of Directors
A.R. Verburg
Annual accounts
Balance sheet as at 31 December 2003 (after proposed appropriation of result)

	31 December 2002		31 December 2003
	EUR	EUR	EUR	EUR
Assets
Financial fixed assets
Investments in group companies	20,001,105		16,587,671
Loan to group company	0		124,924

		20,001,105		16,712,595

Cash at banks and in hand		18,653		16,961

		20,019,758		16,729,556

Shareholder’s equity and liabilities
Shareholder’s equity
Share capital	18,000		18,000
Share premium	0		10,000,000
Accumulated deficit	(12,049)		(8,712,395)

		5,951		1,305,605

Current liabilities
Loan from group company	20,002,000		15,342,011
Payables to group company	9,807		19,437
Other payables	2,000		62,503

		20,013,807		15,423,951

		20,019,758		16,729,556

Profit and loss account for the year 2003

	1 January -	10 December -
	31 December 2002	31 December 2003
	EUR	EUR
Other operating expenses	2,242	76,949
Total operating expenses	2,242	76,949

Operating result	(2,242)	(76,949)

Adjustment subsidiary to fair value	0	(8,001,159)
Interest expense	(9,807)	(622,926)
Foreign currency results	0	688

Result on ordinary activities before taxation	(12,049)	(8,700,346)
Taxation on result on ordinary activities	0	0

Net result after taxation	(12,049)	(8,700,346)

Notes to the balance sheet and profit and loss account
Note 1 General notes
1.1	General
Activities
Axalto Holding B.V., formerly Schlumberger Systems B.V., was incorporated on 10 December 2002. The Company acts as an intermediate holding and financing company. In accordance with the strategic plan, Schlumberger decided to carve out and consolidate under Axalto Holding B.V. its smart card and point of sales businesses.
1.2 Group structure
Axalto Holding B.V. belongs to the Schlumberger Limited Group. The parent company is Schlumberger B.V. The ultimate parent company is Schlumberger Ltd., incorporated in Curacao, Netherlands Antilles. The financial information of Axalto Holding B.V. is included in the consolidated annual accounts of Schlumberger Ltd.
1.3 Cash flow statement
The information regarding cash flow from the Company is included in the consolidated cash flow statement of the ultimate parent company Schlumberger Ltd.
1.4 Consolidation
In accordance with the exemptions ex article 408 Part 9, Book 2 of the Netherlands Civil Code, investments in group companies have not been consolidated.
1.5 Principles of valuation of assets and liabilities
General
The annual accounts are prepared in accordance with accounting principles generally accepted in the Netherlands. The annual accounts are prepared in euro. Assets and liabilities are valued at face value, unless otherwise indicated.
Financial fixed assets
Investments in group companies are valued at cost or lower fair value. Dividends are recognized as income once received.
In the valuation of financial fixed assets, any impairments as at balance sheet date are taken into account.
Loans to group companies included in financial fixed assets are valued at face value less provisions where necessary.
1.6 Principles of determination of result
General
The result for the year represents the difference between income for the year and costs and other charges for the year. The results on transactions are recognized in the year they are realized; losses are taken as soon as they are foreseeable.

Costs
Costs are recognized based on the historical cost convention and are allocated to the reporting year to which they relate.
Exchange rate differences
Current assets and liabilities at year-end and transactions during the year denominated in foreign currencies are translated into euros at the rate of exchange ruling at year-end and at the time of the transaction, respectively. Exchange rate differences are recognized in the profit and loss account.
Taxation
Tax is calculated by applying the current rate of tax to the result for the financial year, taking into account tax losses carried forward and tax exempt profit elements and after inclusion of non-deductible costs. The losses available for compensation with future profits to date are valued at nil, as the Company is not expecting taxable income in the near future.
Note 2 Notes to the balance sheet
2.1 Financial fixed assets
Investments in group companies
During the year a number of additional smart card and point-of-sale business activities were acquired.
A list of the 5% or more directly owned participations as at 31 December 2003 is presented below:

Company	Domicile	Ownership
Schlumberger Systemes SA	France	6.28%
CP8 Technologies SA	France	100%
Schlumberger Kartya es Automata Kft	Hungary	96%
Schlumberger Cardtech Ltda	Brasil	100%
Schlumberger Smart Cards & Terminals KK	Japan	100%
Axalto B.V.	The Netherlands	100%
Schlumberger Cards & Terminals Canada Ltd	Canada	100%
Test & Transactions Elektronik Ltd Sirketi	Turkey	50%
Schlumberger Systemes SA, France owns the following important operating companies involved in the manufacturing of cards, Solaic Iberica SA in Spain (100% owned), Shanghai Solaic IC Cards in China (joint venture, 31% stake) and SPOM Japan Co. Ltd (100% owned).
Summary of movements in investments in participations

31 December 2003
EUR
1 January 2003
Book value	20,001,105

Movements 2003
Acquisitions	4,587,725
Capital contributions	0
Impairment charge	(8,001,159)

(3,413,434)

31 December 2003
Book value	16,587,671

The impairment charge relates to the valuation at lower fair value of Schlurnberger Systemes SA, France, and is based on a discounted cash flow valuation method.
In accordance with article 379.2 Part 9, Book 2 of the Netherlands Civil Code, the equity and result for the year of the non-consolidated group companies has not been disclosed.
Loan to group company
On 17 December 2003 the Company financed its Hungarian subsidiary with an interest bearing euro denominated loan at 3-months Euribor plus 75 basis points. The loan matures on 17 December 2005 but contains an early repayment clause in which the Borrower may repay any amounts without penalty provided a notice is given to the Lender.
2.2 Shareholder’s equity

	Share Capital	Share premium	Accumulated deficit	Total
1 January	18,000	0	(12,049)	5,951
Contributions	0	10,000,000	0	10,000,000
Result	0	0	(8,700,346)	(8,700,346)

31 December	18,000	10,000,000	(8,712,395)	1,305,605

Share capital
The authorized share capital of the Company as at 31 December 2003 amounts to €90,000 and consists of 90,000 ordinary shares with a nominal value of €1 each. Issued share capital amounts to €18,000 and consists of 18,000 ordinary shares.
Share premium
Share premium of €10,000,000 represents additional contributions by the shareholder. In 2003, the shareholder contributed €10,000,000 share premium in cash.
2.3 Current liabilities
Current liabilities include a euro denominated loan from Schlumberger B.V. repayable as at 27 December 2004. The loan as at 31 December 2003 amounts to €15,342,011 including accrued interest. Interest is based on EURIBOR plus 50 basis points.
Note 3 Notes to the profit and loss account
3.1 Other operating expenses
Operating expenses consist of legal fees, audit fees, bank charges, capital tax and miscellaneous expenses.
3.2 Interest expense
The interest expense mainly relates to interest payable on the loan from group company.
3.3 Adjustment subsidiary to fair value
For one subsidiary the future earnings capacity was downgraded resulting in an impairment charge of €8,001,159.

3.4 Taxation on result on ordinary activities
The Company is in a fiscal loss position. No tax credit is recognized in the profit and loss account given the uncertainty in relation to future fiscal profits. Losses available for future compensations are estimated at €0.5 million as at 31 December 2003.
3.5 Related party transactions
During the year, the company acquired smart card and point-of-sale business activities from other Schlumberger Limited Group Companies.
The purchase price of Schlumberger Cardtech Ltda is based on the fair market value at the time of acquisition in accordance with Brazilian accounting principles. Schlumberger Smart Cards & Terminals KK Japan is based upon a valuation in accordance with Japanese corporation tax legislation at the time of acquisition.
Two sales service organizations, Axalto BV and Test & Transactions Elektronik Ltd Sirketi, were acquired at estimated net asset value.
Note 4 Supplementary information
4.1 Employees
The average number of staff employed by the Company during 2003 was 0 (2002: 0). The Company has one director and has not disclosed director’s remuneration in accordance with article 383.1 Part 9, Book 2 of the Netherlands Civil Code.
The Hague, 11 February 2004
Board of Directors,
A.R. Verburg
Other information
Profit appropriation according to the Articles of Association
According to article 18 of the Articles of Association the result for the year is at the disposal of the shareholder. If in any year the total of reserves becomes negative, no profit can be distributed in the following years until reserves have become at least nil.
Proposed appropriation of result
Management proposes to add the net loss for the period to accumulated deficit. This proposal has been reflected in the annual accounts.
20.2.1.2. Independent auditors’ report on the stautory financial statements
Auditors’ report
To the General Meeting of Shareholders of Axalto Holding B.V.
Introduction
In accordance with your instructions we have audited the annual accounts of Axalto Holding B.V., The Hague, for the year 2003 as included in this report on pages 3 to 11*.

These annual accounts are the responsibility of the company’s management. Our responsibility is to express an opinion on these annual accounts based on our audit.
Scope
We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the annual accounts are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the annual accounts. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the annual accounts. We believe that our audit provides a reasonable basis for our opinion.
Opinion
In our opinion, the annual accounts give a true and fair view of the financial position of the company as at 31 December 2003 and of the result for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9 of Book 2 of the Netherlands Civil Code.
11 February 2004
PricewaterhouseCoopers Accountants N.V.
*	This page reference was included in the original auditors’ report. The annual accounts and accompanying notes referred to are reproduced in Part II — Section 20.2.1.1 “Balance sheet and profit and loss account for the period ended December 31, 2003” of this prospectus.
20.2.1.3. Statement of cash flows for the period ended December 31, 2003
Gemalto N.V.
(formerly known as Axalto Holding N.V).
Statements of cash flows

		1 January –
	10 December – 31	31 December
	December 2002	2003
	EUR	EUR
Cash flows from operating activities
Result on ordinary activities before taxation	(12,049)	(8,700,346)
Adjustments for:
Interest expense, net	9,807	622,926
Impairment charge	0	8,001,159
Changes in working capital:
Trade & other payables	2,000	79,940

Net cash provided by (used by) operating activities	(242)	3,679

Cash flows from (used in) investing activities
Loan granted to group company	0	(124,773)

Purchase of investments in other companies	(20,001,105)	(4,587,725)
Interest received	0	318

Net cash used in investing activities	(20,001,105)	(4,712,180)

Cash flows from (used in) financing activities
Invested equity	18,000	10,000,000
Proceeds from borrowings	20,002,000	0
Repayments of borrowings	0	(5,293,191)
Net cash provided by (used in) financing activities	20,020,000	4,706,809

Net increase (decrease) in cash at banks and in hand	18,653	(1,692)
Cash at banks and in hand, beginning of period	0	18,653

Cash at banks and in hand, end of period	18,653	16,961

Notes to the statement of cash flows for the year ended 31 December 2003
Basis of preparation
The cash flow statement has been prepared applying the indirect method. The numbers have been derived from the audited statutory financial statements for the year ended December 31, 2003, as included in Part II — Section 20.2.1.1 “Balance sheet and profit and loss account for the period ended December 31, 2003” of this prospectus, and should be read in conjunction therewith. The cash and cash equivalents in the cash flow statement comprise the balance sheet item cash at banks and in hand.
Cash flows in foreign currencies have been translated at estimated average exchange rates. Exchange differences affecting cash items are shown separately in the cash flow statement.
Receipts and payments of interest, dividends received and corporate income tax are included in the cash flow from operating activities. Dividends paid have been included in the cash flow from financing activities.
20.2.1.4.	Independent auditors’ report on the statement of cash flows for the period ended December 31, 2003
To the general meeting of shareholders and
board of management of Gemalto N.V.
Joop Geesinkweg 541-542
1096 AX Amsterdam
Auditors’ report
Introduction
In accordance with your instructions we have audited the accompanying statement of cash flows (‘the statement’) of Gemalto N.V. (formerly known as Axalto Holding N.V) Amsterdam, for the year ended 31 December 2003, as included in Part II — Section 20.2.1.3 “Statement of cash flows for the period ended December 31, 2003” of this prospectus. This statement is the responsibility of the company’s management. Our responsibility is to express an opinion on this statement based on our audit.
Scope
We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.
Opinion
In our opinion, the statement of cash flows of Gemalto N.V. for the year ended 31 December 2003 has been properly prepared on the basis described in the notes to the statement.
Emphasis of matter
As noted in the notes to the statement of cash flows, this statement should be read in conjunction with the annual accounts of Gemalto N.V. for the year ended 31 December 2003, as included in Part II — Section 20.2.1.1 “Balance sheet and profit and loss account for the period ended December 31, 2003” of this prospectus, on which we issued an unqualified auditors’ report dated 11 February 2004.
Amsterdam, 22 June 2006
PricewaterhouseCoopers Accountants N.V.
drs. F.P. Izeboud RA

20.2.2. Audited statutory financial statements for the period ended December 31, 2004
20.2.2.1. Consolidated balance sheets for the period ended December 31, 2004

		Year ended December 31,
	Notes	2003	2004
		In thousands of US $
ASSETS
Non Current assets
Intangible fixed assets other than goodwill	4	31,016	24,964
Goodwill	4	287,621	297,167

		318,637	322,131

Property, plant and equipments	5	105,410	108,899
Deferred tax assets	6	14,515	42,740
Other long-term assets	7	8,978	9,705

		23,493	52,445

Total non-current assets		447,540	483,475

Current assets
Inventories	8	103,827	122,492

Trade receivables	9	190,466	202,160
Receivables from related parties	17	12,666	1,895
Deferred tax assets	6	6,835	11,288
Other current assets	10	34,894	54,565

		244,861	269,908

Cash and cash equivalents		50,154	223,820

Total current assets		398,842	616,220

Total assets		846,382	1,099,695

EQUITIES & LIABILITIES
EQUITIES
Issued capital		0	55,089
Share premium		0	553,001
Retained earnings			-1,475
Accumulated other comprehensive income		0	42,002
Net Income		0	42,789
Shareholder investment		541,213	0

	12	541,213	691,406

Minority interest	11	9,876	7,059

Total equity		551,089	698,465

LIABILITIES
Provision for pensions and other employment benefits	13	11,175	15,013
Provision for deferred tax liabilities	6	5,092	5,905
Other provisions	13	16,326	14,210

Total provisions		32,593	35,128

Non-current debts
Interest bearing loans and borrowings	14	2,287	30,249
Other non current debts	15	8,827	6,267

Total non-current debts		11,114	36,516

Current liabilities
Bank overdrafts and short-term loans		21,615	8,592
Trade payables		94,812	126,644
Payables to related parties	17	10,263	146
Employee, other payables and accrued liabilities	16	113,860	173,656
Income tax payable		11,036	20,548

Total current liabilities		251,586	329,586

Total equity, provisions and liabilities		846,382	1,099,695

20.2.2.2. Consolidated income statements for the period ended December 31, 2004

		Year ended December 31,
	Notes	2003	2004
		In thousands of US$
Revenue		767,662	960,427
Cost of revenue		(529,447)	(645,027)
Amortization of goodwill			(14,143)

Gross profit		238,215	301,257
Operating expenses
Research and engineering expenses		49,034	63,962
Sales and marketing expenses		91,935	109,842
General and administrative expenses		49,355	55,216

Total operating expenses		190,324	229,020

Operating profit	20	47,891	72,237

Other income, net	22	1,250	2,822
Foreign currency transaction loss, net		(9,939)	(5,715)
Interest income, (expense) net	21	(5,309)	291

Profit before tax		33,893	69,635

Income tax expense	23	(6,910)	(24,944)
Profit after tax		26,983	44,691

Share in results of participating interest		422	(1,214)

Group income		27,405	43,477

Minority interest		(2,396)	(688)

Net income		25,009	42,789

Basic earnings per share (in US dollars)	24		1.06

Diluted earnings per share (in US dollars)	24		1.05

Average number of shares outstanding (in thousands)	24		40,295

Average number of shares outstanding assuming dilution	24		40,697

20.2.2.3. Consolidated statements of changes in shareholders’ equity for the period ended December 31, 2004

	Consolidated statement of changes in stockholders’ equity
						Accumulated other comprehensive income
						Foreign	Market value
						currency	cash flow
	Issued	Share	Retained	Stockholders		translation	hedges
In thousands of US$	capital	premium	earnings	investment		adjustments	adjustment	Total	Net income	Total
December 31, 2003				541,213	(1)					541,213

Net equity Axalto Holding B.V. as at December	22	12,500	–10,890							1,632

Capital increase due to change B.V. to N.V.	34	–34								0

Additional contribution from Schlumberger				51,191						51,191

Recapitalisation and issuance of common stock, net capital contribution by Schlumberger Ltd	50,000	532,989	9,415	–592,404						0

Capital increase reserved to employees	547	7,546								8,093

Net income									42,789	42,789
Foreign currency translation adjustment						40,490		40,490		40,490

Translation adjustment share capital	4,486					–4,486		–4,486		0

Market value cash flow hedges adjustment							5,998	5,998		5,998

	55,089	553,001	–1,475	0		36,004	5,998	42,002	42,789	691,406

(1)	of which 31,104 relates to Axalto Holding and 510,199 to Schlumberger. Authorized capital amounts to €150 million ordinary shares with a nominal value of each share of €1. At the end of 2004, 40,490,668 ordinary shares were issued with a nominal value of €1 each.

20.2.2.4. Consolidated statements of cash flows for the period ended December 31, 2004

		Year ended December 31,
	Notes	2003	2004
		In thousands of US$
Cash flows from operating activities		25,009	42,789
Net income
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization (other than goodwill)	20	37,321	44,914
Amortization goodwill		—	14,143
Deferred taxes		(1,011)	1,781
Non cash loss on disposal of fixed assets and write-offs		1,866	3,988
Share of losses of equity investees, net of dividends received		245	2,282
Changes in assets and liabilities:
Trade receivables, net		32,509	(1,838)
Receivables from related parties		(7,065)	17,054
Inventories, net		12,077	(10,750)
Trade payables		3,001	22,215
Payables to related parties		(15,348)	(12,321)
Employee, other payables and accrued liabilities		699	45,421
Pensions and other provisions		(338)	698
Estimated liability for taxes on income		3,609	9,055
Other assets and liabilities, net		(7,528)	(13,563)

Net cash providing by operating activities		85,046	165,868

Cash flows from investing activities
Capital expenditures (fixed assets)	5	(18,802)	(36,783)
Capital expenditures (intangible assets)	4	(1,146)	(2,547)
Proceeds from sale of fixed assets		3,909	407

Net cash used in investing activities		(16,039)	(38,923)

Cash flows from (used in) financing activities
Net equity / invested equity		(44,494)	31,912
Bank overdrafts and short term loans		(3,367)	(15,380)
Long term debt		162	26,340

Net cash provided by (used in) financing activities		(47,699)	42,872

Net increase in cash and short-term investments		21,308	169,817
Translation effect on cash and short-term investments		777	3,849
Cash and short-term investments, beginning of period		28,069	50,154

Cash and short-term investments, end of period		50,154	223,820

20.2.2.5. Notes to the consolidated financial statements for the period ended December 31, 2004
Note 1 Background and Basis of Presentation
1.1 Background
Axalto Holding N.V., formerly Schlumberger Systems B.V., was incorporated on December 10, 2002 and has its statutory seat in Amsterdam. Axalto Holding N.V. acted initially as an intermediate holding company.
In the fourth quarter of 2002, Schlumberger Limited (“Schlumberger”) announced its intention to divest various businesses, including certain of its Products Group. On March 19, 2004, Schlumberger and Axalto (the “Company”) entered into a Master Separation Agreement (“Separation Agreement”) under which Schlumberger agreed to transfer to Axalto the assets and liabilities associated with the businesses of Smart Cards (“Cards”) and Point of Sales

Terminals (“POS”), which belonged to the Schlumberger Products Group, in connection with the listing of Axalto’s shares on the Euronext Paris. Cards includes microprocessor, magnetic stripe, memory and other cards and related services for mobile communications, financial cards, public sector and access applications including licensing of intellectual property rights, and prepaid phone cards. POS includes point of sales terminals, systems and related services.
Axalto was first listed on the Euronext Paris on May 18, 2004. Schlumberger sold 87.5% of the stock of Axalto Holding N.V. through the Initial Public Offering, and divested its remaining 12.5% stake on September 17, 2004.
1.2 Basis of presentation
The accompanying financial statements of Axalto and its subsidiaries as at December 31, 2004, are expressed in US dollars and have been prepared in accordance with generally accepted accounting principles for financial information in The Netherlands. Unless otherwise indicated historical cost is used for the valuation of assets and liabilities and the determination of income. Assets and liabilities are recorded at face value unless otherwise disclosed hereafter. Unless otherwise indicated all amounts are in thousands of US dollars.
The prior year figures in the consolidated accounts show the combined financial statements of Axalto for 2003 which were derived from the consolidated financial statements of Schlumberger Limited. The combined financial statements which have been prepared in accordance with generally accepted accounting principles for financial information in the United States of America, include the historical assets, liabilities, revenues and expenses that were directly related to the Axalto business within Schlumberger during the period presented.
Certain amounts of Schlumberger’s corporate expenses, including the cost of services relating to legal, tax, accounting, employee benefits, internal audit, real estate management, insurance and information technology, as well as treasury and other corporate and infrastructure costs, although not directly attributable to Axalto’s operations, have been allocated to Axalto on the basis that Schlumberger and Axalto consider to be a reasonable reflection of the utilization of services provided or the benefit received by Axalto. These allocations have been based upon revenue, headcount or other methods depending on the nature of the costs that reflect assumptions management believes are reasonable. However, the financial information provided herein may not reflect the combined financial position, operating results, changes in invested equity and cash flows of Axalto in the future or what they would have been had Axalto been a separate, stand alone company during the period presented.
During 2003, Axalto did not operate as a separate, stand-alone company. Axalto’s results were included in the consolidated financial statements of Schlumberger on a divisional basis, and there were no separate meaningful historical equity accounts for Axalto. Changes in total invested equity represented Schlumberger’s net investment in Axalto after giving effect to the net earnings of Axalto, dividends paid and net transfers (including cash) to and from Schlumberger. As the result of the contribution by Schlumberger to Axalto of the assets and liabilities related to the Cards and POS businesses, Schlumberger’s net investment in Axalto converted to common stock and additional paid-in capital. 40,027,000 common stock of Axalto Holding N.V. were issued and subscribed by Schlumberger prior to the first listing with Euronext Paris on May 18, 2004.
1.3 Consolidation
The consolidated accounts comprise the financial information of Axalto Holding N.V. and of its group companies. Group companies are entities in which Axalto Holding N.V directly or indirectly, exercises a controlling interest, through the ability to exercise a majority of the voting rights or any other ability to exert control over financial and operating activities. This includes potential voting rights that may be exercised at the balance sheet date.
All intercompany transactions and balances within Axalto are eliminated.
Considering the fact that the parent company’s income statement is included in the consolidated annual accounts, a summarized statement of operations is prepared following article 402, Book 2 of the Civil Code.

The consolidated annual accounts comprise the financials of Axalto Holding N.V. and the following group companies:

		Direct or indirect	Percentage held
Country of incorporation	Company	ownership	by the company
Germany	Axalto GmbH	Direct	100%
Netherlands Antilles	Cards & Terminals N.V.	Direct	100%
Australia	Axalto Pty Ltd.	Direct	100%
Brazil	Axalto do Brazil Cartoes e Terminais Ltda	Direct	100%
Canada	Axalto Canada Ltd	Direct	100%
China	Axalto (Beijing) Smart Cards Technology Co Ltd.	Indirect	100%
China	Hunan Telecommunications Equipment Co Ltd.	Indirect	51%**
China	Shangai Axalto IC Cards Technology Co Ltd	Indirect	51%
Spain	Axalto SP S.A.	Indirect	100%
United States	Axalto Inc.	Direct	100%
United States	Axalto CP8 Inc	Indirect	100%
France	CP8 Technologies S.A.	Indirect	100%
France	Electronics Transactions Integration Services S.A.	Indirect	100%
France	Axalto S.A.	Direct	100%
France	Axalto International S.A.S.	Direct	100%
United Kingdom	Axalto Terminals Ltd	Indirect	100%
United Kingdom	Axalto UK Ltd	Direct	100%
United Kingdom	Axalto Cards Ltd	Indirect	100%
Hong Kong	CP8 Hong Kong Ltd	Indirect	100%
Hong Kong	Axalto Technologies Asia Ltd	Indirect	100%
Hungary	Axalto Hungary Commercial and Services Ltd	Direct	100%
British Virgin Islands	Axalto Cards & Terminals Ltd	Indirect	100%
British Virgin Islands	Axalto Technology Ltd	Indirect	100%
India	Axalto Cards & Terminals India Ltd	Direct	100%
Indonesia	PT Axalto Indonesia	Indirect	100%
Italy	Axalto SPA	Direct	100%
Japan	Axalto KK	Direct	100%
Japan	SPOM Japan KK	Indirect	100%
Malaysia	Axalto International Ltd	Indirect	100%
Malaysia	Axalto (M) Sdn Bhd	Direct	100%
Mexico	Distribucion S.A. de CV	Direct	100%
Mexico	Axalto Cards Mexico S.A. de CV	Indirect	100%
Mexico	CP8 Mexico SA de CV	Indirect	100%
Panama	Axalto Eastern Holdings Inc	Indirect	100%
Netherlands	Axalto BV	Direct	100%
Philippines	Axalto Philippines Inc	Indirect	100%
Czech republic	Axalto SRO	Direct	100%
Singapore	Axalto Singapore Pte Ltd	Direct	100%
Sweden	Axalto AB	Indirect	100%
Thailand	Boolanakarn Holdings (Thailand) Ltd	Indirect	100%
Thailand	Axalto Industries (Thailand) Ltd	Indirect	100%
Turkey	Axalto Cards & Terminals Ltd Sirketi	Direct	100%

**	Axalto holds a 51% interest in H.S.T.E, a company located in China. A portion of H.S.T.E’s business includes Schlumberger’s public phones equipment business in China, which is not within the scope of Axalto’s operations. As part of the reorganization, Schlumberger has agreed to assume all risks and rewards of the past and future operations of the public phone equipment business in H.S.T.E as specified in the separation agreement. As a result, it was not considered appropriate to include the results of operations of the public phones equipment business in the statement of operations of Axalto.

1.4 Notes to the cash flow statement
As no Dutch GAAP consolidated balance sheet was prepared as at December 31, 2002, the comparative cash flow statement for the year 2003 has been derived using the US GAAP combined balance sheet for that period.

In determining the cash flow provided by or used in the changes in assets and liabilities in our consolidated statements of cash flows, we deduct from the year-end balances of those assets and liabilities the amount corresponding to the variations in the functional currencies of group companies against the US dollar over the period.
1.5 Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, Axalto evaluates its estimates, including those related to doubtful accounts, valuation of inventories and investments, recoverability of goodwill and intangible assets, income tax provision and recoverability of deferred taxes, contingencies and litigations and actuarial assumptions for employee benefit plans. Axalto bases its estimates on historical experience and on various other assumptions that, in management’s opinion, are reasonable under the circumstances. These results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Note 2 Principles of determination of result
2.1 Revenue recognition
2.1.1 Products and services revenue
Axalto’s products and services are generally sold based upon contracts or purchase orders with the customer that include fixed and determinable prices and that do not include right of return, other similar provisions or other significant post delivery obligations. Revenue is recognized for products upon delivery when title and risk pass, the price is fixed and determinable and collectibility is reasonably assured. Revenue for services is recognized over the period when services are rendered and collectibility is reasonably assured. Revenue for royalties is recognized when income is earned and collectibility is reasonably assured.
Certain revenues are recognized using the percentage of completion method as services are provided. These services include installation and integration services. Under the percentage of completion method, the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Losses on contracts are recognized during the period in which the loss first becomes probable and can be reasonably estimated.
2.1.2 Multiple element arrangements
Revenue from contracts with multiple elements, such as those including services, is recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements.
2.1.3 Collectibility
As part of the revenue recognition process, Axalto determines whether trade and notes receivables are reasonably assured of collection based on various factors, including the ability to sell those receivables and whether there has been deterioration in the credit quality of customers that could result in the inability to sell those receivables. Axalto defers revenue and related costs when it is uncertain as to whether receivables will be collectable. Axalto defers revenue but recognizes related costs when it determines that the collection of receivables is unlikely.
2.1.4 Deferred and unbilled revenue
Deferred revenue includes amounts that have been billed per contractual terms but have not been recognized as income. Revenue in excess of amounts invoiced on long-term contracts is recorded as work in progress and included in inventory.

2.2 Concentration of credit risk
Axalto’s financial instruments, which potentially subject Axalto to concentration of credit risk, consist primarily of accounts receivable. Axalto maintains an allowance for uncollectible accounts receivable based on expected collectibility. Axalto performs ongoing credit evaluations of its customers’ financial condition.
2.3 Foreign Currency accounting
Axalto’s functional currencies are primarily local currencies.
All assets and liabilities recorded in functional currencies other than US dollars are translated at current exchange rates as of the balance sheet date. Goodwill of the foreign participations is regarded as an asset and is also translated at the rate of exchange prevailing at the balance sheet date. The resulting translation differences are taken to the foreign currency translation adjustment reserve within shareholder’s equity.
The share capital of Axalto Holding N.V. is also translated at the current exchange rate as at December 31, 2004. The resulting adjustments are charged or credited directly to equity.
Revenue and expenses resulting from transactions, including interest income and expenses, are translated at the weighted-average exchange rates for the period. Realised and unrealised gains and losses are included in income in the period in which they occur. They reflect the cumulative impact of the change in values due to currency fluctuation between the booking and settlement dates of assets and liabilities denominated in currencies other than the functional currency in each of the Axalto entities.
The combined financial statements of Axalto for the year ended 31 December 2003, did not include the gains or losses relating to the foreign currency exchange contracts entered into as a hedge against the risk attached to the future settlement of assets and liabilities denominated in a currency other than the functional currency. These contracts were entered into at Group level by Schlumberger and the corresponding gains (losses) were not allocated back to the Cards or POS business. Foreign currency transaction gains (losses) included in the results of operations were $(9.9) million in 2003.
For the year ended December 31, 2004, Axalto entered into foreign currency exchange contracts as a hedge against the risk attached to the future settlement of assets and liabilities denominated in a currency other than the functional currency. The consolidated income statement as at December 31, 2004 therefore includes a net transaction loss of $(1.6) million after taking into account the result on these hedging instruments.
2.4 Research and engineering
All research and engineering costs are expensed as incurred, including costs related to patents or rights that may result from such expenditures, except for certain software development costs qualifying for capitalisation.
Axalto capitalised eligible software development costs upon achievement of technological feasibility subject to net realizable value considerations. Based on Axalto’s development process, technological feasibility is generally established upon completion of a working model. Research and engineering standard costs prior to a determination of technological feasibility are expensed as incurred. Amortisation of capitalised software development costs begins when the products are available for general release over their estimated useful life, which usually varies between 3 and 6 years. Unamortized capitalised software development costs determined to be in excess of the net realisable value of the product are expensed immediately. In 2003 capitalised software development costs amounted to $2.6 million of which 0.4 million was amortized at 31 December 2003. In 2004, costs incurred for software development costs were capitalised for $1.6 million, bringing the total balance at year-end to $4.2 million of which $1.4 were amortized at December 31, 2004.

2.5 Personnel remuneration
Regular payments
Salaries, wages and social security costs are charged to the income statement when due, and in accordance with employment contracts and obligations.
Pensions
The group has a number of pension schemes in operation. The majority are defined contribution schemes whereby premiums are paid to insurance companies or pension funds on the basis of salary levels during the year. The group has no legal or actual obligations in case of a deficit within the insurance company or pension fund.
The ongoing cost of providing pensions for current and former employees through defined benefit schemes is charged to the income statement over the period during which the benefit is derived from the employees’ services, based on the calculations carried out by independent qualified actuaries applying United States accounting standard FAS 87 “Employers’ Accounting for pensions”. If the provision recorded at year-end is below the Accumulated Benefit Obligation resulting from the actuarial valuation, an intangible asset is recognized for the difference and readjusted yearly (see Note 4) to ensure that the provision recorded at least equals the minimum liability.
Stock option plan and employee stock purchase plan
Axalto uses the intrinsic value method for stock based awards granted to employees. No compensation expense for its stock based awards to employees was recognized for the years 2003 and 2004.
Costs associated with the employee stock purchase plan (corresponding to the purchase price less the prevailing market price on the day of the grant) are reflected in the income statement under other income, net.
2.6 Taxes on income
Historically, the operating results of the Axalto activities have been included in tax returns filed by the Schlumberger companies that held the assets and liabilities related to these activities. In accordance with US GAAP applicable to the carved-out financial statements, the provision for income taxes reflected in our combined financial statements has been determined on a separate return basis which means that they were recorded as if each company comprising our business was not part of a tax group and could not benefit from tax benefits resulting from losses accruing in other Schlumberger companies or activities. These principles were applied to the year ended on 31 December 2003. In addition, we determined our tax assets and liabilities for the year ended on 31 December 2003 taking into consideration whether any of our subsidiaries and joint ventures belonged to a Schlumberger tax group in any relevant jurisdiction. To the extent that any of our tax assets and liabilities were held by companies that belonged to a Schlumberger tax group, such tax assets and liabilities were transferred at the end of the year to the Schlumberger company that constituted the head of such Schlumberger tax group in the relevant countries. As a result, these tax assets and liabilities have been eliminated from our combined balance sheet, and our total invested equity has been adjusted by the corresponding net amount.
The provision for income taxes presented in the consolidated financial statements for the year ended December 31, 2004 was computed in accordance with the tax rules and regulations of the taxing authorities where the income is earned. All tax assets and liabilities belonging to Axalto entities are shown in the consolidated balance sheet as at December 31, 2004.

Note 3 Principles of valuation of assets and liabilities
3.1 Intangible fixed assets
3.1.1 Software
Software licences acquired are capitalized at acquisition cost and amortized over the estimated economic life.
3.1.2 Technology and patents
Most of the patents recorded in the balance sheet correspond to patents acquired. These patents were valued based on the report of an independent appraiser at the time of acquisition and are subject to periodic impairment tests. Technology and patents are amortized on a straight-line basis over the expected period to be beneficial but not exceeding 20 years.
3.1.3 Goodwill
Goodwill recorded in the financial statements represents the actual purchase price paid, less liabilities and assets assumed, for Schlumberger acquisitions that relate to the business of Axalto. It does not include any goodwill generated from other Schlumberger acquisitions. The majority of the net book value of goodwill relates to the acquisition in 2001 of the Cards division of the Bull Group, named Bull CP8 and is denominated in euros.
The goodwill included in the transfer of assets and liabilities by Schlumberger to Axalto amounted to $287.6 million. Goodwill is amortized on a straight-line basis over the expected period to be beneficial but not exceeding 20 years and is recorded in cost of revenue.
Axalto undertook an initial review of goodwill impairment and completed annual assessment in the fourth quarter of 2004 where no impairment charge was recognized.
3.2 Property, plant and equipment
Property, plant and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings	20-30 years
Leasehold improvement	5-10 years
Machinery and equipment	3-10 years
Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from their separate accounts, and any gain or loss on such sale is reflected in operations. Maintenance and repair costs are expenses as incurred. Expenditures that substantially increase an asset’s useful life are capitalised.
Any impairment as at the balance sheet date is recorded in the income statement.
3.3 Financial fixed assets
Investments in group companies and other participations where significant influence can be exercised are recorded at their net asset value. Significant influence is in any case deemed when the shareholder’s interest exceeds 20%.
The net asset value is calculated using the valuation principles prevailing for the preparation of these annual accounts; for participations for which insufficient information is available for the adjustment to these principles, the accounting policies of the participation concerned are taken as a basis.

In cases where the participation’s net asset value is negative, it is valued at nil. If in this situation Axalto Holding N.V. is wholly or partially liable for the debts of the participation, or if it has the firm intention to enable the participation to settle its debts, a provision is formed.
Participations where no significant influence can be exercised are valued at cost or lower fair value when the decrease in value is determined to be other than temporary in nature.
3.4 Impairment of long-lived assets
On an annual basis, Axalto reviews the carrying value of its long-lived assets. In addition, whenever events or changes in circumstances indicate that the carrying value of an asset may no longer be appropriate, a review is performed. Axalto assesses recoverability of the carrying value of the asset by estimating the future net cash flows expected to result from the asset, including the proceeds from its eventual sale. If the sum of future undiscounted net cash flows is less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and fair value.
3.5 Inventories
Inventories are stated at lower of cost of market. Axalto provides inventory allowances for excess and obsolete inventories.
3.6 Cash and cash equivalents
Cash and cash equivalents are comprised of cash and short-term investments that do not have original maturities in excess of twelve months. The short-term investments are stated at cost plus accrued interest, which approximates market value. These investments are mainly comprised of bank deposits and marketable securities (cash investments) with major banks.
3.7 Fair value of financial instruments
The fair value of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses is not materially different from their carrying value as reported at December 31, 2004 and 2003 because of their short maturities.
3.8 Minority interest
The minority interests as a component of group equity is valued at the amount of the net investment in the group companies concerned. If the group company concerned has a negative net equity value, this negative value and the other future losses are not allocated to the minority interests, unless the third party shareholders are committed to make up the deficiencies. As soon as the net equity value of the group company returns to positive, the results are recognised in the minority interests.
3.9 Provisions
3.9.1 General
Provisions are set up for legally enforceable and actual obligations existing at the balance sheet date, if it is probable that an outflow of resources is necessary and the size of the obligation may reliably be estimated.
When it is anticipated that obligations will be reimbursed by a third party, the reimbursement is recognised as an asset in the balance sheet.
Pension provisions are valued based on actuarial principles. The other provisions are recognised at face value.

3.9.2 Product warranties
Axalto provides for future warranty obligations upon product delivery. The warranties are generally for 12 to 18 months from the date of sale depending on local legislation and contractual terms. Axalto’s liability under these warranties is to provide a replacement product or issue a credit to the customer. Factors that affect Axalto’s warranty liability provision include the number of units delivered, historical experience and Axalto’s judgment regarding anticipated rates of warranty claims and cost per claim. Axalto assesses the adequacy of its recorded warranty liability provision at each period end and makes adjustments to the provision if necessary.
3.10 Deferred taxes
Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.
3.11 Currency risk management contracts
Since June 30, 2003 Axalto began to hedge a portion of the impact on forecast cash flows of foreign currency movements through forward and options contracts.
Axalto formally documents all relationships between these hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.
Axalto characterizes the financial instruments as hedges of forecast transactions. When the forecast transactions being hedged are no longer expected to occur, Axalto recognizes the gain or loss on the designated hedging financial instruments in the combined income statement.
Forward and option contracts are recorded in the balance sheet at their fair market value as “other current assets”. Unrealised gains and losses on hedging contracts are recorded in the Stockholders’ Equity under Accumulated Other Comprehensive Income. Realised gains and losses from hedging instruments are recognized in the consolidated income statement consistently with the underlying transaction being hedged (see Note 25).

Note 4 Intangible fixed assets
4.1 Intangible fixed assets other than goodwill

					Prior service
					costs,
					pension
	Software	Technology	Patents	Other	liabilities	Total

Balance as at 1 January 2004
Cost	6,602	33,068	158,905	2,454	978	202,007
Accumulated amortization and impairment	-5,099	-27,889	-136,870	-1,123	—	-170,991

Book value	1,503	5,169	22,035	1,331	978	31,016

Changes in book value
Exchange differences	90	224	1,657	-478	95	1,588
Investments	1,705					1,705
Divestments	-12			-55		-67
Amortisation	-1,289	-2,574	-2,983			-6,846
Impairment		-2,758				-2,758
Transfers between categories	-454	664	64	-274		0
Prior service costs (net) pension liabilities					326	326

	40	-4,444	-1,262	-807	421	-6,052

Balance as at 31 December 2004
Cost	8,993	37,704	172,959	1,569	1,399	222,624
Accumulated amortization and impairment	-7,450	-36,979	-152,186	-1,045	—	-197,660

Book value	1,543	725	20,773	524	1,399	24,964

Intangible fixed assets, other than goodwill, are amortized based on expected lives being:

- Software:	3 to 5 years
- Technology:	5 to 10 years
- Patents:	5 to 10 years
- Other:	1 to 15 years
4.2 Goodwill
Changes were as follows:

Balance at the beginning of 2004	287,621
Foreign currency translation adjustments	23,689
Amortization 2004	-14,143

Balance at end of 2004	297,167

The impairment charge of $2,758 on patents, is the result of the annual impairment test. We refer to Note 19.

Note 5 Property, plant and equipment
The movements of property, plant and equipment can be shown as follows:

	Land, buildings and	Machinery and
	improvements	equipment	Total

Balance as at 1 January 2004
Cost price	72,229	206,354	278,583
Accumulated depreciation and impairment	-28,605	-144,568	-173,173

Book value	43,624	61,786	105,410

Changes in book value
Exchange differences	1,917	4,089	6,006
Investments	2,483	34,300	36,783
Divestments	-806	-3,184	-3,990
Depreciation	-1,106	-34,204	-35,310
Transfers between categories	-13,612	13,612	0

	-11,124	14,613	3,489

Balance as at 31 December 2004
Purchase price	78,880	247,165	326,045
Accumulated depreciation and impairment	-46,380	-170,766	-217,146

Book value	32,500	76,399	108,899

Depreciation expense in 2004 includes a $2.8 million write-down expense related to an industrial site located in an area subject to development restrictions likely to affect the realizable value of the asset.
The portion of fixed assets represented by the capitalisation of leases amounts to $4.4 million (after the $2.8 million write-down) for the year ended December 31, 2004 and to $10.2 million for year ended December 31, 2003. It corresponds to the lease of one of Axalto’s production facility as well as the assets in relation to a financing arrangement consisting of the sale of Point of Sales terminals operating lease contracts, on a recourse basis to a French financial institution.
Note 6 Deferred tax position
At December 31, 2004 and 2003, net deferred tax assets were $48,123 and $16,258, respectively. The principal components of net deferred tax assets are as follows:

	Year ended December 31,
	2003	2004
Deferred tax assets
Net operating losses	14,034	36,348
CP8 Technologies Patents write down	30,842	29,335
Employee and retiree benefits	2,577	6,004
Warranty, reserves and accruals	2,961	3,312
Depreciation and amortization	4,651	2,450
Inventory reserve	1,396	541
Other	2,022	6,228

	58,483	84,218

Less: valuation allowance	(37,133)	(30,190)

Total deferred tax assets	21,350	54,028

	Year ended December 31,
	2003	2004
Deferred tax liabilities
Depreciation and amortization	(5,047)	(5,846)
Other	(45)	(59)

Total deferred tax liabilities	(5,092)	(5,905)

Net deferred tax assets	16,258	48,123

The deferred tax assets are presented in the balance sheet as follows:

	Year ended December 31,
	2003	2004
Non-current deferred tax assets	14,515	42,740
Current deferred tax assets	6,835	11,288

Total deferred tax assets	21,350	54,028

A valuation allowance has been provided against a portion of Axalto’s deferred tax assets, as it is more likely than not that such assets will not be realized.
As a result of the separation from Schlumberger, other deferred tax assets relating to losses carry-forward available to Axalto were recorded in 2004 for $34.2 million on the basis of losses carry-forward existing as of December 31, 2003.
As of December 31, 2004, deferred tax assets relating to losses carry-forward available to Axalto, net of valuation allowances amount to $33.4 million.
Note7 Other long term assets
The movements of the other long term assets can be shown as follows:

	Interest in non
	consolidated
	companies	Other investments	Total

Balance as at 1 January 2004	6,797	2,181	8,978

Changes in book value
Exchange differences	341	229	570
Share in results participating interest	262		262
Other movements	-627	522	-105

Balance as at 31 December 2004	6,773	2,932	9,705

The “Interest in non consolidated companies” is primarily composed of:
•	A 31% interest in Axalto, Shanghai Post & Telecommunication Development Co. and Shanghai Feilo Co. Ltd. Axalto’s investment as of December 31, 2004 and 2003 was $1.8 million and $2 million respectively. Axalto’s equity income from this company was $76 in 2004 and $51 in 2003.

•	A 38% interest in Trusted Logic S.A., a company incorporated in France,

•	A 22.7% interest in Xiring S.A., a company also incorporated in France.
Axalto records income from these companies using the equity method of accounting.

Note 8 Inventories
Inventory consists of the following:

	Year ended December 31,
	2003	2004
Raw materials and spares	60,576	71,796
Work in progress	20,264	22,825
Finished goods	22,987	27,871

	103,827	122,492

The provision for obsolete and excess inventory aggregated $18,661 as at December 31, 2004 and $17,324 as at December 31, 2003.
Note 9 Trade receivables

	Year ended December 31,
	2003	2004
Face amounts	209,902	220,156
Allowance for doubtful accounts	(19,436)	(17,996)

Net amount	190,466	202,160

Note 10 Other current assets
Other current assets consist of the following:

	Year ended December 31,
	2003	2004
Prepaid expenses	2,743	5,496
VAT recoverable & tax receivable	8,490	13,260
Advances to suppliers and related	3,861	5,886
Unbilled customers	5,301	10,739
Fair market value of currency risk hedging contracts	2,456	7,105
Other	12,043	12,079

	34,894	54,565

The increase between 2004 and 2003 of the line Prepaid expenses is explained for $1.8 million by the prepaid expenses incurred in relation with certain contracts of the POS activity which are amortized over the duration of each contract.
In 2004, the increase of the line “VAT recoverable” is explained by the increase of the suppliers accounts in relation with our increased activity.

Note 11 Minority interest
Minority interest changed in 2004 as follows:

Balance as at January 1, 2004	9,876
Share in result 2004	688
Dividend declared	(3,957)
Other (relating to H.S.T.E.)	452

Balance as at December 31, 2004	7,059

Minority interest relates to the Chinese companies Shanghai Axalto IC Cards Technology Co Ltd. and Hunan Telecommunications Equipment Co Ltd.
Note 12 Equity
We refer to the consolidated statement of changes in stockholders’ equity
The reconciliation between consolidated equity and equity according to the parent company accounts is as follows:

Stockholders’ equity according to the consolidated accounts	691,406
Difference in goodwill amortization (net of tax)	(761)
Difference between 2003 impairment and 2004 reversal	586

Stockholders’ equity according to the parent company accounts	691,231

The reconciliation between the consolidated result and the result according to the parent company accounts is as follows:

Net income according to the consolidated accounts	42,789
Difference in goodwill amortization (net of tax)	(761)

Net income according to the parent company accounts	42,028

Goodwill is amortized in the consolidated accounts based on the historical underlying values as included in the combined accounts. Goodwill in the parent company accounts is considered to be acquired in 2004 and amortized straight line over 20 years.
Note 13 Provisions
13.1 Provision for pensions and other employment benefits
US Employee Benefit Plans
Since May 18, 2004, Axalto employees in the United States benefit from an individual savings plan commonly named « 401k » in the United States. According to this plan, the employer matches dollar for dollar the contribution of the employee up to a certain percentage of the eligible compensation. Funds are managed by Fidelity. As this plan qualifies as a defined contribution plan per SFAS 87, no liability in the balance sheet was recognized as at December 31, 2004.
In 2003 and until its first listing, Axalto employees were covered by several defined benefit pension plans in the name of Schlumberger Technology Corporation, a wholly owned subsidiary of Schlumberger. Schlumberger

Technology Corporation also provides certain health care benefits to former employees who have retired under the US pension plans. Upon the separation from Schlumberger, Schlumberger retained the obligations and liabilities associated with US defined benefits plans.
As Schlumberger managed its US employee benefit plans on a global basis for all the employees of its various activities, separate company information was not readily available. Therefore, Axalto’s share of the Schlumberger US plans’ assets and liabilities is not included in the combined balance sheet for the year ended December 31, 2003. The combined income statement 2003 and the consolidated statement of operations for 2004 include, however, an allocation of the costs of the US employee benefit plans. These costs were allocated based on Axalto’s US active employee population for each of the years presented. In relation to these US plans, Axalto recorded pension expense of $477 and $1,429 for the years ended December 31, 2004, and 2003 respectively.
Non US Employee Benefit Plans
Outside the US, Axalto has sponsored since its first listing several defined contribution plans that cover substantially all employees who are not covered by statutory plans.
In the United Kingdom, during 2004, the employees of Axalto remained under the defined benefit or defined contribution plans managed by Schlumberger at UK level. As at December 31, 2003, as separate company information was not readily available, the combined balance sheet did not reflect Axalto’s share of the plans’ assets and liabilities. Schlumberger will retain the obligations and liabilities related to the UK defined benefits plans at the date when employees of Axalto in the UK join the Axalto UK defined contribution plan currently being set up. For the UK plan, Axalto recorded for the defined benefits plans a pension expense of $130 and $163 for the years ended December 31, 2004 and 2003 respectively.
In Germany, the Company recorded a not significant pension expense for the year ended December 31, 2003. For the year ended December 31, 2004, the pension expense recorded in the income statement amounts to $95 and the liability recorded in the balance sheet to $397.
In France, in addition to state social security and other compulsory plans, Axalto provides the following benefits to its employees:
-	Pursuant to applicable French law and labor agreements in force in the industry, a lump sum payment is made to employees upon retirement. The amount of the payment is based on the length of service of the employees and is conditional upon the employee still being employed by Axalto when retiring.

-	Jubilees: after 20, 30 and 40 years of service, active employees receive a lump sum.
The characteristics of these benefits are summarized as follows:
-	The expense relating to this plan was $2,238 and $1,320 for the years ended December 31, 2004 and 2003 respectively.

-	The Projected Benefit Obligation (PBO) computed by third party actuaries amounts to $16,085 for the year ended December 31, 2004 and $13,506 for the year ended December 31, 2003. The assumptions used for the computation of the 2004 PBO are the following: inflation rate of 2%, discount rate of 4.75% in 2004 (versus 5% in 2003) and salary increases of 3% for exempts and 2.75% for non-exempts.

-	The liability recorded in the balance sheet in relation with these benefits amounted to $14.6 million and $10.8 million for the years ended December 31, 2004 and 2003 respectively.

-	The projected payments for the period 2005-2009 are expected to be $1.1 million per year on average. The projected payments for the period 2010-2014 are expected to total $1.4 million.

Changes in the provision are as follows:

Balance as at 1 January 2004	11,175
Service costs	1,143
Prior service costs	421
Interest costs	790
Amortization actuarial gains and losses	385
Exchange difference	1,099

Balance as at 31 December 2004	15,013

13.2 Other provisions
Movements in 2004 are as follows:

	Warranty	Environmental
	liability	costs	Other	Total
Balance as at 1 January 2004	3,840	857	11,629	16,326
Movements, net during the year	1,141	—	(3,257)	(2,116)

Balance as at 31 December 2004	4,981	857	8,372	14,210

The column “Other”, totalling 8,372 as at 31 December 2004 primarily relates to expected losses on contracts, penalty on late deliveries and litigations.
Note 14 Interest bearing loans and borrowings
In 2004, Axalto set up a syndicated loan with major commercial banks. This committed agreement, totaling $150 million and available to European wholly owned subsidiaries of Axalto Holding N.V., includes 3 facilities of $50m each:
•	a 1-year multicurrency revolving facility;

•	a 2-year multicurrency revolving facility and;

•	a 3-year bond and guarantee
On December 31, 2004 US$28,888 was drawn under the 2-year facility, being the dollar equivalent of GB£3 million at 5.26% and €17 million at 2.55%.
Further is included under this caption the long-term portion of the finance lease for a production facility amounting to US$1,361.
For guarantees given for the syndicated loan we refer to note 36.5.
Note 15 Other non-current liabilities
Other non-current liabilities consist of:

	2003	2004
Long term portion of capital lease on client sale	8,391	3,711
Subsidies	—	970
Accrual for remediation costs	—	708
Accrual for refurbishment costs	—	551
Other liabilities	436	327

	8,827	6,267

We also refer to Note 5 related to the capital lease.
Note16 Employee, other payables and accrued liabilities
Employee, other payables and accrued liabilities consist of the following:

	2003	2004
Payroll, vacation and employee benefits	51,502	70,405
Accrued expenses	36,644	50,700
Accrued VAT	6,836	11,112
Deferred revenue	16,419	33,812
Other	2,459	7,627

	113,860	173,656

The increase in “Payroll, vacation and employee benefits” is mainly due to increases in accruals related to management incentive plans (for $7.1 million) and profit sharing plans in several countries where Axalto operates (for $2.6 million), the consequence of the increased profitability of operations in 2004.
“Accrued expenses” include sales commissions to third parties, which have increased in relation with the growth of our activity.
The increase in “Deferred revenue” is explained for $9,956 by the deferral of revenue related to certain contracts of the Point of Sales terminals activity and higher deferred revenue in the Cards segment accounts for the remainder.
Note 17 Related party transactions
Although Schlumberger sold its remaining shareholding of 12.5% in Axalto on September 17, 2004, Schlumberger has to be considered as a related party for the transactions that occurred in 2004.
The remaining balances of the related party payables and receivables included in the 2003 combined balance sheet represent amounts arising from trade transactions entered into by Axalto with other Schlumberger entities and certain local recharges of support services, and have been repaid or collected.
The revenue, cost of revenue, receivables and payables related to transactions with Schlumberger entities are as follows:

	Year ended December 31,
	2003	2004
Revenue	6,909	2,780
Cost of revenue	4,341	1,398

	Year ended December 31,
	2003	2004
Accounts receivable	12,666	1,895
Accounts payable	10,263	146
Note 18 Stock compensation plan
Axalto has established a Global Equity Incentive Plan (“GEIP”) for its employees, approved by the general meeting of shareholders held on March 18, 2004 and April 21, 2004. The GEIP authorizes the company to grant to employees over the duration of the plan (ending on April 21, 2014) the right to acquire a total of 7 million ordinary shares of Axalto Holding N.V. The Board of Axalto Holding N.V., in its meeting of April 2, 2004, approved the main terms and conditions of the 2004 option grant under the GEIP 2004.
As at December 31, 2003, Axalto did not operate a stock option plan specific to its stand alone business. Employees of Axalto were part of the Schlumberger Limited Group and certain employees participated in the stock option plan and employee stock purchase plan of Schlumberger. Following the successful completion of the Initial Public Offering of Axalto, Axalto employees are not longer allowed to participate in the Schlumberger employee stock purchase plan and their rights under the Schlumberger stock option plan were terminated in accordance with the provisions applicable to employees leaving the company.
Stock option plans
Per the 2004 GEIP, it was decided to authorize the grant of 3,300,000 options to buy ordinary shares with an exercise price equal to the initial price offered to investors, i.e. €14.80 per share. 3,198,000 stock options were granted on May 18, 2004. The vesting schedule differs, depending of the country of employment of the optionee, and varies from a 25% vesting per year over 4 years to a cliff vesting at the end of the 4 year period. No options were exercisable at year-end.
For 2004, the following assumptions were used for the Axalto stock option grant: no dividend, expected volatility of 25%, risk-free rate of 2.9%, and expected option life of 4.11 years.
Employee stock purchase plan
In the period from May 4, 2004 to May 14, 2004, it was proposed to Axalto employees to subscribe to a capital increase reserved to them and so acquire Axalto shares at a price 15% below the initial public offering price, up to a limit of €20,000 per employee. 445,668 new ordinary shares of Axalto were created and acquired by the employees at €12.58 per share.
In 2003, under the Schlumberger Discounted Stock Purchase Plan, Schlumberger was authorized to issue up to 22,012,245 shares of common stock to its employees. Under the terms of the Plan, employees can choose each year to have up to 10% of their annual earnings withheld to purchase Schlumberger common stock. The purchase price of the stock is 85% of the lower of its beginning or end of the Plan period market price. Under the Plan, Schlumberger, sold 47,739 shares to Axalto employees in 2003. The compensation expense related to this plan has been computed for the fair value of the employees purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 2003: dividend of $0.75; expected life of one year, expected volatility of 28% and risk-free interest rates of 0.75% The weighted-average fair value of those purchase rights granted in 2003 was $7.910.
Note 19 Restructuring and impairment charges
Restructuring Charges
Restructuring charges are allocated to the cost item of the combined income statement based on the functions or positions that were made redundant and the nature of the assets being impaired or written down.
In 2003, $1,135 of the remaining provision for restructuring charges recorded at December 31, 2002 was utilized. The remaining $2,890 was credited to the corresponding expense line in the combined income statement. A continuous operating performance improvement plan was implemented in 2003, which caused Axalto to incur severance and termination expenses of $2,077 and to record a pre-tax provision of $1,505. This provision related to expected severance payments for 8 employees for Cards and 5 for POS to be made in early 2004. The total impact of the plan for the period was a net charge of $692, of which $617 was recorded in cost of revenue, $705 in sales and marketing and $387 in general and administrative expenses, partially offset by $1,107 income in research and engineering expenses mainly due to the reversal of the provision recorded at December 31, 2002. In addition Axalto recorded, in connection with the disposal of its POS manufacturing operations, an inventory write-down of $1,289 corresponding to the inventory not purchased by the buyer.

In 2004, Axalto used all of the existing provisions. As part of the continuous operating performance improvement plan, Axalto incurred severance and termination expenses of $1,744 and recorded a pre-tax provision of $1,797. This provision relates to expected severance payments for employees to b e made in early 2005. The total impact of restructuring for the period is a net charge of $3,541, of which $720 was recorded in cost of revenue, $494 in research and engineering expenses, $1,822 in sales and marketing and $505 in general and administrative expenses.
Impairment charges
In the fourth quarter of 2004, following the annual impairment test, to reflect management’s best estimate of the fair value of the intangible assets, Axalto recorded in cost of revenue a total impairment charge of $2,758 on the CP8 core and existing technologies, all in the financial cards sector. This core impairment was made necessary following the decrease of sales of products based on these CP8 core and existing technologies, which are being progressively replaced by more recent developments (see Note 4).
Note 20 Operating profit
Operating profit includes the following costs:
20.1 Salaries, wages and headcount

	Year ended December 31
	2003	2004
Salaries and wages	150,014	177,611
Social security contributions including pension costs	61,769	71,392
Discount on capital increase reserved to Axalto employees		1,214

Total	211,783	250,217

Number of employees:

	Year ended December 31
	2003	2004
Cards	4,297	4,666
Point of sales terminals	159	131
Head office	17	26

Total	4,472	4,823

As at December 31, 2004, there were less than 100 people employed by the Group in the Netherlands.
20.2 Depreciation and amortisation

	Year ended December 31
	2003	2004
Depreciation intangible fixed assets	31,915	35,310
Amortization intangible assets other than goodwill	5,406	6,846
Impairment charges	—	2,758

Total	37,321	44,914

Note 21 Interest income (expenses) net

	Year ended December 31
	2003	2004
Detailed as follows:
Interest income	258	2,194
Interest expenses	(5,567)	(1,903)

Net amount	(5,309)	291

In 2003 Axalto was included in the Schlumberger structure and the financial results reflected the Schlumberger’s financing policy.
Note 22 Other income, net

	Year ended December 31
	2003	2004
Consist of:
Resolution litigation	—	3,238
Discount on capital increase reserved to Axalto employees	—	(1,213)
Miscellaneous	1,250	797

Total	1,250	2,822

Note 23 Taxes on income
Pre-tax income/(loss) subject to Netherlands and foreign income taxes for each of the two years ended December 31, 2004 and 2003 are as follows:

	Year ended December 31
	2003	2004
Netherlands	—	(2,383)
Foreign	33,893	72,018

Total	33,893	69,635

The provision for income taxes for the years ended December 31, 2004 and 2003 consisted of the following benefit/(expense):

	Year ended December 31,
	2003	2004
Current tax:
Netherlands	—	(76)
Foreign	(8,787)	(19,362)

	(8,787)	(19,438)

Deferred tax:
Netherlands	—	—
Foreign	1,877	(5,506)

	1,877	(5,506)
Total income tax benefit/(expense)	(6,910)	(24,944)

The reconciliation between the Netherlands income tax rate and the effective tax rate is presented below:

	Year ended December 31,
	2003		2004
	$	%	$	%
Netherlands income tax	(11,693)	34.5	(24,024)	34.5
Impact of foreign operations & permanent differences	4,135	(12.20)	(9,423)	13.53
Changes in valuation allowance	648	(1.91)	8,503	(12.21)

	(6,910)	20.39	(24,944)	35.82

Note 24 Earnings per share

	Year ended December 31, 2004
		Average shares outstanding (in	Earning per share (in
	Net income	thousands)	US$)

Basic	42,789	40,295	1.06

Dilutive effect of options		402

Diluted	42,789	40,697	1.05

The company presents both basic and diluted earnings per share (EPS) amounts.
Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during the period.
Diluted EPS is calculated according to the Treasury Stock method by dividing net income by the average number of common shares outstanding assuming dilution, the calculation of which assumes that all stock options which are in the money are exercised at the beginning of the period and the proceeds used by Axalto to purchase shares at the average market price for the period. For the purpose of determining the average number of commons shares over 2004, all the capital increases of Axalto Holding NV (except that reserved to Axalto employees, effective on June 9, 2004, following the May, 18, 2004 Initial Public offering) were considered as having occurred on January 1, 2004.
No historical earnings per share are presented as the Axalto Group was only operating since 2004 as such.
Note 25 Financial instruments
Axalto transacts business globally and is subject to the effects of the fluctuations in foreign exchange rates. Axalto’s objective is to reduce earnings and cash from variations caused by foreign exchange rate fluctuations. Axalto enters into various options and forward contracts to protect the value of a certain percentage of its forecast, but not firmly committed, foreign currency costs for periods generally not exceeding eighteen months. The gains and losses on these contracts offset currency gains or losses on the related forecast transactions. These hedges mainly relate to euro denominated costs.
Gains and losses on these contracts are initially recorded under Accumulated Other Comprehensive Income (“AOCI”) in stockholder’s equity, and reclassified to current earnings under cost of revenue when related cost of revenue (for sales to third parties) are recognized, offsetting changes in the value of the foreign currency costs.
At December 31, 2004, Axalto has pre-tax deferred realized and unrealized gains of $7.8 million recorded under Accumulated Other Comprehensive Income (“AOCI”), which the company expects to recognize as a credit to the cost of revenue over the next 12 months. The impact of cash flow hedging activities on the 2004 operating income was a net gain of $2.2 million, booked as a credit to Cost of revenue.

Fair value of Financial Instruments
At December 31, 2004, Axalto’s financial instruments included cash, cash equivalents, investments, receivables, accounts payable, borrowings, and foreign exchange risk management contracts. At December 31, 2004, the fair values of cash and cash equivalents, receivables, accounts payable, accrued expenses, investments and borrowings approximated the carrying values because of the short-term nature of these instruments.
The estimated fair values of other financial instruments determined based on quoted market prices for the same or similar instruments, and the related carrying amounts are as follows:

	December 31, 2004
	Carrying amount	Fair value

Currency risk management contracts	222	222
Foreign exchange forwards	6,883	6,883

Foreign exchange options	7,105	7,105

Credit Concentration
As at 31 December 2004, three major commercial banks are the counterparty to Axalto’s risk management contracts.
Axalto’s trade receivables and investments do not represent a significant concentration of credit risk at December 31, 2004 due to the wide variety of customers and markets into which Axalto’s products are sold, their distribution across many geographic areas, and the diversification of Axalto’s portfolio among instruments and issuers.
Note 26 Lease and lease commitments
Minimum rental lease commitments under non-cancelable operating leases, primarily real estate and office facilities in effect at December 31, 2004 are as follows:

•	2005:	12,780
•	2006:	8,944
•	2007:	4,634
•	2008:	1,789
•	2009:	1,277
•	2010 and after:	4,402
Operating lease rental expense aggregated $13,274 in 2004 and $9,736 in 2003.
Note 27 Commitments and contingencies
Axalto holds a 51% interest in SAIT, a Chinese venture company. The financial statements of this company have been fully consolidated within Axalto. In 2003, Schlumberger and the venture partner amended its articles of association and agreed the following:
-	Axalto guarantees the profit of SAIT will not be less than Chinese Renminbi 30 million (approximately $3.6 million) for 2002 and Chinese Renminbi 25 million (approximately $3 million) for each fiscal year thereafter until 2006 (inclusive)

-	In exchange, Axalto is granted and shall exercise control of SAIT until December 31, 2006.
Commitments concerning pensions are described in Note 13.1, those concerning financial instruments in Note 25, and those concerning leasing commitments in Note 26.

Axalto is party to various legal proceedings and claims that arise in the ordinary course of business. As of December 31, 2004, there are no such matters pending that Axalto expects to be material in relation to its business, financial condition, results of operations or cash flows.
Pursuant to the terms of the Master Separation Agreement signed on March 19, 2004, Schlumberger and Axalto have agreed to carry out the complete transfer of the Schlumberger Group’s Cards and POS businesses to Axalto or one of its subsidiaries.
These undertakings remain in effect so long as there are contracts, assets or liabilities falling within the scope of Axalto’s business that have not been transferred at the time of the Separation. This also applies to contracts, assets or liabilities falling within the scope of Schlumberger’s business that have not been transferred at that same time.
Until the date of transfer of the such contracts, assets or liabilities to Axalto or to Schlumberger, as the case may be, or in the event that they cannot be transferred or shall not be transferred as agreed by the parties, Schlumberger and Axalto have agreed to cooperate and execute the contracts or manage the assets and liabilities in the name of and for the account of the other party, pursuant to the instructions of such party, who will receive all profits and bear all losses (including all taxes normally due, other than those due as a result of a tax reassessment, and which are covered by tax indemnification provisions) resulting from these contracts, assets and liabilities.
The activities, assets and liabilities pertaining to Schlumberger activities falling under the provisions of the Separation Agreement are not disclosed in the accompanying financial statements of Axalto.
As of December 31, 2004, the balance of the assets and liabilities belonging to Schlumberger was a net asset of $15.0 million.
Note 28 Segment information
Axalto’s operations are organized into two business segments: Cards and Point of Sales Terminals (POS). The Cards segment is organized into four product lines: Mobile Communication, Financial Cards, Public Sector, Access Applications and Other and Prepaid Phone Cards.
The two segments were organized in accordance with how Axalto’s management reviews business performance and allocates resources. To manage the four Cards product lines, management relies on an internal financial management reporting system, which provides revenue and gross profit for each of the product lines.
The accounting policies for the reportable business segments and product lines are the same as those applied in the combined and consolidated financial statements. The following tables present Axalto’s revenues, gross profit, operating expense and net interest expense items by segment, and a reconciliation of the totals reported for each of the two segments to the consolidated amounts:

	Year ended December 31
	2003	2004
Revenue
Cards
Mobile Communication	443,987	548,799
Financial Cards	160,266	196,195
Public sector, Access and Other (1)	62,525	98,425
Prepaid Phone Cards	49,859	39,663

Total Cards	716,637	883,082
Point-of-Sales Terminals	51,025	77,345

Total Revenue	767,662	960,427

(1)	Includes the revenue from the licensing of Intellectual Property

Gross profit	Year ended December 31
	2003	2004
Cards
Mobile Communication	160,818	214,354
Financial Cards	26,545	42,108
Public sector, Access and Other (1)	30,047	37,800
Prepaid Phone Cards	9,395	3,057
Amortization of goodwill	—	(14,143)

Total Cards	226,805	283,176
Point-of-Sales Terminals	11,410	18,081

Total gross profit	238,215	301,257

(1)	Includes the gross profit from the licensing of Intellectual Property
Cost of revenue includes restructuring and impairment charges as follows:

	Year ended December 31
	2003	2004
Cards
Restructuring charges	(268)	(463)
Impairment charges	—	—

Mobile Communication	(268)	(463)

Restructuring charges	(174)	(164)
Impairment charges	—	(2,758)

Financial cards	(174)	(2,922)

Restructuring charges	(43)	(60)
Impairment charges	—	—

Public sector, Access and Other	(43)	(60)

Restructuring charges	—	(47)
Impairment charges	—	—

Prepaid Phone Cards	—	(47)

Total Cards	(485)	(3,492)

Point of Sales Terminals
Restructuring charges (1)	(1,421)	14
Impairment charges	—	—

Total Point-of-Sales Terminals	(1,421)	14

Total Axalto Restructuring charges	(1,906)	(720)
Impairment charges	—	(2,758)

	(1,906)	(3,478)

(1)	Includes in 2003, a $1,289 inventory write-down related to the disposal of the POS manufacturing plant completed that year.

The 2004 cost of revenue also includes a $2.8 million write-down expense against the carrying value of an industrial site, as mentioned in Note 5.

	Year ended December 31
	2003	2004
Operating expenses
Cards	171,778	212,650
Point-of-Sales Terminals	18,546	16,370

Total operating expenses	190,324	229,020

For the years ended December 31, 2004 and 2003, restructuring expenses recorded in operating expenses amounted to $2,821 and $75, respectively.

	Year ended December 31
	2003	2004
Interest expense, net
Cards	(4,700)	1,045
Point-of-Sales Terminals	(609)	(754)

Total interest expense, net	(5,309)	291

	Year ended December 31
	2003	2004
Equity in income of investees accounted for by the equity method
Cards	422	(1,214)
Point-of-Sales Terminals	—	—

Total equity in income of investees accounted for by the equity method	422	(1,214)

	Year ended December 31
	2003	2004
Income (loss) before taxes
Cards	41,638	69,187
Point-of-Sales Terminals	(7,745)	448

Total income (loss) before taxes	33,893	69,635

Supplemental segment information

	Year ended December 31
	2003	2004
Total assets
Cards	809,875	1,057,755
Point-of-Sales Terminals	36,507	41,940

Total assets	846,382	1,099,695

	Year ended December 31
	2003	2004
Total liabilities
Cards	267,243	365,161
Point-of-Sales Terminals	28,050	36,069

Total assets	295,293	401,23026

	Year ended December 31
	2003	2004
Depreciation and amortization expense (other than goodwill)
Cards	36,516	42,947
Point-of-Sales Terminals	805	1,967

Total depreciation and amortization expense	37,321	44,914

Geographic Information
The table below shows revenue attributed to geographic areas, on the basis of the location of the customer:

	Year ended December 31
	2003	2004
Revenue
North and South America	145,326	187,238
Europe, Middle East and Africa	402,746	535,885
Asia Pacific	219,590	237,304

Total revenue	767,662	960,427

	Year ended December 31
	2003	2004
Long lived assets
North and South America	37,621	48,044
Europe, Middle East and Africa	398,582	422,431
Asia Pacific	11,337	13,000

Total long lived assets	447,540	483,475

Significant Customers (as a percentage of revenue)
During each of the years ended December 31, 2004 and 2003 no customer accounted for 10% or more of the total revenues.
20.2.2.6.	Company-only balance sheets for the period ended December 31, 2004 (before proposed appropriation of income)

		December 31, 2003*		December 31, 2004
(in thousand of US dollars)	Notes	USD	USD	USD	USD
Assets

Fixed assets
Intangible fixed assets	30	4,351		273,241
Tangible fixed assets	31	—		213

Financial fixed assets
Investments in subsidiaries		16,384		354,052
Loans to subsidiaries		156		21,358

Total financial fixed assets	32	16,540		375,410

Total Fixed assets			20,891		648,864

Current assets
Receivables due from subsidiaries		—		637
Prepayments		—		13
Cash at banks and in hand		21		58,755

Total currents assets			21		59,405

Total assets			20,912		708,269

*	Restated for comparison purposes. Please refer to Note 1.1 “Changes in accounting principles below”.

		December 31, 2003*		December 31, 2004
(in thousand of US dollars)	Note	USD	USD	USD	USD
Shareholders’ equity and liabilities

Shareholders’ equity	33
Issued and paid in share capital		22		55,089
Share premium		12,500		553,001
Legal reserves and statutory reserves		—		—
Translation adjustment reserve		—		36,004
Other comprehensive income		—		5,998
Other reserves		(99)		(889)
Result for the year		(10,791)		42,028

Total shareholders’ equity			1,632		691,231

Current liabilities
Loan from shareholder	34	19,178		—
Payables to subsidiaries		24		612
Payable to related party	35	—		15,027
Other taxes and social securities		—		145
Other liabilities		78		265
Accruals		—		989

Total current liabilities			19,280		17,038

Total shareholders’ equity and liabilities			20,912		708,269

*	restated for comparison purposes.
20.2.2.7. Company-only statement of operations for the period ended December 31, 2004

		2003	2004
(in thousand of US dollars)	Note	USD	USD
Income after taxes		(790)	(1,271)
Amortization of goodwill	30	—	(14,381)
Change in fair value of investments		(10,001)	—
Income from subsidiaries	32	—	57,680
Net income		(10,791)	42,028
20.2.2.8. Notes to company-only financial statements for the period ended December 31, 2004
Note 1 General
1.1 Changes in accounting principles
During 2004, Axalto Holding N.V. has developed to the status of a full fledge holding of an international group quoted on the Euronext Paris. Therefore, Axalto Holding N.V. is now fully international: significant dividend flows to be expected from its subsidiaries will be received in US dollars, also most of the loans that the Company would grant to its subsidiaries to support their expansion would be made in US dollars, thus the interest income streams will also be mostly in US dollars.
Because of these facts, the functional currency of Axalto Holding N.V. was changed from euro to US dollar effective January 1, 2004. All the assets, liabilities and equity lines of the balance sheet as at December 31, 2003 were converted to US dollars using an exchange rate of US$1 = €0.80 to arrive to the January 1, 2004 opening balance sheet.
Until December 31, 2003 financial fixed assets were valued using the historical cost method, which was supported by the fact that the Company was then an intermediate holding. As, during 2004, the Company has become a top holding, it was decided, for better insight, starting January 1, 2004 that the financial fixed assets would be valued at their net assets plus goodwill, and amortized over a 20 year period, starting January 1, 2004. The effect of this change is reflected in the caption “Adjustment to conform to new presentation” of the shareholder’s equity reconciliation. The 2003 financial statements were restated for a better comparability.
1.2 Consolidation
The financial statements of Axalto Holding N.V., the parent company, are included in the consolidated financial statements of the Axalto Group.
1.3 Principles of valuation and determination of result
The accounting principles used for the preparation of the company-only financial statements are identical to those used for the preparation of the consolidated financial statements of the group, presented in the notes to the consolidated financial statements unless otherwise disclosed.
Note 2 Intangible fixed assets

Goodwill
Historical cost
January 1, 2004	4,351
Additions	283,271

December 31, 2004	287,622

Accumulated amortization
January 1, 2004	—
Charge for the year	(14,381)

December 31, 2004	(14,381)

Net book value at December 31, 2004	273,241

Note 3 Tangible fixed assets

	Other fixed
	assets	Total
	USD	USD
January 1, 2004
Book value	—	—

2004 movements
Additions	227	227
Depreciation	(15)	(15)

	213	213

December 31, 2004
Acquisition or production costs	227	227
Accumulated depreciation	(15)	(15)

Book value	213	213

Depreciation rates	20%-33%
Other fixed assets are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The assets comprise mainly office furniture and equipment carrying depreciation rates between 3 and 5 years.
Note 4 Financial fixed assets

	Investments	Amounts due
	in	from
	subsidiaries	subsidiaries	Total
	USD	USD	USD
January 1, 2004
Book value	16,384	156	16,540

2004 movements
Acquisitions	2,137	0	2,137
Capital increase subsidiaries	3,000	0	3,000
Contributions by shareholder	267,331	0	267,331
Divestments	(5,080)	0	(5,080)
Exchange differences	40,490	425	40,915
Market value of cash flow hedges	5,998	0	5,998
Draws on loan facility	0	106,405	106,405
Repayments on loan	0	(85,628)	(85,628)
Result participations	57,680	0	57,680
Dividend from participations	(33,888)	0	(33,888)

December 31, 2004

Book value	354,052	21,358	375,410

Loans to subsidiaries
As at December 31, 2004, the loans to subsidiaries are primarily composed of loans to finance the Indian and Mexican subsidiaries.
On April 2, 2004, the Company financed its Indian subsidiary with two interest bearing loans denominated in US dollars priced at arm’s length conditions. The first loan, with a maximum draw capacity of US$3 million has a 3-year maturity and was drawn for US$2.5 million at year-end. The second loan, with a maximum draw capacity of US$8 million matures in 42 months and was drawn for US$7.3 million at year-end.
On May 1, 2004, the Company financed its Mexican subsidiary with an interest bearing loan denominated in US dollars priced at arm’s length conditions. The loan, with a maximum draw capacity of US$17 million has a one-year maturity and was drawn for US$11.5 million at year-end.
Note 5 Shareholders’ equity

	Issued and				Other
	paid-in		Translation		compreh	Result
	share	Share	adjustment	Other	ensive	current
	capital	premium	reserve	reserves	income	year	Total
December 31, 2003	22	12,500		(99)		(10,791)	1,632

Appropriation of results				(10,791)		10,791	0

Change B.V. to N.V.	34	(34)					0

Cash capital increase Schlumberger B.V.		56,306					56,306
Capital increase reserved to employees	547	7,546					8,093
Capital increase to remunerate contributions	50,000	476,683					526,683
Translation adjustment share capital	4,486		(4,486)				0
Translation adjustment on subsidiaries			40,490				40,490
Market value cash flow hedges adjustment					5,998		5,998
Adjustments to conform to new presentation				10,001			10,001
Result current year						42,028	42,028

December 31, 2004	55,089	553,001	36,004	(889)	5,998	42,028	691,231

Share capital
The authorized share capital of the Company as at December 31, 2004, amounts to €150 million and consists of 150 million ordinary shares with a nominal value of €1 each.
Issued and paid-in share capital amounts to €40,490,668 and consists of 40,490,668 ordinary shares with a nominal value of €1. At year-end exchange rate of US$1 = €0,735 the translation difference of US$4,486 was recorded in the “translation adjustment reserve”.
On February 6, 2004, the general meeting of shareholders of Axalto Holding B.V. resolved to convert the Company into a public company with limited liability and to amend the articles of association, which resolution includes an increase of the authorized share capital of the company. The Company issued 27,000 shares in the share capital of the Company with a par value of €1 to the subscriber, Schlumberger B.V. against an issue price of 100% all of which were charged against the share premium reserve of the Company with an amount of €27,000 equivalent to US$33,750.
On February 17, 2004, the Company formalized this decision through a notarial deed of conversion and amendment of the articles of Association in which Axalto Holding B.V changed its name into Axalto Holding N.V. with a change of the statutory seat from The Hague to Amsterdam.
On February 25, 2004, the Company issued 40 million fully paid up shares with a nominal value of €1 representing a nominal value of US$50 million to the shareholder.
On April 21, 2004, the shareholder approved an Employee Stock Purchase Plan that lead to the issue of 445,668 fully paid up shares with a nominal value of €1. The shares were issued at IPO price of €14.80 with a discount of 15% i.e. €12.58 per share. The discount of US$1.2 million was treated as a compensation charge in the statement of operations of Axalto Holding N.V.
Share premium
Share premium of US$553,001 represents additional contributions by the shareholder. On May 4, 2004, the shareholder Schlumberger B.V. contributed prior to the IPO, pursuant to the Master Separation Agreement, US$56.3 million share premium in cash.
About two third of the share premium can be considered as fiscally paid-in capital
Stock options were granted under the stock option plan of Axalto on May 17, 2004 and carry a different vesting pattern, depending on the country of employment of the optionee (see Note 18). Certain of these options will therefore vest on May 18, 2005. To date, the stock repurchase plan is being finalized.
Note 6 Loan from shareholder
As at December 31, 2003, the current liabilities account of US$19,178 was composed of a loan from Schlumberger B.V. maturing on December 27, 2004. This loan together with accumulated interest amounts was repaid on May 4, 2004, prior to IPO.
Note 7 Payable to related party
The account “Payable to Related Party” corresponds to the payable due to Schlumberger, per the terms of the Master Separation Agreement, as described in further details in Note 27 to the consolidated accounts, “Commitments and Contingencies”.
Note 8 Supplementary information
8.1 Employees
The average number of staff employed by the Company during 2004 was 0.3 (2003: 0).

8.2 Remuneration of the Board

						Prorated
						amount
			Additional			effectively
(amounts in euro)		Membership	Remuneration	Committees	Total	charged

John de Wit	Chairman	45,000	32,500	5,000	82,500	75,779
Olivier Piou	Chief Executive Officer	35,000	—	—	35,000	26,202
Maarten Scholten	Director	35,000	—	5,000	40,000	35,410
Robert Singer	Director	—	—	—	—	—
Michel Soublin	Director	35,000	—	5,000	40,000	31,475
Willem Stolwijk	Director	35,000	—	5,000	40,000	29,611
Arthur Van der Poel	Director	35,000	—	5,000	40,000	31,352

	Total	220,000	32,500	25,000	277,500	229,829

The CEO benefits from a labor contract with the French group company AXALTO International S.A.S. and received a gross salary for the year 2004 of €465,000 and an incentive of €549,790. Furthermore an exceptional bonus was attributed to the CEO of €73,305 for the successful IPO.
Mr Robert Singer resigned in December 2004 and renounced to his attributed remuneration.
8.3 Stock options Board Members

	Date of attribution	Number	Exercice price (€)	Date of exercise
Olivier Piou	May 2004	600,000	14.80	9 years and 6
				months after the
				attribution
Stock options have been attributed under the Global Equity Incentive Plan (see note 18).
8.4 Axalto Holdings shares held by the Board Members
Olivier Piou holds 70,000 shares of the Company.
Maarten Scholten holds 1,500 shared of the Company.
Michel Soublin holds 1,500 shares of the Company.
8.5 Guarantees granted by the Company
During 2004, Axalto Holding N.V. has issued guarantees to secure several banking facilities against the risk of default of payment of its borrowing subsidiaries. These guarantees are continuing securities and will be valid until final payment in full of all amounts owed. The aggregate amount recoverable from Axalto Holding N.V. shall not exceed US$205.5 million. This includes the US$150 million syndicated facility referred to in Note 14 to the Consolidated Financial Statements.
20.2.2.9. Other information
Profit appropriation according to the Articles of Association
Stipulations relating to the distribution of profits and dividends by the Company to its shareholders are provided in articles 32 to 35 of the Articles of Association.
Following adoption of the annual Company and consolidated financial statements by the General Meeting of Shareholders, the Company may distribute profits, provided that the financial statements show that this is permissible. The Company may only pay dividends insofar as its equity exceeds the sum of the issued share capital and the mandatory statutory reserves.

The Board of Directors determines, with due observance of the Company’s policy on additions to reserves and on distribution of profits, and taking into account the legal provisions relating to mandatory statutory reserves, what portion of the profit shall be retained by way of reserve. The portion of the profits that shall not be reserved shall be at the free disposal of the General Meeting of Shareholders. The General Meeting of Shareholders may also resolve, upon the recommendation of the Board of Directors, to make distributions charged to the share premium reserve or charged to the other reserves shown in the annual accounts which are not prescribed by the law.
The Board of Directors determines the terms of distributions to shareholders. Subject to having obtained, in accordance with the Articles of Association, the authorization of the General Meeting of Shareholders to issue shares, the Board of Directors may decide to pay dividends in shares or grant shareholders the option to choose distribution in cash or in shares. The Board will propose to the forthcoming annual general meeting of the Company to appropriate the profits to the retained earnings. If no such approval is given, this power is passed on to the General Meeting of Shareholders, on the recommendation of the Board of Directors.
Before the annual financial statements are adopted by the General Meeting of Shareholders, the Board of Directors may, at its own discretion and subject to the provisions of Section 105, subsection 4 of Book 2 of the Dutch Civil Code and with due observance of the Company’s policy on additions to reserves and on distribution of profits, resolve to distribute one or more interim dividends to shareholders.
Proposed appropriation of profit
The Board will propose to the forthcoming annual general meeting of the Company to appropriate the profits to the retained earnings.
Reconciliation between US GAAP accounts and Dutch GAAP accounts
The primary consolidated financial statements of the Axalto Group are prepared under United States Generally Accepted Accounting Principles (US GAAP). The reconciliation between equity as at December 31, 2004 and the results for the year 2004 according to the US GAAP accounts and the accounts prepared under Generally Accepted Accounting Principles in The Netherlands (Dutch GAAP) is shown hereafter.

Stockholders’ equity according to the Dutch GAAP accounts	691,406
Amortization of goodwill (net of taxes)	13,621

Stockholders’ equity according to the US GAAP accounts	705,027

Net income according to the Dutch GAAP accounts	42,789
Amortization of goodwill (net of taxes)	13,621
Comprehensive income adjustment marketable securities	1,476
Discount on capital increase reserved to AXALTO employees	1,213

Net income according to the US GAAP accounts	59,099

Note
Under US GAAP, goodwill is no longer amortized but tested for impairment on an annual basis. Under Dutch GAAP, goodwill is amortized.
Unrealized loss on marketable securities is under US GAAP included in other comprehensive income. Under Dutch GAAP this loss is recorded in the income statement.
The discount on capital increase reserved to AXALTO employees is recorded in the income statement under Dutch GAAP. Under US GAAP the total net amount of the capital increase is recorded in stockholders’ equity.

Post closing events
On March 11, 2005, Axalto signed a memorandum of understanding with its Chinese partner in H.S.T.E. (a company located in China, see Note 6) by which the partner has committed to sell to Axalto its interest of 49% in the company. This operation should not have a significant impact on the financial situation of Axalto.
To management’s knowledge, there is no other significant event that occurred since December 31, 2004 which would materially impact the financial statements, as presented in this document.
20.2.2.10. Independent auditors’ report on the statutory financial statements
To the General Shareholders Meeting of Axalto Holding N.V.
Introduction
In accordance with your instructions we have audited the financial statements of Axalto Holding N.V, Amsterdam, for the year 2004 (as set out on page 3 to 49)*. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
Scope
We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Opinion
In our opinion, the financial statements give a true and fair view of the financial position of the company as at December 31, 2004 and of the result for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9 of Book 2 of the Netherlands Civil Code.
PricewaterhouseCoopers Accountants N.V.
April 19, 2005

*	This page reference was included in the original auditors’ report. The annual accounts and accompanying notes referred to are reproduced in Part II — Section 20.2.2 “Audited statutory financial statements for the period ended December 31, 2004” of this prospectus.

20.2.3. Audited statutory financial statements for the period ended December 31, 2005
20.2.3.1. Consolidated balance sheets for the period ended December 31, 2005

		Year ended December 31,
	Notes	2004	2005
		In thousands of US $
ASSETS
Non current assets
Property, plant and equipment	7	110,516	102,468
Goodwill	8	311,310	276,252
Intangible assets	8	26,557	21,732
Investments in associates	9	5,220	6,963
Deferred income tax assets	27	53,814	49,256
Available for sale financial assets	10	1,553	628
Other non-current assets		1,202	3,122

Total non-current assets		510,172	460,421

Current assets
Inventories	11	122,492	93,331
Trade and other receivables	12	250,409	230,959
Derivative financial instruments	18	7,105	—
Cash and cash equivalents	13	223,820	259,284

Total current assets		603,826	583,574

Total assets		1,113,998	1,043,995

EQUITY
Capital and reserves attributable to the company’s equity holders
Share capital		50,604	50,710
Share premium		551,526	562,746
Treasury shares		—	(4,275)
Fair value and other reserves		6,858	(4,110)
Cumulative translation adjustment		40,490	(16,932)
Retained earnings		52,742	110,620

		702,220	698,759
Minority interest		7,059	2,869

Total equity		709,279	701,628

LIABILITIES
Non-current liabilities
Borrowings	14	30,249	6,908
Deferred income tax liabilities	27	7,038	5,755
Retirement benefit obligation	15	17,369	16,225
Provisions and other liabilities	16	16,224	10,128

Total non-current liabilities		70,880	39,016

Current liabilities
Trade and other payables	17	295,026	270,001
Current income tax liabilities		20,548	15,936
Borrowings	14	8,592	1,835
Derivative financial instruments	18	—	9,151
Provisions and other liabilities	19	9,673	6,428

Total current liabilities		333,839	303,351

Total liabilities		404,719	342,367

Total equity and liabilities		1,113,998	1,043,995

20.2.3.2. Consolidated income statements for the period ended December 31, 2005

		Year ended December 31,
	Notes	2004	2005
		In thousands of US$
Revenue	20	960,427	992,332

Cost of sales		(644,635)	(671,537)

Gross profit		315,792	320,795
Operating expenses
Research and engineering		(64,108)	(67,340)
Sales and marketing		(110,823)	(114,226)
General and administrative		(56,257)	(59,000)
Other income, net	24	4,035	(224)

Operating income		88,639	80,005

Finance income (expenses), net	25	(6,044)	1,360
Share of profit (loss) of associates		262	1,145

Profit before income tax		82,857	82,510
Income tax expense	27	(25,878)	(23,243)

Profit for the period		56,979	59,267

Attributable to
Equity holders of the company		56,291	57,072
Minority interest		688	2,195

Basic earnings per share (in US dollars)	28	1.40	1.41
Diluted earnings per share (in US dollars)	28	1.38	1.38

In thousands Average number of shares outstanding	28	40,295	40,423

Average number of shares outstanding assuming dilution	28	40,697	41,365

20.2.3.3. Consolidated statements of changes in shareholders’ equity for the period ended December 31, 2005

									Minority	Total
In thousands of US$	Attributable to equity holders of the company								interest	equity
	Number of	Share	Share	Treasury	Shareholders’	Fair value and	Cumulative	Retained
	shares	capital	premium	shares	invested equity	other reserves	translation adj.	earnings

Stockholders’ equity as of January 1, 2004	18,000	23	1,610	—	412,020	129,193	—	(3,345)	9,876	549,377
Movements in fair value and other reserves
- Currency translation adjustments							40,490	(204)		40,286
- Fair value gains (losses), net of tax:
- financial assets available for sale						(1,476)				(1,476)
- cash flow hedges						5,998				5,998

Net income/(expense) recognized directly in equity		—	—	—	—	4,522	40,490	(204)	—	44,808
Profit for the period								56,291	688	56,979

Total recognized income for 2004		—	—	—	—	4,522	40,490	56,087	688	101,787
Employee share option scheme						2,336				2,336
Contribution from Schlumberger					51,191					51,191
Recapitalization and issuance of Share capital, net capital contribution by Schlumberger	40,027,000	50,034	542,370		(463,211)	(129,193)				—
Capital increase reserved to employees	445,668	547	7,546							8,093
Equity of the Phones business of the HSTE JV (*)									1,784	1,784
Dividend									(5,289)	(5,289)

Balance as of December 31, 2004	40,490,668	50,604	551,526	—	—	6,858	40,490	52,742	7,059	709,279

Movements in fair value & other reserves
- Currency translation adjustments							(57,422)		61	(57,361)
- Gain/(losses) on treasury shares						(14)				(14)
- Fair value gains (losses), net of tax:
▪ financial assets available for sale						(851)				(851)
▪ cash flow hedges						(13,647)				(13,647)
▪ machinery and equipment further to HSTE acquisition of minority interest								806	(201)	605

Net income/(expense) recognized directly in equity		—	—	—	—	(14,512)	(57,422)	806	(140)	(71,268)
Profit for the period								57,072	2,195	59,267

Total recognized income for 2005		—	—	—	—	(14,512)	(57,422)	57,878	2,054	(12,002)
Employee share option scheme						3,544				3,544
Contribution from Schlumberger further to dividend payment to HSTE JV minority interest			8,718							8,718
Purchase of Treasury shares, net (135,409 shares)				(4,275)						(4,275)
Capital increase reserved to employees	87,767	106	2,502							2,608
Equity of the Phones business of the HSTE JV (*)									(73)	(73)
Dividend									(6,171)	(6,171)

Balance as of December 31, 2005	40,578,435	50,710	562,746	(4,275)	—	(4,110)	(16,932)	110,620	2,869	701,628

(*)	On March 11, 2005, Axalto purchased the 49% minority interests in H.S.T.E., a company located in China of which Axalto had owned 51% until then. A portion of H.S.T.E.’s business includes Schlumberger’s public phones equipment business in China, which is not in the scope of Axalto’s operations. Pursuant to the Separation Agreement signed on March 19, 2004 between Schlumberger and Axalto, Schlumberger has agreed to assume all the risks and rewards of past and future operations of the public phone equipment business in H.S.T.E. As a result, it was not considered appropriate to include the results of operations of the public phones equipment business in the income statement of Axalto.

20.2.3.4. Consolidated statements of cash flows for the period ended December 31, 2005

		Year ended December 31,
	Notes	2004	2005
		In thousands of US$
Cash flows from operating activities
Cash generated from operations	29	182,671	135,099
Interest paid		(1,910)	(2,493)
Income tax paid		(10,383)	(26,453)

Net cash provided by operating activities		170,378	106,153

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	7	(36,783)	(31,744)
Proceeds from sale of property, plant and equipment		408	558
Purchase of intangible assets	8	(2,547)	(5,130)
Purchase of non-current assets		(173)	(38)
Purchase of investments in other companies		—	(3,717)
Interest received		2,202	6,451
Dividends received		159	229

Net cash used in investing activities		(36,734)	(33,391)

Cash flows from (used in) financing activities
Invested equity		18,335	8,718
Proceeds from issuance of ordinary shares		6,879	2,219
Purchase of shares held in Treasury (net)		—	(4,275)
Gains/(losses) on stock options and treasury stocks transactions		—	(836)
Proceeds from borrowings		26,340	—
Repayments of borrowings		(15,380)	(30,058)
Dividends paid to minority interests		—	(10,128)

Net cash provided by (used in) financing activities		36,174	(34,360)

Net increase in cash and bank overdrafts		169,818	38,402
Cash and bank overdrafts, beginning of period		50,154	223,820
Exchange gains (losses) on cash and bank overdrafts		3,848	(2,938)

Cash and bank overdrafts, end of period	13	223,820	259,284

20.2.3.5.	Notes to the consolidated financial statements for the period ended December 31, 2005
The notes here below are an integral part of the consolidated financial statements.
Note 1General information
Axalto Holding N.V. (the “Company”) and its subsidiaries (together “Axalto” or the “Group”) manufacture and sell Smart Cards (“Cards”) and Point of Sale Terminals (“POS Terminals”). Cards includes microprocessor, magnetic stripe, memory and other cards and related services for mobile communication, financial, public sector and access applications including licensing of intellectual property rights, and prepaid phone cards. POS Terminals include point of sales terminals, systems and related services. The Group has manufacturing plants and sells around the world.
The Company is a limited liability company incorporated and domiciled in the Netherlands. The address of its registered office is Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands.
The Company was first listed on Euronext Paris on May 18, 2004.

These consolidated financial statements for the year ended December 31, 2005 have been authorized for issue by the Board of Directors of the Company on April 28, 2006 and are subject to adoption at the annual General Meeting of shareholders on May 19, 2006.
Note 2 Summary of significant accounting policies
2.1 Basis of preparation
The consolidated financial statements of Axalto have been prepared in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. They include comparative information restated in accordance with the same standards in respect of financial year 2004, except for IAS 32 and IAS 39, which have been applied as from January 1, 2005. In addition, Axalto elected for early application as of January 1, 2005 of the amendment to IAS 39 endorsed by the European Union in 2005. This amendment relates to the application of hedge accounting to future inter-company transactions.
As the Group’s consolidated financial statements were prepared in accordance with the accounting principles generally accepted in the Netherlands (Dutch GAAP) until December 31, 2004, the Group applied the specific rules and principles related to first time adoption as defined in IFRS 1. Reconciliations and the description of the effect of the transition from Dutch GAAP to IFRS on the Group’s equity, net income and cash flows are provided in Note 3. As there is no difference for Axalto between previously applied Dutch GAAP and IFRS regarding financial instruments (IAS 39), no reconciliation between previously applied Dutch GAAP and IFRS is presented as of January 1, 2005.
Standards, interpretations and amendments to published standards that are not yet effective
Certain new standards, amendments and interpretations to existing standards have been published that are mandatory for the Group’s accounting periods beginning on or after January 1, 2006 or later periods but which the Group has not early adopted. Management is currently assessing the potential impact of the following standards on the Group operations or disclosures:
–	IAS 19 (Amendment), Employee Benefits (effective from January 1, 2006). This amendment introduces the option of an alternative recognition approach for actuarial gains and losses. It may impose additional recognition requirements for multi-employer plans where insufficient information is available to apply defined benefit accounting. It also adds new disclosure requirements.

–	IAS 39 (Amendment), The Fair Value Option (effective from January 1, 2006). This amendment changes the definition of financial instruments classified at fair value through profit or loss and restricts the ability to designate financial instruments as part of this category.

–	IFRS 7, Financial Instruments: Disclosures, and a complementary amendment to IAS 1, Presentation of Financial Statements – Capital Disclosures (effective from January 1, 2007). IFRS 7 introduces new disclosures to improve the information about financial instruments. It requires the disclosure of qualitative and quantitative information about exposure to risks arising from financial instruments, including specified minimum disclosures about credit risk, liquidity risk and market risk, including sensitivity analysis to market risk. The amendment to IAS 1 introduces disclosures about the level of an entity’s capital and how it manages capital.

–	IFRIC 4, Determining whether an Arrangement contains a Lease (effective from January 1, 2006). IFRIC 4 requires the determination of whether an arrangement is or contains a lease to be based on the substance of the arrangement. It requires an assessment of whether: (a) fulfillment of the arrangement is dependent on the use of a specific asset or assets (the asset); and (b) the arrangement conveys a right to use the asset.

–	IFRIC 6, Liabilities arising from participating in a specific market – Waste Electrical and Electronic equipment (effective from December 1, 2005). Management is currently assessing the impact of IFRIC 6 and believes that it should not have a significant impact on the Group’s operations.

The consolidated financial statements have been prepared under the historical cost convention, as modified by the revaluation of available-for-sale financial assets, and financial assets and financial liabilities (derivative instruments) at fair value through profit and loss.
The preparation of consolidated financial statements in conformity with IFRS requires the use of certain critical accounting estimates as explained in note 2.21. It also requires management to exercise its judgment in the process of applying Axalto’s accounting policies.
2.2 Consolidation
(a) Subsidiaries
Subsidiaries are all entities (including special purpose entities) over which Axalto has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether Axalto controls another entity. Subsidiaries are fully consolidated from the date on which control is transferred to Axalto.
Inter-company transactions, balances and unrealized gains on transactions between group companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Subsidiary’s accounting policies have been changed where necessary to ensure consistency with the policies adopted by Axalto.
(b) Associates
Associates are all entities over which Axalto has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Investments in associates are accounted for by the equity method of accounting and are initially recognized at cost. Axalto’s investment in associates includes goodwill (net of any accumulated impairment loss) identified on acquisition. Axalto’s share of its associates’ post-acquisition profits or losses is recognized in the income statement, and its share of post-acquisition movements in retained earnings is recognized in retained earnings. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment. When Axalto’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, Axalto does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate. Unrealized gains on transactions between Axalto and its associates are eliminated to the extent of Axalto’s interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.
(c) Transactions and minority interests
The Group applies a policy of treating transactions with minority interests as transactions with parties external to the Group. Disposals to minority interests result in gains and losses for the Group that are recorded in the income statement. Purchases from minority interests result in goodwill, being the difference between any consideration paid and the relevant share acquired of the carrying value of net assets of the subsidiary.
2.3 Segment reporting
A business segment is a group of assets and operations engaged in providing products or services that are subject to risks and returns that are different from those of other business segments. A geographical segment is engaged in providing products or services within a particular economic environment that are subject to risks and returns that are different from those of segments operating in other economic environments.

2.4 Foreign currency translation
(a) Functional and reporting currency
Items included in the financial statements of each of Axalto’s entities are measured using the currency of the primary economic environment in which the entity operates (“the functional currency”). The consolidated financial statements are presented in US dollars, which is the Company’s reporting currency.
(b) Transactions and balances
Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement, except when deferred in equity as qualifying cash flow hedges. Translation differences on non-monetary items, such as equities classified as available-for-sale financial assets, are included in the fair value reserve in equity.
(c) Group companies
The results and financial position of all the Group entities that have a functional currency different from the reporting currency are translated into the reporting currency as follows:
(i)	assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
(ii) income and expenses for each income statement are translated at average exchange rates; and
(iii) all resulting exchange differences are recognized as a separate component of equity.
On consolidation, exchange differences arising from the translation of the net investment in foreign entities, and of borrowings and other currency instruments designated as hedges of such investments, are taken to shareholders’ equity. When a foreign operation is sold, such exchange differences are recognized in the income statement as part of the gain or loss on sale.
Goodwill and fair value adjustments arising on the acquisition of a foreign entity are treated as assets and liabilities of the foreign entity and translated at the closing rate.
2.5 Property, plant and equipment
Property, plant and equipment is stated at historical cost, excluding interest expense, less depreciation and, if any, impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items. Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to Axalto and the cost of the item can be measured reliably. All other repairs and maintenance are charged to the income statement during the financial period in which they are incurred.
Land is not depreciated. Depreciation on other assets is calculated using the straight-line method to allocate their cost to their residual values over their estimated useful lives, as follows:

Buildings	20-30 years
Leasehold improvement	5-10 years
Machinery and equipment	3-10 years
Leasehold improvements are amortized on a straight-line basis over their estimated useful lives, which cannot exceed the lease term.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each balance sheet date. An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.
Gains and losses on disposals are determined by comparing proceeds with the carrying amount and are reflected in operations.
Leases of property, plant and equipment where Axalto has substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are capitalized at the lease’s commencement at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate of interest on the finance balance outstanding. The corresponding rental obligations, net of finance charges, are included in other long-term payables. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period. The property, plant and equipment acquired under finance leases is depreciated over the shorter of the useful life of the asset or the lease term.
2.6 Goodwill and intangible assets
(a) Goodwill
Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary/associate at the date of acquisition. Goodwill on acquisition of subsidiaries is presented separately in the balance sheet. Goodwill on acquisitions of associates is included in ‘investments in associates’. Separately recognized goodwill is tested annually for impairment and carried at cost less accumulated impairment losses. Impairment losses on goodwill are not reversed. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is allocated to cash-generating units for the purpose of impairment testing. The allocation is made to those cash-generating units or groups of cash-generating units that are expected to benefit from the business combination in which the goodwill arose.
Almost all of the net book value of goodwill relates to the acquisition in 2001 of the Card division of the Bull Group, named Bull CP8, and is denominated in euros. The remaining balance of the net book value of goodwill relates to older, smaller acquisitions belonging to the Cards business. As a consequence, the whole goodwill of Axalto is allocated to the Cards segment, considered as the relevant cash-generating unit for that purpose.
(b) Other intangible assets
Other intangible assets are shown at historical cost. Other intangible assets have a definite useful life and are carried at cost less accumulated amortization. Amortization is calculated using the straight-line method to allocate the cost of other intangible assets over their estimated useful lives as follows:

Software	3-5 years
Patents and technologies	5-10 years
Other	1-15 years
2.7 Impairment of non-financial assets
Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units). Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

2.8 Investments
Axalto classifies its investments in the following categories: financial assets held through profit or loss, loans and receivables, and available-for-sale financial assets. The classification depends on the purpose for which the investments were acquired. Management determines the classification of its investments at initial recognition and re-evaluates this designation at every reporting date.
(a) Financial assets at fair value through profit and loss
This category has two sub-categories: “financial assets held for trading” and those designated at fair value through profit or loss at inception. A financial asset is classified in this category if acquired principally for the purpose of selling in the short term or if so designated by management. Derivatives are also categorized as “held for trading” unless they are designated as hedges. Assets in this category are classified as current assets.
(b) Loans and receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when Axalto provides money, goods or services directly to a debtor with no intention of trading the receivable. They are included in current assets in trade and other receivables in the balance sheet, except for maturities greater than twelve months after the balance sheet date, which are classified as other non-current assets in the balance sheet. Loans and receivables are initially recognized at fair value and subsequently recorded at amortized cost using the effective interest method.
(c) Available-for-sale financial assets
Available-for-sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets, as management does not intend to dispose of the investment within 12 months of the balance sheet date.
Investments representing less than 20% of the equity of the investee are classified as available for sale financial assets. Available-for-sale financial assets are carried at fair value. Unrealized gains and losses arising from changes in the fair value of available-for-sale financial assets are recognized in equity.
In the case of equity securities classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered in determining whether the securities are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognized in profit or loss – is removed from equity and recognized in the income statement. Impairment losses recognized in the income statement on equity instruments are not reversed through the income statement.
2.9 Inventories
Inventories are stated at the lower of cost or net realizable value. Cost is determined using the first in / first out method. The cost of finished goods and work in progress comprises design costs, raw materials, direct labor, other direct costs and related production overheads (based on normal operating capacity). It excludes borrowing costs. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expenses. Axalto also provides inventory allowances for excess and obsolete inventories. Gains / losses on qualifying cash flow hedges relating to purchases of raw material are kept in equity until the related inventories affect the income statement. At that time, Axalto reclassifies these gains / losses to the income statement.
2.10 Trade receivables
Trade receivables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest method less provision for impairment. A provision for impairment of trade receivables is established when there is objective evidence that Axalto will not be able to collect all amounts due according to the original terms of the receivables. The amount of the provision is recognized in the income statement within general and administrative expenses.
2.11 Cash and cash equivalents
Cash and cash equivalents includes cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are shown within borrowings in current liabilities on the balance sheet.
2.12 Share capital
Ordinary shares are classified as equity.
Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.
Where any Axalto company purchases the Company’s equity share capital (Treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes,) is deducted from equity attributable to the Company’s equity holders until the shares are cancelled, reissued or disposed of. Where such shares are subsequently sold or reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.
2.13 Borrowings
Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless Axalto has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.
2.14 Taxes on income
The provision for income taxes presented in these consolidated financial statements was computed in accordance with the tax rules and regulations of the taxing authorities where the income is earned. All tax assets and liabilities belonging to Axalto entities are shown in the consolidated balance sheets for the periods presented.
Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. The deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction, other than a business combination, that at the time of the transaction affects neither accounting nor taxable profit or loss. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted at the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.
Deferred income tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized.
Deferred income tax is provided on temporary differences arising on investments in subsidiaries and associates, except where the Group controls the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future.
2.15 Research tax credit
Research tax credits are provided by various governments to give incentives for companies to perform technical and scientific research. Companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid. Therefore these research tax credits are presented as a reduction of research and development expenses in the income statement and included in “Other non-current assets” in the balance sheet. The Company records the benefit of this grant only when all qualifying research has been performed and the Company has obtained sufficient evidence from the relevant government authority that the credit will be granted.
2.16 Research and development cost
Research and development costs mainly comprise software development. Axalto capitalizes eligible software development costs upon achievement of commercial and technological feasibility, reliability of measurement costs and subject to net realizable value considerations. Based on Axalto’s development process, technological feasibility is generally established upon completion of a working model. Research and development costs prior to a determination of technological feasibility are expensed as incurred. Amortization of capitalized software development costs begins when the products are available for general release over their estimated useful life on a straight-line basis, which usually varies between 3 and 6 years. Unamortized capitalized software development costs determined to be in excess of the net realizable value of the product are expensed immediately.
2.17 Employee benefits
(a) Pension and similar obligations
US employee benefit plans
Since May 18, 2004, Axalto employees in the United States benefit from an individual savings plan commonly named ‘‘401k’’ in the United States. According to this plan, the employer matches dollar for dollar the contribution of the employee up to a certain percentage of the eligible compensation. Funds are managed by Fidelity. As this plan qualifies as a defined contribution plan, no liability in the balance sheet was recognized as of December 31, 2004 and 2005.
In 2002, 2003 and until its first listing, Axalto employees were covered by several defined benefit pension plans in the name of Schlumberger Technology Corporation, a wholly owned subsidiary of Schlumberger. Schlumberger Technology Corporation also provides certain health care benefits to former employees who have retired under the US pension plans. Upon the separation from Schlumberger, Schlumberger retained the obligations and liabilities associated with US defined benefits plans.
Non US employee benefit plan
Outside the US, Axalto has sponsored since its first listing several defined contribution plans that cover substantially all employees who are not covered by statutory plans.
In the United Kingdom, in 2004, the employees of Axalto remained under the defined benefit or defined contribution plans managed by Schlumberger at UK level. Schlumberger retained the obligations and liabilities related to the UK defined benefits plans at the date when employees of Axalto in the UK joined the Axalto UK defined contribution plan.
In France, in addition to state social security and other compulsory plans, Axalto provides the following benefits to its employees:
•	Pursuant to applicable French law and labor agreements in force in the industry, a lump sum payment is made to employees upon retirement. The amount of the payment is based on the length of service of the employees and is conditional upon the employee still being employed by Axalto when retiring.

•	Jubilees: after 20, 30 and 40 years of service, active employees receive a lump sum.
The characteristics of these benefits are summarized in note 15.

(b) Share-based compensation
Axalto operates an equity-settled, share-based compensation plan. The fair value of the employee services received in exchange for the grant of the options is recognized as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions (for example, profitability and sales growth targets). Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable. At each balance sheet date, the entity revises its estimates of the number of options that are expected to become exercisable. It recognizes the impact of the revision of original estimates, if any, in the income statement, and a corresponding adjustment to equity over the remaining vesting period.
The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.
(c) Termination benefits
Termination benefits are payable when employment is terminated before the normal retirement date, or whenever an employee accepts voluntary redundancy in exchange for these benefits. Axalto recognizes termination benefits when it is demonstrably committed to either terminating the employment of current employees according to a detailed formal plan without possibility of withdrawal, or providing termination benefits as a result of an offer made to encourage voluntary redundancy. Benefits falling due more than 12 months after balance sheet date are discounted to present value.
(d) Profit-sharing and bonus plans
Axalto recognizes liabilities and expenses for bonuses and profit sharing. The Group recognizes a provision where contractually obliged or where there is a past practice that has created a constructive obligation.
2.18 Provisions
Provisions for environmental restoration, restructuring costs, legal claims and warranty are recognized when the Group has a present legal or constructive obligation as a result of past events and it is more likely than not that an outflow of resources will be required to settle the obligation and the amount has been reliably estimated. Provisions are not recognized for future operating losses.
Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.
2.19 Revenue recognition
Revenue comprises the fair value for the sale of goods and services, net of value-added tax, rebates and discounts and after eliminating sales within Axalto. Revenue is recognized as follows:
(a) Products and services revenue
Axalto’s products and services are generally sold based upon contracts or purchase orders with the customer that include fixed and determinable prices and that do not include right of return, other similar provisions or other significant post delivery obligations but for customary warranty terms. Revenue is recognized for products upon delivery when title and risk pass, the price is fixed and determinable and collectibility is reasonably assured. Revenue for services is recognized over the period when services are rendered and collectibility is reasonably assured. Revenue for royalties is recognized when income is earned and collectibility is reasonably assured.
Certain revenues are recognized using the percentage of completion method as services are provided. These services include the development of specific software platforms. Under the percentage of completion method, the extent of progress towards completion is measured based on actual costs incurred to total estimated costs. Losses on contracts are recognized during the period in which the loss first becomes probable and can be reasonably estimated.
(b) Multiple element arrangements
Revenue from contracts with multiple elements, such as those including services, is recognized as each element is earned based on the relative fair value of each element and when there are no undelivered elements that are essential to the functionality of the delivered elements.
(c) Collectibility
As part of the revenue recognition process, Axalto determines whether trade receivables and notes receivable are reasonably assured of collection based on various factors, including the ability to sell those receivables and whether there has been deterioration in the credit quality of customers that could result in the inability to sell those receivables. Axalto defers revenue and related costs when it is uncertain as to whether receivables will be collectable. Axalto defers revenue but recognizes related costs when it determines that the collection of receivables is unlikely.
(d) Deferred and unbilled revenue
Deferred revenue includes amounts that have been billed per contractual terms but have not been recognized as income.
2.20 Leases
Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.
2.21 Use of estimates
The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, Axalto evaluates its estimates, including those related to doubtful accounts, valuation of inventories and investments, warranty obligations, recoverability of goodwill, intangible assets and property, plant and equipment, income tax provision and recoverability of deferred taxes, contingencies and litigation and actuarial assumptions for employee benefit plans. Axalto bases its estimates on historical experience and on various other assumptions that, in management’s opinion, are reasonable under the circumstances. These results form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
Note 3 First time adoption of IFRS
3.1 Basis of transition to IFRS
3.1.1 Application of IFRS 1
The Group has prepared its consolidated financial statements for the years ended December 31, 2003 and 2004 in accordance with the accounting principles generally accepted in the Netherlands (Dutch GAAP).
As indicated in Note 2 above, the Group’s consolidated financial statements for the year ended December 31, 2005 are the first annual financial statements established in accordance with IFRS.

Axalto’s date of transition to IFRS is January 1, 2004. The Group prepared its opening IFRS balance sheet as of that date.
The Group’s IFRS adoption date is January 1, 2005.
The Group applied IFRS 1 (First-time adoption of International Financial Reporting Standards) for the preparation of these consolidated financial statements.
In accordance with IFRS 1, the Group has applied certain of the optional exemptions from full retrospective application of IFRS.
3.1.2 Exemptions from full retrospective application elected by the Group
Axalto has elected to apply the following optional exemptions from full retrospective application.
(a) Business combination
Axalto has applied the business combination exemption in IFRS 1. It has not restated business combinations that took place prior to the January 1, 2004 transition date.
(b) Fair value as deemed cost
Axalto has elected to generally maintain property, plant and equipment at their historical net book value as of January 1, 2004.
(c) Employee benefits
Axalto has elected to recognize against equity all cumulative actuarial gains and losses as of January 1, 2004.
(d) Restatement of comparatives for IAS 32 and IAS 39.
The Group has elected to apply this exemption. It applied previous Dutch GAAP rules to derivatives, financial assets and financial liabilities and to hedging relationships for the 2004 comparative information.
(e) Share-based payment transaction
The Group has elected to apply the share-based payment exemption: it has therefore applied IFRS 2 from January 1, 2004 to stock option and employee stock purchase plans (SOP and ESPP, respectively) that were issued after November 7, 2002.

3.2 Reconciliations between Dutch GAAP and IFRS
3.2.1 Summary of equity

	January 1,	December 31,	Note in 3.2.6
	2004	2004	below
Total Stockholders’ equity – Dutch GAAP	541,213	691,406

Reversal of amortization of goodwill, net of taxes		13,621	(h	)
Restatement of “Land and Building” to take into account the component approach and residual value	636	1,617	(a	)
Recognition of actuarial gains and losses on post-employment benefits	(3,625)	(3,600)	(b	)
Impact on deferred taxes of transition to IAS 12	(131)	(254)	(c) & (d2)
Deferred tax on IFRS adjustments	(225)	(570)	(d1)

Capital and reserves attributable to the company’s equity holders – IFRS	537,868	702,220
Minority interest	9,876	7,059

Total Equity — IFRS	547,744	709,279

3.2.2 Reconciliation of balance sheet as of January 1, 2004

			Effect of
	Note in		transition to
	3.2.6 below	Dutch GAAP	IFRS	IFRS

ASSETS
Non current assets
Property, plant and equipment	(a)	105,410	636	106,046
Goodwill		287,621		287,621
Intangible assets	(b)	33,197	(977)	32,220
Investments in associates		4,910		4,910
Deferred income tax assets	(c)	21,350	(93)	21,257
Available for sale financial assets		1,886		1,886
Other non-current assets		1,029		1,029

Total non-current assets		455,403	(434)	454,969

Current assets
Inventories		103,827		103,827
Trade and other receivables		234,542		234,542
Derivative financial instruments		2,456		2,456
Cash and cash equivalents		50,154		50,154

Total current assets		390,979		390,979

Total assets		846,382	(434)	845,948

EQUITY
Capital and reserves attributable to the company’s equity holders
Share capital
Share premium
Treasury shares
Fair value and other reserves
Cumulative translation adjustment
Retained earnings

		541,213	(3,345)	537,868
Minority interest		9,876		9,876

Total equity		551,089	(3,345)	547,744

LIABILITIES
Non-current liabilities
Borrowings		2,287		2,287
Deferred income tax liabilities	(d)	5,047	263	5,310
Retirement benefit obligation	(b)	11,175	2,648	13,823
Provision and other liabilities		22,807		22,807

Total non-current liabilities		41,316	2,911	44,227

Current liabilities
Trade and other payables		218,690		218,690
Current income tax liabilities		11,036		11,036
Borrowings		21,615		21,615
Provisions and other liabilities		2,636		2,636

Total current liabilities		253,977		253,977

Total liabilities		295,293	2,911	298,204

Total equity and liabilities		846,382	(434)	845,948

3.2.3 Reconciliation of balance sheet as of December 31, 2004

	Note in		Effect of
	3.2.6		transition to
	below	Dutch GAAP	IFRS	IFRS

ASSETS
Non current assets
Property, plant and equipment	(a)	108,899	1,617	110,516
Goodwill	(h)	297,167	14,143	311,310
Intangible assets	(b)	27,801	(1,244)	26,557
Investments in associates		5,220		5,220
Deferred income tax assets	(c)	54,027	(213)	53,814
Available for sale financial assets		1,553		1,553
Other non-current assets		1,202		1,202

Total non-current assets		495,869	14,303	510,172

Current assets
Inventories		122,492		122,492
Trade and other receivables		250,409		250,409
Derivative financial instruments		7,105		7,105
Cash and cash equivalents		223,820		223,820

Total current assets		603,826		603,826

Total assets		1,099,695	14,303	1,113,998

EQUITY
Capital and reserves attributable to the company’s equity holder
Share capital	(i)	55,089	(4,486)	50,604
Share premium		551,526		551,526
Treasury shares		—		—
Fair value and other reserves	(e) (g)	5,998	860	6,858
Cumulative translation adjustment	(i)	36,004	4,486	40,490
Retained earnings		42,789	9,953	52,742

		691,406	10,813	702,220
Minority interest		7,059		7,059

Total equity		698,465	10,813	709,279

LIABILITIES
Non-current liabilities
Borrowings		30,249		30,249
Deferred income tax liabilities	(d) (h)	5,905	1,133	7,038
Retirement benefit obligation	(b)	15,013	2,356	17,369
Provision and other liabilities		16,224		16,224

Total non-current liabilities		67,391	3,489	70,880

Current liabilities
Trade and other payables		295,026		295,026
Current income tax liabilities		20,548		20,548
Borrowings		8,592		8,592
Provisions and other liabilities		9,673		9,673

Total current liabilities		333,839		333,839

Total liabilities		401,230	3,489	404,719

Total equity and liabilities		1,099,695	14,303	1,113,998

3.2.4 Reconciliation of net income for the year ended December 31, 2004

	Note in 3.2.6	Dutch	Effect of transition
	below	GAAP	to IFRS	IFRS

Revenue		960,427		960,427
Cost of sales	(a),(b),(e),(f)	(645,027)	392	(644,635)

Amortization of goodwill	(h)	(14,143)	14,143	—

Gross profit		301,257	14,535	315,792

Operating expenses
Research and engineering	(b),(e),(f)	(63,962)	(146)	(64,108)
Sales and marketing	(b),(e),(f)	(109,842)	(981)	(110,823)
General and administrative	(b),(e),(f)	(55,216)	(1,041)	(56,257)
Other income (loss), net	(g)	—	4,035	4,035

Operating income		72,237	16,402	88,639

Finance costs, net	(b)	(5,424)	(620)	(6,044)
Share of profit of associates	(g)	(1,214)	1,476	262
Other income (loss), net	(g)	2,822	(2,822)	—

Income (loss) before taxes		68,421	14,436	82,857
Tax benefit (expense)	(c), (d)	(24,944)	(934)	(25,878)

Income for the period		43,477	13,502	56,979

Attributable to
Equity holders of the company		42,789	13,502	56,291
Minority interest		688		688

3.2.5 Reconciliation of cash flow for the year ended December 31, 2004

	Note in		Effect of
	3.2.6	Dutch	transition to
	below	GAAP	IFRS	IFRS

Cash flows from operating activities
Cash generated from operations (see 3.2.7 below)		182,499	172	182,671
Interest paid		(1,910)		(1,910)
Interest received		2,202	(2,202)
Income tax paid		(10,383)		(10,383)

Net cash (used in) provided by operating activities		172,407	(2,029)	170,378

Cash flows from (used in) investing activities
Purchase of property, plant and equipment		(36,783)		(36,783)
Proceeds from sale of property, plant and equipment		408		408
Purchase of intangible assets		(2,547)		(2,547)
Purchase of non-current assets			(173)	(173)
Interest received			2,202	2,202
Dividends received		159		159

Net cash (used in) provided by investing activities		(38,763)	2,029	(36,734)

Cash flows from (used in) financing activities
Invested equity	(e), (f)	18,335		18,335
Proceeds from issuance of ordinary shares		6,879		6,879
Proceeds from borrowings		26,340		26,340
Repayments of borrowings		(15,380)		(15,380)

Net cash provided by (used in) financing activities		36,174		36,174

Net increase (decrease) in cash and bank overdrafts		169,818		169,818
Cash and bank overdrafts, beginning of period		50,154		50,154
Exchange gains (losses) on cash and bank overdrafts		3,848		3,848

Cash and bank overdrafts, end of period		223,820		223,820

3.2.6 Description of the effects of the transition to IFRS
The following notes describe the adjustments to the 2004 opening and closing consolidated balance sheets, the 2004 consolidated income statement and consolidated statement of cash flow, originally established in accordance with Dutch GAAP, necessary to give effect to the adoption of IFRS.
The sign convention in the tables below is (+) for debit adjustments and (-) for credit adjustments to the opening and closing balance sheets items and consequently (+) for credit adjustments and (-) for debit adjustments to the income statement.
(a) Property, plant and equipment (IAS 16)

	Impact on the	Impact on the	Impact on the
	Jan. 1, 2004	2004 Income	Dec. 31, 2004
	Balance Sheet	Statement	Balance Sheet

Application of a component approach to buildings	(1,431)	13	(1,418)
Consideration of a residual value to determine the depreciable value of buildings	2,067	194	2,261
Partial reversal of the write-down of one of Axalto’s industrial sites recognized in 2004 (see Note 7 to the consolidated financial statements in the 2004 “Document de Référence”)		623	623
Translation adjustment			151
Total	636	830	1,617

The value of each component has been determined on the basis of information provided by a real estate expert, and corresponding to industry averages for the type of buildings under review.
The residual values are the values of the buildings at the end of their useful life, and were determined by an independent real estate expert.
In the Group’s 2004 Dutch GAAP consolidated income statement, the depreciation charge included a $2.8 million write-down expense related to an industrial site located in an area subject to development restrictions likely to affect the realizable value of the asset. As a result of the application of a component approach and the consideration of a residual value under IFRS, the net book value of this asset in the 2004 consolidated opening balance sheet under IFRS was decreased. A portion of the write-down expense booked in 2004 was therefore reversed so that the net book value of this asset as of December 31, 2004 under IFRS is equal to the realizable value reported under previously applied Dutch GAAP.
(b) Retirement benefit obligation (IAS 19)

	Impact on the	Impact on the	Other Impact on the	Impact on the
	Jan. 1, 2004	2004 Income	Dec. 31, 2004	Dec. 31, 2004
	Balance Sheet	Statement	Balance Sheet	Balance Sheet

Intangible assets
Write-off of an intangible asset recognized in relation with the recognition of a minimum retirement benefit liability under Dutch GAAP	(977)		(175)	(1,152)
Translation adjustment				(92)
Total	(977)		(175)	(1,244)

Retirement benefit obligation
Recognition of actuarial gains and losses at the date of transition	(2,648)	325	175	(2,148)
Translation adjustment				(208)
Total	(2,648)	325	175	(2,356)

Grand total	(3,625)			(3,600)

Axalto has elected to apply the employee benefit exemption to the liabilities representing the lump sum payments made to French employees upon retirement, as described in Note 15 below. These lump sum payments are regarded as defined-benefits under IAS 19. Therefore, as authorized by IFRS1, the Group has decided to recognize in equity all cumulative actuarial gains and losses at the date of transition to IFRS and applied the corridor method to subsequent actuarial gains and losses. All actuarial gains and losses not previously recognized pursuant to the corridor method in the income statement in Dutch GAAP consolidated financial statements have been recognized in equity at the date of transition. Therefore, in the 2004 IFRS income statement, the actuarial gains and losses previously recognized in the Dutch GAAP income statement had to be reversed: $117 in cost of sales, $78 in research and engineering expenses, $104 in sales and marketing expenses and $26 in general and administrative expenses.
Also, the interest cost component of the pension expense was reclassified from an element of operating income to a finance cost in the 2004 IFRS income statement, for the sake of better comparability going forward.
(c) Deferred income tax asset (IAS 12)

	Jan. 1, 2004	2004 P&L	Dec. 31, 2004

Impact of change of method in recognizing deferred tax on elimination of profit in intra-group inventory	(93)	(120)	(213)
Total	(93)	(120)	(213)

Under previously applied Dutch GAAP, deferred income tax on the elimination of intra-group profit on inventory sales was recognized at seller’s rate while IAS 12 requires that deferred income tax must be computed at buyer’s rate.
(d) Deferred income tax liabilities (IAS 12)

		Jan 1, 2004	2004 P&L	Dec 31, 2004

(d1)	Deferred tax on IFRS adjustments	(225)	(292)	(517)
(d2)	Deferred tax in connection with the treatment of undistributed profits in certain subsidiaries	(38)		(38)
(h)	Deferred tax on amortization of goodwill		(522)	(522)
	Translation adjustment			(56)
	Total	(263)	(814)	(1,133)

(d1)	A deferred tax charge was computed on the IFRS adjustment related to plant, property and equipment (see (a) above).

(d2)	In the subsidiaries where Axalto does not control the dividend distribution process, which has been considered to be the case in all entities where Axalto is not a majority shareholder, a deferred tax liability corresponding to the income tax charge to be recognized upon distribution of this profit is recognized under IAS 12 on all undistributed profit, unlike under previously applied Dutch GAAP.
(e) Recognition of a compensation charge on stock based payments (IFRS 2)
A compensation charge was recognized in the 2004 IFRS income statement in relation to the stock options granted to Axalto employees on May 18, 2004. The compensation charge was computed as being the fair value of the option at the time of the grant under the Black and Scholes model, amortized over the expected lifetime of the options. The compensation charge has been recorded on the appropriate line of the income statement, depending on the position held by the employees who received options. In the 2004 IFRS income statement, a compensation expense of $2,336, corresponding to the amortization of the fair value of the option for the period between the grant date and the end of the year, was recorded for $361 in cost of sales, $142 in research and engineering expenses, $888 in sales and marketing expenses and $945 in general and administrative expenses.
Had Axalto not elected to apply the share-based payment exemption (see 1.2. e. above), an additional expense of $1.3 million would have been recorded in the income statement of the periods ended June 30, 2004 and December 31, 2004.
(f) Recognition of a compensation charge on employee stock purchase plans (IFRS 2)
In the period from May 4, 2004 to May 14, 2004, Axalto employees were offered the opportunity to buy Axalto shares at a price 15% below the future initial listing price of the company. 445,668 ordinary shares of Axalto were subscribed by employees at €12.58 per share. The $1,214 discount thus granted to employees under that program was recorded in Dutch GAAP as “Other income loss, net”.
Under IFRS, this discount is recognized as a compensation expense on the appropriate line of the income statement, depending on the position held by the employees who elected to participate in the plan. Accordingly, $417 were recorded in cost of sales, $231 in research and engineering expenses, $395 in sales and marketing expenses and $171 in general and administrative expenses.
(g) Reclassification of the “Other income, net” line of the income statement
An unrealized loss on marketable securities was booked in the statement of income in “share in results of profits in associates” under Dutch GAAP whereas it is recorded in “fair value and other reserves” in the equity.

All other items reported under the Dutch GAAP “Other income, net” line of the income statement are now reported on a line with the same name, part of the operating income under IFRS.
(h) Reversal of amortization of goodwill net of taxes
Under Dutch GAAP, goodwill was amortized over 20 years. According to IFRS, goodwill is not amortized but is subject to impairment test and consequently, the accumulated amortization as of December 31, 2004 amounting to $14,143 ($13,621 net of tax) has been reserved.
(i) Translation adjustment on share capital
In the Dutch GAAP equity the share capital which is denominated in euro is translated into US$ at closing rate whereas in IFRS it is stated at historical cost. Therefore the resulting translation adjustment is reclassified to share capital.
3.2.7 Cash generated from operations

			Effect of
		Dutch	transition to
		GAAP	IFRS	IFRS

Income for the period before minority interest		43,477	13,502	56,979
Adjustments for:
- tax	(c) (d)	24,944	934	25,878
- depreciation	(a)	35,311	(830)	34,481
- amortization	(h)	23,747	(14,143)	9,604
- stock option compensation charge	(e)	—	2,336	2,336
-ESPP discount		1,214		1,214
- gains and losses on sale of fixed assets and write offs		3,988		3,988
- net movement in provisions for liabilities and charges		(1,921)		(1,921)
- interest income		(2,202)		(2,202)
- interest expense	(b)	1,910	620	2,530
- share of loss (profit) from associates	(g)	1,214	(1,476)	(262)
- inventories		(10,750)		(10,750)
- trade and other receivables		3,831	173	4,004
- retirement benefit obligations		1,735		1,735
- derivative financial instruments		1,348		1,348
- trade and other payables		54,653	(944)	53,709

Cash generated from operations	3.2.5	182,499	172	182,671

Note 4 Consolidated entities
The consolidated financial statements as of December 31, 2005 include the accounts of Axalto Holding N.V. and the following entities:

		Direct or	Percentage of
		indirect	Axalto group
Country of incorporation	Company name	ownership	voting rights
Australia	Axalto Pty Ltd	Direct	100%
Brazil	Axalto do Brazil Cartoes e Terminais Ltda	Direct	100%
British Virgin Islands	Axalto Cards & Terminals Ltd	Indirect	100%
British Virgin Islands	Axalto Technology Ltd	Indirect	100%
Canada	Axalto Canada Ltd	Direct	100%
China	Axalto (Beijing) Smart Cards Technology Co Ltd	Indirect	100%
China	Hunan Telecommunications Equipment Co Ltd	Indirect	100%
China	Shanghai Axalto IC Cards Technology Co Ltd	Indirect	51%
China	Shanghai Solaic Smart Card Co Ltd	Indirect	31%
Czech Republic	Axalto SRO	Direct	100%
Egypt	Makxalto Advanced Card Technology	Direct	34%
France	CP8 Technologies S.A.	Indirect	100%
France	Electronics Transactions Integration Services S.A.	Indirect	100%
France	Axalto S.A.	Direct	100%
France	Axalto International S.A.S.	Direct	100%
France	Axalto Participations S.A.S.	Indirect	100%
France	Trusted Logic S.A.	Indirect	37%
France	Xiring S.A.	Indirect	23%
Germany	Axalto GmbH	Direct	100%
Hong Kong	CP8 Hong Kong Ltd	Indirect	100%
Hong Kong	Axalto Technologies Asia Ltd	Direct	100%
Hungary	Axalto Hungary Commercial and Services Ltd	Direct	100%
India	Axalto Cards & Terminals India Ltd	Direct	100%
India	Axalto Terminals India Private Ltd	Direct	100%
Indonesia	PT Axalto Indonesia	Indirect	100%
Italy	Axalto SPA	Direct	100%
Japan	Axalto KK	Direct	100%
Japan	SPOM Japan KK	Indirect	100%
Malaysia	Axalto International Ltd	Indirect	100%
Malaysia	Axalto (M) Sdn Bhd	Direct	100%
Mexico	CP8 Mexico S.A. de CV	Indirect	100%
Mexico	Distribucion S.A. de CV	Direct	100%
Mexico	Axalto Cards Mexico S.A. de CV	Indirect	100%
Netherlands	Axalto BV	Direct	100%
Netherlands Antilles	Cards & Terminals N.V.	Direct	100%
Panama	Axalto Eastern Holdings Inc	Indirect	100%
Philippines	Axalto Philippines Inc	Indirect	100%
Singapore	Axalto Singapore Pte Ltd	Direct	100%
South Africa	Axalto RSA Pty Ltd	Direct	100%
Spain	Axalto SP S.A.	Indirect	100%
Sweden	Axalto AB	Indirect	100%
Thailand	Boolanakarn Holdings (Thailand) Ltd	Indirect	100%
Thailand	Axalto Industries (Thailand) Ltd	Indirect	100%
Turkey	Axalto Cards & Terminals Ltd Sirketi	Indirect	100%
United Kingdom	Axalto Terminals Ltd	Indirect	100%
United Kingdom	Axalto UK Ltd	Direct	100%
United Kingdom	Axalto Cards Ltd	Indirect	100%
United States	Axalto CP8 Inc	Indirect	100%
United States	Axalto Inc	Direct	100%
For all companies listed above, the percentage of ownership is the same as the percentage of voting right except for Boolanakam Holdings (Thailand) Ltd that is held at 49%.

Note 5 Financial risk management
5.1 Financial risk factors
(a) Foreign exchange risk
Cash flow hedges
Axalto publishes its audited consolidated financial statements in US dollars. A significant proportion of its revenue, however, is generated in currencies other than US dollars or US dollar-linked currencies, in particular the euro and pounds sterling. In addition, a significant part of the cost of sale and expenses is generated in currencies other than US dollars. As a result, revenue and gross profit vary in accordance with exchange rate fluctuations, principally between the US dollar and the euro.
In order to mitigate the effect of exchange rate fluctuations from one period to another, Axalto hedges the effect of foreign currency fluctuations on a portion of the forecast earnings and cash flows through forward and option contracts.
Axalto formally documents all relationships between these hedging instruments and hedged items, as well as its risk management objectives and strategies for undertaking various hedge transactions.
Axalto characterizes the financial instruments as hedges of forecasted transactions. When the forecasted transactions being hedged are no longer expected to occur, Axalto recognizes the gain or loss on the designated hedging financial instruments in the consolidated income statement.
Forward and option contracts are recorded in the balance sheet at their fair market value as “Derivative financial instruments”. Unrealized gains and losses on hedging contracts are recorded in the Shareholders’ Equity under “Fair value and other reserves”. Realized gains and losses from hedging instruments are recognized in the consolidated income statement consistently with the underlying transactions being hedged (see note 18).
Fair value hedges
Also, Axalto enters into foreign currency exchange contracts as a hedge against the risk attached to the future settlement of assets and liabilities denominated in a currency other than the functional currency of each of Axalto entities (see note 18).
(b) Counterparty and credit risk
Axalto’s risk management contracts are only entered into with a limited group of approved first rate/high quality banks in order to minimize the risk of failure. Moreover Axalto limits its exposure to each counterparty. Axalto’s trade receivables and investments do not represent a significant concentration of credit risk as of December 31, 2005 due to the wide variety of customers and markets into which Axalto’s products are sold, their distribution across many geographic areas, and the diversification of Axalto’s portfolio among instruments and issuers.
(c) Liquidity risk
Prudent liquidity risk management implies maintaining sufficient cash and marketable securities, the availability of funding through an adequate amount of committed credit facilities and the ability to close out market positions. Due to the dynamic nature of the underlying businesses, Group Treasury aims to maintain flexibility in funding by keeping committed credit lines available including a syndicated loan.
(d) Interest rate risk
The credit facilities arranged in favor of Axalto are at fluctuating rates based on the LIBOR and the EURIBOR. The Company is thus exposed to the fluctuations of those reference rates. The Company however considers that the interest rates risk may not have a significant impact on its financial situation in the short term since the Company’s credit facilities have a short and medium term maturity and the amounts borrowed as of December 31, 2005 were small relative to the Company’s net equity. Cash and cash equivalents, which are invested with original maturity of three months or less, are subject to the evolution of the interest rates.
5.2 Accounting for cash flow hedge
The effective portions of changes in the fair value of foreign exchange forward and option contracts that are designated and qualify as cash flow hedges are recognized in equity. The gains or losses relating to the ineffective portion are recognized immediately in the income statement.
Realized gains and losses on hedging contracts are recognized in the income statement consistently with the underlying transactions being hedged.
When a hedging instrument expires or is sold, or when a hedge no longer qualifies for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecast transaction is ultimately recognized in the income statement. When a forecast transaction is no longer expected to occur the cumulative gain or loss on the related hedging instrument that was reported in equity is immediately recognized in the income statement.
Foreign exchange forward and option contracts are recorded in the balance sheet as current assets or liabilities at their fair value determined on the basis of quoted market prices (see note 18).
Note 6 Segment information
Primary reporting format – Business segment
Axalto’s operations are organized into two business segments: Cards and Point of Sales Terminals (POS Terminals). The Cards segment is organized into four product lines: Mobile Communication, Financial Cards, Public Sector, Access and Other and Prepaid Phone Cards. The two segments are organized in accordance with how Axalto’s management reviews business performance and allocates resources. To manage the four Cards product lines, management relies on an internal financial management reporting system, which provides revenue and gross profit for each of the product lines. The following tables present Axalto’s revenue, gross profit, operating expenses and finance costs by segment:

	Year ended December 31,
	2004			2005
		POS			POS
	Cards	Terminals	Axalto	Cards	Terminals	Axalto

Revenue	883,082	77,345	960,427	916,979	75,353	992,332
Gross profit	297,689	18,103	315,792	301,347	19,448	320,795
Operating expenses excl.	(214,790)	(16,398)	(231,188)	(223,806)	(16,760)	(240,566)
Other Income, net
Other Income, net	4,037	(2)	4,035	(1,189)	965	(224)

Operating income	86,936	1,703	88,639	76,352	3,653	80,005

Finance costs	(4,761)	(1,283)	(6,044)	2,182	(822)	1,360
Share of profit/(loss) of associates	262	—	262	1,145	—	1,145

Profit before income tax	82,437	420	82,857	79,679	2,831	82,510

Income tax expense			(25,878)			(23,243)

Profit for the period			56,979			59,267

As complementary information, Axalto provides revenue and gross profit for the year ended December 31, 2004 and December 31, 2005 for the Card segment product lines:

	Year ended December 31,
	2004					2005
			Public					Public
	Mobile		Sector,	Prepaid		Mobile		Sector,	Prepaid
	Communi-	Financial	Access	Phone	Cards	Communi-	Financial	Access	Phone
	cation	Cards	and Other	cards	Total	cation	Cards	and Other	cards	Cards Total

Revenue	548,799	196,195	98,425	39,663	883,082	597,963	200,198	79,750	39,068	916,979
Gross profit	214,461	42,279	37,850	3,099	297,689	211,510	49,104	35,680	5,053	301,347
Axalto’s income statement includes the following expenses:

	Year ended December 31,
	2004			2005
		POS			POS
	Cards	Terminals	Axalto	Cards	Terminals	Axalto

Depreciation	32,528	1,953	34,481	29,186	1,543	30,729
Amortization	8,136	14	8,150	6,450	1	6,451
Impairment of intangible assets	2,758	—	2,758	—	—	—
Reversal of unused inventory impairment	(2,498)	(6,225)	(8,723)	(3,201)	(2,649)	(5,850)
Net impairment costs of trade receivables	251	821	1,072	(1,830)	(276)	(2,106)
Stock based compensation	3,483	67	3,550	3,991	74	4,065
Restructuring costs	3,555	(14)	3,541	3,703	46	3,749
The assets, liabilities and capital expenditure of the two segments as of December 31, 2004 and December 31, 2005 and for the years then ended are as follows:

	Year ended December 31,
	2004			2005
		POS			POS
	Cards	Terminals	Axalto	Cards	Terminals	Axalto

Assets	1,066,836	41,942	1,108,778	1,006,436	30,596	1,037,032
Associates	5,220	—	5,220	6,963	—	6,963

Total assets	1,072,056	41,942	1,113,998	1,013,399	30,596	1,043,995

Liabilities	311,276	93,443	404,719	266,520	75,847	342,367

Capital expenditure (Intangibles)	4,280	1	4,281	5,091	39	5,130
Capital expenditure (PPE) (*)	36,522	261	36,783	33,149	461	33,610

(*)	Includes fixed assets revaluation resulting from the purchase of minority interest in HSTE amounting to $1,866 in 2005.
Secondary reporting format – Geographical segments
The table below shows revenue attributed to geographic areas, on the basis of the location of the customer:

	Year ended December 31,
	2004	2005
North and South America	187,238	243,601
Europe, Middle East and Africa	535,885	541,981
Asia	237,304	206,750

Total revenues	960,427	992,332

The table below shows the total assets allocated based on where the assets are located:

	Year ended December 31,
	2004	2005
Assets
North and South America	132,062	164,027
Europe, Middle East and Africa	784,751	709,622
Asia	191,965	163,383

	1,108,778	1,037,032
Associates	5,220	6,963

Total assets	1,113,998	1,043,995

Note 7 Property, plant and equipment
Property, plant and equipment (net) consist of the following:

				Total property,
		Buildings and	Machinery and	plant and
	Land	improvements	equipment	equipment

Gross book value as of January 1, 2004	2,483	69,746	206,354	278,583
Additions	—	2,483	34,300	36,783
Disposals	(684)	(211)	(4,643)	(5,538)
Currency translation adjustment	138	4,924	11,191	16,253

Gross book value as of December 31, 2004	1,937	76,942	247,202	326,081

Accumulated depreciation as of January 1, 2004	—	(27,972)	(144,567)	(172,539)
Additions	—	(277)	(34,204)	(34,481)
Disposals	—	(13,471)	15,694	2,223
Currency translation adjustment	—	(3,055)	(7,713)	(10,768)

Accumulated depreciation as of December 31, 2004	—	(44,775)	(170,790)	(215,565)

Net book value as of December 31, 2004	1,937	32,167	76,412	110,516

				Total property,
		Buildings and	Machinery and	plant and
	Land	improvements	equipment	equipment

Gross book value as of January 1, 2005	1,937	76,942	247,202	326,081
Additions (*)	—	7,107	26,503	33,610
Disposals	—	(1,264)	(19,056)	(20,320)
Currency translation adjustment	(251)	(8,359)	(17,359)	(25,969)

Gross book value as of December 31, 2005	1,686	74,426	237,290	313,402

Accumulated depreciation as of January 1, 2005	—	(44,775)	(170,790)	(215,565)
Additions	—	(5,190)	(25,539)	(30,729)
Disposals	—	561	17,831	18,392
Transfer (**)	—	(15)	(160)	(175)
Currency translation adjustment	—	4,779	12,364	17,143

Accumulated depreciation as of December 31, 2005	—	(44,640)	(166,294)	(210,934)

Net book value as of December 31, 2005	1,686	29,786	70,996	102,468

(*)	Includes fixed assets revaluation resulting from the purchase of minority interest in HSTE amounting to $1,866.

(**)	Includes transfer of fixed assets from company accounted for by equity method.
For the year ended December 31, 2004, depreciation expense of $31,268 was recorded in cost of sales, $1,345 in research and engineering expenses, $690 in sales and marketing expenses and $1,178 in general and administrative expenses.
For the year ended December 31, 2005, depreciation expense of $27,951 was recorded in cost of sales, $884 in research and engineering expenses, $497 in sales and marketing expenses and $1,397 in general and administrative expenses.

Capitalized leases included in Property, Plant and Equipment above are as follows:

	Year ended December 31,
	2004	2005
Gross book value	18,941	16,475
Accumulated depreciation	(13,792)	(13,535)

Net book value	5,149	2,940

Capitalized leases consist of a lease of a production facility and of a lease of POS terminals in relation with the sale on a recourse basis to a French financial institution of Axalto’s POS terminals.
Note 8 Goodwill and intangible assets
Goodwill and intangible assets consist of the following:

		Patents
		and
	Goodwill	technology	Other	Total

Gross book value as of January 1, 2004	303,158	191,973	11,238	506,369
Additions	—	—	4,281	4,281
Disposals	—	—	(1,018)	(1,018)
Currency translation adjustment	25,124	18,687	468	44,279

Gross book value as of December 31, 2004	328,282	210,660	14,969	553,911

Accumulated amortization as of January 1, 2004	(15,537)	(164,768)	(6,223)	(186,528)
Additions	—	(5,556)	(2,594)	(8,150)
Disposals	—	—	255	255
Impairment charge	—	(2,758)	—	(2,758)
Currency translation adjustment	(1,435)	(16,082)	(1,346)	(18,863)

Accumulated amortization as of December 31, 2004	(16,972)	(189,164)	(9,908)	(216,044)

Net book value as of December 31, 2004	311,310	21,496	5,061	337,867

		Patents
		and
	Goodwill	technology	Other	Total

Gross book value as of January 1, 2005	328,282	210,660	14,969	553,911
Additions	1,700	—	5,130	6,830
Disposals	—	—	(152)	(152)
Currency translation adjustment	(37,631)	(27,387)	(2,220)	(67,238)

Gross book value as of December 31, 2005	292,351	183,273	17,727	493,351

Accumulated amortization as of January 1, 2005	(16,972)	(189,164)	(9,908)	(216,044)
Additions	—	(3,535)	(2,917)	(6,452)
Disposals	—	—	12	12
Currency translation adjustment	873	24,790	1,454	27,117

Accumulated amortization as of December 31, 2005	(16,099)	(167,909)	(11,359)	(195,367)

Net book value as of December 31, 2005	276,252	15,364	6,368	297,984

The company carries out goodwill impairment reviews at least on an annual basis, as required by IAS36. These reviews are based on projected cash flows, using the weighted average cost of capital used by the Company, estimated when the reviews were carried out at 10.5% in 2004 and 11.0% in 2005. No impairment charge was recognized in 2004 and 2005.
For the year ended December 31, 2004, amortization expense of $9,324 was charged to cost of goods sold, $1,413 in research and engineering expenses and $171 in general and administrative expenses.

For the year ended December 31, 2005, amortization expense of $5,930 related to was charged to cost of goods sold, $312 in research and engineering expenses and $210 in general and administrative expenses.
In 2004, capitalized software development costs amounted to $4.2 million, of which $1.4 million were amortized as of December 31, 2004. In 2005, additional capitalized software development costs were incurred for $1.7 million, bringing the total balance at year end to $5.4 million of which $1.9 million were amortized as of December 31, 2005.
Note 9 Investments in associates
Investments in associates consist of the following:

	2004	2005
Investments as of beginning of period	4,910	5,220
Acquisition	—	1,048
Share of profit/(loss)	(378)	1,145
Dilution impact	640	(40)
Currency translation adjustment	207	(348)
Other movements	(159)	(62)

Investments as of end of period	5,220	6,963

Axalto’s interest in its principal associates were as follows:
2004

		Associate’s Total
	Country of					% interest
Entity	incorporation	Assets	Liabilities	Revenue	Profit/loss	held
SSJV	China	12,456	6,499	7,002	(247)	31%
Trusted Logic	France	7,750	2,092	6,470	847	38%
Xiring	France	11,211	5,834	4,171	(2,747)	23%
2005

		Associate’s Total
	Country of					% interest
Entity	incorporation	Assets	Liabilities	Revenue	Profit/loss	held
SSJV	China	11,869	1,768	6,566	3,299	31%
Trusted Logic	France	7,350	2,134	5,689	874	37%
Xiring	France	11,464	6,703	12,174	(35)	23%
Makxalto (*)	Egypt	—	—	—	(588)	34%

(*)	Since no financial statements for the period ended December 31, 2005 were prepared by Makxalto, $588 total loss was estimated since incorporation.
Note 10 Available-for-sale financial assets
Available-for-sales financial assets consist of the following:

	2004	2005
Available-for-sale financial assets as of beginning of period	1,887	1,553
Additions	—	—
Revaluations surplus transfer to equity	(334)	(925)

Available-for-sale financial assets as of end of period	1,553	628

There were no disposals or impairment provisions on available-for-sale financial assets in 2004 and in 2005.

Note 11 Inventories
Inventories consist of the following:

	Year ended December 31,
	2004	2005
Gross book value
Raw materials and spares	83,755	71,193
Work in progress	26,762	15,245
Finished goods	30,545	20,525

Total	141,062	106,963

Obsolescence reserve
Raw materials and spares	(11,959)	(6,992)
Work in progress	(3,937)	(3,188)
Finished goods	(2,674)	(3,452)

Total	(18,570)	(13,632)

Net book value	122,492	93,331

Note 12 Trade and other receivables
Trade and other receivables consist of the following:

	Year ended December 31,
	2004	2005
Trade receivables	222,051	198,405
Provision for impairment of receivables	(17,996)	(9,136)

Trade receivables, net	204,055	189,269
Prepaid expenses	5,496	8,386
VAT recoverable and tax receivable	13,260	17,777
Advances to suppliers	5,886	4,273
Unbilled revenue	10,739	4,233
Other	10,973	7,021

Total	250,409	230,959

There is no concentration of credit risk with respect to trade receivables, as the group has a large number of customers, internationally dispersed.
Axalto has recognized a net profit of $2,106 due to the reversal of impaired receivables during the year ended December 31, 2005. For the year ended December 31, 2004, a charge amounting to $1,072 had been recognized. The profit and the charge were recorded in “General and administrative expenses” in the income statement.
Note 13 Cash and cash equivalents
Cash and cash equivalents consist of the following:

	Year ended December 31,
	2004	2005
Cash at bank and in hand	17,157	33,533
Short-term bank deposits and investment funds	206,663	225,751

Total	223,820	259,284

The average effective interest rate on short-term deposits was 3.12% in 2005. These deposits have a maturity of less than 3 months. These deposits are invested in the form of overnight and fixed term deposit or in money market funds.

Cash and bank overdrafts include the following for the purpose of cash flow statement:

	Year ended December 31,
	2004	2005
Cash and cash equivalents	223,820	259,284
Bank overdrafts	(83)	—

Total	223,737	259,284

Note 14 Borrowings
Borrowings consist of the following:

	Year ended December 31,
	2004	2005
Non-current
Syndicated bank loan	28,888	6,908
Finance lease liabilities	1,361	—

	30,249	6,908

Current
Short term loans	1,921	569
Bank overdraft	83	—
Syndicated bank loan	5,758	—
Finance lease liabilities	830	1,266

	8,592	1,835

Total	38,841	8,743

The syndicated bank loan, which amounts to $250 million, has a maturity date on August 24, 2010. At December 31, 2005, the undrawn portion of the syndicated loan amounts to $243,092 ($121,106 in 2004). The $6,908 amount outstanding as of December 31, 2005 consists of a revolving facility, with short-term maturity, drawn under the syndicated bank loan.
The nominal interest rates as of the end of 2004 and 2005 were the following:

	2004				2005
	USD	EURO	GBP	RMB	USD	EURO	GBP	RMB
Short-term loans	2.61%	—	—	4.62%	—	—	—	—
Syndicated bank loan	—	2.55%	5.28%	—	—	—	4.89%	—
Finance lease liabilities	—	3.89%	—	—	—	3.37%	—	—
The carrying amount of Axalto’s borrowings are denominated in the following currencies:

	Year ended December 31,
	2004	2005
USD	1,183	552
EURO	25,322	1,266
GBP	11,516	6,908
RMB	820	—
BRL	—	17

Total	38,841	8,743

Finance lease liabilities are as follows:

	Year ended December 31,
	2004	2005
Finance lease liabilities – minimum lease payments
Not later than 1 year	830	1,266
Later than 1 year and not later than 5 years	1,361	—

	2,191	1,266
Future finance charges on finance leases	159	77

Present value of finance lease liabilities	2,350	1,343

The present value of finance leases liabilities is a follows:

	Year ended December 31,
	2004	2005
Not later than 1 year	901	1,343
Later than 1 year and not later than 5 years	1,449	—

	2,350	1,343

Note 15 Pension and other benefit plans
Retirement benefit obligation liability:

	Year ended December 31,
	2004	2005
Pension (Germany)	397	339
Retirement indemnity (France)	13,414	12,519
Jubilee premium (France)	3,558	3,367

	17,369	16,225

Income statement charge:

	Year ended December 31,
	2004	2005
Pension (Germany)	56	64
Retirement indemnity (France)	1,303	1,135
Jubilee premium (France)	620	411

	1,979	1,610

The amounts recorded in the balance sheet are determined as follows:

	Year ended December 31,
	2004			2005
	France	Germany	Total	France	Germany	Total
Present value of unfunded obligations	16,057	449	16,506	16,381	489	16,870
Unrecognized actuarial losses	915	(52)	863	(495)	(150)	(645)

Retirement benefit obligation	16,972	397	17,369	15,886	339	16,225

The amounts recognized in the income statement are the following:

	Year ended December 31,
	2004	2005
Service costs	1,160	968
Interest costs	620	598
Net actuarial losses recognized during the year	199	44

Total pension costs	1,979	1,610

	Year ended December 31,
	2004	2005
Cost of sales	414	293
Research and engineering	301	213
Sales and marketing	413	316
General and administrative	231	190
Finance expense	620	598

Total pension costs	1,979	1,610

The changes in liabilities recognized in the balance sheet are as follows:

	2004	2005
Beginning of period	13,758	17,369
Total pension costs charged to the income statement	1,979	1,610
Contributions paid	—	(212)
Currency translation adjustment	1,632	(2,542)

End of period	17,369	16,225

The main actuarial assumptions used were the following:

	2004	2005
France:
Discount rate	4.75%	4.20%
Future salary increase	2.75%-3.00%	3.00%
Inflation rate	2.00%	2.00%
INSEE Mortality tables	TV/TD 1998	TV/TD 2002
Germany:
Discount rate	5.50%	4.75%
Future salary increase	3.00%	3.00%
Inflation rate	2.00%	2.00%
Dr Klaus Heubeck Mortality table	Richttafeln 1998	Richttafeln 1998
Note 16 Non-current provisions and other liabilities
Non-current provisions and other liabilities consist of the following for 2005:

	Warranty		Def comp	Other Non-
	Non-		and empl	current
	current	Litigation	benefits	liabilities	Other	Total

Beginning of period	1,799	2,121	223	6,040	6,041	16,224
Charged to income statement:
Additional provisions	—	1,206	128	—	9,750	11,084
Unused amount reversed	(164)	(1,105)	(10)	(993)	(8,390)	(10,662)
Used during the year	(177)	(589)	—	(2,745)	(1,229)	(4,740)
Currency translation adjustment	(500)	(99)	(40)	(497)	(642)	(1,778)

End of period	958	1,534	301	1,805	5,530	10,128

Note 17 Trade and other payables
Trade and other payables consist of the following:

	Year ended December 31,
	2004	2005
Trade payables	126,791	126,559
Employee related payables	70,405	62,156
Accrued expenses	45,279	32,946
Accrued VAT	11,112	11,689
Deferred revenue	33,812	31,309
Other	7,627	5,342

Total	295,026	270,001

A $6.0 million currency translation adjustment accounts for most of the decrease in Employee related payables. The decrease in accrued expenses reflects in particular lower accruals for freight on goods sold and commissions to agents and distributors ($5.2 million in total), as well as lower advances from customers ($2.7 million).
Note 18 Derivative Financial instruments
As exposed in note 5 Financial risk management above, Axalto enters into foreign exchange contracts as cash flow and fair value hedges. These derivative financial instruments consist of the following:

	Year ended December 31,
	2004		2005
	Assets	Liabilities	Assets	Liabilities

Forward foreign exchange contracts – cash flow hedge	222	—	—	8,544
Forward foreign exchange contracts – fair value hedge	—	—	—	70
Forward foreign exchange contracts not qualifying as hedging instruments	—	—	—	537

Forward exchange option contracts – cash flow hedge	6,883	—	—	—

Total	7,105	—	—	9,151

Axalto transacts business globally and is subject to the effects of fluctuations in foreign exchange rates. Axalto’s objective is to reduce earnings and cash flow fluctuations caused by foreign exchange rate fluctuations.
Axalto enters into various option and forward contracts to protect the value of a certain percentage of its forecasted, but not firmly committed, foreign currency costs for periods generally not exceeding eighteen months. The gains and losses on these contracts offset currency gains or losses on the related forecasted transactions. These hedges mainly relate to euro denominated costs and US$ denominated revenue.
Gains and losses on these contracts are initially recorded under “Fair value and other reserves” in stockholders’ equity, and reclassified to current earnings under cost of sales when related cost of sales (for sales to third parties) are recognized, offsetting changes in the value of the foreign currency costs.
As of December 31, 2005, Axalto had net unrecognized losses of $5.9 million recorded under “Fair value and other reserves”, which the company would, at constant market conditions, reclassify as a debit to the cost of sales and credit to income tax over the next 12 months.
The result of cash flow hedging activities on the income statement for the year ended December 31, 2005, was a net gain of $2.1 million (in 2004: $2.9 million), booked as a credit to cost of sales, and a charge of $2.7 million (in 2004: $4.1 million), booked as a debit to finance costs.

Note 19 Provisions and other liabilities — Current
Provisions and other liabilities – Current consist of the following:

	Year ended December 31,
	2004	2005
POS Terminals operating lease	5,420	2,627
Warranty — Current	3,180	3,309
Provision for loss on contracts	1,073	492

	9,673	6,428

Note 20 Revenue
Revenue by category are analyzed as follows:

	Year ended December 31,
	2004	2005
Sales of goods	897,947	937,787
Revenue from services	18,730	18,722
Other (*)	43,750	35,823

Total revenue	960,427	992,332

(*)	“Other” include mainly the postage and freight on goods sold recharged to customers and the revenue derived from Axalto patents and technologies.
Note 21 Operating expenses by nature
The operating expenses by nature are as follows:

	Year ended December 31,
	2004	2005
Depreciation, amortization and impairment charges	51,214	34,829
Employee compensation and benefit expense (see Note 22)	252,565	264,181
Change in inventories (finished goods and work in progress)	(13,366)	16,093
Raw materials used and consumables	387,853	375,413
Freight and transportation costs	28,042	29,280
Travel costs	22,938	24,881
Buildings and office leases	37,536	38,054
Royalties, legal and professional fees	39,635	43,687
Subcontracting and temporary workforce	29,768	44,276
Other	35,603	41,633

Total expenses	871,788	912,327

Note 22 Employee compensation and benefit expense

	Year ended December 31,
	2004	2005
Wages and salaries	143,311	152,648
Bonuses and performance incentives	23,805	21,394
Social security	44,635	48,041
Vacation accruals	2,038	2,217
Pension – Defined benefit plans (*)	1,376	999
Pension – Defined contribution plans	12,785	14,350
Profit sharing	4,070	5,044
Stock options	5,377	4,870
Other	15,168	14,618

Employee benefit expense	252,565	264,181

(*)	Includes mainly IFC (“Indemnités de fin de carrière”), which are lump sum payments made to French employees upon their retirement.

Note 23 Stock compensation plan
Axalto has established a Global Equity Incentive Plan (“GEIP”) for its employees, approved by the General Meetings of shareholders held on March 18, 2004 and April 21, 2004.
Stock option plans
The GEIP authorizes the company to grant to employees over the duration of the plan (ending on April 21, 2014) the right to acquire total of 7 million ordinary shares of Axalto Holding N.V. The Board of Directors of Axalto Holding N.V., in its meeting of April 2, 2004, approved the main terms and conditions of the 2004 option grant under the GEIP and authorized to grant options to buy or subscribe for 3,300,000 ordinary shares with an exercise price equal to the initial listing price, i.e. €14.80 per share. 3,196,000 stock options were granted in May 2004. 5,000 stock options were granted in December 2004 at stock price, i.e. €18.21 per share. The vesting schedule differs, depending of the country of employment of the optionee, and varies from a 25% vesting per year over 4 years to a cliff vesting at the end of the 4 year period.
The fair value of each grant is estimated on the date of grant using the multiple option Black & Scholes option-pricing model. For the stock options granted in May 2004, the following assumptions were used: no dividend, expected volatility of 25%, risk-free interest rate of 3%, and expected option life of 4.13 years. For the stock options granted in December 2004, the assumptions were: no dividend, expected volatility of 25%, risk-free interest rate of 3%, and expected option life of 3 years.
In the income statement for the period ended December 31, 2004, a compensation expense of $2,336 corresponding to the amortization of the fair value of the options granted between the grant date (May 18, 2004) and December 31, 2004, was recorded for $361 in cost of sales, $142 in research and engineering expenses, $888 in sales and marketing expenses and $945 in general and administrative expenses.
In 2005, the Board of Directors of Axalto Holding N.V. approved the main terms and conditions of two grants. 15,000 shares were granted at market price in June 2005 at stock price, i.e. €22.41 and 685,000 shares were granted in September 2005 at market price, i.e. €30.65. The vesting schedule differs, depending of the country of employment of the optionee, and varies from a 25% vesting per year over 4 years to a cliff vesting at the end of the 4 year period.
For the stock options granted in June 2005, the following assumptions were used: no dividend, expected volatility of 27%, risk-free interest rate of 3%, and expected option life of 4.5 years. For the stock options granted in September 2005, the assumptions were: no dividend, expected volatility of 28%, risk-free interest rate of 2.8%, and expected option life of 4.12 years.
In the income statement for the period ended December 31, 2005, a compensation expense of $3,674 corresponding to the amortization of the fair value for the full year, was recorded for $474 in cost of sales, $243 in research and engineering expenses, $928 in sales and marketing expenses and $2,029 in general and administrative expenses
Movements in the number of share options outstanding and their related weighted average exercise price are as follows:

	2004		2005
	Average exercise price	Options	Average exercise price	Options

Beginning of period	—	—	14.81	3,201,000
Granted	14.81	3,201,000	30.47	700,000
Forfeited	—	—	14.80	(99,750)
Exercised	—	—	14.80	(79,342)

End of period	14.81	3,201,000	17.75	3,721,908

Share options outstanding at the end of the period have the following expiry date and exercise prices:

		Year ended December 31,
Expiry Date	Exercise price	2004	2005

2014	14.81	3,201,000	3,021,908
2015	30.47	—	700,000

		3,201,000	3,721,908

Employee Stock Purchase plan
In the period from May 4, 2004 to May 14, 2004, Axalto employees were offered the opportunity to buy Axalto shares at a price 15% below the initial listing price, up to a limit of €20,000 per employee. 445,668 ordinary shares were subscribed by the employees at €12.58 per share. The amount of $1,214 equal to the total discount granted to employees under that program was recorded as a compensation expense in the 2004 IFRS income statement: $417 were recorded in cost of sales, $231 in research and engineering expenses, $395 in sales and marketing expenses and $171 in general and administrative expenses.
In the period from June 20, 2005 to July 1, 2005, Axalto employees were offered the opportunity to buy Axalto shares at a price 15% below the lowest of the closing price for the Axalto stock on June 20, 2005 or July 1, 2005. 87,767 ordinary shares were subscribed by the employees at €20.98 per share. The compensation expense corresponding to the discount granted to employees under that program of $391 was recorded as a compensation expense in the 2005 income statement: $81 were recorded in cost of sales, $110 in research and engineering expenses, $125 in sales and marketing expenses and $75 in general and administrative expenses.
Note 24 Other income

	Year ended December 31,
	2004	2005
Fixed asset sales gains / losses and write-offs	(6)	(1,336)
Subsidies and grants	421	1,251
Montrouge and Louveciennes relocation costs	—	(974)
Bull litigation favorable resolution	3,238	—
Other	382	835

Other income, net	4,035	(224)

Note 25 Financial income (expenses)
Financial income (expense) include the following:

	Year ended December 31,
	2004	2005
Interests:
Interest cost related to the French IFC obligation (*)	(620)	(598)
Interest expense	(1,904)	(1,662)
Interest income	2,195	6,216
Foreign exchange transaction gains (losses):
Foreign exchange gains (losses), net of fair value hedges	(1,609)	107
Cash flow hedges	(4,106)	(2,663)
Gain (loss) on sales of investments:
Loss resulting from dilution in an Associate	—	(40)

Finance income (expenses), net	(6,044)	1,360

(*)	IFC (“Indemnités de fin de carrière”) are lump sum payments made to French employees upon their retirement.

Note 26 Net foreign exchange gains (losses)
The exchange differences (charged)/credited to the income statement are as follows (see note 18):

	Year ended December 31,
	2004	2005
Cost of sales	2,878	2,122
Finance income (expenses), net	(5,715)	(2,556)

Net foreign exchange gains (losses)	(2,837)	(434)

Note 27 Taxes
Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same tax authority. Net amounts are as follows:

		Year ended December 31,
		2004	2005
Deferred tax assets:
•	Deferred tax assets to be recovered after more than 12 months	42,739	35,858
•	Deferred tax assets to be recovered within 12 months	11,075	13,398

		53,814	49,256

Deferred tax liabilities:
•	Deferred tax liabilities to be recovered after more than 12 months	(6,918)	(5,747)
•	Deferred tax liabilities to be recovered within 12 months	(120)	(8)

		(7,038)	(5,755)

Net deferred tax assets		46,776	43,501

The changes in the net deferred income tax assets are as follows:

	2004	2005
Beginning of period	15,902	46,776
Charge to income statement	(6,440)	(772)
Tax credit recognized in equity	32,686	3,046
Currency translation adjustment	4,628	(5,549)

End of period	46,776	43,501

The changes in deferred tax assets and liabilities during the years ended December 31, 2004 and 2005 are as follows:

		Net	Depreciation	Employee and	Warranty,
		operating	and	retirement	reserves and
Deferred tax assets:		losses	amortization	benefits	accruals	Other	Total

As of January 1st, 2004		7,617	4,777	2,577	2,961	3,325	21,257
•	Charged (credited) to income statement	(11,231)	1,387	1,060	1,294	3,125	(4,365)
•	Charged (credited) to equity	34,067	(152)	2,042	(1,107)	(2,645)	32,205
•	Currency translation adjustment	3,560	418	325	164	250	4,717

As of December 31, 2004		34,013	6,430	6,004	3,312	4,055	53,814

•	Charged (credited) to income statement	(3,874)	100	(1,013)	(1,143)	3,823	(2,107)
•	Charged (credited) to equity	—	—	—	—	3,090	3,090
•	Currency translation adjustment	(4,533)	(11)	(570)	(83)	(344)	(5,541)

As of December 31, 2005		25,606	6,519	4,421	2,086	10,624	49,256

		Depreciation and
Deferred tax liabilities:		amortization	Other	Total

As of January 1st, 2004		(5,272)	(83)	(5,355)
•	(Charged) credited to income statement	(2,059)	(16)	(2,075)
•	(Charged) credited to equity	481	—	481
•	Currency translation adjustment	(88)	(1)	(89)

As of December 31, 2004		(6,938)	(100)	(7,038)

•	(Charged) credited to income statement	920	414	1,334
•	(Charged) credited to equity	(280)	236	(44)
•	Currency translation adjustment	—	(7)	(7)

As of December 31, 2005		(6,298)	543	(5,755)

The total deferred income tax charged to equity for fair value adjustments in 2005 amounted to $2,480 of which a charge of $2,760 relating to fair value losses on cash flow hedge and a profit of $280 relating to fair value gains on machinery and equipment.
The income tax expense is as follows:

	Year ended December 31,
	2004	2005
Current tax	(19,438)	(22,471)
Deferred tax	(6,440)	(772)

Income tax expense	(25,878)	(23,243)

The reconciliation between the income tax expense on Axalto’s profit before income tax and the amount that would arise using the weighted average tax rate applicable to profits of the consolidated entities is follows:

	Year ended December 31,
	2004		2005
	$	%	$	%
Profit before income tax	82,857	100.0	82,510	100.0

Tax calculated at domestic rate applicable to profits of the consolidated entities	24,669	29.8	31,318	38.0
Effect of utilization of tax assets not recognized in earlier years	(11,003)		(7,249)
Effect of unrecognized deferred tax assets	2,500		1,142
Other permanent differences	9,712		(1,968)

Income tax expense	25,878	31.2	23,243	28.2

Deferred income tax assets are recognized for tax loss carry forwards and other future deductions to the extent that the realization of the related tax benefit through the future taxable profits is probable. As of December 31, 2005 and 2004, Axalto did not recognize tax assets amounting to $22.4 million and $31.4 million relating to tax losses and other future tax deductions.
Tax losses that can be carried forward against future taxable income amount to $91 million (in 2004: $118 million).
No deferred income tax liabilities have been recognized for withholding tax and other tax payable on the unremitted earnings of the subsidiaries either because the remittance of earnings does not trigger such taxes or because Axalto intends to permanently reinvest its earnings. However deferred taxes are accrued on unremitted earnings of associates when Axalto does not control the dividend distribution process.

Note 28 Earnings per share

	Year ended December 31,
	2004	2005
Basic
Profit attributable to equity holders of the company	56,291	57,072

Weighted average number of ordinary shares outstanding (in thousands)	40,295	40,423

Basic earnings per share	$1.40	$1.41

	Year ended
	December 31,
	2004	2005
Diluted
Profit attributable to equity holders of the company	56,291	57,072

Weighted average number of ordinary shares outstanding (in thousands)	40,295	40,423
Adjustment for share options (in thousands)	402	942
Weighted average number of ordinary shares for diluted earnings per share (in thousands)	40,697	41,365

Diluted earnings per share	$1.38	$1.38

The company presents both basic and diluted earnings per share (EPS) amounts. Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding during the period. Diluted EPS is calculated according to the Treasury Stock method by dividing net income by the average number of common shares outstanding assuming dilution. Dilution is determined assuming that all stock options, which are in the money, are exercised at the beginning of the period and the proceeds used, by the Company, to purchase shares at the average market price for the period.

Note 29 Cash generated from operations

	Notes	Year ended December 31,
		2004	2005
Income for the period before minority interest		56,979	59,267
Adjustment for:
Tax	27	25,878	23,243
Research tax credit		—	(1,891)
Depreciation	7	34,481	30,729
Amortization	8	9,604	6,451
Stock option compensation charge (*)	23	2,336	3,674
ESPP discount(*)	23	1,214	391
Gains and losses on sales of fixed assets and write-offs		3,988	1,425
Net movement in provisions for liabilities and charges		(1,921)	(6,612)
Retirement benefit obligation	15	1,735	1,610
Interest income		(2,202)	(6,451)
Interest expense		2,530	2,493
Share of profit (loss) from associates	9	(262)	(1,145)

Changes in current assets and liabilities (excluding the effects of acquisitions and exchange differences in consolidation)
Inventories		(10,750)	20,862
Trade and other receivables (*)		4,004	(3,935)
Retirement benefit obligation	15	—	(212)
Derivative financial instruments		1,348	(136)
Trade and other payables		53,709	5,336

Cash generated from operations		182,671	135,099

(*)	Compared with the IFRS consolidated statement of cash flow for the year ended December 31, 2004 published in the interim consolidated financial statements as of June 30, 2005:
-	$3,550 representing the non-cash stock compensation charge recorded in 2004 were reclassified from “Invested equity” to “Cash generated from operations”

-	$173 representing the variation of long term deposits in 2004 were reclassified from “Cash generated from operations” to “Purchase of non-current assets”.
Note 30 Commitments and contingencies
Schlumberger residuals
Pursuant to the terms of the Separation Agreement signed on March 19, 2004, Schlumberger and Axalto have agreed to carry out the complete transfer of the Schlumberger Group’s Cards and POS businesses to Axalto or one of its subsidiaries.
These undertakings remain in effect so long as there are contracts, assets or liabilities falling within the scope of Axalto’s business that have not been transferred at the time of the Separation. This also applies to contracts, assets or liabilities falling within the scope of Schlumberger’s business that have not been transferred at that same time.
Until the date of transfer of the such contracts, assets or liabilities to Axalto or to Schlumberger, as the case may be, or in the event that they could not be transferred or shall not be transferred as agreed by the parties, Schlumberger and Axalto have agreed to cooperate and execute the contracts or manage the assets and liabilities in the name of and for the account of the other party, pursuant to the instructions of such party, who will receive all profits and bear all losses (including all taxes normally due, other than those due as a result of a tax reassessment, and which are covered by tax indemnification provisions) resulting from these contracts, assets and liabilities.
Therefore, the activities, assets and liabilities pertaining to Schlumberger activities falling under the provisions of the Separation Agreement are not disclosed in the accompanying consolidated financial statements of Axalto nor is the associated payable from Axalto to Schlumberger or the associated receivable by Axalto from Schlumberger.

As of December 31, 2005, the balance of the assets and liabilities belonging to Schlumberger was a net asset of $12.7 million.
Lease commitments
Minimum rental lease commitments under non-cancelable operating leases, primarily real estate and office facilities in effect as of December 31, 2005, are as follows:

2006	20,561
2007	14,995
2008	12,189
2009	10,568
2010	10,015
2011 and after	66,320
Operating lease rental expense aggregated: $13,274 in 2004 and $16,087 in 2005.
Bank guarantees
As of December 31, 2005, bank guarantees, mainly performance and bid bonds, amounted to $21,073. These guarantees are issued as part of the Company’s normal operations in order to secure the Company’s performance under contracts or tenders for business. These guarantees become payable based upon the non-performance of the Company.
Microprocessor chips purchase commitments
Axalto is committed by contract towards its suppliers of chips to purchase the whole quantity of products in safety stocks within a period of time of one year from the availability date of the safety stocks. At December 31, 2005, the commitments to purchase these safety stocks valued at the average purchase price amounts to $18,590.
Montrouge and Louveciennes relocation
On July 29, 2005, Axalto signed a twelve-year lease for 20,000 m2 of office space located in Meudon near Paris (France) that will allow Axalto to regroup the employees of its Montrouge and Louveciennes sites in one single location. The transfers into the new location are scheduled between March and December 2006. One-off costs related to the Montrouge and Louveciennes lease terminations, to the new lease and set up of the Meudon site are booked as incurred over 2005 and 2006. The project will also require capital expenditure in building improvements and equipment.
Axalto Holding N.V. guarantees
During 2005, Axalto Holding N.V. has issued guarantees to secure several banking facilities against the risk of default of payment of its borrowing subsidiaries. These guarantees are continuing securities and will be valid until final payment in full of all amounts owed. The aggregate amount recoverable from Axalto Holding N.V. shall not exceed $310 million. This includes the $250 million syndicated facility referred to in Note 14.
SAIT Commitment
Axalto holds a 51% interest in SAIT, a Chinese joint venture. This joint venture has been fully consolidated within Axalto. In 2005, Axalto and the joint venture partner amended its articles of association and agreed the following:
-	Axalto guarantees the profit of the joint venture will not be less than Chinese renminbi 29 million (approximately $3.6 million) for 2005, Chinese renminbi 32 million (approximately $4.0 million) for 2006, Chinese renminbi 28 million (approximately $3.5 million) for 2007 and Chinese renminbi 25 million (approximately $3.1 million) for each fiscal year thereafter until 2009 (inclusive).

-	In exchange, Axalto is granted and shall exercise control of the joint venture until December 31, 2009.
This commitment has been fair valued, and the liability will be re-valued at the end of each reporting date. To date, management estimated that the fair value of the guarantee is not material.
Legal proceedings
In August 2002, a €12.5 million (approximately $14.8 million) claim was brought against Axalto by a distributor for damages suffered and costs incurred resulting from the Company’s alleged failure to deliver POS terminal software on time and to provide agreed specifications. The court ordered an evaluation of damages by an expert, which is still ongoing. In documents submitted by the plaintiff in the context of this evaluation, the plaintiff estimates its damages at €8.3 million (approximately $9.8 million). Axalto believes that it has good arguments to strongly contest this case and is awaiting a hearing.
In December 2005, a lawsuit was brought against Axalto for alleged infringement of two patents related to JavaCard and self-diagnosis. The plaintiff estimates its damages at €605 thousand (approximately $716). Axalto believes that it has good arguments to strongly contest this case and is awaiting a hearing.
Although the outcome of these lawsuits is unknown at the date of publication of its 2005 annual report, Axalto does not believe that they will have a significant unfavorable impact on its financial situation, profits or cash flow.
Note 31 Contemplated business combination with Gemplus
On December 6, 2005, Axalto and Gemplus entered into a combination agreement governed by French law under the terms of which the two companies agreed to a merger of equals.
The Board of Directors of each company unanimously approved this transaction. The two largest shareholders of Gemplus also approved this combination and have also entered into the combination agreement.
The combination will be completed in two distinct, successive steps:
-	an increase in the share capital of Axalto through the contributions in kind of the entirety of the Gemplus shares held by the two largest shareholders of Gemplus (approximately 43.7% of the share capital of Gemplus);

-	followed by a voluntary public offer launched by Axalto for the balance of the Gemplus shares that Axalto (which will have then changed its name to Gemalto) will not already hold (approximately 56.3% of the share capital of Gemplus).
The contributions in kind and the voluntary public exchange offer will be at the same exchange ratio of 2 Axalto shares for every 25 Gemplus shares.
Immediately prior to the contributions in kind, Gemplus will distribute €0.26 to all its shareholders. The contributions in kind and distribution are subject to anti-trust and other regulatory approvals, the approval of the Gemplus shareholders and certain other customary contractual conditions.
The Axalto General Meeting of shareholders, which occurred on January 31, 2006, approved the combination.
The Gemplus General Meeting of shareholders, which occurred on February 28, 2006, approved the resolutions related to the combination.
Approval by the anti-trust authorities of the relevant jurisdictions is expected to take place late in the second quarter or in the third quarter.
The press release announcing the combination and the description of its main terms are available on the Axalto and Gemalto websites (www.axalto.com; www.gemalto.com).

As of December 31, 2005, Axalto has deferred $2.1 million of costs incurred in the second half of 2005 for the preparation, execution and announcement of the Combination Agreement. These costs consist mainly of lawyers and public relations firms fees. Axalto also committed to pay certain expenses in connection with the contemplated Combination, amounting to $2.0 million as of December 31, 2005 and agreed to reimburse to Gemplus the external costs Gemplus has and will incur in relation with the combination, upon completion of the combination. The costs incurred by Gemplus in relation to the combination are estimated at $3.9 million as of December 31, 2005.
Note 32 Post-closing events
To management’s knowledge, there is no significant event that occurred since December 31, 2005, which would materially impact the consolidated financial statements, as presented in this document.
20.2.3.6 Company-only balance sheets for the period ended December 31, 2005

		Year ended December 31,
	Notes	2004	2005
		In thousands of US $
Assets
Non current assets
Goodwill	3	279,988	279,988
Property, plant and equipment	4	213	167
Investments in subsidiaries and associates	5	358,434	351,279
Long term loans to subsidiaries	5	9,814	9,814

Total non current assets		648,449	641,248

Current assets
Short term loans to subsidiaries	5	11,544	9,200
Receivables due from subsidiaries		637	1,509
Other receivables		13	2,514
Cash and cash equivalents	6	58,755	62,563

Total current assets		70,949	75,786

Total assets		719,398	717,034

Equity
Issued and paid in share capital	7	55,089	48,022
Share premium	7	552,416	563,635
Treasury shares	7	—	(4,275)
Fair value and other reserves		6,858	(4,110)
Cumulative translation adjustment		36,004	(14,244)
Retained earnings		(4,438)	52,659
Net income (loss) for the period		56,294	57,072

Total equity		702,220	698,759

Liabilities
Current liabilities
Payables to subsidiaries		612	1,001
Other payables	8	16,566	17,274

Total current liabilities		17,178	18,275

Total equity and liabilities		719,398	717,034

20.2.3.7. Company-only income statements for the period ended December 31, 2005

	Year ended December 31,
	2004	2005
	In thousand of US $
Income (loss) after taxes	(3,607)	(6,666)
Income (loss) from subsidiaries	59,898	63,738

Net income (loss)	56,291	57,072

20.2.3.8. Company-only statements of changes in shareholders’ equity for the period ended December 31, 2005

				Fair value	Cumulative
	Share	Share	Treasury	and other	translation	Retained
In thousand of US $	capital	premium	shares	reserves	adjustment	earnings	Total

As of December 31, 2004	55,089	552,323	—	6,858	36,004	51,853	702,220

Capital increase in cash from Schlumberger BV		8,718					8,718
Capital increase reserved to employees	106	2,501					2,607
Currency translation adjustment					(57,421)		(57,421)
Treasury shares (135,409 shares)			(4,275)				(4,275)
Fair value gains (losses) on cash flow hedges				(13,647)			(13,647)
Fair value gains (losses) on financial asstes available for sale				(851)			(851)
Fair value gains (losses) on machinery and equipment further to HSTE acquisition of minority interests						806	806
Employee share option scheme:				3,544			3,544
Purchase and sale of shares under liquidity program				(14)			(14)
Net income of the period						57,072	57,072
Reclassification to other reserves to comply to conversion rules on share capital	(7,173)				7,173		—

As of December 31, 2005	48,022	563,542	(4,275)	(4,110)	(14,244)	109,731	698,759

20.2.3.9. Notes to company-only financial statements for the period ended December 31, 2005
The notes here below are an integral part of the company-only financial statements.
All amounts are stated in thousands of US dollars unless otherwise stated.
Note 1 Significant accounting policies
1.1 Basis of preparation
The company-only financial statements of Axalto Holding N.V. (“the Company” or “Axalto”) have been prepared in accordance with Part 9, Book 2 of the Netherlands Civil Code. As from January 1, 2005 and in accordance with subsection 8 of section 362, Book 2 of the Netherlands Civil Code, the measurement principles and determination of assets, liabilities and results applied in these company-only financial statements are the same as those applied in the consolidated financial statements (see Note 2 of the consolidated financial statements).
The Company’s financial data are included in the consolidated financial statements. As allowed by section 402, Book 2 of the Netherlands Civil Code, the income statements are presented in condensed form.

1.2 Change in accounting policies
The Company changed its accounting policies for measuring the net income and the net invested equities in group companies accordingly, as a result of which the consolidated income (loss) and the consolidated shareholders equity in the consolidated financial statements under IFRS are similar as the net income (loss) and the shareholders’ equity in these company-only financial statements. Comparative figures for 2004 have been adjusted to reflect this change in accounting policy, resulting in an increase of net income 2004 by €14,263 and an increase of shareholders’ equity as of January 1, 2005 by €10,989 as compared to the net income 2004 and the shareholders’ equity as of December 31, 2004 as reported in the 2004 company-only financial statements. A reconciliation from Dutch GAAP to IFRS is provided in Note 2 below.
1.3 Investments
Subsidiaries are all entities (including special purpose entities) over which the Company has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Company controls another entity.
Associates are all entities over which the Company has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights.
Investments in subsidiaries and associates are valued at net asset value. The Company calculates the net asset value using the accounting policies as described in Note 2 to the consolidated accounts. The net equity value of the subsidiaries comprises the cost, excluding goodwill, plus the Company’s share in income and losses since acquisition, less dividends received. The Company’s investment in associates includes goodwill (net of any accumulated impairment loss) identified on acquisition whereas it is excluded for investment in subsidiaries. The Company’s share of its associates’ and subsidiaries’ post-acquisition profits or losses is recognized in the income statement, and its share of post-acquisition movements in retained earnings is recognized in retained earnings. The cumulative post-acquisition movements are adjusted against the carrying amount of the investment.
Note 2 First time adoption of IFRS
2.1 Basis of transition to IFRS
2.1.1 Application of IFRS 1
Axalto Holding N.V. has prepared its statutory financial statements for the years ended December 31, 2003 and 2004 in accordance with the accounting principles generally accepted in the Netherlands (Dutch GAAP).
As indicated in Note 1 above, Axalto Holding N.V. financial statements for the year ended December 31, 2005 are the first annual financial statements established in accordance with IFRS.
2.2 Reconciliations between Dutch GAAP and IFRS
Impact of transition to IFRS on both consolidated and company-only financial statements are disclosed in note 3 to the consolidated financial statements.

2.2.1 Reconciliation of income statement for the year ended December 31, 2004

2004 net income per Dutch GAAP	42,028
Effect of transition to IFRS specific to company only financial statements	761
Effect of transition to IFRS on both company only and consolidated financial statements	13,502

2004 net income per Dutch GAAP with IFRS measurement	56,291

2.2.2 Reconciliation of equity as of December 31, 2004

Total equity per Dutch GAAP	691,231
Effect of transition to IFRS specific to company only financial statements	176
Effect of transition to IFRS on both company-only and consolidated financial statements	10,813

Total equity per Dutch GAAP with IFRS measurement	702,220

Note 3 Intangible assets

Goodwill
January 1, 2005	279,988
2005 movements	—
December 31, 2005	279,988
Note 4 Property, plant and equipment

Office furniture
and equipment
January 1, 2005

Gross book value	227
Accumulated depreciation	(14)

Book value	213

2005 movements
Additions	8
Depreciation	(54)

December 31, 2005
Gross book value	235
Accumulated depreciation	(68)

Net book value	167

Note 5 Investments and loans
An overview of the movements in investments and loans is presented below:

Investments
	in	Long term	Short term
	subsidiaries	loans to	loans to
	and associates	subsidiaries	subsidiaries	Total
December 31, 2004
Book value	358,434	9,814	11,544	379,792

	Investments
	in	Long term	Short term
	subsidiaries	loans to	loans to
	and associates	subsidiaries	subsidiaries	Total
2005 movements
Acquisitions	2,609			2,609
Fair value gains (losses)	(14,498)			(14,498)
Tax on employee share option scheme	692			692
Dividends	(2,881)			(2,881)
Currency translation adjustment	(57,421)			(57,421)
Revaluation	806			806
Income of subsidiaries	63,738			63,738
Share of income of associates	(200)			(200)
Draws on loan facility	—		7,200	7,200
Repayments on loan	—		(9,539)	(9,539)
Other	—		(5)	(5)

December 31, 2005

Book value	351,279	9,814	9,200	370,293

Loans to subsidiaries
As at December 31, 2005, the loans to subsidiaries are composed of loans to finance the Indian, Russian, Mexican and Canadian subsidiaries.
On April 2, 2004, the Company financed its Indian subsidiary with two interest-bearing loans denominated in US dollars priced at arm’s length conditions. The first loan, with a maximum draw capacity of $3.0 million has a 3-year maturity and was drawn for $2.5 million. The second loan, with a maximum draw capacity of $8.0 million matures in 42 months and was drawn for $7.3 million.
On May 1, 2004, the Company financed its Mexican subsidiary with an interest-bearing loan denominated in US dollars priced at arm’s length conditions. The loan, with a maximum draw capacity of $17 million, has a one-year maturity and was drawn for $11.5 million as at December 31, 2004. $8 million were repaid in 2005.
On May 26, 2005, the Company financed its Russian subsidiary with an interest-bearing loan denominated in US dollars priced at arm’s length conditions. The loan, with a maximum draw capacity of $6 million, has a one-year maturity extended to December 31, 2006 and was drawn for $6.0 million as at December 31, 2004 and repaid $1.5 million in 2005.
On May 10, 2005, the Company financed its Canadian subsidiary with an interest-bearing loan denominated in US dollars priced at arm’s length conditions. The loan, with a maximum draw capacity of $1.2 million, has a one-year maturity and was drawn for $1.2 million.
Note 6 Cash and cash equivalents
Cash and cash equivalents consist of the following:

	Year ended December 31,
	2004	2005
Cash at bank and in hand	378	9,889
Short-term bank deposits and investment funds	58,377	52,674

Total	58,755	62,563

The average effective interest rate on short-term deposits was 3.21% in 2005. These deposits have a maturity of less than 3 months. These deposits are invested in the form of overnight and fixed term deposits.

Note 7 Equity
Share capital
The authorized share capital of the Company as at December 31, 2005, amounts to €150 million and consists of 150 million ordinary shares with a nominal value of €1 each.
Issued and paid-in share capital amounts to €40,578,435 and consists of 40,578,435 ordinary shares with a nominal value of €1. At year-end exchange rate ($1 = €0.845), the translation difference ($-7,173) was recorded in Cumulative translation adjustment.
On February 25, 2005, the Board of Directors adopted an issue of new shares under the Employee Stock Purchase Plan. In the period from June 20, 2005 to July 1, 2005 Axalto employees were offered the opportunity to buy Axalto shares at a price 15 % below the lowest of the closing price for Axalto stock in that period. 87,767 ordinary shares were subscribed by the employees €20.98 per share. The discount of $0.4 million was treated as a compensation charge in the income statement of Axalto Holding N.V.
Share premium
On June 13, 2005, former shareholder Schlumberger B.V. contributed $8.7 million share premium in cash pursuant to the Separation Agreement signed in 2004. This amount is the reimbursement of dividends paid by Hunan Telecommunications Equipment Co Ltd to its Chinese minority shareholders on profits generated by the company prior IPO. The transaction occurred before Axalto purchased the stake of the Chinese shareholders in Hunan Telecommunications Equipment Co Ltd.
Treasury shares
At the end of 2005, Axalto Holding N.V. holds 135,409 of its own shares acquired pursuant to the liquidity program and the share buy back program for vested stock options. The liquidity program, operating as of May 2005, allows the appointed agent to provide transactions liquidity at Euronext Paris, regulates quotation and limits quotation discrepancies not justified by market trends.
Note 8 Other Payables
The account “Other Payables” includes the payable due to Schlumberger, per the terms of the Separation Agreement (2004: $5,028, 2005: $4,707).
Note 9 Employees
The average number of staff employed by the Company during 2005 was 5.3 (2004: 0.3).

Note 10 Informations relating to the Board
Remuneration of the Board
(amounts in euro)

						Prorated
						amount
			Additional			effectively
		Membership	Remuneration	Committees	Total	charged
John de Wit	Chairman	45,000		10,000	55,000	55,000
Olivier Piou	Chief Executive	35,000	—	—	35,000	35,000
Maarten Scholten	Director	35,000	—	10,000	45,000	45,000
Kent Atkinson	Director	35,000	3,308	12,500	50,808	49,329
Michel Soublin	Director	35,000	—	10,000	45,000	43,219
Willem Stolwijk	Director	35,000	—	10,000	45,000	44,110
Arthur van der Poel	Director	35,000	—	10,000	45,000	45,000
Total		255,000	3,308	62,500	320,808	316,658
Kent Atkinson was nominated in May 11, 2005 as replacement for Mr. Singer.
The Chief Executive Officer also has an employment contract governed by French Law with Axalto International SAS, an Axalto subsidiary. In respect of this and following a decision by the Board of Directors on February 25, 2005, his annual gross base salary was increased to €515,000 as of March 1, 2005, in addition to his remuneration as a member of the Board member of Axalto, taking his total reference compensation for 2005 to €550,000. The prorated gross amount paid in 2005 by Axalto International SAS was €506,667.
Based on the Company’s financial result for 2005, along with his success in hitting specific objectives for 2005, the Chief Executive Officer received gross variable remuneration of €265,180 for the 2005 financial year.
The Board decided in its March 1st, 2006 meeting to grant the Chief Executive Officer, in view of the hard work and achievements related to the Gemalto creation (see note 31 to the consolidated financial statements), an exceptional bonus of €100,000 payable in 2 parts: €50,000 payable in March 2006 and €50,000 payable at the date of the contributions in kind.
Stock options Board Members

			Exercise price
	Date of attribution	Number	(€)	Date of exercise

Olivier Piou	May 2004	600,000	14.80	4 years after the attribution
	Sept. 2005	150,000	30.65	4 years after the attribution
Stock options have been attributed under the Global Equity Incentive Plan as described in Note 23 to the consolidated financial statements.
Axalto Holding shares held by the Board Members
Olivier Piou holds 118,500 shares of the Company.
Maarten Scholten holds 2,000 shares of the Company.
Michel Soublin holds 1,500 shares of the Company.
Note 11 Guarantees granted by the Company
During 2005, Axalto Holding N.V. has issued guarantees to secure several banking facilities against the risk of default of payment of its borrowing subsidiaries. These guarantees are continuing securities and will be valid until final payment in full of all amounts owed. The aggregate amount recoverable from Axalto Holding N.V. shall not exceed $310 million. This includes the $250 million syndicated loan facility with a maturity date on 24 August 2010.

20.2.3.10. Other information
Profit appropriation according to the Articles of Association
Stipulations relating to the distribution of profits and dividends by the Company to its shareholders are provided in articles 32 to 35 of the Articles of Association.
Following adoption of the annual company and consolidated financial statements by the General Meeting of shareholders, the Company may distribute profits, provided that the financial statements show that this is permissible. The Company may only pay dividends insofar as its equity exceeds the sum of the issued share capital and the mandatory statutory reserves.
The Board of Directors determines, with due observance of the Company’s policy on additions to reserves and on distribution of profits, and taking into account the legal provisions relating to mandatory statutory reserves, what portion of the profit shall be retained by way of reserve. The portion of the profits that shall not be reserved shall be at the free disposal of the General Meeting of shareholders. The General Meeting of shareholders may also resolve, upon the recommendation of the Board of Directors, to make distributions charged to the share premium reserve or charged to the other reserves shown in the annual accounts which are not prescribed by the law.
The Board of Directors determines the terms of distributions to shareholders. Subject to having obtained, in accordance with the Articles of Association, the authorization of the General Meeting of shareholders to issue shares, the Board of Directors may decide to pay dividends in shares or grant shareholders the option to choose distribution in cash or in shares. If no such approval is given, this power is passed on to the General Meeting of shareholders, on the recommendation of the Board of Directors.
Before the annual financial statements are adopted by the General Meeting of shareholders, the Board of Directors may, at its own discretion and subject to the provisions of Section 105, subsection 4 of Book 2 of the Dutch Civil Code and with due observance of the Company’s policy on additions to reserves and on distribution of profits, resolve to distribute one or more interim dividends to shareholders.
Appropriation of profit
The Board of Directors has determined with due observance of the Company’s policy on additions to reserves and on distribution of profits to appropriate the profits to the retained earnings.
Post-closing events
To management’s knowledge, there is no significant event that occurred since December 31, 2005, which would materially impact the financial statements, as presented in this document.
20.2.3.11. Independent auditors’ report on the statutory financial statements
Introduction
In accordance with your assignment we have audited the financial statements of Axalto Holding N.V., Amsterdam, for the year 2005 as set out on in the Section 20.2. These financial statements consist of the consolidated financial statements and the Company-only financial statements. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
Scope
We conducted our audit in accordance with auditing standards generally accepted in the Netherlands. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
Opinion with respect to the consolidated financial statements
In our opinion, the consolidated financial statements give a true and fair view of the financial position of the Company as at December 31, 2005 and of the result and the cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the EU and also comply with the financial reporting requirements included in Part 9 of Book 2 of the Netherlands Civil Code as far as applicable.
Furthermore, we have to the extent of our competence, established that the annual report is consistent with the consolidated financial statements.
Opinion with respect to the Company-only financial statements
In our opinion, the Company-only financial statements give a true and fair view of the financial position of the Company as at December 31, 2005 and of the result for the year then ended in accordance with accounting principles generally accepted in the Netherlands and comply with the financial reporting requirements included in Part 9 of Book 2 of the Netherlands Civil Code, as far as applicable.
Furthermore, we have to the extent of our competence, established that the annual report is consistent with the Company-only financial statements.
Amsterdam, April 28, 2006
PricewaterhouseCoopers Accountants N.V.
F.P. Izeboud, RA CPA
20.3. Fees paid by Gemalto to the auditors and members of their networks

			PricewaterhouseCoopers
	PricewaterhouseCoopers		Audit,
	Accountants N.V.		Countries other than The
	Amsterdam, Netherlands		Netherlands
	Amount		Amount
	(€ thousands)%		(€ thousands)%

Independent audit, certification, examination of individual and consolidated financial statements	65	3.5%	1,797	96.5%
Ancillary audit work	0	0.0%	114	100.0%
Other services	0	0.0%	126	100.0%
Total	65	3.1%	2,037	96.9%
20.4. Dividend policy and tax situation of shareholders residing in France
20.4.1. Dividend policy
The terms for the approval and distribution of dividends are described in Part III — Section 4.5 “Description of the rights attached to the New Shares, including any limitations of those rights, and procedure for the exercise of those rights” of this prospectus.
Rights relating to cash dividends or interim dividends distributed but which have not been collected within five years after becoming due and payable shall revert to the Issuer.

When a dividend is paid in the form of shares, any shares in the Issuer that have not been claimed within a period determined by the Board of Directors shall be sold on behalf of the persons entitled to the distribution who failed to claim the shares. The period and the terms of the sale shall be announced in a national daily newspaper in the Netherlands and a national daily newspaper in each country where the shares are admitted to trading on a regulated market. The net proceeds from the sale are made available to the above persons in proportion to their entitlement. Dividends that have not been claimed within five years after the date of the initial distribution in the form of shares shall revert to the Issuer.
Under its dividend policy, the amount of dividends to be paid by the Issuer to its shareholders shall be determined by taking into consideration the Issuer’s capital requirements, return on capital, current and future rates of return and market practices, notably in its business sector, as regards the distribution of dividends. The Issuer did not pay a dividend in 2005 in respect of the 2004 financial year, as the Board of Directors has determined with due observance of the Issuer’s policy on additions to reserves and dividends to appropriate the profits to the retained earnings. Furthermore, the Issuer has indicated it will not pay a dividend in 2006 in respect of the 2005 financial year, as the Board of Directors has determined with due observance of the Issuer’s policy on additions to reserves and distributions of dividends to appropriate the profits to the retained earnings.
It is currently contemplated that Gemalto will maintain its policy on dividends distribution. Nevertheless, Gemalto does not exclude the possibility of reviewing this policy anew in light of its new status on financial markets. Gemalto’s new dimension could facilitate its access to capital markets and thus reduce its reserve needs for the financing of the activities and growth of a highly technological company such as Gemalto.
20.4.2. Tax situation of shareholders residing in France
The following provisions give a general summary of the main tax implications that may apply to shareholders residing in France for tax purposes (the “Shareholders”) under the terms of the tax treaty signed between France and the Netherlands (the “Treaty”) on March 16, 1973 for the avoidance of double taxation and prevention of fiscal evasion with respect to taxes on income and capital. Their purpose is not to describe all the potential tax implications of investing in the Issuer’s shares. These provisions reflect Dutch and French tax laws currently in force but which may be subject to change, possibly with retroactive effect.
Investors should consult their own tax advisors about the tax requirements that apply to their particular case and notably in the case of the acquisition, ownership or transfer of shares.
20.4.2.1. Dutch tax law
Withholding tax
Dividends paid by the Issuer generally are subject to a withholding tax imposed by the Netherlands at a rate of 25%. The Issuer is responsible for the withholding of taxes at the source. The term ‘dividends paid’ as used herein includes, but is not limited to:
•	Dividends in cash or in kind, deemed and constructive distributions;

•	Liquidation proceeds, proceeds from the redemption of paid-up capital (gestort kapitaal) or, as a rule, consideration for the repurchase of shares by the Issuer in excess of the average paid-up capital recognized for Dutch dividend withholding tax purposes;

•	The par value of shares issued to a shareholder or an increase of the par value of already issued shares, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made;

•	Partial repayment of paid-up capital (gestort kapitaal) which (i) is not recognized as such for Dutch dividend withholding tax purposes or (ii) is recognized as such for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst) within the Issuer, unless the General Meeting of shareholders has resolved in advance to make such repayment and provided that the par value of the shares concerned has been reduced by an equal amount by way of an amendment to the Articles of Association.
Shareholders residing in a country other than the Netherlands may, if provided by an applicable tax treaty, be eligible for a full or partial exemption from, or refund of, Dutch dividend withholding tax.
Under the Treaty, dividends paid by the Issuer to a shareholder not residing in the Netherlands and resident in France can generally benefit from a reduction in the rate of Dutch dividend withholding tax from 25% to 15% or, in the case of certain qualifying shareholders owning at least 25% of the Issuer’s share capital, a reduction in the rate of Dutch dividend withholding tax to 5%, unless the shares held by the French resident are attributable to a business operating fully or partially through a permanent establishment or representative in the Netherlands.
According to an anti-dividend stripping provision, no exemption from or reduction or refund of Dutch dividend withholding tax will be granted if the recipient of a dividend is not considered to be the beneficial owner of such dividend under Dutch tax law.
Taxes on income and capital gains
No Dutch income tax (including that on capital gains) is payable by a Shareholder in respect of any income derived or gain made by him from the disposal of shares. Exceptions apply if the shareholder:
•	is a Dutch resident (or deemed resident) for the purpose of the relevant Dutch tax law provisions, or

•	is an individual who opts to be taxed as a Dutch resident, or

•	is an individual who performs other activities in respect of shares in the Netherlands (including, without limitation, activities which are beyond the scope of normal investment activities), or

•	has an enterprise (or an interest in an enterprise) which is either (a) managed in the Netherlands or (b) in whole or in part, carried on through a permanent establishment or representative in the Netherlands to which the shares are attributable, or

•	has a substantial interest (or a deemed substantial interest) (aanmerkelijk belang) in the Issuer and this interest does not belong to the assets of an enterprise.
Gift or inheritance taxes
No Dutch gift or inheritance tax is payable in respect of any gift by or inheritance on the death of a shareholder. Exceptions may apply if:
•	the shareholder is a Dutch resident (or deemed resident) for the purposes of the relevant Dutch tax law provisions, or

•	at the time of the gift or his death, the shareholder has an enterprise (or an interest in an enterprise) which is either (a) managed in the Netherlands or (b) in whole or in part, carried on through a permanent establishment or representative in the Netherlands to which the shares are attributable, or

•	the shares are acquired by way of a gift from a shareholder who dies within 180 days after the gift and who was not at the time of the gift, but is at the time of his death, a Dutch (or deemed) resident.
For the purposes of Dutch gift or inheritance tax, an individual who holds Dutch citizenship is deemed to be a Dutch resident if he has been a Dutch resident at any time during the 10 years preceding the date of the gift or his death.
For the purposes of Dutch gift tax, an individual who does not hold Dutch citizenship is deemed to be a Dutch resident if he has been a Dutch resident at any time during the 12 months preceding the date of the gift.

Turnover tax
No Dutch turnover tax is payable by the Issuer in respect of financial rights attached to shares, or by a shareholder in consideration for the acquisition of shares (by way of an issue or transfer of shares).
Other taxes and duties
No Dutch stamp duty or registration of similar tax (other than court fees) is payable in connection with the issue or disposal of the Issuer’s shares, or on the fulfillment by the Issuer of its commitments to its shareholders or the implementation by shareholders of the rights attached to shares.
20.4.2.2. French tax law
A. Individuals holding shares as part of their private portfolio and not trading on the stock market on a regular basis
(a) Dividends
The dividends paid by the Issuer are subject to income tax in France under the following conditions.
Shareholders may claim a tax credit on the total amount of French income tax, in accordance with article 24-B of the Treaty. The amount of this tax credit corresponds to the amount of Dutch withholding tax levied on these dividends, or 15/85ths of the net amount of the dividends.
Net dividends received, plus any tax credit attached to these dividends, are taken into account to calculate the taxpayer’s total income in the category of tax on income from investments in securities, after deduction of a tax allowance equal to 40% of the amount of the dividends.
The amount calculated on this basis, minus a total annual tax allowance of €3,050 for married couples filing a joint tax return as well as for partners under a civil solidarity pact as defined in article 515-1 of the French Civil Code filing a joint tax return, and €1,525 for single persons, widowers, divorced persons or married couples who file separate tax returns, is subject to income tax calculated on a gradual scale. For this purpose, the 40% tax allowance applies prior to the €1,525 or €3,050 annual tax allowance.
Dividends are also subject, before taking any tax allowances into account, to:
•	a general welfare tax (contribution sociale généralisée) of 8.2%, of which 5.8% is deductible from total taxable income;

•	a social levy (prélèvement social) of 2%, which is not deductible from income tax;

•	a tax for reducing social security debts (contribution pour le remboursement de la dette sociale) of 0.5%, which is not deductible from income tax;

•	a special contribution of 0.3% in addition to the 2% social levy, pursuant to articles 11 2° and 19-II 2° of French law n° 2004-626 of June 30, 2004 concerning support for the autonomy of the elderly and the handicapped, which is not deductible from income tax.
Taxpayers domiciled in France for tax purposes in the sense of article 4 B of the French General Tax Code (“Code général des impôts” or “CGI”) may benefit from a tax credit in respect of these dividends equal to 50% of the total amount of dividends received. This tax credit is capped at an annual level of €230 for married couples filing a joint tax return and for partners under a civil solidarity pact as defined in article 515-1 of the French Civil Code filing a joint tax return and at €115 for single persons, widowers, divorced persons or married couples who file separate tax returns. The surplus tax credit not ascribed to income tax will be refunded.

(b) Capital gains
All capital gains are subject to income tax if the total amount of marketable securities sold during the calendar year exceeds €15,000 at the level of the tax household (foyer fiscal). Capital gains are subject to income tax at the rate of 16%, plus:
•	a general welfare tax (contribution sociale généralisée) of 8.2%, which is not deductible from income tax;

•	a social levy (prélèvement social) of 2%, which is not deductible from income tax;

•	a tax for reducing social security debts (contribution pour le remboursement de la dette sociale) of 0.5%, which is not deductible from income tax;

•	a special contribution of 0.3% in addition to the 2% social levy, which is not deductible from income tax.
Pursuant to article 150-0 D bis of the CGI, capital gains arising from the disposal of securities benefit, under certain conditions, from a tax allowance equal to 1/3rd of the capital gain per year after the fifth year, entailing a full tax exemption after eight years.
Capital losses may be set off against capital gains of the same type realized during the same year, and possibly for the next 10 years, provided that the aforementioned disposal threshold has been exceeded during the year these capital losses were incurred.
In order to apply these provisions, capital gains of the same type include, in particular, net capital taxable gains taxable upon early closure of a share savings scheme (plan d’épargne en actions or ‘PEA’) before the end of the fifth year.
(c) PEA special share savings scheme
Shares issued by French companies and companies established in another member state of the European Union and which are subject to corporation tax or any similar tax are normally eligible to be held in a PEA, regulated by law n° 92-666 of July 16, 1992.
Subject to certain conditions, the dividends received and the capital gains realized are exempt from income tax but are still subject to the social levy, the general welfare tax, the tax for reducing social security debts and the special contribution of 0.3%.
As of January 1, 2005, dividends paid in respect of shares held in a PEA benefit from a tax credit equal to 50% of their value, capped at €115 or at €230 (see above). These dividends must be declared in the tax return.
The tax credit is imputed against income tax due in respect of the year in which the income was generated (and is not paid on the PEA). The tax credit is applied after the tax reductions mentioned in articles 199 quater B to 200 of the CGI, other tax credits and deductions not at source. If the amount of the tax credit is higher than the tax due, its value is returned if it is equal to or higher than €8.
The table below summarizes the different taxes applicable on the basis of the closing date of the PEA:

				Special
Duration of the PEA	Social levy	C.S.G.	C.R.D.S.	contribution	Income tax	Total

Less than 2 years	2.0%	8.2%	0.5%	0.3%	22.5%	33.5	%(1)

Between 2 and 5 years	2.0%	8.2%	0.5%	0.3%	16.0%	27.0	%(1)

More than 5 years	2.0%	8.2%	0.5%	0.3%	0.0%	11.0%

(1)	Out of the full amount where the threshold has been exceeded.

Capital losses incurred as part of a PEA may not be set off against capital gains realized as part of a PEA. However, in the event of (i) early closure of the PEA before the end of the fifth year or (ii) under certain conditions (set forth in article 150-0 A II 2 bis of the CGI), closure of the PEA after the end of the fifth year if the liquidation value of the PEA is inferior to the amount of the installments paid since the opening of the plan, losses recognized may be set off against capital gains of the same type realized during the same year, and possibly for the next 10 years, provided that the aforementioned disposal threshold of €15,000 has been exceeded during the year these capital losses were incurred.
(d) Wealth taxes
Shares in the Issuer held by individuals are included in their taxable assets, if applicable, for wealth tax purposes.
(e) Gift or inheritance taxes
Subject to the provisions of international treaties, shares in the Issuer acquired by way of an inheritance or gift are generally subject to inheritance or gift tax in France if the donor or the deceased is domiciled in France for tax purposes at the time of the gift or his death, or if the beneficiary or donee is domiciled in France for tax purposes at the date the shares are transferred or was for at least six of the 10 years preceding the year he receives the shares.
B. Companies subject to corporation tax
(a) Dividends
Dividends paid by the Issuer are subject to corporation tax in France under the following conditions.
Pursuant to article 24-B of the Treaty, the shareholder benefits from a tax credit imputed against the amount of French corporation tax. The amount of the conventional tax credit corresponds in principle to the amount of Dutch withholding tax levied on these dividends (as described above) and may not exceed the amount of French corporation tax relating to these dividends. No surplus tax credit can be imputed against French taxes due on other sources of revenues or nor can it be repaid or deferred.
Dividends received, including the tax credit attached, are subject to French corporation tax at a rate of 331/3%, plus a social security contribution of 3.3% of the gross amount of corporation tax on amounts exceeding €763,000 per 12-month period is also applicable.
However, for companies with a turnover of less than €7,630,000 and if their share capital is fully paid up and at least 75% of their share capital has been continuously held by individuals or companies fulfilling all of these criteria, the rate of corporation tax is set at 15% for the first €38,120 of taxable profits per 12-month period. These companies are exempt from the aforementioned social security contribution of 3.3%.
—	Companies benefiting from the parent company-subsidiary tax regime
Companies which fulfill the conditions set out in articles 145 and 216 of the CGI may, upon election, exclude dividends received from their taxable income in application of the parent company-subsidiary tax regime. Article 216 I of the CGI provides for the inclusion in the taxable income of the recipient of the dividends of a share of its costs and expenses set at 5% of the amount of dividends received, including the conventional tax credit. However, this inclusion of costs may not exceed, for each fiscal year, the total amount of the costs and expenses of any kind paid by the recipient of the dividends during the same period.
In the context of this tax regime, the conventional tax credit attached to dividends received is not deductible from corporation tax.

(b) Capital gains
Capital gains on the disposal of shares in a portfolio are currently subject to income tax at the nominal rate of 33 1/3% (or, if applicable, at the rate of 15% up to the limit of €38,120 per 12-month period for companies fulfilling the conditions described above) and, if applicable, the aforementioned social security contribution of 3.3%.
However, in accordance with the provisions of article 219-I-a quinquies of the CGI, net capital gains resulting from the disposal of participating interests which have been held for more than two years are subject to long-term capital gains tax.
Participating interests consist primarily of shares (other than shares in real estate companies) having such characteristics for accounting purposes and shares acquired through a public offer or exchange offer by the initiating company, as well as shares which are eligible for the parent company tax regime as mentioned in articles 145 and 216 of the CGI, or if their tax basis is at least equal to €22.8 million.
Capital gains on participating interests are subject to corporation tax at the reduced rate of 8%, plus the aforementioned social security contribution of 3.3%. Capital gains realized during tax years beginning on or after January 1st 2007 shall be exempt from corporation tax but for a portion of costs and expenses equal to 5% of the net capital gain realized that will be subject to corporation tax at the normal rate.
Long-term capital losses resulting from the disposal of shares qualifying for the participating interest tax regime may not be deducted from income taxable at the normal corporation tax rate and may not be deferred.
20.5. Legal and arbitration proceedings
The Issuer is not aware of any governmental, legal or arbitration proceedings (including any such proceedings which are pending or threatened) involving the Issuer during the past 12 months which may have, or have had in the recent past, significant effects on the Issuer’s financial position or profitability.
However, within the framework of its day-to-day activities, Gemalto may be subject to lawsuits, in particular involving the infringement of intellectual property rights and third party rights.
In August 2002, a €12.5 million claim was brought against Gemalto by a distributor for damages suffered and costs incurred resulting from the Issuer’s alleged failure to deliver POS terminal software on time and to provide agreed specifications. The court ordered an evaluation of damages by an expert, which is still ongoing. In documents submitted by the plaintiff in the context of this evaluation, the plaintiff estimates its damages at €8.3 million. Gemalto believes that it has good arguments to strongly contest this case and is awaiting a hearing.
In June 2004, one of Gemalto’s pay TV customers sued Axalto S.A. in the Paris Commercial Court, to claim compensation of €15 million for failure to execute contractual obligations for the customer, in particular regarding security attacks on its products. After plaintiff’s claim was fully dismissed and following an appeal, a settlement was signed in December 2005 providing final withdrawal of the suit and abandonment of the action against Gemalto.
In December 2005, a lawsuit was brought against Gemalto for alleged infringement of two patents related to JavaCard and self-diagnosis. The plaintiff estimates its damages at €605,000. Gemalto believes that it has good arguments to strongly contest this case and is awaiting a hearing.
Although the outcome of these lawsuits is unknown at the date of this prospectus, Gemalto does not believe that they will have a significant unfavorable impact on its financial situation, profits or cash flow.
20.6. Significant changes in the Issuer’s financial or trading position
No significant change in the financial or trading position of the Issuer has occurred since the last financial period for which interim financial information, set forth in Part II — Section 20.8 “Recent evolution: first quarter 2006 revenue and selected financial information” of this prospectus, has been published.

20.7. Unaudited pro forma condensed combined financial information
20.7.1. Brief statement as to the accounting treatment of the Combination
Until 2004, Gemalto (formerly Axalto Holding N.V.) prepared its consolidated financial statements in accordance with accounting principles generally accepted in the United States (US GAAP). As of 2005, all European listed companies are required to prepare their consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union. Thus the 2005 consolidated financial statements of Gemalto have been prepared in accordance with IFRS as adopted by the European Union and the comparative 2004 numbers have been adjusted. A detailed explanation of the transition to IFRS and the impact on Gemalto’s financial numbers is given in note 3 to the consolidated financial statements for the financial year 2005.
Per the Combination Agreement entered into by Gemalto and Gemplus on December 6, 2005, the Combination is being executed in two steps (see Part I — “The Combination” of this prospectus):
–	Upon clearance of the Combination by the anti-trust and regulatory authorities, which have been notified thereof, TPG and the Quandt Family have contributed in kind to Gemalto all of the Gemplus shares that each held in consideration to which TPG and the Quandt Family received respectively 12,744,448 and 9,240,656 Gemalto new shares. This first step is defined as the “Contribution in Kind”. Immediately prior to the Contribution in Kind, Gemplus distributed €0.26 per share from its distributable reserves to all its shareholders. As a result of this first step, Gemalto held 43.6% of Gemplus and TPG and the Quandt Family held, approximately, 20% and 15% of Gemalto, respectively. After the closing of the Contribution in Kind, Gemalto is deemed to have obtained the control of Gemplus.

–	Upon completion of the Contribution in Kind, Gemalto filed with the French AMF a voluntary public tender offer for the remaining Gemplus shares. The exchange ratio for the public tender offer is 2 Gemalto new shares for every 25 Gemplus shares and is the same as the one applied for the Contribution in Kind by TPG and the Quandt Family.
Gemalto intends to account for the acquisition of Gemplus’s shares as a business combination applying the purchase method of accounting as defined by IFRS 3 “Business Combination” (“IFRS 3”). Based on the analysis of all factors given by IFRS 3 paragraphs 19 to 21, management has concluded that, under IFRS, Gemalto is considered as the acquirer, for accounting purposes and Gemplus the acquired entity. As defined by IFRS 3, the cost of the business combination will be measured as the aggregate of (i) the market value at the closing date of the Offer of Gemalto’s shares issued in exchange of Gemplus’s shares, (ii) the market value at the closing date of the Offer of options to purchase Gemalto shares in exchange of existing options to purchase Gemplus shares and (iii) any costs directly attributable to the business combination.
After the closing of the Contribution in Kind, Gemalto will be deemed to have obtained control of Gemplus and then shall:
–	recognize at fair value the assets acquired and liabilities and contingent liabilities assumed, including those not previously recognized by the acquired entity,

–	recognize a goodwill as the excess of the cost of the business combination over Gemalto’s interest in the net fair value of Gemplus identifiable assets and liabilities and contingent liabilities,

–	measure and recognize the non controlling interests (56.4%) in the identifiable assets acquired and liabilities assumed.
On the other hand, the measurement of the acquirer’s assets and liabilities is not affected by the transaction.
For the subsequent acquisition of the remaining 56.4% of Gemplus, which will be finalized at the closing date of the Offer, the excess of cost over Gemalto’s interest in the value of the identifiable assets and liabilities at the acquisition date has been reflected in the accompanying unaudited pro forma condensed combined financial information within goodwill. If all appropriate conditions are effectively met, Gemalto may further consider, as an alternative, to reflect this difference as a reduction of equity.
20.7.2. Unaudited pro forma condensed combined financial information on the combined business of Gemalto and Gemplus
The following unaudited pro forma condensed combined financial information, which shows the two steps of the Combination, is presented in US dollars and reflects the combination of Gemalto and Gemplus using the purchase method under International Financial Reporting Standards (IFRS). The pro forma adjustments are based upon available information and certain assumptions and reflect the effect of the Combination as it is described above and in further detail in Part I “The Combination” of this prospectus:
•	Exchange of all the outstanding Gemplus ordinary shares for Gemalto ordinary shares at an exchange ratio of 2 Gemalto new shares for every 25 Gemplus shares (the “Exchange Ratio”);

•	Distribution by Gemplus of €0.26 from its distributable reserves to all its shareholders.

•	Conversion of all of the outstanding Gemplus stock options at the closing date of the Offer, whether vested or not, into a right to acquire, on the same terms and conditions as were applicable under such Gemplus stock options prior to the closing, the number of Gemalto ordinary shares determined by applying the Exchange Ratio to the number of Gemplus stock options adjusted for the effect of the €0.26 distribution, executed prior to the completion of the Contribution in Kind, at an exercise price determined by applying the Exchange Ratio to the former exercise price also adjusted for the effect of the €0.26 distribution.
The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial condition of the combined entities that would have been achieved had the offer been completed during the period presented nor are the unaudited pro forma condensed combined financial information necessarily indicative of the future operating results or financial position of the combined entities. The unaudited pro forma financial information does not reflect any special items such as payments pursuant to change of control provisions or restructuring and integration costs which may be incurred as a result of the Combination. In addition, the financial effects of any business rationalization or synergies are not reflected in the unaudited pro forma condensed combined financial information. Because Gemalto has access only to publicly available financial information about Gemplus’ accounting policies, there can be no assurance that the accounting policies of Gemplus conform to those of Gemalto.
The unaudited pro forma condensed combined financial information have been derived from and should be read in conjunction with the respective consolidated financial information of Gemalto (formerly Axalto Holding N.V.) and Gemplus as of and for the year ended December 31, 2005. All amounts are stated in US dollars. This pro forma information is subject to risks and uncertainties, including those discussed under “Risk Factors” — Section 4.5 “Results of Gemalto’s operations may differ significantly from the unaudited pro forma condensed combined financial information relating to the Combination included in this prospectus” of this prospectus.
The pro forma information is based on preliminary estimates and assumptions, which Gemalto believes to be reasonable. The pro forma adjustments and allocation of purchase price are preliminary. Due to the limited financial and other information available to Gemalto’s management, at the date these pro forma are prepared, the excess of the purchase price over the book value of the assets to be acquired has been allocated to “Excess of purchase price over book value of net assets acquired”. The final purchase price allocation will be completed after asset and liability valuations have been finalized by Gemalto’s management. The determination of these fair values will be made after Gemalto’s management has had access to Gemplus non public financial and business information upon execution of the Contribution in Kind and will take into account Gemalto’s management’s consideration of all pertinent factors. This final valuation will be based on the actual net tangible and intangible assets of Gemplus that exist as of the date of the completion of the Contribution in Kind. Any final adjustments may change the allocation of the purchase price which could affect the fair value assigned to the assets and liabilities and could result in material changes to the unaudited condensed combined pro forma information. The amount initially allocated to “Excess of purchase price over book value of net assets acquired” will be allocated to various classes of assets, including intangible assets with indefinite lives, intangible assets with definite lives and goodwill. These final allocations may result in a material increase in amortization expense of assets. In addition, the impact of ongoing integration activities, the date of the Contribution in Kind and other changes in Gemplus’ net tangible and intangible assets prior to the completion of the Contribution in Kind could cause material differences in the information presented.
20.7.3. Unaudited pro forma condensed combined balance sheet as of December 31, 2005

		Historical	Inter company	Pro Forma
	Historical	Gemplus	adjustment	adjustments		Combined
(In thousands of US$)	Axalto	(*)	(Note 4)	(Note 5)		pro forma
ASSETS
Non current assets
Property, plant and equipment	102,468	187,318				289,786
Goodwill	276,252	107,486		252,549	(a)	636,288
Excess of purchase price over book value of net assets acquired	—	—		461,414	(b)	461,414
Intangible assets	21,732	53,050	(2,050)			72,731
Deferred income tax assets	49,256	38,802				88,058
Other non current assets	10,713	70,561				81,274

Total non current assets	460,421	457,217	(2,050)	713,963		1,629,551

Current assets
Inventories	93,331	127,423				220,754
Trade and other receivables	230,959	313,786				544,745
Other current assets	—	4,955				4,955
Cash and cash equivalent	259,284	495,106		(193,822)	(c)	560,658

Total current assets	583,574	941,271		(193,822)		1,331,023

TOTAL ASSETS	1,043,995	1,398,488	(2,050)	520,141		2,960,574

SHAREHOLDERS’ EQUITY AND LIABILITIES
Shareholders’ equity
Shareholders’ equity	698,759	976,175	(1,334)	487,141	(d)/(f)	2,160,741

Minority interest	2,869	15,192				18,061

Total equity	701,628	991,367	(1,334)	487,141		2,178,802

Non current liabilities
Borrowings	6,908	31,272				38,180
Other non current liabilities	32,108	48,820				80,928

Total non current liabilities	39,016	80,092				119,108

Current liabilities
Trade and other payables	270,001	224,316				494,317
Other current liabilities	33,350	102,713	(716)	33,000	(e)	168,347

Total current liabilities	303,351	327,029	(716)	33,000		662,664

TOTAL SHAREHOLDERS’ EQUITY AND LIABILITIES	1,043,995	1,398,488	(2,050)	520,141		2,960,574

(*)	The Gemplus historical balance sheet as of December 31, 2005 has been translated into US dollars at the rate of exchange of US$1 = €0.845.
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

20.7.4. Unaudited pro forma condensed combined statement of income for the year ended December 31, 2005

		Historical	Inter company	Pro forma
	Historical	Gemplus	adjustments	adjustments		Combined
(In thousands of US$)	Axalto	(*)	(Note 4)	(Note 5)		pro forma
Revenue	992,332	1,173,107	(9,571)			2,155,868
Cost of sales	(671,537)	(785,942)				(1,457,479)

Gross profit	320,795	387,165	(9,571)			698,390

Research and development	(67,340)	(77,873)	1,088			(144,125)
Sales and marketing	(114,226)	(145,232)				(259,458)
General and administrative	(59,000)	(84,826)	(637)			(144,463)
Other operating expenses	(224)	3,868		(9,394	) (f)	(5,750)
Total operating expenses	(240,790)	(304,063)	451			(553,796)

Operating income	80,005	83,102	(9,120)	(9,394)		144,594

Financial income (expenses), net	1,360	6,835				8,195
Share of profit and loss in associates	1,145	(746)				399

Income before tax	82,510	89,191	(9,120)	(9,394)		153,188

Income tax income (expense)	(23,243)	23,461	3,185			3,403

Net income	59,267	112,652	(5,935)	(9,394)		156,591

Net income attributable to the equity holders of the company	57,072	110,788	(5,935)	(9,394)		152,531

Net income attributable to minority interests	2,195	1,864				4,059

Net income attributable to the equity holders of the company

- Basic earnings per share	1.41	0.18				1.68
- Diluted earnings per share	1.38	0.17				1.64

Weighted average of existing shares (In thousands)
- Basic	40,423	618,337				90,581
- Diluted	41,365	634,794				92,627

(*)	The Gemplus historical statement of income for the twelve month period ended December 31, 2005 has been translated into US dollars at a weighted quarterly average rate of exchange of US$1 = €0.7968.
The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

20.7.5. Notes to unaudited pro forma condensed combined financial information
Note 1 Basis of Presentation
Basis of Presentation
Per the Combination Agreement entered into by Gemalto and Gemplus on December 6, 2005, the Combination is being executed in two steps (see Part I — “The Combination” of this prospectus):
–	Upon clearance of the Combination by the anti-trust and regulatory authorities, which have been notified thereof, TPG and the Quandt Family contributed in kind to Gemalto all of the Gemplus shares that each held in consideration to which TPG and the Quandt Family received 12,744,448 and 9,240,656 Gemalto new shares, respectively. This first step is defined as the “Contribution in Kind”. Immediately prior to the Contribution in Kind, Gemplus distributed €0.26 per share from its distributable reserves to all its shareholders. As a result of this first step, Gemalto held 43.6% of Gemplus and TPG and the Quandt Family held, approximately, 20% and 15% of Gemalto, respectively. After the closing of the Contribution in Kind, Gemalto is deemed to have obtained the control of Gemplus.

–	Upon completion of the Contribution in Kind, Gemalto filed with the French AMF a voluntary public tender offer for the remaining Gemplus shares. The exchange ratio for the public tender offer is 2 Gemalto new shares for every 25 Gemplus shares and is the same as the one applied for the Contribution in Kind by TPG and the Quandt Family.
Gemalto intends to account for the acquisition of Gemplus’ shares as a business combination applying the purchase method of accounting as defined by IFRS 3 “Business Combination” (“IFRS 3”). Based on the analysis of all factors given by IFRS 3 paragraphs 19 to 21, management has concluded that, under IFRS, Gemalto is considered as the acquirer for accounting purposes and Gemplus is considered as the acquired entity. As defined by IFRS 3, the cost of the business combination will be measured as the aggregate of (i) the market value at the closing date of the Offer of Gemalto’s new shares issued in exchange for Gemplus’ shares (ii) the market value at the closing date of the Offer of options to purchase Gemalto shares in exchange of existing options to purchase Gemplus shares and (iii) any costs directly attributable to the business combination.
After the closing of the Contribution in Kind, Gemalto will be deemed to have obtained control of Gemplus and then shall:
–	recognize at fair value the assets acquired and liabilities and contingent liabilities assumed, including those not previously recognized by the acquired entity,

–	recognize a goodwill as the excess of the cost of the business combination over Gemalto’s interest in the net fair value of Gemplus identifiable assets and liabilities and contingent liabilities,

–	measure and recognize the non-controlling interests (56.4%) in the identifiable assets acquired and liabilities assumed.
On the other hand, the measurement of the acquirer’s assets and liabilities is not affected by the transaction.
For the subsequent acquisition of the remaining 56.4% of Gemplus, which will be finalized at the closing date of the Offer, the excess of cost over Gemalto’s interest in the value of the identifiable assets and liabilities at the acquisition date has been reflected in the accompanying unaudited pro forma condensed combined financial information within goodwill. If all appropriate conditions are effectively met, Gemalto may further consider, as an alternative, to reflect this difference as a reduction of equity.
The pro forma condensed combined financial information has been derived from and should be read in conjunction with the historical consolidated financial statements, including the notes thereto of Gemalto and Gemplus.

Pro forma adjustments
Because Gemalto has access only to publicly available financial information about Gemplus’ accounting policies, there can be no assurance that the accounting policies of Gemplus conform to those of Gemalto.
The pro forma adjustments are directly attributable to the Combination. The pro forma financial information does not reflect any cost saving potentially realizable from the elimination of certain expenses and from synergies expected to be created and the anticipated cost of implementing such cost savings or synergies.
The unaudited pro forma condensed combined financial information is based on the following assumptions related to the Combination:
•	Exchange of all the outstanding Gemplus shares for Gemalto new shares at an exchange ratio of 2 Gemalto new shares for every 25 Gemplus shares (the “Exchange Ratio”).

•	Distribution by Gemplus of €0.26 per share from its distributable reserves to all its shareholders.

•	Conversion of all of the outstanding Gemplus stock options at the closing date of the Offer, whether vested or not, into a right to acquire, on the same terms and conditions as were applicable under such Gemplus stock options prior to the closing, the number of Gemalto ordinary shares being determined by applying the Exchange Ratio to the number of Gemplus stock options adjusted for the effect of the €0.26 distribution, at an exercise price determined by applying the Exchange Ratio to the former exercise price also adjusted for the effect of the €0.26 distribution.

•	For the purpose of calculating the purchase price and the pro forma adjustments, an exchange rate of €0.845 for US$1 has been used.
The unaudited pro forma condensed combined balance sheet as of December 31, 2005 assumes that the combination was consummated on that date. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2005 give effect to the Combination as if it had been consummated on January 1, 2005, the first day of the earliest financial period presented.
All the pro forma adjustments are directly attributable to the combination. Concerning pro forma adjustments related to the unaudited pro forma condensed combined statement of income, only adjustments that are expected to have a continuing impact on the results of operations and the financial situation of Gemalto are taken into account. Therefore, the pro forma financial information does not reflect any restructuring expenses that will be eventually incurred in relation with the combination or any special items due to the change of control of Gemplus.
The unaudited pro forma condensed combined financial information are presented for illustrative purposes only and are not necessarily indicative of what the operating results or financial condition of the combined business of Gemalto and Gemplus would have been had the Combination been consummated on the respective dates assumed and are not necessarily indicative of the future operating results of financial condition of the combined businesses of Gemalto and Gemplus.
Sensitivity analysis
The stock price used to compute the estimated purchase price is based on the average closing price of a Gemalto ordinary share for the period beginning two days before and ending two days after the date on which the contemplated Combination was officially announced (December 6, 2005). However the actual measurements date for the value of Gemalto’s ordinary shares under IFRS will be the dates of the closing of the Contribution in Kind and of the Offer. For each US$1.00 increase or decrease in the price of a Gemalto ordinary share, the estimated purchase price pursuant to the term of the Combination and therefore the “Excess of purchase price over book value of net assets acquired” would increase or decrease by approximately US$50,395 thousand.

Note 2 Purchase price computation and allocation
A. Acquisition of the 43.6% interest in Gemplus upon completion of the Contribution in Kind
Preliminary estimate of the purchase price for 43.6% of interest in Gemplus

Number of Gemplus ordinary shares outstanding as of December 31, 2005 (1)	629,938,264
Percentage of interest acquired	43.6%
Exchange Ratio	2 Gemalto new shares exchanged for
25 Gemplus ordinary shares tendered
Number of Gemalto new shares issued	21,985,104
Gemalto’s average stock price (2)	€23.81
Assumed exchange rate	€1 = US$1.1834

All amounts below in US$ thousand

Fair value of Gemalto ordinary shares issued (in thousands of US $)	619,469

Estimated direct combination costs (3) (in thousands of US $)	28,000
Fair value of Gemplus stock options (vested and not vested) (4) (in thousands of US $)	78,052

Estimated purchase price (in US$ thousand)	725,521

(1)	Excluding 942,715 Gemplus ordinary shares held by Gemplus in treasury as of December 31, 2005.

(2)	The stock price used to compute the estimated purchase price is based on Gemalto’s share price in euro for the period beginning two days before and ending two days after the December 6, 2005 announcement of the Combination, as an approximation for the stock price at the closing of the combination.

(3)	Estimated direct transaction cost amount to US$28,000 thousand. The estimated cost of issuing Gemalto shares has not been taken into account (this cost is estimated at US$5,000 thousand and is accounted for as a reduction of the proceeds from the issuance of the Gemalto new shares).

(4)	As stipulated in the Combination Agreement, each outstanding option to purchase shares granted under Gemplus compensation or benefit plans or agreement pursuant to which shares may be issued, whether vested or not, will be converted into a right to acquire, on the same terms and conditions as were applicable under such Gemplus stock options prior to the effective date of the Combination, the number of Gemalto ordinary shares being determined by applying the Exchange Ratio to the number of Gemplus stock options adjusted for the effect of the €0.26 distribution, at an exercise price determined by applying the Exchange Ratio to the former exercise price also adjusted for the effect of the €0.26 distribution.

As prescribed by IFRS 2 “Share-based payment” and IFRS 3 “Business Combination”, vested and unvested stock options or awards granted by an acquirer in exchange for stock options or awards held by employees of the acquiree shall be considered to be part of the purchase price for the acquiree, and the fair value (at the effective date of the Combination) of the new (acquirer) awards shall be included in the purchase price.

The estimated fair value of the replacement awards has been determined on the basis of all the Gemplus stock options outstanding as of December 31, 2005 vested and non-vested, including those issued prior to November 7, 2002, using a Black-Scholes pricing option model, except for stock options issued in May 2005 which were valued using a Monte Carlo pricing option model because their vesting provides for certain performance conditions.

Under IFRS, the estimated fair value of outstanding stock options at the date of the announcement of the Combination amounts to US$78,052 thousand.

Preliminary estimated allocation of the purchase price for 43.6% of interest in Gemplus
For the purpose of this pro forma analysis, the above estimated purchase price has been allocated as follows:

(In US$ thousand)
Gemplus net assets as of December 31, 2005	976,175
Effect of the €0.26 per share distribution on the net assets	(193,822)

Adjusted value of net assets	782,353
Percentage of net assets acquired	43.6%
Total net assets acquired	341,888

Write off of existing goodwill	(107,486)

Adjusted value of net assets acquired	234,402

Unearned compensation (1)	29,705
Excess of purchase price over book value of net assets acquired (2)	461,414

Estimated purchase price	725,521

(1)	Out of the US$78,052 thousand estimated fair value at the Combination announcement date of the replacement stock awards granted by Gemalto in exchange for stock options held by Gemplus employees, the estimated fair value relative to vested options was US$48,347 thousand, and the estimated fair value relative to unvested options was US$29,705 thousand. As service is required subsequent to the effective time of the Combination in order to vest the new awards granted, a portion of this fair value relative to unvested options is allocated to unearned compensation (reflected in equity) and recognized as compensation expense over the remaining vesting period.

(2)	Due to the limited financial and other information available to Gemalto’s management, the excess of the purchase price over the book value of the assets to be acquired has been allocated to “Excess of purchase price over book value of net assets acquired”. The final purchase price allocation will be completed after asset and liability valuations have been finalized by Gemalto’s management. The determination of these fair values will be made after Gemalto’s management has had access to Gemplus non public financial and business information upon execution of the Contribution in Kind and will take into account Gemalto’s management’s consideration of all pertinent factors. This final valuation will be based on the actual net tangible and intangible assets of Gemplus that exist as of the date of completion of the Contribution in Kind. Any final adjustments may change the allocation of the purchase price, which could affect the fair value assigned to the assets and liabilities and result in material changes to the unaudited condensed combined pro forma information. The amount initially allocated to “Excess of purchase price over book value of net assets acquired” will be allocated to various classes of assets, including intangible assets with indefinite lives, intangible assets with definite lives and goodwill. These final allocations may result in a material increase in amortization expense of assets. In addition, the impact of ongoing integration activities, the date of the Contribution in Kind and other changes in Gemplus’s net tangible and intangible assets prior to the completion of the Contribution in Kind could cause material differences in the information presented.

B. Acquisition of the remaining 56.4% shareholding of Gemplus upon the closing of the Offer

Number of Gemplus ordinary shares outstanding as of December 31, 2005	629,938,264
Percentage of interest acquired	56.4%
Exchange ratio	2 Gemalto new shares exchanged for 25 Gemplus ordinary shares tendered
Number of Gemalto new shares issued	28,409,957
Gemalto’s average stock price (1)	€23.81
Assumed exchange rate	€1 = $1.1834

All amounts below in US$ thousand

Estimated purchase price	800,500

Fair value of 56.4% of Gemplus interest to acquire	440,465

Goodwill (2)	360,035

(1)	The stock price used to compute the estimated purchase price is equal to the one use to compute the acquisition of 43.6% of Gemplus (see above).

(2)	If all appropriate conditions are met Gemalto may consider reflecting the excess of cost over the related value of Gemplus net assets as a reduction of equity.
Note 3 Foreign currency translation
The Gemplus historical balance sheet information and related pro forma adjustments as of December 31, 2005 have been translated into US dollar at the December 31, 2005 rate of exchange of US$1 = €0.845. The Gemplus historical statement of income information for the year ended December 31, 2005 and the related pro forma adjustments to the unaudited pro forma combined statement of income have been translated at a weighted quarterly average rate of exchange of US$1 = €0.7968.
Note 4 Inter company transactions
Transactions that occurred between Gemalto and Gemplus during 2005 were considered as intercompany transactions and therefore were eliminated.
Note 5 Pro forma adjustments
Adjustments included in the column under the heading “Pro forma adjustments” primarily relate to the following:
(a)	To eliminate the historical goodwill in Gemplus books of approximately US$107,486 thousand for the year ended December 31, 2005 and to record goodwill of US$360,035 thousand in connection with the acquisition of the remaining 56.4% shares of Gemplus upon the closing of the Offer, thus increasing goodwill by US$252,549 thousand net.
(b)	To record the “Excess of purchase price over book value of net assets acquired” upon the completion of the Contribution in Kind: US$461,414 thousand, as per Note 2 A. above.
(c)	To record the payment by Gemplus of €0.26 (US$0.31) per share from its distributable reserves to all its shareholders

(d)	To adjust the shareholders’ equity for an amount of US$487,141 thousand corresponding to the following:

(In US$ thousand)
- To remove Gemplus shareholders’ equity historical balance	(976,175)
- To record the consideration paid for Gemplus through the issuance of Gemalto new shares, excluding the amount of the transaction costs: 21,985,104 + 28,409,957 = 50,395,061 shares at US$28.177	1,419,969
- To record the fair value of all vested Gemplus stock options (see above in Note 2 Preliminary estimated allocation of the purchase price for 43.6% of interest in Gemplus, footnote (1))	48,347
- To record the estimated cost for the issuance of Gemalto new shares	(5,000)

Shareholders’ equity adjustment	487,141

(e)	To record in “Other current liabilities” the US$28,000 thousand estimated transaction costs related to the Combination and the US$5,000 thousand estimated cost for the issuance of Gemalto new shares.
(f)	Based on the estimated fair value of the Gemalto replacement awards as of the date at which the Combination was announced, the related compensation expense pertaining to the year ended December 31, 2005 would have been US$14,393 thousand. For the preparation of its financial statements for the year ended December 31, 2005, Gemplus recognized as compensation expense in its income statement an amount of US$4,999 thousand representing the amortization charge related to the fair value of all the options granted after November 7, 2002 and which had not vested as of January 1, 2005, determined on the basis of the assumptions applicable to Gemplus stock options on the date of their grant. This compensation expense, included in the historical Gemplus financial statements used in the unaudited pro forma combined condensed statement of income has been cancelled and replaced by the amortization charge related to the fair value of the replacement awards. The net adjustment is a compensation expense of US$9,394 thousand recorded in the “Other operating expenses” line item of the unaudited pro forma combined condensed statement of income.

20.7.6.	Independent auditors’ report on the unaudited pro forma condensed combined financial information
Introduction
In accordance with EU Regulation 2004 -809, we report on the attached unaudited pro forma condensed combined balance sheet and statement of income (the “unaudited pro forma condensed combined financial information”) for the year ended December 31, 2005 of Gemalto N.V. and its subsidiaries (the “Company”).
The unaudited pro forma condensed combined financial information has been prepared, for illustrative purposes only, to provide information about the estimated effects of the combination between Gemalto and Gemplus, as if the transaction had occurred as at December 31, 2005 for the balance sheet and as at January 1st, 2005 for the statement of income. Because of its nature the unaudited pro forma condensed combined financial information for the year ended December 31, 2005 addresses a hypothetical situation and, therefore, does not represent the company’s actual financial position or results.
It is the responsibility of the Company’s management to prepare the unaudited pro forma condensed combined financial information in accordance with the requirements of EU Regulation 2004-809. It is our responsibility to provide the conclusion required by Annex II item 7 of EU Regulation 2004-809. We are not responsible for expressing any other conclusion on the unaudited pro forma condensed combined financial information or on any of its constituent elements. In particular, we do not accept any responsibility for any financial information previously reported on and used in the compilation of the pro forma financial information beyond that owed to those to whom any reports on that financial information were addressed by us at the dates of their issue.

Scope
We performed our work in accordance with French professional standards. Our work , which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and making inquiries of the Company’s management we considered necessary.
Our procedures to determine if the accounting policies of Gemplus are consistent with the accounting policies of the Company were limited to reading Gemplus’s consolidated financial statements for the year ended December 31, 2005.
Conclusion
In our opinion:
a)	The unaudited pro forma condensed combined financial information has been properly compiled on the basis stated; and
b)	the basis is consistent with the accounting policies of the Company, which are in accordance with International Financial Reporting Standards as endorsed by the European Union.
This report is issued in the context of the prospectus published in connection with the admission to trading of Gemalto shares issued in connection with the combination of Gemalto N.V. and Gemplus International S.A. and should be used for this purpose only.
Neuilly-Sur-Seine
June 22, 2006
PricewaterhouseCoopers Audit
20.8.	Recent evolution: first quarter 2006 revenue and selected financial information
The financial information for the first quarters of 2005 and 2006 provided below has not been audited. The consolidated income statements, balance sheets and statements of cash flows presented have been prepared in accordance with IFRS. The revenue and operating performance of the first quarter 2006 are not necessarily indicative of the revenue and performance of the whole year (see Part II — Sections 9.2 “Principal factors affecting revenue” and 9.4 “Other factors affecting results of operations – Seasonality” of this prospectus).
Revenue
First quarter 2006 revenue came in at $210 million, down 7% at constant rates, and 11% at historical exchange rates compared with first quarter 2005 revenue figure of $237 million.

Revenue by segment
The following table sets forth the breakdown of our revenue between the two segments at historical exchange rates for the first quarters 2006 and 2005.

	First quarter 2006
				Variation at
Gemalto	2006	2005	Variation	constant rates	% of total
	(millions of US				revenue in
	dollars)	(millions of US dollars)%		%	quarter
Cards
Mobile Communication	112.1	135.1	(17%)	(15%)	53%
Financial Cards	41.9	44.5	(6%)	+2%	20%
Public Sector, Access and Other	32.8	25.8	+27%	+40%	16%
Prepaid Phone Cards	6.8	11.1	(39%)	(37%)	3%

Total Cards	193.6	216.5	(11%)	(7%)	92%

Point of Sale terminals	16.5	20.8	(21%)	(14%)	8%

Total	210.1	237.3	(11%)	(7%)	100%
Revenue by geographic region
The following table sets forth the breakdown of our revenue for our Cards and POS Terminals segments at historical exchange rates by geographic region at historical exchange rates for the first quarters 2006 and 2005.

	Europe, Middle East, Africa		Asia		Americas
	Revenue	Variation	Revenue	Variation	Revenue	Variation
	(millions of US		(millions of US
	dollars)		dollars)

Cards	106.2	(9%)	51.7	(1%)	35.7	(24%)
POS Terminals	14.1	(19%)	1.9	(37%)	0.5	+41%

Total	120.3	(11%)	53.6	(3%)	36.2	(23%)

Region contribution	57%		26%		17%

Cards segment
Revenue in the Cards segment came to $194 million over the first quarter 2006, a 7% decrease at constant exchange rates compared with the first quarter 2005.
During the quarter Gemalto delivered over 120 million microprocessor cards.

Mobile Communication
Mobile Communication revenue of $112 million in the first quarter 2006 was down 15% at constant exchange rates on the first quarter 2005 record-setting figure. Gemalto continued to deliver strong volumes, with close to 97 million units delivered. The average sales price declined 37% at constant exchange rates compared with the first quarter of 2005 reflecting the fiercely competitive environment, the unfavorable geographic mix, with a larger proportion of volumes delivered to operators in emerging countries, and the price erosion accumulated over the past quarters.
Sales volumes grew in EMEA but pricing pressures remained strong and as a result revenue decreased compared with the first three months of 2005. For the first time in a year, Asia’s Mobile Communication revenue increased compared with the same quarter of the previous year, on the back of strong growth in sales volumes, in particular in China. Against the backdrop of an outstanding first quarter performance in 2005, revenue in the Americas was down by a third, due to a comparable decrease in volumes shipped.
Financial Cards
At constant exchange rates, Financial Cards revenue rose 2% to $42 million in the first quarter 2006, from $41 million in the first quarter 2005. Gemalto delivered close to 18 million microprocessor cards during the period.
The activity in EMEA was globally stable with stronger activity in the Middle East, Central and South Europe and a reduction in the UK. It was also stable in Asia. The improvement came from the Americas, which benefited from the EMV migration in Latin America and further contact-less payment card shipments in the USA.
Public Sector, Access and Other
Public Sector, Access and Other revenue of $33 million in the first quarter 2006 rose by 40% at constant exchange rates relative to the first quarter 2005.
The growth in revenue was due to increased deliveries in the Identity and the Transportation activities in EMEA, and to an increase in the revenue derived from the Issuer’s patent portfolio.
Prepaid Phonecards
Revenue in this non-strategic product line decreased by 39% this quarter, reflecting a further decline in worldwide demand. It represented 3% of Gemalto’s total revenue in the quarter.
POS Terminals segment
At constant exchange rates, revenue in the POS Terminals segment decreased by 14% in the first quarter 2006 compared with the same period of 2005, when revenue of $2.9 million related to deliveries made in 2004 and deferred at the end of that year was recognized. The segment continued its selective geographic expansion within EMEA, obtaining new business that almost offset a slight revenue decrease in Western Europe. Delays in the award of several large tenders accounted for the decrease in Asia.
Gross profit
Gross profit in the first quarter 2006 was $58 million, compared with $75 million in the first quarter 2005 ($74 million at constant exchange rates). The decrease was mainly attributable to the effect of the strong pressure on selling prices and of the unfavorable geographic mix in Mobile Communication, compounded by the return to a more usual seasonal pattern characterized by lower profitability of the Cards segment in the first half of the year and described in Part II — Section 9.4 “Other factors affecting results of operations – Seasonality” of this prospectus. Unusually strong Mobile Communication revenue had been recorded in the first and second quarters of 2005, in sharp contrast with the historical seasonal pattern, accounting for the high gross and operating profits reported for the first semester of that year.

Operating expenses
At historical exchange rates, operating expenses of $58 million decreased by 1%; they increased by 5 % at constant exchange rates, due in particular to higher expenditure in Research and Engineering to address new application software requirements, in particular in the Mobile Communication and Public Sector, Access and Other product lines. Sales and Marketing expenses also increased, following the reinforcement of field support teams in several high growth areas.
Cash flows
Net cash used in operating and investing activities in the first quarter 2006 amounted to $35 million.
Operating activities used net cash of $28 million, compared with net cash of $25 million generated in the first quarter 2005. Lower net income for the period and an increase in working capital, in line with expectations based on the very low level achieved at December 31, 2005, accounted for the cash usage in the period. Net cash used in investing activities was $7 million, up $2 million relative to the first quarter 2005, due to higher purchases of intangible assets and of equipment to address the strong microprocessor card volume increases.

Selected consolidated financial information for the quarterly period ended March 31, 2006 (unaudited)
Consolidated balance sheets

In thousands of US $	As of December 31,	As of March 31,
	2005	2006
		(unaudited)
ASSETS
Non-current assets
Property, plant and equipment	102,468	103,201
Goodwill	276,252	281,258
Intangible assets	21,732	22,627
Investments in associates	6,963	7,131
Deferred income tax assets	49,256	49,318
Available for sale financial assets	628	711
Other non-current assets	3,122	3,391

Total non-current assets	460,421	467,637

Current assets
Inventories	93,331	91,095
Trade and other receivables	230,959	234,331
Derivative financial instruments	—	—
Cash and cash equivalents	259,284	225,889

Total current assets	583,574	551,315

Total assets	1,043,995	1,018,952

EQUITY
Capital and reserves attributable to the Issuer’s equity holders
Share capital	50,710	50,710
Share premium	562,746	562,746
Treasury shares	(4,275)	(2,976)
Fair value and other reserves	(4,110)	(538)
Cumulative translation adjustment	(16,932)	(6,251)
Retained earnings	110,620	111,196

	698,759	714,887
Minority interest	2,869	3,297

Total equity	701,628	718,184

LIABILITIES
Non-current liabilities
Borrowings	6,908	5,217
Deferred income tax liabilities	5,755	4,477
Retirement benefit obligation	16,225	16,998
Provisions and other liabilities	10,128	10,017

Total non-current liabilities	39,016	36,709

Current liabilities
Trade and other payables	270,001	236,384
Current income tax liabilities	15,936	15,333
Borrowings	1,835	2,231
Derivative financial instruments	9,151	4,900
Provisions and other liabilities	6,428	5,211

Total current liabilities	303,351	264,059

Total liabilities	342,367	300,768

Total equity and liabilities	1,043,995	1,018,952

Consolidated income statements

In thousands of US$	Three month period ended March 31,
	2005	2006
	(unaudited)	(unaudited)
Revenue	237,340	210,105

Cost of sales	(161,948)	(152,316)

Gross profit	75,392	57,789
Operating expenses
Research and engineering	(15,980)	(15,960)
Sales and marketing	(27,498)	(27,755)
General and administrative	(15,015)	(14,102)
Other income, net	22	(339)

Operating income	16,921	(367)

Finance income (expenses), net	878	1,064
Share of profit (loss) of associates	—	106

Profit before income tax	17,799	803
Income tax expense	(5,495)	181

Profit for the period	12,304	984

Attributable to
Equity holders of the Issuer	11,947	576
Minority interest	357	408

Basic earnings per share (in US dollars)	0.30	0.01
Diluted earnings per share (in US dollars)	0.29	0.01

In thousands
Average number of shares outstanding	40,491	40,432

Average number of shares outstanding assuming dilution	41,150	41,284

Consolidated statements of cash flows

In thousands of US$	Three month period ended March 31,
	2005	2006
	(unaudited)	(unaudited)
Cash flows from (used by) operating activities
Cash generated from operations	28,988	(23,975)
Interest paid	(338)	(218)
Income tax paid	(3,395)	(3,697)

Net cash provided by operating activities	25,255	(27,890)

Cash flows from (used in) investing activities
Purchase of property, plant and equipment	(5,515)	(6,871)
Proceeds from sale of property, plant and equipment	328	5
Purchase of intangible assets	(645)	(2,135)
Purchase of non-current assets	—	—
Purchase of investments in other companies	—	(44)
Interest received	1,225	2,226
Dividends received	—	—

Net cash used in investing activities	(4,607)	(6,819)

Cash flows from (used in) financing activities
Invested equity	—	—
Proceeds from issuance of ordinary shares	—	—
Purchase of shares held in Treasury (net)	—	1,298
Gains/(losses) on stock options and treasury stocks transactions	—	(433)
Proceeds from borrowings	1,862	—
Repayments of borrowings	(30,711)	(2,143)
Dividends paid to minority interests	—	—

Net cash provided by (used in) financing activities	(28,849)	(1,278)

Net increase in cash and bank overdrafts	(8,201)	(35,987)
Cash and bank overdrafts, beginning of period	223,820	259,284
Exchange gains (losses) on cash and bank overdrafts	(1,364)	1,861

Cash and bank overdrafts, end of period	214,255	225,158

All amounts are stated in thousands of US dollars unless otherwise stated.
1	Accounting Principles
The consolidated income statements, balance sheets and cash flow statements of the Issuer presented have been prepared in accordance with International Financial Reporting Standards (IFRS).

2	Segment information
Gemalto’s operations are organized into two business segments: Cards and Point of Sales Terminals (POS Terminals)

	Three month period ended March 31,
		2005			2006
	(unaudited)			(unaudited)
		POS			POS
	Cards	Terminals	Gemalto	Cards	Terminals	Gemalto
Revenue	216,511	20,829	237,340	193,627	16,478	210,105
Gross profit	69,986	5,406	75,392	53,215	4,574	57,789

Operating expenses excl. Other income, net	(54,477)	(4,016)	(58,493)	(53,758)	(4,059)	(57,817)
Other income, net	(54)	76	22	(339)	—	(339)

Operating income	15,455	1,466	16,921	(882)	515	(367)

Finance costs	1,051	(173)	878	1,208	(144)	1,064
Share of profit/(loss) of associates	—	—	—	106	—	106

Profit before income tax	16,506	1,293	17,799	432	371	803

Income tax expense			(5,495)			181

Profit for the period			12,304			984

3	Cash generated from operations

	Three month period ended March 31,
	2005	2006
Income for the period before minority interest	12,304	984
Adjustment for:
Tax	5,496	(181)
Research tax credit	(263)	(156)
Depreciation	7,715	7,701
Amortization	1,463	1,662
Stock option compensation charge	999	1,199
ESPP discount	—	—
Gains and losses on sales of fixed assets and write-offs	(79)	91
Net movement in provisions for liabilities and charges	(4,268)	(1,598)
Retirement benefit obligation	445	281
Interest income	(1,225)	(2,226)
Interest expense	490	373
Share of profit (loss) from associates	—	(105)

Changes in current assets and liabilities (excluding the effects of acquisitions and exchange differences in consolidation)
Inventories	7,854	3,751
Trade and other receivables	25,043	3,507
Retirement benefit obligation	—	—
Derivative financial instruments	(544)	(360)
Trade and other payables	(25,947)	(38,898)

Cash generated from operations	28,988	(23,975)

Evolution of Gemalto’s activity
The information below regarding the first quarter 2006 and the comments on the second quarter and the second semester 2006 relate to Gemalto’s activity within the perimeter of Axalto prior to the Combination. In particular, the comments on the second quarter and second semester 2006 do not take into account the possible effects of the Combination on Gemalto’s activity.
On April 27, 2006 Gemalto published its revenue for the first quarter 2006, which came in at US$210 million, down 7% at constant exchange rates compared with the unusually strong revenue of US$237 million reported in the first quarter of 2005. The Cards segment reported revenue of US$194 million, down 7% year-on-year at constant exchange rates. Intense pressure on selling prices and an unfavorable regional revenue mix in Mobile Communication, despite a strong increase in volumes shipped, accounted for the decrease. Financial Cards revenue rose by 2% at constant exchange rates. Revenue in the Public Sector, Access and Other product line increased by 40% at constant exchange rates, on strong activity in Identity and Transportation and higher revenue derived from patent licensing activities. The POS Terminals segment reported revenue of US$16 million, receding by 14% at constant exchange rates. Gross profit was impacted by the strong decline in selling prices and the unfavorable geographic mix in Mobile Communication, compounded by the usual seasonal pattern characterized by lower profitability of the Cards segment in the first half of the year, as described in Part II — Section 9.4 “Other factors affecting results of operations – Seasonality” of this prospectus. Gemalto operating result was US$0.4 million negative and its net profit was US$1 million in the period.
Net cash used in operating and investing activities in the first quarter 2006 amounted to US$35 million. The increase in working capital, in line with expectations based on the very low level achieved at December 31, 2005, and purchases of manufacturing equipment to address the strong microprocessor card volume increases, accounted for the cash usage in the period.
Gemalto management is expecting that the return in 2006 to usual seasonality patterns, the adverse effects of supply sources reallocations by certain large customers following the announcement of the Combination, and the unfavorable factors in the Mobile Communication market that have affected Gemalto growth and performance over the last few months will continue in the second quarter. In the second half of 2006, Gemalto expects on the other hand that the more favorable regional revenue mix in Mobile Communication — driven by stronger demand from operators in continental Europe and the Americas, the continued strong volume growth, the SIM card mix improvements in emerging markets, the growth in the public sector business — driven by the deployment of the electronic passport projects won in the first part of the year, and the swift integration with Gemplus within Gemalto - allowing corporate and field management to fully focus on the business, will result in a significant improvement of its revenue and operating margin.
21.	ADDITIONAL INFORMATION

21.1.	Share capital

21.1.1.	Amount of issued share capital

21.1.1.1.	Authorized and issued share capital
The Issuer’s authorized share capital amounts to €150,000,000 and is divided into 150,000,000 shares, with a nominal value of €1 per share. As of the date of this prospectus, and following the issuance of the New Shares in the context of the Contribution in Kind, the Issuer’s issued and paid-up share capital amounts to €62,563,539 consisting of 62,563,539 Shares.
In accordance with the provisions of Dutch Law, the Issuer’s issued capital cannot be more than the authorized capital stated in the Issuer’s Articles of Association or less than one-fifth of the authorized capital.

21.1.2.	Number and main characteristics of any shares not representing capital
None
21.1.3.	Number, book value and face value of shares in the Issuer held by or on behalf of the Issuer itself or by subsidiaries of the Issuer
On May 31, 2006, the Issuer held 263,056 of its own ordinary shares, each with a nominal value of €1.
21.1.4.	Convertible securities, exchangeable securities or securities with warrants
None
21.1.5.	Any acquisition rights and or obligations over authorized but unissued capital or an undertaking to increase the capital
The Issuer will effect an increase in its share capital pursuant to the terms of the Offer and the Combination Agreement, as described in Part I — “The Combination” of this prospectus. This statement does not exclude any undertakings the Issuer may have to increase its share capital pursuant to any employee profit-sharing and incentive plans, as described in Part II — Section 17.3 “Arrangements Involving the Employees in the Capital of the Issuer” of this prospectus, or any such plans subsequently adopted.
21.1.6.	Capital of any member of the group which is under option or agreed conditionally or unconditionally to be put under option
At the date of this prospectus, neither the Issuer nor any of the Issuer’s subsidiaries has its respective capital or any part of it under option or agreed conditionally or unconditionally to be put under option other than pursuant to the Issuer’s Global Employee Incentive Plan (GEIP), as described in Part II — Section 17.3.3 “Employee Stock Option Plans” of this prospectus.

21.1.7.	History of the share capital
The table below shows the main changes in the share capital, since the Issuer was founded until the date of this prospectus:

				Nominal
				value of
				capital				Cumul.
		Number of	Par value	increase/	Issue	Authorized	Cumul.	number of
Date	Operation	shares issued	per share	reduction	premium	capital	capital	shares
			(€)	(€)	(€)	(€)	(€)
December 10, 2002	Foundation of the Issuer	18,000	1	18,000	0	90,000	18,000	18,000

February 17, 2004	Capital increase in cash	27,000	1	27,000	0	225,000	45,000	45,000

March 5, 2004	Modification of authorized capital by amendment of articles of association and capital increase in kind	40,000,000	1	40,000,000	310,000,000	150,000,000	40,045,000	40,045,000

June 9, 2004	Capital increase as part of offer reserved for employees	445,668	1	445,668	5,160,580	150,000,000	40,490,668	40,490,668

July 26, 2005	Capital increase reserved for employees	83,027	1	83,027	1,658,879.46	150,000,000	40,573,695	40,573,695

August 17, 2005	Additional capital increase reserved for employees	4,740	1	4,740	94,7052	150,000,000	40,578,435	40,578,435

June 2, 2006	Capital increase reserved to TPG and the Quandt Family	21,985,104	1	21,985,104	N/A	150,000,000	62,563,539	62,563,539
Pursuant to a resolution dated February 25, 2004, the General Meeting of shareholders decided to increase the amount of authorized capital from €225,000 to €150,000,000, effective as of March 5, 2004. The General Meeting of shareholders resolved to carry out the capital increase on March 5, 2004 through the issuance of 40,000,000 new shares against contribution in kind by Schlumberger B.V. as part of the reorganization preceding the Issuer’s IPO. The shares making up the share capital of Schlumberger Measurement & Systems India Ltd. and Schlumberger Distribucion SA de CV were transferred by Schlumberger B.V. to the Issuer on April 2, 2004 and the shares making up the capital of Axalto Inc. were transferred by Schlumberger B.V. to the Issuer effective as of May 1, 2004. These transfers were carried out through an increase in the share premium, without changing the number of shares issued by the Issuer.

The offer reserved for employees, carried out concomitantly with the Issuer’s IPO, in the form of a reserved capital increase, resulted in the creation of 445,668 new shares on June 11, 2004, bringing the number of shares making up the Issuer’s issued and paid-up share capital to 40,490,668.
The purchase of shares by Gemalto employees under the GESPP in 2005 led to the creation of 87,767 new shares (see Part II — Section 17.3.2 “Issues of stock to employees” of this prospectus).
The June 2, 2006 capital increase was carried out in the context of the completion of the Contribution in Kind by TPG and the Quandt Family of respectively 159,305,600 Gemplus shares representing approximately 25.18% of the share capital and 25.21% of the voting rights of Gemplus and 115,508,200 Gemplus shares representing approximately 18.26% of the share capital and 18.28% of the voting rights of Gemplus in exchange for respectively 12,744,448 New Shares representing approximately 20.37% of the share capital and 20.46% of the voting rights of Gemalto and 9,240,656 New Shares representing approximately 14.77% of the share capital and 14.83% of the voting rights of Gemalto (exchange ratio of 2 New Shares for 25 Gemplus shares).
Historic share price data

2005
				Value of
				transactions
(€)	High*	Low*	Trading volume	(€ million)
January	22.3	18.87	5,645,633	114.20
February	22.85	21.18	4,211,828	92.02
March	26.14	21.71	8,270,784	201.95
April	25.75	22.33	4,958,396	121.15
May	24.49	21.99	3,020,893	70.25
June	25.24	23.71	3,397,187	83.90
July	28.67	24.95	5,126,756	139.33
August	33.1	28.45	2,858,227	83.94
September	32.05	29.07	5,045,366	151.26
October	29.97	22.1	9,206,604	235.17
November	24.25	22.16	9,696,031	225.33
December	24.16	22.26	13,008,252	311.61

2006
				Value of
				transactions
(€)	High*	Low*	Trading volume	(€ million)
January	25.62	21.15	7,469,005	174.93
February	22.74	21.01	6,077,747	132.52
March	26.90	21.15	11,903,895	281.27
April	27.10	24.55	4,875,951	125.05
May	25.29	21.95	5,342,073	126.30

* Based on closing prices
Source: Euronext
Between January 1, 2006 and April 30, 2006, the average daily trading volume was 308,155 shares, representing an average daily transaction value of €7.5 million.
Based on the January 2, 2006 closing price of €23.43 per share and the closing price on April 30, 2006 of €24.97 per share, the Issuer’s share price has increased by 6.6%.

21.2.	Memorandum and Articles of Association
21.2.1.	The Issuer’s objects and purposes
In accordance with article 2 of the Articles of Association, the corporate purpose of the Issuer is:
•	to manufacture, import, export, sell, distribute, lease, trade, market and advise in the area of chip cards and point-of-sale terminals or related products, as well as any other products that are or may become of interest for the Issuer;
•	to acquire, participate in, finance, manage and to have any other interest in other companies or enterprises in particular in the area of the design, development, manufacturing and sales of smart cards, secure objects, secure software and point-of-sale terminals;
•	to raise funds by way of securities, bank loans, bond issues, notes and other debt instruments and to borrow in any other form, to lend, to provide guarantees and security rights, including guarantees and security rights for debts of other persons, and in general to render services in the fields of trade and finance;
•	to invest in securities, savings certificates and any other financial instruments;
•	to acquire, develop, hold, turn to account, create charges over, dispose of or utilize in any other way immovables and other registered properties;
•	to conduct design, research and development activities, as well as to carry out the factoring and invoicing of trade receivables and the netting of payables and receivables;
•	to commercialize licenses, copyrights, patents, designs, secret processes or formulas, trademarks and similar interests, to promote the purchase and sale of — and the trade in — these rights, including allowing the use of these rights and receiving royalties and any other income relating to these activities;
•	to perform all acts that are advisable, necessary, usual or related to the aforementioned purposes.
The purposes mentioned in the above paragraph shall be construed in their widest sense and, in particular, include any activity or purpose which is incidental or may be conducive thereto.
In pursuing its corporate purpose, the Issuer may enter into transactions that will benefit companies or businesses with which the Issuer is affiliated.
21.2.2.	Summary of any provisions of the Issuer’s Articles of Association, statutes, charter or bylaws with respect to the members of the administrative, management and supervisory bodies
See Part II — Section 16 “Board practices” of this prospectus.
21.2.3.	Rights, preferences and restrictions attaching to each class of the Existing Shares
The Issuer has only issued ordinary shares, all of the same category. Other than the fact that the Existing Shares are already admitted to trading on Eurolist by Euronext Paris, the rights and preferences and restrictions attaching to the Existing Shares are the same as those attaching to the New Shares, as described in Part III — Section 4.5 “Description of the rights attached to the New Shares, including any limitations of those rights, and procedure for the exercise of those rights” of this prospectus. Furthermore, the Articles of Association contain no restriction on the free transferability of the securities, including the Existing Shares, that comprise the Issuer’s share capital, and the Existing Shares are not subject to any contractual lock-up (see Part III - Section 4.8 “Restrictions on the free transferability of the New Shares” of this prospectus).

21.2.4.	Action necessary to change the rights of holders of the Shares
The rights of the shareholders can be modified under the conditions required by law and the Issuer’s Articles of Association.
In accordance with the Issuer’s Articles of Association, the General Meeting of shareholders, upon the proposal of the Board of Directors, has the authority to amend the Articles of Association by resolutions adopted by a majority of at least two-thirds of the votes cast at such General Meeting of shareholders at which at least one-third of the issued share capital is represented.
Any proposal to amend the Articles of Association must be made available for inspection by the shareholders and other persons entitled to attend the Issuer’s General Meeting of shareholders at the Issuer’s offices as from the day of the notice convening such meeting until the end of the General Meeting of shareholders.
21.2.5.	Annual general meetings and extraordinary general meetings of shareholders
Articles 20 to 28 of the Articles of Association contain the statutory requirements relating to General Meetings of shareholders.
Each person entitled to attend General Meetings of shareholders shall be authorized to attend the meeting and to exercise any voting rights or appoint a proxy, in writing, to represent him/her if the person has informed the Issuer in writing of his/her intention to attend the General Meeting of shareholders no later than on the day and place mentioned in the notice convening the General Meeting of shareholders. The day on which the Issuer must have received this notification may not be set before the seventh day prior to the day of the General Meeting of shareholders. A person entitled to attend the General Meetings of shareholders may only exercise his/her rights at the General Meeting of shareholders if his/her respective entitlement is registered in his/her name both on the aforementioned day and on the day of the General Meeting of shareholders.
In accordance with Dutch law and the Articles of Association, shareholders, usufructuaries and pledgees of shares with voting rights, as well as persons holding depository receipts of shares (certificaten van aandelen) issued with the cooperation of the Issuer, and their proxies are entitled to attend General Meetings of shareholders, and to vote and are required to sign an attendance list.
The Board of Directors may determine that the persons who are entitled to attend the General Meeting of shareholders and, if applicable, to exercise their voting rights, are those persons who are entitled to attend General meetings and, if applicable, have voting rights as at a certain date, determined by the Board of Directors, such date referred to as the ‘Record Date’, and who are as such registered in a register (or one or more parts thereof) designated thereto by the Board of Directors, regardless of whether they are persons entitled to attend General Meetings of shareholders at the time of the General Meeting of shareholders.
The Record Date cannot be set earlier than at a certain time on the seventh day and not later than at a certain time on the third day prior to the day of the General Meeting of shareholders.
The General Meeting of shareholders may be held in Amsterdam, The Hague, Haarlemmermeer (Schiphol Airport), Utrecht or Rotterdam (the Netherlands).
The annual General Meeting of shareholders must be held each year within six months after the close of the financial year. The General Meeting of shareholders addresses such matters as (i) the report of the Board of Directors discussing the course of the Issuer’s business and the conduct of its affairs during the past financial year; (ii) the adoption of the annual accounts; (iii) the Issuer’s policy on additions to reserves and distributions of profits (the amount and the object of additions to the reserves, as well as the amount and type of the distribution of profits), as well as an explanation thereto; (iv) any proposal to distribute profits; (v) any substantial change in the Issuer’s corporate governance structure and in its compliance with the Dutch corporate governance code (De Nederlandse Corporate Governance Code); (vi) filling of vacancies within the Board of Directors; and (vii) any other proposals placed on the agenda by the Board of Directors, including, but not limited to, the grant of discharge to the directors for their management of the Issuer during the financial year, and proposals made by shareholders in accordance with Dutch law and the Articles of Association.
A General Meeting of shareholders may also be held as often as deemed necessary by the Board of Directors, the (Executive) Chairman of the Board of Directors or, if the (Executive) Chairman of the Board of Directors is absent or not able to call a General Meeting of shareholders, by the Chief Executive Officer. A General Meeting of shareholders may furthermore be held upon written request to the Board of Directors by one or more shareholders, usufructuaries and pledges of shares, as well as persons holding depository receipts of shares (certificaten van aandelen) issued with the cooperation of the Issuer, holding, individually or collectively, at least 10% of the Issuer’s issued share capital. In case the General Meeting of shareholders is not held within six weeks as of such a request, the shareholder or shareholders making the request may be authorized by the interim provisions judge of the Dutch court within whose jurisdiction the Issuer has its corporate seat, to hold a General Meeting of shareholders.
In accordance with Dutch law, if the Board of Directors becomes aware that its shareholders’ equity has decreased to an amount equal to or less than one-half of its issued share capital, a General Meeting of shareholders must be held within three months in order to decide which measures should be taken.
The Articles of Association state that notice of each General Meeting of shareholders must be given by an advertisement published in a national daily newspaper in the Netherlands and in at least one daily newspaper in each country where the shares are admitted to trading on a regulated market. The advertisement must be published at least fifteen days before the date of the General Meeting of shareholders.
The Issuer’s shares may be held in two ways:
•	as registered shares (the shareholders are registered as such in the Issuer’s shareholder register);
•	in an account via Euroclear France through an account holder or a financial intermediary. These shares are entered in the Issuer’s shareholder register in the name of Euroclear France.
Registered shares
Only shareholders registered in the Issuer’s shareholder register are authorized to attend the General Meeting of shareholders or to appoint a proxy, in writing, to represent them.
In order to exercise their voting rights in respect of shares in their possession, registered shareholders must express their desire to do so by completing and signing the applicable attendance form and returning it to the Issuer’s registrar, Netherlands Management Company B.V. (the ‘Registrar’). Otherwise, the shareholder will not be entitled to vote. Receipt of the duly completed and signed attendance form within the stipulated deadline constitutes notification to the Issuer of the shareholder’s intention to exercise his/her voting rights.
If a registered shareholder wants to be represented by a proxy, he/she must inform the Registrar by sending a duly completed and signed proxy form. Receipt of this duly completed and signed proxy form by the Registrar within the stipulated deadline constitutes notification to the Issuer of the shareholder’s intention to be represented at the General Meeting of shareholders by a proxy.
Persons holding shares through Euroclear France
The names of persons holding shares through Euroclear France are not entered in the Issuer’s shareholder register.
Persons holding shares through Euroclear France who want to attend the General Meeting of shareholders in person and exercise the voting rights attached to the shares may obtain a power of attorney from Euroclear France by completing the form provided by their financial intermediary on request.

Persons holding shares through Euroclear France who want Euroclear France to exercise the voting rights attached to the shares held on their behalf must provide Euroclear France with their voting instructions by completing the voting form provided by their financial intermediary on request.
Persons holding shares through Euroclear France who want to attend the General Meeting of shareholders or who want to give voting instructions to Euroclear France must complete and sign the applicable forms and return them to their financial intermediary within the stipulated deadline.
Conversion to registered shareholder
Persons holding shares through Euroclear France may have their shares put in their own name so that they are registered as shareholders in the Issuer’s shareholder register kept by the Registrar and may exercise the rights attached to the shares directly. Persons who wish to do so must send their request to their financial intermediary.
Holding of General Meetings of shareholders
The agenda shall contain such business as may be placed thereon by the persons entitled to hold the General Meeting of shareholders. Furthermore the agenda shall contain such business as may be placed thereon by one or more shareholders representing at least 1% of the issued share capital or representing a value of at least €50 million (or any other amount as determined by governmental decree), calculated according to the official list price of the stock exchange where the Issuer’s shares are admitted to trading, provided that the shareholder or shareholders has made a written request to the Board of Directors at least sixty days prior to the date of the General Meeting of shareholders and provided the request is not contrary to an overriding interest of the Issuer.
No valid resolutions can be adopted if the notice procedure described above and defined by Dutch law has not been properly followed, unless the resolution has been adopted unanimously by a General Meeting of shareholders at which all persons authorized to attend are present or represented by proxy.
General Meetings of shareholders are presided over by the (Executive) Chairman of the Board of Directors or, in his or her absence, the Chief Executive Officer or, in his or her absence, another person nominated by the Board of Directors. The Company Secretary acts as secretary of the General Meeting of shareholders. In his or her absence, the Chairman of the General Meeting of shareholders shall appoint the secretary.
Each share confers the right to cast one vote.
For a description of these voting rights see Part III — Section 4.5 “Voting Rights” of this prospectus.
Identification of shareholders
The Board of Directors may ask a central depository of the Issuer’s shares to identify in writing persons holding shares via such a central depository, provided that this is allowed by the charters applicable to such bodies and within the limitations prescribed.
When trading of the Issuer’s shares on Eurolist by Euronext Paris began in May 2004, the shares were admitted for trading with Euroclear France. Euroclear France may identify persons holding shares in the Issuer registered in an account with it. Euroclear France will collect this information from the account holders, who are not required to respond to such a request, as no legal obligation of this kind exists in France.
21.2.6.	Provisions of the Issuer’s Articles of Association, statutes, charter or bylaws that would have an effect of delaying, deferring or preventing a change in control of the Issuer
See Part III — Section 4.9 “Mandatory Takeover Bids and/or Squeeze-out and Sellout Rules in Relation to the New Shares” of this prospectus.

21.2.7.	Ownership threshold above which shareholder ownership must be disclosed
Holders of Issuer shares may be subject to disclosure and reporting obligations under the Dutch 1996 Act on Disclosure of Holdings in Listed Companies (Wet melding zeggenschap in ter beurze genoteerde vennootschappen 1996) (the “Disclosure of Holdings Act”). Pursuant to the Disclosure of Holdings Act, any person who, directly or indirectly, acquires or disposes of an interest in the Issuer’s capital and/or voting rights must without delay give written notice of such acquisition or disposal to the Issuer and, by means of a standard form, to the AFM if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person falls within a different percentage range than prior to such acquisition or disposal. The percentage ranges referred to in the Disclosure of Holdings Act are 0-5%, 5-10%, 10-25%, 25-50%, 50-66 2/3% and over 66 2/3%. The term “shares” within the meaning of the Disclosure of Holdings Act includes depository receipts issued for shares and rights under an agreement to acquire shares or depository receipts issued for shares.
Non-compliance with the obligations of the Disclosure of Holdings Act is an economic offence and may lead to criminal prosecution. The AFM may impose administrative penalties or a cease-and-desist order under penalty for non-compliance. In addition, a civil court can impose measures against any person who fails to notify or incorrectly notifies the Issuer or the AFM of matters required to be correctly notified under the Disclosure of Holdings Act. A claim requiring that such measures be imposed may be instituted by the Issuer or one or more shareholders who alone or together with others represent(s) at least 5% of Gemalto’s issued and outstanding share capital.
The measures that the civil court may impose include:
•	an order requiring the person violating the Disclosure of Holdings Act to make appropriate disclosure;
•	suspension of voting rights in respect of such person’s shares for a period of up to three years as determined by the court;
•	voiding a resolution adopted by the General Meeting of shareholders, if the court determines that the resolution would not have been adopted but for the exercise of the voting rights of the person who is obliged to notify, or suspension of a resolution until the court makes a decision about such voiding; and
•	an order to the person violating the Disclosure of Holdings Act to refrain, during a period of up to five years as determined by the court, from acquiring the Issuer’s shares and/or voting rights on the Issuer’s shares.
Expected New Regime
On July 3, 2003, a legislative proposal was submitted in the Netherlands to replace the Disclosure of Holdings Act. This legislative proposal, entitled the Act on Disclosure of Voting and Capital Interest in Listed Companies (Wet Melding Zeggenschap en Kapitaalbelang in Effectenuitgevende Instellingen) (the “Act on Disclosure”) is pending in Parliament and is expected to come into force in the summer of 2006. The proposal, subsequent ministerial memoranda of amendments and the draft implementation decree (Besluit ter uitvoering van de Wet melding zeggenschap en kapitaalbelang in effectenuitgevende instellingen) currently provide the following material changes with respect to the notification obligations of shareholders in Dutch listed companies:
•	a person who, directly or indirectly, acquires or disposes of an interest in the Issuer’s capital and/or voting rights must without delay give written notice to the AFM by means of a standard form if, as a result of such acquisition or disposal, the percentage of capital interest and/or voting rights held by such person meets, exceeds or falls below one of the following revised thresholds: 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%;
•	the notification requirement also applies if a person is aware or should be aware that its interest in the Issuer’s capital or voting rights meets, exceeds or falls below the abovementioned thresholds as a result of a change in the Issuer’s share capital or voting rights. The notification must be made no later than on the fourth trading day after the AFM has published the change in the Issuer’s share capital or voting rights in its public registry; and

•	a person holding a substantial interest in the Issuer’s capital or voting rights will be required to notify the AFM within four weeks if on December 31, at 12 a.m. certain changes in the composition of its interest in the Issuer’s capital or voting rights have occurred compared to its most recent previous notification.
The Act on Disclosure will implement part of the European ‘Transparency’ Directive (2004/109/EC). The Act on Disclosure also introduces more extensive notification obligations for listed companies themselves with respect to changes in their issued and outstanding capital and the voting power that can be exercised.
21.2.8.	Conditions governing changes in the capital
The General Meeting of shareholders, upon the proposal of the Board of Directors, has the sole authority to issue shares or to grant rights to subscribe for shares. It may also authorize the Board of Directors, for a period of no more than five years, to issue shares or to grant rights to subscribe for shares and determine the terms of any such issuance or grant, up to a maximum level. The General Meeting of shareholders may renew this authorization for a period of no more than five years on each renewal. Unless otherwise provided in the resolution of the General Meeting of shareholders, the authorization is irrevocable.
In the event of an issue of shares or a grant of rights to subscribe for shares, unless otherwise stated in Dutch law, each shareholder has a pre-emptive right proportional to the number of shares held, with the exception of shares issued against a non-cash contribution or shares issued in connection with employee offerings.
The General Meeting of shareholders may decide, upon the proposal of the Board of Directors, to limit or exclude pre-emptive rights accruing to shareholders. The Board of Directors may limit or exclude pre-emptive rights for shareholders if the General Meeting of shareholders has authorized the Board of Directors for a period of no more than five years, and provided that the Board of Directors is also authorized to resolve upon the issue of shares. Unless otherwise provided in the resolution of the General Meeting of shareholders, this authorization is irrevocable.
See Part II — Section 4.5 “Pre-emptive Rights” of this prospectus for a description of pre-emptive rights and the delegation to the Issuer’s Board of Directors of the authority to decide on the issue of shares and the exclusion of pre-emptive rights.
22.	MATERIAL CONTRACTS
The discussion in this section describes all material contracts the Issuer has entered into, other than in the ordinary course of business, during the two years prior to publication of this prospectus.
Separation Agreement with Schlumberger B.V.
The Issuer has maintained relations with the Schlumberger group by virtue of the master separation agreement (the “Separation Agreement”) between the Issuer and Schlumberger B.V. dated March 19, 2004. Under this contract, the two parties have organized their relations and responsibilities within the framework of the regrouping of the Cards and POS activities belonging to the Schlumberger group, their transferal to the Issuer and the withdrawal of Gemalto from the Schlumberger group (the “Reorganization”) in connection with the admission to trading of the Issuer’s shares on Eurolist by Euronext Paris (the “IPO”). The Separation Agreement will terminate 10 years from the closing date of the IPO, which occurred on May 20, 2004. For information about the risks relating to the Separation Agreement with Schlumberger B.V., see Risk Factors — Section 3.1 “Risks relating to the Separation Agreement with Schlumberger”.
The Reorganization involved operations in over 30 countries including, principally, Australia, Brazil, China, the Czech Republic, Colombia, Dubai, France, Germany, Great Britain, India, Italy, Japan, Malaysia, Mexico, the Netherlands, Panama, Russia, Singapore, Sweden, Turkey and the United States.
Within this framework and under the terms of the Separation Agreement, the Reorganization required a number of asset and share transfers. The main stages of the Reorganization were:

•	Activities of companies which fell within the scope of Gemalto’s business were separated from activities which fell outside the scope of its business. In certain cases, assets owned by a company belonging to the Schlumberger group which fell within the scope of Gemalto’s business were transferred to Gemalto or one of its subsidiaries. In other cases, assets owned by a company belonging to the Gemalto group which did not fall within the scope Gemalto’s business were transferred to the Schlumberger group.
•	Once these measures to define the scope of Gemalto’s business were complete, certain companies that only fell within the scope of Gemalto’s business were transferred to Gemalto or its subsidiaries by entities belonging to the Schlumberger group through share transfers. All of these share transfers were finalized in February 2004.
•	Other companies falling within the scope of Gemalto’s business were transferred prior to the IPO on May 17, 2004.
The main stipulations of the Separation Agreement are summarized below.
Remaining assets and liabilities
The commitments of Schlumberger and Gemalto remain in effect so long as there are contracts, assets or liabilities falling within the scope of Gemalto’s business that have not been transferred at the time of the Reorganization or that will remain with Gemalto, even if they fall within the scope of the business of the Schlumberger group. The aim of the Reorganization is, where possible, to carry out the complete transfer of Gemalto’s activities, excluding any Schlumberger activities. Until the date of transfer of such contracts, assets or liabilities to Gemalto or to Schlumberger, as the case may be, or in the event that they cannot be transferred or shall not be transferred as agreed by both parties, Schlumberger and Gemalto have agreed to cooperate and execute the contracts or manage the assets and liabilities in the name of and for the account of the other party, pursuant to the instructions of such party, who will receive all profits and bear all losses (including all taxes normally due, other than those due as a result of a tax reassessment, and which are covered by the tax indemnification mentioned below) resulting from these contracts, assets and liabilities, subject to certain limitations. The Separation Agreement also provides for the financial terms of the transfer of these residual assets and liabilities.
Non-solicitation and non-competition clauses
The Separation Agreement includes a reciprocal agreement not to compete with each other anywhere in the world for three years, limited to the respective activities of the two groups at the date of the IPO.
However, this non-competition agreement does not apply to any activities carried out by one of the parties in competition with the activities of the other representing less than 5% of Gemalto’s consolidated annual revenue for the prior financial year. Furthermore, any company belonging to the Schlumberger group may acquire a maximum interest of 30% or form a partnership, create a joint venture or enter into a cooperation agreement giving it the equivalent of an interest of 30% in the share capital of a company in competition with Gemalto. Schlumberger may also provide services related to microprocessor cards. In both cases, this exception will only be authorized in sectors related to the oil and gas industries and in sectors other than Gemalto’s main business sectors (except up to the limit of 5% of Gemalto’s annual revenue as stated above).
Indemnification
Under the Separation Agreement, Schlumberger has undertaken, until November 21, 2006 (a period of 18 months from the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO), to indemnify Gemalto for any direct loss and costs borne by Gemalto or one of its subsidiaries as a result of the Reorganization, including the transfers of assets, shares and intellectual property rights made pursuant to the Reorganization. Schlumberger has not, however, provided Gemalto with any warranties or guarantees in respect of the assets and liabilities that were formerly part of the Cards and POS businesses and were transferred as part of the Reorganization.

Schlumberger and Gemalto have undertaken, until May 21, 2009 (five years from the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO) to indemnify each other against any direct loss suffered by the other party relating to an activity that was transferred by such other party in the Reorganization.
In addition, Schlumberger has undertaken, as of May 21, 2004 (the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO), to indemnify the companies belonging to the Gemalto group against all third party claims relating to products and services provided by one of the Gemalto group’s companies prior to May 21, 2004. In order to benefit from this indemnity and to comply with Schlumberger’s relevant insurance policies, Schlumberger must have received notice of the claim before the settlement date or no later than the second anniversary of the settlement date. For all claims notified to Schlumberger by Gemalto before May 21, 2004, Schlumberger is obligated to indemnify Gemalto in full. For claims notified to Schlumberger after the settlement date but within a two-year period, Schlumberger is obligated to indemnify Gemalto for 60% of the direct loss suffered by Gemalto for such claim, up to a maximum total amount of $6.5 million.
Schlumberger and Gemalto have also agreed, until November 21, 2006 (18 months from the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO), to indemnify each other against any direct loss related to an employee claim based on such employee’s former participation in the business of the other party.
Pursuant to these aspects of the Separation Agreement, Gemalto has sent several notifications to Schlumberger. Gemalto and Schlumberger continue to collaborate in order to manage existing activities as best as possible.
Finally, Schlumberger and Gemalto have agreed to certain reciprocal tax indemnities as described below.
Schlumberger’s indemnification obligations will terminate in the event of a change of control of Gemalto, defined as the acquisition by a third party, or several parties acting in concert, of at least 50% of Gemalto’s share capital or voting rights or the direct or indirect control over Gemalto’s management. In such case, however, Gemalto’s indemnification obligations to Schlumberger will not terminate.
Transitional services
Schlumberger and Gemalto have agreed to share temporarily a limited number of support services, such as the sharing of certain offices and the provision of certain administrative services (such as payroll in certain countries, advisory in treasury and foreign exchange risk management, IT support and accounting).
The Separation Agreement sets out in detail all of the services provided in the aforementioned areas by Schlumberger to Gemalto as well as those, which are more limited, provided by Gemalto to Schlumberger. All of these services are billed at cost on a monthly basis under normal market terms.
The provision of these services is limited to 18 months from the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO, or until November 21, 2006, for administrative services and to 12 months from the same date, or until May 21, 2005, for the sharing of administrative and marketing offices, with the exception of certain offices for which both parties have agreed to a longer duration, in particular Gemalto’s offices located in Montrouge, France, for which the lease sharing period was set at 23 months (such offices now being located at Meudon, France: see note 30 — “Commitments and contingencies” under Part II — Section 20.1.5 “Notes to the consolidated financial statements for the period ended December 31, 2005”). Any transitional services provided by either party may be terminated upon three months’ notice.
Employees
In general, Gemalto’s employees will no longer be able to benefit from the advantages offered to employees of the Schlumberger group, in particular supplementary health insurance, or to benefit from Schlumberger’s employee savings and stock options plans.

Tax matters
In addition to the aforementioned commitment by Schlumberger to bear the transfer costs of the Reorganization, including related tax charges, the Separation Agreement sets out a number of commitments for one or the other of the parties relating to the tax implications of the Reorganization and the IPO. The Separation Agreement also contains certain indemnification commitments by Schlumberger as regards tax matters.
The Separation Agreement also covers the tax implications of the exit of Gemalto from any existing Schlumberger tax integration arrangements or tax groups. In particular, it provides that neither party will be liable to the other for any indemnity in connection with Gemalto’s exit from such arrangements or groups.
Intellectual property rights
Under the Separation Agreement, Schlumberger has committed to transfer to Gemalto all intellectual property rights relating to the Cards and POS divisions and to indemnify Gemalto for all costs relating to these transfers.
Schlumberger and Gemalto have also agreed to enter into a reciprocal license for intellectual property (other than trademarks and internet domain names) that was developed by either of the parties. Gemalto may use the reciprocal license only for activities relating to its Cards and POS divisions, while Schlumberger may use the reciprocal license for any activities not relating to any of Gemalto’s business activities at the closing date of the IPO. The reciprocal license is irrevocable, non-exclusive, royalty-free, non-transferable with no right to sub-license and is agreed to with effect from the closing date of the IPO. The term and geographical scope of this reciprocal license is determined by the related intellectual property right. Neither party may sell to third parties any intellectual property rights which compete with the other’s intellectual property rights under the reciprocal license.
Gemalto acknowledges that Schlumberger has already granted licenses prior to the Reorganization or may in the future grant sub-licenses to third parties relating to Gemalto’s intellectual property in the context of a sale to these third parties of Schlumberger businesses. In both cases, Gemalto has agreed to continue the existing licenses or to enter into new licenses with these third parties in its name, as well as to authorize Schlumberger, if necessary, to grant sub-licenses to third-party buyers, on the condition that Gemalto’s intellectual property rights concerned by these sub-licenses are used within the framework of the transferred assets at the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO.
Other commitments
Under the Separation Agreement, Gemalto has agreed to provide Schlumberger with preferential contractual conditions in the context of potential future commercial agreements between the two groups, so that Schlumberger may benefit from the same terms and benefits (such as price and warranties) that are extended to third parties.
Termination of the Separation Agreement
The Separation Agreement will terminate 10 years from the settlement date of the Gemalto shares sold by Schlumberger as part of the IPO, on May 21, 2014.
Gemalto’s analysis of the Reorganization and more specifically of the consequences of the Reorganization on all of the major contracts in which Gemalto is involved leads to the conclusion that there is nothing to its knowledge to suggest that the Reorganization may have a significant impact on Gemalto’s financial situation or production.
A presentation of the main companies belonging to the Gemalto group following the Reorganization can be found in Part II — Section 7.2 “List of the Issuer’s significant interests” of this prospectus. For a more detailed description of the Separation Agreement, see the prospectus registered by the AMF on March 22, 2004 under reference number I. 04-037.

The Combination Agreement
The Issuer entered into the Combination Agreement with Gemplus, TPG and the Quandt Family in the context of the Combination between Gemalto and Gemplus, as described in Part I — “The Combination” of this prospectus.
The Contribution in Kind Agreements
The Issuer entered into Contribution in Kind Agreements with each of TPG and the Quandt Family in the context of the Combination between Gemalto and Gemplus, as described in Part I — “The Combination” of this prospectus.
23.	THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTEREST
No statement or report attributed to a person acting as an expert is included in this prospectus.
Part II — “Information Regarding the Issuer” of this prospectus presents Gemalto, the Gemalto group as a whole and its card (“Cards”) and point-of-sale terminals (“POS”) divisions. Given the method of coverage by independent companies specializing in the sectors in which Gemalto operates, several sources have been used in this prospectus so as to favor the most recent resources and provide both historical and future data for the sector as a whole and certain sub-segments.
Unless stated otherwise, market share, ranking, forecasts and all other market data contained in this document are based either on independent industry publications or other published independent sources that, in each case, Gemalto believes to be reasonable sources of information: (a) volume data and rankings for the overall microprocessor card and chip card shipments are based on the World Smart Card Markets report (reference F266-33) published by Frost & Sullivan in December 2005 and on the Market Focus: Chip Card and Semiconductor Vendors, Worldwide, 2004 report (ID Number G00127727) published by Gartner in May 2005; (b) market segment size, volumes, rankings and forecasts for the mobile communication applications are based on the World SIM Smart Card Market report (reference F269-33) published by Frost & Sullivan in October 2005; (c) market segment size, volumes, rankings and forecasts for the financial services applications are based on the World Banking (Financial & Loyalty) Smart Card Market (reference F268-33) report published by Frost & Sullivan in September 2005; (d) volumes and rankings for all applications other than mobile communication or financial services are based on the World Government & ID (Government Employee, National ID & Healthcare) Markets report (reference 6942-33) published by Frost & Sullivan in February 2005, the World Contactless Smart Card Markets report (reference F275-33) published by Frost & Sullivan in January 2006, the World Corporate Security (Logical & Physical Access Control) Markets report (reference F267-33) published by Frost & Sullivan in August 2005, the World Pay TV Markets report (reference 6926-33) published by Frost & Sullivan in November 2004, and The Nilson Report (Issue #844) published in October 2005 (the “Nilson Report”); and (e) market size, market shares, rankings and forecasts for the point-of-sale terminals segment are based on the World EFT POS Terminals Markets report (reference F401-11) published by Frost & Sullivan in October 2005. In each case, Gemalto believes it has used the most recent independent industry data available at the time this prospectus was prepared. Gemalto has also sought to use industry data which is organized as closely as possible to the way it organizes its own business. This information has been accurately reproduced and, as far as Gemalto is aware and is able to ascertain from information published by that third party, no facts have been omitted which would render the reproduced information inaccurate or misleading.
Where independent publications or other sources were not available, Gemalto has provided information based on its own knowledge of the market. This information has not been verified by an independent expert and the Issuer cannot guarantee that a third party using different methods to assemble, analyze or compute market data would obtain or generate the same result.
More generally speaking, market share data may change and, by the very nature of the fragmented and dynamic marketplace we operate in, cannot usually be verified with complete certainty.
24.	DOCUMENTS ON DISPLAY
For the life of this prospectus, the following documents may be inspected as indicated below:

•	The Issuer’s updated Articles of Association are available for inspection in Dutch, English (unofficial translation) and French (unofficial translation) at the Issuer’s address at Koningsgracht Gebouw 1, Joop Geesinkweg 541-542, 1096 AX Amsterdam, the Netherlands, at Axalto International S.A.S., the Issuer’s French subsidiary, whose registered office is located at 6 rue de la Verrerie, 92190 Meudon, France, and on the Issuer’s website (www.gemalto.com) (a certified translation in French of the Issuer’s Articles of Association was initially filed with the registry of the Paris Commercial Court on April 27, 2004 under number 00009787, a free translation in French of the Issuer’s revised Articles of Association was filed with the registry of the Paris Commercial Court on June 6, 2006 under number 47427);
•	historical financial information covering Gemalto for each of the two financial years preceding publication of this prospectus;
•	minutes of the Issuer’s General Meetings of shareholders, the annual accounts and the annual report are available for inspection at the above addresses and on the Issuer’s website; and
•	minutes of the General Meeting of shareholders shall be made available to shareholders on the Issuer’s website, within a maximum of three months of the date of the General Meeting of shareholders.
25.	INFORMATION ON HOLDINGS
The Issuer does not hold a proportion of the capital of any undertaking likely to have a significant effect on the assessment of its own assets and liabilities, financial position or profits and losses, other than as provided under Part II — Section 7 “Organizational structure” of this prospectus.

PART III. INFORMATION REGARDING THE NEW SHARES
1.	PERSONS RESPONSIBLE
See Part II — Section 1 “Persons Responsible” of this prospectus.
2.	RISK FACTORS
See Part II — Section 4 “Risk Factors” of this prospectus.
3.	KEY INFORMATION
3.1.	Working capital Statement
The Issuer declares that, from its perspective, its net working capital, defined as the capacity to obtain cash and other sources of liquidity, is adequate to meet its obligations over the next twelve months, as from the date of this prospectus.
3.2.	Capitalization and indebtedness
Total consolidated capitalization and net liquidity as of March 31,2006 amounts respectively to $714,311 and $218,441. Such figures are presented according to the form provided by CESR recommendations (CESR/05-054b, paragraph 127).
3.2.1.	Capitalization and Indebtedness
In thousands of US$

Total Current debt	2,231

- Guaranteed	329
- Secured	1,554
- Unguaranteed/ Unsecured	348

Total Non-Current debt (excluding current portion of long — term debt)	5,217

- Guaranteed	5,217
- Secured	—
- Unguaranteed/ Unsecured	—

Shareholder’s equity:

Share capital & share premium	613,456
Treasury shares, fair value & other reserves and cumulative translation adjustment	(9,765)
Retained earnings, including the profit for the year ended December 31, 2005	110,620
Total (minority interest excluded)	714,311

3.2.2.	Net liquidity/(indebtedness)
In thousands of US$

A. Cash	37,397
B. Cash equivalent	188,492
C. Trading securities	—
D. Liquidity (A)+(B)+(C)	225,889

E. Current Bank debt	1,060
F. Current portion of non-current debt	1,171
G. Other current financial debt	—
H. Current Financial Debt (E)+(F)+(G)	2,231

I. Net Current liquidity/(indebtedness) (D)+(H)	223,658

J. Non-current Bank loans	5,217
K. Bonds issued	—
L. Other non-current loans	—
M. Non-current Financial Indebtedness (J)+(K)+(L)	5,217

N. Net Liquidity (I)+(M)	218,441
There is no indirect or contingent indebtedness.
3.3.	Interest of natural and legal persons involved in the issue
No natural or legal person involved in the issue of the New Shares has any conflicting interest that is material to the Issuer.
It is nonetheless reminded that Deutsche Bank has been engaged by Gemalto to act as its financial advisor (the “Financial Advisor”) in the context of the Combination. The Financial Advisor and its affiliates have from time to time engaged in, and may in the future engage in, commercial banking, investment banking and financial advisory transactions and services in the ordinary course of their business with the Issuer or any parties related to the Issuer. With respect to some of these transactions and services, the sharing of information is generally restricted for reasons of confidentiality, internal procedures or applicable rules and regulations (including, but not limited to, those issued by the AFM and the French AMF). The Financial Advisor has received and will receive customary fees and commissions for these transactions and services and may come to have interests that may not be aligned or could potentially conflict with those of the Issuer, its shareholders or potential investors.
3.4.	Reasons for the Admission to Trading
This prospectus is published in connection with the Admission to Trading, at the request of Gemalto, of 21,985,104 New Shares representing approximately 35.14% of the share capital and 35.29% of the voting rights of Gemalto on Eurolist by Euronext Paris.
The New Shares have been issued in connection with the Contribution in Kind by TPG and the Quandt Family of all of their Gemplus shares, representing approximately 43.44% of the share capital and 43.49% of the voting rights of Gemplus, contributed to Gemalto in connection with the Combination of Gemalto and Gemplus, as described in Part I — “The Combination” of this prospectus.
4.	INFORMATION CONCERNING THE NEW SHARES TO BE ADMITTED TO TRADING

4.1.	Description of the type and the class of the New Shares being Admitted to Trading - isin
The New Shares and the Existing Shares are all of the same class and are identical to each other.
The New Shares are, however, subject to a contractual lock-up, as described in Part III — Section 4.8 “Restrictions on the Free Transferability of the New Shares” of this prospectus.

Share name:	Gemalto
ISIN code:	NL 0000400653
Symbol:	GTO
Euroclear/Clearstream common code:	019223973
Share registry services
The Issuer’s shareholder register is kept by:
Netherlands Management Company B.V.
Parnassustoren, Locatellikade 1, 1076 AZ Amsterdam, the Netherlands
4.2.	Legislation under which the New Shares have been created
The New Shares have been issued under Dutch law. The Shares are not listed on a regulated market in the Netherlands. The Existing Shares are listed on Eurolist by Euronext Paris. In this respect, certain French legislative and regulatory provisions also apply to the Issuer, as described in Part II — Section 5.1.4 “Domicile, legal form and applicable legislation” of this prospectus.
4.3.	Indication of whether the New Shares are in registered form or bearer form and whether the New Shares are in certificated form or book-entry form
All of the New Shares are registered shares and no certificates representing the New Shares may be issued.
The Shares are either registered directly on the Issuer’s shareholder register or in an account via Euroclear France through an account holder or a financial intermediary. In the case of the latter, such Shares are entered in the Issuer’s shareholder register in the name of Euroclear France.
4.4.	Currency of the New Shares
The New Shares are denominated in euros.
4.5.	Description of the rights attached to the New Shares, including any limitations of those rights, and procedure for the exercise of those rights
Dividend Rights and the Issuer’s Dividend Policy
Stipulations relating to the distribution of profits and dividends by the Issuer to its shareholders are provided in articles 32 to 35 of its Articles of Association.
Following adoption of the Issuer’s annual accounts by the General Meeting of shareholders, the Issuer may distribute profits, provided that the financial statements show that this is permissible. The Issuer may only pay dividends insofar as its equity exceeds the sum of the issued share capital and the mandatory statutory reserves.
The Board of Directors determines, with due observance of the Issuer’s policy on additions to reserves and on distribution of profits, and taking into account the legal provisions relating to mandatory statutory reserves, what portion of the profit shall be retained by way of reserve. The portion of the profits that shall not be reserved shall be at the free disposal of the General Meeting of shareholders. The General Meeting of shareholders is empowered either to distribute or to withhold in whole or in part the portion of the profits that is at its free disposal. The General Meeting of shareholders may also resolve, upon the recommendation of the Board of Directors, to make distributions charged to the share premium reserve or charged to the other reserves shown in the annual accounts which are not prescribed by the law.
The Board of Directors determines the terms of distributions to shareholders. Subject to having obtained, in accordance with the Articles of Association, the authorization of the General Meeting of shareholders to issue shares, the Board of Directors may grant shareholders the option to choose distribution of dividends in cash or in shares. Before the annual accounts are adopted by the General Meeting of shareholders, the Board of Directors may, at its own discretion and subject to the provisions of Section 105, subsection 4 of Book 2 of the Dutch Civil Code and with due observance of the Issuer’s policy on additions to reserves and on distribution of profits, resolve to distribute one or more interim dividends to shareholders.
The Articles of Association state that the Board of Directors determines the date and the place or places of the distribution of dividends, it being stipulated that there will be at least one place of payment in each country in which the Issuer’s shares are admitted to trading on a regulated market (officiële notering). Persons entitled to a dividend are those registered on the Issuer’s shareholder register at a date determined by the Board of Directors. The payment of dividends and the place of payment are published in a daily national newspaper in the Netherlands and in each country where the shares are admitted to trading on a regulated market.
The Issuer’s current policy on additions to reserves and dividends is that the amount of dividends to be paid by the Issuer to its shareholders shall be determined by taking into consideration the Issuer’s capital requirements, return on capital, current and future rates of return and market practices, notably in its business sector, as regards the distribution of dividends.
The Issuer did not pay any dividend in 2005 in respect of the 2004 financial year, as the Board of Directors has determined with due observance of the Issuer’s policy on additions to reserves and dividends to appropriate the profits to the retained earnings. Furthermore, the Issuer has indicated it will not pay a dividend in 2006 in respect of the 2005 financial year, as the Board of Directors has determined with due observance of the Issuer’s policy on additions to reserves and distributions of dividends to appropriate the profits to the retained earnings.
It is currently contemplated that Gemalto will maintain its policy on dividends distribution. Nevertheless, Gemalto does not exclude the possibility of reviewing this policy anew in light of its new status on financial markets. Gemalto’s new dimension could facilitate its access to capital markets and thus reduce its reserve needs for the financing of the activities and growth of a highly technological company such as Gemalto.
Rights relating to cash dividends or interim dividends distributed but which have not been collected within five years after becoming due and payable shall revert to the Issuer.
When a dividend is paid in the form of shares, any shares in the Issuer that have not been claimed within a period determined by the Board of Directors shall be sold on behalf of the persons entitled to the distribution who failed to claim the shares. The period and the terms of the sale shall be announced in a national daily newspaper in the Netherlands and a national daily newspaper in each country where the shares are admitted to trading on a regulated market. The net proceeds from the sale are made available to the above persons in proportion to their entitlement. Dividends that have not been claimed within five years after the date of the initial distribution in the form of shares shall revert to the Issuer.
See Part II — Section 20.6 “Dividend Policy and Tax Situation of Shareholders Residing in France” of this prospectus for a discussion of tax consequences under French and Dutch law pertaining to the Issuer’s dividend policy.
Voting Rights
At the general meeting each share confers the right to cast one vote. Unless otherwise stated in the law or the Articles of Association, resolutions shall be adopted by an absolute majority of votes cast in a general meeting in which at least one-fourth of the issued share capital is represented. Blank and invalid votes shall not be counted. If the required issued share capital is not represented, the Board of Directors may convene a further general meeting, to be held within four weeks after the first general meeting, at which resolutions may be adopted by an absolute majority of the votes cast, irrespective of the share capital represented. Blank and invalid votes shall not he counted. Also if the Articles of Association provide for a quorum that is larger than one-fourth of the issued share capital and such quorum is not present, a second meeting may be convened, unless the Articles of Association provide otherwise, at which resolutions may be adopted by an absolute majority of the votes cast, irrespective of the share capital represented.

The Issuer may not cast any votes at a general meeting in respect of shares that it or any of its subsidiaries hold. For the purpose of determining how many shareholders are voting, present or represented, or how much capital is represented at a general meeting, such shares are not taken into account.
Shareholders entitled to vote and holders of a right of usufruct or a right of pledge entitled to vote or their proxies who wish to exercise their right to vote or to attend the general, must sign an attendance list.
Under the Articles of Association, a resolution by the General Meeting of shareholders
•	to amend the Articles of Association;
•	on a statutory merger (juridische fusie);
•	on a legal demerger (juridische splitsing); and
•	on the dissolution of the Issuer
is capable of being passed upon a proposal by the Board of Directors with a two/thirds majority of the votes cast at a General Meeting of shareholders, at which at least one-third of the issued and outstanding share capital is represented.
Pre-emptive Rights
With the exception of shares issued against a non-cash contribution or shares issued in connection with employee offerings, each shareholder has a pre-emptive right proportional to the number of shares it owns. The General Meeting of shareholders can, upon the proposal of the Board of Directors, limit or exclude such pre-emptive rights. The General Meeting of shareholders can also authorize the Board of Directors to limit or exclude pre-emptive rights, provided that the Board of Directors can only exercise such authority if at that time it also has authority to resolve upon the issue of shares. Any such authority granted to the Board of Directors shall be for a period of no more than five years, subject to renewal. A resolution of the General Meeting of shareholders to limit or exclude pre-emptive rights or to designate the Board of Directors as authorized to resolve upon limiting or excluding of pre-emptive rights requires the approval of at least two-third of the votes cast in a General Meeting of shareholders if in such meeting less than one-half of the issued share capital is represented.
The procedures described above also apply to the granting of rights to subscribe for the Issuer’s shares, but not to the issuing of shares to a person exercising a previously-granted right to subscribe for such shares.
By a shareholders resolution dated March 18, 2004, the Board of Directors has been authorized until March 18, 2009 to (i) issue shares and grant rights to subscribe for shares (within the limits of the Issuer’s authorized share capital) and to determine the conditions of any such issuance or grant (see also Part II — Section 21.2.8 “Conditions governing changes in the capital” of this prospectus) and (ii) limit or exclude pre-emptive rights in connection with an issue of shares or a grant of a right to subscribe for shares.
Liquidation
In the event of the Issuer’s winding-up and liquidation, after payment of all debts, including those related to the liquidation, any assets then remaining shall be distributed among the shareholders in proportion to their shareholdings.
Acquisition by the Issuer of Shares in its Own Capital
Dutch Law
In accordance with Dutch law and the Articles of Association, the Issuer may acquire shares in its own share capital either for no consideration or for valuable consideration, if and in so far as:

•	the Issuer’s shareholders’ equity less the purchase price for these shares does not fall below the sum of the paid-up and called up share capital and any reserves, which must be maintained pursuant to Dutch law, and
•	the aggregate par value of the shares that the Issuer acquires, holds or on which it holds a right of pledge, directly or via its subsidiaries, amounts to no more than one-tenth of the aggregate par value of the issued share capital, and
•	the General Meeting of shareholders has authorized the Board of Directors to acquire such shares, which authorization may be given for a period of no more than eighteen months and which authorization must state the maximum number of shares the Issuer may acquire, the methods of acquisition and the purchase price thresholds).
Notwithstanding the above stipulations, the Issuer may purchase its own shares without the authorization of the General Meeting of shareholders for the purpose of transferring these shares to employees of the Issuer or of a group company (groepsmaatschappij) pursuant to an employee shareholding plan.
No voting rights are attached to shares held by the Issuer or by one of its subsidiaries or to shares in which the Issuer or one of its subsidiaries holds share certificates.
Subject to the provisions laid down by law and on the recommendation of the Board of Directors, the General Meeting of shareholders may decide to cancel shares or share certificates acquired by the Issuer.
Dutch market abuse regulations
Pursuant to Section 46b of the Dutch 1995 Act on the Supervision of the Securities Trade, the Issuer may not acquire shares in its own capital if such acquisition would constitute market manipulation. EC regulation No. 2273/2003 of December 22, 2003 implementing Directive 2003/6/EC of the European Parliament and of the Council as regards exemptions for buy-back programs and stabilization of financial instruments (the “Buy-back and stabilization Regulation”) provides a safe harbor for share buy-back programs. Subject to certain requirements of the Buy-back and stabilization Regulation, the Issuer may benefit from the safe harbor if the sole purpose of the buy-back program is (i) to reduce the Issuer’s share capital, (ii) to meet obligations arising from debt financial instruments which are exchangeable into shares of the Issuer or (iii) to meet obligations arising from employee share option programs or other allocations of shares to employees of the Issuer or of an associate company.
French regulations
As the Existing Shares are admitted to trading on a regulated market in France, the Issuer is also subject to the regulations summarized below.
Pursuant to articles 241-1 et seq. of the General Regulations of the French AMF, the purchase by a company of its own shares is subject, in principle, to the prior publication of a description of the share buy-back program.
In accordance with articles 631-1 et seq. of the General Regulations of the French AMF, a company may not purchase its own shares for the purposes of market manipulation. The Buy-back and stabilization Regulation provides issuers with a safe-harbor within the framework of share buy-back programs as described above.
A company is required to inform the market of all transactions carried out within the framework of the share buy-back program no later than seven trading days after the execution date (except for shares held pursuant to a liquidity agreement complying with the charter of ethics of the Association française des entreprises d’investissement approved by the French AMF and executed with an investment services provider acting independently). This information is communicated on the Issuer’s website or the French AMF website.

Authorization of the Board of Directors to initiate a share buy-back program
Pursuant to a shareholders resolution dated March 18, 2004, the General Meeting of shareholders has authorized the Board of Directors to cause the Issuer to acquire, whether as on or off financial market purchase, shares in the share capital of the Issuer up to a maximum as permitted under Dutch law for a period of eighteen months up to and including November 17, 2005, on such dates and in such tranches as the Board of Directors may deem appropriate. All in accordance with applicable provisions of Dutch law and the Articles of Association and against a purchase price per share which shall not be less than the par value of the shares to be repurchased and not be more than 110% of the average closing share price per share of the Issuer on Eurolist by Euronext Paris in the five business days preceding the date on which the shares concerned are acquired by the Issuer.
Pursuant to a decision of the General Meeting of shareholders on May 11, 2005, the General Meeting of shareholders has granted the aforementioned authorization to the Board of Directors for a period of eighteen months ending on November 11, 2006.
Initiation of a share buy-back program by the Board of Directors
In accordance with the shareholders resolution dated March 18, 2004, the Board of Directors decided on February 25, 2005 to initiate a share buy-back program.
The note d’information prepared by the Issuer pursuant to article 241-2-II of the General Regulations of the French AMF has received visa n° 05-325 dated April 29, 2005 from the French AMF.
The main elements of this buy-back program are as follows:
French AMF visa: n° 05-325 dated April 29, 2005.
Issuer: Gemalto (then Axalto Holding N.V.)
Securities: Gemalto shares (ISIN code NL0000400653).
Maximum percentage authorized by the Board of Directors to be bought back: 10% of the issued share capital, it being specified that Gemalto may not hold at any time more than 310,000 shares to be affected pursuant to the objectives of the buy-back program set forth below.
Maximum acquisition price per share: the lesser of (i) €30 and (ii) 110% of the average closing share price of the Gemalto share for the last 5 trading days preceding the buy-back.
Minimum acquisition price per share: nominal value of the Gemalto share (that is, €1 per share).
Objectives of the buy-back program:
(i)	to animate the secondary market of the Gemalto share (provided that no more than 110,000 shares may be held at any time for that purpose), such objective being carried out by an investment services provider pursuant to a liquidity agreement complying with the charter of ethics of the Association française des entreprises d’investissement approved by the French AMF; and

(ii)	to grant shares to employees under the terms and arrangements prescribed by law, including within the context of participation by the employees in the results of the Issuer’s expansion, of share purchase option schemes or through an Issuer savings plan (provided that no more than 200,000 shares may be acquired for that purpose).
Duration of the buy-back program: eighteen months as from the date of the start of trading of the Gemalto shares on the Premier Marché (now the Eurolist) of Euronext Paris, that is, until November 17, 2005 (included).

On September 2, 2005 and April 28, 2006 the Board of Directors modified the terms of the liquidity program, so as to:
•	extend the duration of the liquidity program, in accordance with the authorization by the annual General Meeting of shareholders held on May 11, 2005, until November 11, 2006;
•	increase the maximum price for the Issuer to acquire shares in its own share capital from €30 up to €45 per share, all in accordance with applicable provisions of Dutch law, the Articles of Association and the authorization by the annual General Meeting of shareholders held on May 11, 2005;
•	increase the maximum number of shares that the Issuer may own in its own share capital at any point in time, pursuant to the market making objective, from 110,000 shares up to 200,000 shares.
On May 31, 2006, the Issuer held 263,056 of its own shares.
Convertible securities, exchangeable securities or securities with warrants
Other than those described in Part II- Section 17.3 “Arrangements for involving the employees in the capital of the Issuer” of this prospectus, there are no other securities conferring the right to the Issuer’s share capital as per December 31, 2005.
4.6.	Statement of the resolutions, authorizations and approvals by virtue of which the New Shares have been issued
On March 10, 2004, the General Meeting of shareholders authorized the Board of Directors to (i) issue shares and grant rights to subscribe for shares (within the limits of the Issuer’s authorized share capital) and to determine the conditions of any such issuance or grant and (ii) limit or exclude pre-emptive rights in connection with an issue of shares or a grant of rights to subscribe for shares.
Gemalto’s Board of Directors met on December 6, 2005 and unanimously approved the Combination, as described in Part I “The Combination” of this prospectus. Consequently, in accordance with applicable Dutch law, the Board of Directors convened a General Meeting of shareholders in order to submit the terms of the Combination for shareholder approval.
On January 31, 2006 the General Meeting of Shareholders approved, with the requisite majority, the Combination and all the operations necessary to carry out the Combination.
The Board of Directors of Gemalto met again on April 11, 2006 and expressly authorized Olivier Piou, Chief Executive Officer of Gemalto, to take any decisions and measures necessary or that he deems to be useful to carry out the terms of the Combination, including the issue of the New Shares.
Being authorized by the Board of Directors, and having the approval of the General Meeting of shareholders, Olivier Piou issued the New Shares on June 2, 2006.
4.7.	issue date of the New Shares and expected date of admission to trading
The New Shares were issued on June 2, 2006. The Issuer expects that the Admission to Trading of the New Shares will occur promptly upon the provision by the AFM of a notification of the approval of this prospectus, together with a copy of the approved prospectus, to the French AMF.
4.8.	Restrictions on the free transferability of the New Shares
The Articles of Association contain no restriction on the free transferability of the securities that comprise the Issuer’s share capital.

However, pursuant to the Combination Agreement, TPG and the Quandt Family agreed and committed not to dispose, transfer or otherwise commit to a transfer, directly or indirectly, of any of the New Shares received in connection with the Contribution in Kind (the “Lock-Up”) for a period expiring on the ninetieth calendar day following the completion of the Contribution in Kind, i.e. August 31, 2006 (the “Lock-Up Period”).
Following the expiration of the Lock-Up Period, TPG and the Quandt Family shall each have the right to dispose, at any time, any or all of the New Shares received in connection with the Contribution in Kind, subject to restrictions imposed by applicable laws and as set forth in the Contribution Agreements.
Should TPG or the Quandt Family elect to dispose of any or all of its Gemalto shares, TPG or the Quandt Family, as the case may be, shall inform the Issuer in advance of its intention to sell such shares of Gemalto, it being understood that Gemalto shall keep such information strictly confidential.
See Part I — “The Combination” of this prospectus for a more detailed description of the Combination and the Contribution in Kind.
4.9.	Mandatory takeover bids and/or squeeze-out and sellout rules in relation to the New Shares
Under Dutch law there is currently no statutory obligation for a shareholder whose interest in the Issuer’s share capital or voting rights passes a certain threshold to launch a public offer for all or part of the shares in the Issuer. There is no obligation for a person required to declare his/her interest in the Issuer’s share capital or voting rights to declare his/her intentions for the coming months.
However, when the EU ‘Takeover’ Directive (2004/25/EC) is implemented in the Netherlands, a shareholder who has acquired an interest in the Issuer’s share capital or voting rights that exceeds a certain threshold will be obliged to launch a public offer for all outstanding shares in the Issuer’s share capital unless an exception applies. The legislative proposal that was submitted on December 23, 2005 for the implementation of the EU ‘Takeover’ Directive in the Netherlands proposes to set such threshold at 30%.
The Articles of Association of the Issuer provide that any person who is required to give notice under the Disclosure of Holdings Act (as described in Part II — Section 21.2.7 “Ownership thresholds above which shareholder ownership must be disclosed”) of a direct or indirect acquisition of an interest in the Issuer’s capital or voting rights, from which it follows that the percentage of capital interest of voting rights held by such person has passed a threshold of 25% (or, after the replacement of the Disclosure of Holdings Act by the Act on Disclosure as described in Part II — Section 21.2.7 “Ownership thresholds above which shareholder ownership must be disclosed”, a threshold of 33%) (a ‘Substantial Interest Holder‘) will not be entitled to exercise his/her voting rights unless the Substantial Interest Holder has launched (or caused to be launched) an unconditional public offer to purchase, at a fair price, all issued and outstanding shares in the Issuer’s share capital, as well as all issued and outstanding financial instruments giving rights to shares in the Issuer’s capital or voting rights.
Any shareholder who qualifies as a Substantial Interest Holder may, instead of launching a public offer as described above, request the Issuer to designate one or more persons who are unconditionally prepared to purchase from the Substantial Interest Holder the number of shares by which his/her holding exceeds the threshold of 25% (or 33%, if applicable) against a purchase price in cash to be determined by an independent expert designated jointly by the Issuer and the Substantial Interest Holder, or, if no agreement is reached within ten days after the request is made, by the Chairman of the Royal Institute of Registered Accountants (Koninklijk Nederlands Instituut van Registeraccountants). The Substantial Interest Holder may revoke his/her request at any time and/or refuse to sell the shares stated in the request sent to the Issuer. In each case, voting rights will remain suspended until the Substantial Interest Holder has made a public offer as described above. If the Issuer fails to comply with such a request within three months of receipt, the voting rights of the shareholder concerned will revive. In this case, the shareholder will be deemed to have made a public offer for purposes of the Articles of Association.
A shareholder holding shares which under the Disclosure of Holdings Act (or, after replacement, the Act on Disclosure) must be taken into account by a Substantial Interest Holder (a “Co-Substantial Interest Holder”) must without delay notify the Issuer of his identity and of the identity of the Substantial Interest Holder. A Substantial Interest Holder must without delay notify the Issuer of any Co-Substantial Interest Holder. Any Co-Substantial Interest Holder shall not be entitled to the voting rights attached to any of his shares, unless the Co-Substantial Interest Holder or the Substantial Interest Holder concerned has launched, or caused to be launched, a public offer as described above.
If a shareholder holds shares in the course of its normal business as a custodian and if those shares must under the Disclosure of Holdings Act (or, after replacement, the Act on Disclosure) be taken into account by a Substantial Interest Holder, then such custodian shall not be entitled to the voting rights attached to any of his shares from the day we have notified him to that effect until the day we have notified him that such rights revive. This suspension of voting rights shall not apply if the Substantial Interest Holder has made a public offer as described above.
The obligations mentioned in the preceding paragraphs do not apply to the Issuer or to persons who have been made exempt from these obligations in accordance with the conditions and limitations determined by the Board of Directors, taking into account the interests of all shareholders and all other persons who, pursuant to the law or the Articles of Association, are associated with the Issuer. This exemption can only be granted if the Board of Directors determines that such exemption is required to facilitate an orderly disposal of shares causing the threshold of 25% (or 33%, if applicable) to be exceeded.
Dutch Squeeze-out Proceedings
Pursuant to article 2:92a of the Dutch Civil Code, a shareholder who for its own account holds at least 95% of the Issuer’s issued share capital may institute proceedings against the Issuer’s joint other shareholders (gezamenlijke andere aandeelhouders) for the transfer of the shares held by those other shareholders. The proceedings are held before the Enterprise Chamber of the Court of Appeal in Amsterdam (ondernemingskamer van het gerechtshof te Amsterdam) and must be instituted by means of a writ of summons served upon the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). If the claim for a squeeze-out is allowed, it is allowed in relation to all minority shareholders. The Enterprise Chamber and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will advise the Enterprise Chamber on the value of the shares to be transferred. Once the order to transfer of the Enterprise Chamber has become final, the person acquiring the shares shall give written notice of the purchase price and the date and place of payment to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to him, he shall also publish the same in a daily newspaper with a national circulation.
With the implementation of the EU ‘Takeover’ Directive, the rules for squeeze-out procedures will be supplemented. The legislative proposal for the implementation of the EU ‘Takeover’ Directive explicitly confirms that the offeror under a public offer is also entitled to start a squeeze-out procedure if it holds on its own account 95% issued share capital and voting rights. A claim for a squeeze-out must be filed with the Enterprise Chamber within three months after the end of the period for tendering shares in the public offer. If the Enterprise Chamber allows the claim, it will determine a fair price to be paid for the shares. If the public offer was a mandatory public offer, the price offered for the shares in the public offer will, in principle, be deemed to be a fair price for the squeeze-out. In the event of a voluntary public offer, the price offered for the shares in the public offer will also, in principle, be deemed to be a fair price for the squeeze-out, provided that 90 percent of the shares to which the public offer related have been acquired at such a price in the public offer. Alternatively, the Enterprise Chamber may decide to appoint one or three experts to advise on the value of the shares to be transferred. For the case that the offeror in a public offer does not file a claim for a squeeze-out, the legislative proposal for the implementation of the EU ‘Takeover’ Directive also entitles those minority shareholders that have not already tendered their shares in the public offer to the right of a squeeze-out. This right will be conditional on the offeror in the public offer having acquired 95% of the share capital representing at least 95% of the voting rights. The same procedure as for squeeze-out procedures initiated by the offeror in the public offer applies to the price and the claim also needs to be filed with the Enterprise Chamber within three months after the end of the period for tendering shares into the public offer.

4.10.	An indication of public takeover bids by third parties in respect of the Issuer’s equity, which have occurred during the last financial year and the current financial year.
No third parties have initiated any public takeover bids for the Issuer’s shares during the past financial year or the current financial year, as of the date of this prospectus.
4.11.	Information concerning withholding taxes
Dividends paid by the Issuer generally are subject to a withholding tax imposed by the Netherlands at a rate of 25%. The Issuer is responsible for the withholding of taxes at the source. The term ‘dividends paid’ as used herein includes, but is not limited to:
•	Dividends in cash or in kind, deemed and constructive distributions;
•	Liquidation proceeds, proceeds from the redemption of paid-up capital (gestort kapitaal) or, as a rule, consideration for the repurchase of shares by the Issuer in excess of the average paid-up capital recognized for Dutch dividend withholding tax purposes;
•	The par value of shares issued to a shareholder or an increase of the par value of already issued shares, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made;
•	Partial repayment of paid-up capital (gestort kapitaal) which (i) is not recognized as such for Dutch dividend withholding tax purposes or (ii) is recognized as such for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst) within the Issuer, unless the General Meeting of shareholders has resolved in advance to make such repayment and provided that the par value of the shares concerned has been reduced by an equal amount by way of an amendment to the Articles of Association.
Shareholders residing in a country other than the Netherlands may, if provided by an applicable tax treaty, be eligible for a full or partial exemption from, or refund of, Dutch dividend withholding tax.
Under the Treaty, dividends paid by the Issuer to a shareholder not residing in the Netherlands and resident in France can generally benefit from a reduction in the rate of Dutch dividend withholding tax from 25% to 15% or, in the case of certain qualifying shareholders owning at least 25% of the Issuer’s share capital, a reduction in the rate of Dutch dividend withholding tax to 5%, unless the shares held by the French resident are attributable to a business operating fully or partially through a permanent establishment or representative in the Netherlands.
According to an anti-dividend stripping provision, no exemption from or reduction or refund of Dutch dividend withholding tax will be granted if the recipient of a dividend is not considered to be the beneficial owner of such dividend under Dutch tax law.
See Part II — Section 20.4.2.2 “French Law” of this prospectus for a discussion of tax treatment under French law.
5.	PLAN OF DISTRIBUTION OF THE NEW SHARES AND THE EXCHANGE RATIO FOR THE NEW SHARES

5.1.	Plan of distribution and allotment
A total of 21,985,104 New Shares representing approximately 35.14% of the share capital and 35.29% of the voting rights of Gemalto have been issued and allocated as follows as consideration for the contribution of TPG and the Quandt Family of all their 274,813,800 Gemplus shares representing approximately 43.44% of the share capital and 43.49% of the voting rights of Gemplus pursuant to the exchange ratio set forth in the Combination Agreement of 2 Gemalto New Shares for every 25 Gemplus shares contributed:

	Number of Gemplus shares
Entity	contributed	Number of New Shares Received
TPG	159,305,600	12,744,448
The Quandt Family	115,508,200	9,240,656
5.2.	exchange ratio for the New Shares
The New Shares have been issued as consideration for the Contribution in Kind according to the exchange ratio agreed upon in the Combination Agreement of 2 Gemalto New Shares for 25 contributed Gemplus shares, i.e. an aggregate of 21,985,104 New Shares.
See Part I — “The Combination” of this prospectus for a more detailed description of the Contribution in Kind and the Combination Agreement.
6.	ADMISSION TO TRADING AND DEALING ARRANGEMENTS

6.1.	Statement regarding the application for admission to trading on a regulated market
Application has been made for the Admission to Trading of the New Shares on Eurolist by Euronext Paris.
6.2.	Regulated markets on which securities of the same class as the New Shares are already admitted to trading
The Issuer’s Existing Shares are admitted to trading on Eurolist by Euronext Paris. Since September 1st, 2005, the Issuer has been part of the SBF 120 index.
See Part III — Section 4.1 “Description of the Type and Class of the New Shares Being Admitted to Trading — ISIN” of this prospectus.
6.3.	Information concerning any simultaneous operations
In connection with the Contribution in Kind, which was completed on June 2, 2006, Gemalto filed with the French AMF on June 1, 2006 the Offer (for approximately 56.44% of the share capital and 56.51% of the voting rights of Gemplus). See Part I — “The Combination” of this prospectus for a more detailed description of this operation.
6.4.	Entities which have a firm commitment to act as intermediaries in secondary trading
Within the framework of the Issuer’s share buy-back program, as described in Part III — Section 4.5 “Description of the rights attached to the New Shares, including any limitations of those rights, and procedure for the exercise of those rights: Acquisition by the Issuer of Shares in its Own Capital” of this prospectus, the Issuer entered into a liquidity contract, on May 10, 2005, with SG Securities (Paris) SAS. Such agreement complies with the charter of ethics of the Association française des entreprises d’investissement approved by the French AMF.
6.5.	Stabilization
Not applicable
7.	SELLING SECURITIES HOLDERS
Not applicable

8.	EXPENSE OF THE ISSUE

8.1.	estimate of the total expenses of the issue
The issue of the New Shares is the first step of a two-step transaction leading to the Combination of Gemalto and Gemplus (see Part I — “The Combination” of this prospectus). As a result, the total expenses incurred by Gemalto in the context of the issue of the New Shares shall be considered together with the expenses incurred by Gemalto in the context of the Combination. As of December 31, 2005, Gemalto has deferred $2.1 million of costs incurred in the second half of 2005 for the preparation, execution and announcement of the Combination Agreement. These costs consist mainly of lawyers and public relations firms fees.
9.	DILUTION
Breakdown of share capital resulting from the issue of the New Shares

	Number of shares	% of share capital	% voting rights
Directors	120,000	0.19	0.19
Employees	285,022	0.46	0.46
TPG	12,744,448	20.37	20.46
Quandt Family	9,240,656	14.77	14.83
Fidelity Funds — SICAV	1,882,839	3.01	3.02
Public	38,027,518	60.78	61.04
Treasury shares(1)	263,056	0.42	0
Total	62,563,539	100	100

Total ex treasury shares	62,300,483	—	—

(1)	On May 31, 2006, Gemalto held 263,056 of its own shares acquired pursuant to the liquidity program and the share buy-back program for vested stock options (see Part II — Section 21.1.3 “Number, book value and face value of shares in the Issuer held by or on behalf of the Issuer itself or by subsidiaries of the Issuer” of this prospectus).
Breakdown of share capital after completion of the Offer
Upon completion of the Offer, and on the basis of 100% of the Gemplus outstanding shares being tendered, the breakdown of Gemalto’s share capital will be the following:

	Non diluted(1)			Fully Diluted(1)(2)
					% of
	Number of	% of share	% voting	Number of	share	% voting
	shares	capital	rights	shares	capital	rights
Directors	120,000	0.13	0.13	841,600 (3)	0.88	0.89
Gemalto Employees	285,022	0.31	0.31	555,922	0.58	0.59
TPG	12,744,448	13.99	14.03	12,744,448	13.39	13.42
Quandt Family	9,240,656	10.14	10.17	9,240,656	9.71	9.73
Fidelity Funds — SICAV	1,882,839	2.07	2.07	1,882,839	1.98	1.98
Public	66,591,827	73.07	73.29	66,591,827	69.95	70.15
Treasury shares(4)	263,056	0.29	0.00	263,056	0.28	0.00
Gemplus Employees	0	0.00	0.00	3,077,293	3.23	3.24

Total	91,127,848	100	100	95,197,641	100	100

Total ex treasury shares	90,864,792			94,934,585

(1)	On the basis of the number of Gemplus outstanding shares as at May 31, 2006, i.e., 631,867,665 Gemplus shares (excluding the 760,506 Gemplus Treasury shares held, as at June 6, 2006, that will not be tendered to the Offer).

(2)	Options taken into account in the calculations represented in the table above include all estimated exercisable options as of June 1, 2006, both in and out of the reserve.

(3)	Alex Mandl holds 9,000,000 Gemplus options currently exercisable and 3,000,000 options exercisable as of August 29,2006. As such, upon completion of the Offer and in the event that Alex Mandl exercises all of his Gemplus options then available (i.e. 9,000,000) and tenders to the Offer the 9,000,000 Gemplus shares he would hold pursuant to the exercise of such options, Alex Mandl would as a result hold 720,000 Gemalto shares, based on the exchange ratio described in Part III — Section 5.2 “Exchange Ratio for the New Shares” of this prospectus. Beginning on August 29, 2006, Alex Mandl would be able to benefit from a mechanism proposed by Gemalto available to holders of Gemplus and Gemplus SA (a French subsidiary of Gemplus) options upon completion of the Offer, described in the Offer document (note d’information), that would give him access to 240,000 additional Gemalto shares. Additionally, David Bonderman and Johannes Fritz each hold 10,000 Gemplus options exercisable as of August 29, 2006.

(4)	As of May 31, 2006 (see note 3 supra).
Further details on the breakdown of the share capital after the Offer will be provided in the draft offer document (note d’information) which will be published in connection thereto.
10.	ADDITIONAL INFORMATION

10.1.	Statement regarding the Issuer’s Financial Advisor

Deutsche Bank has acted as the Issuer’s financial advisor in connection with the Combination.

10.2.	Auditors’ Report
Other than as set forth in Part II — Sections 20.1.6 “Independent auditors’ report on the consolidated financial statements”, 20.2.1.2 “Independent auditors’ report on the statutory financial statements”, 20.2.1.4 “Independent auditors’ report on the cash flow statement for the period ended December 31, 2003”, 20.2.2.10 “Independent auditors’ report on the statutory financial statements”, 20.2.3.11 “Independent auditors’ report on the statutory financial statements” and 20.7.6 “Independent auditors’ report on the unaudited pro forma condensed combined financial information” of this prospectus, the auditors, as identified in Part II — Section 2 “Auditors” of this prospectus, have not audited or reviewed or otherwise produced a report with respect to the information set forth in any part of this prospectus.
10.3.	Confirmation of Information Reproduced in the Securities Note
Not applicable

10.4.	Third Party Sources
Not applicable.
Nonetheless, see Part II — Section 23 “Third Party Information and Statement by Experts and Declarations of Any Interest” of this prospectus.